UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

NEWPAGE HOLDINGS INC.

(Name of Registrant as Specified in its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No:

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JOINT PROXY AND INFORMATION STATEMENT/PROSPECTUS

PROPOSED MERGER—YOUR VOTE IS IMPORTANT

Dear Stockholders of Verso Paper Corp.:

On December 28, 2013, the board of directors of Verso Paper Corp., or “Verso,” approved an Agreement and Plan of Merger, which was subsequently entered into on January 3, 2014, referred to as the “Merger Agreement,” providing for Verso to acquire NewPage Holdings Inc., or “NewPage,” which transaction is referred to as the “Merger.” The Merger Agreement was separately approved by the NewPage board of directors at a meeting on January 1, 2014 and subsequently by unanimous written consent on January 3, 2014.

Pursuant to the Merger Agreement, (a) approximately $243 million in cash was paid to holders of NewPage common stock as a dividend prior to the date of this joint proxy and information statement/prospectus, which is referred to as the “Recapitalization Dividend,” with the remaining approximately $7 million of the $250 million total cash consideration contemplated by the Merger Agreement paid into an escrow account for the benefit of holders of NewPage restricted stock units upon vesting and holders of NewPage stock options upon consummation of the Merger, and (b) each share of common stock of NewPage outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso or NewPage, and other than shares of common stock as to which dissenters’ rights have been properly exercised pursuant to the General Corporation Law of the State of Delaware) will be converted into the right to receive its pro rata portion of:

•	the remainder, if any, of the approximately $7 million in cash paid into the escrow account, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger;

•	$650 million in principal amount of New First Lien Notes (subject to downward adjustment in certain circumstances in an amount not to exceed $27 million in value); and

•	shares of Verso common stock representing 20% (subject to upward adjustment in certain circumstances to no greater than 25%) of the sum of (x) the number of outstanding Verso shares as of immediately prior to closing of the Merger plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement.

The New First Lien Notes, Verso common stock, cash received from option exercises prior to closing and the remainder of cash in the escrow account at closing are referred to as the “Merger Consideration,” and the Merger Consideration together with the Recapitalization Dividend and any portion of cash from the escrow account paid in respect of restricted stock units upon vesting prior to closing are referred to as the “Transaction Consideration.” The cash portions of the Transaction Consideration (other than cash received from option exercises prior to closing) were funded from the proceeds of a new $750 million bank borrowing that was also used to refinance NewPage’s former $500 million term loan facility. See “The Merger Agreement—Transaction Consideration” for more details.

As of the date of this joint proxy and information statement/prospectus, the number of shares of Verso common stock to be issued to NewPage stockholders would be approximately 14.0 million in the aggregate, assuming a 100% participation of aggregate principal amount of Old Second Lien Notes in the Second Lien Notes Exchange Offer and a 100% participation of aggregate principal amount of Old Subordinated Notes in the Subordinated Notes Exchange Offer, and that the number of shares of Verso common stock issued as part of the Merger Consideration is not further adjusted upwards. See “Description of Other Indebtedness—Exchange Offer Transactions” for more details. The Verso common stock is listed for trading on the New York Stock Exchange under the symbol “VRS.” The implied value of the stock portion of the Merger Consideration will fluctuate as the market price of Verso common stock fluctuates. The number of shares of Verso common stock issuable to each NewPage stockholder will be rounded up or down to the nearest whole number of shares, and no fractional shares or cash in lieu of fractional shares will be paid by Verso.

The value of the portion of the Merger Consideration represented by the New First Lien Notes may be adversely affected by several factors identified in this joint proxy and information statement/prospectus, and we cannot assure you that an active market for the notes will develop or continue. Additionally, the amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing of the Merger. No denomination of New First Lien Notes less than $2,000 will be issued in the Merger, but in lieu thereof each holder of NewPage common stock otherwise entitled to a lower amount of New First Lien Notes will have the aggregate amount of such New First Lien Notes to be issued to such holder equitably adjusted (by rounding up or down to the nearest whole denomination or increment, as appropriate) such that the holders of NewPage common stock only receive New First Lien Notes in denominations of $2,000 with fully integral multiples of $1,000 in excess of $2,000, with no adjustment to the aggregate amount of New First Lien Notes issuable in the Merger.

Verso is soliciting proxies for use at a special meeting of its stockholders where they will be asked to consider and vote on proposals to (1) approve the issuance of shares of Verso common stock to the NewPage stockholders as part of the Merger Consideration pursuant to the Merger Agreement; (2) approve the issuance of Verso Warrants to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration, as each such term is defined in this joint proxy and information statement/prospectus; (3) approve the issuance of Verso Warrants to the holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration, as each such term is defined in this joint proxy and information statement/prospectus; (4) approve Verso’s Amended and Restated 2008 Incentive Award Plan; (5) approve and adopt the amendment of Verso’s Amended and Restated Certificate of Incorporation to change its corporate name to Verso Corporation effective upon the consummation of the Merger; and (6) approve any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting.

Certain of NewPage’s stockholders who owned approximately 61% of the voting power of NewPage common stock on January 3, 2014 have entered into support agreements with NewPage and Verso pursuant to which such stockholders have agreed to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement. NewPage expects to receive the requisite written consents from those stockholders promptly after receiving the request of NewPage and/or Verso following the effectiveness of the registration statement of which this joint proxy and information statement/prospectus is a part.

After careful consideration, on December 28, 2013, the Verso board of directors unanimously approved the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Verso and its stockholders. The Verso board of directors unanimously recommends that you vote “FOR” each of Proposals 1-6 as described above and elsewhere in this joint proxy and information statement/prospectus.

Your vote is important, regardless of the number of shares that you own. The Merger cannot be completed without the approval of the Verso stockholders. Verso is holding a special meeting of its stockholders to vote on, among other things, a proposal necessary to complete the Merger. More information about Verso, NewPage, the Merger Agreement, the Merger and the special meeting of Verso stockholders is contained in this joint proxy and information statement/prospectus. We encourage you to read this document carefully before voting, including the section entitled “Risk Factors” beginning on page 47. Regardless of whether you plan to attend the Verso special meeting, please take the time to vote your securities in accordance with the instructions contained in this document.

For a discussion of risk factors you should consider in evaluating the Merger Agreement and the proposals you are being asked to adopt, see “Risk Factors” beginning on page 47 of this joint proxy and information statement/prospectus.

Sincerely,

David J. Paterson
President and Chief Executive Officer Verso Paper Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger described in this joint proxy and information statement/prospectus nor have they approved or disapproved of the issuance of the Verso common stock in connection with the Merger, or determined if this joint proxy and information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy and information statement/prospectus is dated July 11, 2014 and is first being mailed on or about July 11, 2014.

INFORMATION STATEMENT

NOTICE OF EXPECTED ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

PROPOSED MERGER—WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

Dear Stockholders of NewPage Holdings Inc.:

The board of directors of NewPage Holdings Inc., or “NewPage,” at a meeting on January 1, 2014 (with one director absent) and subsequently by unanimous written consent on January 3, 2014, approved the Agreement and Plan of Merger, which was subsequently entered into on January 3, 2014, referred to as the “Merger Agreement,” providing for NewPage to be acquired by Verso Paper Corp., or “Verso,” which transaction is referred to as the “Merger.” The Merger Agreement was separately approved by Verso’s board of directors on December 28, 2013.

Pursuant to the Merger Agreement, (a) approximately $243 million in cash was paid to holders of NewPage common stock as a dividend prior to the date of this joint proxy and information statement/prospectus, which is referred to as the “Recapitalization Dividend,” with the remaining approximately $7 million of the $250 million total cash consideration contemplated by the Merger Agreement paid into an escrow account for the benefit of holders of NewPage restricted stock units upon vesting and holders of NewPage stock options upon consummation of the Merger, and (b) each share of common stock of NewPage outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso or NewPage, and other than shares of common stock as to which dissenters’ rights have been properly exercised pursuant to the General Corporation Law of the State of Delaware) will be converted into the right to receive its pro rata portion of:

•	the remainder, if any, of the approximately $7 million in cash paid into the escrow account, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger;

•	$650 million in principal amount of New First Lien Notes (subject to downward adjustment in certain circumstances in an amount not to exceed $27 million in value); and

•	shares of Verso common stock representing 20% (subject to upward adjustment in certain circumstances to no greater than 25%) of the sum of (x) the number of outstanding Verso shares as of immediately prior to closing of the Merger plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement.

The New First Lien Notes, Verso common stock, cash received from option exercises prior to closing and the remainder of cash in the escrow account at closing are referred to as the “Merger Consideration,” and the Merger Consideration together with the Recapitalization Dividend and any portion of cash from the escrow account paid in respect of restricted stock units upon vesting prior to closing are referred to as the “Transaction Consideration.” The cash portions of the Transaction Consideration (other than cash received from option exercises prior to closing) were funded from the proceeds of a new $750 million bank borrowing that was also used to refinance NewPage’s former $500 million term loan facility. See “The Merger Agreement—Transaction Consideration” for more details.

As of the date of this joint proxy and information statement/prospectus, the number of shares of Verso common stock to be issued to NewPage stockholders would be approximately 14.0 million in the aggregate, assuming a 100% participation of aggregate principal amount of Old Second Lien Notes in the Second Lien Notes Exchange Offer and a 100% participation of aggregate principal amount of Old Subordinated Notes in the Subordinated Notes Exchange Offer, and that the number of shares of Verso common stock issued as part of the Merger Consideration is not further adjusted upwards. See “Description of Other Indebtedness—Exchange Offer Transactions” for more details. The Verso common stock is listed for trading on the New York Stock Exchange under the symbol “VRS.” The implied value of the stock portion of the Merger Consideration will fluctuate as the market price of Verso common stock fluctuates. The number of shares of Verso common stock issuable to each NewPage shareholder will be rounded up or down to the nearest whole number of shares, and no fractional shares or cash in lieu of fractional shares will be issued or paid by Verso.

The value of the portion of the Merger Consideration represented by the New First Lien Notes may be adversely affected by several factors identified in the Information Statement, and we cannot assure you that an active market for the notes will develop or continue. Additionally, the amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing of the Merger. No denomination of New First Lien Notes (as defined in the information statement enclosed with this letter, the “Information Statement”) less than $2,000 will be issued in the Merger, but in lieu thereof each holder of NewPage common stock otherwise entitled to a lower amount of New First Lien Notes will have the aggregate amount of such New First Lien Notes to be issued to such holder equitably adjusted (by rounding up or down to the nearest whole denomination or increment, as appropriate) such that the holders of NewPage common stock only receive New First Lien Notes in denominations of $2,000 with fully integral multiples of $1,000 in excess of $2,000, with no adjustment to the aggregate amount of New First Lien Notes issuable in the Merger.

As of the date of this joint proxy and information statement/prospectus, NewPage has 7,092,477 shares of common stock issued and outstanding. Each of such shares is entitled to one vote on the Merger. The adoption and approval of the Merger Agreement requires the affirmative vote or written consent of the holders of a majority of NewPage’s issued and outstanding common stock. On January 3, 2014, certain of NewPage’s stockholders which collectively owned 4,299,808 shares, which represented approximately 61% of the voting power of NewPage common stock, entered into support agreements with NewPage and Verso pursuant to which such stockholders have agreed to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement. NewPage expects to receive the requisite written consents from those stockholders promptly after receiving the request of NewPage and/or Verso following the effectiveness of the registration statement of which the Information Statement is a part. If NewPage receives written consents from such stockholders, no further action by any other NewPage stockholders would be required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. For this reason, the Information Statement is being provided to you for informational purposes only. NewPage has not solicited and is not soliciting your adoption and approval of the Merger Agreement.

Under Delaware law, if you comply with certain requirements of Delaware law described in the accompanying Information Statement, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of NewPage common stock as determined in accordance with Delaware law (exclusive of any element of value arising from the accomplishment or expectation of the Merger) instead of the Merger Consideration. Your appraisal rights under Delaware law are more fully described in the accompanying Information Statement under “The Merger—NewPage Stockholder Appraisal Rights” beginning on page 253.

The Information Statement includes important information about NewPage, Verso and the Merger, including the existence of several conditions to NewPage’s obligations and those of Verso’s to complete the Merger, all of which must be either satisfied or waived prior to the completion of the Merger, and should be read carefully and in its entirety. Neither the Information Statement, nor any other information you receive from NewPage in respect of the Merger, is intended to be legal, tax or investment advice. Accordingly, you should consult your own legal counsel, accountants and investment advisors as to legal, tax and other matters concerning the Merger.

This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent contemplated by Section 228 of the Delaware General Corporation Law.

Sincerely,

Mark A. Angelson
Chairman of the Board NewPage Holdings Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

The accompanying Information Statement is dated July 11, 2014 and is first being mailed to NewPage’s stockholders on or about July 11, 2014.

VERSO PAPER CORP.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 30, 2014

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Verso Paper Corp., or “Verso,” will be held at 10:00 a.m., Central Time, on July 30, 2014, at Verso’s office located at 6775 Lenox Center Court, Memphis, Tennessee. Holders of record of Verso common stock at the close of business on July 2, 2014 (such date and time, the “record date”) will be asked to consider and vote on the following proposals:

Proposal 1.	approve the issuance of shares of Verso common stock to the stockholders of NewPage Holdings Inc., or “NewPage,” as part of the Merger Consideration pursuant to the Agreement and Plan of Merger dated as of January 3, 2014, among NewPage, Verso and Verso Merger Sub Inc., or “Merger Sub,” pursuant to which Merger Sub will merge with and into NewPage and NewPage will continue as the surviving corporation and an indirect, wholly owned subsidiary of Verso, which transaction is referred to as the “Merger”;

Proposal 2.	approve the issuance of Verso Warrants to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration, as each such term is defined in this joint proxy and information statement/prospectus;

Proposal 3.	approve the issuance of Verso Warrants to the holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration, as each such term is defined in this joint proxy and information statement/prospectus;

Proposal 4.	approve Verso’s Amended and Restated 2008 Incentive Award Plan;

Proposal 5.	approve and adopt the amendment of Verso’s Amended and Restated Certificate of Incorporation to change its corporate name to Verso Corporation effective upon the consummation of the Merger; and

Proposal 6.	approve any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting.

Please refer to the attached joint proxy and information statement/prospectus and the attached materials for further information with respect to the business to be transacted at the Verso special meeting. Verso expects to transact no other business at the meeting. Holders of record of Verso common stock as of the record date will be entitled to receive notice of and to vote at the Verso special meeting.

The Verso board of directors unanimously recommends that you vote “FOR” each of Proposals 1-6 as described in the accompanying joint proxy and information statement/prospectus.

Your vote is important, regardless of the number of shares that you own. Whether or not you plan on attending the Verso special meeting, we urge you to read the joint proxy and information statement/prospectus carefully and to please vote your shares as promptly as possible. You may vote your shares by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Verso special meeting.

All Verso stockholders as of the record date are cordially invited to attend the Verso special meeting.

By Order of the Board of Directors,

Peter H. Kesser
Secretary

July 11, 2014

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy and information statement/prospectus incorporates by reference important business and financial information about Verso from documents that Verso has filed or will file with the Securities and Exchange Commission, or the “SEC,” but that are not being included in or delivered with this joint proxy and information statement/prospectus. This information is available to you without charge upon your written or oral request. You may read and copy documents and other information about Verso that is filed with the SEC under the Securities and Exchange Act of 1934, or the “Exchange Act,” at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can also obtain such documents free of charge through the SEC’s website, www.sec.gov, or by requesting them in writing or by telephone at the following address and telephone number:

By Mail:	Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, Tennessee 38115-4436
Attention: Investor Relations

By Telephone:	(901) 369-4100

In order to obtain timely delivery, you must request such documents and other information no later than five business days before July 30, 2014.

For additional information, please see “Where You Can Find More Information” beginning on page 415. Please note that information contained on the website of Verso is not incorporated by reference in, nor considered to be part of, this joint proxy and information statement/prospectus.

ABOUT THIS JOINT PROXY AND INFORMATION STATEMENT/PROSPECTUS

Verso has supplied all information contained in this joint proxy and information statement/prospectus relating to Verso and the combined company, including combined company synergies or synergy assumptions or restructuring costs. NewPage has supplied all information contained in this joint proxy and information statement/prospectus relating to NewPage. Verso and NewPage have both contributed to information relating to the Merger.

You should rely only on the information contained in this joint proxy and information statement/prospectus provided by Verso and on the information contained in this joint proxy and information statement/prospectus provided by NewPage. No one has been authorized to provide you with information that is different from that contained in this joint proxy and information statement/prospectus provided by Verso and information contained in this joint proxy and information statement/prospectus provided by NewPage. This joint proxy and information statement/prospectus is dated July 11, 2014, and is based on information as of such date or such other date as may be noted. You should not assume that the information contained in this joint proxy and information statement/prospectus provided by Verso or contained in this joint proxy and information statement/prospectus provided by NewPage is accurate as of any other date. Neither the mailing of this joint proxy and information statement/prospectus to the stockholders of NewPage nor the taking of any actions contemplated hereby by Verso or NewPage at any time will create any implication to the contrary.

This joint proxy and information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

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Page
PROPOSALS SUBMITTED TO VERSO STOCKHOLDERS	202
Proposal 1 – Approval of Issuance of Shares of Verso Common Stock as Part of Merger Consideration Pursuant to Merger Agreement	202
Proposal 2 – Approval of Issuance of Verso Warrants and Shares of Verso Common Stock Issuable upon Mandatory Conversion of such Verso Warrants pursuant to Second Lien Notes Exchange Offer	202
Proposal 3 – Approval of Issuance of Verso Warrants and Shares of Verso Common Stock Issuable upon Mandatory Conversion of such Verso Warrants pursuant to Subordinated Notes Exchange Offer	202
Proposal 4 – Approval of Verso’s Amended and Restated 2008 Incentive Award Plan	202
Proposal 5 – Approval and Adoption of Amendment of Verso’s Amended and Restated Certificate of Incorporation to Change Corporate Name to Verso Corporation Effective Upon Consummation of Merger	212
Proposal 6 – Approval of Adjournment of Verso Special Meeting	212

THE MERGER	213
Effects of the Merger	213
Financing for the Merger	214
Exchange Offer Transactions	215
Background of the Merger	217
Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger	222
Fairness Opinion of Financial Advisor to NewPage	226
Financial Forecasts	231
Recommendation of the Verso Board of Directors and Verso’s Reasons for the Merger	232
Opinion of Evercore Group L.L.C.	234
Solvency Opinion	242
Interests of NewPage Directors and Executive Officers in the Merger	245
Payments to Verso Executive Officers Contingent Upon the Merger	249
Golden Parachute Compensation	249
Board of Directors and Officers of Verso after the Merger	251
Regulatory Approvals	251
New York Stock Exchange Listing of Verso Common Stock Issued in the Merger	252
Exchange of Shares of NewPage Common Stock	252
Fractional Shares	252
Minimum Denomination of New First Lien Notes	253
NewPage Stockholder Appraisal Rights	253
Accounting Treatment of the Merger	257
Certain Material U.S. Federal Income Tax Consequences	257

THE MERGER AGREEMENT	266
Effective Time; Closing Date	266
Effect of the Merger	266
Transaction Consideration	266
Treatment of Stock Options and Other Stock-Based Awards	268
Exchange and Payment Procedures	269
Representations and Warranties	270
Conduct of Business between Signing and Closing	272
Access to Verso and NewPage Businesses between Signing and Closing	275
Exclusivity; Alternative Transactions	275
Regulatory Approvals	276

(continued)

ANNEXES

v

DEFINED TERMS

This joint proxy and information statement/prospectus generally avoids the use of technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, this joint proxy and information statement/prospectus uses the following defined terms:

•	“Apollo” means Apollo Global Management, LLC;

•	“Chapter 11 Proceedings” means the voluntary cases under Chapter 11 of the United States Bankruptcy Code, as amended, commenced by NewPage and certain of its U.S. subsidiaries on September 7, 2011;

•	“Consent Solicitations” means the process of Verso trying to obtain consent to amend, eliminate or waive certain sections of the applicable indentures governing the Old Second Lien Notes and Old Subordinated Notes;

•	“Credit Agreement Amendments” means the amendments to the Existing ABL Facility and the Existing Cash Flow Facility that Verso entered into in connection with its entry into the Merger Agreement;

•	“Debt Commitment Letters” means the debt commitment letters pursuant to which the lenders named therein agreed, subject to the terms and conditions thereof, to provide the NewPage Term Loan Facility and NewPage ABL Facility;

•	“DGCL” means the General Corporation Law of the State of Delaware;

•	“Early Tender Time” means the period prior to 12:00 midnight, New York City time, at the end of July 16, 2014 (as it may be extended);

•	“Eligible Holders” means holders of Old Second Lien Notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and holders of Old Second Lien Notes who are not U.S. persons in reliance upon Regulation S under the Securities Act;

•	“End Date” means 5:00 p.m. (New York City time) on December 31, 2014;

•	“Exchange Offer Transactions” means (i) the consummation of the Second Lien Notes Exchange Offer, assuming that all outstanding Old Second Lien Notes are tendered into the Second Lien Notes Exchange Offer by the Early Tender Time (as defined herein) and accepted by us, and (ii) the consummation of the Subordinated Notes Exchange Offer, assuming that all outstanding Old Subordinated Notes are tendered into the Subordinated Notes Exchange Offer by the Early Tender Time (as defined herein) and accepted by us;

•	“Exchange Offers” means the Second Lien Notes Exchange Offer and Subordinated Notes Exchange Offer;

•	“Existing ABL Facility” means Verso’s existing $150 million asset-based revolving facility;

•	“Existing Cash Flow Facility” means Verso’s existing $50 million cash flow facility;

•	“Existing First Lien Notes” means the Verso Issuers’ 11.75% Senior Secured Notes due 2019;

•	“FERC” means the Federal Energy Regulatory Commission;

•	“GAAP” means generally accepted accounting principles in the United States;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Merger” means the transaction pursuant to which Verso’s indirect, wholly owned subsidiary, Verso Merger Sub Inc., will merge with and into NewPage, and NewPage will become an indirect, wholly owned subsidiary of Verso, and the conversion of shares of NewPage common stock into rights to receive cash, shares of Verso common stock and the New First Lien Notes;

•	“Merger Sub” means Verso Merger Sub Inc.;

•	“Merger Agreement” means the Agreement and Plan of Merger dated as of January 3, 2014, among Verso, Merger Sub and NewPage, providing for the Merger of Merger Sub and NewPage, with NewPage surviving as an indirect subsidiary of Verso;

•	“Merger Consideration” means (i) the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger, (ii) $650 million in principal amount of New First Lien Notes (subject to downward adjustment in certain circumstances in an amount not to exceed $27 million in value), (iii) shares of Verso common stock representing 20% (subject to upward adjustment to no greater than 25% in certain circumstances) of the sum of (x) the number of outstanding shares of Verso common stock as of immediately prior to closing plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement and (iv) the remainder of the approximately $7 million paid into an escrow account for the benefit of holders of NewPage restricted stock units upon vesting and NewPage stock options upon consummation of the Merger (see “The Merger Agreement—Transaction Consideration” for more details);

•	“New First Lien Notes” means the Verso Issuers’ 11.75% Senior Secured Notes due 2019 to be offered in connection with the Merger with terms as described in “Description of New First Lien Notes”;

•	“New Second Lien Notes” means the new Second Priority Adjustable Senior Secured Notes to be issued by the Verso Issuers in the Second Lien Notes Exchange Offer;

•	“New Subordinated Notes” means the new Adjustable Senior Subordinated Notes to be issued by the Verso Issuers in the Subordinated Notes Exchange Offer;

•	“NewPage” means NewPage Holdings Inc., a Delaware corporation;

•	“NewPage ABL Facility” means NewPage Corporation’s new asset-based loan facility of up to $350 million entered into by NewPage Corporation on February 11, 2014. The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities do not guarantee the obligations under the NewPage ABL Facility, and the borrower and guarantors under the NewPage ABL Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage ABL Facility to the extent of the value of the assets of the NewPage Subsidiaries;

•	“NewPage board of directors” means the board of directors of NewPage;

•	“NewPage By-laws” means the by-laws of NewPage;

•	“NewPage Charter” means the certificate of incorporation of NewPage;

•	“NewPage common stock” means the common stock, par value $0.001 per share, of NewPage;

•	“NewPage Stockholders Agreement” means the Stockholders Agreement, dated as of December 21, 2012, as amended, among NewPage and each of the stockholders party thereto;

•	“NewPage Subsidiaries” means subsidiaries of NewPage Holdings Inc.;

•

“NewPage Term Loan Facility” means NewPage Corporation’s new term loan facility of $750 million entered into by NewPage Corporation on February 11, 2014. The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities do not guarantee the obligations under the NewPage Term Loan Facility, and the borrower and guarantors under the NewPage Term Loan Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage Term Loan Facility to the extent of the value of the assets of the NewPage Subsidiaries;

•	“Old Floating Rate Notes” means the Verso Issuers’ Second Priority Senior Secured Floating Rate Notes due 2014;

•	“Old Second Lien Notes” means the Verso Issuers’ 8.75% Second Priority Senior Secured Notes due 2019;

•	“Old Subordinated Notes” means the Verso Issuers’ 11 3⁄8% Senior Subordinated Notes due 2016;

•	“Predecessor Period” means the period prior to December 31, 2012;

•	“Pro Forma Statements” means the unaudited pro forma condensed combined financial statements of Verso, Verso Holdings, and NewPage;

•	“PSCW” means the Public Service Commission of Wisconsin;

•	“Recapitalization Dividend” means the approximately $243 million which was paid to NewPage’s stockholders as a dividend prior to the date of this joint proxy and information statement/prospectus;

•	“record date” means July 2, 2014;

•	“Second Lien Notes Exchange Offer” means the exchange offer commenced on July 2, 2014 by the Verso Issuers for any and all of their outstanding Old Second Lien Notes in exchange for new Second Priority Adjustable Senior Secured Notes and Verso Warrants to be issued and the simultaneous solicitation of consents with respect certain amendments to the indenture governing the Old Second Lien Notes;

•	“Subordinated Notes Exchange Offer” means the exchange offer commenced on July 2, 2014 by the Verso Issuers for any and all of their outstanding Old Subordinated Notes in exchange for new Adjustable Senior Subordinated Notes and Verso Warrants to be issued and the simultaneous solicitation of consents with respect to certain amendments to the indenture governing the Old Subordinated Notes;

•	“Support Agreements” means agreements between Verso and certain NewPage stockholders that collectively owned approximately 61% of NewPage’s outstanding shares of common stock on January 3, 2014, entered into as of the date of the Merger Agreement, by which such stockholders have agreed to provide their written consents for the adoption of the Merger Agreement;

•	“Successor Period” means the period on or after December 31, 2012;

•	“Surviving Corporation” means NewPage after the Merger is consummated, as the surviving corporation of the Merger;

•	“Transaction Consideration” means the Merger Consideration together with the Recapitalization Dividend and any portion of cash from the escrow account paid in respect of restricted stock units upon vesting prior to closing;

•	“Verso” means Verso Paper Corp., a Delaware corporation;

•	“Verso board of directors” means the board of directors of Verso;

•	“Verso Bylaws” means the amended and restated bylaws, as amended, of Verso dated as of October 28, 2013;

•	“Verso Charter” means the amended and restated certificate of incorporation of Verso, as filed on May 12, 2008;

•	“Verso common stock” means the common stock, par value $0.01 per share, of Verso;

•	“Verso Finance” means Verso Paper Finance Holdings LLC;

•	“Verso Holdings” means Verso Paper Holdings LLC;

•	“Verso Issuers” means Verso Paper Holdings LLC and Verso Paper Inc.;

•	“Verso Junior Noteholder Consent” means the written consent or affirmative vote of (i) at least a majority of the holders of the Old Second Lien Notes and (ii) at least a majority of the holders of the Old Subordinated Notes, in each case in favor of the amendments necessary for the adoption of the Merger Agreement, the transactions contemplated by the Merger Agreement and the Exchange Offer Transactions;

•	“Verso Junior Notes” means the Old Second Lien Notes, the Old Floating Rate Notes and the Old Subordinated Notes;

•	“Verso Stockholder” means Verso Paper Management LP, which owns a majority of the outstanding shares of Verso common stock;

•	“Verso Warrants” means warrants that will be issued by Verso to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer and the holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer, and that will be mandatorily convertible immediately prior to the closing of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration, into shares of Verso common stock representing, as of immediately after the consummation of the Merger, each participating holder’s pro rata portion (based on such holder’s pro rata portion of the Old Second Lien Notes and Old Subordinated Notes, respectively) of 15% (with respect to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer) and 4.774% (with respect to the holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer), of the total number of outstanding shares of Verso common stock, determined on a fully diluted basis;

•	“VPI” means Verso Paper Investments LP, the parent entity of the Verso Stockholder;

•	“Warrant Agreement” means the warrant agreement for the issuance of the Verso Warrants between Verso and the warrant agent named therein; and

•	“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

QUESTIONS AND ANSWERS FOR VERSO STOCKHOLDERS

The questions and answers below highlight only selected information from this joint proxy and information statement/prospectus. They do not contain all of the information that may be important to you. The Verso board of directors is soliciting proxies from its stockholders to vote at a special meeting of Verso stockholders, to be held at 10:00 a.m., Central Time, on July 30, 2014 at Verso’s office located at 6775 Lenox Center Court, Memphis, Tennessee, and any adjournment or postponement of that meeting. You should read carefully this entire joint proxy and information statement/prospectus to fully understand the matters to be acted upon and the voting procedures for the Verso special meeting.

Q:	Why have I received this joint proxy and information statement/prospectus?

A:	You are receiving this document because you were a stockholder of record of Verso on the record date for the Verso special meeting. The boards of directors of Verso and NewPage approved the Merger on December 28, 2013 and January 1, 2014, respectively, providing for NewPage to be acquired by Verso. A copy of the Merger Agreement is attached to this joint proxy and information statement/prospectus as Annex A, which we encourage you to review.

In order to complete the Merger, Verso stockholders must vote to approve the issuance of shares of Verso common stock to the NewPage stockholders as part of the Merger Consideration pursuant to the Merger Agreement. Verso stockholders must also vote to approve the issuance of Verso Warrants in connection with the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer. The number of shares of Verso common stock to be issued to the NewPage stockholders as part of the Merger Consideration will be based on the number of shares of Verso common stock outstanding after the conversion of the Verso Warrants to be issued to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer and holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer.

This document serves as both a proxy statement of Verso and a prospectus of Verso. It is a proxy statement because the Verso board of directors is soliciting proxies for use at a special meeting of its stockholders to vote on a proposal to approve the issuance of shares of Verso common stock as well as the other proposals set forth in the notice of the meeting and described in this joint proxy and information statement/prospectus, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. It is a prospectus because Verso will issue Verso common stock and New First Lien Notes to NewPage stockholders in the Merger. On or about July 11, 2014, Verso intends to begin to deliver to its stockholders of record as of the close of business on July 2, 2014, printed versions of these materials.

Your vote is important.

We are not soliciting a vote of NewPage stockholders. NewPage stockholders that collectively owned approximately 61% of NewPage’s outstanding shares of common stock on January 3, 2014 have agreed to execute a written consent approving the Merger. This joint proxy and information statement/prospectus is being provided to NewPage stockholders for informational purposes, including to alert NewPage stockholders of their appraisal rights under the DGCL in connection with the Merger, as described in the section entitled “Summary—Appraisal Rights in Connection with the Merger.”

Q:	What matters are to be voted on at the Verso special meeting?

A:	At the Verso special meeting, the holders of Verso common stock as of the close of business on July 2, 2014, or the “record date,” will be asked to consider and vote on the following proposals:

Proposal 1.	approve the issuance of shares of Verso common stock to the NewPage stockholders as part of the Merger Consideration pursuant to the Merger Agreement;

Proposal 2.	approve the issuance of Verso Warrants to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration;

Proposal 3.	approve the issuance of Verso Warrants to the holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration;

Proposal 4.	approve Verso’s Amended and Restated 2008 Incentive Award Plan;

Proposal 5.	approve and adopt the amendment of Verso’s Amended and Restated Certificate of Incorporation to change its corporate name to Verso Corporation effective upon the consummation of the Merger; and

Proposal 6.	approve any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting.

Q:	How does the Verso board of directors recommend that the Verso stockholders vote?

A:	The Verso board of directors recommends that the Verso stockholders vote “FOR” each of Proposals 1-6.

Q:	When is the Merger expected to be completed?

A:	The parties anticipate that the Merger will be completed during the second half of 2014.

Q:	Are there risks associated with the Merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Merger and the other transactions contemplated by the Merger Agreement that are discussed in this joint proxy and information statement/prospectus. Please read with particular care the detailed description of the risks described in the section of this joint proxy and information statement/prospectus entitled “Risk Factors” beginning on page 47.

Q:	Why does Verso need to amend the incentive award plan?

A:	Verso has granted incentive equity awards, and plans to grant additional incentive equity awards in the future, to its employees so as to encourage strong performance by the recipients of such awards by enabling them to participate in the future growth of the business. The number of shares of Verso common stock authorized for issuance under the incentive plan must be increased based on the incentive equity awards Verso has granted to its directors, officers and employees to date and the incentive equity awards Verso plans to grant to certain executives upon the closing of the Merger and to its directors, officers and employees as it customarily would over the next few years. The Amended and Restated 2008 Incentive Award Plan would increase the number of shares of Verso common stock that may be issued pursuant to incentive equity awards from 6,250,000 shares to 11,000,000 shares of Verso common stock.

Q:	When and where is the Verso special meeting?

A.	The Verso special meeting will be held at 10:00 a.m., Central Time, on July 30, 2014, at Verso’s office located at 6775 Lenox Center Court, Memphis, Tennessee.

Q:	What is a quorum?

A:

In order for business to be conducted at the Verso special meeting, a quorum must be present. The quorum requirement for holding the Verso special meeting and transacting business at the Verso special meeting is the presence, in person or by proxy, of a majority of the issued and outstanding shares of Verso common stock as of the record date entitled to vote at the Verso special meeting.

Q:	What is the effect of broker non-votes?

A:	Under the rules of the New York Stock Exchange, brokers, banks and other nominees are not permitted to exercise voting discretion on any of the proposals to be voted upon at the Verso special meeting. Therefore, if a beneficial holder of shares of Verso common stock does not give the broker, bank or other nominee specific voting instructions on Proposals 1, 2, 3, 4, 5 or 6, the holder’s shares of Verso common stock will not be entitled to vote, and will not be voted, on those proposals. Broker non-votes (if any) will have no effect on the voting results of Proposals 1, 2, 3, 4, 5 or 6.

Q:	Who can vote at the Verso special meeting?

A:	Holders of record at the close of business as of the record date of Verso common stock will be entitled to notice of and to vote at the Verso special meeting. Each of the shares of Verso common stock issued and outstanding on the record date is entitled to one vote at the Verso special meeting with regard to each of the proposals described above.

Q:	What stockholder approvals are needed?

A:	Proposals 1, 2, 3, 4, 5 and 6 require the affirmative vote of a majority of the votes cast in person or represented by proxy at the Verso special meeting.

As of July 2, 2014, the record date for determining stockholders of Verso entitled to vote at the Verso special meeting, there were 53,327,441 shares of Verso common stock outstanding and entitled to vote at the Verso special meeting that were held by 31 holders of record.

Q:	Are NewPage stockholders voting on the Merger?

A:	No. NewPage stockholders which collectively owned approximately 61% of NewPage’s outstanding shares of common stock on January 3, 2014 have agreed to execute a written consent approving the Merger. Therefore, we are not soliciting a vote of NewPage stockholders.

Q:	If I beneficially own restricted shares of Verso common stock as of the record date issued pursuant to any of Verso’s equity incentive plans, will I be able to vote on the matters to be voted upon at the Verso special meeting?

A:	Yes. Holders who beneficially own restricted shares of Verso common stock as of the record date issued pursuant to any of Verso’s equity incentive plans may vote on each proposal to be voted on at the Verso special meeting.

Q:	Will any other matters be presented for a vote at the Verso special meeting?

A:	Verso is not aware of any other matters that will be presented for a vote at the Verso special meeting. However, if any other matters properly come before the Verso special meeting, the proxies will have the discretion to vote upon such matters in their discretion.

Q:	Who can attend the Verso special meeting?

A:	You are entitled to attend the Verso special meeting only if you are a Verso stockholder of record or a beneficial owner as of the record date, or you hold a valid proxy for the Verso special meeting.

If you are a Verso stockholder of record and wish to attend the Verso special meeting, please so indicate on the appropriate proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of Verso stockholders of record prior to your being admitted to the Verso special meeting.

If a broker, bank or other nominee is the record owner of your shares of Verso common stock, you will need to have proof that you are the beneficial owner to be admitted to the Verso special meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares of Verso common stock, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Verso special meeting.

Regardless of whether you intend to attend the Verso special meeting, you are encouraged to vote your shares of Verso common stock as promptly as possible. Voting your shares will not impact your ability to attend the Verso special meeting.

Q:	How do I vote my shares?

A:	You may vote your shares of Verso common stock by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Verso special meeting.

Q:	How do I vote if my shares of Verso common stock are held in “street name” by a broker, bank or other nominee?

A:	If you hold your shares of Verso common stock in “street name,” you have the right to direct your broker, bank or other nominee how to vote the shares. You should complete a voting instruction card provided to you by your broker, bank or other nominee or provide your voting instructions electronically via the Internet or by telephone, if made available by your broker, bank or other nominee. If you wish to vote in person at the meeting, you must first obtain from your broker, bank or other nominee a proxy issued in your name.

Q:	If my shares of Verso common stock are held in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	If you hold your shares of Verso common stock in “street name” and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on the proposals described above because your broker, bank or other nominee does not have discretionary authority to vote on these proposals. You should follow the directions your broker, bank or other nominee provides.

Q:	Can I change my vote after I have delivered my proxy?

A:	You may revoke a proxy or change your voting instructions at any time prior to the vote at the Verso special meeting. You may enter a new vote electronically via the Internet or by telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the Verso special meeting and voting in person. Your attendance at the Verso special meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. You may deliver written notice of revocation of a proxy to Verso’s Secretary at any time before the Verso special meeting by sending such revocation to the Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436, in time for the Secretary to receive it before the Verso special meeting.

Q:	What if I receive more than one proxy card?

A:	If you receive more than one proxy card, your shares of Verso common stock are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each appropriate proxy card to ensure that all your shares are voted.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy and information statement/prospectus, please respond by completing, signing and dating the appropriate proxy card or voting instruction card and returning in the enclosed postage-paid envelope, or, if available, by submitting your voting instruction electronically via the Internet or by telephone, as soon as possible so that your shares of Verso common stock may be represented and voted at the Verso special meeting. In addition, you may also vote your shares in person at the Verso special meeting. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed, or will provide, instructions for directing your broker, bank or other nominee how to vote those shares.

Q:	Should I send in my stock certificates (or evidence of shares in book-entry form) with my proxy card?

A:	No. Please do NOT send your Verso stock certificates (or evidence of shares in book-entry form) with your proxy card.

Q:	Who can help answer my questions?

A:	If you have any questions about the Verso special meeting, the matters to be voted upon, including the Merger, or questions about how to submit your proxy, or if you need additional copies of this joint proxy and information statement/prospectus or the enclosed proxy card or voting instruction card, you should contact Peter H. Kesser at peter.kesser@versopaper.com (e-mail) or call (901) 369-4105.

QUESTIONS AND ANSWERS TO NEWPAGE STOCKHOLDERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a NewPage stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this joint proxy and information statement/prospectus, the annexes to this joint proxy and information statement/prospectus and the documents referred to in this joint proxy and information statement/prospectus, each of which you should read carefully. For additional information about NewPage and its subsidiaries, please see “Information About NewPage” beginning on page 391. You may also obtain additional information about NewPage and its subsidiaries without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 415.

Q:	What is the proposed transaction and what effects will it have on NewPage?

A:	The proposed transaction is the acquisition of NewPage by Verso pursuant to the Merger Agreement. The acquisition is structured as a reverse triangular merger. If the closing conditions under the Merger Agreement have been satisfied or waived and the Merger Agreement is not otherwise terminated, Merger Sub, an indirect, wholly owned subsidiary of Verso, will merge with and into NewPage, with NewPage as the surviving entity.

As a result of the Merger, NewPage will become an indirect, wholly-owned subsidiary of Verso, will no longer be a 1934 Act reporting company and will no longer file any reports with the SEC on account of NewPage’s common stock. In addition, the NewPage Stockholders Agreement will terminate in accordance with its terms.

Q:	What will I be entitled to receive pursuant to the Merger Agreement?

A:	Pursuant to the Merger Agreement, (a) approximately $243 million in cash was paid to holders of NewPage common stock as a dividend prior to the date of this joint proxy and information statement/prospectus, which is referred to as the “Recapitalization Dividend,” with the remaining approximately $7 million of the $250 million total cash consideration contemplated by the Merger Agreement paid into an escrow account for the benefit of holders of NewPage restricted stock units upon vesting and holders of NewPage stock options upon consummation of the Merger, and (b) each share of common stock of NewPage outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso or NewPage, and other than shares of common stock as to which dissenters’ rights have been properly exercised pursuant to the General Corporation Law of the State of Delaware) will be converted into the right to receive its pro rata portion of (i) the remainder, if any, of the approximately $7 million in cash paid into the escrow account, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger; (ii) $650 million in principal amount of New First Lien Notes (subject to downward adjustment in certain circumstances in an amount not to exceed $27 million in value); and (iii) shares of Verso common stock representing 20% (subject to upward adjustment in certain circumstances to no greater than 25%) of the sum of (x) the number of outstanding Verso shares as of immediately prior to closing of the Merger plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement. The number of shares of Verso common stock to be issued to the NewPage stockholders as part of the Merger Consideration will be based on the number of shares of Verso common stock outstanding after the conversion of the Verso Warrants to be issued to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer and holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer. Upon completion of the Merger, you will not own any shares of the capital stock in the Surviving Corporation but will own shares of Verso common stock to be issued to NewPage stockholders as part of the Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as soon as practicable. The parties anticipate that the Merger will be completed during the second half of 2014. However, because the Merger is subject to a number of conditions, some of which are beyond the control of NewPage and Verso, the precise timing for completion of the Merger cannot be predicted with certainty, and we cannot assure you that the Merger will be completed at all. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 280.

Q:	When can I expect to receive the Transaction Consideration for my shares?

A:	NewPage stockholders received approximately $243 million of the cash portion of the Transaction Consideration through the Recapitalization Dividend when the proceeds of the NewPage Term Loan Facility were funded. After the Merger is completed, you will be sent a stockholder consent and release, a cooperation agreement and detailed written instructions for exchanging your NewPage common stock for the Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent your pro rata portion of the note consideration, share consideration and remaining portion of the cash consideration for your shares.

Q:	Where will the Verso common stock and the notes that I receive in the Merger be publicly traded?

A:	Verso common stock is listed on the New York Stock Exchange under the trading symbol “VRS.” We intend to apply to the New York Stock Exchange to list the shares of Verso common stock offered hereby prior to the consummation of the Merger. The notes are not listed on a public stock exchange, and Verso does not intend to have the New First Lien Notes listed on a national securities exchange.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:	The receipt of Merger Consideration for NewPage common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder subject to U.S. federal income taxation who receives Merger Consideration in exchange for NewPage common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the Merger Consideration, paid to such stockholder and the adjusted basis of the NewPage common stock exchanged by such stockholder in the Merger. In addition, the Recapitalization Dividend will be treated as a taxable dividend to the extent of NewPage’s current and accumulated earnings and profits (as determined for U.S. tax purposes). See “Certain Material U.S. Federal Income Tax Consequences.” Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	Did the NewPage board of directors approve and recommend the Merger Agreement?

A:	Yes. At a meeting on January 1, 2014 and subsequently by unanimous written consent dated January 3, 2014, the NewPage board of directors approved the Merger Agreement.

Q:	Has NewPage stockholder approval and adoption of the Merger Agreement been obtained?

A:

Not yet as of the date of this joint proxy and information statement/prospectus. As of the date of this joint proxy and information statement/prospectus, NewPage has 7,092,477 shares of common stock issued and outstanding. Each of such shares is entitled to one vote on the Merger. The adoption of the Merger Agreement requires the affirmative vote or written consent of the holders of a majority of NewPage’s issued and outstanding common stock. In connection with the execution of the Merger Agreement, NewPage, Verso and certain NewPage stockholders which collectively owned 4,299,808 shares, representing approximately 61% of NewPage’s outstanding shares of common stock and voting power on January 3, 2014, entered into support agreements, dated as of the date of the Merger Agreement (each, a “Support Agreement”). The stockholders that are party to Support Agreements have agreed to provide their written consents for the adoption of the Merger Agreement immediately after receiving the request of NewPage and/or Verso following the effectiveness of this joint proxy and information statement/prospectus and to waive their appraisal rights.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, NewPage will continue as an independent entity, your NewPage common stock will not be cancelled and will remain outstanding, and you will not receive the Merger Consideration.

Q:	Why am I not being asked to vote on the Merger?

A:	This document is entitled “joint proxy and information statement/prospectus” because it is a joint document combining a proxy for Verso stockholders and an information statement for NewPage stockholders. We are not asking for a proxy from NewPage stockholders and you are not being requested to send us a proxy. Consummation of the Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of NewPage common stock voting or consenting as a single class. NewPage expects to obtain the requisite written consents necessary to approve and adopt the Merger Agreement from NewPage stockholders which collectively owned approximately 61% of NewPage’s outstanding shares of common stock and voting power on January 3, 2014 pursuant to the support agreements. Assuming NewPage receives such written consents, no further approval of the stockholders of NewPage will be required to adopt the Merger Agreement and approve the Merger and the transactions and agreements contemplated by the Merger Agreement.

Q:	Why am I receiving this joint proxy and information statement/prospectus?

A:	You may be receiving this joint proxy and information statement/prospectus because we expect you to own shares of NewPage common stock on the close of business day that we expect to receive the written consent of the holders of a majority of NewPage’s issued and outstanding common stock approving the Merger. As a result of entering into the Merger Agreement, applicable laws and regulations require us to provide you with an information statement.

Q:	What happens if I transfer my shares before the completion of the Merger?

A:	If you transfer your shares before the completion of the Merger, you will have transferred the right to receive the Merger Consideration to be received by NewPage stockholders pursuant to the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of NewPage common stock?

A.	Yes, provided that you comply with all applicable requirements and procedures of the DGCL. As a holder of NewPage common stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “The Merger—NewPage Stockholder Appraisal Rights” beginning on page 253.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or the Merger Agreement, or if you need additional copies of this joint proxy and information statement/prospectus, you should contact Barbara Telek at barbara.telek@newpagecorp.com (e-mail) or call (937) 242-9629.

SUMMARY

This summary highlights selected information described in more detail elsewhere in this joint proxy and information statement/prospectus and may not contain all of the information that is important to you. To understand the Merger and to obtain a more complete description of the terms of the Merger Agreement, you should carefully read this entire joint proxy and information statement/prospectus, including the annexes hereto, and the documents to which Verso and NewPage refer you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. Within the organization, Verso Paper Corp. is the ultimate parent entity and the sole member of Verso Paper Finance Holdings One LLC, which is the sole member of Verso Paper Finance Holdings LLC, which is the sole member of Verso Paper Holdings LLC. Unless otherwise indicated herein or the context requires otherwise, references in this Summary to “Verso,” refers collectively to Verso Paper Corp. and its subsidiaries; the term “Verso Finance” refers to Verso Paper Finance Holdings LLC; the term “Verso Holdings” refers to Verso Paper Holdings LLC. Unless otherwise noted, the information provided pertains to both Verso and Verso Holdings. References to “NewPage” refer collectively to NewPage Holdings Inc. and its subsidiaries. References to “we,” “us” or “our” refer collectively to Verso and NewPage; however, in the case of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” the terms “we,” “us” or “our” refer only to Verso and Verso Holdings.

The Companies

Verso (See page 390)

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

(901) 369-4100

Verso is a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

Verso is one of North America’s largest producers of coated groundwood paper, which is used primarily for catalogs and magazines. Verso is also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. Verso also produces and sells market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products. Verso’s net sales by product line for the year ended December 31, 2013 were approximately $619 million, $444 million, $156 million and $170 million for coated groundwood paper, coated freesheet paper, pulp and other, respectively.

Verso operates eight paper machines at three mills located in Maine and Michigan. Verso believes its coated paper mills are among the most efficient and lowest cost coated paper mills based on the cash cost of delivery to Chicago, Illinois. Verso attributes its manufacturing efficiency, in part, to the significant historical investments made in its mills. Verso’s mills have a combined annual production capacity of 1,305,000 tons of coated paper, 160,000 tons of ultra-lightweight specialty and uncoated papers, and 930,000 tons of kraft pulp. Of the pulp that Verso produces, Verso consumes approximately 635,000 tons internally and sells the rest. Verso’s facilities are well located near major publication printing customers, which affords it the ability to more quickly and cost-effectively deliver its products. The facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated papers.

Verso sells and markets its products to approximately 130 customers, which comprise approximately 700 end-user accounts. Verso has long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers and paper merchants. Verso’s relationships with its ten largest coated paper customers average more than 20 years. Verso reaches its end-users through several distribution channels, including direct sales, commercial printers, paper merchants, and brokers. Many of Verso’s customers provide Verso with forecasts of their paper needs, which allows Verso to plan its production runs in advance, optimizing production over its integrated mill system and thereby reducing costs and increasing overall efficiency. Verso’s key customers include leading magazine publishers such as Condé Nast Publications, Hearst Enterprises, and National Geographic Society; leading catalog producers such as Avon Products, Inc., Restoration Hardware, Inc. and Cornerstone Brands, Inc.; leading commercial printers such as Quad/Graphics, Inc. and RR Donnelley & Sons Company and leading paper merchants and brokers, such as A.T. Clayton & Co., xpedx, and Clifford Paper, Inc.

As of June 30, 2014, Verso had approximately 2,100 employees. For the fiscal years ended December 31, 2013, 2012, and 2011, Verso had net sales of approximately $1,388.9 million, $1,474.6 million and $1,722.5 million, respectively. For the three months ended March 31, 2014 and 2013, Verso had net sales of approximately $299.1 million and $333.2 million, respectively. Verso had net losses of $111.2 million, $173.8 million and $137.1 million in fiscal years 2013, 2012, and 2011, respectively, and net losses of $90.6 million and $38.4 million for the three months ended March 31, 2014 and 2013, respectively. Verso Holdings had net losses of $111.2 million, $166.2 million and $122.5 million in fiscal years 2013, 2012, and 2011, respectively, and net losses of $90.6 million and $37.7 million for the three months ended March 31, 2014 and 2013, respectively.

Verso Merger Sub Inc.

Verso Merger Sub Inc.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

(901) 369-4100

Verso Merger Sub Inc., a Delaware corporation, referred to as Merger Sub, is an indirect, wholly owned subsidiary of Verso and a direct subsidiary of Verso Holdings. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and, prior to the Merger, will not have engaged in any other business activities other than those relating to the transactions contemplated by the Merger Agreement. In the Merger, Merger Sub will merge with and into NewPage, and Merger Sub will cease to exist.

Verso Paper Holdings LLC

Verso Paper Holdings LLC

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

(901) 369-4100

Within our organization, Verso Paper Corp. is the ultimate parent entity and the sole member of Verso Paper Finance Holdings One LLC, which is the sole member of Verso Paper Finance Holdings LLC, which is the sole member of Verso Paper Holdings LLC.

NewPage (See page 391)

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, Ohio 45342

(937) 242-9629

NewPage competes in the global printing and writing paper business, producing coated papers, supercalendered papers, and other uncoated and specialty products. NewPage also sells its excess market pulp. Most of NewPage’s sales represent coated paper shipments to North American customers. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks.

NewPage operates paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. All of NewPage’s paper mills are at least partially-integrated, meaning that they produce paper, pulp and energy. Most of the energy produced at these mills is for internal use. As of December 31, 2013, NewPage’s mills had total annual production capacity of approximately 3.5 million short tons of paper, including approximately 2.9 million short tons of coated paper, approximately 400,000 short tons of uncoated paper and approximately 200,000 short tons of specialty paper. All of NewPage’s long-lived assets are located within the United States. NewPage’s mills and distribution centers, are strategically located near major print markets, such as New York, Chicago and Minneapolis.

NewPage has long-standing relationships with many leading publishers, commercial printers, specialty retail merchandisers and paper merchants. NewPage’s ten largest customers accounted for approximately half of its net sales for 2013. NewPage’s key customers include Condé Nast Publications, The McGraw-Hill Companies, Meredith Corporation, Hearst Corporation, Rodale Inc. and Time Inc. in publishing; Quad/Graphics and R.R. Donnelley & Sons Company in commercial printing; Sears Holdings Corporation, Target Corporation and Williams-Sonoma, Inc. in retailing; and paper merchants Lindenmeyr, a division of Central National-Gottesman Inc., Unisource Worldwide, Inc. and xpedx, a division of International Paper Company. Key customers for specialty paper products include Avery Dennison Corporation and Fort Dearborn Company. During 2013, xpedx and Unisource accounted for 13% and 12% of net sales. No other customer accounted for more than 10% of NewPage’s 2013 net sales.

As of June 30, 2014, NewPage had approximately 5,500 employees. For the fiscal years ended December 31, 2013, 2012, and 2011, NewPage had net sales of $3,054 million, $3,131 million and $3,502 million, respectively. For the three months ended March 31, 2014 and 2013, NewPage had net sales of $757 million and $756 million, respectively. NewPage had net losses of $2 million in 2013, net income of $1,258 million in 2012 and net losses of $498 million in 2011 and net losses of $71 million and $11 million in the three months ended March 31, 2014 and 2013.

As a result of the Creditor Protection Proceedings described elsewhere in this joint proxy and information statement/prospectus, the implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in NewPage’s consolidated financial statements and resulted in NewPage becoming a new entity for financial reporting purposes. Accordingly, NewPage’s consolidated financial statements for periods prior to December 31, 2012 will not be comparable to NewPage’s consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings Inc. on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage Corporation prior to December 31, 2012.

For additional information about NewPage and its subsidiaries, see “Information About NewPage” beginning on page 391 and “Where You Can Find More Information” beginning on page 415.

Vote Required

Proposals 1, 2, 3, 4, 5 and 6 require the affirmative vote of a majority of the votes cast in person or represented by proxy at the Verso special meeting. As of the record date, Verso directors, executive officers and their affiliates are entitled to vote 37,720,907 shares of Verso common stock, or approximately 71% of the total outstanding shares of Verso common stock.

The adoption and approval of the Merger Agreement requires the affirmative vote or written consent of the holders of a majority of NewPage’s issued and outstanding common stock. As of the date of this joint proxy and information statement/prospectus, NewPage directors, executive officers and their affiliates are entitled to vote 107,456 shares of NewPage common stock, or approximately 1.5% of the total issued and outstanding shares of NewPage common stock.

Merger and Merger Agreement (See pages 213 and 266)

On January 3, 2014, Verso, Merger Sub and NewPage entered into the Merger Agreement, providing for the merger of Merger Sub and NewPage, with NewPage surviving as an indirect subsidiary of Verso.

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy and information statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Transaction Consideration (See page 266)

Pursuant to the Merger Agreement, (a) approximately $243 million in cash was paid to holders of NewPage common stock as a dividend prior to the date of this joint proxy and information statement/prospectus, which is referred to as the “Recapitalization Dividend,” with the remaining approximately $7 million of the $250 million total cash consideration contemplated by the Merger Agreement paid into an escrow account for the benefit of holders of NewPage restricted stock units upon vesting and holders of NewPage stock options upon consummation of the Merger, and (b) each share of common stock of NewPage outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso or NewPage, and other than shares of common stock as to which dissenters’ rights have been properly exercised pursuant to the General Corporation Law of the State of Delaware) will be converted into the right to receive its pro rata portion of:

•	the remainder, if any, of the approximately $7 million in cash paid into the escrow account, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger;

•	$650 million in principal amount of New First Lien Notes (subject to downward adjustment in certain circumstances in an amount not to exceed $27 million in value); and

•	shares of Verso common stock representing 20% (subject to upward adjustment in certain circumstances to no greater than 25%) of the sum of (x) the number of outstanding Verso shares as of immediately prior to closing of the Merger plus (y) the number of shares, if any, underlying vested, in-the-money Verso stock options as of the signing of the Merger Agreement.

As of the date of the filing of this joint proxy and information statement/prospectus, the number of shares of Verso common stock to be issued to NewPage stockholders would be approximately 14.0 million in the aggregate, assuming a 100% participation of aggregate principal amount of Old Second Lien Notes in the Second Lien Notes Exchange Offer and a 100% participation of aggregate principal amount of Old Subordinated Notes in the Subordinated Notes Exchange Offer, and that the number of shares of Verso common stock issued as part of the Merger Consideration is not further adjusted upwards.

Upon the closing of the Merger, each share of NewPage common stock outstanding immediately prior to the closing (other than shares owned directly or indirectly by Verso or Merger Sub or any of their respective subsidiaries, and NewPage stockholders, if any, who effectively exercise appraisal rights under Delaware law) will be canceled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration. See “The Merger Agreement—Transaction Consideration.”

Ancillary Agreements (See page 286)

Concurrently with the execution of the Merger Agreement, NewPage, Merger Sub, Verso and certain of NewPage’s stockholders and Verso’s affiliates entered into ancillary agreements relating to:

•	support of the Merger by certain NewPage stockholders, and support of the issuance of shares of Verso common stock as part of the Merger Consideration by Verso’s majority stockholder;

•	the lock-up of debt and equity securities of Verso held by Apollo Global Management LLC (“Apollo”) and its affiliates, and agreement by certain affiliates of Verso to take specified actions with respect to regulatory filings required in connection with the Merger;

•	the appointment of a current director of NewPage to the board of Verso;

•	Verso’s efforts to enter into a financing in connection with certain non-core energy assets;

•	the form of a release agreement whereby NewPage stockholders and holders of NewPage restricted stock units and in-the-money NewPage stock options will release claims against NewPage and its successors and assigns as consideration for their receipt of the Merger Consideration; and

•	the form of a cooperation agreement whereby Verso will be subject to a cooperation agreement which will require Verso to assist with marketing the New First Lien Notes.

The foregoing summaries of such ancillary agreements executed or to be executed at the closing of the Merger are qualified in their entirety by reference to the descriptions of such agreements set forth on Form 8-K as filed with the SEC on January 6, 2014 by Verso and NewPage, respectively.

Verso Board of Directors’ Reasons for the Merger (See page 232)

Verso believes that the acquisition of NewPage will, among other things, enable the combined company to be better positioned to compete on a global scale, to effectively leverage NewPage’s existing customer base and geographical reach to withstand competition from electronic substitution for print and international producers and result in at least $175 million of pre-tax total cost synergies, which are expected to be achieved during the first 18 months after completion of the Merger (based on an analysis developed by Verso’s management).

In the course of reaching its decision to approve the Merger Agreement, the Verso board of directors considered a number of factors in its deliberations. Those factors are described in “The Merger—Recommendation of the Verso Board of Directors and Verso’s Reasons for the Merger” beginning on page 232.

NewPage Board of Directors’ Reasons for the Merger (See page 222)

At a meeting on January 1, 2014, NewPage’s board of directors determined by unanimous vote of all directors present and subsequently by unanimous written consent, dated January 3, 2014, that the Merger is in the best interests of NewPage and its stockholders. In reaching its decision to approve the Merger Agreement and declare it advisable, NewPage’s board of directors received advice from NewPage’s management and legal, financial, tax and accounting advisors and considered a number of factors.

NewPage’s board of directors determined that the Merger represents the most certain and best prospect for maximizing stockholder value and creating an opportunity for NewPage stockholders to monetize that value. Importantly, the Merger is expected to enable the realization of at least $175 million of pre-tax total cost synergies during the first 18 months after the closing of the Merger. These synergies will benefit the value of the New First Lien Notes and Verso common stock issued in the Merger. See “The Merger—Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger” beginning on page 222.

Fairness Opinion of Financial Advisor to NewPage (See page 226)

Goldman Sachs rendered its oral opinion on January 1, 2014, which was subsequently confirmed by a written opinion to NewPage’s board of directors that based upon and subject to the factors and assumptions set forth therein, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, each as defined in the Merger Agreement, taken in the aggregate, to be paid to holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 3, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of NewPage’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of NewPage common stock should vote or act by written consent with respect to the Merger or any other matter. Pursuant to an engagement letter between NewPage and Goldman Sachs, NewPage has agreed to pay Goldman Sachs a transaction fee of approximately $12 million, all of which will become payable upon consummation of the Merger.

Fairness Opinion of Financial Advisor to Verso (See page 234)

Evercore has provided Verso’s board of directors with an opinion that concludes that the Merger is fair, from a financial point of view, to Verso’s stockholders. A copy of Evercore’s fairness opinion is attached as Annex D.

Solvency Opinion of Financial Advisor to Verso (See page 242)

Murray Devine has provided Verso’s board of directors with an opinion that, after giving effect to the Merger and the other transactions contemplated by the Merger Agreement, Verso and its subsidiaries will be solvent. Prior to the closing of the Merger, Murray Devine will deliver a bring down of its solvency opinion. A copy of Murray Devine’s solvency opinion is attached as Annex E.

Treatment of NewPage Stock Options and Other Stock-Based Awards (See page 268)

NewPage Stock Options

When NewPage paid the Recapitalization Dividend to its stockholders, as described in “The Merger Agreement—Transaction Consideration—Form of Transaction Consideration.” NewPage adjusted the exercise price of each outstanding option by reducing it by the amount payable in respect of one share of NewPage common stock. As of the effective time of the Merger, each outstanding option that is an “in-the-money” option (which are all outstanding options immediately prior to the effective time that had an exercise price of $108.72 as of the date of the Merger Agreement) will become fully vested and, as of the closing of the Merger, will be automatically cancelled and converted into the right of the optionholder to receive consideration equal to the difference between (i) the per share aggregate Transaction Consideration and (ii) the exercise price of such in-the-money option (determined without regard to any adjustment in respect of the Recapitalization Dividend described in the preceding sentence). In the event an optionholder executes an optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock, taking into account the cash paid in connection with the Recapitalization Dividend. In the event an optionholder does not execute the optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock at closing. Each form of consideration payable to optionholders will be reduced on a pro rata basis by amounts that are required to be withheld under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue the consideration payable to the former optionholders as soon as reasonably practicable following the closing date, subject to their execution of a stockholder consent and release. All options that are not in-the-money options will be automatically cancelled and terminated without payment as of the effective time of the Merger.

NewPage Restricted Stock Unit Awards

Each holder of NewPage restricted stock units (each, an “RSU”) that were outstanding on the date that the Recapitalization Dividend was paid to NewPage stockholders is entitled to receive a dividend equivalent equal to the amount payable in respect of one share of NewPage common stock in connection with the Recapitalization Dividend. Such dividend equivalent payable in respect of each RSU will be paid to its holder, less any amounts that are required to be withheld under applicable tax laws, on the date on which NewPage’s common stock underlying the RSU is distributed to the holder in accordance with the applicable RSU award agreement. Upon the closing of the Merger, each holder of RSUs will be entitled to receive payment of any outstanding and unpaid dividend equivalents in respect of the RSUs held by such individual.

As of the effective time of the Merger, each RSU, whether vested or unvested, will become fully vested. At the closing of the Merger, each RSU will be cancelled and automatically converted into the right of the holder of each RSU outstanding immediately prior to the effective time of the merger to receive, promptly following the closing of the Merger, the cash consideration, note consideration and share consideration to which one share of NewPage common stock is entitled at closing, reduced on a pro rata basis by the amounts that are required to be withheld or deducted under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue such consideration to the former RSU holders subject to their execution of a stockholder consent and release.

Because certain NewPage stock options and RSUs had not vested at the time the Recapitalization Dividend was paid to NewPage stockholders, NewPage deposited an amount into escrow that is sufficient to satisfy NewPage’s obligation to the holders of such options and RSUs. In this regard, the Merger Agreement provides that in connection with the payment of the Recapitalization Dividend to NewPage stockholders, an amount reasonably determined by the NewPage board of directors which is not less than (a) the product of (i) the number of RSUs outstanding as of the record date of the Recapitalization Dividend, multiplied by (ii) the amount of the per share Recapitalization Dividend, plus (b) $3 million plus (c) the cash actually received by NewPage in respect of any exercises of NewPage stock options between the signing of the Merger Agreement and the closing of the Merger, was funded into escrow and paid to holders of in-the-money options and RSUs in connection with the closing of the Merger or, with respect to RSUs, upon the earlier settlement of the underlying RSUs.

Interests of NewPage Directors and Executive Officers in the Merger (See page 245)

Certain of NewPage’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of NewPage’s stockholders. The board of directors of NewPage was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger. These interests are described in more detail in the section of this document entitled See “The Merger—Interests of NewPage Directors and Executive Officers in the Merger” beginning on page 245.

Interests of Verso Directors and Executive Officers in the Merger (See page 249)

Verso has previously committed to granting stock options to purchase a total of 200,000 shares of Verso common stock to its chief executive officer immediately after the consummation of the Merger.

Conditions to the Completion of the Merger (See page 280)

Verso and NewPage currently expect to complete the Merger in the second half of 2014, subject to receipt of required stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to the Merger. As more fully described in this joint proxy and information statement/prospectus and in the Merger Agreement, each party’s obligation to complete the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

•	receipt of the NewPage stockholder approval through execution of written consents or otherwise;

•	no law or order having been enacted or entered by any governmental authority that restrains, makes illegal or otherwise prohibits the consummation of the Merger;

•	the waiting period under the HSR Act will have expired or been earlier terminated without Verso or Merger Sub being required to take any action to resolve an antitrust challenge that would materially affect the business;

•	approvals of FERC and the PSCW will have been obtained without Verso or Merger Sub being required to take any action to resolve a challenge by such governmental entities that would materially affect the business;

•	the Exchange Offer Transactions and the Consent Solicitations will have been consummated;

•	NewPage Corporation’s existing asset based loan facility will have been replaced with the NewPage ABL Facility as contemplated by the Debt Commitment Letters;

•	there will not have been any default or event of default under any existing Verso notes as a result of the Merger or the transactions contemplated by the Merger Agreement;

•	the number of shares of NewPage stock whose holders will have exercised dissenter’s rights will not be greater than 7%;

•	the registration statement on Form S-4 will have become effective and not be the subject of any continuing stop order;

•	prior to the payment of the Recapitalization Dividend to NewPage stockholders, Houlihan Lokey Financial Advisors, Inc. will have delivered an opinion related to solvency matters to the NewPage board of directors, and NewPage will have provided Verso with a copy of such opinion for the board of directors of Verso;

•	a nationally recognized accounting firm will have delivered to NewPage and Verso the certificate with the calculations of certain NewPage restricted payments that occurred during the pre-closing period;

•	NewPage will have received the proceeds contemplated by the Debt Commitment Letters;

•	on or before January 17, 2014, Murray Devine will have delivered an opinion to the NewPage board of directors and the Verso board of directors that Verso (together with its subsidiaries) will be solvent as of the closing of the Merger after giving pro forma effect to the transactions contemplated by the Merger Agreement. At the closing of the Merger, Murray Devine will deliver a bring down of its solvency opinion; and

•	Verso will have received the requisite approval of its stockholders for the issuance of Verso common stock as share consideration.

The obligation of NewPage to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of Verso’s representations and warranties will be true and correct in all respects and the other representations and warranties of Verso will be true and correct except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by Verso and Merger Sub of their covenants and agreements required to be performed or complied with prior to the closing of the Merger;

•	since September 30, 2013, there will not have occurred a material adverse effect with respect to Verso;

•	Verso will have delivered to NewPage a certification that the conditions in the previous three bullets have been satisfied; and

•	the shares of Verso common stock to be issued as share consideration will have been approved for listing on the New York Stock Exchange.

The obligation of Verso to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of NewPage’s representations and warranties will be true and correct in all respects and the other representations and warranties of NewPage will be true and correct except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by NewPage of its covenants and agreements required to be performed or complied with prior to the closing of the Merger;

•	since September 30, 2013, there will not have occurred a material adverse effect with respect to NewPage;

•	NewPage will have delivered to Verso a certification that the conditions in the previous three bullets have been satisfied;

•	NewPage will have delivered to Verso an affidavit stating that NewPage is not and has not been a United States real property holding corporation; and

•	NewPage will have used the proceeds of the NewPage Term Loan Facility only in accordance with the terms of the Merger Agreement related to the payment of the Recapitalization Dividend to NewPage stockholders.

Regulatory Approvals Required to Complete the Merger (See page 251)

Verso and NewPage have agreed to cooperate and use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. For an acquisition transaction meeting certain size thresholds, such as the Merger, the HSR Act requires the parties to file notification and report forms with the Antitrust Division of the United States Department of Justice (the “DOJ”) and the Federal Trade Commission (“FTC”) and to observe specified waiting period requirements before completing the Merger.

On February 28, 2014, Verso and NewPage filed Notification and Report Forms with the DOJ and FTC. On March 31, 2014, the parties received a Request for Additional Information and Documentary Materials, referred to as a “second request,” from the DOJ regarding the Merger. The effect of the second request was to extend the waiting period imposed by the HSR Act until 30 days after each party has substantially complied with the second request, unless that period is terminated sooner by the DOJ or is extended by the agreement of the parties and the DOJ. The parties have responded to the second request and will continue to work cooperatively with the DOJ in connection with this review. In addition, receipt of certain energy regulatory approvals is a condition to each of Verso’s and NewPage’s obligation to close the Merger. Approvals of the Merger by FERC and the PSCW are conditions to each party’s obligation to consummate the Merger. As of the date of this joint proxy and information statement/prospectus, the parties have received the required approvals from the FERC and PSCW.

Financing (See page 214)

On January 3, 2014, in connection with the entry into the Merger Agreement, Verso entered into amendments (the “Credit Agreement Amendments”) to its Existing ABL Facility and its Existing Cash Flow Facility. Under the Credit Agreement Amendments, (a) the lenders under each of Verso’s Existing ABL Facility and Existing Cash Flow Facility consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain indebtedness in connection therewith, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets, and (c) the parties agreed to amend Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility remain unchanged.

Prior to the closing of the Merger, NewPage borrowed $750 million under the NewPage Term Loan Facility and replaced its former $350 million asset-based loan facility with the NewPage ABL Facility.

At the time of the closing, Verso expects to issue $650 million in aggregate principal amount of New First Lien Notes to the current shareholders of NewPage as part of the Merger Consideration.

The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities do not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility and the NewPage ABL Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility to the extent of the value of the assets of NewPage Subsidiaries. Upon the consummation of the Merger, NewPage Holdings Inc. (but not the NewPage Subsidiaries) will guarantee Verso’s debt securities (other than any remaining Old Second Lien Notes and Old Subordinated Notes) and Verso’s credit facilities. NewPage Holdings Inc. is a holding company without any assets or operations other than interests in its subsidiaries.

Use of Proceeds of NewPage Term Loan Facility

Proceeds of the NewPage Term Loan Facility were used to repay NewPage’s former $500 million term loan facility and to pay the Recapitalization Dividend to NewPage’s stockholders. Prior to payment of the Recapitalization Dividend, the NewPage board of directors received an opinion related to solvency matters from Houlihan Lokey Financial Advisors, Inc. The opinion addressed matters only relating to NewPage after giving effect to the Recapitalization Dividend and the financing therefor, and not with respect to the combined company. Although the receipt of this opinion prior to payment of the Recapitalization Dividend is a condition to the completion of the Merger, the opinion has already been delivered and the Recapitalization Dividend has already been paid. Accordingly, the opinion is not materially related to either the Merger or the decisions to be made by the shareholders of either NewPage or Verso with respect to the Merger.

Exchange Offer Transactions

On July 2, 2014, the Verso Issuers launched offers to exchange (a) new New Second Lien Notes and Verso Warrants that will be mandatorily convertible, immediately prior to the closing of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration, into shares of Verso common stock representing, as of immediately after the consummation of the Merger, each participating holder’s pro rata portion (based on such holder’s pro rata portion of the Old Second Lien Notes) of 15% of the total number of outstanding shares of Verso common stock, determined on a fully diluted basis, for any and all outstanding Old Second Lien Notes, and (b) New Subordinated Notes and Verso Warrants that will be mandatorily convertible, immediately prior to the closing of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration, into shares of Verso common stock representing, as of immediately after the consummation of the Merger, each participating holder’s pro rata portion (based on such holder’s pro rata portion of the Old Subordinated Notes) of 4.774% of the total number of outstanding shares of Verso common stock, determined on a fully diluted basis, for any and all outstanding Old Subordinated Notes. Each Verso Warrant will be convertible into one share of Verso common stock. No fractional shares of Verso common stock will be issued upon conversion of the Verso Warrants. If, upon conversion of the Verso Warrants, a holder would be entitled to receive a fractional interest in a share, such fractional interest will be rounded up to the nearest whole number of shares of Verso common stock to be issued to the Verso Warrant holder.

In connection with the Exchange Offers, the Verso Issuers are also soliciting consents to amend the Old Second Lien Notes, the Old Subordinated Notes and the indentures governing the Old Second Lien Notes and the Old Subordinated Notes. The proposed amendments, which require the consent of a majority in outstanding aggregate principal amount of the Old Second Lien Notes and Old Subordinated Notes, respectively, will eliminate or waive substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and transfer of assets, and modify or eliminate certain other provisions. In addition, the consents with respect to the Old Second Lien Notes will authorize a release of the liens and security interests in the collateral securing the Old Second Lien Notes. In order to be effected, the collateral release must be consented to by the holders of at least two-thirds in outstanding aggregate principal amount of the Old Second Lien Notes.

Prior to the consummation of the Merger, (i) the New Second Lien Notes will have substantially the same terms as the Old Second Lien Notes in that the New Second Lien Notes will have their original principal amount, will bear interest at a rate of 8.75% per annum, will mature on February 1, 2019 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Second Lien Notes, and (ii) the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes in that the New Subordinated Notes will have their original principal amount, will bear interest at a rate of 11 3⁄8% per annum, will mature on August 1, 2016 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Subordinated Notes. If the Merger does not occur, the New Second Lien Notes and the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Merger will hold $668.75 principal amount of New Second Lien Notes immediately following the Merger, subject to adjustment based on participation in the Second Lien Notes Exchange Offer (as described below), and the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $681.875 principal amount of New Subordinated Notes immediately following the Merger, subject to adjustment based on participation in the Subordinated Notes Exchange Offer (as described below), (ii) the maturity date of the New Second Lien Notes will be extended to August 1, 2020 and the maturity date of the New Subordinated Notes will be extended to August 1, 2021, (iii) the New Second Lien Notes interest rate will be adjusted such that the New Second Lien Notes will bear interest from and after the date of the consummation of the Merger at a rate of 10% per annum entirely in cash plus 3% per annum (“Second Lien Notes PIK Interest”) payable entirely by increasing the principal amount of the outstanding New Second Lien Notes or by issuing additional New Second Lien Notes (“Second Lien PIK Notes”), (iv) the New Subordinated Notes interest rate will be adjusted such that the New Subordinated Notes will bear interest from and after the date of the consummation of the Merger at a rate of 10% per annum entirely in cash plus 3% per annum (“Subordinated Notes PIK Interest”) payable entirely by increasing the principal amount of the outstanding New Subordinated Notes or by issuing additional New Subordinated Notes (“Subordinated PIK Notes”), (v) certain other amendments to the terms of the New Second Lien Notes and New Subordinated Notes will be effected and (vi) the Verso Warrants will have been mandatorily converted into shares of Verso common stock.

The principal amount of New Second Lien Notes following the Merger per $1,000 principal amount of New Second Lien Notes prior to the Merger will be adjusted based on participation in the Second Lien Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Second Lien Notes Participating in the Second Lien Notes Exchange Offer	Principal Amount of New Second Lien Notes Following the Merger per $1,000 Principal Amount of New Second Lien Notes Prior to the Merger
75%	$593.75
80%	$608.75
85%	$623.75
90%	$638.75
95%	$653.75
100%	$668.75

If holders in the aggregate tender a percentage of Old Second Lien Notes that is not set forth in the table above, holders will receive the principal amount corresponding to the closest lower percentage (e.g., if 87.5% of the Old Second Lien Notes are tendered, holders will receive the principal amount corresponding to 85%).

The principal amount of New Subordinated Notes following the Merger per $1,000 principal amount of New Subordinated Notes prior to the Merger will be adjusted based on participation in the Subordinated Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Subordinated Notes Participating in the Subordinated Notes Exchange Offer	Principal Amount of New Subordinated Notes Following the Merger per $1,000 Principal Amount of New Subordinated Notes Prior to the Merger
75%	$606.875
80%	$621.875
85%	$636.875
90%	$651.875
95%	$666.875
100%	$681.875

If holders in the aggregate tender a percentage of Old Subordinated Notes that is not set forth in the table above, holders will receive the principal amount corresponding to the closest lower percentage (e.g., if 87.5% of the Old Subordinated Notes are tendered, holders will receive the principal amount corresponding to 85%).

The Verso Warrants will be issued pursuant to a warrant agreement to be dated as of the date of the consummation of the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer (the “Warrant Agreement”), between Verso and the warrant agent named therein. The Verso Warrants will entitle an eligible holder to acquire shares of Verso common stock representing, as of immediately after the consummation of the Merger, such holder’s pro rata portion (based on such holder’s pro rata portion of the Old Second Lien Notes or Old Subordinated Notes) of 15% or 4.774%, respectively, of the total number of outstanding shares of

Verso common stock, determined on a fully diluted basis. Each Verso Warrant will be convertible into one share of Verso common stock. The Verso Warrants will be mandatorily convertible into shares of Verso common stock without payment of consideration (and will not otherwise be convertible) immediately prior to the closing of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration. No fractional shares of Verso common stock will be issued upon conversion of the Verso Warrants. If, upon conversion of the Verso Warrants, a holder would be entitled to receive a fractional interest in a share, such fractional interest will be rounded up to the nearest whole number of shares of Verso common stock to be issued to the Verso Warrant holder. If the Merger is terminated, the Verso Warrants will be void and of no value and will cease to be convertible into shares of Verso common stock.

Neither the Verso Warrants nor the shares of Verso common stock issuable in respect of such Verso Warrants have been registered under the Securities Act or any other securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The consummation of the Second Lien Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 75% in aggregate principal amount of outstanding Old Second Lien Notes.

The consummation of the Subordinated Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 75% in aggregate principal amount of outstanding Old Subordinated Notes.

It is not a condition of the Second Lien Notes Exchange Offer that the Subordinated Notes Exchange Offer is consummated, and it is not a condition of the Subordinated Notes Exchange Offer that the Second Lien Notes Exchange Offer is consummated.

Additionally, the New Second Lien Notes and the New Subordinated Notes will be subject to registration rights agreements.

Unless otherwise specified in this joint proxy and information statement/prospectus, we have assumed that all outstanding Old Second Lien Notes and all outstanding Old Subordinated Notes will be exchanged, that $396.0 million aggregate principal amount of New Second Lien Notes and $142.5 million aggregate principal amount of New Subordinated Notes will be issued in the Exchange Offer Transactions, and that approximately 16.6 million shares of Verso common stock will be issued upon the mandatory conversion of the Verso Warrants immediately prior to the closing of the Merger.

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

Shared Services Agreement

In connection with the consummation of the Merger, Verso and NewPage will enter into a shared services agreement (the “Shared Services Agreement”). Under the Shared Services Agreement, Verso may provide or cause to be provided to NewPage certain services from and after the closing of the Merger. The Shared Services Agreement provides for the treatment of services costs, costs to implement expected synergies and the benefits anticipated therefrom. Payment under the Shared Services Agreement will be monthly with quarterly true-ups.

The Shared Services Agreement provides for a broad array of potential services, including operating and “back office” or corporate-type services. For all services provided to NewPage, NewPage will pay Verso an amount equal to the all-in cost incurred or paid by NewPage for such service on an average basis over the twelve month period prior to the closing of the transaction.

Any costs incurred in the implementation of the expected synergies from the transaction will be allocated one-third to Verso and two-thirds to NewPage. Additionally, 100% of all realized synergies and cost savings resulting from the transaction will be for the benefit of Verso. If either Verso or NewPage suffers a reduction in production capacity of greater than 10% of such party’s production capacity measured prior to the closing of the Merger, such party will be entitled to a specified make-whole payment (equal to the lesser of $75.00 per ton and pre-reduction EBITDA per ton) if the party that did not experience such reduction realizes an increase of at least 10% in tons sold in any of the four subsequent quarters. The make-whole will be paid quarterly.

We currently anticipate that payments from NewPage to Verso under the Shared Services Agreement will be significant. However, such payments are not expected to increase NewPage’s costs relative to its standalone position immediately prior to the Merger. See “Risk Factors—Risks Relating to the Merger—The combined company may not realize the anticipated benefits of the Merger” and “Risk Factors—Risks Relating to the Merger—The combined company’s operating results after the Merger may materially differ from the pro forma information presented in this joint proxy and information statement/prospectus.”

In order to monitor, coordinate and facilitate the implementation of the terms and conditions of the Shared Services Agreement, Verso and NewPage will establish a Steering Committee on which each of Verso and NewPage will be equally represented. The Steering Committee will meet at least quarterly to monitor and determine the services to be provided and their cost. The Steering Committee will also serve as the first forum for the resolution of any disputes arising under the Shared Services Agreement. The Shared Services Agreement will have an initial term of three years and will automatically renew for successive one-year terms thereafter unless either Verso or NewPage provides 90 days’ prior written notice. NewPage will indemnify Verso in connection with its or its affiliates provision of services to NewPage.

Termination of the Merger Agreement (See page 282)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after the NewPage stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either NewPage or Verso if (i) the closing of the Merger has not occurred on or before 5:00 p.m. (New York City time) on December 31, 2014 (the “End Date”) and (ii) the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in a manner that was a principal cause of the failure to consummate the Merger on or before the End Date; provided, that either party has the right to extend the End Date for up to two additional thirty (30) calendar day periods, if the only condition to closing that has not been satisfied or waived is the expiration of the waiting period under the HSR Act;

•	by either NewPage or Verso if any court of competent jurisdiction has issued or entered a permanent injunction or a similar order has been entered permanently enjoining or otherwise prohibiting the consummation of the Merger;

•	by either NewPage or Verso if the NewPage stockholder approval is not obtained either by written consent or at a meeting of the NewPage stockholders;

•	by NewPage, if Verso or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of the condition relating to the accuracy of Verso’s representation and warranties and performance of its covenants;

•	by Verso, in the event (A) of a change of recommendation by the NewPage board of directors or (B) certain tender or exchange offers for NewPage common stock if NewPage does not thereafter issue a public statement reaffirming the NewPage board of directors’ recommendation of the Merger, if NewPage has breached its obligations with respect to the non-solicitation of transactions covenant in any material respect and failed to cease such breach within two business days of being notified by Verso of such breach, or if NewPage will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (other than with respect to non-solicitation), which breach or failure to perform would result in a failure of the conditions relating to the accuracy of NewPage’s representations and warranties and performance of its covenants; or

•	by NewPage, at any time prior to the NewPage stockholder approval having been obtained after NewPage will have received a Superior Proposal (as defined in the “The Merger Agreement—Exclusivity; Alternative Transactions” on page 275) in order for NewPage to enter into a definitive agreement with respect to such Superior Proposal, so long as NewPage has complied with its obligations with respect to alternative transactions and prior to or concurrently with such termination, NewPage will have paid a termination fee to Verso; after March 4, 2014 and on or prior to March 19, 2014, in the event that the Verso Junior Noteholder Consent has not been obtained, or the Exchange Offer Condition (as defined in the Merger Agreement) has not been satisfied, in each case by March 4, 2014; and between January 18, 2014 and 5:00 pm (New York City) time on January 21, 2014 if Murray Devine has not delivered its initial solvency opinion as to Verso and its subsidiaries.

Non-Solicitation of Alternative Proposals (See page 275)

Between signing of the Merger Agreement and the closing of the Merger (or the earlier termination of the Merger Agreement), NewPage has agreed not to take, and will not permit its subsidiaries and their respective officers, directors and employees to take, and will use reasonable best efforts to cause its other representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with or provide any information to or enter into any agreement with any person or entity or facilitate any inquiries or submission of proposals for any acquisition transaction involving 25% or more of NewPage’s assets or capital stock (other than with Verso or its affiliates).

This restriction includes ceasing any existing activities, discussions or negotiations conducted prior to the date of the Merger Agreement with respect to any alternative transaction. NewPage is required to promptly (and in no event later than 48 hours after receipt) notify Verso of the receipt of any proposal for an alternative transaction (or any request for information that could reasonably be expected to result in an alternative transaction), and keep Verso informed on a prompt basis (and in any event within 48 hours of NewPage’s or its representatives’ knowledge) of any material developments with respect to such proposal for an alternative transaction.

At any time prior to receipt of the NewPage stockholder approval, if NewPage receives an unsolicited proposal for an alternative acquisition transaction involving 100% of NewPage’s assets or capital stock, the NewPage board of directors may take the following actions if it determines in good faith after consulting with NewPage’s financial advisors and legal counsel that (i) such proposal constitutes or is reasonably likely to constitute a Superior Proposal and (ii) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:

•	provide information to the third party making a proposal, so long as such third party has entered into a confidentiality agreement with NewPage; and

•	engage in discussions or negotiations with such third party with respect to the proposal for an alternative transaction.

At any time prior to the receipt of the NewPage stockholder approval, the NewPage board of directors may change its recommendation of the Merger to its stockholders that they adopt the Merger Agreement and approve the Merger if the following occurs:

•	the NewPage board of directors determines in good faith after consulting with NewPage’s financial advisors and legal counsel that (A) the failure to effect a change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law and (B) that a proposal for an alternative transaction constitutes a Superior Proposal, and NewPage enters into an agreement with respect to such Superior Proposal and concurrently terminates the Merger Agreement and pays Verso a termination fee;

•	NewPage gives at least five business days’ notice to Verso prior to the NewPage board of directors changing its recommendation, and thereafter, the NewPage board of directors and NewPage’s representatives negotiate with Verso in good faith to adjust the terms of the Merger Agreement so as to obviate the need for the change of recommendation; and

•	upon the expiration of the five business day notice period to Verso and after consultation with NewPage’s financial and legal advisors and taking into account any proposed changes to the terms of the Merger Agreement by Verso, the NewPage board of directors will have determined that the failure of the NewPage board of directors to change its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Expenses and Termination Fees Relating to the Merger (See page 283)

NewPage has agreed to pay to Verso a termination fee of $27 million in cash if:

•	(i) after the signing of the Merger Agreement, any Qualifying Transaction (as defined in the Merger Agreement) is made known to the NewPage board of directors, or is publicly proposed or publicly disclosed prior to the NewPage stockholder approval having been obtained (or prior to a termination of the Merger Agreement as a result of the NewPage stockholder approval not being obtained), (ii) Verso or NewPage, as applicable, terminates the Merger Agreement as a result of reaching the End Date, the NewPage stockholder approval not being obtained or the failure of the closing condition related to the bring down of NewPage’s representations and warranties and covenant compliance and (iii) concurrently with or within twelve (12) months after such termination, NewPage will have consummated a transaction whereby any person or entity would own 50% or more of NewPage following the consummation of such transaction (regardless of whether the transaction is the same one referred to in clause (i) above);

•	Verso terminates the Merger Agreement through an Alternative Transaction Termination (as defined in “The Merger Agreement—Termination” on page 282); or

•	NewPage terminates the Merger Agreement as a result of reaching the End Date (only if the NewPage stockholder approval has not been obtained), the NewPage stockholder approval has not been obtained or NewPage receives a Superior Proposal and enters into a definitive agreement with respect to such proposal; provided, that NewPage will be obligated to pay the termination fee as result of reaching the End Date or because it failed to obtain the NewPage stockholder approval only if, prior to such termination, the NewPage board of directors changed its recommendation that the NewPage stockholders adopt the Merger Agreement and approve the Merger.

Verso has agreed to pay to NewPage a termination fee of $27 million (half in cash and half in New First Lien Notes) if (i) the Verso Junior Noteholder Consent was not obtained, or the closing condition related to the Exchange Offer Transactions is not satisfied or waived by NewPage, in each case prior to March 4, 2014, (ii) NewPage does not terminate the Merger Agreement as a result, (iii) certain other closing conditions (e.g., stockholder approval and regulatory approvals) were satisfied, or were reasonably capable of being satisfied at the closing, (iv) the condition to closing the Merger that Murray Devine deliver a bring down of its solvency opinion is not reasonably capable of being satisfied at closing solely as a result of the failure of the closing condition related to the Exchange Offer Transactions, (v) the Merger fails to close due to the failure of Verso to consummate the Exchange Offer Transactions and (vi) Verso or NewPage subsequently terminates the Merger Agreement as a result of reaching the End Date.

Accounting Treatment of the Merger (See page 257)

The Merger will be accounted for by Verso as a business combination under the acquisition method of accounting.

Certain Material U.S. Federal Income Tax Consequences of the Merger (See page 257)

The receipt of Merger Consideration for NewPage common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder subject to U.S. federal income taxation who receives Merger Consideration in exchange for NewPage common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the Merger Consideration, paid to such U.S. stockholder and the adjusted basis of the NewPage common stock exchanged by such U.S. stockholder in the Merger. In addition, the Recapitalization Dividend will be treated as a taxable dividend to the extent of NewPage’s current and accumulated earnings and profits (as determined for U.S. tax purposes). See “The Merger—Certain Material U.S. Federal Income Tax Consequences” beginning on page 257. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Merger to you.

Comparison of the Rights of Holders of Verso Common Stock and NewPage Common Stock (See page 380)

As a result of the completion of the Merger, holders of NewPage common stock, in-the-money options to acquire NewPage common stock, and NewPage restricted stock units will become holders of Verso common stock. Each of Verso and NewPage is a Delaware corporation governed by the DGCL, but the rights of Verso stockholders currently are, and from and after the Merger will be, governed by the Verso Charter and the Verso Bylaws, while the rights of NewPage stockholders are currently governed by the NewPage Charter, the NewPage By-laws, and the NewPage Stockholders Agreement. This joint proxy and information statement/prospectus includes summaries of the material differences between the rights of NewPage stockholders and Verso stockholders arising because of differences between the Verso Charter and Verso Bylaws and the NewPage Charter, NewPage By-laws, and NewPage Stockholders Agreement.

Appraisal Rights in Connection with the Merger (See page 253)

Pursuant to Section 262 of the DGCL, holders of NewPage common stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of NewPage common stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of your shares of NewPage common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the Merger Consideration per share that you are otherwise entitled to receive under the terms of the Merger Agreement. Holders of NewPage common stock who wish to preserve any appraisal rights must so advise NewPage by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of NewPage common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this joint proxy and information statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, NewPage stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Summary Historical Consolidated Financial Data of Verso

The following table presents summary historical consolidated financial and operating data for Verso as of and for the fiscal years ended December 31, 2013, 2012 and 2011 and as of and for the three months ended March 31, 2014 and 2013. The summary historical financial information presented below for each of the three years ended December 31, 2013 has been derived from Verso’s audited consolidated financial statements. The summary historical financial information presented below for the three months ended March 31, 2014 and 2013 has been derived from Verso’s unaudited interim condensed consolidated financial statements. In the opinion of Verso’s management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information is only a summary and should be read in conjunction with Verso’s consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
(Dollars in millions except per share amounts)
Statements of Operations Data:
Net sales	$299.1	$333.2	$1,388.9	$1,474.6	$1,722.5
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	302.3	291.8	1,179.1	1,272.6	1,460.3
Depreciation, amortization, and depletion	25.7	26.0	104.7	118.2	125.3
Selling, general, and administrative expenses	17.6	18.8	73.8	74.4	78.0
Goodwill impairment	—	—	—	—	18.7
Restructuring charges	—	1.0	1.4	102.4	24.5

Total operating expenses	345.6	337.6	1,359.0	1,567.6	1,706.8
Other operating income(1)	—	(3.3)	(4.0)	(60.6)	—

Operating (loss) income	(46.5)	(1.1)	33.9	(32.4)	15.7
Interest income	—	—	—	—	(0.1)
Interest expense	34.5	34.7	137.8	135.4	126.6
Other loss, net	9.6	2.6	7.9	7.4	26.1

Loss before income taxes	(90.6)	(38.4)	(111.8)	(175.2)	(136.9)
Income tax (benefit) expense	—	—	(0.6)	(1.4)	0.2

Net loss	$(90.6)	$(38.4)	$(111.2)	$(173.8)	$(137.1)

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
(Dollars in millions except per share amounts)
Per Share Data:
(Loss) earnings per common share:
Basic	$(1.70)	$(0.72)	$(2.09)	$(3.29)	$(2.61)
Diluted	(1.70)	(0.72)	(2.09)	(3.29)	(2.61)
Weighted average common shares outstanding (in thousands):
Basic	53,188	52,976	53,124	52,850	52,595
Diluted	53,188	52,976	53,124	52,850	52,595
Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(96.3)	$(83.2)	$(27.7)	$12.0	$14.5
Cash (used in) provided by investing activities	(8.8)	32.9	(13.8)	(7.1)	(66.2)
Cash provided by (used in) financing activities	98.0	1.5	(8.7)	(38.3)	(6.2)
Other Financial and Operating Data:
EBITDA(2)	$(30.4)	$22.3	$130.7	$78.4	$114.9
Adjusted EBITDA(3)	(7.9)	20.1	129.5	140.1	202.5
Capital expenditures	(16.5)	(8.2)	(40.7)	(59.9)	(90.3)
Total tons sold (in thousands)(4)	371.7	406.2	1,689.8	1,799.0	2,023.4
Balance Sheet Data (end of period):
Cash and cash equivalents	$4.2	$12.7	$11.3	$61.5	$94.9
Working capital(5)	96.9	108.9	63.4	110.3	142.6
Property, plant, and equipment, net	722.1	761.8	742.9	793.0	934.7
Total assets	1,062.8	1,131.7	1,098.6	1,208.9	1,421.5
Total debt	1,346.2	1,259.4	1,248.5	1,257.0	1,262.5
Total (deficit) equity	(507.2)	(358.9)	(417.3)	(321.7)	(153.9)

(1)	Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.
(2)	EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities determined in accordance with GAAP.

The following table reconciles net loss to EBITDA for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
(Dollars in millions)
Reconciliation of net loss to EBITDA:
Net loss	$(90.6)	$(38.4)	$(111.2)	$(173.8)	$(137.1)
Income tax (benefit) expense	—	—	(0.6)	(1.4)	0.2
Interest expense, net	34.5	34.7	137.8	135.4	126.5
Depreciation, amortization, and depletion	25.7	26.0	104.7	118.2	125.3

EBITDA	$(30.4)	$22.3	$130.7	$78.4	$114.9

(3)

Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations permitted in calculating covenant compliance under the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA is not a measure of financial performance under GAAP, and you should consider Adjusted EBITDA in addition to and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities determined in accordance with GAAP. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. There may also be additional adjustments to Adjusted EBITDA under the agreements governing our material debt obligations.

The following table reconciles cash flows from operating activities to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
(Dollars in millions)
Reconciliation of cash flows to Adjusted EBITDA:
Cash flows (used in) provided by operating activities	$(96.3)	$(83.2)	$(27.7)	$12.0	$14.5
Income tax (benefit) expense	—	—	(0.6)	(1.4)	0.2
Amortization of debt issuance costs	(1.4)	(1.4)	(5.4)	(5.3)	(5.4)
Accretion of discount on long-term debt	(0.2)	(0.1)	(0.6)	(1.4)	(4.1)
Equity award expense	(0.4)	(0.4)	(1.8)	(2.7)	(2.4)
Interest income	—	—	—	—	(0.1)
Interest expense	34.5	34.7	137.8	135.5	126.6
(Loss) gain on disposal of fixed assets	(0.2)	3.3	4.0	45.7	(0.3)
Loss on early extinguishment of debt, net	—	—	—	(8.2)	(26.1)
Asset impairment	—	—	—	(77.4)	—
Goodwill impairment	—	—	—	—	(18.7)
Other, net	(12.8)	3.2	(0.8)	5.0	(1.0)
Changes in assets and liabilities, net	46.4	66.2	25.8	(23.4)	31.7

EBITDA	(30.4)	22.3	130.7	78.4	114.9
Merger related costs (a)	9.6	—	5.2	—	—
Hedge (gains) losses(b)	11.7	(3.8)	(14.3)	(3.7)	7.5
Equity award expense(c)	0.4	0.4	1.8	2.7	2.4
Restructuring charges(d)	—	1.0	1.4	102.4	24.5
Loss on extinguishment of debt, net(e)	—	2.6	2.8	8.2	26.1
Gain on insurance settlement(f)	—	—	—	(52.6)	—
Goodwill impairment(g)	—	—	—	—	18.7
Other items, net(h)	0.8	(2.4)	1.9	4.7	8.4

Adjusted EBITDA (i)	$(7.9)	$20.1	$129.5	$140.1	$202.5

(a)	Represents costs incurred in connection with the Merger.
(b)	Represents unrealized (gains) losses on energy-related derivative contracts.
(c)	Represents amortization of non-cash incentive compensation.
(d)	Represents costs associated with the closure of the former Sartell mill in 2012 and the shutdown of three paper machines in 2011.
(e)	Represents net loss related to debt refinancing.
(f)	Represents gain on insurance settlement resulting from the fire at the former Sartell mill.
(g)	Represents impairment of goodwill allocated to the coated paper segment.
(h)	Represents miscellaneous non-cash and other earnings adjustments, including the gains on sales of the former Sartell mill and Verso Fiber Farm LLC in 2013.
(i)	Verso’s historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

(4)	See information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein for further discussion of this metric.
(5)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

Summary Historical Consolidated Financial Data of Verso Holdings

The following table presents summary historical consolidated financial and operating data for Verso Holdings as of and for the fiscal years ended December 31, 2013, 2012 and 2011 and as of and for the three months ended March 31, 2014 and 2013. The summary historical financial information presented below for each of the three years ended December 31, 2013 has been derived from Verso Holdings’ audited consolidated financial statements. The summary historical financial information presented below for the three months ended March 31, 2014 and 2013 has been derived from Verso Holdings’ unaudited interim condensed consolidated financial statements. In the opinion of Verso Holdings’ management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information is only a summary and should be read in conjunction with Verso Holdings’ consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
(Dollars in millions)
Statements of Operations Data:
Net sales	$299.1	$333.2	$1,388.9	$1,474.6	$1,722.5
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	302.3	291.8	1,179.1	1,272.6	1,460.3
Depreciation, amortization, and depletion	25.7	26.0	104.7	118.2	125.3
Selling, general, and administrative expenses	17.6	18.8	73.8	74.4	78.0
Goodwill impairment	—	—	—	—	10.5
Restructuring charges	—	1.0	1.4	102.4	24.5

Total operating expenses	345.6	337.6	1,359.0	1,567.6	1,698.6
Other operating income(1)	—	(3.3)	(4.0)	(60.6)	—

Operating (loss) income	(46.5)	(1.1)	33.9	(32.4)	23.9
Interest income	(0.4)	(0.4)	(1.5)	(1.5)	(1.6)
Interest expense	34.9	34.4	138.7	127.9	122.2
Other loss, net	9.6	2.6	7.9	7.4	25.8

Net loss	$(90.6)	$(37.7)	$(111.2)	$(166.2)	$(122.5)

Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(96.3)	$(83.0)	$(27.5)	$11.3	$14.6
Cash (used in) provided by investing activities	(8.8)	32.9	(13.8)	(7.1)	(66.2)
Cash provided by (used in) financing activities	98.1	1.3	(9.0)	(37.6)	(6.3)
Other Financial and Operating Data:
EBITDA(2)	$(30.4)	$22.3	$130.7	$78.4	$123.4
Adjusted EBITDA(3)	(7.9)	20.1	129.5	140.1	202.8
Capital expenditures	(16.5)	(8.2)	(40.7)	(59.9)	(90.3)
Total tons sold (in thousands)(4)	371.7	406.2	1,689.8	1,799.0	2,023.4

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
(Dollars in millions)
Balance Sheet Data (end of period):
Cash and cash equivalents	$4.2	$12.6	$11.2	$61.5	$94.8
Working capital(5)	97.0	109.0	63.4	111.4	142.9
Property, plant, and equipment, net	722.1	761.8	742.9	793.0	934.7
Total assets	1,086.2	1,155.1	1,121.9	1,232.3	1,444.4
Total debt	1,369.5	1,282.7	1,271.8	1,187.1	1,201.1
Total (deficit) equity	(501.0)	(352.1)	(411.1)	(220.6)	(61.2)

(1)	Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.
(2)	EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities determined in accordance with GAAP.

The following table reconciles net loss to EBITDA for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
(Dollars in millions)
Reconciliation of net loss to EBITDA:
Net loss	$(90.6)	$(37.7)	$(111.2)	$(166.2)	$(122.5)
Interest expense, net	34.5	34.0	137.2	126.4	120.6
Depreciation, amortization, and depletion	25.7	26.0	104.7	118.2	125.3

EBITDA	$(30.4)	$22.3	$130.7	$78.4	$123.4

(3)	Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations permitted in calculating covenant compliance under the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA is not a measure of financial performance under GAAP, and you should consider Adjusted EBITDA in addition to and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities determined in accordance with GAAP. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. There may also be additional adjustments to Adjusted EBITDA under the agreements governing our material debt obligations.

The following table reconciles cash flows from operating activities to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
(Dollars in millions)
Reconciliation of cash flows to Adjusted EBITDA:
Cash flows (used in) provided by operating activities	$(96.3)	$(83.0)	$(27.5)	$11.3	$14.6
Amortization of debt issuance costs	(1.4)	(1.3)	(5.4)	(5.0)	(5.0)
Accretion of discount on long-term debt	(0.2)	(0.1)	(0.6)	(1.4)	(4.1)
Equity award expense	(0.4)	(0.4)	(1.8)	(2.7)	(2.4)
Interest income	(0.4)	(0.4)	(1.5)	(1.5)	(1.6)
Interest expense	34.9	34.4	138.6	127.9	122.2
(Loss) gain on disposal of fixed assets	(0.2)	3.3	4.0	45.7	(0.3)
Loss on early extinguishment of debt, net	—	—	—	(8.2)	(26.1)
Asset impairment	—	—	—	(77.4)	—
Goodwill impairment	—	—	—	—	(10.5)
Other, net	(12.8)	3.2	(0.7)	5.0	(1.0)
Changes in assets and liabilities, net	46.4	66.6	25.6	(15.3)	37.6

EBITDA	(30.4)	22.3	130.7	78.4	123.4
Merger related costs (a)	9.6	—	5.2	—	—
Hedge (gains) losses(b)	11.7	(3.8)	(14.3)	(3.7)	7.5
Equity award expense(c)	0.4	0.4	1.8	2.7	2.4
Restructuring charges(d)	—	1.0	1.4	102.4	24.5
Loss on extinguishment of debt, net(e)	—	2.6	2.8	8.2	26.1
Gain on insurance settlement(f)	—	—	—	(52.6)	—
Goodwill impairment(g)	—	—	—	—	10.5
Other items, net(h)	0.8	(2.4)	1.9	4.7	8.4

Adjusted EBITDA(i)	$(7.9)	$20.1	$129.5	$140.1	$202.8

(a)	Represents costs incurred in connection with the Merger.
(b)	Represents unrealized (gains) losses on energy-related derivative contracts.
(c)	Represents amortization of non-cash incentive compensation.
(d)	Represents costs associated with the closure of the former Sartell mill in 2012 and the shutdown of three paper machines in 2011.
(e)	Represents net loss related to debt refinancing.
(f)	Represents gain on insurance settlement resulting from the fire at the former Sartell mill.
(g)	Represents impairment of goodwill allocated to the coated paper segment.
(h)	Represents miscellaneous non-cash and other earnings adjustments, including the gains on sales of the former Sartell mill and Verso Fiber Farm LLC in 2013.
(i)	Verso Holdings’ historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

(4)	See information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein for further discussion of this metric.
(5)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

Summary Historical Consolidated Financial Data of NewPage and Predecessor

The following table presents summary historical financial data for NewPage as of and for the periods presented. The following information is only a summary and should be read in conjunction with NewPage’s historical consolidated financial statements and the other financial information included elsewhere in this joint proxy and information statement/prospectus.

The summary historical financial data for the years ended December 31, 2013, 2012 and 2011 have been prepared in accordance with GAAP and have been derived from, and should be read in conjunction with, NewPage’s audited consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus.

The summary historical financial data as of and for the three months ended March 31, 2014 and 2013 have been derived from NewPage’s unaudited interim condensed consolidated financial statements and, in the opinion of NewPage’s management, include all normal recurring adjustments necessary for a fair presentation of the information set forth herein in accordance with GAAP. Interim financial statements are not necessarily indicative of results that may be experienced for the fiscal year or any future reporting period.

On September 7, 2011, NewPage and certain of its U.S. subsidiaries commenced voluntary cases (the “Chapter 11 Proceedings”) under Chapter 11 of the United States Bankruptcy Code, as amended, in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817). NewPage and its debtor subsidiaries successfully emerged from the Chapter 11 Proceedings on December 21, 2012.

References to periods on or after December 31, 2012 refer to that of the Successor (as defined below) (the “Successor Period”) and references to periods prior to December 31, 2012 refer to that of the Predecessor (as defined below) (the “Predecessor Period”). The results of the Successor Period are not comparable to the results of the Predecessor Period. During the Chapter 11 Proceedings and upon emergence from Chapter 11, NewPage applied the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“ASC 852”), in preparing its consolidated financial statements. This guidance does not change the manner in which financial statements are prepared. However, it requires that the financial statements, for periods during the Chapter 11 Proceedings, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Furthermore, in accordance with ASC 852, fresh start accounting was required upon NewPage’s emergence from the Chapter 11 Proceedings. NewPage elected to apply fresh start accounting effective December 31, 2012, to coincide with the timing of its normal December accounting period close.

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the NewPage consolidated financial statements and resulted in it becoming a new entity for financial reporting purposes. Accordingly, the consolidated financial statements for periods prior to December 31, 2012 will not be comparable to NewPage’s consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings Inc. on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage Corporation prior to December 31, 2012.

Pursuant to fresh start accounting, all assets and liabilities reflected on the NewPage consolidated balance sheet as of December 31, 2012 were recorded at fair value except for deferred income taxes and pension and other postretirement projected benefit obligations. Except for the impact of the application of fresh start accounting on the carrying values of NewPage’s assets and liabilities as of December 31, 2012 and the change in accounting policy for maintenance costs for planned major maintenance shutdowns, the accounting policies adopted by the Successor Company and applied to the carrying values of its assets and liabilities reflected in its condensed consolidated balance sheet as of March 31, 2014 and consolidated balance sheet as of December 31, 2013 were consistent with the Predecessor Company’s significant accounting policies.

The information should be read in conjunction with NewPage’s consolidated financial statements and the related notes thereto and the information under the heading “Index to Financial Statements of NewPage” beginning on page M-1, and the unaudited interim condensed consolidated financial statements and the related notes thereto under the heading “Index to Financial Statements of NewPage Holdings Inc.” beginning on page M-1. For additional information about NewPage and its subsidiaries, please see “Information About NewPage” beginning on page 391 and “Where You Can Find More Information” beginning on page 415.

	Successor			Predecessor
	Three Months Ended March 31,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011

Statements of Operations Data:
Net Sales	$757	$756	$3,054	$3,131	$3,502
Cost of Sales	755	715	2,865	3,015	3,375
Selling, general and administrative expenses	24	41	146	139	145
Interest expense	49	11	47	26	391
Other (income) expense, net	—	—	—	—	2

Income (loss) before reorganization items and income taxes	(71)	(11)	(4)	(49)	(411)
Reorganization items, net(1)	—	—	—	(1,288)	86

Income (loss) before income taxes	(71)	(11)	(4)	1,239	(497)
Income tax (benefit)	—	—	(2)	(19)	1

Net income (loss)	$(71)	$(11)	$(2)	$1,258	$(498)

	Successor
	Three Months Ended March 31,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012

Balance Sheet Data (at period end for Successor):
Cash and cash equivalents	$9	$9	$83	$43
Working capital(2)	450	480	487	441
Property, plant and equipment	1,177	1,284	1,208	1,314
Total assets(3)	2,125	2,195	2,175	2,214
Total debt	785	513	487	490
Total equity	720	802	1,035	813

	Successor			Predecessor
	Three Months Ended March 31,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011

Statements of Cash Flow Data:
Cash provided by (used for) operating activities	$(77)	$(42)	$116	$3	$87
Cash provided by (used for) investing activities	(20)	(14)	(70)	(145)	(94)
Cash provided by (used for) financing activities	23	22	(6)	43	139

(1)	Certain expenses, provisions for losses and other charges and credits directly associated with or resulting from the reorganization and restructuring of the business that were realized or incurred in the Chapter 11 Proceedings, including the impact of the implementation of the Chapter 11 plan and the application of fresh start accounting, were recorded in reorganization items, net in the NewPage’s consolidated financial statements.

(2)	Working capital is defined as current assets minus current liabilities.
(3)	As part of the application of fresh start accounting, all assets were adjusted to their fair values as of December 31, 2012.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the years ended December 31, 2013, 2012 and 2011 and the three months ended March 31, 2014 and 2013:

	Successor			Predecessor
	Three Months Ended Mar. 31,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Net income (loss)	$(71)	$(11)	$(2)	$1,258	$(498)
Interest expense	49	11	47	26	391
Income tax (benefit)	—	—	(2)	(19)	1
Depreciation and amortization	46	46	184	242	243

EBITDA(a)	24	46	227	1,507	137
Equity awards	(3)	4	14	1	(1)
(Gain) loss on disposal of assets	1	—	2	6	11
Non-cash U.S. pension expense	—	—	—	6	12
Integration and related severance costs and other charges	—	6	14	8	23
Reorganization items, net	—	—	—	(1,288)	86
Post-emergence bankruptcy-related items	—	3	4	—	—
Pre-petition professional fees	—	—	—	—	19
Port Hawkesbury operations	—	—	—	—	37
Merger related costs	2	2	8	—	—
Other	1	—	—	(2)	—

Adjusted EBITDA(a)(b)	$25	$61	$269	$238	$324

(a)	EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA (as described in the table below) are not measures of NewPage’s performance under GAAP, are not intended to represent net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance. EBITDA and Adjusted EBITDA are shown because they are bases upon which NewPage’s management assesses performance and are primary components of certain covenants under NewPage’s revolving credit facility. In addition, NewPage’s management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of NewPage’s results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect NewPage’s current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, NewPage’s working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on NewPage’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	NewPage’s measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of NewPage’s business.

(b)	Does not include pro forma effects of NewPage’s project cost savings program used in certain covenants under the NewPage credit facilities.

Summary Unaudited Pro Forma Condensed Combined Financial Information of Verso

The following summary unaudited pro forma condensed combined financial information presents the combined historical consolidated statements of operations and consolidated balance sheet data of Verso and NewPage to reflect the Merger. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred as of the balance sheet date. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred as of January 1, 2013.

The summary unaudited pro forma condensed combined financial information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in this joint proxy and information statement/prospectus and NewPage’s historical consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus, as well as in conjunction with Verso’s historical consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus.

	Verso
	Pro Forma for the Merger
(Dollars in millions)	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Statement of Operations Data:
Net sales	$1,056.1	$4,442.9
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	1,014.2	3,871.7
Depreciation, amortization, and depletion	71.7	290.0
Selling, general, and administrative expenses	36.9	200.4
Restructuring charges	—	1.4

Total operating expenses	1,122.8	4,363.5
Other operating income	—	(4.0)

Operating (loss) income	(66.7)	83.4
Interest income	—	—
Interest expense	67.6	270.7
Other loss, net	—	2.8

Loss before income taxes	(134.3)	(190.1)
Income tax benefit	—	(2.6)

Net loss	$(134.3)	$(187.5)

Balance Sheet Data (at period end):
Working capital(1)	$584.1
Property, plant, and equipment, net	1,969.9
Total assets	3,136.5
Total debt(3)	2,757.7
Total equity (deficit)	(442.5)
Other Financial and Operating Data:
Pro Forma EBITDA(2)	$5.0	$370.6
Pro Forma Adjusted EBITDA(2)	16.9	398.2

(1)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

(2)	Pro Forma EBITDA reflects historical EBITDA as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger. Pro Forma Adjusted EBITDA reflects historical Adjusted EBITDA as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under GAAP. Verso’s definitions of EBITDA and Adjusted EBITDA, and the reasons Verso uses these measures, are described in footnotes 2 and 3 under “—Summary Historical Consolidated Financial Data of Verso” and NewPage’s definitions of EBITDA and Adjusted EBITDA, and the reasons NewPage uses these measures, are described in footnote (a) under “—Summary Historical Consolidated Financial Data of NewPage and Predecessor.”

The following table reconciles Pro Forma net income (loss) to Pro Forma EBITDA and to Pro Forma Adjusted EBITDA for the periods presented on a pro forma basis giving effect to the Merger:

	Pro Forma for the Merger
(Dollars in millions)	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Net loss	$(134.3)	$(187.5)
Interest expense, net	67.6	270.7
Income tax benefit	—	(2.6)
Depreciation, amortization, and depletion	71.7	290.0

Pro Forma EBITDA	$5.0	$370.6

Pro Forma EBITDA adjustments	11.9	27.6

Pro Forma Adjusted EBITDA	$16.9	$398.2

The following tables reflect the historical EBITDA adjustments as reported by Verso and NewPage and the pro forma adjustments reflecting the Merger:

	Historical		Pro Forma for the Merger
	Verso	NewPage
	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014
EBITDA	$(30.4)	$24.0	$5.0
Merger related costs (a)	9.6	2.0	—
Hedge (gains) losses	11.7	—	11.7
Equity award expense	0.4	(3.0)	(2.6)
Other	0.8	1.0	1.8
(Gain) loss on disposal of assets	—	1.0	1.0

Total EBITDA adjustments	22.5	1.0	11.9

Adjusted EBITDA (b)	$(7.9)	$25.0	$16.9

(a)	The Pro Forma EBITDA adjustments exclude Merger Related Cost incurred during the three months ended March 31, 2014 as such costs were removed from the Pro Forma Statement of Operations for the three months ended March 31, 2014. See notes to Pro Forma Statement of Operations for the Pro Forma Adjustment attributable to Merger Related Costs.
(b)	Verso’s historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

(Dollars in millions)	Historical		Pro Forma for the Merger
	Verso	NewPage	Year Ended December 31, 2013
	Year Ended December 31, 2013	Year Ended December 31, 2013
EBITDA	$130.7	$227.0	$370.6
Restructuring charges	1.4	—	1.4
Loss on extinguishment of debt, net	2.8	—	2.8
Hedge gains	(14.3)	—	(14.3)
Equity award expense	1.8	14.0	15.8
Other items, net	1.9	—	1.9
Loss on disposal of assets.	—	2.0	2.0
Integration and related severance costs and other charges	—	14.0	14.0
Post-emergence bankruptcy-related items	—	4.0	4.0
Merger related costs(a)	5.2	8.0	—

Total EBITDA adjustments	(1.2)	42.0	27.6

Adjusted EBITDA(b)	$129.5	$269.0	$398.2

(a)	The Pro Forma EBITDA Adjustments exclude Merger Related Costs incurred as of December 31, 2013 as such costs were removed from the Pro Forma Statement of Operations as of December 31, 2013. See notes to Pro Forma Statement of Operations for the Pro Forma Adjustment attributable to Merger Related Costs incurred as of December 31, 2013.
(b)	Verso’s historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

(3)	Pursuant to the Exchange Offers, the principal amount of debt will be reduced, but under GAAP no reduction will be reflected on our balance sheet. Instead, the reduction will accrue over time as a reduction to interest expense.

Summary Unaudited Pro Forma Condensed Combined Financial Information of Verso Holdings

The following summary unaudited pro forma condensed combined financial information presents the combined historical consolidated statements of operations and consolidated balance sheet data of Verso Holdings and NewPage to reflect the Merger. The unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had occurred as of the balance sheet date. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred as of January 1, 2013.

The summary unaudited pro forma condensed combined financial information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in this joint proxy and information statement/prospectus and NewPage’s historical consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus, as well as in conjunction with Verso Holdings’ historical consolidated financial statements included in this joint proxy and information statement/prospectus, and the other financial information included elsewhere in this joint proxy and information statement/prospectus.

	Verso Holdings
	Pro Forma for the Merger
(Dollars in millions)	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Statement of Operations Data:
Net sales	$1,056.1	$4,442.9
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	1,014.2	3,871.7
Depreciation, amortization, and depletion	71.7	290.0
Selling, general, and administrative expenses	36.9	200.4
Restructuring charges	—	1.4

Total operating expenses	1,122.8	4,363.5
Other operating income	—	(4.0)

Operating (loss) income	(66.7)	83.4
Interest income	(0.4)	(1.5)
Interest expense	68.0	271.5
Other loss, net	—	2.8

Loss before income taxes	(134.3)	(189.4)
Income tax benefit	—	(2.0)

Net loss	$(134.3)	$(187.4)

Balance Sheet Data (at period end):
Working capital(1)	$584.1
Property, plant, and equipment, net	1,969.9
Total assets	3,159.9
Total debt(3)	2,781.0
Total equity (deficit)	(436.3)

Other Financial and Operating Data:
Pro Forma EBITDA(2)	$5.0	$370.6
Pro Forma Adjusted EBITDA(2)	16.9	398.2

(1)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

(2)	Pro Forma EBITDA reflects historical EBITDA as reported by Verso Holdings and NewPage and the pro forma adjustments reflecting the Merger. Pro Forma Adjusted EBITDA reflects historical Adjusted EBITDA as reported by Verso Holdings and NewPage and the pro forma adjustments reflecting the Merger. Verso Holdings’ Pro Forma Adjusted EBITDA is shown before the pro forma effects of our profitability program.

Pro Forma EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under GAAP. Verso Holdings’ definitions of EBITDA and Adjusted EBITDA, and the reasons Verso Holdings uses these measures, are described in footnotes 2 and 3 under “—Summary Historical Consolidated Financial Data of Verso Holdings” and NewPage’s definitions of EBITDA and Adjusted EBITDA, and the reasons NewPage uses these measures, are described in footnote (a) under “—Summary Historical Consolidated Financial Data of NewPage and Predecessor.”

The following table reconciles Pro Forma net income (loss) to Pro Forma EBITDA and to Pro Forma Adjusted EBITDA for the periods presented on a pro forma basis giving effect to the Merger:

	Pro Forma for the Merger
(Dollars in millions)	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Net loss	$(134.3)	$(187.4)
Interest expense, net	67.6	270.0
Income tax benefit	—	(2.0)
Depreciation, amortization, and depletion	71.7	290.0

Pro Forma EBITDA	$5.0	$370.6

Pro Forma EBITDA adjustments	11.9	27.6

Pro Forma Adjusted EBITDA	$16.9	$398.2

The following tables reflect the historical EBITDA adjustments as reported by Verso Holdings and NewPage and the pro forma adjustments reflecting the Merger:

	Historical		Pro Forma for the Merger
	Verso Holdings	NewPage
	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014
EBITDA	$(30.4)	$24.0	$5.0
Merger related costs(a)	9.6	2.0	—
Hedge (gains) losses	11.7	—	11.7
Equity award expense	0.4	(3.0)	(2.6)
Other	0.8	1.0	1.8
(Gain) loss on disposal of assets.	—	1.0	1.0

Total EBITDA adjustments	22.5	1.0	11.9

Adjusted EBITDA(b)	$(7.9)	$25.0	$16.9

(a)	The Pro Forma EBITDA adjustments exclude Merger Related Cost incurred during the three months ended March 31, 2014 as such costs were removed from the Pro Forma Statement of Operations for the three months ended March 31, 2014. See notes to Pro Forma Statement of Operations for the Pro Forma Adjustment attributable to Merger Related Costs.
(b)	Verso Holdings’ historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

	Historical		Pro Forma for the Merger
	Verso Holdings	NewPage
(Dollars in millions)	Year Ended December 31, 2013	Year Ended December 31, 2013	Year Ended December 31, 2013
EBITDA	$130.7	$227.0	$370.6
Restructuring charges	1.4	—	1.4
Loss on extinguishment of debt, net	2.8	—	2.8
Hedge gains	(14.3)	—	(14.3)
Equity award expense	1.8	14.0	15.8
Other items, net	1.9	—	1.9
Loss on disposal of assets.	—	2.0	2.0
Integration and related severance costs and other charges	—	14.0	14.0
Post-emergence bankruptcy-related items	—	4.0	4.0
Merger related costs(a)	5.2	8.0	—

Total EBITDA adjustments	(1.2)	42.0	27.6

Adjusted EBITDA(b)	$129.5	$269.0	$398.2

(a)	The Pro Forma EBITDA Adjustments exclude Merger Related Costs incurred as of December 31, 2013 as such costs were removed from the Pro Forma Statement of Operations as of December 31, 2013. See notes to Pro Forma Statement of Operations for the Pro Forma Adjustment attributable to Merger Related Costs incurred as of December 31, 2013.
(b)	Verso Holdings’ historical Adjusted EBITDA is shown before the pro forma effects of our profitability program.

(3)	Pursuant to the Exchange Offers, the principal amount of debt will be reduced, but under GAAP no reduction will be reflected on our balance sheet. Instead, the reduction will accrue over time as a reduction to interest expense.

COMPARATIVE PER SHARE DATA

The following table shows, for the year ended December 31, 2013, and the three months ended March 31, 2014, historical and pro forma equivalent per share data for NewPage common stock and historical and pro forma combined per share data for Verso common stock. The information in the table is derived from Verso’s historical consolidated financial statements included herein and NewPage’s historical consolidated financial information included herein, as well as the unaudited pro forma condensed combined financial information included elsewhere herein.

The pro forma equivalent information shows the effect of the Merger from the perspective of an owner of NewPage common stock. The information was computed by multiplying the pro forma combined net loss per share for the three months ended March 31, 2014, and the year ended December 31, 2013 and the pro forma combined book value per share as of March 31, 2014 by the ratio (1.97) of the total number of shares of Verso common stock to be issued as part of the merger consideration, which we have assumed to be 13,983,670 shares, to the number of outstanding NewPage shares as of March 31, 2014, and December 31, 2013 (7,092,477 and 7,087,239 shares, respectively). The actual number of shares of Verso common stock to be issued as part of the Merger Consideration depends on the number of outstanding shares of Verso common stock at the closing of the offering and is subject to certain adjustments. See “Merger Agreement—Merger Consideration.” These computations exclude any potential benefit to NewPage’s stockholders from receiving any amount of cash or New First Lien Notes as components of the Transaction Consideration.

The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of income data are based on the assumption that the Merger was completed on January 1, 2013, and the pro forma adjustments to the balance sheet data are based on the assumption that the Merger was completed on March 31, 2014.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of Verso after the completion of the Merger.

You should read the information below together with the historical consolidated financial statements and related notes of each of Verso and NewPage, which are included elsewhere in this joint proxy and information statement/prospectus, and with the information under the heading “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 101.

	NewPage Common Stock		Verso Common Stock
	Historical	Pro Forma Equivalent	Historical	Pro Forma Combined
Net Income (Loss) Per Share—
Basic:
Three Months Ended March 31, 2014	$(10.01)	$(3.16)	$(1.70)	$(1.60)
Year Ended December 31, 2013	$(0.27)	$(4.42)	$(2.09)	$(2.24)
Diluted:
Three Months Ended March 31, 2014	$(10.01)	$(3.16)	$(1.70)	$(1.60)
Year Ended December 31, 2013	$(0.27)	$(4.42)	$(2.09)	$(2.24)
Book Value Per Share
March 31, 2014	$101.52	$(10.40)	$(9.51)	$(5.27)
Cash Dividends
Three Months Ended March 31, 2014	$34.35	$—	$—	$—
Year Ended December 31, 2013	$—	$—	$—	$—

MARKET PRICE AND DIVIDEND INFORMATION

Verso’s common stock is listed for trading on the New York Stock Exchange under the trading symbol “VRS.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Verso’s common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you are urged to consult publicly available sources.

	Verso Common Stock
	High	Low
YEAR ENDED DECEMBER 31, 2011
Quarter ended March 31, 2011	$6.37	$3.43
Quarter ended June 30, 2011	5.44	2.51
Quarter ended September 30, 2011	3.16	1.65
Quarter ended December 31, 2011	1.95	0.85
YEAR ENDED DECEMBER 31, 2012
Quarter ended March 31, 2012	3.36	0.91
Quarter ended June 30, 2012	2.05	1.03
Quarter ended September 30, 2012	2.38	1.16
Quarter ended December 31, 2012	1.70	0.99
YEAR ENDED DECEMBER 31, 2013
Quarter ended March 31, 2013	1.68	0.98
Quarter ended June 30, 2013	1.39	1.03
Quarter ended September 30, 2013	1.15	0.61
Quarter ended December 31, 2013	0.92	0.52
QUARTER ENDED MARCH 31, 2014	5.55	0.62
QUARTER ENDED JUNE 30, 2014	3.24	1.60

The closing sale price of Verso common stock as of July 8, 2014 was $2.72 per share.

Because there is no established trading market for shares of any class of NewPage capital stock, information with respect to the market prices of NewPage stock has been omitted.

RISK FACTORS

In addition to the information included in this joint proxy and information statement/prospectus, you should carefully read and consider the following risk factors in evaluating the proposals to be voted on at the Verso special meeting. If the conditions to the completion of the Merger are satisfied or waived, and the Merger is completed, holders of NewPage common stock will become holders of Verso common stock and the New First Lien Notes and will be subject to the risks and uncertainties of holders thereof.

Risks Relating to the Merger

Because the New First Lien Notes are valued at face value upon issuance but could trade at, above, or below par value at the closing of the Merger, NewPage stockholders cannot be sure of the precise value of the Merger Consideration they will receive.

Under the terms of the Merger Agreement, stockholders of NewPage will receive, among other forms of consideration, $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing. The market value of the New First Lien Notes is subject to market conditions and fluctuations and could decrease post-closing if, among other reasons, Verso and its subsidiaries (including the Surviving Corporation) perform poorly, fail to achieve synergies from the Merger or become insolvent, or if Verso incurs incremental debt that ranks pari passu with the New First Lien Notes to the extent permitted under its debt instruments. Additionally, sales of Verso’s Existing First Lien Notes after the closing of the Merger may cause the market price of Verso’s Existing First Lien Notes and the New First Lien Notes to fall. Although Apollo and its affiliates will be subject to a lock-up agreement that will restrict them from buying or selling any existing debt or equity securities of Verso during the period between signing and closing, after the closing of the Merger, holders of Verso’s debt and equity securities (including Apollo and its affiliates) will be able to trade such securities freely. In light of these uncertainties, NewPage stockholders will not be able to calculate the precise value of the consideration that they will receive in connection with the Merger. Many of these factors, moreover, are largely beyond the parties’ control and could negatively impact the value of the consideration NewPage stockholders will receive.

Because the Verso common stock is subject to market fluctuations, NewPage stockholders cannot be sure of the precise value of the Merger Consideration they will receive.

Verso common stock is currently listed and traded on the NYSE and is subject to market price fluctuations common to all publicly-traded securities. The price of the Verso common stock may be volatile and subject to wide fluctuations, and the trading volume of Verso common stock may fluctuate and cause significant price variations to occur. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to the combined company’s operating performance. Some of the factors that could cause fluctuations in the stock price or trading volume of the Verso common stock include:

•	general market and economic conditions, including market conditions in the pulp, paper and packaging industry;

•	actual or expected variations in quarterly results of operations;

•	differences between actual results of operations and those expected by investors and securities analysts;

•	changes in recommendations by securities analysts;

•	operations and stock performance of industry participants;

•	changes in Verso’s capital structure;

•	accounting charges, including charges relating to the impairment of long-lived assets, including goodwill;

•	significant acquisitions or strategic alliances by the combined company or by competitors;

•	sales of Verso’s common stock, including sales by Verso’s directors and officers or significant investors;

•	historical light trading volume with respect to Verso common stock;

•	recruitment or departure of key personnel; and

•	early termination of client or supplier agreements or loss of clients or relationships with suppliers.

Additionally, a substantial number of shares, relative to the total shares of Verso common stock held by the public, of Verso common stock will be held by a small number of stockholders, including the Verso Stockholder (see “Ancillary Agreements Entered Into In Connection With The Merger Agreement—Verso Stockholder’s Voting Agreement”). A decision by one or more of these stockholders to sell or potentially sell a substantial number of shares of Verso common stock in the public market could depress the market price of Verso common stock and could impair the ability of the combined company to raise capital through the sale of additional securities. Although Apollo and its affiliates will be subject to a lock-up agreement that will restrict them from buying or selling any existing debt or equity securities of Verso during the period between signing and closing, after the closing of the Merger, holders of Verso’s debt and equity securities (including Apollo and its affiliates) will be able to trade such securities freely. In light of these uncertainties, NewPage stockholders will not be able to calculate the precise value of the consideration that they will receive in connection with the Merger.

NewPage stockholders will have a reduced ownership and voting interest in Verso after the Merger relative to their current ownership and voting interest in NewPage and, as a result, will be able to exert less influence over management.

Following the Merger, each NewPage stockholder will become a stockholder of Verso with a percentage ownership of Verso after the Merger that is smaller than the stockholder’s percentage ownership of NewPage. It is expected that the former stockholders of NewPage as a group will own approximately 17% of the outstanding shares of Verso common stock immediately after the completion of the Merger. See “The Merger Agreement—Transaction Consideration” for more details. Accordingly, NewPage stockholders will have substantially less influence on the management and policies of Verso after the Merger than they now have with respect to the management and policies of NewPage.

Covenants in the Merger Agreement place certain restrictions on NewPage’s conduct of its business prior to the closing of the Merger without Verso’s consent. The announcement of the Merger Agreement and pendency of the Merger could have an adverse effect on NewPage’s businesses, financial conditions, results of operations or business prospects.

The Merger Agreement restricts NewPage from taking certain specified actions without Verso’s consent while the Merger is pending, which could be for longer than one year given the End Date. These restrictions, combined with the additional $250 million of debt that NewPage incurred in connection with the NewPage Term Loan Facility, may prevent NewPage from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the closing of the Merger. In addition, the announcement of the Merger Agreement and pendency of the Merger could have an adverse effect on NewPage’s ability to retain, recruit and motivate key personnel and could impact NewPage’s relationships with its customers and suppliers.

Some of the directors and executive officers of NewPage have interests in the Merger that are different from, or are in addition to, the interests of NewPage’s stockholders generally. These interests may create potential conflicts of interest. These interests may include positions as directors of the combined company, potential payment or accelerated vesting of or distribution of rights or benefits under certain of their respective compensation and benefit plans as a result of the Merger, potential severance and other benefit payments in the event of termination of employment in connection with the Merger, and the right to continued indemnification and insurance coverage by the combined company for acts or omissions occurring prior to the closing of the

Merger. See “The Merger—Interests of NewPage Directors and Executive Officers in the Merger” beginning on page 245 and “The Merger Agreement—Indemnification; Directors’ and Officers’ and Fiduciary Liability Insurance” beginning on page 279 of this joint proxy and information statement/prospectus.

The parties may be unable to satisfy the conditions to the completion of the Merger and the Merger may not be completed.

The closing of the Merger is subject to the satisfaction or waiver of certain conditions, many of which are beyond the control of NewPage and some beyond the control of both Verso and NewPage. Completion of the Merger is conditioned on, among other conditions, the adoption of the Merger Agreement and approval of the Merger by NewPage stockholders and approval of the issuance of shares of Verso common stock as part of the Merger Consideration by the Verso stockholders, the expiration or termination of the applicable waiting period under the HSR Act and receipt of other regulatory approvals, the absence of any injunction or judgment that prohibits the completion of the Merger and the completion of the Exchange Offer Transactions. Each party’s obligation to close the Merger is also subject to, among other conditions, the accuracy of the representations and warranties of the other party in the Merger Agreement (subject to certain specified standards of materiality), the compliance in all material respects with covenants of the other party in the Merger Agreement and the absence of a material adverse effect on the other party. These and other conditions to the completion of the Merger may fail to be satisfied, and satisfying the conditions to and completion of the Merger may take longer, and could cost more, than Verso and NewPage expect.

In addition, under certain circumstances, either NewPage or Verso may terminate the Merger Agreement if the Merger has not closed on or prior to December 31, 2014, unless extended pursuant to the Merger Agreement.

The failure to obtain required regulatory approvals in a timely manner or any materially burdensome conditions contained in any regulatory approvals could delay or prevent completion of the Merger and diminish the anticipated benefits of the Merger.

Completion of the Merger is conditional upon the receipt of certain regulatory approvals, including, but not limited to, the expiration or termination of the applicable waiting periods under the HSR Act.

Verso and NewPage have filed required antitrust documents relating to the Merger under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”). Although Verso and NewPage have agreed in the Merger Agreement to use their reasonable best efforts to obtain the requisite regulatory approvals, there can be no assurance that the expiration or termination of the applicable waiting period under the HSR Act will be obtained in a timely manner, or at all. The requirement to receive such expiration or termination before the closing of the Merger could delay the consummation of the Merger. In addition, at any time before or after completion of the Merger, the DOJ, the FTC or any state or other non-U.S. competition authority could take such action under applicable laws as it deems necessary or desirable in the public interest, including seeking to enjoin completion of the Merger, rescind the Merger or seek divestiture of particular assets of Verso or NewPage. Any delay in completing the Merger, or any additional conditions imposed in order to complete the Merger, may adversely affect the synergies and other benefits that Verso expects to achieve if the Merger and the integration of the companies’ respective businesses are completed within the expected timeframe and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Merger. Any uncertainty over the ability to complete the Merger could make it more difficult for Verso to retain key employees or to pursue business strategies. Similarly, the governmental authorities from which these approvals are required may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Additionally, if Verso is required to take any action to resolve an antitrust challenge that would reasonably be expected to materially affect its business, it will not be obligated to close the Merger, or, if Verso remains required to close the Merger, its business and results of Verso’s operations may be adversely affected.

The closing of the Merger is subject to the completion of the Exchange Offer Transactions.

If Verso is not able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions, the Merger may not close. The willingness of the holders of the Old Second Lien Notes and Old Subordinated Notes to reduce the aggregate principal amount of the Old Second Lien Notes and Old Subordinated Notes in the Exchange Offers may depend in part on the holders’ assessment of the impact of the completion of the Merger on the trading value of Old Second Lien Notes and Old Subordinated Notes.

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions, in which case the Merger may not close.

The Merger is expected to result in an ownership change for NewPage under Section 382 of the Code, potentially limiting the use of NewPage’s net operating loss carryforwards in future taxable years of the combined company.

As of December 31, 2013, NewPage had approximately $788 million of net operating loss carryforwards for U.S. federal income tax purposes. As of December 31, 2013, Verso had approximately $1,112.2 million of net operating loss carryforwards for U.S. federal income tax purposes. Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” generally occurs if there is a cumulative change in ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. The Merger is expected to result in an ownership change under Section 382 of the Code for NewPage, potentially limiting the use of NewPage’s net operating loss carryforwards in future taxable years of the combined company. Although not free from doubt, the Merger is not expected to result in an ownership change under Section 382 of the Code for Verso, but an ownership change of Verso may occur in the future as a result of future transactions in Verso’s stock, some of which may be outside its control. These limitations may affect the timing of when these net operating loss carryforwards can be used which, in turn, may impact the timing of when cash is used to pay the taxes of the combined company.

Certain NewPage stockholders may exercise appraisal rights under Section 262 of the DGCL, and if appraisal rights are exercised with respect to more than 7% of shares of NewPage common equity, the Merger may not close. If there are NewPage stockholders that successfully exercise their appraisal rights, the Surviving Corporation will be responsible for the resulting cash payment obligation.

Although NewPage stockholders who owned approximately 61% of the voting power of NewPage common stock on January 3, 2014 have entered into the Support Agreements with NewPage and Verso agreeing to waive their appraisal rights (see “Ancillary Agreements Entered Into In Connection With The Merger Agreement—NewPage Stockholders’ Support Agreements”), under the Merger Agreement, the closing of the Merger is subject to the condition that NewPage stockholders who have not voted in favor of the Merger, have properly exercised their appraisal rights under Delaware law and who have not withdrawn their request for appraisal rights, shall not hold more than 7% of NewPage’s then issued and outstanding common stock.

Additionally, if there are NewPage stockholders who exercise their appraisal rights and complete the process required by the DGCL, the Surviving Corporation will be obligated to pay such stockholders the pre-Merger cash value of their NewPage stock as determined by the Delaware Court of Chancery.

NewPage must obtain approval of its stockholders to consummate the Merger, which, if delayed or not obtained, may jeopardize or delay the consummation of the Merger.

If NewPage does not obtain the approval of at least a majority of the outstanding shares of NewPage common stock entitled to vote on the Merger, neither party is obligated to close. Although NewPage’s stockholders who owned approximately 61% of the voting power of NewPage common stock on January 3, 2014 have entered into the Support Agreements with NewPage and Verso agreeing to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement, there is no assurance that all of the NewPage’ stockholders who have signed the Support Agreements will perform the undertakings agreed therein. If one or more of such stockholders breach their Support Agreements, there is no assurance that litigation will result in a grant of specific performance of the undertakings under the Support Agreements, and such breach or litigation could also jeopardize or delay the consummation of the Merger for a significant period of time or prevent it from occurring.

Failure to complete the Merger could negatively impact the future business and financial results of NewPage and its value as a standalone company.

If the Merger is not completed for any reason, the ongoing business of NewPage may be adversely affected and, without realizing any of the benefits of having completed the Merger, NewPage will be subject to a number of risks, including, but not limited to, the following:

•	the additional $250 million of debt that NewPage incurred in connection with the NewPage Term Loan Facility may prevent NewPage from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business prior to the closing or the termination of the Merger Agreement;

•	NewPage may be required to pay Verso a termination fee of $27 million if the Merger Agreement is terminated under certain circumstances (See, “The Merger Agreement—Termination Fees” beginning on page 283 of this joint proxy and information statement/prospectus);

•	NewPage may be required to pay certain costs relating to the Merger, even if the Merger is not completed, such as legal, accounting, financial advisor, consultant and printing fees; and

•	matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by NewPage management, whether or not the Merger is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to NewPage as an independent company.

These factors could affect the prospects of NewPage as a standalone entity, demand for NewPage common stock and the valuation of NewPage as a standalone entity.

The Merger Agreement contains provisions that limit NewPage’s ability to pursue alternatives to the Merger, which could discourage a potential acquirer of NewPage from making an alternative transaction proposal or could result in a competing proposal being at a lower price than it might otherwise be and, in certain circumstances, could require NewPage to pay Verso a significant termination fee.

The Merger Agreement contains provisions that make it more difficult for NewPage to sell its business to a party other than Verso. These provisions include the general prohibition on NewPage taking certain actions that might lead to or otherwise facilitate a proposal by a third party for an alternative transaction and the requirement that NewPage pay Verso a termination fee of $27 million if the Merger Agreement is terminated in specified circumstances, including if the Merger Agreement is terminated as a result of NewPage entering into an agreement for an alternative transaction. See, “The Merger Agreement—Termination Fees” beginning on page 283 of this joint proxy and information statement/prospectus.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of the stock, properties or assets of NewPage from considering or proposing that acquisition, even if that party were prepared to pay consideration to NewPage’s stockholders with a higher per share value than the Merger Consideration.

If the Merger Agreement is terminated, the failure of the Merger could have an adverse effect on NewPage’s ability to conduct a successful initial public offering.

Pursuant to Section 7.1(a) of the Stockholders Agreement, NewPage is required to file, and thereafter to use its best efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (the “Registration Statement”) with a view towards completing an initial public offering of its common stock prior to or on December 21, 2014. During the pendency of the Merger, NewPage’s board of directors and management will not devote significant resources or attention to evaluating the alternative of operating NewPage on a stand-alone basis, both with and without a dividend recapitalization, with the view towards consummating an initial public offering of NewPage’s common stock in the near future. Pendency of the Merger could significantly distract management and employees from operating NewPage’s business and could adversely affect business performance and the ability to identify and pursue other opportunities that may have been beneficial to NewPage as an independent company. Additionally, a failed merger could adversely affect both prospects of an initial public offering and subsequent trading value of the shares of NewPage common stock.

NewPage has replaced its former credit facilities with the new facilities contemplated by the Merger Agreement, which may remain in effect even if the Merger does not close.

The terms and conditions of the NewPage Term Loan Facility and NewPage ABL Facility are less favorable to NewPage than its prior facilities and could be less favorable to NewPage than other facilities that NewPage may have been able to obtain if NewPage were seeking replacement facilities in the absence of the Merger, and it may not be possible for NewPage to replace the NewPage Term Loan Facility or NewPage ABL Facility in a cost effective manner if the Merger does not close. As a result of the replacement of NewPage’s former $500 million term loan with the NewPage Term Loan Facility, NewPage has an increased debt level, which could make it more difficult or expensive to obtain any necessary future financing for capital expenditures or other purposes. Although the definitive documentation with respect to the NewPage Term Loan Facility permits NewPage to refinance the NewPage Term Loan Facility under certain circumstances with (a) one or more new term facilities or (b) one or more additional series of senior unsecured notes or loans or senior secured notes, in the event that NewPage wishes to refinance the NewPage Term Loan Facility, it might not be able to obtain refinancing indebtedness on favorable terms or at all, and NewPage will have already paid the fees associated with the incurrence of the NewPage Term Loan Facility. Additionally, any such refinancing occurring more than 30 calendar days after the termination of the Merger Agreement in accordance with its terms and prior to the three year anniversary of the NewPage Term Loan Facility may be subject to a prepayment premium if the refinancing results in a lower yield than under the NewPage Term Loan Facility.

If the Merger Agreement is terminated, the ability of each of NewPage and Verso to seek money damages from the other party is limited to $27 million.

NewPage and Verso can seek money damages from each other only up to an aggregate amount of $27 million (which may not be paid in addition to a termination fee) under the Merger Agreement and the ancillary agreements and only if (a) the Merger Agreement has been terminated and (b) the other party’s breach of the Merger Agreement was willful and material. Therefore, if either party willfully and materially breaches the Merger Agreement or any of the ancillary agreements in a way that causes the other party to incur more than $27 million of losses (including potentially by refusing to consummate the Merger when such party would otherwise be required to do so), the other party will not be able to recover the full amount of its losses (though such party may have the ability to obtain a court order for specific performance, forcing the breaching party to comply with its obligations). Additionally, neither party may seek money damages if the other party’s breach was not willful and material, even if the non-breaching party incurs substantial losses as a result of the breach, although this requirement that a breach be willful and material does not apply for Verso or NewPage, as applicable, to recover the termination fee.

Any delay in completing the Merger may substantially reduce the benefits that Verso and NewPage expect to obtain from the Merger.

In addition to obtaining the approval of the stockholders of each of NewPage and Verso for the consummation of the Merger and issuance of shares of Verso common stock, respectively, the Merger is subject to a number of other conditions beyond the control of NewPage and Verso that may prevent, delay, or otherwise materially and adversely affect its completion. Verso and NewPage cannot predict whether or when certain of the conditions required to complete the Merger will be satisfied, and satisfying the conditions to the Merger could take longer than (and cost more than) Verso and NewPage expect and delay the effective time of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger, or any additional conditions imposed in order to complete the Merger, may materially and adversely affect the synergies and other benefits that Verso and NewPage expect to achieve if the Merger and the integration of the companies’ respective businesses are not completed within the expected timeframe and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Merger.

Verso and NewPage will incur significant costs in connection with the Merger and the integration of Verso and NewPage into a combined company, including legal, accounting, financial advisory and other costs.

Verso and NewPage have incurred, and expect to continue to incur, significant costs in connection with the Merger, including the fees of their respective professional advisors. Verso also will incur integration and restructuring costs following the completion of the Merger as its operations are integrated with NewPage’s operations. While Verso’s management believes that the synergies are achievable, the synergies anticipated to arise from the Merger may not be achieved within the time frame expected or at all, and if achieved, may not be sufficient to offset the costs associated with the Merger. Unanticipated costs, or the failure to achieve expected synergies, may have an adverse impact on the results of operations of the combined company following the completion of the Merger.

The integration process will be complex, costly and time-consuming, and there can be no assurance that the integration efforts will be successful. The difficulties of integrating the businesses may include:

•	employee redeployment, relocation or severance;

•	failure to retain key employees, which might adversely affect operations and the ability to retain other employees;

•	integration of manufacturing, logistics, information, communications, and other systems;

•	combination of research and development teams and processes;

•	failure to retain customers or arrangements with suppliers; and

•	other unanticipated issues, expenses and liabilities.

Integrating Verso’s business with that of NewPage may divert the attention of management away from operations.

The integration of Verso’s and NewPage’s operations, products and personnel may place a significant burden on management and other internal resources. Matters related to the Merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Verso or NewPage. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm the combined company’s business, financial conditions and operating results.

As a result of the Merger, the combined company may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect its business and require the incurrence of substantial additional costs to recruit replacement personnel.

Verso and NewPage are highly dependent on the continuing efforts of their senior management team and other key personnel. As a result of the Merger, current and prospective employees could experience uncertainty about their future roles. This uncertainty may adversely affect the combined company’s ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on the combined company’s business after consummation of the Merger.

If Verso or NewPage fails to obtain all required consents and waivers, third parties may terminate or alter existing contracts.

Certain agreements with suppliers, customers, licensors or other business partners require Verso or NewPage to obtain the approval or waiver of these other parties in connection with the Merger. Verso and NewPage have agreed to use reasonable best efforts to secure the necessary approvals and waivers. However, there is no assurance that Verso and/or NewPage will be able to obtain all of the necessary approvals and waivers, and failure to do so could have a material adverse effect on the combined company’s business after the Merger.

Additionally, under certain of NewPage’s servicing contracts, leases and debt obligations, the Merger will constitute a change in control, and, therefore, the counterparty may exercise certain rights under the applicable agreement upon the closing of the Merger. Any such counterparty may request modifications of the applicable agreements as a condition to granting a waiver or consent under such agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

General customer uncertainty related to the Merger could harm Verso.

Verso’s and NewPage’s customers may, in response to the consummation of the Merger, delay or defer purchasing decisions. If customers delay or defer purchasing decisions, the combined company’s revenues could materially decline or any anticipated increases in revenue could be lower than expected.

The combined company may not realize the anticipated benefits of the Merger.

The rationale for the Merger is, in large part, predicated on the ability to realize cost savings through the combination the two companies. Achieving these cost savings is dependent upon a number of factors, many of which are beyond the combined company’s control. An inability to realize the full extent of, or any of, the anticipated benefits of the Merger, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses, operating results and financial condition of the combined company.

The Merger involves the integration of two companies that have previously operated independently. The success of the Merger will depend, in large part, on the ability to realize the synergies expected to be produced from integrating NewPage’s businesses with Verso’s existing business. Although Verso has identified approximately $175 million of pre-tax annualized synergies that are expected to be realized during the first 18 months after the consummation of the Merger, there can be no assurance as to when or the extent to which the combined company will be able to realize these increased revenues, cost savings or other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. The combined company must integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. In some instances, Verso and NewPage have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Such difficulties associated with integration, among others, could have a material adverse effect on the combined company’s business.

The combined company’s operating results after the Merger may materially differ from the pro forma information presented in this joint proxy and information statement/prospectus.

The combined company’s operating results after the Merger may be materially different from those shown in the pro forma information, which represents only a combination of Verso’s historical results with those of NewPage. The assumptions contained herein are based on Verso’s current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements after the Merger to be materially different from any future results, performance or achievements expressed or implied. Any of the assumptions could be inaccurate and, therefore, there can be no assurance that the pro forma financial results or estimated synergies or cost savings herein will prove to be accurate or that the objectives and plans expressed will be achieved. Any synergies or cost savings that are realized from the Merger may differ materially from the estimates contained herein. Verso and NewPage cannot provide any assurances that synergies will be achieved or cost-savings will be completed as anticipated or at all. Furthermore, the Merger, financing, integration, restructuring and transaction costs related to the Merger could be higher or lower than currently estimated, depending on how difficult it is to integrate Verso’s business with that of NewPage.

Certain financial forecasts may not be realized, which may adversely affect the market price of Verso New First Lien Notes and common stock following the consummation of the Merger.

In arriving at their respective fairness opinions regarding the consideration to be paid under Merger Agreement, each of Evercore and Goldman Sachs relied upon, without independent verification, the accuracy and completeness of the information that was made available to Evercore and Goldman Sachs by Verso and NewPage. These financial forecasts were prepared by, or as directed by, the managements of Verso and NewPage and were also considered by NewPage’s and Verso’s boards of directors. None of these financial forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. The financial forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Verso and NewPage. Accordingly, there can be no assurance that Verso’s or NewPage’s financial condition or results of operations will not be significantly worse than those set forth in such forecasts. Significantly worse financial results could have a material adverse effect on the market price of the New First Lien Notes, Verso common stock and/or the liquidity position of Verso and its subsidiaries following the consummation of the Merger.

The opinion delivered by Goldman Sachs will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

Goldman Sachs’s opinion regarding the fairness from a financial point of view of the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, each as defined in the Merger Agreement, taken in the aggregate, to be paid to the holders (other than Verso and its affiliates) of NewPage common stock pursuant to the Merger Agreement is based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Goldman Sachs has no obligation to update, revise or affirm its opinion to give effect to changes in circumstances between the date of its opinion and the completion of the Merger. Changes in the operations and prospects of NewPage, general market and economic conditions and other factors that may be beyond the control of NewPage, and on which the opinion of Goldman Sachs was based, may significantly alter the value of NewPage or the price of NewPage’s common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the opinion.

Risks Relating to Verso’s Indebtedness

Verso’s substantial indebtedness could adversely affect Verso’s ability to raise additional capital to fund Verso’s operations, limit Verso’s ability to react to changes in the economy or Verso’s industry, expose Verso to interest rate risk to the extent of Verso’s variable rate debt, and prevent Verso from meeting Verso’s obligations under Verso’s indebtedness.

Verso is a highly leveraged company and will continue to be highly leveraged after giving effect to the Exchange Offer Transactions and the Merger. As of March 31, 2014, the principal amount of Verso’s total indebtedness was $1,339.3 million and the principal amount of Verso Holdings’ total indebtedness was $1,362.6 million (including a $23.3 million loan from Verso Finance Holdings to Chase NMTC Verso Investment Fund). Verso’s high degree of leverage could have important consequences, including:

•	making it more difficult for Verso to satisfy its obligations with respect to the New First Lien Notes;

•	increasing Verso’s vulnerability to general adverse economic and industry conditions;

•	requiring Verso to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing Verso’s vulnerability to and limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	exposing Verso to the risk of increased interest rates as borrowings under the Existing ABL Facility and the Existing Cash Flow Facility and the Old Floating Rate Notes are subject to variable rates of interest;

•	placing Verso at a competitive disadvantage compared to its competitors that have less debt; and

•	limiting Verso’s ability to borrow additional funds.

The indenture governing the New First Lien Notes, the indenture governing Verso’s existing notes, the Existing Cash Flow Facility and the Existing ABL Facility contain financial and other restrictive covenants that limit Verso’s ability to engage in activities that may be in its long-term best interests. Verso’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of its debts.

Verso’s ability to generate net income will depend upon various factors that may be beyond its control. A portion of Verso’s debt bears variable rates of interest so its interest expense could increase further in the future. Verso may not generate sufficient cash flow from operations to pay cash interest on its debt or be permitted by the terms of its debt instruments to pay dividends.

Verso will require a significant amount of cash to service its indebtedness and make planned capital expenditures. Verso’s ability to generate cash or refinance its indebtedness depends on many factors beyond its control, including general economic conditions.

Verso’s ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures and research and development efforts will depend on its ability to generate cash flow in the future and Verso’s ability to borrow under the Existing ABL Facility and the Existing Cash Flow Facility, to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond Verso’s control. If adverse regional and national economic conditions persist, worsen, or fail to improve significantly, Verso could experience decreased revenues from its operations attributable to decreases in wholesale and consumer spending levels and could fail to generate sufficient cash to fund its liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations that it is subject to under its indebtedness.

Based on Verso’s current and expected level of operations, Verso believes its cash flow from operations, available cash, and available borrowings under the Existing ABL Facility and the Existing Cash Flow Facility will be adequate to meet its future liquidity needs for at least the next year.

Verso cannot assure you, however, that its business will generate sufficient cash flow from operations or those future borrowings will be available to it under the Existing ABL Facility and the Existing Cash Flow Facility, or otherwise in an amount sufficient to enable it to pay its indebtedness or to fund its other liquidity needs.

Restrictive covenants in the instruments governing Verso’s debt securities and credit agreements may restrict its ability to pursue its business strategies.

The indenture governing the New First Lien Notes and certain of Verso’s existing notes, the Existing ABL Facility and the Existing Cash Flow Facility limit Verso’s ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem Verso’s stock;

•	prepay, redeem or repurchase certain of Verso’s indebtedness;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting Verso’s subsidiaries’ ability to pay dividends;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Verso’s assets;

•	enter into transactions with affiliates; and

•	incur liens.

The Existing Cash Flow Facility requires Verso to maintain a maximum total net first-lien leverage ratio of not more than 3.50 to 1.00 at any time that any portion of the facility is drawn (including outstanding letters of credit). In addition, the Existing ABL Facility requires Verso to maintain a minimum fixed charge coverage ratio at any time when the average availability (defined as the lesser of the availability under the Existing ABL Facility and the borrowing base at such time, net of any unrestricted cash) is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of Existing ABL Facility commitments at such time, and (b) $10.0 million. In that event, Verso must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0. The Existing ABL Facility also contains certain other customary affirmative covenants and events of default. As of March 31, 2014, Verso was not subject to the above described financial maintenance covenants.

A breach of any of these restrictive covenants could result in a default under the instruments governing Verso’s debt securities and credit agreements. If a default occurs, the holders of these instruments may elect to declare all borrowings thereunder outstanding, together with accrued interest and other fees, to be immediately due and payable. The lenders under Verso’s Existing Cash Flow Facility and the Existing ABL Facility would also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If Verso is unable to repay its indebtedness when due or declared due, the lenders thereunder will also have the right to proceed against the collateral pledged to them to secure the indebtedness. If such indebtedness were to be accelerated, Verso’s assets may not be sufficient to repay in full its secured indebtedness, including the New First Lien Notes, and it could be forced into bankruptcy or liquidation.

Despite Verso’s current indebtedness levels, Verso and its subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with its substantial leverage.

Verso and its subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the instruments governing Verso’s debt securities and credit agreements do not fully prohibit Verso or

Verso’s subsidiaries from doing so. In addition, as of March 31, 2014, the Existing ABL Facility and the Existing Cash Flow Facility permitted borrowing of up to approximately an additional $44.4 million. If new indebtedness is added to Verso’s and its subsidiaries’ current debt levels, the related risks that Verso and they now face could intensify.

A downgrade in Verso’s debt ratings could result in increased interest and other financial expenses related to future borrowings, and could further restrict Verso’s access to additional capital or trade credit.

Standard and Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings for Verso. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to Verso’s future borrowings, and could restrict Verso’s ability to obtain financing on satisfactory terms. In addition, any further downgrade could restrict Verso’s access to, and negatively impact the terms of, trade credit extended by Verso’s suppliers of raw materials.

Verso’s indebtedness will increase substantially upon the consummation of the Merger.

If the Merger is consummated, Verso will incur substantial additional indebtedness to, among other things, fund the consideration paid to NewPage’s existing equity holders in connection with the Merger. This new indebtedness includes up to $650 million in aggregate principal amount of New First Lien Notes and $750 million in borrowings under the NewPage Term Loan Facility, which was, or will be, used to pay the cash portion of the Transaction Consideration and to refinance NewPage’s former $500 million term loan prior to closing. Additionally, NewPage’s former asset based loan facility was replaced by the NewPage ABL Facility. Approximately $250 million total in cash consideration will be paid to NewPage stockholders, approximately $243 million of which was paid as a dividend prior to the date of this joint proxy and information statement/prospectus, and will not be available to fund the combined company’s business operations after the close of the Merger. The combined company may also incur additional indebtedness in the future for corporate purposes. Any borrowings will require the combined company to use a portion of its cash flow to service principal and interest payments and thus will limit the free cash flow available for other desirable business opportunities. Verso cannot guarantee sufficient cash flow from operations to pay its indebtedness and fund its additional liquidity needs. See “—Risks Relating to Verso’s Indebtedness.”

Risks Relating to the Combined Company Following the Merger

The combined company is expected to operate in a highly competitive industry.

The industry in which Verso and NewPage operate, and in which the combined company will operate, is highly competitive. Competition is based largely on price. Both Verso and NewPage compete with foreign producers, some of which are lower cost producers than Verso and NewPage are or are subsidized by certain foreign governments. Verso and NewPage also face competition from numerous North American coated paper manufacturers. Some of Verso’s and NewPage’s competitors have advantages over Verso and/or NewPage, including lower raw material and labor costs and are subject to fewer environmental and governmental regulations. Furthermore, some of these competitors have greater financial and other resources than the combined company will have or may be better positioned than is the combined company to compete for certain opportunities. The combined company is expected to face similar competitive forces to those that Verso and NewPage faced as standalone entities. There is no assurance that the combined company will be able to continue to compete effectively in the markets it serves.

Competition could cause the combined company to lower its prices or lose sales to competitors, either of which could have a material adverse effect on the combined company’s business, financial condition, and results of operations. In addition, the following factors will affect the combined company’s ability to compete:

•	product availability;

•	the quality of its products;

•	the breadth of product offerings;

•	the ability to maintain plant efficiencies and to achieve high operating rates;

•	manufacturing costs per ton;

•	customer service and its ability to distribute its products on time; and

•	the availability and/or cost of wood fiber, market pulp, chemicals, energy and other raw materials and labor.

The combined company will have limited ability to pass through increases in its costs to its customers. Increases in the combined company’s costs or decreases in demand and prices for printing and writing paper could have a material adverse effect on its business, financial condition, and results of operations.

Verso’s and NewPage’s earnings are sensitive to price changes in coated paper. The combined company’s earnings are expected to have the same sensitivities. Fluctuations in paper prices (and coated paper prices in particular) historically have had a direct effect on Verso’s and NewPage’s net income (loss) and EBITDA for several reasons:

•	Market prices for paper products are a function of supply and demand, factors over which the combined company will have limited control. The combined company will therefore have limited ability to control the pricing of its products. Market prices of grade No. 3, 60 lb. basis weight paper, which is an industry benchmark for coated freesheet paper pricing, have fluctuated since 2000 from a high of $1,100 per ton to a low of $705 per ton. In addition, market prices of grade No. 5, 34 lb. basis weight paper, which is an industry benchmark for coated groundwood paper pricing, have fluctuated between a high of $1,120 per ton to a low of $795 per ton over the same period. Prices may not improve significantly in 2014, and neither Verso nor NewPage currently expects prices in 2014 to return to the levels they were at in 2008 before they declined. Because market conditions determine the price for the combined company’s paper products, the price for its paper products could fall below its cash production costs.

•	Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently Verso and NewPage have had limited ability to pass through increases in these raw material and/or other sales costs to their respective customers absent increases in the market price. The combined company is expected to face the same market dynamic. Thus, even though the combined company’s costs may increase, it may not have the ability to increase the prices for its products, or the prices for its products may decline.

•	The manufacturing of coated paper is highly capital-intensive and a large portion of Verso’s and NewPage’s operating costs are fixed. Additionally, paper machines are large, complex machines that operate more efficiently when operated continuously. Consequently, while its competitors do the same, the combined company will typically continue run its machines whenever marginal sales exceed the marginal costs, adversely impacting prices at times of lower demand.

Therefore, the combined company’s ability to achieve acceptable margins is principally dependent on (a) its cost structure, (b) changes in the prices of raw materials, electricity, energy and fuel, which will represent a large component of its operating costs and will fluctuate based upon factors beyond its control and (c) general conditions in the paper market including the demand for paper products, the amount of foreign imports, the amount spent on advertising, the circulation of magazines and catalogs, the use of electronic readers and other devices, and postal rates. Any one or more of these economic conditions could affect the combined company’s sales and operating costs and could have a material adverse effect on its business, financial condition, and results of operations.

Developments in alternative media could adversely affect the demand for the combined company’s products.

Trends in advertising, electronic data transmission and storage, and the internet have had and could have further adverse effects on traditional print media, including the use of and demand for the combined company’s products and those of its customers, but neither the timing nor the extent of those trends can be predicted with certainty. The combined company’s magazine and catalog publishing customers may increasingly use (both for content and advertising), and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, particularly the internet, instead of paper made by the combined company. As the use of these alternatives grows, demand for its paper products could decline.

Litigation could be costly and harmful to the combined company’s business.

Verso and NewPage have been, from time to time, and may currently be involved in, claims and legal proceedings relating to contractual, employment, environmental, intellectual property and other matters incidental to the conduct of their businesses. Although Verso and NewPage do not believe that any currently pending claims or legal proceedings are likely to result in an unfavorable outcome that would have a material adverse effect on the combined company’s financial condition or results of operations, it is possible that such claims and legal proceedings could result in unfavorable outcomes that could have a material adverse effect on the combined company’s financial condition and results of operations.

If the combined company is unable to obtain energy or raw materials, including petroleum-based chemicals at favorable prices, or at all, it could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Both Verso and NewPage purchase energy, wood fiber, market pulp, chemicals and other raw materials from third parties. Going forward, the combined company may experience shortages of energy supplies or raw materials or be forced to seek alternative sources of supply. If the combined company is forced to seek alternative sources of supply, it may not be able to do so on terms as favorable as Verso and NewPage currently have or at all. The prices for energy and many of Verso’s and NewPage’s raw materials, especially petroleum-based chemicals, have recently been volatile and are expected to remain volatile for the foreseeable future. Chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to a supply shortage and cost increase, ration the amount of chemicals available to the combined company and/or the combined company may not be able to obtain the chemicals it needs to operate its business at favorable prices, if at all. In addition, certain specialty chemicals that Verso and NewPage currently purchase are available only from a small number of suppliers. If any of these suppliers were to cease operations or cease doing business with the combined company in the future, it may be unable to obtain such chemicals at favorable prices, if at all.

The supply of energy or raw materials may be adversely affected by, among other things, natural disasters or an outbreak or escalation of hostilities between the United States and any foreign power, and, in particular, events in the Middle East or weather events such as hurricanes could result in a real or perceived shortage of oil or natural gas, which could result in an increase in energy or chemical prices. In addition, wood fiber is a commodity and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by aboriginal groups, litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity, and the response to and prevention of wildfires and campaigns or other measures by environmental activists also could affect timber supplies. The availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice and wind storms, droughts, floods, and other natural and man-made causes. Additionally, due to increased fuel costs, suppliers, distributors and freight carriers have charged fuel surcharges, which have increased both Verso’s and NewPage’s costs. Any significant shortage or significant increase in the combined company’s energy or raw material costs in circumstances where it cannot raise the price of its products due to market conditions could have a material adverse effect on its business, financial condition, and results of operations.

Any disruption in the supply of energy or raw materials also could affect the combined company’s ability to meet customer demand in a timely manner and could harm its reputation. As the combined company is expected to have limited ability to pass through increases in its costs to its customers absent increases in market prices for its products, material increases in the cost of its raw materials could have a material adverse effect on the combined company’s business, financial condition and results of operations. Furthermore, the combined company may be required to post letters of credit or other financial assurance obligations with certain of its energy and other suppliers, which could limit its financial flexibility.

Verso and NewPage are involved in continuous manufacturing processes with a high degree of fixed costs. Any interruption in the operations of either Verso’s or NewPage’s manufacturing facilities may affect the combined company’s operating performance.

Verso and NewPage run their respective paper machines on a nearly continuous basis for maximum efficiency, and the combined company will run its machines on the same basis. Any downtime at any of the combined company’s paper mills, including as a result of or in connection with planned maintenance and capital expenditure projects, results in unabsorbed fixed costs that could negatively affect its results of operations for the period in which it experiences the downtime. Due to the extreme operating conditions inherent in some of Verso’s and NewPage’s manufacturing processes, the combined company may incur unplanned business interruptions from time to time and, as a result, the combined company may not generate sufficient cash flow to satisfy its operational needs. In addition, the geographic areas where Verso’s and NewPage’s production is located and where the combined company will conduct its business may be affected by natural disasters, including snow storms, forest fires, and flooding. Such natural disasters could cause the combined company’s mills to stop running, which could have a material adverse effect on its business, financial condition, and results of operations. Furthermore, during periods of weak demand for paper products, such as the current market, or periods of rising costs, Verso and NewPage have experienced and the combined company may in the future experience market-related downtime, which could have a material adverse effect on its financial condition and results of operations.

Verso’s and NewPage’s operations require substantial ongoing capital expenditures, and the combined company may not have adequate capital resources to fund all of its required capital expenditures.

Verso’s and NewPage’s businesses are capital intensive, and the combined company is expected to incur capital expenditures on an ongoing basis to maintain its equipment and comply with environmental laws, as well as to enhance the efficiency of its operations. For the three months ended March 31, 2014, Verso’s capital expenditures were approximately $16.5 million. For the three months ended March 31, 2014, NewPage’s total capital expenditures were $14.0 million. Verso anticipates that the combined company’s available cash resources, including amounts under the combined company’s credit facilities, and cash generated from operations will be sufficient to fund its operating needs and capital expenditures for at least the next year. The combined company may also dispose of certain of its non-core assets in order to obtain additional liquidity. However, if the combined company requires additional resources to fund its capital expenditures, it may not be able to obtain them on favorable terms, or at all. If the combined company cannot maintain or upgrade its facilities and equipment as it requires or as necessary to ensure environmental compliance, it could have a material adverse effect on its business, financial condition, and results of operations.

Verso and NewPage depend on a small number of customers for a significant portion of their respective businesses. In some instances, Verso and NewPage have served the same significant customers. Furthermore, Verso and NewPage may have credit exposure to these customers through extension of trade credits.

Verso’s largest customers, Quad/Graphics, Inc. and Central National-Gottesman, Inc. accounted for approximately 12% and 10%, respectively of its net sales in 2013. In 2013, Verso’s ten largest customers (including Quad/Graphics, Inc. and Central National-Gottesman, Inc.) accounted for approximately 62% of its net sales, while Verso’s ten largest end-users accounted for approximately 27% of its net sales. The loss of, or reduction in orders from, any of these customers or other customers could have a material adverse effect on Verso’s business, financial condition, and results of operations, as could significant customer disputes regarding shipments, price, quality, or other matters.

NewPage’s two largest customers, xpedx, a division of International Paper Company, and Unisource Worldwide, Inc. accounted for 13% and 12% of 2013 net sales, respectively. NewPage’s ten largest customers (including xpedx and Unisource) accounted for approximately half of NewPage’s net sales for 2013. The loss of, or significant reduction in orders from, any of these customers could have a material adverse effect on NewPage’s business, financial condition and results of operations, as could significant customer disputes regarding shipments, price, quality or other matters. On July 1, 2014, International Paper announced the completion of the xpedx spinoff and the subsequent merger between xpedx and Unisource. At this time it is unclear whether the merger of xpedx and Unisource will have any impact on NewPage’s business.

The combined company is expected to depend on these significant customers going forward. In some instances, Verso and NewPage have served the same customers, and some of these customers may decide that it is desirable to have additional or different suppliers that could result in loss of business for the combined company.

Furthermore, Verso and NewPage extend trade credit to certain of these customers to facilitate the purchase of their respective products and rely on these customers’ creditworthiness and ability to obtain credit from lenders. The combined company is expected to be subject to these sales practices. Accordingly, a bankruptcy or a significant deterioration in the financial condition of any of these significant customers could have a material adverse effect on the combined company’s business, financial condition and results of operations, due to a reduction in purchases, a longer collection cycle or an inability to collect accounts receivable.

The combined company may not realize certain synergies, productivity enhancements or improvements in costs.

As part of Verso’s business strategy, Verso has been in the process of identifying opportunities to improve profitability by reducing costs and enhancing productivity. For example, through Verso’s continuous process improvement program, Verso has implemented focused programs to optimize material and energy sourcing and usage, reduce repair costs and control overhead. The combined company will continue to utilize the process improvement program to drive further cost reductions and operating improvements in the combined company’s mill system, and Verso’s management team has targeted synergy opportunities upon consummation of the Merger. Any synergies, cost savings or productivity enhancements that the combined company realizes from such efforts may differ materially from Verso’s estimates as to such synergies, cost savings or productivity enhancements. In addition, any synergies, cost savings or productivity enhancements that the combined company expects to realize may be offset, in whole or in part, by reductions in pricing or volume, or through increases in other expenses, including raw material, energy or personnel. The combined company cannot assure you that these initiatives will be completed as anticipated or that the expected benefits expect will be achieved on a timely basis or at all.

Rising postal costs could weaken demand for the combined company’s paper products.

A significant portion of paper is used in periodicals, magazines, catalogs, fliers and other promotional mailings. Many of these materials are distributed through the mail. Future increases in the cost of postage could reduce the frequency of mailings, reduce the number of pages in magazine and advertising materials, and/or cause advertisers, catalog and magazine publishers to use alternate methods to distribute their materials. The U.S. Postal Service has announced rate increases for 2014 that are significantly above the rate of inflation to offset prior losses. Any of the foregoing could decrease the demand for the combined company’s products, which could have a material adverse effect on its business, financial condition, and results of operations.

The combined company’s business may suffer if it does not retain its senior management.

The combined company’s future success will depend on its senior management. As a result of the Merger, Verso’s and NewPage’s current and prospective employees could experience uncertainty about their future roles and the integration process. See “Risk Factors—Risks Relating to the Merger” for more details. The loss of services of members of the combined company’s senior management team could adversely affect its business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions and the combined company may be unable to locate or employ qualified personnel on acceptable terms. In addition, the combined company’s future success requires it to continue to attract and retain competent personnel.

Both Verso and NewPage have a portion of employees who are unionized. Wage and benefit increases and work stoppages and slowdowns by unionized employees may have a material adverse effect on the combined company’s business, financial condition and results of operations.

A large percentage of Verso and NewPage employees are unionized. Verso has three collective bargaining agreements and NewPage has 14 collective bargaining agreements or other agreements with a labor union or similar organizations. During the pendency of the Merger, Verso or NewPage may become subject to material cost increases or additional work rules imposed by agreements with labor unions. This could increase expenses for Verso or NewPage in absolute terms and/or as a percentage of net sales. In addition, although Verso and NewPage believe they have good relations with their respective employees, work stoppages or other labor disturbances may occur in the future.

The combined company will continue to be subject to existing Verso’s collective bargaining agreements and pursuant to the Merger Agreement, the combined company will also recognize the unions that are parties to the collective bargaining agreements with NewPage. As a result, the combined company will be subject to the risk factors described above and any of these factors could negatively affect its business, financial condition and results of operations.

The failure of the combined company’s information technology and other business support systems could have a material adverse effect on its business, financial condition and results of operations.

The combined company’s ability to effectively monitor and control its operations depends to a large extent on the proper functioning of its information technology and other business support systems. If the combined company’s information technology and other business support systems were to fail, it could have a material adverse effect on its business, financial condition and results of operations.

Verso and NewPage depend on third parties for certain transportation services.

Verso and NewPage rely primarily on third parties for transportation of products to customers and transportation of raw materials to Verso and NewPage, in particular, by truck and train. The combined company is also expected to continue to depend on these relationships. If any third-party transportation provider fails to deliver the combined company’s products in a timely manner, it may be unable to sell them at full value. Similarly, if any transportation provider fails to deliver raw materials to the combined company in a timely manner, it may be unable to manufacture its products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm the combined company’s reputation, negatively impact its customer relationships and have a material adverse effect on the combined company’s business, financial condition, and results of operations. In addition, the combined company’s ability to deliver its products on a timely basis could be adversely affected by the lack of adequate availability of transportation services, especially rail capacity, whether because of work stoppages or otherwise. Furthermore, the combined company may experience increases in the cost of its transportation services, including as a result of rising fuel costs and surcharges (primarily in diesel fuel). If the combined company is not able to pass these increased costs through to its customers, they could have a material adverse effect on its business, financial condition, and results of operations.

The combined company will be subject to various environmental, health and safety laws and regulations that could impose substantial costs or other liabilities upon it and may have a material adverse effect on its business, financial condition, and results of operations.

Verso and NewPage are subject to a wide range of federal, state, regional, and local general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions (including greenhouse gases and hazardous air pollutants), wastewater discharges, solid and hazardous waste management and disposal, site remediation and natural resources. Compliance with these laws and regulations, and permits issued thereunder, is a significant factor in both Verso and NewPage’s business and the combined company may be subject to the same or even increased scrutiny and enforcement actions by regulators. Verso and NewPage have made, and the combined company will continue to make, significant expenditures to comply with these requirements and the combined company’s permits, which may impose increasingly more stringent standards over time as they are renewed or modified by the applicable governmental authorities. In addition, the combined company will handle and dispose of wastes arising from its mill operations and operate a number of on-site landfills to handle that waste. The combined company will be required to maintain financial assurance (in the form of letters of credit and other similar instruments) for the projected cost of closure and post-closure care for these landfill operations. The combined company could be subject to potentially significant fines, penalties, criminal sanctions, plant shutdowns, or interruptions in operations for any failure to comply with applicable environmental, health and safety laws, regulations and permits. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the full cost to investigate or clean up such real property and for related damages to natural resources. The combined company may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of Verso’s or NewPage’s current or former paper mills, other properties or other locations where Verso or NewPage has disposed of, or arranged for the disposal of, wastes.

A 2007 decision of the United States Supreme Court held that greenhouse gases are subject to regulation under the Clean Air Act. The Environmental Protection Agency, or “EPA,” has subsequently issued regulations applicable to both Verso and NewPage that require monitoring of greenhouse gas emissions. The EPA has also issued regulations that require certain new and modified air emissions sources to control their greenhouse gas emissions, which may have a material effect on the combined company’s operations. The United States Congress has in the past, and may in the future, consider legislation which would also regulate greenhouse gas emissions. It is possible that the combined company could become subject to federal, state, regional, local, or supranational legislation related to climate change, greenhouse gas emissions, cap-and-trade or other emissions.

On January 31, 2013, the EPA published its “National Emissions Standards for Hazardous Air Pollutants for Major Sources: Industrial, Commercial and Institutional Boilers and Process Heaters.” The standards, which are technology-based standards that require the use of Maximum Achievable Control Technology or “MACT” for major sources to comply and is referred to as the “Boiler MACT” rule, govern emissions of air toxics from boilers and process heaters at industrial facilities. Certain of Verso’s and NewPage’s boilers are subject to the new standards, and the combined company may be required to limit its emissions and/or install additional pollution controls. In addition, on September 11, 2012, the EPA amended its “National Emissions Standards for Hazardous Air Pollutants from the Pulp and Paper Industry,” which is likewise a MACT standard that specifically governs emissions of air toxics from pulp and paper facilities. Compliance costs related to recent EPA rule changes could be material and have an adverse effect on the combined company’s business, financial condition and results of operations.

Lenders under the combined company’s credit facilities may not fund their commitments.

Although the lenders under the combined company’s revolving credit facilities are well-diversified, there can be no assurance that deterioration in the credit markets or overall economy will not affect the ability of the combined company’s lenders to meet their funding commitments. If a lender fails to honor its commitment under the revolving credit facilities, that portion of the credit facilities will be unavailable to the extent that the lender’s commitment is not replaced by a new commitment from an alternate lender.

Additionally, the combined company’s lenders have the ability to transfer their commitments to other institutions, and the risk that committed funds may not be available under distressed market conditions could be exacerbated if consolidation of the commitments under the combined company’s revolving credit facilities or among its lenders were to occur.

Risks Relating to the Verso Common Stock

The issuance of Verso common stock in connection with the Merger, the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer could decrease the market price of Verso common stock.

In connection with the Merger and as part of the Merger Consideration, Verso will issue shares of its common stock to NewPage stockholders (see “The Merger Agreement—Transaction Consideration” for more details). In connection with the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer, Verso will issue Verso Warrants which are mandatorily convertible into shares of Verso common stock (see “Description of Other Indebtedness—Exchange Offer Transactions” for more details). The issuance of Verso common stock in connection with the Merger, the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer may result in fluctuations in the market price of Verso common stock, including a stock price decline.

Verso does not plan to pay dividends on its common stock for the foreseeable future.

Verso intends to retain its earnings to support the development and expansion of its business, to repay debt and for other corporate purposes and, as a result, Verso does not plan to pay cash dividends on its common stock in the foreseeable future. Verso’s payment of any future dividends will be at the discretion of its board of directors after taking into account various factors, including its financial condition, operating results, cash needs, growth plans and the terms of any credit facility or other restrictive debt agreements that Verso may be a party to at the time or senior securities it may have issued. Verso’s credit facilities limit it from paying cash dividends or other payments or distributions with respect to its capital stock. In addition, the terms of any future facility or other restrictive debt credit agreement may contain similar restrictions on its ability to pay any dividends or make any distributions or payments with respect to its capital stock.

Furthermore, Verso’s ability to pay dividends to its stockholders is subject to the restrictions set forth under Delaware law and, during the period between the signing of the Merger Agreement and the closing of the Merger, restrictions on the payment of dividends in the Merger Agreement. Verso cannot assure you that it will meet the criteria specified under Delaware law in the future, in which case it may not be able to pay dividends on its common stock even if it were to choose to do so.

Verso’s stock price has been volatile and an investment in Verso could lose value.

All of the risk factors discussed in this section could affect Verso’s stock price. The timing of announcements in the public market regarding new products, product enhancements or technological advances by Verso or its competitors, and any announcements by Verso or its competitors of acquisitions, major transactions, or management changes could also affect Verso’s stock price. Verso’s stock price is subject to speculation in the press and the analyst community, including with respect to the closing of the Merger or Apollo’s strategic plans generally, changes in recommendations or earnings estimates by financial analysts, changes in ’investors’ or analysts’ valuation measures for Verso’s stock, Verso’s credit ratings and market trends unrelated to Verso’s performance. Stock sales by Apollo’s or Verso’s directors, officers, or other significant holders may also affect Verso’s stock price. A significant drop in Verso’s stock price could also expose Verso to the risk of securities class actions lawsuits, which could result in substantial costs and divert ’management’s attention and resources, which could adversely affect Verso’s business.

Verso may issue additional shares of its common stock or securities convertible into shares of its common stock. Sales or potential sales of Verso common stock by Verso or its significant stockholders may cause the market price of its common stock to decline.

Following the completion of the Merger, Verso will not be restricted from issuing additional shares of common stock, including shares issuable pursuant to securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Stock sales by Verso’s directors, officers or other significant holders may affect Verso’s stock price.

Anti-takeover provisions in Delaware corporate law may make it difficult for Verso’s stockholders to replace or remove Verso’s current board of directors and could deter or delay third parties from acquiring Verso, which may adversely affect the marketability and market price of Verso common stock.

Verso is subject to the anti-takeover provisions of Section 203 of the DGCL. Under these provisions, if anyone becomes an “interested stockholder,” Verso may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning more than 15% or more of Verso’s outstanding voting stock or an affiliate of Verso that owned 15% or more of Verso’s outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

Under any change of control, as defined in Verso’s credit agreement, the lenders under its credit facility would have the right to require Verso to repay all of its outstanding obligations under the facility.

Risks Relating to the New First Lien Notes

The issuance of the New First Lien Notes and the granting of the liens in respect of the New First Lien Notes could be wholly or partially voided as a fraudulent transfer by a bankruptcy court.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court may avoid any transfer of an interest of a debtor in property, or any obligation incurred by a debtor, if among other things, the debtor conveyed the assets with an actual intent to hinder, delay or defraud its creditors, or the debtor received less than reasonably equivalent value in exchange for such transfer or obligation, and the debtor (a) was insolvent or rendered insolvent by reason of such incurrence, (b) was engaged in a business or transaction for which the debtor’s remaining assets constituted unreasonably small capital, or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts mature. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. The issuance of the New First Lien Notes may be subject to avoidance under state fraudulent transfer laws or if Verso becomes the subject of a bankruptcy proceeding if a court concludes that Verso issued the New First Lien Notes or granted the liens securing the New First Lien Notes in consideration for less than reasonably equivalent value received or fair consideration in NewPage’s outstanding common stock, in-the-money stock options and vested restricted stock units in connection with the consummation of the Merger, other elements of the statutes are satisfied, and no applicable defense exists.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received or prevent the noteholders from receiving payments.

If Verso or a guarantor becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor. The guarantees may be voided as fraudulent transfers if the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guaranty and security agreements if the guarantor did not substantially benefit directly or indirectly from the issuance of the New First Lien Notes. Because the guarantees are for Verso’s benefit and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors received less than fully equivalent value.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

Verso cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with Verso’s conclusions in this regard. Sufficient funds to repay the New First Lien Notes may not be available from other sources, including the remaining issuers or guarantors, if any. If a court avoided such guarantee, holders of New First Lien Notes would no longer have a claim against such subsidiary or the collateral granted by such subsidiary to secure such holders’ guarantee. In addition, the court might direct such holders to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, Verso cannot assure you that funds would be available to pay the related notes from another subsidiary or from any other source.

If a bankruptcy petition were filed by or against Verso, holders of the New First Lien Notes may have their claims allowed in a lesser amount than the face amount of their claims under the New First Lien Notes Indenture.

If a bankruptcy petition were filed by or against Verso under the U.S. Bankruptcy Code after the issuance of the New First Lien Notes, the allowed claim of any holder of the New First Lien Notes for the principal amount of such notes may be limited to an amount equal to the sum of:

•	the original issue price for the New First Lien Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code, if any.

The original issue price of the New First Lien Notes could be determined by referencing the face value stipulation in the Merger Agreement, by referencing the trading price of the Existing First Lien Notes at the time of issuance of the New First Lien Notes, and/or by other methods as determined by the bankruptcy court.

If Verso defaults on its obligations to pay its indebtedness, it may not be able to make payments on the New First Lien Notes.

Any default under the agreements governing Verso’s indebtedness or any future indebtedness (including indebtedness assumed by Verso as a result of the Merger), that is not waived by the holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could make it difficult for Verso to pay principal, premium, if any, and interest on the New First Lien Notes and could substantially decrease the market value of the New First Lien Notes. If Verso is unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, or if it otherwise fails to comply with the various covenants, including operating covenants, in the instruments governing its indebtedness, Verso could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Existing ABL Facility or the Existing Cash Flow Facility or such other indebtedness could elect to terminate their commitments, cease making further loans and initiate proceedings against Verso’s assets, and Verso could be forced into bankruptcy or liquidation. If Verso breaches its covenants under the Existing ABL Facility or the Existing Cash Flow Facility or its other indebtedness and seeks a waiver, it may not be able to obtain a waiver from the required lenders or requisite holders. If this occurs, Verso would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and Verso could be forced into bankruptcy, insolvency or liquidation.

The holders of Verso’s debt securities will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility.

The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities will not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, Verso’s obligations under the New First Lien Notes will be structurally subordinated to the obligations under the NewPage Term Loan Facility.

Verso may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the New First Lien Notes.

Upon the occurrence of certain kinds of change of control events, Verso will be required to offer to repurchase all outstanding New First Lien Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Similar change of control offer requirements are applicable to Verso’s notes issued under its other indentures. It is possible that Verso will not have sufficient funds at the time of the change of control to make the required repurchase of the New First Lien Notes or Verso’s other notes. The occurrence of a change of control would also constitute an event of default under the Existing ABL Facility and the Existing Cash Flow Facility and could constitute an event of default under its other indebtedness. Verso’s bank lenders may have the right to prohibit any such purchase or redemption, in which event Verso will seek to obtain waivers from the required lenders under the Existing ABL Facility and the Existing Cash Flow Facility and its other indebtedness, but may not be able to do so.

Verso can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the New First Lien Notes.

Certain important corporate events, such as leveraged recapitalizations that would increase the level of Verso’s indebtedness, would not constitute a change of control under the indenture governing the New First Lien Notes and the indentures governing Verso’s other notes. Therefore, Verso could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under such indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Verso’s capital structure or credit ratings.

In the event of Verso’s bankruptcy, the ability of the holders of the New First Lien Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreements.

The ability of holders of the New First Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of Verso’s bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be obtained. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” During the pendency of a bankruptcy case, a secured creditor may be entitled to request “adequate protection” to protect the value of the secured creditor’s interest in its collateral, but the adequate protection, if any, actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security. Following notice and a hearing, the bankruptcy court may award adequate protection to secured creditors based upon diminution in value of the collateral as a result of the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case or the imposition of the automatic stay. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court and the terms of the intercreditor agreement, Verso cannot predict whether or when the collateral agent and trustee under the indenture for the New First Lien Notes could foreclose upon or sell the collateral or whether or to what extent holders of New First Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the notes would hold a secured claim to the extent of the value of such collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral. Finally, under the intercreditor agreements, the holders of the New First Lien Notes will waive a significant number of rights ordinarily accruing to secured creditors in bankruptcy. These waivers could adversely impact the ability of the holders of the New First Lien Notes to recover amounts owed to them in a bankruptcy proceeding.

If an active trading market does not develop for the New First Lien Notes, you may not be able to resell them.

The New First Lien Notes are a new issue of securities for which there is no established public trading market. The New First Lien Notes will not be fungible with the Existing First Lien Notes or any other issue of Verso securities. The New First Lien Notes are being offered to holders of common stock of NewPage as part of the Merger Consideration and not to underwriters who might otherwise intend to make a market in the notes and such initial holders are not obligated to engage in any market-making activities. Verso does not intend to have the New First Lien Notes listed on a national securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the New First Lien Notes. In addition, the liquidity of the trading market in the New First Lien Notes and the market prices quoted for such New First Lien Notes may be adversely affected by changes in the overall market for this type of security and by changes in Verso’s financial performance or prospects or in the prospects for companies in Verso’s industry generally. Therefore, Verso cannot assure you that an active market for the notes will develop or continue.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New First Lien Notes. Verso cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your New First Lien Notes. In addition, subsequent to their initial issuance, the New First Lien Notes, may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, Verso’s performance and other factors.

The value of the collateral securing the New First Lien Notes may not be sufficient to satisfy Verso’s obligations under the New First Lien Notes, the Existing First Lien Notes, the Existing ABL Facility and the Existing Cash Flow Facility. Holders of the New First Lien Notes will not have control over many decisions related to the collateral.

No appraisal of the value of the collateral has been made in connection with the offering of the New First Lien Notes, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay Verso’s obligations under the notes.

The rights of the holders of the notes with respect to the ABL Priority Collateral (as defined in “Description of New First Lien Notes”) will be substantially limited by the terms of the lien ranking agreements set forth in the indenture and the applicable intercreditor agreement, even during an event of default. Under the indenture governing the New First Lien Notes and the applicable intercreditor agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control the conduct of such proceedings and to approve releases of such collateral from the lien of such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes secured by the second-priority liens may be adversely affected.

To the extent that liens securing obligations under the Existing ABL Facility, the Existing Cash Flow Facility, preexisting liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the guarantees, those parties may have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral. Under the terms of the First-Lien Intercreditor Agreement, the First-Lien Revolving Facility Collateral Agent (each as defined in the “Description of New First Lien Notes”) will have the exclusive right (subject to limited exceptions) to exercise remedies and take enforcement actions on behalf of the holders of First-Priority Lien Obligations (as defined in the “Description of New First Lien Notes”) relating to the collateral until such date as the principal amount of commitments outstanding under the Existing Cash Flow Facility is less than $30.0 million. Thereafter, the Authorized First-Lien Collateral Agent (as defined in the “Description of New First Lien Notes”) will be appointed by holders of a majority in aggregate outstanding principal amount of the series of First-Priority Lien Obligations (as defined in the “Description of New First Lien Notes”) that is the largest principal amount of any such series, subject to the First-Lien Revolving Facility Collateral Agent continuing as the Authorized First-Lien Collateral Agent in certain cases. Because the holders of the New First Lien Notes cannot directly take enforcement action and, in any case, the collateral trustee must take instructions from the agent for the lenders under Verso’s Existing Cash Flow Facility for enforcement when an event of default is continuing unless the loans outstanding thereunder are less than $30.0 million and the obligations owed to holders of the New First Lien Notes are greater than the obligations owed to each class of permitted future secured creditors, there may be significant delays in taking effective action to enforce your security interest with respect to the collateral. Delays in enforcement could decrease or eliminate recovery values. By accepting a New First Lien Note, you will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the New First Lien Notes may not be able to act quickly or at all to have the collateral agent realize on the collateral in the event of a default with respect to the New First Lien Notes.

The New First Lien Notes will be secured by first-priority security interests in the Notes Priority Collateral (as defined in the “Description of New First Lien Notes”) and by second-priority security interests in the ABL Priority Collateral (as defined in the “Description of New First Lien Notes”), in each case subject to Permitted Liens (as defined in the “Description of New First Lien Notes”). The indenture governing the New First Lien Notes will permit Verso to incur additional Other First-Priority Lien Obligations (as defined in the “Description of New First Lien Notes”), which will be secured by liens that rank equally with the liens securing New First Lien Notes, the guarantees and the Existing Cash Flow Facility. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the New First Lien Notes. As of March 31, 2014, (a) the Existing ABL Facility had an outstanding balance of $60.0 million, $40.3 million in letters of credit issued and $32.4 million for future borrowing and (b) the Existing Cash Flow Facility had an outstanding balance of $38.0 million, no letters of credit issued and $12.0 million available for future borrowing.

The total commitment under the Existing Cash Flow Facility is subject to increase at Verso’s option by up to $25.0 million of incremental commitments. The indenture governing the New First Lien Notes will also permit Verso to incur additional indebtedness under the Existing ABL Facility. The Existing ABL Facility will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon an insolvency or enforcement action before the proceeds are applied to pay obligations with respect to the notes, the Existing Cash Flow Facility and the Other First-Priority Lien Obligations. The maximum committed amount under the Existing ABL Facility is subject to increase at Verso’s option by up to the greater of (x) $100.0 million and (y) the excess of the borrowing base over the amount of then-effective commitments at the time of such increase. The rights of the holders of the New First Lien Notes with respect to the ABL Priority Collateral will be substantially limited by the terms of the lien ranking agreements to be set forth in the indenture and the applicable intercreditor agreement, even during an event of default. Under the indenture and the applicable intercreditor agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control the conduct of such proceedings and to approve releases of such collateral from the lien of such documents relating to such collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes secured by the second-priority liens may be adversely affected. By accepting a New First Lien Note, you will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the New First Lien Notes may not be able to act quickly or at all to have the collateral agent realize on the collateral in the event of a default with respect to the notes. See “—The secured indebtedness under the Existing ABL Facility will be effectively senior to the New First Lien Notes to the extent of the value of the ABL Priority Collateral.”

There may not be sufficient collateral to pay off all amounts Verso may borrow under the Existing ABL Facility, the Existing Cash Flow Facility, the New First Lien Notes, Verso’s Existing First Lien Notes and additional indebtedness that Verso may incur that would be secured on the same basis as the notes. Liquidating the collateral securing the New First Lien Notes may not result in proceeds in an amount sufficient to pay any amounts due under the New First Lien Notes after also satisfying the obligations to pay any creditors with prior or pari passu liens, including the Existing Cash Flow Facility and any Other First-Lien Obligations. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the New First Lien Notes, the holders of the New First Lien Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against Verso’s and the subsidiary guarantors’ remaining assets.

The secured indebtedness under the Existing ABL Facility will be effectively senior to the New First Lien Notes to the extent of the value of the ABL Priority Collateral.

The Existing ABL Facility will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon an insolvency or enforcement action before the proceeds are applied to pay obligations with respect to the New First Lien Notes and the Existing Cash Flow Facility. Holders of the indebtedness under Verso’s ABL Priority Collateral will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the New First Lien Notes and other obligations secured equally and ratably with the New First Lien Notes will be entitled to any recovery from such collateral. As a result, holders of the New First Lien Notes will only be entitled to receive proceeds from the realization of value of the ABL Priority Collateral after all indebtedness and other obligations under the Existing ABL Facility are repaid in full and then on an equal basis with obligations under the Existing Cash Flow Facility and any Other First-Priority Lien Obligations. The New First Lien Notes will be effectively junior in right of payment to indebtedness under the Existing ABL Facility to the extent of the realizable value of such collateral. As of March 31, 2014, the (a) Existing ABL Facility had an outstanding balance of $60.0 million, $40.3 million in letters of credit issued and $32.4 million for future borrowing and (b) the Existing Cash Flow Facility had an outstanding balance of $38.0 million, no letters of credit issued and $12.0 million available for future borrowing. The maximum committed amount under the Existing ABL Facility is subject to increase at Verso’s option by up to the greater of (x) $100.0 million and (y) the excess of the borrowing base over the amount of then-effective commitments at the time of such increase. As of March 31, 2014, Verso had approximately $132.7 million of assets constituting ABL Priority Collateral.

Verso will in most cases have control over the collateral, and the sale of particular assets by Verso could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow Verso to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

In addition, Verso will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “TIA”) if Verso determines, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the TIA is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the TIA, Verso may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of the New First Lien Notes.”

There are circumstances other than repayment or discharge of the New First Lien Notes under which the collateral securing the New First Lien Notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the New Second Lien Notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture.

Furthermore, the various intercreditor arrangements applicable to the New First Lien Notes, the guarantees and the liens securing them will generally impose significant limitations on the ability of holders of the New Second Lien Notes or the collateral agent to take enforcement actions with respect to such Liens until all obligations secured by senior-ranking liens are discharged. Therefore, until such time, the various agents and holders of senior lien obligations could take actions with respect to the collateral to which holders of New First Lien Notes might not give their consent.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture governing the New First Lien Notes also permits Verso to designate one or more of its restricted subsidiaries that is a guarantor of the New First Lien Notes as an unrestricted subsidiary. If Verso designates a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the New First Lien Notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the New First Lien Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the New First Lien Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the New First Lien Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the New Second Lien Notes. See “Description of the New First Lien Notes—Security for the Notes.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the New First Lien Notes and the guarantees. There are certain other categories of property that are also excluded from the collateral.

The indenture governing the New First Lien Notes permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the New First Lien Notes and the guarantees. Verso’s ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of New First Lien Notes.” In addition, certain categories of assets are excluded from the collateral securing the New First Lien Notes and the guarantees. Excluded assets include the assets of Verso’s non-guarantor subsidiaries, securities of Verso’s subsidiaries to the extent such liens would require financial statements of such subsidiaries pursuant to Rule 3-16 of Regulation S-X, certain properties that do not secure Verso’s other indebtedness, leaseholds and motor vehicles, and the proceeds from any of the foregoing. See “Description of the New First Lien Notes—Security for the Notes.” If an event of default occurs and the New First Lien Notes are accelerated, the New First Lien Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

As of the date of this joint proxy and information statement/prospectus, Verso’s non-guarantor subsidiaries did not have any material assets, except that (a) Verso Quinnesec REP LLC, an unrestricted subsidiary formed in connection with certain limited recourse financing, owns property, plant and equipment including a parcel of land at the Quinnesec mill on which certain renewable energy facilities were constructed for use by the mill under a long term lease, (b) Verso Androscoggin Power LLC, an unrestricted subsidiary formed in connection with a credit facility, owns four hydroelectric facilities and related electricity transmission equipment associated with our Androscoggin mill, and (c) Verso Bucksport Power LLC, an unrestricted subsidiary, owns a 72% undivided interest in a cogeneration power plant associated with our Bucksport mill. As of March 31, 2014, Verso Quinnesec REP LLC had assets of approximately $20.1 million and liabilities of $32.6 million, consisting in part of a $23.3 million loan owed to Chase NMTC Verso Investment Fund LLC. See “Description of Other Indebtedness—Verso Quinnesec REP LLC” and “—Non-Core Energy Financing” for a further description of the indebtedness of Verso Quinnesec REP LLC and Verso Androscoggin Power LLC.

The pledge of the capital stock, other securities and similar items of Verso’s subsidiaries that secure the New First Lien Notes will automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The New First Lien Notes and the guarantees are secured by a pledge of the stock and other securities of certain of Verso’s subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by Verso or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the New First Lien Notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents that govern the New First Lien Notes provide that any capital stock and other securities of any of Verso’s subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the New First Lien Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the New First Lien Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the New First Lien Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the New First Lien Notes—Security for the Notes.”

It may be difficult to realize the value of the collateral securing the New First Lien Notes.

The collateral securing the New First Lien Notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the New First Lien Notes, whether on or after the date the New First Lien Notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the New First Lien Notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The security interest of the collateral agent is also subject to practical problems generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. Verso cannot assure you that the collateral agent will be able to obtain any such consent. Verso also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In addition, Verso’s business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the New First Lien Notes depends on the maintenance of such permits and licenses may be prohibited. Verso’s business is subject to substantial regulations and permitting requirements and may be adversely affected if Verso is unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require Verso to incur significant cost and expense. Further,

Verso cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

Verso’s owned real properties will be mortgaged as security for the New First Lien Notes within 60 days of the issuance of the New First Lien Notes. Thus, at the time of the issuance of the New First Lien Notes, such liens will not yet be created or perfected. In addition, Verso’s leased real property will not be mortgaged, no surveys will be delivered for non-mill sites, and no updates to existing surveys will be delivered as to the mill sites. In addition, no title insurance reports or policies will be delivered to the trustee in connection with the mortgages. There will be no independent assurance, therefore, among other things, that there are no liens other than those permitted by the indenture encumbering such real properties.

While Verso expects that mortgages (together with legal opinions relating to the enforceability thereof and confirmatory subordinations from junior Second Lien secured parties) on the real property, improvements and fixtures, which secure the guarantees of the New First Lien Notes, will be delivered within 60 days of the issuance of the New First Lien Notes, such mortgages will not have been delivered or recorded as of the date of the issuance of the New First Lien Notes (and thus such liens will not yet be created or perfected), opinions and confirmatory lien subordinations will not have been delivered as of such date. Furthermore, no surveys have been or will be delivered for mortgaged properties that are not mill sites, no updates to existing surveys will be delivered as to the mill site properties and no title insurance will be obtained. As a result, there is and will be no independent assurance that, among other things, (a) the real property encumbered by the mortgages includes all of the property owned by Verso and its guarantors that it intended to include, (b) that Verso’s title to such owned real property is not encumbered by liens and other defects not permitted by the New First Lien Notes Indenture and (c) no unpaid taxes, encroachments, adverse possession claims, zoning or other restrictions exist with respect to such owned real properties which could result in a material adverse effect on the value or utility of such owned real properties. Consequently, one or more of the mortgages granted at closing may need to be amended in the future in the event a discrepancy in the description of the real estate is discovered and/or Verso may need to take remedial action to resolve other matters that are disclosed by current title and lien searches. Verso will, however, represent that, (a) the real property encumbered by each mortgage includes the property owned by Verso and Verso’s guarantors that it was intended to include, (b) Verso owns the rights to the owned real properties that it purports to own in each mortgage and that Verso’s title to such owned real property is not encumbered by liens not permitted by the indenture governing the New First Lien Notes, and (c) no liens, claims or interests exist with respect to such owned real properties other than as permitted by the indenture governing the New First Lien Notes.

Delivery of security interests in certain collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

Certain collateral, including real property and after-acquired property, was and will be secured after the issue date of the New First Lien Notes. If the grantor of such security interest were to become subject to a bankruptcy proceeding, any mortgage or security interest in certain collateral delivered after the issue date of the New First Lien Notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New First Lien Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.

State law may limit the ability of the trustee and the holders of the New First Lien Notes to foreclose on real property and improvements included in the collateral.

The New First Lien Notes will be secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral agent to foreclose on the improved real property collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the New First Lien Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the New First Lien Notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the New First Lien Notes from declaring a default and accelerating the New First Lien Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The holders of New First Lien Notes may be subject to possible equitable subordination or recharacterization in the event of a bankruptcy or insolvency.

In the event of Verso’s bankruptcy or insolvency, a party in interest may seek to subordinate the New First Lien Notes under the principles of equitable subordination or recharacterization of the New First Lien Notes as equity. There can be no assurance as to the outcome of such proceedings. The bankruptcy court will find equitable subordination if the court determines that (a) the holders of New First Lien Notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to Verso’s other creditors or conferred an unfair advantage upon the holders of New First Lien Notes and (c) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code. In the event a court subordinates the claims represented by the New First Lien Notes or recharacterizes them as equity, Verso cannot assure you that you would recover any amounts owing on the New First Lien Notes and you may be required to return any payments made to you on account of the New First Lien Notes, potentially up to six years prior to Verso’s bankruptcy. In addition, should the court equitably subordinate or recharacterize the notes as equity, you may not be able to enforce the guarantees.

The collateral is subject to casualty risks.

Verso intends to continue to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for Verso’s business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate Verso fully for its losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the New First Lien Notes and the guarantees.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the New First Lien Notes may not be perfected with respect to the claims of the New First Lien Notes if the collateral agent or its designee or predecessor is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the New First Lien Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. Verso and its guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the trustee or the collateral agent for the New First Lien Notes will monitor, or that Verso will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the New First Lien Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New First Lien Notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the New First Lien Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against Verso before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given.

Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the New First Lien Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the New First Lien Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the New First Lien Notes would hold a secured claim to the extent of the value of such collateral to that the holders of the New First Lien Notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Risks Relating to Verso’s Indebtedness Following the Merger

Verso and its subsidiaries will incur substantial additional indebtedness in connection with the Merger and Verso may not be able to meet all of Verso’s debt obligations.

In connection with the Merger, Verso expects to incur up to $1,453 million of additional debt. Verso will issue $650 million in aggregate principal amount of New First Lien Notes upon consummation of the Merger and NewPage has borrowed $750 million under the NewPage Term Loan Facility prior to the consummation of the Merger. In addition, as of March 31, 2014, NewPage had $53 million in outstanding borrowings under the NewPage ABL Facility. Because the borrowers and guarantors under the NewPage Term Loan Facility will not guarantee the obligations under the Verso debt securities and credit facilities, Verso’s obligations under the New First Lien Notes will be structurally subordinated to the obligations under the NewPage Term Loan Facility, to the extent of the value of the assets of the NewPage Subsidiaries. As of March 31, 2014, on a pro forma basis, Verso would have approximately $2,758 million of indebtedness outstanding and Verso Holdings would have approximately $2,781 million of indebtedness outstanding.

Verso and its subsidiaries’ substantial indebtedness following the Merger could have material adverse consequence for Verso’s business and may:

•	require Verso to dedicate a large portion of Verso’s cash flow to pay principal and interest on its indebtedness, which will reduce the availability of Verso’s cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

•	limit Verso’s flexibility in planning for, or reacting to, changes in its business and the industry in which Verso operates;

•	restrict Verso’s ability to make strategic acquisitions, dispositions or exploiting business opportunities;

•	place Verso at a competitive disadvantage compared to its competitors that have less debt; and

•	limit Verso’s ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.

Verso and its subsidiaries may not generate sufficient cash flow to meet Verso’s debt obligations and fund its additional liquidity needs following the Merger.

Verso and its subsidiaries may still be able to incur substantially more indebtedness following the Merger, which could further exacerbate the risks associates with Verso’s substantial leverage.

Following the Merger, Verso may be able to incur substantial additional indebtedness under the Existing ABL Facility, the Existing Cash Flow Facility, the NewPage ABL Facility, the NewPage Term Loan Facility, and any additional debt facilities Verso may enter into. If new indebtedness is added following the Merger, the related risks that Verso faces may intensify.

The credit agreements that govern the NewPage ABL Facility or the NewPage Term Loan Facility may restrict Verso’s ability to respond to changes or to take certain actions following the Merger.

The credit agreements that govern the NewPage ABL Facility or the NewPage Term Loan Facility following the Merger contain a number of restrictive covenants that impose operating and financial restrictions, and may limit Verso’s ability to engage in acts that may be in its long-term best interests, including, among other things, restrictions on its ability to incur debt, incur liens, pay dividends or make certain restricted payments, prepay, redeem or repurchase certain indebtedness, make investments, enter into mergers, consolidations or asset dispositions and engage in transactions with affiliates. In addition, the credit agreement that governs the NewPage ABL Facility requires NewPage to conditionally maintain a minimum fixed charge coverage ratio.

DESCRIPTION OF OTHER INDEBTEDNESS

Verso summarizes below the principal terms of the agreements that govern its current long term indebtedness. This summary is not a complete description of all of the terms of the agreements.

Existing ABL Facility

On May 4, 2012, Verso Holdings entered into its Existing ABL Facility which provides borrowing availability equal to the lesser of (a) $150.0 million or (b) the borrowing base described below. The Existing ABL Facility has a five-year term unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of certain of Verso’s indebtedness in an aggregate principal amount in excess of $100.0 million of indebtedness under its existing Old Floating Rate Notes, its Old Subordinated Notes, or amounts borrowed under the Verso Finance term loan, as applicable, is outstanding, in which case the Existing ABL Facility will mature on such earlier date.

In addition, Verso may request one or more incremental revolving commitments in an aggregate principal amount up to the greater of (a) $100.0 million and (b) the excess of the borrowing base over the amount of the then-effective commitments under the Existing ABL Facility.

The borrowing base will be, at any time of determination, an amount (net of reserves) equal to the sum of

•	85% of the amount of eligible accounts, plus

•	the lesser of (i) 80% of the net book value of eligible inventory and (ii) 85% of the net orderly liquidation value of eligible inventory.

The Existing ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

The borrowings under the Existing ABL Facility bear interest at a rate equal to an applicable margin plus, as determined at Verso’s option, either (a) a base rate (the “ABR Rate”) determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of Citibank, N.A. or one of its affiliates, as administrative agent, and (3) the adjusted LIBOR for a one-month interest period plus 1.00%, and (b) a eurocurrency rate (“LIBOR”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. From and after the date of delivery of Verso Holdings’ financial statements covering a period of at least three full months after the effective date of the Existing ABL Facility, the applicable margin for such borrowings is adjusted monthly depending on the availability under the Existing ABL Facility. As of March 31, 2014, the applicable margin for advances under the Existing ABL Facility was 1.25% for base rate advances and 2.25% for LIBOR advances.

In addition to paying interest on outstanding principal under the Existing ABL Facility, Verso is required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.375% or 0.500%, based on the average daily utilization under the Existing ABL Facility. Verso also pays a customary letter-of-credit fee, including a fronting fee of 0.250% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Verso may voluntarily repay outstanding loans under the Existing ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

The Existing ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Verso Holdings’ ability, and the ability of its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase its capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale/leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing its indebtedness;

•	amend its organizational documents;

•	change the business conducted by Verso and its subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the Existing ABL Facility requires Verso Holdings to maintain a minimum fixed-charge coverage ratio at any time when the average availability is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of revolving facility commitments at such time, or (b) $10.0 million. In that event, Verso Holdings must satisfy a minimum fixed-charge coverage ratio of 1.0 to 1.0. The Existing ABL Facility also contains certain other customary affirmative covenants and events of default. As of March 31, 2014, the fixed-charge coverage ratio requirement was not in effect, and Verso Holdings was in compliance with its covenants.

All obligations under the Existing ABL Facility are unconditionally guaranteed by Verso Finance and each of Verso Holdings’ existing and future direct and indirect wholly owned domestic subsidiaries which are not unrestricted subsidiaries, controlled foreign corporation holding companies or designated immaterial subsidiaries; provided, however, that the NewPage Subsidiaries will not guarantee the obligations under the Existing ABL Facility. The guarantees of those obligations are secured by substantially all of Verso Holdings’ assets and those of each domestic guarantor, including a pledge of Verso’s capital stock, capital stock of the subsidiary guarantors and 65% of the capital stock of domestic subsidiaries that are controlled foreign corporation holding companies and the first-tier foreign subsidiaries that are not subsidiary guarantors. Such security interest consists of a first-priority lien with respect to the ABL Priority Collateral and a second-priority lien with respect to the Notes Priority Collateral (each as defined in the Senior Secured Notes Indenture (as defined below)).

As of March 31, 2014, the Existing ABL Facility had an outstanding balance of $60 million, $40.3 million in letters of credit issued and $32.4 million available for future borrowings.

Existing Cash Flow Facility

On May 4, 2012, Verso Holdings and entered into a $50.0 million Existing Cash Flow Facility. The Existing Cash Flow Facility has a five-year term unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of certain of Verso’s indebtedness in an aggregate principal amount in excess of $100.0 million of indebtedness under its Old Floating Rate Notes, its Old Subordinated Notes or amounts borrowed under the Verso Finance’s term loan, as applicable, is outstanding, in which case the Existing Cash Flow Facility will mature on such earlier date.

In addition, Verso may request one or more incremental revolving commitments in an aggregate principal amount up to $25.0 million.

The Existing Cash Flow Facility includes borrowing capacity available for letters of credit.

The borrowings under the Existing Cash Flow Facility bear interest at a rate equal to an applicable margin plus, as determined at Verso’s option, either (a) an ABR Rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of Credit Suisse, AG, as administrative agent, and (3) the adjusted LIBOR for a one-month interest period plus 1.00%, and (b) a LIBOR determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. From and after the date of delivery of Verso Holdings’ financial statements covering a period of at least three full months after the effective date of the Existing Cash Flow Facility, the applicable margin for such borrowings will be adjusted quarterly depending on the total net first-lien leverage ratio under the Existing Cash Flow Facility. As of March 31, 2014, the applicable margin for advances under the Existing Cash Flow Facility was 3.75% for base rate advances and 4.75% for LIBOR advances.

In addition to paying interest on outstanding principal under the Existing Cash Flow Facility, Verso is required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at an initial rate equal to 0.625% per annum. Verso also pays a customary letter-of-credit fee, including a fronting fee of 0.250% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Verso may voluntarily repay outstanding loans under the Existing Cash Flow Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

The Existing Cash Flow Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Verso Holdings’ ability, and the ability of its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase its capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale/leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing its indebtedness;

•	amend its organizational documents;

•	change the business conducted by Verso and its subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the Existing Cash Flow Facility requires Verso Holdings to maintain a maximum total net first-lien leverage ratio at any time when there are revolving loans or letters of credit outstanding. In that event, Verso Holdings must maintain a total net first-lien leverage ratio of not more than 3.50 to 1.00. The Existing Cash Flow Facility also contains certain other customary affirmative covenants and events of default. As of March 31, 2014, Verso Holdings was in compliance with its covenants.

All obligations under the Existing Cash Flow Facility are unconditionally guaranteed by Verso Finance and each of Verso Holdings’ existing and future direct and indirect wholly owned domestic subsidiaries which are not unrestricted subsidiaries, controlled foreign corporation holding companies or designated immaterial subsidiaries; provided, however, that the NewPage Subsidiaries will not guarantee the obligations under the Existing Cash Flow Facility. The guarantees of those obligations are secured by substantially all of Verso Holdings’ assets and those of each domestic guarantor, including a pledge of its capital stock, capital stock of the subsidiary guarantors and 65% of the capital stock of domestic subsidiaries that are controlled foreign corporation holding companies and the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions. Such security interest consists of a first-priority lien, pari passu with the Existing First Lien Notes, with respect to the Notes Priority Collateral and a second-priority lien with respect to the ABL Priority Collateral (each as defined in the indenture governing the Existing First Lien Notes).

As of March 31, 2014, the Existing Cash Flow Facility had an outstanding balance of $38.0 million, no letters of credit issued, and $12.0 million available for future borrowing.

Amendments to Existing ABL Facility and Existing Cash Flow Facility in Contemplation of the Merger

On January 3, 2014 Verso Holdings entered the Credit Agreement Amendments. Under the Credit Agreement Amendments, (a) the lenders under each of Verso’s Existing ABL Facility and Existing Cash Flow Facility consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain indebtedness in connection therewith, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets, and (c) the parties agreed to amend Verso’s Existing ABL Facility and its Existing Cash Flow Facility to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under Verso’s Existing ABL Facility and its Existing Cash Flow Facility remain unchanged.

11.75% Senior Secured Notes due 2019

As of March 31, 2014, Verso had approximately $417.9 million aggregate principal amount of its Existing First Lien Notes outstanding.

Interest is payable semi-annually on the Existing First Lien Notes. All of the Existing First Lien Notes are guaranteed by Verso Holdings’ direct and indirect restricted subsidiaries (other than Verso Paper Inc., Bucksport Leasing LLC and Verso Quinnesec REP LLC) that are wholly owned domestic subsidiaries on the issue date and that guarantee indebtedness under Verso’s Existing ABL Facility and the Existing Cash Flow Facility. The Existing First Lien Notes will mature on January 15, 2019; provided that, if as of 45 days prior to the maturity date of Verso’s Old Subordinated Notes, more than $100.0 million of such Old Subordinated Notes remains outstanding, the Existing First Lien Notes will mature on that day.

The indenture governing the Existing First Lien Notes contains various covenants which limit its ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem its stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting its subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with its affiliates; and incur liens. Subject to certain exceptions, the indenture governing its Existing First Lien Notes permits Verso Holdings and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness. As of March 31, 2014, Verso Holdings was in compliance with all such covenants.

11.75% Secured Notes due 2019

As of March 31, 2014, Verso had approximately $271.6 million aggregate principal amount of 11.75% Secured Notes due 2019 outstanding (the “Secured Notes”).

Interest is payable semi-annually on the Secured Notes. All of the Secured Notes are guaranteed by the same subsidiaries that guarantee Verso’s Existing First Lien Notes.

All of the Secured Notes are secured by security interests in the same Collateral that secure the Existing First Lien Notes and its guarantees. Such security interests will rank junior in priority to the security interests that secure the Existing First Lien Notes and the guarantees, as well as the security interests that secure the Existing ABL Facility and the Existing Cash Flow Facility.

The indenture governing Verso’s Secured Notes contains various covenants which limit its ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem its stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting its subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with its affiliates; and incur liens. Subject to certain exceptions, the indenture governing its Secured Notes will permit Verso Holdings and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness. As of March 31, 2014, Verso Holdings was in compliance with all such covenants.

New Second Lien Notes

In the Second Lien Notes Exchange Offer, Verso will offer up to $396.0 million aggregate principal amount of its New Second Lien Notes, as well as the Verso Warrants, in exchange for any and all outstanding Old Second Lien Notes.

Interest will be payable semi-annually on the New Second Lien Notes. All Verso’s obligations under the New Second Lien Notes will be fully and unconditionally and jointly and severally guaranteed by Verso Holdings’ direct and indirect restricted subsidiaries that are wholly owned domestic subsidiaries on the issue date and that guarantee indebtedness under its Existing ABL Facility and its Existing Cash Flow Facility, which include all its subsidiaries other than Verso Paper Inc., Verso Maine Power Holdings LLC, Verso Androscoggin Power LLC, Verso Bucksport Power LLC, Bucksport Leasing LLC and Verso Quinnesec REP LLC. Following the consummation of the Merger, the New Second Lien Notes will be guaranteed by NewPage Holdings. However, NewPage Holdings is a holding company without any assets or operations other than interests in its subsidiaries. The New Second Lien Notes will not be guaranteed by the NewPage Subsidiaries, nor will any of the assets of the NewPage Subsidiaries constitute collateral for the New Second Lien Notes.

Prior to the consummation of the Merger, the New Second Lien Notes will have substantially the same terms as the Old Second Lien Notes in that: the New Second Lien Notes will have their original principal amount, will bear interest at a rate of 8.75% per annum, will mature on February 1, 2019 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Second Lien Notes. If the Merger does not occur, the New Second Lien Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Merger will hold $668.75 principal amount of New Second Lien Notes immediately following the Merger, subject to adjustment based on participation in the Second Lien Notes Exchange Offer (as described below), (ii) the maturity date of the New Second Lien Notes will be extended to August 1, 2020, (iii) the interest rate will be adjusted such that the New Second Lien Notes will bear interest at a rate of 10% per annum entirely in cash plus 3% per annum (“Second Lien Notes PIK Interest”) entirely by increasing the principal amount of the outstanding New Second Lien Notes or by issuing additional New Second Lien Notes (“Second Lien PIK Notes”) from and after the date of the consummation of the Merger, (iv) certain other amendments to the terms of the New Second Lien Notes will be effected, and (v) the Verso Warrants will have been mandatorily converted into shares of Verso common stock.

The principal amount of New Second Lien Notes following the Merger per $1,000 principal amount of New Second Lien Notes prior to the Merger will be adjusted based on participation in the Second Lien Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Second Lien Notes Participating in the Second Lien Notes Exchange Offer	Principal Amount of New Second Lien Notes Following the Merger per $1,000 Principal Amount of New Second Lien Notes Prior to the Merger
75%	$593.75
80%	$608.75
85%	$623.75
90%	$638.75
95%	$653.75
100%	$668.75

If holders in the aggregate tender a percentage of Old Second Lien Notes that is not set forth in the table above, holders will receive the principal amount corresponding to the closest lower percentage (e.g., if 87.5% of the Old Second Lien Notes are tendered, holders will receive the principal amount corresponding to 85%).

All of the New Second Lien Notes will be secured by security interest in the same collateral that secures the Existing First Lien Notes and its guarantees, subject to certain exclusions. Such security interest will rank junior in priority to the security interests that secure the Existing First Lien Notes, the Secured Notes, the Existing ABL Facility and the Existing Cash Flow Facility. Upon the consummation of the Merger, the security interests in the collateral securing the New Second Lien Notes will also rank junior to those securing Verso’s New First Lien Notes. The New Second Lien Notes will be structurally subordinated to the obligations under the NewPage ABL Facility and the NewPage Term Loan Facility.

The indenture governing the New Second Lien Notes will contain various covenants that will limit Verso’s ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem its stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting its subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with its affiliates; and incur liens. Subject to certain exceptions, the indenture governing the New Second Lien Notes will permit Verso Holdings’ and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

New Subordinated Notes

In the Subordinated Notes Exchange Offer, Verso will offer up to $142.5 million aggregate principal amount of its New Subordinated Notes in exchange for any and all outstanding Old Subordinated Notes.

Interest will be payable semi-annually on the New Subordinated Notes. All Verso’s obligations under the New Subordinated Notes will be fully and unconditionally and jointly and severally guaranteed by Verso Holdings’ direct and indirect restricted subsidiaries that are wholly owned domestic subsidiaries on the issue date and that guarantee indebtedness under its Existing ABL Facility and its Existing Cash Flow Facility, which include all its subsidiaries other than Verso Paper Inc., Verso Maine Power Holdings LLC, Verso Androscoggin Power LLC, Verso Bucksport Power LLC, Bucksport Leasing LLC and Verso Quinnesec REP LLC. Following the consummation of the Merger, the New Subordinated Notes will be guaranteed by NewPage Holdings. However, NewPage Holdings is a holding company without any assets or operations other than interests in its subsidiaries and the New Subordinated Notes will not be guaranteed by the NewPage Subsidiaries.

Prior to the consummation of the Merger, the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes in that the New Subordinated Notes will have their original principal amount, will bear interest at a rate of 11 3⁄8% per annum, will mature on August 1, 2016 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Subordinated Notes. If the Merger does not occur, the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $681.875 principal amount of New Subordinated Notes immediately following the Merger, subject to adjustment based on participation in the Subordinated Notes Exchange Offer (as described below), (ii) the maturity date of the New Second Lien Notes will be extended to August 1, 2021, (iii) the interest rate will be adjusted such that the New Second Lien Notes will bear interest from and after the date of the consummation of the Merger at a rate of 10% per annum entirely in cash plus 3% per annum (“Subordinated Notes PIK Interest”) payable entirely by increasing the principal amount of the outstanding New Subordinated Notes or by issuing additional New Subordinated Notes (“Subordinated PIK Notes”), (iv) certain other amendments to the terms of the New Subordinated Notes will be effected, and (v) the Verso Warrants will have been mandatorily converted into shares of Verso common stock.

The principal amount of New Subordinated Notes following the Merger per $1,000 principal amount of New Subordinated Notes prior to the Merger will be adjusted based on participation in the Subordinated Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Subordinated Notes Participating in the Subordinated Notes Exchange Offer	Principal Amount of New Subordinated Notes Following the Merger per $1,000 Principal Amount of New Subordinated Notes Prior to the Merger
75%	$606.875
80%	$621.875
85%	$636.875
90%	$651.875
95%	$666.875
100%	$681.875
If holders in the aggregate tender a percentage of Old Subordinated Notes that is not set forth in the table above, holders will receive the principal amount set forth next to the highest percentage set forth above that is below the actual amount tendered.

The indenture governing the New Subordinated Notes will contain various covenants that will limit Verso’s ability to, among other things, incur additional indebtedness; pay dividends or make other distributions or repurchase or redeem its stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting its subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with its affiliates; and incur liens. Subject to certain exceptions, the indenture governing the New Subordinated Notes will permit Verso Holdings’ and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Old Second Lien Notes

As of March 31, 2014, Verso had outstanding approximately $396.0 million aggregate principal amount of its Old Second Lien Notes. The Old Second Lien Notes bear interest, payable semi-annually, at the rate of 8.75% per year. The Old Second Lien Notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The Old Second Lien Notes and related guarantees are secured by second-priority security interests, subject to permitted liens, in substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets, excluding securities of Verso Holdings’ affiliates. The Old Second Lien Notes will mature on February 1, 2019.

On July 2, 2014, the Verso Issuers launched the Second Lien Notes Exchange Offer. See “—Exchange Offer Transactions.”

Old Subordinated Notes

As of March 31, 2014, Verso had approximately $142.5 million aggregate principal amount of its Old Subordinated Notes. The Old Subordinated Notes bear interest, payable semi-annually, at the rate of 11 3/8 % per year. The Old Subordinated Notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are unsecured senior subordinated obligations of Verso Holdings and the guarantors, respectively. The Old Subordinated Notes will mature on August 1, 2016.

On July 2, 2014, the Verso Issuers launched the Subordinated Notes Exchange Offer. See “—Exchange Offer Transactions.”

Second Priority Senior Secured Floating Rate Notes

As of March 31, 2014, Verso had $13.3 million aggregate principal amount of Old Floating Rate Notes outstanding. The Old Floating Rate Notes bear interest, payable quarterly, at a rate equal to LIBOR plus 3.75% per year. As of March 31, 2014, the interest rate on the Old Floating Rate Notes was 3.99% per year. The Old Floating Rate Notes are guaranteed by the same subsidiaries that will guarantee the additional exchange notes. As of May 8, 2012, the Old Floating Rate Notes are no longer secured by any collateral. The Old Floating Rate Notes will mature on August 1, 2014.

Verso Quinnesec REP LLC

On December 29, 2010, Verso Holdings’ wholly owned subsidiary, Verso Quinnesec REP LLC, entered into a financing transaction with the Chase NMTC Verso Investment Fund LLC (the “Investment Fund”), a consolidated variable interest entity. Under this arrangement, Verso Holdings loaned $23.3 million to Verso Finance, which funds were invested in the $23.3 million aggregate principal amount of a 6 1⁄2% loan due December 31, 2040, issued by the Investment Fund. The Investment Fund then contributed the loan proceeds to certain Community Development Entities, or “CDEs,” who, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at Verso’s mill in Quinnesec, Michigan. As of both March 31, 2014, and December 31, 2013, Verso Holdings had a $23.3 million long-term receivable due from Verso Finance, representing these funds and accrued interest receivable of $0.1 million, while the Investment Fund had an outstanding loan of $23.3 million due to Verso Finance and accrued interest payable of $0.1 million . In addition, for the three months ended March 31, 2014 and 2013, Verso Holdings recognized interest income from Verso Finance of $0.4 million and the Investment Fund recognized interest expense to Verso Finance of $0.4 million.

Non-Core Energy Financing

On May 5, 2014, acting through our wholly owned subsidiary, Verso Androscoggin Power LLC, or “VAP,” we entered into a credit agreement providing for a $40 million revolving credit facility with Barclays Bank PLC and Credit Suisse AG, Cayman Islands Branch. Borrowings thereunder may be used (a) to provide cash dividends and other cash distributions to VAP’s sole member, Verso Maine Power Holdings LLC, or “VMPH,” and our other subsidiaries, (b) for ongoing working capital for VAP, and (c) for other general corporate purposes. Borrowings under the credit facility will bear interest at a rate equal to an applicable margin plus, at the option of VAP, either (a) a base rate determined by reference to the highest of the U.S. federal funds rate plus 0.5% the prime rate of the administrative agent, and the adjusted LIBOR for a one-month interest period plus 1.00%, or (b) a eurocurrency rate, or “LIBOR,” determined by reference to the cost of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. Prior to November 5, 2014, the applicable margin for advances under the credit facility is 2.00% for base rate advances and 3.00% for LIBOR advances. On and after November 5, 2014, the applicable margin for advances under the credit facility will be 3.00% for base rate advances and 4.00% for LIBOR advances. The credit facility will mature on the earliest to occur of (a) May 5, 2015, (b) the date that is 30 days after the consummation of the Merger, and (c) the date that is 60 days after the termination of the Merger Agreement or the abandonment of the Merger; however, upon written notice by VAP to the administrative agent, VAP may request that the commitments under the credit facility be converted to extend the maturity date for consenting lenders. The debt outstanding under the credit facility is secured by substantially all of VAP’s assets, which consist principally of four hydroelectric facilities associated with our Androscoggin mill and related electricity transmission equipment. VMPH guarantees the payment of the debt outstanding under the credit facility, and its guaranty is secured by a pledge of its equity interest in VAP.

NewPage Term Loan Facility

General

On February 11, 2014, NewPage Corporation entered into the NewPage Term Loan Facility which provided a senior secured term loan facility in an aggregate principal amount of $750 million with a maturity of seven years.

In addition, NewPage Corporation may request one or more incremental term loan facilities in an aggregate amount of up to the sum of (x) $100 million plus (y) such additional amount so long as, (i) in the case of loans under additional credit facilities with liens that rank pari passu with the liens on the collateral securing the NewPage Term Loan Facility, a consolidated net first lien senior secured leverage ratio of NewPage Corporation and its restricted subsidiaries (the “NewPage Entities”) would be no greater than 2.50 to 1.00 and (ii) in the case of loans under additional credit facilities with liens that rank junior to the liens on the collateral securing the NewPage Term Loan Facility, a consolidated total net secured leverage ratio (excluding debt outstanding under the NewPage ABL Facility) of the NewPage Entities would be no greater than 3.00 to 1.00, subject to certain conditions and receipt of commitments by existing or additional lenders.

Proceeds of the NewPage Term Loan Facility were used to repay NewPage’s former $500 million term loan facility and to pay the Recapitalization Dividend to NewPage’s stockholders.

Interest Rates

Borrowings under the NewPage Term Loan Facility bear interest at a rate equal to, at NewPage Corporation’s option, either (a) a LIBOR rate (subject to a LIBOR floor of 1.25%) plus a margin of 8.25% for the interest period relevant to such borrowing, adjusted for certain additional costs or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate of Credit Suisse AG and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case of (i), (ii) and (iii) plus a margin of 7.25%.

Amortization and Prepayments

The NewPage Term Loan Facility requires no amortization payments until the eighteen month anniversary of the closing date, and will thereafter require quarterly amortization payments, in an amount equal to (i) 1.25% per quarter until the three year anniversary of the closing date, (ii) 1.875% per quarter until the four year anniversary of the closing date, and (ii) 2.50% per quarter until the maturity date, with the balance due on the maturity date.

The NewPage Term Loan Facility is subject to mandatory prepayments in amounts equal to:

•	100% of the net cash proceeds of indebtedness by the NewPage Entities (other than indebtedness permitted under the NewPage Term Loan Facility);

•	100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets by the NewPage Entities (including as a result of casualty or condemnation) (with customary exceptions, thresholds, and reinvestment rights of up to 12 months or 18 months if contractually committed to within 12 months); and

•	75% of “excess cash flow” for each fiscal year beginning with the fiscal year ending December 31, 2015, subject to possible step-downs based on total net first lien leverage ratio thresholds.

NewPage Corporation has the right to prepay loans under the NewPage Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR rate loans, subject, however, to a prepayment premium for optional prepayments of the NewPage Term Loan Facility with a new or replacement term loan facility with an “effective” interest rate less than that applicable to the NewPage Term Loan Facility equal to (i) 3.00% if prepaid prior to the first anniversary of the closing date, (ii) 2.00% if prepaid on or after the first anniversary of the closing date and prior to the second anniversary of the closing date and (iii) 1.00% if prepaid on or after the second anniversary of the closing date and prior to the third anniversary of the closing date. However, if the Merger Agreement is terminated in accordance with its terms, the NewPage Term Loan Facility may be prepaid with no premium or penalty within 30 days.

Collateral and Guarantors

The NewPage Term Loan Facility is fully and unconditionally guaranteed on a joint and several basis by all of NewPage Corporation’s existing and future direct and indirect wholly owned material domestic restricted subsidiaries, subject to certain exceptions, and by NewPage Investment Company LLC (“Holdings”), NewPage Corporation’s direct parent (collectively, the “Guarantors”). Amounts outstanding under the NewPage Term Loan Facility are secured by substantially all of the assets of NewPage Corporation and the Guarantors, subject to certain exceptions. The security interest with respect to the NewPage Term Loan Facility consists of a first-priority lien with respect to all collateral other than the ABL Priority Collateral (as defined below) (the “NewPage Term Loan Priority Collateral”) and a second-priority lien with respect to the ABL Priority Collateral (as defined below).

Restrictive Covenants and Other Matters

The NewPage Term Loan Facility requires NewPage Corporation to maintain a maximum total net leverage ratio on the last day of any fiscal quarter when loans are outstanding under the NewPage Term Loan Facility. The initial maximum total net leverage ratio threshold is 4.10 to 1.00 through the fiscal quarter ending September 30, 2014, stepping down every year thereafter to a maximum total net leverage ratio threshold of 3.50 to 1.00 for the fiscal quarter ending December 31, 2019 and thereafter.

The NewPage Term Loan Facility contains certain additional covenants that, among other things, and subject to certain exceptions, restrict NewPage Corporation’s and its restricted subsidiaries’ ability to incur additional debt or liens, pay dividends, repurchase common stock, prepay other indebtedness, sell, transfer, lease, or dispose of assets and make investments in or merge with another company. The NewPage Term Loan Facility also contains covenants applicable to Holdings that, among other things, and subject to certain exceptions, limit Holdings’ ability to incur additional debt or liens and require Holdings to continue to directly own 100% of the equity interests of NewPage Corporation.

The NewPage Term Loan Facility provides for customary events of default, including a cross-event of default provision in respect of any other existing debt instruments having an aggregate principal amount exceeding $50 million, subject to applicable threshold, notice and grace period provisions. If an event of default occurs, the lenders under the NewPage Term Loan Facility are entitled to accelerate the advances made thereunder and exercise rights against the collateral.

The negative covenants in the NewPage Term Loan Facility contain carve-outs to allow payments pursuant to the Shared Services Agreement and the distribution of certain other amounts to Verso and its subsidiaries. NewPage Investment Company LLC is not bound by any financial or negative covenants contained in the NewPage Term Loan Facility, other than certain passive activity covenants including, with respect to the incurrence of liens on and the pledge of NewPage Corporation’s capital stock and with respect to the maintenance of its existence.

NewPage ABL Facility

General

On February 11, 2014, NewPage Corporation entered into the NewPage ABL Facility which provides a senior secured asset-based revolving facility in an aggregate principal amount of $350 million with a maturity of five years, including both a letter of credit sub-facility and a swingline loan sub-facility.

In addition, NewPage Corporation may request one or more increases in commitments in an aggregate amount of up to the greater of (x) $200 million and (y) the excess of the borrowing base over the amount of the then-effective commitments under the NewPage ABL Facility.

All borrowings under the NewPage ABL Facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

The NewPage ABL Facility replaced NewPage’s former $350 million revolving credit facility for general corporate purposes, and proceeds of the NewPage ABL Facility will be used to pay certain transaction costs and expenses in connection with the Merger.

Interest Rates and Fees

Amounts drawn under the NewPage ABL Facility bear annual interest at either the LIBOR rate plus a margin of 1.75% to 2.25% or at a base rate plus a margin of 0.75% to 1.25%. The interest rate margins on the NewPage ABL Facility are subject to adjustments based on the average availability of the NewPage ABL Facility. The initial margins for borrowings under the NewPage ABL Facility are 2.00% in the case of LIBOR rate loans and 1.00% in the case of base rate loans.

The commitment fee payable on the unused portion of the NewPage ABL Facility equals 0.375% or 0.50% based on the average availability of the NewPage ABL Facility. NewPage Corporation has also agreed to pay customary letter of credit fees.

Prepayments

NewPage Corporation may voluntarily repay outstanding loans under the NewPage ABL Facility at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to LIBOR rate loans.

Collateral and Guarantors

The NewPage ABL Facility is fully and unconditionally guaranteed on a joint and several basis by the Guarantors. Amounts outstanding under the NewPage ABL Facility are secured by substantially all of the assets of NewPage Corporation and the Guarantors, subject to certain exceptions. The security interest with respect to the NewPage ABL Facility will consist of a first-priority lien with respect to most inventory, accounts receivable, bank accounts, and certain other assets of NewPage Corporation and the Guarantors (the “ABL Priority Collateral”) and a second-priority lien with respect to the Term Loan Priority Collateral.

Restrictive Covenants and Other Matters

Under the NewPage ABL Facility, NewPage Corporation is subject to a springing minimum fixed charge coverage ratio of 1.00 to 1.00 at any time when excess availability is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of commitments at such time or (b) $20 million.

The NewPage ABL Facility contains certain additional covenants that, among other things, and subject to certain exceptions, restrict NewPage Corporation’s and its restricted subsidiaries’ ability to incur additional debt or liens, pay dividends, repurchase common stock, prepay other indebtedness, sell, transfer, lease, or dispose of assets and make investments in or merge with another company. The NewPage ABL Facility also contains covenants applicable to Holdings that, among other things, and subject to certain exceptions, limit Holdings’ ability to incur additional debt or liens and require Holdings to continue to directly own 100% of the equity interests of NewPage Corporation.

The NewPage ABL Facility provides for customary events of default, including a cross-event of default provision in respect of any other existing debt instruments having an aggregate principal amount exceeding $50 million, subject to applicable threshold, notice and grace period provisions. If an event of default occurs, the lenders under the NewPage Term Loan Facility are entitled to accelerate the advances made thereunder and exercise rights against the collateral.

The negative covenants in the NewPage ABL Facility contain carve-outs to allow payments pursuant to the Shared Services Agreement and the distribution of certain other amounts to Verso and its subsidiaries. NewPage Investment Company LLC is not bound by any financial or negative covenants contained in the NewPage ABL Facility, other than certain passive activity covenants including, with respect to the incurrence of liens on and the pledge of NewPage Corporation’s capital stock and with respect to the maintenance of its existence.

Financing Transactions in Connection with the Merger

As described above, on January 3, 2014, in connection with the entry into the Merger Agreement, Verso entered into the Credit Agreement Amendments. Under the Credit Agreement Amendments, (a) the lenders under each of Verso’s Existing ABL Facility and Existing Cash Flow Facility consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain indebtedness in connection therewith, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets, and (c) the parties agreed to amend Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility remain unchanged.

On February 11, 2014, NewPage borrowed $750 million under the NewPage Term Loan Facility and replaced its former $350 million asset-based loan facility with the NewPage ABL Facility.

At the time of the closing of the Merger, Verso expects to issue $650 million in aggregate principal amount of New First Lien Notes to the current shareholders of NewPage as part of the Merger Consideration.

The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities do not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility and the NewPage ABL Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility to the extent of the value of the assets of the NewPage Subsidiaries. Upon the consummation of the Merger, NewPage Holdings Inc. (but not the NewPage Subsidiaries) will guarantee Verso’s debt securities (other than any remaining Old Second Lien Notes and Old Subordinated Notes) and Verso’s credit facilities.

Exchange Offer Transactions

On July 2, 2014, the Verso Issuers launched offers to exchange (a) New Second Lien Notes and Verso Warrants for any and all outstanding Old Second Lien Notes and (b) New Subordinated Notes and Verso Warrants for any and all outstanding Old Subordinated Notes.

In connection with the Exchange Offers, the Verso Issuers are also soliciting consents to amend the Old Second Lien Notes, the Old Subordinated Notes and the indentures governing the Old Second Lien Notes and the Old Subordinated Notes. The proposed amendments, which require the consent of a majority in outstanding aggregate principal amount of the Old Second Lien Notes and Old Subordinated Notes, respectively, will eliminate or waive substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and transfer of assets, and modify or eliminate certain other provisions. In addition, the consents with respect to the Old Second Lien Notes will authorize a release of the liens and security interests in the collateral securing the Old Second Lien Notes. In order to be effected, the collateral release must be consented to by the holders of at least two-thirds in outstanding aggregate principal amount of the Old Second Lien Notes.

Prior to the consummation of the Merger, (i) the New Second Lien Notes will have substantially the same terms as the Old Second Lien Notes in that the New Second Lien Notes will have their original principal amount, will bear interest at a rate of 8.75% per annum, will mature on February 1, 2019 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Second Lien Notes, and (ii) the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes in that the New Subordinated Notes will have their original principal amount, will bear interest at a rate of 11 3⁄8% per annum, will mature on August 1, 2016 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Subordinated Notes. If the Merger does not occur, the New Second Lien Notes and the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Merger will hold $668.75 principal amount of New Second Lien Notes immediately following the Merger, subject to adjustment based on participation in the Second Lien Notes Exchange Offer (as described below), and the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $681.875 principal amount of New Subordinated Notes immediately following the Merger subject to adjustment based on participation in the Subordinated Notes Exchange Offer (as described below), (ii) the maturity date of the New Second Lien Notes will be extended to August 1, 2020 and the maturity date of the New Subordinated Notes will be extended to August 1, 2021, (iii) the New Second Lien Notes interest rate will be adjusted such that the New Second Lien Notes will bear interest from and after the date of the consummation of the Merger at a rate of 10% per annum entirely in cash plus Second Lien Notes PIK Interest, (iv) the New Subordinated Notes interest rate will be adjusted such that the New Subordinated Notes will bear interest from and after the date of the consummation of the Merger at a rate of 10% per annum entirely in cash plus Subordinated Notes PIK Interest, (v) certain other amendments to the terms of the New Second Lien Notes and New Subordinated Notes will be effected and (vi) the Verso Warrants have been mandatorily converted into shares of Verso common stock.

The principal amount of New Second Lien Notes following the Merger per $1,000 principal amount of New Second Lien Notes prior to the Merger will be adjusted based on participation in the Second Lien Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Second Lien Notes Participating in the Second Lien Notes Exchange Offer	Principal Amount of New Second Lien Notes Following the Merger per $1,000 Principal Amount of New Second Lien Notes Prior to the Merger
75%	$593.75
80%	$608.75
85%	$623.75
90%	$638.75
95%	$653.75
100%	$668.75

If holders in the aggregate tender a percentage of Old Second Lien Notes that is not set forth in the table above, holders will receive the principal amount corresponding to the closest lower percentage (e.g., if 87.5% of the Old Second Lien Notes are tendered, holders will receive the principal amount corresponding to 85%).

The principal amount of New Subordinated Notes following the Merger per $1,000 principal amount of New Subordinated Notes prior to the Merger will be adjusted based on participation in the Subordinated Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Subordinated Notes Participating in the Subordinated Notes Exchange Offer	Principal Amount of New Subordinated Notes Following the Merger per $1,000 Principal Amount of New Subordinated Notes Prior to the Merger
75%	$606.875
80%	$621.875
85%	$636.875
90%	$651.875
95%	$666.875
100%	$681.875

If holders in the aggregate tender a percentage of Old Subordinated Notes that is not set forth in the table above, holders will receive the principal amount corresponding to the closest lower percentage (e.g., if 87.5% of the Old Subordinated Notes are tendered, holders will receive the principal amount corresponding to 85%).

The Verso Warrants will be issued pursuant to the Warrant Agreement as of the date of the consummation of the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer. The Verso Warrants will entitle an eligible holder to acquire shares of Verso common stock representing, as of immediately after the consummation of the Merger, such holder’s pro rata portion (based on such holder’s pro rata portion of the Old Second Lien Notes or Old Subordinated Notes) of 15% or 4.774%, respectively, of the total number of outstanding shares of Verso common stock, determined on a fully diluted basis. Each Verso Warrant will be convertible into one share of Verso common stock. The Verso Warrants will be mandatorily convertible into shares of Verso common stock without payment of consideration (and will not otherwise be convertible) immediately prior to the closing of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration. No fractional shares of Verso common stock will be issued upon conversion of the Verso Warrants. If, upon conversion of the Verso Warrants, a holder would be entitled to receive a fractional interest in a share, such fractional interest will be rounded up to the nearest whole number of shares of Verso common stock to be issued to the Verso Warrant holder. If the Merger is terminated, the Verso Warrants will be void and of no value and will cease to be convertible into shares of Verso common stock.

Neither the Verso Warrants nor the shares of Verso common stock issuable in respect of such Verso Warrants have been registered under the Securities Act or any other securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The consummation of the Second Lien Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 75% in aggregate principal amount of outstanding Old Second Lien Notes.

The consummation of the Subordinated Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 75% in aggregate principal amount of outstanding Old Subordinated Notes.

It is not a condition of the Second Lien Notes Exchange Offer that the Subordinated Notes Exchange Offer is consummated, and it is not a condition of the Subordinated Notes Exchange Offer that the Second Lien Notes Exchange Offer is consummated.

Additionally, the New Second Lien Notes and the New Subordinated Notes will be subject to registration rights agreements.

Unless otherwise specified in this joint proxy and information statement/prospectus, we have assumed that all outstanding Old Second Lien Notes and all outstanding Old Subordinated Notes will be exchanged, that $396.0 million aggregate principal amount of New Second Lien Notes and $142.5 million aggregate principal amount of New Subordinated Notes will be issued in the Exchange Offer Transactions, and that approximately 16.6 million shares of Verso common stock will be issued upon the mandatory conversion of the Verso Warrants immediately prior to the closing of the Merger.

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

REGARDING FORWARD-LOOKING STATEMENTS

A number of the statements made in this joint proxy and information statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are all statements made in this joint proxy and information statement/prospectus, other than statements of historical fact. In some cases, forward-looking statements can be identified by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. These statements include statements regarding the intent, belief or current expectations of each of Verso and NewPage and their respective subsidiaries, their directors and their officers with respect to, among other things, future events, including the Merger, the respective financial results and financial trends expected to impact each of Verso and NewPage prior to the completion of the Merger, or if the Merger is not completed, and expected to impact Verso thereafter, assuming the Merger is completed.

Forward-looking statements are based upon certain underlying assumptions, including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. Forward-looking statements and the assumptions underlying them are necessarily subject to risks and uncertainties inherent in projecting future conditions and results. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those set forth under “Risk Factors” beginning on page 47, and those set forth under “Forward-Looking Statements” or “Risk Factors.”

Verso and NewPage caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy and information statement/prospectus in the case of forward-looking statements contained in this joint proxy and information statement/prospectus. Except as may be required by law, neither Verso nor NewPage has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

Verso and NewPage expressly qualify in their entirety all forward-looking statements attributable to Verso or NewPage or any person acting on either of their respective behalf by the cautionary statements contained or referred to in this section.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VERSO AND VERSO HOLDINGS

Selected Historical Consolidated Financial Data of Verso

The following table presents summary historical consolidated financial and operating data for Verso as of and for the fiscal years ended December 31, 2013, 2012, 2011, 2010, and 2009 and as of and for the three months ended March 31, 2014 and 2013. The selected historical financial information presented below for each of the five years ended December 31, 2013 has been derived from Verso’s audited consolidated financial statements. The selected historical financial information presented below for the three months ended March 31, 2014 and 2013 has been derived from Verso’s unaudited interim condensed consolidated financial statements. In the opinion of Verso’s management, the unaudited interim financial data include all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information should be read in conjunction with Verso’s consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this joint proxy and information statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
(Dollars in millions)
Statements of Operations Data:
Net sales	$299.1	$333.2	$1,388.9	$1,474.6	$1,722.5	$1,605.3	$1,360.9
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	302.3	291.8	1,179.1	1,272.6	1,460.3	1,410.8	1,242.7
Depreciation, amortization, and depletion	25.7	26.0	104.7	118.2	125.3	127.4	132.7
Selling, general, and administrative expenses	17.6	18.8	73.8	74.4	78.0	71.0	61.9
Goodwill impairment	—	—	—	—	18.7	—	—
Restructuring charges	—	1.0	1.4	102.4	24.5	—	1.0

Total operating expenses	345.6	337.6	1,359.0	1,567.6	1,706.8	1,609.2	1,438.3
Other operating income(1)	—	(3.3)	(4.0)	(60.6)	—	—	—

Operating (loss) income	(46.5)	(1.1)	33.9	(32.4)	15.7	(3.9)	(77.4)
Interest income	—	—	—	—	(0.1)	(0.1)	(0.3)
Interest expense	34.5	34.7	137.8	135.4	126.6	128.1	123.4
Other loss (income), net(2)	9.6	2.6	7.9	7.4	26.1	(0.9)	(307.3)

(Loss) income before income taxes	(90.6)	(38.4)	(111.8)	(175.2)	(136.9)	(131.0)	106.8
Income tax (benefit) expense	—	—	(0.6)	(1.4)	0.2	0.1	0.8

Net (loss) income	$(90.6)	$(38.4)	$(111.2)	$(173.8)	$(137.1)	$(131.1)	$106.0

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
(Dollars in millions, except per share amounts)
Per Share Data:
(Loss) earnings per common share:
Basic	$(1.70)	$(0.72)	$(2.09)	$(3.29)	$(2.61)	$(2.50)	$2.03
Diluted	(1.70)	(0.72)	(2.09)	(3.29)	(2.61)	(2.50)	2.03
Weighted average common shares outstanding (in thousands):
Basic	53,188	52,976	53,124	52,850	52,595	52,445	52,138
Diluted	53,188	52,976	53,124	52,850	52,595	52,445	52,153
Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(96.3)	$(83.2)	$(27.7)	$12.0	$14.5	$73.5	$177.2
Cash (used in) provided by investing activities	(8.8)	32.9	(13.8)	(7.1)	(66.2)	(98.3)	(34.1)
Cash (used in) provided by financing activities	98.0	1.5	(8.7)	(38.3)	(6.2)	25.5	(110.5)
Balance Sheet Data (end of period):
Cash and cash equivalents	$4.2	$12.7	$11.3	$61.5	$94.9	$152.8	$152.1
Working capital(3)	96.9	108.9	63.4	110.3	142.6	162.4	210.6
Property, plant, and equipment, net	722.1	761.8	742.9	793.0	934.7	972.7	1,022.6
Total assets	1,062.8	1,131.7	1,098.6	1,208.9	1,421.5	1,516.1	1,572.7
Total debt	1,346.2	1,259.4	1,248.5	1,257.0	1,262.5	1,228.6	1,192.4
Total (deficit) equity	(507.2)	(358.9)	(417.3)	(321.7)	(153.9)	(6.8)	125.3

(1)	Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.
(2)	Other income was $307.3 million for the year ended December 31, 2009, which included $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $64.8 million in net gains related to the early retirement of debt.
(3)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

Selected Historical Consolidated Financial Data of Verso Holdings

The following table presents selected historical consolidated financial and operating data for Verso Holdings as of and for the fiscal years ended December 31, 2013, 2012, 2011, 2010, and 2009 and as of and for the three months ended March 31, 2014 and 2013. The selected historical financial information presented below for each of the five years ended December 31, 2013 has been derived from Verso Holdings’ audited consolidated financial statements. The selected historical financial information presented below for the three months ended March 31, 2014 and 2013 has been derived from Verso Holdings’s unaudited interim condensed consolidated financial statements. In the opinion of Verso Holdings’ management, the unaudited interim financial data include all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information should be read in conjunction with Verso Holdings’ consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this joint proxy and information statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011	2010	2009
Statement of Operations Data:
Net sales	$299.1	$333.2	$1,388.9	$1,474.6	$1,722.5	$1,605.3	$1,360.9
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	302.3	291.8	1,179.1	1,272.6	1,460.3	1,410.8	1,242.7
Depreciation, amortization, and depletion	25.7	26.0	104.7	118.2	125.3	127.4	132.7
Selling, general, and administrative expenses	17.6	18.8	73.8	74.4	78.0	70.9	61.7
Goodwill impairment	—	—	—	—	10.5	—	—
Restructuring and other charges	—	1.0	1.4	102.4	24.5	—	1.0

Total operating expenses	345.6	337.6	$1,359.0	$1,567.6	$1,698.6	$1,609.1	$1,438.1

Other operating income(1)	—	(3.3)	(4.0)	(60.6)	—	—	—

Operating (loss) income	(46.5)	(1.1)	33.9	(32.4)	23.9	(3.8)	(77.2)

Interest income	(0.4)	(0.4)	(1.5)	(1.5)	(1.6)	(0.1)	(0.2)
Interest expense	34.9	34.4	138.7	127.9	122.2	122.5	116.1
Other loss (income), net(2)	9.6	2.6	7.9	7.4	25.8	(0.7)	(273.8)

Net (loss) income	$(90.6)	$(37.7)	$(111.2)	$(166.2)	$(122.5)	$(125.5)	$80.7

Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(96.3)	$(83.0)	$(27.5)	$11.3	$14.6	$75.8	$180.1
Cash (used in) provided by investing activities	(8.8)	32.9	(13.8)	(7.1)	(66.2)	(98.3)	(34.1)
Cash (used in) provided by financing activities	98.1	1.3	(9.0)	(37.6)	(6.3)	25.4	(115.8)
Balance Sheet Data:
Cash and cash equivalents	$4.2	$12.6	$11.2	$61.5	$94.8	$152.7	$149.8
Working capital(3)	97.0	109.0	63.4	111.4	142.9	162.3	210.4
Property, plant, and equipment, net	722.1	761.8	742.9	793.0	934.7	972.7	1,022.6
Total assets	1,086.2	1,155.1	1,121.9	1,232.3	1,444.4	1,530.5	1,560.3
Total debt	1,369.5	1,282.7	1,271.8	1,187.1	1,201.1	1,172.7	1,118.3
Total (deficit) equity	(501.0)	(352.1)	(411.1)	(220.6)	(61.2)	71.4	198.0

(1)	Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at the former Sartell mill.
(2)	Other income was $273.8 million for the year ended December 31, 2009, which included $238.9 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $31.3 million in net gains related to the early retirement of debt.
(3)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NEWPAGE AND PREDECESSOR

Selected Financial Data

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in our becoming a new entity for financial reporting purposes. Accordingly, the consolidated financial statements of the Predecessor Company will not be comparable to the consolidated financial statements of the Successor Company. For additional information regarding the impact of the implementation of the Chapter 11 plan and the application of fresh start accounting see Note 1 to the consolidated financial statements of NewPage beginning on page M-11. For purposes of this section, references to “we,” “us” and “our” refer to NewPage Holdings Inc. and its direct and indirect subsidiaries.

The following table sets forth historical consolidated financial information as of and for each of the five years ended December 31, 2013, 2012, 2011, 2010, and 2009 and the three months ended March 31, 2014 and 2013.

	Successor			Predecessor
	Three Months Ended Mar. 31,		Year Ended Dec. 31, 2013	Year Ended Dec. 31,
(in millions, except per share amounts for Successor) (a)	2014	2013		2012	2011	2010	2009
Net sales	$757	$756	$3,054	$3,131	$3,502	$3,596	$3,106
Income (loss) before reorganization items and income taxes	(71)	(11)	(4)	(49)	(411)	(655)	(357)
Reorganization items, net (b)	—	—	—	(1,288)	86	—	—
Net income (loss)	(71)	(11)	(2)	1,258	(498)	(656)	(303)
Net income (loss) attributable to the company	(71)	(11)	(2)	1,258	(498)	(656)	(308)
Net income (loss) attributable to the company per share:
Basic and diluted (a)	(10.01)	(1.50)	(0.27)	12.58	(4.98)	(6.56)	(3.08)
Cash dividends paid per common share	34.35	—	—	—	—	—	—

	Successor				Predecessor
	Three Months Ended Mar. 31,
	2014	2013	2013	2012	2011	2010	2009
Working capital (g)	450	$480	$487	$441	$680	$438	$458
Total assets (c)	2,125	2,195	2,175	2,214	3,305	3,511	4,005
Long-term debt (d) (e)	750	503	487	485	248	3,157	3,030
Other long term obligations (f)	299	580	308	581	70	526	493

(a)	Successor per share amounts in dollars. Predecessor per share amounts in millions.
(b)	Certain expenses, provisions for losses and other charges and credits directly associated with or resulting from the reorganization and restructuring of the business that were realized or incurred in the Chapter 11 Proceedings, including the impact of the implementation of the Chapter 11 plan and the application of fresh start accounting, were recorded in reorganization items, net in our consolidated financial statements.
(c)	As part of the application of fresh start accounting, all assets were adjusted to their fair values as of December 31, 2012.
(d)

As previously discussed, as of the Emergence Date and pursuant to the Chapter 11 plan, all amounts outstanding under our debtor in possession financing arrangements were paid in full in cash and all pre-petition debt instruments outstanding were extinguished, and holders of claims related to the pre-petition debt arrangements received distributions on their claims in accordance with the Chapter 11 plan.

Additionally, upon consummation of the Chapter 11 plan, we entered into a credit and guaranty agreement, consisting of a $500 million senior secured exit term loan due 2018. On February 11, 2014, this term loan was replaced with a new $750 million term loan. See Note 19 to the consolidated financial statements of NewPage beginning on page M-41 for additional information.
(e)	Due to the commencement of the Chapter 11 Proceedings, our Consolidated Balance Sheet as of December 31, 2011 included unsecured and under-secured pre-petition debt obligations of $3,120 million. These obligations were included in liabilities subject to compromise.
(f)	Pursuant to the Chapter 11 plan, pension and OPEB projected benefit obligations were assumed by us. These obligations, which were previously classified as liabilities subject to compromise, were reclassified to other current liabilities and other long-term obligations as of the Emergence Date.
(g)	Working capital is defined as current assets minus current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combined historical consolidated statements of operations and consolidated balance sheet of Verso and the historical consolidated statements of operations and consolidated balance sheet of NewPage as well the combined historical consolidated statements of operations and consolidated balance sheet of Verso Holdings and the historical consolidated statements of operations and consolidated balance sheet of NewPage to reflect the consummation of the Merger pursuant to the terms of the Merger Agreement. Verso is the ultimate parent company of Verso Holdings. Unless otherwise noted, references to “Verso,” “we,” “us,” and “our” refer collectively to Verso and Verso Holdings. The historical financial statements were prepared in conformity with GAAP. The unaudited pro forma condensed combined financial information is presented in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the SEC, and has been prepared using the assumptions described in the notes thereto. The unaudited pro forma condensed combined balance sheets give effect to the Merger and the related financing transactions required to effect the Merger and the Exchange Offer Transactions as if they had occurred as of the balance sheet date. The unaudited pro forma condensed combined statements of operations give effect to the Merger and the related financing transactions required to effect the Merger and the Exchange Offer Transactions as if they had occurred as of January 1, 2013.

The following unaudited pro forma consolidated financial information is presented:

•	Unaudited pro forma condensed combined balance sheet of Verso as of March 31, 2014;

•	Unaudited pro forma condensed combined balance sheet of Verso Holdings as of March 31, 2014;

•	Unaudited pro forma condensed combined statement of operations of Verso for the three months ended March 31, 2014;

•	Unaudited pro forma condensed combined statement of operations of Verso Holdings for the three months ended March 31, 2014;

•	Unaudited pro forma condensed combined statement of operations of Verso for the year ended December 31, 2013; and

•	Unaudited pro forma condensed combined statement of operations of Verso Holdings for the year ended December 31, 2013.

The accompanying unaudited pro forma condensed combined financial statements (the “Pro Forma Statements”) and related notes were prepared using the acquisition method of accounting with Verso considered the acquirer of NewPage for accounting purposes. Accordingly, the consideration to be paid in the Merger has been allocated to assets and liabilities of NewPage based upon their estimated fair values as of the date of completion of the Merger. Any amount of the consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed will be recorded as goodwill in Verso’s balance sheet after the completion of the Merger. As of the date of this joint proxy and information statement/prospectus, Verso has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the NewPage assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform NewPage’s accounting policies to Verso’s accounting policies. A final determination of the fair value of NewPage’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of NewPage that exist as of the estimated date of completion of the Merger and, therefore, cannot be made prior to that date. Additionally, the value of a portion of the consideration to be paid by Verso to complete the Merger will be determined based on the trading price of Verso common stock at the time of the completion of the Merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying Pro Forma Statements. The preliminary purchase price allocation was based on Verso’s historical experience, data that was available through the public domain and

Verso’s due diligence review of NewPage’s business. Until the Merger is completed, both companies are limited in their ability to share information with the other. Upon consummation of the Merger, valuation work will be finalized. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the purchase price allocation is finalized. Although management believes that the preliminary purchase price allocation is reasonable, there can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying Pro Forma Statements.

The Merger Agreement also requires Verso to consummate exchange offers for its outstanding 8.75% Second Priority Senior Secured Notes due 2019 (the “Old Second Lien Notes”) and 11 3/8% Senior Subordinated Notes due 2016 (the “Old Subordinated Notes”), (collectively, the “Exchange Offer Transactions”).

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes thereto and Verso, Verso Holdings’ and NewPage’s historical consolidated financial statements included elsewhere in this joint proxy and information statement/prospectus.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the combined company. The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operational efficiencies that could result from the Merger.

VERSO PAPER CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2014

(Dollars in thousands)

	Historical		Total Adjustments		Pro Forma
	Verso	NewPage
ASSETS
Current assets:
Cash and cash equivalents	$4,242	$9,000	$(8,242)	a	$5,000
Restricted cash	—	7,000	(7,000)	b	—
Accounts receivable, net	93,972	230,000	—		323,972
Inventories	154,849	541,000	—		695,849
Prepaid expenses and other current assets	12,579	19,000	—		31,579

Total current assets	265,642	806,000	(15,242)		1,056,400
Property and equipment, net	722,063	1,177,000	70,787	c	1,969,850
Intangibles and other assets, net	75,094	142,000	(106,889)	d	110,205

Total assets	$1,062,799	$2,125,000	$(51,344)		$3,136,455

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$95,718	$184,000	$—		$279,718
Accrued liabilities	73,004	137,000	(17,415)	e	192,589
Current maturities of long-term debt	13,310	35,000	—		48,310

Total current liabilities	182,032	356,000	(17,415)		520,617
Long-term debt	1,332,858	750,000	626,526	f	2,709,384
Other long-term items:
Other liabilities	55,158	299,000	(5,200)	b	348,958

Total liabilities	1,570,048	1,405,000	603,911		3,578,959
Commitments and contingencies	—	—	—		—
Equity:
Preferred stock	—	—	—		—
Common stock	533	—	306	g	839
Treasury stock	(164)	(1,000)	1,000	h	(164)
Paid-in-capital	221,437	572,000	(489,143)	i	304,294
Retained deficit	(717,833)	(73,000)	54,582	k	(736,251)
Accumulated other comprehensive (loss) income	(11,222)	222,000	(222,000)	l	(11,222)

Total (deficit) equity	(507,249)	720,000	(655,255)		(442,504)

Total liabilities and equity	$1,062,799	$2,125,000	$(51,344)		$3,136,455

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2014

(Dollars in thousands)

	Historical		Total Adjustments		Pro Forma
	Verso Holdings	NewPage
ASSETS
Current assets:
Cash and cash equivalents	$4,242	$9,000	$(8,242)	a	$5,000
Restricted cash	—	7,000	(7,000)	b	—
Accounts receivable, net	94,097	230,000	—		324,097
Inventories	154,849	541,000	—		695,849
Prepaid expenses and other current assets	12,579	19,000	—		31,579

Total current assets	265,767	806,000	(15,242)		1,056,525
Property and equipment, net	722,063	1,177,000	70,787	c	1,969,850
Intangibles and other assets, net	98,399	142,000	(106,889)	d	133,510

Total assets	$1,086,229	$2,125,000	$(51,344)		$3,159,885

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$95,718	$184,000	$—		$279,718
Accrued liabilities	73,095	137,000	(17,415)	e	192,680
Current maturities of long-term debt	13,310	35,000	—		48,310

Total current liabilities	182,123	356,000	(17,415)		520,708
Long-term debt	1,356,163	750,000	626,526	f	2,732,689
Other long-term items:
Other liabilities	48,985	299,000	(5,200)	b	342,785

Total liabilities	1,587,271	1,405,000	603,911		3,596,182
Commitments and contingencies	—	—	—		—
Equity:
Treasury stock	—	(1,000)	1,000	h	—
Paid-in-capital	231,961	572,000	(488,837)	j	315,124
Retained deficit	(721,781)	(73,000)	54,582	k	(740,199)
Accumulated other comprehensive (loss) income	(11,222)	222,000	(222,000)	l	(11,222)

Total (deficit) deficit	(501,042)	720,000	(655,255)		(436,297)

Total liabilities and equity	$1,086,229	$2,125,000	$(51,344)		$3,159,885

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2014

(Dollars in thousands, except per share amounts)

	Historical		Total Adjustments		Pro Forma
	Verso	NewPage
Net sales	$299,113	$757,000	$—		$1,056,113
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	302,377	755,000	(43,179)	a	1,014,198
Depreciation, amortization, and depletion	25,683	—	46,033	b	71,716
Selling, general, and administrative expenses	17,592	24,000	(4,732)	c	36,860

Total operating expenses	345,652	779,000	(1,878)		1,122,774

Operating (loss) income	(46,539)	(22,000)	1,878		(66,661)

Interest expense	34,477	49,000	(15,846)	d	67,631
Other loss, net	9,585	—	(9,585)	e	—

Loss before income taxes	(90,601)	(71,000)	27,309		(134,292)
Income tax expense	9	—	—		9

Net loss	$(90,610)	$(71,000)	$27,309		$(134,301)

Loss per common share:
Basic	$(1.70)	$(10.01)			$(1.60)
Diluted	(1.70)	(10.01)			(1.60)
Weighted average common shares outstanding (in thousands):
Basic	53,188	7,089	23,485	f	83,762
Diluted	53,188	7,089	23,485	f	83,762

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2014

(Dollars in thousands)

	Historical		Total Adjustments		Pro Forma
	Verso Holdings	NewPage
Net sales	$299,113	$757,000	$—		$1,056,113
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	302,377	755,000	(43,179)	a	1,014,198
Depreciation, amortization, and depletion	25,683	—	46,033	b	71,716
Selling, general, and administrative expenses	17,592	24,000	(4,732)	c	36,860

Total operating expenses	345,652	779,000	(1,878)		1,122,774

Operating loss	(46,539)	(22,000)	1,878		(66,661)

Interest income	(379)	—	—		(379)
Interest expense	34,856	49,000	(15,846)	d	68,010
Other loss, net	9,585	—	(9,585)	e	—

Loss before income taxes	(90,601)	(71,000)	27,309		(134,292)
Income tax expense	—	—	—		—

Net loss	$(90,601)	$(71,000)	$27,309		$(134,292)

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(Dollars in thousands, except per share amounts)

	Historical		Total Adjustments		Pro Forma
	Verso	NewPage
Net sales	$1,388,899	$3,054,000	$—		$4,442,899
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	1,179,085	2,865,000	(172,358)	a	3,871,727
Depreciation, amortization, and depletion	104,730	—	185,214	b	289,944
Selling, general, and administrative expenses	73,777	146,000	(19,366)	c	200,411
Restructuring charges	1,378	—	—		1,378

Total operating expenses	1,358,970	3,011,000	(6,510)		4,363,460

Other operating income	(3,971)	—	—		(3,971)

Operating income	33,900	43,000	6,510		83,410

Interest income	(25)	—	—		(25)
Interest expense	137,728	47,000	85,951	d	270,679
Other loss, net	7,965	—	(5,165)	e	2,800

Loss before income taxes	(111,768)	(4,000)	(74,276)		(190,044)
Income tax benefit	(562)	(2,000)	—		(2,562)

Net loss	$(111,206)	$(2,000)	$(74,276)		$(187,482)

Loss per common share:
Basic	$(2.09)	$(0.27)			$(2.24)
Diluted	(2.09)	(0.27)			(2.24)
Weighted average common shares outstanding (in thousands):
Basic	53,124	7,080	23,494	f	83,698
Diluted	53,124	7,080	23,494	f	83,698

See notes to the unaudited pro forma condensed combined financial information.

VERSO PAPER HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(Dollars in thousands)

	Historical		Total Adjustments		Pro Forma
	Verso Holdings	NewPage
Net sales	$1,388,899	$3,054,000	$—		$4,442,899
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	1,179,085	2,865,000	(172,358)	a	3,871,727
Depreciation, amortization, and depletion	104,730	—	185,214	b	289,944
Selling, general, and administrative expenses	73,777	146,000	(19,366)	c	200,411
Restructuring charges	1,378	—	—		1,378

Total operating expenses	1,358,970	3,011,000	(6,510)		4,363,460

Other operating income	(3,971)	—	—		(3,971)

Operating income	33,900	43,000	6,510		83,410

Interest income	(1,539)	—	—		(1,539)
Interest expense	138,626	47,000	85,951	d	271,577
Other loss, net	7,965	—	(5,165)	e	2,800

Loss before income taxes	(111,152)	(4,000)	(74,276)		(189,428)
Income tax benefit	—	(2,000)	—		(2,000)

Net loss	$(111,152)	$(2,000)	$(74,276)		$(187,428)

See notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transaction

On January 3, 2014, Verso entered into the Merger Agreement with NewPage. Pursuant to the terms of the Merger Agreement, Merger Sub, an indirect, wholly owned subsidiary of Verso, and NewPage will merge, with NewPage surviving as an indirect, wholly owned subsidiary of Verso.

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive “Transaction Consideration” consisting of (i) $250 million total in cash, approximately $243 million of which was paid to NewPage’s stockholders as a dividend prior to the date of this joint proxy and information statement/prospectus, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger; (ii) $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances described below) of the sum of the outstanding shares as of immediately prior to closing (after giving effect to the issuance of shares of Verso common stock in respect of all Verso Warrants issued in the Exchange Offers) and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement. However, for accounting purposes, consideration includes only the New First Lien Notes and Verso common stock (the “Accounting Consideration”). The payment of the Recapitalization Dividend and approximately $7 million in cash held in escrow for holders of NewPage stock options and restricted stock units is distinct from the share and note consideration that will be paid directly by Verso to NewPage stockholders at the closing of the Merger, as such restricted cash was and is NewPage’s cash. If the Merger does not close, any such restricted cash would be returned to NewPage from the escrow account in which it is being held. The cash portion of the Transaction Consideration (other than cash received from option exercises prior to closing) was funded from the proceeds of a new $750 million bank borrowing that was also used to refinance NewPage’s former $500 million term loan facility. The amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing. If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso’s failure to take certain actions to satisfy closing conditions, the amount of Verso common stock to be issued to NewPage stockholders will increase in monthly increments by up to 5% so that the total amount of Verso common stock issued to NewPage Stockholders would be up to 25% of the sum of the outstanding shares as of immediately prior to closing (after giving effect to the issuance of shares of Verso common stock in respect of all Verso Warrants issued in the Exchange Offers) and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement:

Verso common stock valued at July 8, 2014 closing price and assuming 14.0 million shares issued	$38.0 million
New First Lien Notes	650.0 million

Accounting Consideration	$688.0 million

On February 11, 2014, NewPage replaced its former term loan facility with a $750 million term loan facility and replaced its former ABL facility with a $350 million ABL facility, in accordance with the terms of the Merger Agreement.

Additionally, Verso expects to consummate the Exchange Offer Transactions. The Verso modifications described in the Exchange Offers have been accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 470-60 assuming a participation rate of 100% for both the New Second Lien Notes and the New Subordinated Notes. As a result of the modifications, the New Second Lien

Notes were recorded at their carrying value immediately prior to the Merger of $359.2 million. The difference between carrying value and reduced par value of $319.8 million (including Paid in Kind interest over the term of the New Second Lien Notes) is recognized as a non-cash reduction of interest expense over the term of the New Second Lien Notes. In addition, the modification of the New Subordinated Notes in connection with the consummation of the Merger resulted in the New Subordinated Notes being recorded at their carrying value immediately prior to the Merger of $133.2 million. The difference between carrying value and reduced par value of $120.9 million (including Paid in Kind interest over the term of the New Subordinated Notes) is recognized as a non-cash reduction of interest expense over the term of the New Subordinated Notes.

The Exchange Transactions terms vary based on the actual participation in the Exchange Transactions, subject to a minimum participation threshold of 75% individually for each of the Old Second Lien Notes and Old Subordinated Notes. If only the minimum participation of 75% were achieved for both the Old Second Lien Notes and Old Subordinated Notes, the pro forma financial statements for the periods presented would be impacted as follows:

(in thousands)	Verso Pro Forma (100% Participation)	Verso Holdings Pro Forma (100% Participation)	Impact of 75% Participation (1)
As of and for the Three Months Ended March 31, 2014:
Shares issued as Accounting Consideration for the Merger	13,984	N/A	(1,009)
Shares issued in Exchange Transactions	16,591	N/A	(5,045)
Accounting Consideration for the Merger	$38,036	$38,036	$(2,745)
Total assets	3,136,455	3,159,885	(1,062)
Long-term debt	2,709,384	2,732,689	11,605
Total equity	(442,504)	(436,297)	(14,787)
Interest expense	67,631	68,010	(1,014)

For the Year Ended December 31, 2013:
Interest expense	$270,679	$271,577	$(3,990)

(1)	The impact of minimum participation is the same for both Verso and Verso Holdings.

The estimated value of the Accounting Consideration reflected herein does not purport to represent the actual value of the total Accounting Consideration that will be received by NewPage’s stockholders when the Merger is completed. In accordance with GAAP, the fair value of Verso common stock issued as part of the Accounting Consideration will be measured on the closing date of the Merger at the then-current market price. This requirement will likely result in a per share value component different from the $2.72, based on the closing price of Verso common stock on July 8, 2014, assumed in these Pro Forma Statements and that difference may be material. For example, an increase or decrease by 10% in the price of Verso common stock on the closing date of the Merger from the price of Verso common stock assumed in these Pro Forma Statements would increase or decrease the value of the Accounting Consideration by approximately $3.8 million, which would be reflected in these Pro Forma Statements as an equivalent increase or decrease to intangible assets. A 10% increase or decrease in the price of Verso common stock would also have a corresponding increase or decrease in total equity of $8.3 million and an opposite decrease or increase in long-term debt of $4.5 million. Further, under certain circumstances as described in Note 1, “Description of the Transaction,” the number of shares of Verso common stock issued in connection with the Merger is subject to potential adjustment up by approximately 3.5 million shares, which would increase the value of the Accounting Consideration by approximately $9.5 million.

2.	Basis of Presentation

The Pro Forma Statements have been derived from the historical consolidated financial statements of Verso and NewPage that are contained elsewhere in this joint proxy and information statement/prospectus. Certain financial statement line items included in NewPage’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in Verso’s historical presentation. For the unaudited pro forma condensed combined statements of operations, depreciation, amortization, and depletion expense has been conformed to the Verso presentation. The reclassification of these items had no impact on the historical total assets, total liabilities, or stockholders’ equity reported by Verso or NewPage, respectively. The reclassifications also did not impact the historical earnings from continuing operations. In addition, the impact of differences in NewPage’s accounting policy for inventory valuation of Last in First Out (LIFO) and Verso’s accounting policy of First in First Out (FIFO) is not expected to have a significant impact on cost of products sold, therefore no adjustment has been reflected in the accompanying Pro Forma Statements for conforming the accounting policy of NewPage to Verso’s policy.

The Merger is reflected in the Pro Forma Statements as an acquisition of NewPage by Verso using the acquisition method of accounting, in accordance with business combination accounting guidance under GAAP. Under these accounting standards, the total estimated purchase price will be allocated as described in Note 4 to the Pro Forma Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Verso has applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary since the Merger has not progressed to a stage where there is sufficient information to make a definitive allocation and will be revised at the time of the Merger as additional information becomes available and as valuation work is finalized. The final purchase price allocation will be determined after the completion of the Merger, and the final allocations may differ materially from those presented.

3.	Pro Forma Adjustments

The pro forma adjustments described below do not reflect the statutory tax effect of those adjustments as Verso has net operating loss carryforwards and a related full valuation allowance that are expected to eliminate any tax implications of the adjustments.

The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheets as of March 31, 2014:

(a)	Represents estimated transaction costs associated with the Merger expected to be paid in cash, calculated as such:

$69,000	Total estimated transaction costs associated with the Merger.
(50,582)	Less transaction costs incurred by Verso and NewPage through March 31, 2014.

18,418	Transaction costs not yet incurred by Verso and NewPage.
(10,176)	Less borrowings on the NewPage ABL Facility to fund expected transaction costs.

$8,242	Expected transaction costs to be paid in cash.

(b)	Represents the elimination of NewPage Restricted cash and Other liabilities related to NewPage stock based compensation awards.

(c)	Represents an adjustment to value property, plant and equipment acquired at the preliminary estimated fair value as of the Merger date. The fair value of NewPage’s property, plant, and equipment was estimated using the replacement cost method and adjusted for physical, functional, and economic obsolescence.

(d)	The following table summarizes pro forma adjustments impacting intangibles and other assets:

(d1)	$(9,867)	Represents the elimination of the NewPage pre-Merger goodwill.
(d2)	(61,000)	Represents the elimination of the NewPage pre-Merger trademarks and customer relationships intangible assets.
(d3)	(31,741)	Represents the elimination of the NewPage pre-Merger debt issuance costs.
(d4)	(4,281)	Represents the elimination of the NewPage pre-Merger deferred taxes and the related valuation allowance.

	$(106,889)

(e)	The following table summarizes pro forma adjustments impacting Accrued liabilities:

(e1)	$(4,938)	Represents the elimination of the NewPage pre-Merger deferred taxes and the related valuation allowance.
(e2)	(4,000)	Represents the elimination of the NewPage Accrued liabilities related to NewPage stock based compensation awards.
(e3)	(5,775)	Represents the accrued interest payable as of March 31, 2014 on Old Second Lien Notes to be included in the New Second Lien Note carrying value.
(e4)	(2,702)	Represents the accrued interest payable as of March 31, 2014 on Old Subordinated Notes to be included in the New Subordinated Notes carrying value.

	$(17,415)

(f)	The following table summarizes pro forma adjustments impacting Long-term debt:

(f1)	$3,000	Represents the fair value adjustment for the NewPage Term Loan Facility assumed in the Merger to 98% of par.
(f2)	650,000	Represents the issuance of additional New First Lien Notes in connection with the Merger.
(f3)	10,176	Represents borrowings on the NewPage ABL Facility to fund expected transaction costs.
(f4)	(34,232)	Represents the reduction in the carrying value of the New Second Lien Notes for the issuance of an additional 12.6 million shares of Verso common stock outstanding to New Second Lien Noteholders.
(f5)	(10,895)	Represents the reduction in the carrying value of the New Subordinated Notes for the issuance of an additional 4.0 million shares of Verso common stock outstanding to New Subordinated Noteholders.
(f6)	5,775	Represents the accrued interest payable as of March 31, 2014 on Old Second Lien Notes to be included in the New Second Lien Note carrying value.
(f7)	2,702	Represents the accrued interest payable as of March 31, 2014 on Old Subordinated Notes to be included in the New Subordinated Notes carrying value.

	$626,526

(g)	Represents the issuance of 20% of shares of Verso common stock outstanding, or 14.0 million shares with a par value of $.01 as Accounting Consideration, the issuance of an additional 16.6 million shares of common stock in connection with the exchange of the Old Second Lien Notes and the exchange of the Old Subordinated Notes.

(h)	Represents the elimination of NewPage historical treasury stock.

(i)	The following table summarizes pro forma adjustments impacting Verso’s Paid-in-capital.

(i1)	$(572,000)	Represents the elimination of NewPage historical paid-in-capital.
(i2)	37,896	Represents the Paid-in-capital associated with the issuance of 20% of shares of Verso common stock outstanding immediately prior to the Merger, or 14.0 million shares with an estimated value of $2.72 per share based on the closing share price of Verso common stock on July 8, 2014 and par value of $.01.
(i3)	34,106	Represents the Paid-in-capital associated with the issuance of an additional 12.6 million shares of common stock outstanding in connection with the exchange of Old Second Lien Notes, assuming 100% participation, with a par value of $.01 and an expected price of $2.72 based on the closing share price of Verso Paper common stock on July 8, 2014.
(i4)	10,855	Represents the Paid-in-capital associated with the issuance of an additional 4.0 million shares of common stock outstanding in connection with the exchange of Old Subordinated Notes, assuming 100% participation, with a par value of $.01 and an expected price of $2.72 based on the closing share price of Verso Paper common stock on July 8, 2014.

	$(489,143)

(j)	The following table summarizes pro forma adjustments impacting Verso Holdings’ Paid-in-capital.

(j1)	$(572,000)	Represents the elimination of NewPage historical paid-in-capital.
(j2)	38,036	Represents the Paid-in-capital associated with the issuance of 20% of shares of Verso common stock outstanding immediately prior to the Merger, or 14.0 million shares with an estimated value of $2.72 per share based on the closing share price of Verso common stock on July 8, 2014 and par value of $.01.
(j3)	34,232	Represents the Paid-in-capital associated with the issuance of an additional 12.6 million shares of common stock outstanding in connection with the exchange of Old Second Lien Notes, assuming 100% participation, with a par value of $.01 and an expected price of $2.72 based on the closing share price of Verso Paper common stock on July 8, 2014.
(j4)	10,895	Represents the Paid-in-capital associated with the issuance of an additional 4.0 million shares of common stock outstanding in connection with the exchange of Old Subordinated Notes, assuming 100% participation, with a par value of $.01 and an expected price of $2.72 based on the closing share price of Verso Paper common stock on July 8, 2014.

	$(488,837)

(k)	The following table summarizes pro forma adjustments impacting Retained deficit:

(k1)	$73,000	Represents the elimination of NewPage historical retained deficit.
(k2)	(6,731)	Represents transaction costs associated with the exchange of Subordinated and Second Lien notes expensed as incurred excluding amounts incurred as of March 31, 2014.
(k3)	(11,687)	Represents estimated transaction costs associated with the Merger expected to be expensed as incurred. These costs were not included in the historical financial statements.

	$54,582

(l)	Represents the elimination of NewPage Accumulated other comprehensive income.

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014:

(a)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold with Verso’s presentation as NewPage did not report those costs separately.

(b)	The following table summarizes pro forma adjustments impacting Depreciation, amortization, and depletion:

(b1)	$45,911	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold and Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.
(b2)	2,122	Represents additional depreciation resulting from the preliminary adjustment of the NewPage property and equipment to estimated fair value as of the Merger date based on a preliminary estimated average useful life of approximately eight years and straight-line depreciation.
(b3)	(2,000)	Represents the elimination of amortization expense associated with NewPage intangible assets that were written-off as part of purchase accounting.

	$46,033

(c)	The following table summarizes pro forma adjustments impacting Selling, general and administrative expenses:

(c1)	$(2,732)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.
(c2)	(2,000)	Represents NewPage Merger related costs incurred during the three months ended March 31, 2014.

	$(4,732)

(d)	The following table summarizes pro forma adjustments impacting Interest expense:

(d1)	$38,443	Represents preliminary estimated additional interest expense for debt incurred in connection with the Merger based on LIBOR plus 2% for NewPage ABL borrowings of $63.2 million and LIBOR plus 8.25% for NewPage Term loan borrowings of $750 million calculated using the actual terms of the NewPage Term Loan Facility and NewPage ABL Facility dated February 11, 2014. Interest expense for the 11.75% for New First Lien Notes of $650 million was calculated using the rate included in the Merger Agreement. A 1/8% increase/decrease in LIBOR would have had an impact of +/- $0.0 million on interest expense at March 31, 2014.
(d2)	(14,200)	Represents the elimination of historical interest expense for the former and the current NewPage term loan facilities.
(d3)	(180)	Represents the elimination of historical interest expense for the former and the current NewPage ABL facility.
(d4)	(1,373)	Represents the elimination of historical interest expense for the former and the current NewPage term loan facility and the former and the current NewPage ABL facility financing costs amortization and the former and the current NewPage term loan facility discount amortization.
(d5)	(33,553)	Represents the elimination of NewPage historical interest expense for the loss on refinancing of the NewPage Term Loan Facility and ABL Facility.
(d6)	(13,173)	Represents the elimination of historical interest expense for Verso’s Old Second Lien Notes and Old Subordinated Notes assuming a participation rate of 100% for both the Old Second Lien Notes and Old Subordinated Notes.
(d7)	8,190	Represents interest expense associated with the modification of the New Second Lien Notes and New Subordinated Notes in connection with the Merger in accordance with ASC 470-60, as described in note 1 of the Pro Forma Statements “Description of the Transaction,” assuming a participation rate of 100% for both the Old Second Lien Notes and Old Subordinated Notes.

	$(15,846)

(e)	Represents Verso Merger related costs incurred during the three months ended March 31, 2014.

(f)	Represents 20% of the Verso common stock outstanding issued in connection with the Merger or 14.0 million shares and 16.6 million shares of Verso common stock outstanding issued in connection with the Exchange Offers, assuming 100% participation, less NewPage shares cancelled in the Merger of 7.1 million shares.

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013:

(a)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold with Verso’s presentation as NewPage did not report those costs separately.

(b)	The following table summarizes pro forma adjustments impacting Depreciation, amortization, and depletion:

(b1)	$183,724	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Cost of products sold and Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.
(b2)	8,490	Represents additional depreciation resulting from the preliminary adjustment of the NewPage property and equipment to estimated fair value as of the Merger date based on a preliminary estimated average useful life of approximately eight years and straight-line depreciation.
(b3)	(7,000)	Represents the elimination of amortization expense associated with NewPage intangible assets that were written-off as part of purchase accounting.

	$185,214

(c)	The following table summarizes pro forma adjustments impacting Selling, general and administrative expenses:

(c1)	$(11,366)	Represents a reclassification adjustment to conform NewPage’s presentation of depreciation, amortization, and depletion from Selling, general and administrative expenses to conform with Verso’s presentation as NewPage did not report those costs separately.
(c2)	(8,000)	Represents NewPage Merger related costs incurred during the year ended December 31, 2013.

	$(19,366)

(d)	The following table summarizes pro forma adjustments impacting Interest expense:

(d1)	$153,645	Represents preliminary estimated additional interest expense for debt incurred in connection with the Merger based on LIBOR plus 2% for NewPage ABL borrowings of $63.2 million and LIBOR plus 8.25% for NewPage Term loan borrowings of $750 million calculated using the actual terms of the NewPage Term Loan Facility and NewPage ABL Facility dated February 11, 2014. Interest expense for the 11.75% for New First Lien Notes of $650 million was calculated using the rate included in the Merger Agreement. A 1/8% increase/decrease in LIBOR would have had an impact of +/- $0.0 million on interest expense at December 31, 2013.
(d2)	(39,642)	Represents the elimination of historical interest expense for former NewPage term loan facility.
(d3)	(2,603)	Represents the elimination of historical interest expense for former NewPage ABL facility.
(d4)	(5,790)	Represents the elimination of historical interest expense for former NewPage term loan facility and former NewPage ABL facility financing costs amortization and former NewPage term loan facility discount amortization.
(d5)	(52,601)	Represents the elimination of historical interest expense for Verso’s Old Second Lien Notes and Old Subordinated Notes assuming a participation rate of 100% for both the Old Second Lien Notes and Old Subordinated Notes.
(d6)	32,942	Represents interest expense associated with the modification of the New Second Lien Notes and New Subordinated Notes in connection with the Merger in accordance with ASC 470-60, as described in note 1 of the Pro Forma Statements “Description of the Transaction,” assuming a participation rate of 100% for both the Old Second Lien Notes and Old Subordinated Notes.

	$85,951

(e)	Represents Verso Merger related costs incurred during the year ended December 31, 2013.

(f)	Represents 20% of the Verso common stock outstanding issued in connection with the Merger or 14.0 million shares and 16.6 million shares of Verso common stock outstanding issued in connection with the Exchange Offers, assuming 100% participation, less NewPage shares cancelled in the Merger of 7.1 million shares.

4.	Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the expected fair values of NewPage’s assets and liabilities at the completion of the Merger. The allocation of the preliminary purchase price is as follows (in thousands):

Current assets	$799,000
Property and equipment	1,247,787
Other long-term assets	35,111
Current liabilities	(347,062)
Other long-term liabilities	(293,800)
Long-term debt	(753,000)

Net assets acquired	$688,036

The preliminary purchase price allocation for NewPage is subject to revision as more detailed analysis is completed and additional information on the fair values of NewPage’s assets and liabilities becomes available and as pre-Merger contingencies are identified, and Merger related costs, etc. are finalized. The preliminary purchase price allocation was based on Verso’s historical experience, data that was available through the public domain and Verso’s due diligence review of NewPage’s business. We did not identify a material amount of goodwill or other intangible assets as a result of the preliminary purchase price allocation. However, as additional information is obtained and the Accounting Consideration is finalized, goodwill and other intangible assets may be identified and the final purchase price allocation may differ materially from the allocation presented here.

The accompanying Pro Forma Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the Merger. In addition, the Merger is not expected to result in a taxable transaction and Verso has net operating loss carryforwards and a related full valuation allowance that are expected to offset any deferred tax impact of the Merger. Therefore no deferred taxes have been established as a result of the purchase price allocation.

Verso has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the Merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger. Verso anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, fixed assets, goodwill, and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final Accounting Consideration, and amounts allocated to assets acquired and liabilities assumed in the Merger, could differ materially from the preliminary amounts presented in these Statements. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these statements. See Note 3 for the effects of changes in estimated fair value of property and equipment to be acquired in the Merger on the calculation of pro forma depreciation and amortization expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations includes statements regarding the industry outlook and our expectations regarding the performance of our business. These non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. The discussion and analysis should be read in conjunction with the “Risk Factors” and financial statements and notes thereto included elsewhere in this joint proxy and information statement/prospectus. Unless otherwise noted, the information provided pertains to both Verso and Verso Holdings. All assets, liabilities, income, expenses and cash flows presented for all periods represent those of Verso’s indirect, wholly owned subsidiary, Verso Holdings, in all material respects, except for Verso’s common stock transactions, Verso Finance’s debt obligation and related financing costs and interest expense, Verso Holdings’ loan to Verso Finance, and the debt obligation of Verso Holdings’ consolidated variable interest entity to Verso Finance. For the purpose of this section, references to “we,” “us,” and “our” refer collectively to Verso and Verso Holdings.

Overview

We are a leading North American supplier of coated papers to catalog and magazine publishers. Coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising. We are one of North America’s largest producers of coated groundwood paper which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper which is used primarily for annual reports, brochures, and magazine covers. We also produce and sell market kraft pulp which is used to manufacture printing and writing paper grades and tissue products.

Background

We began operations on August 1, 2006, when we acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.” We were formed by affiliates of Apollo Global Management, LLC, or “Apollo” for the purpose of consummating the acquisition from International Paper. Verso went public on May 14, 2008, with an initial public offering, or “IPO,” of 14 million shares of common stock.

Selected Factors Affecting Operating Results

Net Sales

Our sales, which we report net of rebates, allowances, and discounts, are a function of the number of tons of paper that we sell and the price at which we sell our paper. The coated paper industry is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macro-economic factors which influence supply and demand. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods. In 2013, while our coated paper prices declined slightly, prices for our pulp and specialty papers were higher. Prices may not improve significantly in 2014, and we do not expect prices in 2014 to return to the levels they were at in 2008 before they declined.

We are primarily focused on serving two end-user segments: catalogs and magazines. In 2013, we believe we were a leading North American supplier of coated papers to catalog and magazine publishers. Coated paper demand is primarily driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to correlate with changes in the GDP of the United States – they rise with a strong economy and contract with a weak economy.

Many of our customers provide us with forecasts of their paper needs, which allows us to plan our production runs in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Generally, our sales agreements do not extend beyond the calendar year. Typically, our sales agreements provide for semiannual price adjustments based on market price movements.

We reach our end-users through several channels, including printers, brokers, paper merchants, and direct sales to end-users. We sell and market our products to approximately 130 customers which comprise approximately 700 end-user accounts. In 2013, Quad/Graphics, Inc. and Central National-Gottesman, Inc. accounted for approximately 12% and 10% of our net sales, respectively.

Our historical results include specialty papers that we manufacture for Expera Specialty Solutions, LLC (formerly named Thilmany, LLC), or “Expera,” on paper machine no. 5 at the Androscoggin mill. Under a long-term supply agreement entered into in 2005 in connection with International Paper’s sale of its Industrial Papers business to Expera, these products are sold to Expera at a variable charge for the paper purchased and a fixed charge for the availability of the machine. The amounts included in our net sales for the specialty papers sold to Expera totaled $43.0 million, $42.0 million, and $39.5 million, in 2013, 2012, and 2011, respectively.

Cost of Products Sold

The principal components of our cost of sales are chemicals, wood, energy, labor, and maintenance. Costs for commodities, including chemicals, wood, and energy, are the most variable component of our cost of sales because their prices can fluctuate substantially, sometimes within a relatively short period of time. In addition, our aggregate commodity purchases fluctuate based on the volume of paper that we produce.

Chemicals. Chemicals utilized in the manufacturing of coated papers include latex, clay, starch, calcium carbonate, caustic soda, sodium chlorate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs. We expect imbalances in supply and demand to periodically create volatility in prices for certain chemicals.

Wood. Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we have in place fiber supply agreements that ensure a substantial portion of our wood requirements, purchases under these agreements are typically at market rates.

Energy. We produce approximately 53% of our energy needs for our paper mills from sources such as waste wood, waste water, hydroelectric facilities, liquid biomass from our pulping process, and internal energy cogeneration facilities. Our external energy purchases vary across each of our mills and include fuel oil, natural gas, coal, and electricity. While our internal energy production capacity and ability to switch between certain energy sources mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future. We utilize derivative contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices. At the end of 2011, we completed a $45 million renewable energy project at our mill in Quinnesec, Michigan that is exceeding expectations for efficiency and cost savings. In November 2012, we completed and commercialized a $42 million renewable energy project at our mill in Bucksport, Maine.

Labor. Labor costs include wages, salary, and benefit expenses attributable to our mill personnel. Mill employees at a non-managerial level are compensated on an hourly basis. Management employees at our mills are compensated on a salaried basis. Wages, salary, and benefit expenses included in cost of sales do not vary significantly over the short term. In addition, we have not experienced significant labor shortages.

Maintenance. Maintenance expense includes day-to-day maintenance, equipment repairs, and larger maintenance projects, such as paper machine shutdowns for periodic maintenance. Day-to-day maintenance expenses have not varied significantly from year-to-year. Larger maintenance projects and equipment expenses can produce year-to-year fluctuations in our maintenance expenses. In conjunction with our periodic maintenance shutdowns, we have incidental incremental costs that are primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of the normal operation of our mills.

Depreciation, Amortization, and Depletion. Depreciation, amortization, and depletion expense represents the periodic charge to earnings through which the cost of tangible assets, intangible assets, and natural resources are recognized over the asset’s life. Capital investments can increase our asset bases and produce year-to-year fluctuations in expense.

Selling, General, and Administrative Expenses

The principal components of our selling, general, and administrative expenses are wages, salaries, and benefits for our office personnel at our headquarters and our sales force, travel and entertainment expenses, advertising expenses, expenses relating to certain information technology systems, and research and development expenses.

Critical Accounting Policies

Our accounting policies are fundamental to understanding management’s discussion and analysis of financial condition and results of operations. Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industry in which we operate. The preparation of the financial statements requires management to make certain judgments and assumptions in determining accounting estimates. Accounting estimates are considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and different estimates reasonably could have been used in the current period, or changes in the accounting estimate are reasonably likely to occur from period to period, that would have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

Management believes the following critical accounting policies are both important to the portrayal of our financial condition and results of operations and require subjective or complex judgments. These judgments about critical accounting estimates are based on information available to us as of the date of the financial statements.

Accounting standards whose application may have a significant effect on the reported results of operations and financial position, and that can require judgments by management that affect their application, include the following: Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification, or “ASC,” Topic 450, Contingencies, ASC Topic 360, Property, Plant, and Equipment, ASC Topic 350, Intangibles—Goodwill and Other, and ASC Topic 715, Compensation—Retirement Benefits.

Impairment of long-lived assets and goodwill. Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use.

In 2012, based on a comprehensive assessment of the damage resulting from the fire and explosion at our paper mill in Sartell, Minnesota, we decided to permanently close the mill and recorded a fixed asset impairment charge of $66.5 million, which was included in Restructuring charges on our accompanying consolidated statements of operations. The impairment charge was calculated based on the excess of carrying value over the estimated fair value of the site, which was estimated based on preliminary negotiations with potential buyers received subsequent to our decision to shut down the mill.

Goodwill and other intangible assets are accounted for in accordance with ASC Topic 350. Intangible assets primarily consist of trademarks, customer-related intangible assets and patents obtained through business acquisitions. We have identified the following trademarks as intangible assets with an indefinite life: Influence®, Liberty®, and Advocate®. We assess goodwill and indefinite-lived intangible assets at least annually for impairment or more frequently if events occur or circumstances change between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

Trademarks are evaluated by comparing their fair value to their carrying values. During 2013, as a result of our annual impairment testing, we recognized an impairment charge of $1.6 million, which is included in Cost of products sold on our accompanying consolidated statements of operations. During 2012, as a result of a reduction in production capacity from the closure of the Sartell mill, we recognized a trademarks impairment charge of $3.7 million, which was included in Restructuring charges on our accompanying consolidated statements of operations.

Goodwill was evaluated at the reporting unit level and was previously allocated to the “Coated” segment. We tested goodwill for impairment by applying a two-step test. The first step was to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit was less than its carrying amount, goodwill was considered impaired and the loss was measured by performing step two, which involved using a hypothetical purchase price allocation to determine the implied fair value of the goodwill and comparing it to the carrying value of the goodwill. For reporting units with zero or negative carrying amounts, step two was required if it was more likely than not that a goodwill impairment existed. An impairment loss was recognized to the extent the implied fair value of the goodwill was less than the carrying amount of the goodwill.

During 2011, based on a combination of factors, including the difficult market conditions that resulted in a decline in customer demand and excess capacity in the coated paper markets and high raw material, energy and distribution costs that have challenged the profitability of our products, Verso Paper recognized a goodwill impairment charge of $18.7 million and Verso Holdings recognized a goodwill impairment charge of $10.5 million. We had no goodwill remaining as of December 31, 2011.

Management believes that the accounting estimates associated with determining fair value as part of an impairment analysis are critical accounting estimates because estimates and assumptions are made about our future performance and cash flows. The estimated fair value is generally determined on the basis of discounted future cash flows. We also consider a market-based approach and a combination of both. While management uses the best information available to estimate future performance and cash flows, future adjustments to management’s projections may be necessary if economic conditions differ substantially from the assumptions used in making the estimates.

Pension benefit obligations. We offer various pension plans to employees. The calculation of the obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions, including the expected long-term rate of return on plan assets, discount rates, and mortality rates. Actuarial valuations and assumptions used in the determination of future values of plan assets and liabilities are subject to management judgment and may differ significantly if different assumptions are used.

Contingent liabilities. A liability is contingent if the outcome or amount is not presently known, but may become known in the future as a result of the occurrence of some uncertain future event. We estimate our contingent liabilities based on management’s estimates about the probability of outcomes and their ability to estimate the range of exposure. Accounting standards require that a liability be recorded if management determines that it is probable that a loss has occurred and the loss can be reasonably estimated. In addition, it must be probable that the loss will be confirmed by some future event. As part of the estimation process, management is required to make assumptions about matters that are by their nature highly uncertain.

The assessment of contingent liabilities, including legal contingencies, asset retirement obligations and environmental costs and obligations, involves the use of critical estimates, assumptions, and judgments.

Management’s estimates are based on their belief that future events will validate the current assumptions regarding the ultimate outcome of these exposures. However, there can be no assurance that future events will not differ from management’s assessments.

Recent Accounting Developments

ASC Topic 405, Obligations from Joint and Several Liability Arrangements. In February 2013, the FASB issued Accounting Standards Update, or “ASU,” 2013-04, Liabilities (Topic 405), Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This ASU defines how entities measure obligations from joint and several liability arrangements which are fixed at the reporting date and for which no U.S. GAAP guidance exists. The guidance also requires entities to disclose the nature, amount and other information about those obligations. The ASU was effective for periods beginning after December 15, 2013. Retrospective presentation for all comparative periods presented is required. The adoption of this amendment in the first quarter of 2014, did not have a material impact on the presentation of our consolidated financial statements.

Other new accounting pronouncements issued but not effective until after March 31, 2014, are not expected to have a significant effect on our consolidated financial statements.

Financial Overview

Our net sales for the first quarter of 2014 decreased $34.1 million, or 10.2%, compared to the first quarter of 2013, reflecting a 1.9% decrease in average sales price per ton and an 8.5% decline in total sales volume. Prices for our pulp segment were higher while coated and other segment prices declined. Volumes and operating costs were negatively impacted by significant downtime taken during the quarter, weather-related increases to energy, wood, and operating costs as well as a planned capital spending related outage at our Androscoggin mill.

In 2013, net sales decreased 5.8%, or $85.7 million, as sales volume decreased 6.1% compared to 2012, which was driven by the closure of the former Sartell mill in the third quarter of 2012. The average sales price for all of our products remained flat in 2013 compared to 2012. Our gross margin was 15.1% in 2013 compared to 13.7% in 2012, reflecting lower input prices, including the effects of energy hedge benefits.

Verso’s Adjusted EBITDA (before the pro forma effects of the profitability program) was $129.5 million in 2013 compared to $140.1 million in 2012. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to cash flows from operating activities later in this report). EBITDA adjustments (excluding the pro forma effect of the profitability program) of $1.2 million in 2013 consisted primarily of $14.3 million of unrealized gains on energy-related derivative contracts offset by $5.2 million of costs incurred in connection with the Merger and $2.8 million of costs related to our debt refinancing. EBITDA adjustments (excluding the pro forma effect of the profitability program) of $61.7 million in 2012 included restructuring charges of $102.4 million, net losses of $8.2 million related to the early retirement of debt in connection with our debt refinancing, and $52.6 million of gains from insurance settlement due to the fire and explosion at our former Sartell mill.

In 2013, Verso reported a net loss of $111.2 million, or $2.09 per diluted share, and operating income of $33.9 million. Impacting the results for 2013 were losses related to debt refinancing, and gains from the sales of the former Sartell mill and the assets of Verso Fiber Farm LLC, or “Fiber Farm.” In 2012, Verso Paper reported a net loss of $173.8 million, or $3.29 per diluted share, and operating loss of $32.4 million. Impacting the results for 2012 were the restructuring costs associated with the closure of our former Sartell mill, losses related to debt refinancing, and gains from insurance settlement due to the fire and explosion at our Sartell mill.

We continued to focus on improving our capital structure in 2013. On January 31, 2013, Verso Holdings issued an additional $72.9 million aggregate principal amount of its 11.75% Senior Secured Notes due 2019 to certain lenders holding approximately $85.8 million aggregate principal amount of Verso Finance’s Senior

Unsecured Term Loans, and net accrued interest through the closing date, in exchange for the assignment to Verso Finance of its Senior Unsecured Term Loans and the cancellation of such loans. There are no longer any outstanding Senior Unsecured Term Loans.

Results of Operations

The following tables set forth certain consolidated financial information of Verso and Verso Holdings for the periods indicated below. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto included elsewhere in this joint proxy and information statement/prospectus.

	VERSO		VERSO HOLDINGS
	Three Months Ended March 31,		Three Months Ended March 31,
(Dollars in thousands)	2014	2013	2014	2013
Net sales	$299,113	$333,220	$299,113	$333,220
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	302,377	291,859	302,377	291,859
Depreciation, amortization, and depletion	25,683	25,980	25,683	25,980
Selling, general, and administrative expenses	17,592	18,796	17,592	18,796
Restructuring charges	—	1,016	—	1,016

Total operating expenses	345,652	337,651	345,652	337,651

Other operating income	—	(3,285)	—	(3,285)

Operating loss	(46,539)	(1,146)	(46,539)	(1,146)

Interest income	—	(9)	(379)	(388)
Interest expense	34,477	34,660	34,856	34,439
Other loss, net	9,585	2,572	9,585	2,572

Loss before income taxes	(90,601)	(38,369)	(90,601)	(37,769)
Income tax expense	9	9	—	—

Net loss	$(90,610)	$(38,378)	$(90,601)	$(37,769)

First Quarter of 2014 Compared to First Quarter of 2013

Net Sales. Net sales for the first quarter of 2014 decreased 10.2% to $299.1 million from $333.2 million in the first quarter of 2013, reflecting a 1.9% decrease in average sales price per ton and an 8.5% decline in total sales volume.

Net sales for our coated papers segment decreased 12.9% in the first quarter of 2014 to $218.3 million from $250.5 million for the same period in 2013, due to an 8.7% decrease in paper sales volume and a 4.6% decline in average sales price per ton. The decline in sales volume and price were driven by declining demand for coated papers, increased competition from the global marketplace, and lower production due to record-level energy costs.

Net sales for our market pulp segment decreased 2.7% in the first quarter of 2014 to $36.2 million from $37.2 million for the same period in 2013. The sales volume declined 14.1% while the average sales price per ton increased 13.3% compared to the first quarter of 2013.

Net sales for our other segment decreased 1.9% to $44.6 million in first quarter of 2014 from $45.5 million in the first quarter of 2013. This decrease was driven by a 3.2% decrease in average sales price per ton partially offset by a 1.4% increase in sales volume.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $328.0 million in the first quarter of 2014 compared to $317.8 million in 2013, reflecting the negative impact of over 38,000 tons of downtime related to market conditions and energy-related curtailments as well as decreased productivity associated with a planned capital spending related outage at our Androscoggin mill. Our cost of sales was also unfavorably affected by elevated energy and operating costs driven by severe winter weather conditions. Our gross margin, excluding depreciation, amortization, and depletion, was (1.1)% for the first quarter of 2014 compared to 12.4% for the first quarter of 2013. Our gross margin was also negatively impacted by approximately 38,000 tons of market-related downtime in the first quarter of 2014. Depreciation, amortization, and depletion expenses were $25.7 million for the first quarter of 2014 compared to $26.0 million for the first quarter of 2013.

Selling, general, and administrative. Selling, general, and administrative expenses were $17.6 million in the first quarter of 2014 compared to $18.8 million for the first quarter of 2013.

Restructuring charges. Restructuring charges for the first quarter of 2013 were $1.0 million and related to the closure of the former Sartell mill.

Other operating income. Other operating income in first quarter of 2013 was $3.3 million and consisted of the gains on the sales of our former Sartell mill and the Fiber Farm assets.

Interest expense. Verso’s interest expense for the first quarter of 2014 was $34.5 million compared to $34.7 million for the same period in 2013. Verso Holdings’ interest expense was $34.9 million for the first quarter of 2014 compared to $34.4 million for the same period in 2013.

Other loss, net. Other loss, net for the first quarter of 2014 was $9.6 million and reflected costs incurred in connection with the NewPage acquisition. Other loss, net of $2.6 million for the same period in 2013 reflected losses related to debt refinancing.

	VERSO			VERSO HOLDINGS
	Year Ended December 31,			Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2013	2012	2011
Net sales	$1,388,899	$1,474,612	$1,722,489	$1,388,899	$1,474,612	$1,722,489
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	1,179,085	1,272,630	1,460,290	1,179,085	1,272,630	1,460,290
Depreciation, amortization, and depletion	104,730	118,178	125,295	104,730	118,178	125,295
Selling, general, and administrative expenses	73,777	74,415	78,059	73,777	74,364	78,007
Goodwill impairment	—	—	18,695	—	—	10,551
Restructuring charges	1,378	102,404	24,464	1,378	102,404	24,464

Total operating expenses	1,358,970	1,567,627	1,706,803	1,358,970	1,567,576	1,698,607

Other operating income	(3,971)	(60,594)	—	(3,971)	(60,594)	—

Operating income (loss)	33,900	(32,421)	15,686	33,900	(32,370)	23,882

Interest income	(25)	(8)	(99)	(1,539)	(1,523)	(1,614)
Interest expense	137,728	135,461	126,607	138,626	127,943	122,213
Other loss, net	7,965	7,379	26,042	7,965	7,380	25,812

Loss before income taxes	(111,768)	(175,253)	(136,864)	(111,152)	(166,170)	(122,529)
Income tax (benefit) expense	(562)	(1,424)	197	—	—	—

Net loss	$(111,206)	$(173,829)	$(137,061)	$(111,152)	$(166,170)	$(122,529)

2013 Compared to 2012

Net Sales. Net sales for 2013 decreased 5.8% to $1,388.9 million from $1,474.6 million in 2012, due to a 6.1% decline in total sales volume, and the average sales price for all of our products remained flat in 2013 compared to 2012.

Net sales for our coated papers segment decreased 9.7% to $1,062.6 million in 2013 from $1,177.1 million in 2012, due to an 8.3% decline in paper sales volume, which was driven by the closure of the former Sartell mill in the third quarter of 2012. The average sales price per ton of coated paper decreased 1.5% compared to last year.

Net sales for our market pulp segment increased 10.9% in 2013 to $156.1 million from $140.8 million in 2012. The sales volume decreased 0.5% while the average sales price per ton increased 11.4% compared to 2012.

Net sales for our other segment increased 8.6% to $170.2 million in 2013 from $156.7 million in 2012. This increase was driven by a 5.3% increase in sales price and a 3.2% increase in sales volume.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $1,283.8 million in 2013 compared to $1,390.8 million in 2012, reflecting the closure of the former Sartell mill in the third quarter of 2012. Our gross margin, excluding depreciation, amortization, and depletion, was 15.1% for 2013 compared to 13.7% for 2012, reflecting lower input prices, including the effects of energy hedge benefits. Depreciation, amortization, and depletion expenses were $104.7 million for 2013 compared to $118.2 million for 2012.

Selling, general, and administrative. Selling, general, and administrative expenses were $73.8 million in 2013 compared to $74.4 million in 2012.

Restructuring charges. Restructuring charges in 2013 were $1.4 million, and consisted primarily of facility operations and personnel costs for the Sartell mill site through the date of sale. Restructuring charges for 2012 were $102.4 million, and consisted primarily of fixed asset and other impairment charges of $77.1 million and severance and benefit costs of $19.4 million related to the closure of the former Sartell mill.

Other operating income. Other operating income in 2013 was $4.0 million and consisted of the gains on the sales of our former Sartell mill and Fiber Farm assets. Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at our Sartell mill.

Interest expense. Verso’s interest expense for 2013 was $137.8 million compared to $135.4 million in 2012. Verso Holdings’ interest expense was $138.7 million in 2013 compared to $127.9 million in 2012.

Other loss, net. Other loss, net was $7.9 million for 2013, and reflected costs incurred in connection with the Merger Agreement and losses related to debt refinancing. Other loss, net was $7.4 million in 2012, which represented losses related to debt refinancing.

Income tax (benefit) expense. Income tax benefit of $0.6 million and $1.4 million for 2013 and 2012, respectively, resulted from reductions in the deferred tax liability related to the non-cash trademark impairment charge taken in the years presented.

2012 Compared to 2011

Net sales. Net sales for 2012 decreased 14.4% to $1,474.6 million from $1,722.5 million in 2011, which reflected an 11.1% decrease in total sales volume, which was driven by the shutdown of three paper machines in late 2011 and the closure of the former Sartell mill in the third quarter of 2012. Additionally, the average sales price for all of our products decreased 3.7%, led by a decline in the price of pulp.

Net sales for our coated papers segment decreased 17.0% to $1,177.1 million in 2012, from $1,418.8 million in 2011. This change reflected a 15.3% decrease in paper sales volume, which was driven by the shutdown of three paper machines in late 2011 and the closure of the former Sartell mill in the third quarter of 2012. The average sales price per ton of coated paper decreased 2.1% compared to the prior year.

Net sales for our market pulp segment decreased 6.2% to $140.8 million in 2012, from $150.1 million in 2011. This decrease was due to a 10.7% decline in the average sales price per ton while sales volume increased 5.0% compared to 2011.

Net sales for our other segment increased 2.1% to $156.7 million in 2012, from $153.6 million in 2011. The improvement in 2012 was due to a 4.2% increase in sales volume, reflecting the continued development of new paper product offerings for our customers. The average sales price per ton decreased 2.0% compared to 2011.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $1,390.8 million in 2012, compared to $1,585.6 million in 2011, and reflected realized cost reductions from the shutdown of three paper machines in late 2011 and the closure of the former Sartell mill in the third quarter of 2012. Our gross margin, excluding depreciation, amortization, and depletion, was 13.7% for 2012, compared to 15.2% for 2011, which reflected lower average sales prices during 2012. Depreciation, amortization, and depletion expenses were $118.2 million for 2012, compared to $125.3 million for 2011.

Selling, general, and administrative. Selling, general, and administrative expenses were $74.4 million in 2012, compared to $78.0 million in 2011.

Restructuring charges. Restructuring charges for 2012 were $102.4 million, and consisted primarily of fixed asset and other impairment charges of $77.1 million and severance and benefit costs of $19.4 million related to the closure of the former Sartell mill. Restructuring charges of $24.5 million in 2011 reflected the permanent shut down of the No. 2 coated groundwood paper machine at our mill in Bucksport, Maine, and two supercalendered paper machines at our former mill in Sartell, Minnesota.

Other operating income. Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at our former Sartell mill.

Interest expense. Verso’s interest expense for 2012 was $135.4 million, compared to $126.6 million for 2011. Verso Holdings’ interest expense for 2012, was $127.9 million compared to $122.2 million for 2011.

Other loss, net. Verso’s other loss, net for 2012 was $7.4 million, compared to a net loss of $26.1 million for 2011. Verso Holdings’ other loss, net for 2012 was $7.4 million, compared to a net loss of $25.8 million for 2011. Included in the results for 2012 and 2011 were losses of $8.2 million and $26.1 million, respectively, related to the early retirement of debt in connection with debt refinancing.

Income tax (benefit) expense. Income tax benefit for 2012 of $1.4 million resulted from a reduction in the deferred tax liability related to the non-cash trademark impairment charge that was taken as a result of a reduction in production capacity from the closure of the Sartell mill.

Seasonality

We are exposed to fluctuations in quarterly net sales volumes and expenses due to seasonal factors. These seasonal factors are common in the coated paper industry. Typically, the first two quarters are our slowest quarters due to lower demand for coated paper during this period. Our third quarter is generally our strongest quarter, reflecting an increase in printing related to end-of-year magazines, increased end-of-year direct mailings, and holiday season catalogs. Our working capital and accounts receivable generally peak in the third quarter, while inventory generally peaks in the second quarter in anticipation of the third quarter season. We expect our seasonality trends to continue for the foreseeable future.

Liquidity and Capital Resources

We rely primarily upon cash flow from operations and borrowings under our revolving credit facilities to finance operations, capital expenditures, and fluctuations in debt service requirements. As of March 31, 2014, $44.4 million was available for future borrowing under our revolving credit facilities. We believe that our ability to manage cash flow and working capital levels, particularly inventory and accounts payable, will allow us to meet our current and future obligations, pay scheduled principal and interest payments, and provide funds for working capital, capital expenditures, and other needs of the business for at least the next twelve months. The ability to achieve our future projected operating results is based on a number of assumptions which involve significant judgment and estimates, and no assurance can be given that we will be able to generate sufficient cash flows from operations or that future borrowings will be available under our revolving credit facilities in an amount sufficient to fund our liquidity needs. If we are unable to meet our projected performance targets, our liquidity could be adversely impacted and we may need to seek additional sources of liquidity. Our future performance could adversely affect our ability to raise additional capital to fund our operations, and there is no assurance that financing will be available in a sufficient amount, on acceptable terms, or on a timely basis.

On May 5, 2014, acting through our wholly owned subsidiary, Verso Androscoggin Power LLC, or “VAP,” we entered into a credit agreement providing for a $40 million revolving credit facility with Barclays Bank PLC and Credit Suisse AG, Cayman Islands Branch. Borrowings thereunder may be used (a) to provide cash dividends and other cash distributions to VAP’s sole member, Verso Maine Power Holdings LLC, or “VMPH,” and our other subsidiaries, (b) for ongoing working capital for VAP, and (c) for other general corporate purposes. Borrowings under the credit facility will bear interest at a rate equal to an applicable margin plus, at the option of VAP, either (a) a base rate determined by reference to the highest of the U.S. federal funds rate plus 0.50%, the prime rate of the administrative agent, and the adjusted LIBOR for a one-month interest period plus 1.00%, or (b) a eurocurrency rate, or “LIBOR,” determined by reference to the cost of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. Prior to November 5, 2014, the applicable margin for advances under the credit facility is 2.00% for base rate advances and 3.00% for LIBOR advances. On and after November 5, 2014, the applicable margin for advances under the credit facility will be 3.00% for base rate advances and 4.00% for LIBOR advances. The credit facility will mature on the earliest to occur of (a) May 5, 2015, (b) the date that is 30 days after the consummation of the Merger, and (c) the date that is 60 days after the termination of the Merger Agreement or the abandonment of the Merger; however, upon written notice by VAP to the administrative agent, VAP may request that the commitments under the credit facility be converted to extend the maturity date for consenting lenders. The debt outstanding under the credit facility is secured by substantially all of VAP’s assets, which consist principally of four hydroelectric facilities associated with our Androscoggin mill and related electricity transmission equipment. VMPH will guarantee the payment of the debt outstanding under the credit facility, and its guaranty will be secured by a pledge of its equity interest in VAP.

As we focus on managing our expenses and cash flows, we continue to assess and implement, as appropriate, various earnings enhancement and expense reduction initiatives. Management has developed a company-wide cost reduction program and expects to yield approximately $37 million of additional cost reductions, of which approximately $30 million are expected to be realized in the remainder of 2014 and the remaining $7 million are expected to be realized in 2015. We continue to search for and develop additional cost saving measures; however, no assurance can be given that the anticipated benefits we project will be realized as expected or at all. In addition, we continue to evaluate selling non-strategic assets in the future to obtain additional liquidity.

Verso’s and Verso Holdings’ cash flows from operating, investing and financing activities, as reflected in the accompanying condensed consolidated statements of cash flows, are summarized in the following tables.

	VERSO		VERSO HOLDINGS
	Three Months Ended March 31,		Three Months Ended March 31,
(Dollars in thousands)	2014	2013	2014	2013
Net cash provided by (used in):
Operating activities	$(96,284)	$(83,248)	$(96,282)	$(83,095)
Investing activities	(8,796)	32,943	(8,796)	32,943
Financing activities	98,027	1,477	98,080	1,324

Net change in cash and cash equivalents	$(7,053)	$(48,828)	$(6,998)	$(48,828)

	VERSO			VERSO HOLDINGS
	Year Ended December 31,			Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2013	2012	2011
Net cash (used in) provided by:
Operating activities	$(27,732)	$12,008	$14,511	$(27,462)	$11,302	$14,562
Investing activities	(13,755)	(7,069)	(66,205)	(13,755)	(7,069)	(66,205)
Financing activities	(8,743)	(38,283)	(6,217)	(9,013)	(37,558)	(6,268)

Net change in cash and cash equivalents	$(50,230)	$(33,344)	$(57,911)	$(50,230)	$(33,325)	$(57,911)

Operating activities. In the first quarter of 2014, Verso’s net cash used in operating activities of $96.3 million reflects a net loss of $90.6 million adjusted for non-cash depreciation, amortization, and accretion of $27.2 million and an increase in working capital of $47.4 million. The change in working capital reflects seasonal increases in inventory and a decrease in accrued liabilities primarily attributable to the scheduled semi-annual interest payments during the quarter.

In the first quarter of 2013, Verso’s net cash used in operating activities of $83.2 million reflected a net loss of $38.4 million adjusted for non-cash depreciation, amortization, depletion and accretion of $27.5 million and an increase in working capital of $68.2 million. The change in working capital reflected a seasonal increase in inventory and a decrease in accrued liabilities reflecting interest payments made during the quarter.

In 2013, Verso’s net cash used in operating activities of $27.7 million reflects a net loss of $111.2 million adjusted for non-cash depreciation, amortization, and accretion of $110.7 million and an increase in cash used by changes in working capital of $26.2 million. The change in working capital reflects increases in inventory and accounts receivable and decreases in accounts payable.

Verso’s net cash provided by operating activities of $12.0 million in 2012 reflected a net loss of $173.8 million adjusted for non-cash depreciation, amortization, depletion, and accretion and non-cash losses on early extinguishment of debt and asset impairment charges totaling $210.5 million and a decrease in working capital of $31.2 million, which was primarily due to decreases in inventory and accounts receivable. In 2011, Verso’s net cash provided by operating activities of $14.5 million reflected a net loss of $137.1 million adjusted for non-cash depreciation, amortization, depletion, and accretion and non-cash losses on early extinguishment of debt and goodwill impairment totaling $186.6 million and an increase in working capital of $40.5 million, which was primarily due to increases in inventory and accounts receivable. Verso Holdings’ operating cash flows are the same as those of Verso in all material respects.

Investing activities. In the first quarter of 2014, Verso’s net cash used in investing activities of $8.8 million reflects capital expenditures of $16.5 million. This compares to $32.9 million of net cash provided by investing activities in the first quarter of 2013, which included proceeds from the sales of our former Sartell mill and the

Fiber Farm assets of $27.6 million, capital expenditures of $8.2 million, and $13.7 million of governmental grants received in conjunction with a renewable energy project at our mill in Bucksport, Maine.

In 2013, Verso’s net cash used in investing activities of $13.8 million reflected proceeds from sale of Sartell and Fiber Farm of $28.4 million offset by capital expenditures of $40.7 million, net of $13.7 million received from governmental grants associated with a renewable energy project at our mill in Bucksport, Maine. This compares to net cash used in investing activities of $7.1 million in 2012, which reflected $59.9 million in capital expenditures net of $14.7 million received from governmental grants associated with a renewable energy project at our mill in Quinnesec, Michigan and $51.0 million in proceeds attributable to property, plant and equipment from the insurance settlement related to the fire at our Sartell mill. In 2011, net cash used in investing activities of $66.2 million reflected $90.3 million in capital expenditures net of $24.8 million in funds transferred from restricted cash for use on a renewable energy project at our mill in Quinnesec, Michigan. Verso Holdings’ investing cash flows are the same as those of Verso.

Financing activities. In the first quarter of 2014, Verso’s net cash provided by financing activities was $98.0 million compared to $1.5 million in the first quarter of 2013. Cash provided by financing activities in the first quarter of 2014, resulted primarily from net borrowings on our revolving credit facilities. Cash provided by financing activities in the first quarter of 2013 represented net borrowings on our revolving credit facilities offset by payments on the Verso Finance Senior Unsecured Term Loans. Verso Holdings’ distribution to Verso Finance for payment of the Senior Unsecured Term Loans is reflected as a return of capital in the Statement of Cash Flows.

In 2013, Verso’s net cash used in financing activities was $8.7 million and consisted primarily of payments on the Verso Finance Senior Unsecured Term Loans. Verso Holdings’ distribution to Verso Finance for payment of the Senior Unsecured Term Loans is reflected as a return of capital in the Statement of Cash Flows.

In 2012, Verso’s net cash used in financing activities was $38.3 million and reflected a total of $355.0 million in cash payments to repurchase and retire and to redeem a total of $315.0 million aggregate principal amount of our 11.5% Senior Secured Notes due 2014 and to exchange $166.9 million aggregate principal amount of our Second Priority Senior Secured Floating Rate Notes due 2014 along with $157.5 million aggregate principal amount of our Senior Subordinated Notes due 2016 for a total of $271.6 million aggregate principal amount of our 11.75% Secured Notes due 2019. Cash provided by financing activities included $316.7 million in net proceeds from the issuance of long-term debt after discount, underwriting fees and issuance costs, primarily related to the issuance of $345.0 million aggregate principal amount of our 11.75% Senior Secured Notes due 2019.

In 2011, Verso’s net cash used in financing activities was $6.2 million, reflecting cash payments of $390.0 million to repurchase long-term debt and pay related fees and charges, net of $383.8 million in proceeds from the issuance of $396.0 million aggregate principal amount of Second Priority Senior Secured Notes net of discount, underwriting fees and issuance costs.

Revolving credit facilities. In 2012, Verso Holdings entered into revolving credit facilities consisting of a $150.0 million asset-based loan facility, or “ABL Facility,” and a $50.0 million cash-flow facility, or “Cash Flow Facility.” Verso Holdings’ ABL Facility had $60.0 million outstanding, $40.3 million in letters of credit issued, and $32.4 million available for future borrowing as of March 31, 2014. Verso Holdings’ Cash Flow Facility had $38.0 million outstanding balance, no letters of credit issued, and $12.0 million available for future borrowing as of March 31, 2014. The indebtedness under the revolving credit facilities bears interest at a floating rate based on a margin over a base rate or eurocurrency rate. As of March 31, 2014, the applicable margin for advances under the ABL Facility was 1.25% for base rate advances and 2.25% for LIBOR advances, and the applicable margin for advances under the Cash Flow Facility was 3.75% for base rate advances and 4.75% for LIBOR advances. As of March 31, 2014, the weighted-average interest rate on outstanding advances was 3.46%. Verso Holdings is required to pay a commitment fee to the lenders in respect of the unused commitments under the ABL Facility at an annual rate of either 0.375% or 0.50%, based on daily average utilization, and under the Cash Flow Facility at an annual rate of 0.625%. The indebtedness under the revolving credit facilities is guaranteed jointly and severally by Verso Finance and each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the indebtedness and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The indebtedness under the ABL Facility and related guarantees are secured by first-priority security interests, subject to permitted liens, in substantially all of Verso Holdings’, Verso Finance’s, and the subsidiary guarantors’ inventory and accounts receivable, or “ABL Priority Collateral,” and second-priority security interests, subject to permitted liens, in substantially all of their other assets, or “Notes Priority Collateral.” The indebtedness under the Cash Flow Facility and related guarantees are secured, pari passu with the 11.75% Senior Secured Notes due 2019 and related guarantees, by first-priority security interests in the Notes Priority Collateral and second-priority security interests in the ABL Priority Collateral. The revolving facilities will mature on May 4, 2017, unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of any of the Second Priority Senior Secured Floating Rate Notes due 2014, or the 11.38% Senior Subordinated Notes, an aggregate principal amount in excess of $100.0 million of indebtedness under such existing second-lien notes, subordinated notes, as applicable, is outstanding, in which case the revolving credit facilities will mature on such earlier date. On January 3, 2014, Verso Holdings entered into certain amendments to the revolving credit facilities in connection with the NewPage acquisition, in which (a) the lenders under each of our revolving credit facilities consented to the NewPage acquisition and the other transactions contemplated by the Merger Agreement, including the incurrence of certain additional indebtedness, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets and (c) the parties agreed to amend our revolving credit facilities to allow for certain other transactions upon the consummation of the NewPage acquisition and the other transactions contemplated by the Merger Agreement.

11.75% Senior Secured Notes due 2019. In 2012, Verso Holdings issued $345.0 million aggregate principal amount of 11.75% Senior Secured Notes due 2019. In 2013, Verso Holdings issued $72.9 million aggregate principal amount of its 11.75% Senior Secured Notes due 2019 to certain lenders holding approximately $85.8 million aggregate principal amount of Verso Finance’s Senior Unsecured Term Loans, and net accrued interest through the closing date, at an exchange rate of 85%, in exchange for the assignment to Verso Finance of its Senior Unsecured Term Loans and the cancellation of such loans. After the exchange there are no longer any outstanding Senior Unsecured Term Loans.

The 11.75% Senior Secured Notes due 2019 issued in 2012 and 2013 constitute one class of securities. The notes bear interest, payable semi-annually, at the rate of 11.75% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The indebtedness under the notes and related guarantees are secured, pari passu with the Cash Flow Facility and related guarantees, by first-priority security interests in the Notes Priority Collateral and second-priority security interests in the ABL Priority Collateral. The notes will mature on January 15, 2019; provided, however, that, if as of 45 days prior to the maturity dates of our 11.38% Senior Subordinated Notes due 2016, more than $100.0 million of such Senior Subordinated Notes remains outstanding, the notes will mature on that day.

11.75% Secured Notes due 2019. In 2012, Verso Holdings issued $271.6 million aggregate principal amount of 11.75% Secured Notes due 2019. The notes bear interest, payable semi-annually, at the rate of 11.75% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by security interests, subject to permitted liens, in substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets. The security interests securing the notes rank junior to those securing the obligations under the ABL Facility, the Cash Flow Facility, and the 11.75% Senior Secured Notes due 2019 and rank senior to those securing the 8.75% Second Priority Senior Secured Notes due 2019. The notes will mature on January 15, 2019.

8.75% Second Priority Senior Secured Notes due 2019. In 2011, Verso Holdings issued $396.0 million aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2019. The notes bear interest, payable semi-annually, at the rate of 8.75% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by second-priority security interests, subject to permitted liens, in substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets, excluding securities of Verso Holdings’ affiliates. The notes will mature on February 1, 2019.

Second Priority Senior Secured Floating Rate Notes due 2014. In 2006, Verso Holdings issued $250.0 million aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2014 and as of March 31, 2014, $13.3 million aggregate principal amount of the Second Priority Senior Secured Floating Rate Notes remain outstanding. The notes bear interest, payable quarterly, at a rate equal to LIBOR plus 3.75% per year. As of March 31, 2014, the interest rate on the notes was 3.99% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions. The notes will mature on August 1, 2014. As of March 31, 2014, the balance of the Second Priority Senior Secured Floating Rate Notes is included in Current maturities of long-term debt on the accompanying condensed consolidated balance sheet.

11.38% Senior Subordinated Notes due 2016. In 2006, Verso Holdings issued $300.0 million aggregate principal amount of 11.38% Senior Subordinated Notes due 2016 and as of March 31, 2014, $142.5 million aggregate principal amount of the 11.38% Senior Subordinated Notes remain outstanding. The notes bear interest, payable semi-annually, at the rate of 11.38% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are unsecured senior subordinated obligations of Verso Holdings and the guarantors, respectively. The notes will mature on August 1, 2016.

Loan from Verso Paper Finance Holdings LLC/ Verso Paper Holdings LLC. In 2010, Verso Quinnesec REP LLC, an indirect, wholly owned subsidiary of Verso Holdings, entered into a financing transaction with Chase NMTC Verso Investment Fund, LLC, or the “Investment Fund,” a consolidated variable interest entity. Under this arrangement, Verso Holdings loaned $23.3 million to Verso Finance at an interest rate of 6.5% per year and with a maturity of December 29, 2040, and Verso Finance, in turn, loaned the funds on similar terms to the Investment Fund. The Investment Fund then contributed the loan proceeds to certain community development entities, which, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at our mill in Quinnesec, Michigan.

As a holding company, Verso’s investments in its operating subsidiaries constitute substantially all of its operating assets. Consequently, Verso’s subsidiaries conduct all of its consolidated operations and own substantially all of its operating assets. Verso’s principal source of the cash it needs to pay its debts is the cash that its subsidiaries generate from their operations and their borrowings. Verso’s subsidiaries are not obligated to make funds available to it. The terms of the revolving credit facilities and the indentures governing the outstanding notes of Verso’s subsidiaries significantly restrict its subsidiaries from paying dividends and otherwise transferring assets to Verso. Furthermore, Verso’s subsidiaries are permitted under the terms of the revolving credit facilities and the indentures to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends, or the making of loans by such subsidiaries to Verso. Although the terms of the debt agreements of Verso’s subsidiaries do not restrict its operating subsidiaries from obtaining funds from their respective subsidiaries to fund their operations and payments on indebtedness, there can be no assurance that the agreements governing the current and future indebtedness of its subsidiaries will permit its subsidiaries to provide Verso with sufficient dividends, distributions or loans to fund its obligations or pay dividends to its stockholders.

We may elect to retire our outstanding debt in open market purchases, privately negotiated transactions, or otherwise. These repurchases may be funded through available cash from operations and borrowings under our revolving credit facilities. Such repurchases are dependent on prevailing market conditions, our liquidity requirements, contractual restrictions, and other factors.

Financing Transactions in Connection with the Merger. On January 3, 2014, Verso Paper, Verso Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verso Paper, or “Merger Sub,” and NewPage Holdings Inc., a Delaware corporation, or “NewPage,” entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement, with NewPage surviving the Merger as an indirect, wholly owned subsidiary of Verso.

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive (i) $250 million total in cash, approximately $243 million of which has been paid to NewPage’s stockholders as a dividend from the proceeds of the NewPage term loan facility, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger; (ii) up to $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing; and (iii) shares of our common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares of our common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement, or collectively the “Merger Consideration.” The amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing of the Merger. If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of our failure to take certain actions to satisfy certain closing conditions, the amount of our common stock to be issued as Merger Consideration will increase in monthly increments by up to 5% so that the total amount of our common stock issued in the Merger Consideration would be up to 25% of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement.

As described above, on January 3, 2014, in connection with the entry into the Merger Agreement, we entered into amendments of our revolving credit facilities such that (a) the lenders under each of our revolving credit facilities consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain additional indebtedness, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets and (c) the parties agreed to amend our revolving credit facilities to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under our revolving credit facilities remain unchanged.

At the time of the closing of the Merger, we expect to issue up to $650 million in aggregate principal amount of the New First Lien Notes to the current shareholders of NewPage as part of the consideration for the Merger. The New First Lien Notes will be substantially similar to the existing 11.75% Senior Secured Notes due 2019, except for certain additional restrictive covenants and that we expect that we will not be permitted to repurchase them for one year after their issuance date unless we pay the holders a make-whole premium.

The issuers and guarantors of our debt securities (including the New First Lien Notes) and the borrower and guarantors of our revolving credit facilities will not guarantee the obligations under NewPage’s term loan facility and NewPage’s ABL facility, and the borrower and guarantors under NewPage’s term loan facility and NewPage’s ABL facility will not guarantee the obligations under our debt securities and credit facilities. Upon the consummation of the Merger, NewPage Holdings Inc. (but not the subsidiaries of NewPage) will guarantee certain of our debt securities and our credit facilities as required by the terms governing such debt.

Exchange Offer Transactions. On July 2, 2014, the Verso Issuers launched offers to exchange (a) New Second Lien Notes and Verso Warrants for any and all outstanding Old Second Lien Notes and (b) New Subordinated Notes and Verso Warrants for any and all outstanding Old Subordinated Notes. See “Description of Other Indebtedness—Exchange Offer Transactions.”

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

Covenant Compliance

The credit agreement and the indentures governing our notes contain affirmative covenants as well as restrictive covenants which limit our ability to, among other things, incur additional indebtedness; pay dividends or make other distributions; repurchase or redeem our stock; make investments; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting our subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into transactions with our affiliates; and incur liens. These covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. The material covenants in the indentures that are impacted by the calculation of Adjusted EBITDA are those that govern the amount of indebtedness that Verso Holdings and its subsidiaries may incur, whether Verso Holdings may make certain dividends, distributions or payments on subordinated indebtedness, and whether Verso Holdings may merge with another company. Although there are limited baskets for incurring indebtedness contained in the indentures, the primary means for incurring additional indebtedness under the Indentures is to have a pro forma Fixed Charge Coverage Ratio of at least 2.00 to 1.00 after the incurrence of such additional indebtedness. This same test also applies to most dividends and other payments made in respect of Verso Holdings’ equity and subordinated indebtedness and also to whether Verso Holdings may merge with another company. In the case of a merger, Verso Holdings may merge so long as either its Fixed Charge Coverage Ratio is at least 2.00 to 1.00 or that same ratio improves after giving pro forma effect to the merger. If Verso Holdings were not able to meet the Fixed Charge Coverage Ratio requirement contained in these covenants, it would limit our long-term growth prospects, as it would severely hinder Verso Holdings’ ability to incur additional indebtedness for the purpose of completing acquisitions or capital improvement programs, among other things. In addition, if the ratio test were not met, distributions by Verso Holdings to Verso Paper would also be severely restricted. As of March 31, 2014, we were in compliance in all material respects with the covenants in our debt agreements.

Effect of Inflation

While inflationary increases in certain input costs, such as for energy, wood fiber, and chemicals, have an impact on our operating results, changes in general inflation have had minimal impact on our operating results in the last three years. Sales prices and volumes are more strongly influenced by supply and demand factors in specific markets and by exchange rate fluctuations than by inflationary factors. We cannot assure you, however, that we will not be affected by general inflation in the future.

Contractual Obligations

The following table reflects our contractual obligations and commercial commitments as of December 31, 2013. Commercial commitments include lines of credit, guarantees, and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

	Payments due by period
(Dollars in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Verso Paper Holdings LLC
Long-term debt(1)	$1,870.2	$147.4	$399.6	$231.3	$1,091.9
Operating leases	9.7	5.3	3.6	0.6	0.2
Purchase obligations(2)	375.0	85.5	83.3	76.6	129.6
Other long-term liabilities(3)	25.6	0.5	2.7	2.4	20.0
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC	64.2	1.5	3.0	3.0	56.7

Total contractual obligations for Verso Paper Holdings LLC	2,344.7	240.2	492.2	313.9	1,298.4

Debt for Verso Paper Finance Holdings LLC	64.2	1.5	3.0	3.0	56.7
Eliminate loans from affiliates	(128.4)	(3.0)	(6.0)	(6.0)	(113.4)

Total contractual obligations for Verso Paper Corp.	$2,280.5	$238.7	$489.2	$310.9	$1,241.7

(1)	Long-term debt includes principal payments, commitment fees, and interest payable. A portion of interest expense is at a variable rate and has been calculated using current LIBOR. Actual payments could vary.
(2)	Purchase obligations include unconditional purchase obligations for power purchase agreements (gas and electricity), machine clothing, and other commitments for advertising, raw materials, or storeroom inventory.
(3)	Other long-term liabilities reflected above represent the gross amount of asset retirement obligations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from fluctuations in our paper prices, interest rates, energy prices, and commodity prices for our inputs.

Paper Prices

Our sales, which we report net of rebates, allowances, and discounts, are a function of the number of tons of paper that we sell and the price at which we sell our paper. The coated paper industry is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macroeconomic factors that influence supply and demand. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods.

We are primarily focused on serving two end-user segments: catalogs and magazines. Coated paper demand is primarily driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to correlate with gross domestic product, or “GDP,” in the United States, as they rise with a strong economy and contract with a weak economy.

Many of our customers provide us with forecasts of their paper needs, which allows us to plan our production runs in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Generally, our sales agreements do not extend beyond the calendar year, and they typically provide for semiannual price adjustments based on market price movements.

We reach our end-users through several channels, including printers, brokers, paper merchants, and direct sales to end-users. We sell and market our products to approximately 130 customers. During the first three months of 2014, Quad/Graphics, Inc. and Central National-Gottesman, Inc. accounted for approximately 12% and 10% of our total net sales, respectively.

Interest Rates

We have issued fixed- and floating-rate debt in order to manage our variability to cash flows from interest rates. Borrowings under the revolving credit facilities and the Second Priority Senior Secured Floating Rate Notes due 2014 accrue interest at variable rates. A 100 basis point increase in quoted interest rates on our outstanding floating-rate debt as of March 31, 2014, would increase annual interest expense by $1.1 million. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Derivatives

In the normal course of business, we utilize derivatives contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. We have an Energy Risk Management Policy which was adopted by our board of directors and is monitored by an Energy Risk Management Committee composed of our senior management. In addition, we have an Interest Rate Risk Committee which was formed to monitor our Interest Rate Risk Management Policy. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. We manage credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices. We manage market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

We do not hedge the entire exposure of our operations from commodity price volatility for a variety of reasons. To the extent that we do not hedge against commodity price volatility, our results of operations may be affected either favorably or unfavorably by a shift in the future price curve. As of March 31, 2014, we had liabilities for net unrealized losses of $1.2 million on open commodity contracts with maturities of one to twelve months. These derivative instruments involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. A 10% decrease in commodity prices would have a negative impact of approximately $2.1 million on the fair value of such instruments. This quantification of exposure to market risk does not take into account the offsetting impact of changes in prices on anticipated future energy purchases.

Commodity Prices

We are subject to changes in our cost of sales caused by movements underlying commodity prices. The principal components of our cost of sales are chemicals, wood, energy, labor, maintenance, and depreciation, amortization, and depletion. Costs for commodities, including chemicals, wood and energy, are the most variable component of our cost of sales because their prices can fluctuate substantially, sometimes within a relatively short period of time. In addition, our aggregate commodity purchases fluctuate based on the volume of paper that we produce.

Chemicals. Chemicals utilized in the manufacturing of coated papers include latex, clay, starch, calcium carbonate, caustic soda, sodium chlorate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs. We expect imbalances in supply and demand to periodically create volatility in prices for certain chemicals.

Wood. Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we have in place fiber supply agreements that ensure a substantial portion of our wood requirements, purchases under these agreements are typically at market rates.

Energy. We produce approximately 53% of our energy needs for our paper mills from sources such as waste wood, waste water, hydroelectric facilities, liquid biomass from our pulping process, and internal energy cogeneration facilities. Our external energy purchases vary across each of our mills and include fuel oil, natural gas, coal, and electricity. While our internal energy production capacity and ability to switch between certain energy sources mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future. We utilize derivatives contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices.

Off-Balance Sheet Arrangements

None.

BUSINESS

For the purpose of this section, references to “we,” “us,” and “our” refer collectively to Verso and Verso Holdings. Unless otherwise noted, the information provided pertains to both Verso and Verso Holdings.

Background

We began operations on August 1, 2006, when we acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper. We were formed by affiliates of Apollo for the purpose of consummating the acquisition from International Paper. Verso went public on May 14, 2008, with an IPO of 14 million shares of common stock.

Overview

We are a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

We are one of North America’s largest producers of coated groundwood paper, which is used primarily for catalogs and magazines. We are also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. We also produce and sell market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products.

We operate eight paper machines at three mills located in Maine and Michigan. The mills have a combined annual production capacity of 1,305,000 tons of coated paper, 160,000 tons of ultra-lightweight specialty and uncoated papers, and 930,000 tons of kraft pulp.

We sell and market our products to approximately 130 customers which comprise approximately 700 end-user accounts. We have long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers, and paper merchants. Our relationships with our ten largest coated paper customers average more than 20 years. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants, and brokers.

Our net sales (in millions) by product line for the year ended December 31, 2013, are illustrated below:

Industry

Based on 2013 sales, the size of the global coated paper industry is estimated to be approximately $42 billion, or 44 million tons of coated paper shipments, including approximately $7 billion, or 8 million tons of coated paper shipments, in North America. Coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, which include high-end advertising brochures, annual reports, and direct mail advertising. Demand is generally driven by North American advertising and print media trends, which in turn have historically been correlated with growth in Gross Domestic Product, or “GDP.”

In North America, coated papers are classified by brightness and fall into five grades, labeled No. 1 to No. 5, with No. 1 having the highest brightness level and No. 5 having the lowest brightness level. Papers graded No. 1, No. 2, and No. 3 are typically coated freesheet grades. No. 4 and No. 5 papers are predominantly groundwood containing grades. Coated groundwood grades are the preferred grades for catalogs and magazines, while coated freesheet is more commonly used in commercial print applications.

Products

We manufacture two main grades of paper: coated groundwood paper and coated freesheet paper. These paper grades are differentiated primarily by their respective brightness, weight, print quality, bulk, opacity, and strength. We also produce Northern Bleached Hardwood Kraft, or “NBHK,” pulp. See notes to the consolidated financial statements for further information on our segments. The following table sets forth our principal products by tons sold and as a percentage of our net sales in 2013:

	Sales Volume		Net Sales
(Tons in thousands, Dollars in millions)	Tons	%	$	%
Product:
Coated groundwood paper	709	42	619	45
Coated freesheet paper	535	32	444	32
Pulp	273	16	156	11
Other	173	10	170	12

Total	1,690	100	1,389	100

As a result of our scale and technological capabilities, we are able to offer our customers a broad product offering, from ultra-lightweight coated groundwood to heavyweight coated freesheet. Our customers have the opportunity to sole-source all of their coated paper needs from us while optimizing their choice of paper products. As our customers’ preferences change, they can switch paper grades to meet their desired balance between cost and performance attributes while maintaining their relationship with us.

Coated groundwood paper. Coated groundwood paper includes a fiber component produced through a mechanical pulping process. The use of such fiber results in a bulkier and more opaque paper that is better suited for applications where lighter weights and/or higher stiffness are required, such as catalogs and magazines. In addition to mechanical pulp, coated groundwood paper typically includes a kraft pulp component to improve brightness and print quality.

Coated freesheet paper. Coated freesheet paper is made from bleached kraft pulp, which is produced using a chemical process to break apart wood fibers and dissolve impurities such as lignin. The use of kraft pulp results in a bright, heavier-weight paper with excellent print qualities, which is well-suited for high-end commercial applications and premium magazines. Coated freesheet contains primarily kraft pulp, with less than 10% mechanical pulp in its composition.

Pulp. We produce and sell NBHK pulp. NBHK pulp is produced through the chemical kraft process using hardwoods. Hardwoods typically have shorter length fibers than softwoods and are used to smooth paper. Kraft describes pulp produced using a chemical process, whereby wood chips are combined with chemicals and steam to separate the wood fibers. The fibers are then washed and pressure screened to remove the chemicals and lignin which originally held the fibers together. Finally, the pulp is bleached to the necessary whiteness and brightness. Kraft pulp is used in applications where brighter and whiter paper is required.

Other products. We also offer recycled paper to help meet specific customer requirements. Additionally, we offer customized product solutions for strategic accounts by producing paper grades with customer-specified weight, brightness and pulp mix characteristics, providing customers with cost benefits and/or brand differentiation. Our product offerings also include ultra-lightweight uncoated printing papers and ultra-lightweight coated and uncoated flexible packaging papers.

Manufacturing

We operate eight paper machines at three mills located in Maine and Michigan. We believe our coated paper mills are among the most efficient and lowest cost coated paper mills based on the cash cost of delivery to Chicago, Illinois. We attribute our manufacturing efficiency, in part, to the significant historical investments made in our mills. Our mills have a combined annual production capacity of 1,305,000 tons of coated paper, 160,000 tons of ultra-lightweight specialty and uncoated papers, and 930,000 tons of kraft pulp. Of the pulp that we produce, we consume approximately 635,000 tons internally and sell the rest. The facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated papers.

The following table sets forth the locations of our mills, the products they produce and other key operating information:

Mill/Location	Product/Paper Grades	Paper Machines	Production Capacity (in tons)
Jay (Androscoggin), Maine	Lightweight Coated Groundwood	2	355,000
	Lightweight Coated Freesheet	1	175,000
	Specialty/Uncoated	1	105,000
	Pulp		445,000
Bucksport, Maine	Lightweight and Ultra-Lightweight Coated Groundwood and High Bulk Specialty Coated Groundwood	2	350,000
	Specialty/Uncoated	1	55,000
Quinnesec, Michigan	Coated Freesheet	1	425,000
	Pulp		485,000

The basic raw material of the papermaking process is wood pulp. The first stage of papermaking involves converting wood logs to pulp through either a mechanical or chemical process. Before logs can be processed into pulp, they are passed through a debarking drum to remove the bark. Once separated, the bark is burned as fuel in bark boilers. The wood logs are composed of small cellulose fibers which are bound together by a glue-like substance called lignin. The cellulose fibers are then separated from each other through either a mechanical or a kraft pulping process.

After the pulping phase, the fiber furnish is run onto the forming fabric of the paper machine. On the forming fabric, the fibers become interlaced, forming a mat of paper, and much of the water is extracted. The paper web then goes through a pressing and drying process to extract the remaining water. After drying, the web receives a uniform layer of coating that makes the paper smooth and provides uniform ink absorption. After coating, the paper goes through a calendering process that provides a smooth finish by ironing the sheet between multiple soft nips that consist of alternating hard (steel) and soft (cotton or synthetic) rolls. At the dry end, the paper is wound onto spools to form a machine reel and then rewound and split into smaller rolls on a winder. Finally, the paper is wrapped, labeled, and shipped.

Catalog and magazine publishers with longer print runs tend to purchase paper in roll form for use in web printing, a process of printing from a reel of paper as opposed to individual sheets of paper, in order to minimize costs. In contrast, commercial printers typically buy large quantities of sheeted paper in order to satisfy the short-run printing requirements of their customers. We believe that sheeted paper is a less attractive product as it requires additional processing, bigger inventory stocks, a larger sales and marketing team and a different channel strategy. For this reason, we have pursued a deliberate strategy of configuring our manufacturing facilities to produce all web-based papers which are shipped in roll form and have developed relationships with third-party converters to address any sheeted paper needs of our key customers.

We utilize a manufacturing excellence program, called R-GAP, to take advantage of the financial opportunities that exist between the current or historical performance of our mills and the best performance possible given usual and normal constraints (i.e., configuration, geographical, and capital constraints). Our continuous improvement process is designed to lower our cost position and enhance operating efficiency through reduced consumption of energy and material inputs, reduced spending on indirect costs, and improved productivity. The program utilizes benchmarking data to identify improvement initiatives and establish performance targets. Detailed action plans are used to monitor the execution of these initiatives and calculate the amount saved. We also use multi-variable testing, lean manufacturing, center of excellence teams, source-of-loss initiatives, and best practice sharing to constantly improve our manufacturing processes and products. One of our facilities has been recognized by the Occupational Safety and Health Administration, or “OSHA,” as a Star site as part of OSHA’s Voluntary Protection Program which recognizes outstanding safety programs and performance.

Raw Materials and Suppliers

Our key cost inputs in the papermaking process are wood fiber, market kraft pulp, chemicals, and energy.

Wood Fiber. We source our wood fiber from a broad group of timberland and sawmill owners located in our regions.

Kraft Pulp. Overall, we have the capacity to produce approximately 930,000 tons of kraft pulp, consisting of 445,000 tons of pulp at our Androscoggin mill and 485,000 tons of pulp at our Quinnesec mill, of which approximately 635,000 tons are consumed internally. We supplement our internal production of kraft pulp with purchases from third parties. In 2013, we purchased approximately 52,000 tons of pulp from a variety of suppliers. We are not dependent on any single supplier to satisfy our pulp needs.

Chemicals. Chemicals utilized in the manufacturing of coated papers include latex, clay, starch, calcium carbonate, caustic soda, sodium chlorate, and titanium dioxide. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs.

Energy. We produce approximately 53% of our energy needs for our paper mills from sources such as waste wood, waste water, hydroelectric facilities, liquid biomass from our pulping process, and internal energy cogeneration facilities. Our external energy purchases vary across each of our mills and include fuel oil, natural gas, coal, and electricity. While our internal energy production capacity mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future and our energy costs to increase in a high energy cost environment. As prices fluctuate, we have some ability to switch between certain energy sources in order to minimize costs. We utilize derivatives contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices.

Sales, Marketing, and Distribution

We reach our end-users through several sales channels. These include selling directly to end-users, through brokers, merchants, and printers. We sell and market products to approximately 130 customers, which comprise approximately 700 end-user accounts.

Sales to End-Users. In 2013, we sold approximately 37% of our paper products directly to end-users, most of which are catalog and magazine publishers. These customers are typically large, sophisticated buyers who have the scale, resources, and expertise to procure paper directly from manufacturers. Customers for our pulp products are mostly other paper manufacturers.

Sales to Brokers and Merchants. Our largest indirect paper sales by volume are through brokers and merchants who resell the paper to end-users. In 2013, our total sales to brokers and merchants represented approximately 41% of our total sales. Brokers typically act as an intermediary between paper manufacturers and smaller end-users who do not have the scale or resources to cost effectively procure paper directly from manufacturers. The majority of the paper sold to brokers is resold to catalog publishers. We work closely with brokers to achieve share targets in the catalog, magazine, and insert end-user segments through collaborative selling.

Merchants are similar to brokers in that they act as an intermediary between the manufacturer and the end-user. However, merchants generally take physical delivery of the product and keep inventory on hand. Merchants tend to deal with smaller end-users that lack the scale to warrant direct delivery from the manufacturer. Coated freesheet comprises the majority of our sales to merchants. In most cases, because they are relatively small, the ultimate end-users of paper sold through merchants are generally regional or local catalog or magazine publishers.

Sales to Printers. In 2013, our total sales to printers represented approximately 22% of our total sales. The majority of our sales were to the two largest publication printers in the United States. Printers also effectively act as an intermediary between manufacturers and end-users in that they directly source paper for printing/converting and then resell it to their customers as a finished product.

The majority of our products are delivered directly from our manufacturing facilities to the printer, regardless of the sales channel. In order to serve the grade No. 3 coated freesheet segment, we maintain a network of distribution centers located in the West, Midwest, South, and Northeast close to our customer base to provide quick delivery. The majority of our pulp products are delivered to our customers’ paper mills.

Our sales force is organized around our sales channels. We maintain an active dialogue with all of our major customers and track product performance and demand across grades. We have a team of sales representatives and marketing professionals organized into three major sales groups that correspond with our sales channels: direct sales support; support to brokers and merchants; and printer support.

Many of our customers provide us with forecasts of their paper needs, which allows us to plan our production runs in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Generally, our sales agreements do not extend beyond the calendar year. Typically, our sales agreements provide for semiannual price adjustments based on market price movements.

Part of our strategy is to continually reduce the cost to serve our customer base through e-commerce initiatives which allow for simplified ordering, tracking, and invoicing. In 2013, orders totaling $196.0 million, or approximately 17% of our total paper sales, were placed through our online ordering platforms. We are focused on further developing our technology platform and e-commerce capabilities.

Customers

We serve the catalog, magazine, insert, and commercial printing markets and have developed long-standing relationships with the premier North American retailers and catalog and magazine publishers. The length of our relationships with our top ten customers averages more than 20 years. Our largest customers, Quad/Graphics, Inc. and Central National-Gottesman, Inc. accounted for approximately 12% and 10%, respectively, of our net sales in 2013. Our key customers include leading magazine publishers such as Condé Nast Publications, Hearst Enterprises, and National Geographic Society; leading catalog producers such as Avon Products, Inc., Restoration Hardware, Inc. and Cornerstone Brands, Inc.; leading commercial printers such as Quad/Graphics, Inc. and RR Donnelley & Sons Company and leading paper merchants and brokers, such as A.T. Clayton & Co., xpedx, and Clifford Paper, Inc.

Our net sales, excluding pulp sales, by end-user segment for the year ended December 31, 2013, are illustrated below (dollars in millions):

Research and Development

The primary function of our research and development efforts is to work with customers in developing and modifying products to accommodate their evolving needs and to identify cost-saving opportunities within our operations.

Examples of our research and development efforts implemented over the past several years include:

•	lightweight grade No. 4 coated groundwood;

•	ultra-lightweight grade No. 5 coated groundwood; and

•	innovative and performance driven products for the flexible packaging, label, and specialty printing markets.

Intellectual Property

We have several patents and patent applications in the United States and various foreign countries. These patents and patent applications generally relate to various paper manufacturing methods and equipment which may become commercially viable in the future. We also have trademarks for our names, Verso® and Verso Paper®, as well as for our products such as Influence®, Velocity®, Liberty®, and Advocate®. In addition to the intellectual property that we own, we license a significant portion of the intellectual property used in our business on a perpetual, royalty-free, non-exclusive basis from International Paper.

Competition

Our business is highly competitive. A significant number of North American competitors produce coated papers, and several overseas manufacturers, principally from Europe, export to North America. We compete based on a number of factors, including:

•	price;

•	product availability;

•	product quality;

•	breadth of product offerings;

•	timeliness of product delivery; and

•	customer service.

Foreign competition in North America is also affected by the exchange rate of the U.S. dollar relative to other currencies, especially the euro, market prices in North America and other markets, worldwide supply and demand, and the cost of ocean-going freight.

While our product offering is broad in terms of grades produced (from ultra-lightweight coated groundwood offerings to heavier-weight coated freesheet products), we are focused on producing coated groundwood and coated freesheet in roll form. This strategy is driven by our alignment with catalog and magazine end-users which tend to purchase paper in roll form for use in long runs of web printing in order to minimize costs. Our principal competitors include NewPage Corporation, Resolute Forest Products, UPM-Kymmene Corporation, and Sappi Limited, all of which have North American operations. UPM and Sappi are headquartered overseas and also have overseas manufacturing facilities.

Properties

Our corporate headquarters is located in Memphis, Tennessee. We own three mills located in Maine and Michigan at which we operate eight paper machines. We own four hydroelectric dams, which provide hydroelectric power to our Androscoggin mill. We also own 14 woodyards for the purpose of storage and loading of forest products, and we lease two woodyards and a number of sales offices.

Our headquarters and material facilities are shown in the following table:

Location	Use	Owned/Leased
Memphis, Tennessee	corporate headquarters	leased
Jay (Androscoggin), Maine	paper mill/kraft pulp mill	owned
Bucksport, Maine	paper mill	owned
Quinnesec, Michigan	paper mill/kraft pulp mill	owned
West Chester, Ohio	sales, distribution, and customer service	leased

Employees

As of June 30, 2014, we had approximately 2,100 employees, of whom approximately 23% are unionized and approximately 72% are hourly employees. Employees at one of our three mills are represented by labor unions. As of March 31, 2014, three collective bargaining agreements with the labor unions at the Bucksport mill were in effect. Two of these agreements will expire on April 30, 2015, and the third agreement will expire on October 31, 2015. We have not experienced any work stoppages during the past several years. We believe that we have good relations with our employees.

Environmental and Other Governmental Regulations

We are subject to a wide range of federal, state, regional, and local general and industry specific environmental, health and safety laws and regulations, including the federal Water Pollution Control Act of 1972, or “Clean Water Act,” the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or “CERCLA,” the federal Occupational Safety and Health Act, and analogous state and local laws. Our operations also are subject to two regional regimes designed to address climate change, the Regional Greenhouse Gas Initiative in the northeastern United States and the Midwestern Greenhouse Gas Reduction Accord, and in the future we may be subject to additional federal, state, regional, local, or supranational legislation related to climate change and greenhouse gas controls. Among our activities subject to environmental regulation are the emissions of air pollutants, discharges of wastewater and stormwater, operation of dams, storage, treatment, and disposal of materials and waste, and remediation of soil, surface water and ground water contamination. Many environmental laws and regulations provide for substantial fines or penalties and criminal sanctions for any failure to comply. In addition, failure to comply with these laws and regulations could result in the interruption of our operations and, in some cases, facility shutdowns.

Certain of these environmental laws, such as CERCLA and analogous state laws, provide for strict liability, and under certain circumstances joint and several liability, for investigation and remediation of the release of hazardous substances into the environment, including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by or presently or formerly under the charge, management or control of an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. Under these environmental laws, a current or previous owner or operator of real property or a party formerly or previously in charge, management or control of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up that real property and for related damages to natural resources. We handle and dispose of wastes arising from our mill operations, including disposal at on-site landfills. We are required to maintain financial assurance (in the form of letters of credit and other similar instruments) for the expected cost of landfill closure and post-closure care. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our current or former paper mills or another location where we have disposed of, or arranged for the disposal of, wastes. We could be subject to potentially significant fines, penalties, criminal sanctions, plant shutdowns, or interruptions in operations for any failure to comply with applicable environmental, health and safety laws, regulations, and permits.

Compliance with environmental laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements and our permits. We incurred environmental capital expenditures of $0.9 million in 2013, $0.7 million in 2012, and $0.1 million in 2011, and we expect to incur additional environmental capital expenditures of approximately $7 million in 2014. We anticipate that environmental compliance will continue to require increased capital expenditures and operating expenses over time as environmental laws or regulations, or interpretations thereof, change or the nature of our operations require us to make significant additional capital expenditures.

Permits are required for the operation of our mills and related facilities. The permits are subject to renewal, modification, and revocation. We and others have the right to challenge our permit conditions through administrative and legal appeals and review processes. Governmental authorities have the power to enforce compliance with the permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Other parties also may have the right to pursue legal actions to enforce compliance with the permits.

VERSO STOCKHOLDERS

Security Ownership of Management and Certain Beneficial Owners

The following table provides information about the beneficial ownership of our common stock as of June 30, 2014, by each of our directors and named executive officers, all of our directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of June 30, 2014, there were 53,327,441 outstanding shares of our common stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding(1)
Directors and Named Executive Officers:
David J. Paterson(2,3,4)	509,211	*
Lyle J. Fellows(2,3,4)	423,445	*
Robert P. Mundy(2,3,4)	434,475	*
Michael A. Weinhold(2,3,4)	435,547	*
Peter H. Kesser(2,3,4,5)	380,393	*
Michael E. Ducey(2,3)	81,873	*
Thomas Gutierrez(2,3,4)	53,883	*
Scott M. Kleinman(2,3,6,7)	61,873	*
David W. Oskin(2,3)	61,873	*
Eric L. Press(2,3,4,7)	53,883	*
L.H. Puckett, Jr.(2,3)	219,871	*
Reed B. Rayman(2,3,7)	6,514	*
David B. Sambur(2,3,6,7)	61,870	*
All Directors and Executive Officers as a group (15 persons)(3,4,5,6,7)	3,170,414	5.8%
Other Stockholders:
Verso Paper Management LP(8)	36,147,188	67.8%

*	Less than 1% of the outstanding shares of our common stock.
(1)	“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of June 30, 2014, and that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is the sum of 53,327,441 shares of common stock (which is the number of shares of common stock outstanding as of June 30, 2014) and the shares of common stock that such person has the right to acquire as of June 30, 2014, and within 60 days thereafter. Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.
(2)	The address of Messrs. Paterson, Fellows, Mundy, Weinhold, Kesser, Ducey, Gutierrez, Oskin and Puckett is c/o Verso Paper Corp., 6775 Lenox Court, Suite 400, Memphis, Tennessee 38115-4436. The address of Messrs. Kleinman, Press, Rayman and Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.
(3)	The number of shares beneficially owned includes restricted shares of common stock granted to the following persons that are not vested as of June 30, 2014: Mr. Paterson—42,547 shares; Mr. Fellows—28,559 shares; Mr. Mundy—25,846 shares; Mr. Weinhold—25,830 shares; Mr. Kesser—24,284 shares; Mr. Ducey—22,406 shares; Mr. Gutierrez—22,406 shares; Mr. Kleinman—22,406 shares; Mr. Oskin—22,406 shares; Mr. Press—22,406 shares; Mr. Puckett—22,406 shares; Mr. Rayman—6,514 shares; Mr. Sambur—22,406 shares; and all directors and executive officers as a group—339,261 shares.

(4)	The number of shares beneficially owned includes shares of common stock that the following persons have the right to acquire as of June 30, 2014, and within 60 days thereafter by exercising stock options: Mr. Paterson—454,998 shares; Mr. Fellows—238,165 shares; Mr. Mundy—211,771 shares; Mr. Weinhold—212,776 shares; Mr. Kesser—178,333 shares; Mr. Gutierrez—15,200 shares; Mr. Press—15,200 shares; and all directors and executive officers as a group—1,550,318 shares.
(5)	The number of shares beneficially owned by Mr. Kesser includes 7,400 shares of common stock owned by his wife.
(6)	The number of shares beneficially owned includes shares of common stock owned by Verso Paper Management LP, which the following persons, as limited partners of Verso Paper Management LP, have the right to acquire as of June 30, 2014, by exchanging units representing limited partner interests in Verso Paper Management LP: Mr. Kleinman—23,190 shares; Mr. Sambur—23,187 shares; and all directors and executive officers as a group—46,377 shares.
(7)	Messrs. Kleinman, Press, Rayman and Sambur are associated with Apollo Management VI, L.P., and its affiliated investment managers. The number and percentage of shares shown do not include any shares beneficially owned by Apollo Management VI, L.P., or any of its affiliates, including shares held of record by Verso Paper Management LP. Messrs. Kleinman, Press, Rayman and Sambur expressly disclaim beneficial ownership of the shares owned by Verso Paper Management LP, except to the extent of any pecuniary interest therein.
(8)	All of the shares of common stock shown as beneficially owned by Verso Paper Management LP are held of record by Verso Paper Management LP. Verso Paper Investments LP is the general partner of Verso Paper Management LP. Verso Paper Investments Management LLC is the general partner of Verso Paper Investments LP. CMP Apollo LLC is the sole and managing member of Verso Paper Investments Management LLC. Apollo Management VI, L.P., or “Management VI,” is the sole and managing member of CMP Apollo LLC. AIF VI Management, LLC, or “AIF VI LLC,” is the general partner of Management VI. Apollo Management, L.P., or “Apollo,” is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC, or “Apollo Management GP,” is the general partner of Apollo. Apollo Management Holdings, L.P., or “AMH,” is the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC, or “AMH GP,” is the general partner of AMH. Leon Black, Joshua Harris and Marc Rowan are the managers and executive officers of AMH GP, and as such may be deemed to have voting and dispositive control of the shares of common stock held by Verso Paper Management LP. Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP and Messrs. Black, Harris and Rowan each disclaims beneficial ownership of the shares held by Verso Paper Management LP, except to the extent of any pecuniary interest therein. The address of Verso Paper Management LP, Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP, and Messrs. Black, Harris and Rowan is c/o Apollo Management VI, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on our review of such Section 16(a) reports and written representations that our directors and executive officers have furnished to us, we believe that all reporting persons complied with all applicable Section 16(a) filing requirements during 2013.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and biographical descriptions provide information regarding our directors and executive officers.

Name	Age	Position(s)
David J. Paterson	59	President, Chief Executive Officer and Director
Lyle J. Fellows	58	Senior Vice President of Manufacturing and Energy
Robert P. Mundy	52	Senior Vice President and Chief Financial Officer
Michael A. Weinhold	49	Senior Vice President of Sales, Marketing and Product Development
Peter H. Kesser	56	Senior Vice President, General Counsel and Secretary
Kenneth D. Sawyer	58	Vice President of Human Resources
Benjamin Hinchman, IV	66	Vice President and Chief Information Officer
Michael E. Ducey	65	Director
Thomas Gutierrez	65	Director
Scott M. Kleinman	41	Director and Chairman of the Board
David W. Oskin	71	Director
Eric L. Press	48	Director
L.H. Puckett, Jr.	65	Director
Reed B. Rayman	28	Director
David B. Sambur	34	Director

Executive Officers

David J. Paterson

Mr. Paterson has been our President and Chief Executive Officer and a director of Verso since 2012. Information about Mr. Paterson appears below under the heading “Directors.”

Lyle J. Fellows

Mr. Fellows has been our Senior Vice President of Manufacturing and Energy since 2009 and was our Senior Vice President of Manufacturing from 2006 to 2009. Mr. Fellows previously worked at International Paper Company from 1981 to 2006, where he was Vice President of Manufacturing of the Coated and Supercalendered Papers Division from 2003 to 2006, manager of the pulp and paper mill in Courtland, Alabama, from 2001 to 2003, manager of the pulp and paper mill in Saillat, France, from 2000 to 2001, Manufacturing Director of the Arizona Chemical business in Europe from 1998 to 1999, and Technical Director of the White Papers business in Europe from 1994 to 1997. He also served in various manufacturing positions at the pulp and paper mill in Pine Bluff, Arkansas, from 1981 to 1994.

Robert P. Mundy

Mr. Mundy has been our Senior Vice President and Chief Financial Officer since 2006. Mr. Mundy previously worked at International Paper Company from 1983 to 2006, where he was Director of Finance of the Coated and Supercalendered Papers Division from 2002 to 2006, Director of Finance Projects from 2001 to 2002, Controller of Masonite Corporation from 1999 to 2001, and Controller of the Petroleum and Minerals business from 1996 to 1999. He also served in various business positions from 1983 to 1996, including company-wide SAP implementation, corporate internal audit, and manufacturing and operational finance at three pulp and paper mills.

Michael A. Weinhold

Mr. Weinhold has been our Senior Vice President of Sales, Marketing and Product Development since 2011 and was our Senior Vice President of Sales and Marketing from 2006 to 2011. He is responsible for our sales, marketing, supply chain, customer technical service, e-commerce, product development, product management and Nextier Solutions® functions. Mr. Weinhold previously worked at International Paper Company from 2000 to 2006, where he held various sales, marketing and management positions in the Coated and Supercalendered Papers Division, including Business Manager from 2004 to 2006, Business Manager of Sales and Marketing from 2003 to 2004, and Director of Marketing and Product Development from 2001 to 2003. He also held similar positions at Champion International Corporation from 1994 until it was acquired by International Paper Company in 2000.

Peter H. Kesser

Mr. Kesser has been our Senior Vice President, General Counsel and Secretary since 2012 and was our Vice President, General Counsel and Secretary from 2006 to 2012. During his legal career, Mr. Kesser has worked both as an attorney in major law firms and as the general counsel of publicly held companies. He has concentrated his practice in the areas of corporate, securities, mergers and acquisitions, and commercial law, plus he has had significant oversight responsibility for a wide variety of other legal matters such as antitrust, compliance, employee benefits, employment, energy, environmental, intellectual property, litigation and real estate. Prior to joining Verso, Mr. Kesser was an attorney and shareholder with Baker Donelson Bearman Caldwell & Berkowitz PC from 1999 to 2006. He was Vice President, Assistant General Counsel and Assistant Secretary of Promus Hotel Corporation, a premier lodging company, from 1998 to 1999. Mr. Kesser was Vice President, General Counsel and Secretary of Arcadian Corporation, a leading global nitrogen chemical producer, from 1993 to 1997. He began his legal career as an attorney with Bracewell & Patterson LLP (now named Bracewell & Giuliani LLP) from 1983 to 1992. Mr. Kesser is the former Chair of the Business Law section of the Tennessee Bar Association.

Kenneth D. Sawyer

Mr. Sawyer has been our Vice President of Human Resources since 2011. He previously worked at AbitibiBowater, Inc. (now named Resolute Forest Products Inc.), a producer of pulp, paper and wood products, from 2007 to 2010, where he was Director of Human Resources for all United States operations from 2009 to 2010, and Director of Human Resources for the Commercial Printing Papers Division in the United States, Canada and South Korea from 2007 to 2009. Mr. Sawyer worked at Bowater Incorporated, a manufacturer of pulp, paper and wood products, from 1999 to 2007, where he was Director of Process Improvement and Organization Effectiveness from 2006 to 2007, and Director of Human Resources of the Coated Papers Division from 1999 to 2006. Mr. Sawyer was Vice President of Human Resources of Dorsey Trailers, Inc., a transportation equipment manufacturer, from 1993 to 1999.

Benjamin Hinchman, IV

Mr. Hinchman has been our Vice President and Chief Information Officer since 2006. During his extensive career in the information technology field, he has implemented and managed information systems supporting manufacturing, quality control, research and development, sales, order fulfillment, distribution, warehousing, finance and e-commerce. Mr. Hinchman previously worked at International Paper Company from 1999 to 2006, where he was Director of Information Technology of the Coated and Supercalendered Papers Division in 2006, Director of Information Technology of the xpedx business from 2002 to 2006, and Director of Strategic Technologies from 1999 to 2001. Mr. Hinchman worked for Union Camp Corporation from 1995 to 1999, where he was Director of Information Services for the Fine Papers Division until its acquisition by International Paper Company. Mr. Hinchman previously worked in various other businesses, holding positions of increasing responsibility in information technology.

Directors

We believe that the members of our board of directors should have a range of skills, expertise, experience and diversity that enables them to provide sound guidance with respect to our business and operations. As discussed below, each of our directors has an established record of professional accomplishment and particular knowledge, qualifications, skills and experience that the board of directors considers important attributes for service on the board of directors.

The composition of our board of directors is balanced among four independent directors; four directors associated with Apollo Management VI, L.P., which manages funds that control Verso Paper Management LP, our largest stockholder; and one management director who serves as our President and Chief Executive Officer. That balance, to which each of our directors contributes, is important to us for the following reasons:

•	As independent directors, each of Messrs. Ducey, Gutierrez, Oskin and Puckett contributes an outside point of view that we value for providing multiple perspectives to the board of directors’ oversight and direction and for facilitating objectivity in the board’s decision-making process.

•	Because of their association with Apollo Management VI, L.P., each of Messrs. Kleinman, Press, Rayman and Sambur is particularly attuned to strategic, financial and other considerations that may affect our stockholders’ investments in us.

•	Mr. Paterson, as our President and Chief Executive Officer, brings his knowledge of Verso and our industry, operations and business plans to the board of directors.

In addition, as indicated below, each of our directors has specific knowledge, experience and expertise relevant to serving as a director of Verso, and most of our directors have experience serving on boards of directors of other companies. Each director also has the following key attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and diversity of background, experience and thought.

Michael E. Ducey

Mr. Ducey has been a director of Verso since 2007 and a member and the chairman of the Audit Committee since 2008. He was President and Chief Executive Officer of Compass Minerals International, Inc., or “Compass,” a producer of salt and specialty fertilizers, from 2002 to 2006, and he remains a consultant to Compass. Mr. Ducey worked at Borden Chemical, Inc., a diversified chemical company, or “Borden,” from 1972 to 2002, where he held various management, sales, marketing, planning and commercial development positions, including President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999.

Mr. Ducey has been a director of Apollo Global Management, LLC, a leading global alternative investment manager, since 2011 and a director of HaloSource, Inc., a global producer of water purification and disinfecting technologies, since 2010. He previously was a director of TPC Group Inc., a producer of hydrocarbon derivatives, from 2009 to 2012; a director of Smurfit-Stone Container, Inc., a producer of corrugated containers, from 2010 to 2011; a director of UAP Holding Corp., the parent of United Agri Products, Inc., from 2006 to 2008; and a director of Compass from 2002 to 2006.

Mr. Ducey’s broad experience in manufacturing, strategic planning and management, gained from his lengthy career with Compass and Borden, is valuable to our board of directors. Mr. Ducey’s background in manufacturing provides experience with complex challenges and opportunities that are comparable to those that we sometimes face as a manufacturer, and his experiences as President and Chief Executive Officer of both Compass and Borden provide valuable insight on which he can draw while overseeing our management. In addition, Mr. Ducey’s service as a director of other companies augments his knowledge of effective corporate governance.

Thomas Gutierrez

Mr. Gutierrez has been a director of Verso since 2008 and a member of the Audit Committee since 2009. He has been President and Chief Executive Officer of GT Advanced Technologies Inc., a provider of specialized equipment, technology and services for the solar power industry, since 2009. Mr. Gutierrez was Chief Executive Officer of PhytoChem Pharmaceuticals, Inc., a development-stage pharmaceutical company, in 2009. He was Chief Executive Officer of Xerium Technologies Inc., a manufacturer of synthetic textiles and specialty roll covers used in the production of paper, from 2001 to 2008. Mr. Gutierrez was Chief Executive Officer of various business units of Invensys plc, a provider of technology used to monitor, control and automate processes, from 1995 to 2001. He was Chief Operating Officer of Pulse Engineering, Inc., a manufacturer of electronic components for telecommunications and power applications, from 1992 to 1994. Earlier in his career, Mr. Gutierrez held various management, technical and engineering positions with Pitney Bowes Inc., Franklin Computer Corporation, Motorola, Inc., and Digital Equipment Corporation.

Mr. Gutierrez has been a director of GT Advanced Technologies Inc. since 2009 and a director of PhytoChem Pharmaceuticals, Inc., since 2009. He previously was a director of Veeco Instruments Inc., a producer of process equipment for LED, solar and data storage manufacturers, from 2010 to 2011; a director of Comverge, Inc., a provider of clean energy alternatives, from 2009 to 2010; and a director of Xerium Technologies Inc. from 2001 to 2008.

Mr. Gutierrez’s extensive experience in various industries, including manufacturing, provides him with a breadth and depth of knowledge that informs his oversight of our organization as a director. His background of providing leadership, as the most senior executive and as a director, of various companies provides him with experience in guiding organizations through complex challenges and opportunities. In addition, from his many years of experience as the chief executive officer of large companies, Mr. Gutierrez has developed expertise in managing enterprises which enhances his oversight of our management and the guidance that he provides as our director. Finally, his service as a director of other companies enhances his knowledge of effective corporate governance.

Scott M. Kleinman

Mr. Kleinman has been a director and Chairman of the Board of Verso since 2006. He also has been a member and the chairman of the Compensation Committee and the Corporate Governance and Nominating Committee since 2008, and was a member and the chairman of the Audit Committee in 2008. Mr. Kleinman is the Lead Partner for Private Equity at Apollo Global Management, LLC, a leading global alternative investment manager, where he has worked since 1996. He previously was employed by Smith Barney Inc. in its Investment Banking division from 1994 to 1996.

Mr. Kleinman has been a director of Momentive Specialty Chemicals Inc., a producer of thermoset resins and other specialty chemicals, since 2014; a director of Taminco Corporation, a producer of alkylamines and derivatives, since 2011; and a director of Momentive Performance Materials Inc., a producer of silicone, quartz and ceramics materials, since 2010. He previously was a director of LyondellBasell Industries, N.V., a plastics, chemical and refining company, from 2010 to 2013; a director of Realogy Corporation, a provider of residential real estate and relocation services, from 2007 to 2013; and a director of Noranda Aluminum Holding Corporation, a manufacturer of aluminum products, from 2007 to 2011.

With significant experience in financing, analyzing, investing in and managing investments in public and private companies, Mr. Kleinman has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors and enhance his oversight and direction of us. In addition, Mr. Kleinman led the Apollo team that managed the acquisition of Verso’s business from International Paper Company in 2006, which provided him with unique knowledge of our industry, business and organization. Finally, Mr. Kleinman’s service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director and increases his knowledge of effective corporate governance.

David W. Oskin

Mr. Oskin has been a director of Verso since 2007. He also has been a member of the Audit Committee since 2008 and the Corporate Governance and Nominating Committee since 2008. Mr. Oskin has been President of Four Winds Ventures, LLC, a private investment company, since 2005. He previously worked for 29 years in the paper and forest products industries in various senior management, distribution, sales and marketing, quality management, human resources and other positions. Mr. Oskin spent most of his career with International Paper Company, where he worked initially from 1975 to 1991 and then again as an Executive Vice President from 1996 to 2003. Mr. Oskin was Managing Director and Chief Executive Officer of Carter Holt Harvey Limited, a forest products company based in New Zealand, from 1992 to 1995.

Mr. Oskin has been a director of Rayonier Inc., a forest products company, since 2009; a director of Samling Global Limited, a timber and forest products concern, since 2005; and a director of Big Earth Publishing LLC, a book and magazine publisher, since 2004. He previously was a director of Pacific Millennium Corporation, a packaging company, from 2003 to 2012 and a director of Goodman Global Inc., a heating, ventilation and air conditioning products manufacturer, from 2006 to 2008. Mr. Oskin was Chair of the Board of Trustees of Widener University from 2001 to 2009 and currently is the Chair Emeritus.

Mr. Oskin’s significant management experience with International Paper Company and Carter Holt Harvey Limited, in a wide range of areas such as distribution, sales and marketing, quality management, and human resources, and his service on the boards of directors of various companies in the paper and forest products industry, provide him with a substantial knowledge base on which he can draw in providing oversight and input as our director. In addition, Mr. Oskin’s current service with Big Earth Publishing LLC gives him experience in magazine and book publishing that is relevant to our sales and marketing efforts. Finally, Mr. Oskin’s service as a director of other companies augments his knowledge of effective corporate governance.

David J. Paterson

Mr. Paterson has been our President and Chief Executive Officer and a director of Verso since 2012. He previously was President and Chief Executive Officer of AbitibiBowater Inc. (now named Resolute Forest Products Inc.), a producer of pulp, paper and wood products, from 2007 to 2011. AbitibiBowater Inc. filed a voluntary Chapter 11 bankruptcy proceeding in 2009 from which it emerged in 2010. Mr. Paterson was Chairman, President and Chief Executive Officer of Bowater Incorporated during 2007 and President and Chief Executive Officer of Bowater Incorporated from 2006 to 2007. He worked in various executive and sales and marketing positions for Georgia-Pacific Corporation, a manufacturer of tissue, packaging, paper, building products and related chemicals, from 1987 to 2006, serving most recently as Executive Vice President of the Building Products division from 2003 to 2006, Executive Vice President of the Pulp and Paperboard division from 2001 to 2003, President of the Paper and Bleached Board division in 2001, and Senior Vice President of the Communication Papers division from 2000 to 2001.

Mr. Paterson has been a director of KiOr, Inc., a next-generation renewable fuels company, since 2012. He previously was a director of AbitibiBowater Inc. from 2007 to 2011 and a director of Bowater Incorporated from 2006 to 2007.

From his many years in the paper and forest products industry, Mr. Paterson has obtained a wealth of knowledge about industry matters of importance to us and experience in meeting many challenges presented by, and identifying and exploiting opportunities available in, our industry. His industry-specific knowledge and experience not only make him well suited to serve as our President and Chief Executive Officer, but also enhance discussions and decisions of our board of directors. In addition, as our President and Chief Executive Officer, Mr. Paterson is uniquely positioned as a director to contribute his in-depth knowledge of our organization and other matters relating to our business to board discussions and decision-making.

Eric L. Press

Mr. Press has been a director of Verso since 2009. He is a senior partner at Apollo Global Management, LLC, a leading global alternative investment manager, where he has worked since 1998 analyzing and overseeing Apollo’s investments in basic industries, financial services, lodging, leisure and entertainment companies. Mr. Press previously was an attorney with Wachtell, Lipton, Rosen & Katz from 1992 to 1998, concentrating his practice in mergers, acquisitions, restructurings and related financing transactions. Mr. Press was a consultant with The Boston Consulting Group from 1987 to 1989.

Mr. Press has been a director of Princimar Chemical Holdings, LLC and affiliated entities, a maritime shipping company, since 2013; a director of Apollo Commercial Real Estate Finance, Inc., a real estate investment trust, since 2009; a director of Caesars Entertainment Corporation, a gaming company, since 2008; a director of Noranda Aluminum Holding Corporation, a manufacturer of aluminum products, since 2007; a director of Prestige Cruise Holdings, Inc., a cruise company, since 2007; and a director of Affinion Group Holdings, Inc., and its subsidiary, Affinion Group Inc., a provider of marketing products and services, since 2005. He previously was a director of Athene Asset Management, LLC, a fixed annuity reinsurance company, from 2009 to 2014; a director of Metals USA Holding Corp., a metal service center and processor of metal components, from 2005 to 2013; a director of Innkeepers USA Trust, an owner of upscale extended-stay hotel properties, from 2007 to 2010; a director of Quality Distribution, Inc., a bulk tank truck network operator, from 2004 to 2008; a director of AEP Industries, a manufacturer of plastic packaging films, from 2004 to 2008; and a director of Wyndham International, Inc., a lodging company, in 2005.

Mr. Press’s extensive background in analyzing, financing and managing investments, and his prior background as an attorney specializing in mergers, acquisitions, restructurings and related financing transactions, provides him with considerable experience in identifying and analyzing operational, financial and management matters that affect investments. These skills are highly pertinent to his oversight of our business, financial performance and management. In addition, Mr. Press’s service as a director of other companies in a variety of industries provides him with a range of experience and enhances his knowledge of effective corporate governance.

L.H. Puckett, Jr.

Mr. Puckett has been a director of Verso since 2006 and was our President and Chief Executive Officer in 2006. He was Executive Vice President of Sales and Marketing at National Envelope Corporation in 2010 until the sale of substantially all of its assets as part of its voluntary Chapter 11 bankruptcy. Mr. Puckett previously worked at International Paper Company from 1999 to 2006, where he was Senior Vice President of the Coated and Supercalendered Papers Division from 2000 to 2006 and Vice President of the Commercial Printing and Imaging Papers businesses from 1999 to 2000. Mr. Puckett worked at Union Camp Corporation from 1974 to 1999 when it was acquired by International Paper Company, serving most recently as Senior Vice President of the Fine Papers business from 1998 to 1999.

Mr. Puckett brings to our board of directors considerable experience in the pulp and paper industry, including a combined seven years serving as the principal executive officer of Verso and our business when it was a division of International Paper Company. Mr. Puckett’s management experience provides him with an in-depth understanding of our industry, business and organization which is useful in providing guidance to our management. Mr. Puckett’s significant industry experience and in-depth knowledge of our business enhances his oversight of us and provides him with insight into matters of importance to our organization.

Reed B. Rayman

Mr. Rayman has been a director of Verso since March 2014. He is an associate at Apollo Global Management, LLC, a leading global alternative investment manager, where he has worked since 2010. Mr. Rayman previously was employed by Goldman, Sachs & Co. in both its Industrials Investment Banking and Principal Strategies groups from 2008 to 2010.

Mr. Rayman’s background in analyzing, financing and investing in companies provides him with expertise in identifying and analyzing operational, financial and management matters that affect investments. This knowledge enables Mr. Rayman to more successfully oversee our business, financial performance and management.

David B. Sambur

Mr. Sambur has been a director of Verso since 2008 and a member of the Compensation Committee since 2008. He also was a member of the Audit Committee from 2008 to 2009. Mr. Sambur is a partner at Apollo Global Management, LLC, a leading global alternative investment manager, where he has worked since 2004. Mr. Sambur previously was employed by Salomon Smith Barney Inc. in its Leveraged Finance group from 2002 to 2004.

Mr. Sambur has been a director of AP Gaming Holdco, Inc., a designer and manufacturer of gaming machines, since 2013; a director of Caesars Entertainment Corporation and Caesars Acquisition Company, affiliated gaming companies, since 2010 and 2013, respectively; a director of Momentive Performance Materials Inc., a producer of silicone, quartz and specialty ceramics materials, since 2010; and a director of Momentive Specialty Chemicals Inc., a producer of thermoset resins and other specialty chemicals, since 2010.

With experience in analyzing, financing and investing in public and private companies, Mr. Sambur has gained substantial expertise in strategic and financial matters which inform his contributions to our board of directors and contribute to his ability to conduct oversight of our business, financial performance and management. In addition, Mr. Sambur was a member of the Apollo team that managed the acquisition of Verso’s business from International Paper Company in 2006, which provided him with unique insight into our industry, business and organization. Finally, Mr. Sambur’s service on the boards of directors of other companies increases his knowledge of effective corporate governance.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Structure

Our board of directors consists of nine directors who are divided into three classes—Class I, Class II and Class III—with three directors each. The directors in each class serve for staggered three-year terms. Messrs. Gutierrez, Press and Puckett are Class I directors whose terms will expire at our 2015 Annual Meeting of Stockholders. Messrs. Oskin, Paterson and Rayman are Class II directors whose terms will expire at our 2016 Annual Meeting of Stockholders. Messrs. Ducey, Kleinman and Sambur are Class III directors whose terms will expire at our 2017 Annual Meeting of Stockholders.

Leadership Structure

The role of our Chairman of the Board is to lead and oversee the board of directors, including ensuring that the board of directors functions effectively and fulfills its responsibilities to Verso and our stockholders. The Chairman of the Board presides at meetings of the board of directors. The role of our Chief Executive Officer is to lead and manage Verso and serve as our primary liaison with the board of directors.

We do not have any policy that requires the roles of Chairman of the Board and Chief Executive Officer to be filled by separate individuals, nor do we have any policy that requires the Chairman of the Board to be selected from a particular group of directors such as non-employee directors or independent directors. The board of directors has the prerogative to adopt such a policy, but has not found it necessary to do so. Instead, the board of directors has the flexibility to determine who should serve as the Chairman of the Board, and whether the Chairman of the Board and the Chief Executive Officer should be separate individuals, in each case based on Verso’s needs. The board of directors makes its determination based on the criteria and considerations that it deems appropriate to provide suitable leadership for the board of directors and Verso. The positions of Chairman of the Board and Chief Executive Officer currently are held by different individuals. Our Chairman of the Board is Scott M. Kleinman, a non-employee director who is the Lead Partner for Private Equity at Apollo Global Management, LLC, and our Chief Executive Officer is David J. Paterson, who also serves as a director and our President.

We believe that our current leadership structure, in which the roles of Chairman of the Board and Chief Executive Officer are separated, is appropriate for Verso at this time. This structure enhances the board of directors’ oversight of management, because a non-employee Chairman of the Board is more likely to question management actions. The separation of roles also permits the Chairman of the Board to participate in non-management executive sessions of the board of directors, from which he would be excluded if he also were our Chief Executive Officer. Finally, this structure allows the Chief Executive Officer to focus his efforts on the job of leading and managing Verso on a daily basis.

Director Independence

The listing standards of the New York Stock Exchange, or “NYSE,” require that a listed company have a majority of independent directors. However, we are a “controlled company” as defined in the NYSE’s listing standards—i.e., a company of which more than 50% of the voting power is held by an individual, group or another company—and thus are not required by the NYSE to comply with the majority director independence requirement or to have a compensation committee and a nominating committee composed entirely of independent directors. Nonetheless, our board of directors has determined that four of our nine directors—Messrs. Ducey, Gutierrez, Oskin and Puckett—are independent under the NYSE’s listing standards. In making this determination, our board of directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE, as well as the additional independence requirements imposed by the SEC for audit committee members which are incorporated into the NYSE’s listing standards, and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as directors of us or, with respect to Mr. Ducey, an affiliate of Verso Paper Management LP, our largest stockholder.

Committees of the Board of Directors

Committee Overview

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each of which operates under a charter adopted by our board of directors. The charters of these committees are available for review in the “Governance” section of the “Our Company” page on our website at www.versopaper.com. The information on our website is not a part of this Proxy Statement.

The following table summarizes the committee structure of our board of directors.

Director	Independent	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee
Michael E. Ducey	•	•	*
Thomas Gutierrez	•	•
Scott M. Kleinman				•	*	•	*
David W. Oskin	•	•				•
David J. Paterson
Eric L. Press
L.H. Puckett, Jr.	•
Reed B. Rayman				•
David B. Sambur				•

*	Chair of the committee.

Audit Committee

The purposes of the Audit Committee are to assist our board of directors in fulfilling its responsibilities regarding—

•	the integrity of our financial statements and other financial information provided to our stockholders and other relevant parties;

•	the performance of our internal accounting and financial controls;

•	our system of internal control;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the function of our internal audit department; and

•	our process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

Each director serving on the Audit Committee—Messrs. Ducey, Gutierrez and Oskin—is independent under the NYSE’s and SEC’s rules, satisfies the NYSE’s requirements of being financially literate and possessing accounting or related financial management expertise, and qualifies as an audit committee financial expert under the SEC’s rules.

Compensation Committee

The purposes of the Compensation Committee are to assist our board of directors in fulfilling its responsibilities regarding—

•	review and approval of our compensation philosophy and objectives for our executive officers;

•	review and approval of the performance goals and objectives relevant to the compensation of our executive officers;

•	review and approval of the compensation of our executive officers; and

•	acting as administrator as may be required by our incentive compensation and equity-related plans in which our executive officers may be participants.

Corporate Governance and Nominating Committee

The purposes of the Corporate Governance and Nominating Committee are to assist our board of directors in fulfilling its responsibilities regarding—

•	identification of qualified candidates to become our directors, consistent with criteria approved by our board of directors;

•	selection of nominees for election as directors at meetings of our stockholders at which directors are to be elected;

•	selection of candidates to fill vacancies and newly created directorships on our board of directors;

•	identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	development and recommendation to our board of directors of guidelines setting forth corporate governance principles applicable to us; and

•	oversight of the evaluation of our board of directors and management.

Nomination and Evaluation of Director Candidates

Our board of directors will consider nominating all potential candidates for election as directors who are recommended by our stockholders or board of directors, provided that the recommendation complies with the relevant requirements of our bylaws. All recommendations of candidates for director must be made in accordance with the provisions of Article II, Section 13 of our bylaws, which sets forth requirements concerning the information to be provided about the candidate and the timing for the submission of the recommendation. Any stockholder who desires to recommend a candidate for nomination as a director should send the nomination to Corporate Governance and Nominating Committee, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Our Corporate Governance and Nominating Committee screens every potential director candidate in the same manner, regardless of the source of his or her recommendation. Each director candidate must possess fundamental qualities of intelligence, honesty and strong ethics and standards of integrity, fairness and responsibility. In further evaluating the suitability of director candidates (both new candidates and current directors), the Corporate Governance and Nominating Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the candidate’s—

•	business judgment and ability to make independent analytical inquiries;

•	understanding of manufacturing, sales, marketing, product development, finance and other elements relevant to our success in a competitive business environment;

•	professional background, including experience as a director of a public company and as an officer or former officer of a public company;

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level; and

•	educational background, including academic expertise in an area of our operations.

The Corporate Governance and Nominating Committee and our board of directors also evaluate each director candidate in the context of our board of directors as a whole, with the objective of assembling a group of directors who can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee and our board of directors also consider the director’s past attendance at meetings of our board of directors, the director’s participation in and contributions to the activities of our board of directors, and the results of the most recent board of directors evaluation. Notwithstanding the foregoing criteria, if we are legally required, by contract or otherwise, to permit a party to designate one or more directors to be elected or appointed to our board of directors (e.g., pursuant to rights contained in a certificate of designation of a class of preferred stock), then the nomination or appointment of such directors will be governed by those requirements.

We do not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the board of directors, but the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse group of directors and takes diversity considerations into account when identifying director candidates. The Corporate Governance and Nominating Committee considers diversity in the broadest context, including the familiar diversity concepts of race, national origin, gender, etc., as well as diversity of professional experience, employment history, and experience on other boards of directors and as management of other companies.

Nominees for Election as Class III Directors

Our board of directors has nominated Messrs. Ducey, Kleinman and Sambur for election as Class III directors at the 2014 Annual Meeting of Stockholders. Each nominee is an incumbent director. Mr. Ducey is a member and the chair of our Audit Committee. Mr. Kleinman is a member and the chair of both our Compensation Committee and our Corporate Governance and Nominating Committee. Mr. Sambur is a member of our Compensation Committee.

Director Attendance at Board of Directors and Committee Meetings

The board of directors and the Audit Committee hold meetings on at least a quarterly basis, and the Compensation Committee and the Corporate Governance and Nominating Committee hold meetings as necessary or appropriate. At times, the board of directors and its committees also act by written consent in lieu of formal meetings. In 2013, the board of directors met six times and acted by written consent four times; the Audit Committee met four times and acted by written consent one time; the Compensation Committee acted by written consent five times; and the Corporate Governance and Nominating Committee acted by written consent one time. In 2013, each director attended all of the meetings of the board of directors and the committees on which he served, except that Thomas Gutierrez, Eric L. Press and Jordan C. Zaken, a former director of Verso who resigned on March 19, 2014, each was absent from two board of directors meetings.

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines require our non-management directors to meet in executive session without management present at least two times per year. In 2013, our non-management directors held four executive sessions. The presiding director at the executive sessions is Mr. Oskin or, in his absence, a director selected by a majority vote of the non-management directors present. Executive sessions are of no fixed duration, and our non-management directors are encouraged to raise and discuss any issues of concern.

Director Attendance at Stockholders Meetings

We do not maintain a formal policy regarding director attendance at our annual stockholders meetings. One director attended our 2013 Annual Meeting of Stockholders.

Communications with Directors

Any interested party wishing to communicate with our board of directors, our non-management directors, or a specific director may do so by delivering the written communication in person or mailing it to Board of Directors, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115 4436. Communications will be distributed to specific directors as directed in the communication. If addressed generally to the board of directors, communications may be distributed to specific members of the board of directors as appropriate, depending on the topic of the communication. For example, if a communication relates to accounting, internal controls or auditing matters, unless otherwise specified, the communication will be forwarded to the chair of the Audit Committee. From time to time, the board of directors may change the process by which stockholders and others may communicate with the board of directors or its members. Please refer to our website for any change in this process.

Corporate Governance

General

In furtherance of our board of directors’ goals of providing effective governance of our business and affairs for the long-term benefit of our stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, our board of directors has adopted the following corporate governance measures:

•	Corporate Governance Guidelines

•	Charters for our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee

•	Code of Conduct

•	Whistleblower Policy

Each of these documents is available, free of charge, in print to any stockholder who requests it and in the “Governance” section of the “Our Company” page on our website at www.versopaper.com. The information on our website is not a part of this joint proxy and information statement/prospectus.

Corporate Governance Guidelines

The Corporate Governance Guidelines set forth the framework within which the board of directors conducts its business. The Corporate Governance Guidelines are intended to assist our board of directors in the exercise of its responsibilities and to serve the interests of Verso and our stockholders. The Corporate Governance Guidelines set forth guiding principles on matters such as—

•	size of the board of directors;

•	director independence;

•	meetings of non-management directors;

•	director qualifications;

•	matters potentially affecting directors’ service on our board of directors, such as serving as directors or audit committee members of other public companies and the impact on management directors of changes in their employment with us;

•	director responsibilities;

•	director compensation;

•	director access to executive management and independent advisors;

•	meetings of the board of directors and its committees, including matters such as meeting frequency and attendance; and

•	board of directors participation in the development of management leadership.

Code of Conduct

Our Code of Conduct is a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses topics such as:

•	ethical business conduct;

•	compliance with legal requirements;

•	confidentiality of our business information;

•	use of our property;

•	avoidance of conflicts of interest;

•	conduct of our accounting operations, preparation of financial reports, and making of public disclosures; and

•	reporting of any violation of law or the Code of Conduct, unethical behavior, improper or questionable accounting or auditing, or inaccuracy in our financial reports or other public disclosures.

Our employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Any such report may be made anonymously. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our website.

Whistleblower Policy

The Audit Committee has adopted a Whistleblower Policy that governs the receipt, retention and treatment of complaints received by us regarding accounting, internal controls, auditing matters and questionable financial practices. The Whistleblower Policy is designed to protect the confidential, anonymous submission by our employees of any concerns that they may have regarding questionable accounting or auditing matters. The Whistleblower Policy permits the reporting of those concerns by various means, including email, letter, telephone or a confidential hotline managed by an independent third-party vendor. Complaints will be reviewed under the Audit Committee’s direction, with oversight by our General Counsel, Internal Audit Manager, or such other persons as the Audit Committee or the General Counsel determines to be appropriate.

Policy Relating to Related-Person Transactions

Our board of directors’ policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by our Audit Committee, regardless of the dollar amount of the transaction. Since January 1, 2013, no transaction between us and any related person has been reviewed or approved.

Transactions with Related Persons

We have not conducted any reportable transaction with any related person since January 1, 2013.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or the Compensation Committee. No person who served as a member of our Compensation Committee during 2013 was, at any time in 2013, also a current or former officer or employee of Verso. Each member of our Compensation Committee is a partner or associate at Apollo Global Management, LLC, and we have engaged in transactions in which Apollo and various of its affiliates are related persons. For more information, please refer to “Transactions with Related Persons” in this joint proxy and information statement/prospectus.

Board of Directors’ Role in Risk Oversight

Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Our board of directors believes that an effective risk management system will timely identify the material risks that we face, communicate necessary information with respect to material risks to our senior executives and, as appropriate, to the board of directors or its relevant committee, implement appropriate and responsive risk management strategies, and integrate risk management into our decision-making.

Our management has primary responsibility for risk management, including monitoring, identifying and addressing the risks facing Verso and bringing such risks that may be material to the attention of our board of directors or its appropriate committee. Our board of directors also encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and operations.

Our board of directors is generally responsible for risk oversight. It has full access to our management so that it can maintain open and regular communication that allows it to perform its oversight function and that facilitates identifying, analyzing and addressing risks. Our board of directors and its committees also serve a risk-control function by providing, through oversight of our management, checks and balances on our management’s actions.

Each committee of our board of directors has a high-level monitoring role with regard to risks associated with the matters that such committee oversees pursuant to its charter. As appropriate, a committee may identify specific risks to examine in detail, so that it may better evaluate and address those risks.

The Audit Committee is charged with responsibility for specific areas of risk under its charter, including the integrity of our financial statements, our system of internal controls, the performance of our internal audit department, the independence of our independent accountants, and our process for complying with financial, legal and regulatory requirements.

The Compensation Committee monitors risks associated with our compensation philosophy, objectives, plans, arrangements and agreements. The Compensation Committee’s role with regard to risk management in these areas is not specifically delineated in its charter or any policy. Rather, the Compensation Committee is attuned to the risks inherent in compensation matters, especially financial incentives, and it considers these risks (including whether incentives encourage excessive risk-taking) as it determines appropriate in making decisions concerning compensation matters.

The Corporate Governance and Nominating Committee has responsibility for several areas that entail potential risk to Verso, including corporate governance, oversight of the board of directors and its effective functioning, and director qualifications. In performing its duties in these areas, the Corporate Governance and Nominating Committee addresses the potential risks that would be associated with poor corporate governance, ineffective board functioning, or unqualified directors.

Each committee of the board of directors has the discretion and flexibility, within the guidelines specified in its charter, to determine the best means to carry out its oversight responsibilities concerning risk. If a committee determines it to be appropriate, the committee, or a representative designated by the committee, will discuss risk-related issues with our management, other internal personnel and third parties, and, if needed, will engage experts and consultants to assist with any review, analysis or investigation related to a particular area of risk. If a committee determines that it is appropriate to review and evaluate an identified risk, the committee will report its findings and recommendations to the board of directors. Our board of directors ultimately is responsible for the adoption of any such recommendations.

The role that our board of directors and its committees plays in risk oversight does not have an impact on the leadership structure of our board of directors. However, we believe that having different individuals serve as our Chairman of the Board and our Chief Executive Officer facilitates risk oversight by providing the board of directors with leadership that is independent from management.

AUDIT COMMITTEE REPORT

Management is responsible for Verso’s internal controls and financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. Deloitte & Touche LLP, an independent registered public accounting firm, is responsible for performing independent audits of our consolidated financial statements and report on internal control in accordance with the standards of the Public Company Accounting Oversight Board and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the independent audits of our consolidated financial statements over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2013. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board (ISB) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires our independent registered public accounting firm to disclose in writing to the Audit Committee all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche LLP its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence. The Audit Committee also received and reviewed a report by Deloitte & Touche LLP outlining communications required by NYSE listing standards (1) reviewing the firm’s internal quality control procedures; (2) describing any material issue raised by (a) the most recent internal quality control review of the firm, (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (3) assessing Deloitte & Touche LLP’s independence, including all relationships between Deloitte & Touche LLP and us.

Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of Deloitte & Touche LLP dated March 5, 2014, regarding our audited consolidated financial statements as of and for the year ended December 31, 2013, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013, that was filed with the SEC.

The foregoing report is provided by the members of the Audit Committee of the board of directors.

Michael E. Ducey (Chair)

Thomas Gutierrez

David W. Oskin

AUDIT AND NON-AUDIT SERVICES AND FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Audit Committee’s charter, to help ensure the independence of our independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee approved and retained Deloitte & Touche LLP to audit our consolidated financial statements for 2014 and provide other auditing and audit-related services in 2014. The Audit Committee reviewed all services provided by Deloitte & Touche LLP in 2013 and concluded that the services provided were compatible with maintaining its independence in the conduct of its auditing functions.

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for audit and audit-related services provided to us and our subsidiaries in 2013 and 2012.

Fees	2013	2012
Audit Fees	$1,215,000	$1,372,000
Audit-Related Fees	186,000	140,000

Total	$1,401,000	$1,512,000

Audit Fees

“Audit fees” are the fees that Deloitte & Touche LLP billed us with respect to 2013 and 2012 for auditing our annual financial statements and reviewing our interim financial statements included in our annual and quarterly reports.

Audit-Related Fees

“Audit-related fees” are the fees that Deloitte & Touche LLP billed us with respect to 2013 and 2012 for services related to their audit or review of our financial statements, including compliance attestation and other procedures performed in both years in connection with debt issuances by certain of our subsidiaries.

Tax Fees

Deloitte & Touche LLP did not bill us any fees for tax services in 2013 or 2012.

All Other Fees

Deloitte & Touche LLP did not bill us any fees for services in 2013 or 2012 not included in the above table.

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee have reviewed and discussed with Verso’s management the Compensation Discussion and Analysis set forth below. Based on such review and their discussions with management and such other matters as the Compensation Committee has deemed relevant and appropriate, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this joint proxy and information statement/prospectus.

The foregoing report is provided by the members of the Compensation Committee of the board of directors.

Scott M. Kleinman (Chair)

Reed B. Rayman

David B. Sambur

COMPENSATION DISCUSSION AND ANALYSIS

Summary

Our compensation philosophy is that compensation should serve to attract and retain talented employees and encourage job performance by them that enhances our operational and financial performance and stockholder value. Accordingly, we design our compensation programs for our executive officers, including our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, or collectively our “named executive officers,” with the overall objectives of encouraging them to be committed to us, strive to achieve outstanding operational and financial performance by us, and create value for our stockholders. To effect this compensation philosophy, we have designed our compensation programs for executive officers along these guidelines:

•	Annual base salaries should be competitive with the marketplace average and create a measure of financial security.

•	Compensation should consist of a combination of variable annual and long-term incentive compensation that stresses the achievement of short-term and long-term performance objectives and provides the opportunity to earn more than the marketplace average for performance that exceeds targeted levels.

•	Compensation should permit outstanding individual achievements to be recognized and rewarded.

•	Incentive compensation opportunities should be targeted at levels that are competitive with those of our peer group companies.

•	Compensation should take into account internal pay equity that appropriately reflects the respective positions held by our executive officers.

•	Long-term compensation should include an equity component.

Our compensation philosophy and guidelines drive the specific elements of compensation that we provide to our executive officers, including the named executive officers, as well as our decisions concerning the mix of elements that comprise each person’s compensation package. The following table lists the elements of compensation that we provide to our executive officers and indicates the specific objectives that each element of compensation is intended to achieve. How we design these elements of compensation to fit within our compensation philosophy and guidelines is discussed in more detail in “Compensation Discussion and Analysis—Elements of Executive Compensation.”

Element of Compensation	Type of Compensation	Primary Objectives
Base Salary 2013 Verso Incentive Plan	Fixed cash payment Annual, performance-based cash incentive award	Attract and retain executive talent Encourage achievement of objectives that enhance operational and financial performance and stockholder value Attract and retain executive talent

2012 Bonus Plan	Annual or long-term, performance- based cash incentive award	Encourage achievement of objectives that enhance operational and financial performance and stockholder value Attract and retain executive talent

Discretionary Bonus	Cash bonus	Recognize and reward superior job performance

Element of Compensation	Type of Compensation	Primary Objectives
Amended and Restated 2012 Executive Long-Term Incentive Program	Long-term cash retention award	Retain and motivate executive talent

Amended and Restated 2008 Incentive Award Plan	Long-term, performance-based or service-based equity incentive awards consisting of stock options and restricted stock

Encourage achievement of objectives that enhance operational and financial performance and stockholder value

Align interests of our executive officers with those of our stockholders

Attract and retain executive talent

Retirement Benefits:		Attract and retain executive talent

Retirement Savings Plan	Tax-qualified, 401(k) defined contribution plan

Supplemental Salary Retirement Program	Tax-qualified defined contribution program implemented under Retirement Savings Plan

Deferred Compensation Plan	Nonqualified defined contribution plan

Executive Retirement Program	Nonqualified defined contribution program implemented under Deferred Compensation Plan

Insurance and Fringe Benefits:		Attract and retain executive talent

Group medical, dental, life and other insurance plans	Insurance coverage for employees and eligible dependents

Executive financial counseling policy	Payment of some costs of personal investment, estate planning, tax and other financial services

Severance Benefits:		Attract and retain executive talent

Severance policy	Termination allowance payable in cash upon certain terminations of employment

Employment agreement with chief executive officer	Benefits provided upon termination of employment in certain cases

CNC agreements with other executive officers	Benefits provided upon termination of employment in certain cases

We strive to set for each of our executive officers, including the named executive officers, an overall compensation package consisting of a base salary, incentive compensation and other benefits at competitive levels that allow us to retain our incumbent executive officers and attract new executive talent. Accordingly, for 2013 we attempted to set salaries, incentive compensation and other benefits for our executive officers that were generally in line with the salaries, incentive compensation and other benefits that we determined our peer group offers to executives based on the information set forth in the Compensation Surveys described in “Compensation Discussion and Analysis—Use of Peer Group Data.”

We did not change our executive compensation structure in 2013 significantly from the structure existing in 2012. However, we continued an ongoing process of reviewing and, as we determine to be appropriate, modifying various components of our executive compensation to better align the compensation that we provide for our executives with the compensation that other similar companies provide for their executives, which we have determined by reference to the information set forth in the Compensation Surveys. The compensation modifications that we have made to date are described in “Compensation Discussion and Analysis—Elements of Executive Compensation.”

At our 2011 Annual Meeting of Stockholders, our stockholders approved, on a non-binding, advisory basis, the compensation of the named executive officers as described in our 2011 Proxy Statement. The directors serving on the Compensation Committee are associated with Verso Paper Management LP, our largest stockholder. Their decisions concerning executive compensation take into account the interests of our stockholders and the potential impact of compensation decisions on the value of Verso to our stockholders, but without specifically basing their decisions on the advisory stockholder approval of our 2010 executive compensation. At our 2014 Annual Meeting of Stockholders, our stockholders once again will vote, on a nonbinding, advisory basis, on a proposal to approve the compensation of the named executive officers as described in this joint proxy and information statement/prospectus.

Incentive Compensation

In 2013, we provided the following types of incentive compensation to our executive officers, including the named executive officers:

•	2013 Verso Incentive Plan—annual, performance-based incentive award opportunity designed to encourage the achievement of performance objectives capable of enhancing our operational and financial performance and stockholder value; and

•	Amended and Restated 2008 Incentive Award Plan—long-term equity incentive awards, consisting of restricted stock and stock options, which correlate a significant portion of our executive officers’ longterm compensation directly to the value of our stock.

In awarding incentive compensation for 2013 to our executive officers, we took into account their ownership of equity in us that was purchased or awarded in prior years. We discuss the incentive compensation that we awarded to our named executive officers in or for 2013 in “Compensation Discussion and Analysis—Elements of Executive Compensation—Verso Incentive Plan” and “—Amended and Restated 2008 Incentive Award Plan.” The incentive compensation awarded and payable to our named executive officers for 2013 is set forth in “Executive Compensation—Summary Compensation Table” and “—Grants of Plan-Based Awards.”

For 2013, our named executive officers received incentive compensation consisting of performance-based cash bonuses and equity incentive awards that accounted for approximately 50% of our chief executive officer’s total direct compensation and approximately 28% of our other named executive officers’ total direct compensation. As used in this joint proxy and information statement/prospectus, an executive officer’s “total direct compensation” means all of his compensation reported in the Summary Compensation table in “Executive Compensation” except for the compensation reported in the “All Other Compensation” column of the table.

We have not adopted a policy that would require, in the event of a restatement of our financial statements, any of our executive officers to reimburse us for any incentive compensation previously received by them. However, any awards granted under our 2012 Bonus Plan and our Amended and Restated 2008 Incentive Award Plan may be made subject to the provisions of any claw-back policy implemented by us.

Role of Compensation Committee and Management

The Compensation Committee has the primary authority and responsibility for determining our compensation philosophy and guidelines and designing our compensation programs for our executive officers, including the named executive officers. The Compensation Committee reviews and considers annually the performance of our Chief Executive Officer individually and our executive officers as a group. Based on that annual review and such other information as it deems relevant, and in line with our compensation philosophy and guidelines, the Compensation Committee determines the compensation for our Chief Executive Officer and recommends the compensation for all of our other executive officers for approval by our board of directors. Our Chief Executive Officer assists the Compensation Committee with establishing the compensation of our other executive officers by providing his performance evaluations and compensation recommendations to the Compensation Committee. Our executive officers participate in annual performance reviews with the Chief Executive Officer in which their job performance and contributions during the year are evaluated.

Use of Peer Group Data

We periodically review our compensation practices with reference to surveys conducted by compensation consulting firms. This data is integral to our decision-making regarding the appropriate levels of executive compensation, but we do not benchmark the components of our executive compensation against a specific group of companies or set compensation levels at designated percentiles of peer group compensation. Instead, we use survey data to provide reference points in establishing our compensation programs and to evaluate whether our compensation is at levels that will allow us to attract, retain and motivate our management. We determine, as part of that evaluation, the percentiles into which our compensation elements fall compared to the compensation information in the survey data, but we do not require that our compensation fall within certain percentiles, nor is the survey data determinative of the types or levels of compensation that we provide.

For our decisions with respect to 2013 executive compensation, we collected and reviewed compensation information from the following sources, which are referred to collectively as the “Compensation Surveys”:

•	2012 and 2013 compensation surveys that were commissioned by the Forest Products Industry Compensation Association, or the “2012 FPICA Survey” and the “2013 FPICA Survey,” respectively, and were conducted by Pearl Meyer Partners, which compiled compensation information from survey responses submitted by companies in the forest and paper products industry; and

•	a 2012-2013 compensation survey conducted by Mercer LLC, or the “Mercer Survey,” which compiled compensation information from survey responses submitted by companies in multiple industries, including the forest and paper products industry.

We reviewed the information that we obtained from the Compensation Surveys to determine how our executive compensation structure, including the types and levels of executive compensation, compared with those of the respondents to the Compensation Surveys. For purposes of our analysis, we categorized the survey respondents into various groups by size and industry, and we evaluated the compensation information in terms of overall compensation levels, the percentage mix of compensation components (including the balance between cash and equity compensation), and the distribution of compensation among the five most highly compensated executives as compared to each other. We also reviewed the compensation information in the 2012 FPICA Survey and the 2013 FPICA Survey to determine year-over-year trends in peer group compensation in the forest and paper products industry. In establishing the compensation of our executive officers, we structured the level and mix of compensation of each person based on his position and duties, with a view toward creating a compensation package that was competitive (especially as compared to the compensation provided by companies in our industry or similar in size to us) with the level and mix of compensation that the Compensation Surveys indicated was typically received by persons holding similar positions and/or having similar duties.

Set forth below is a list of the peer group members that participated in the 2013 FPICA Survey. The list does not include many manufacturing and other companies outside the forest and paper products industry that participated in the Mercer Survey.

Boise Cascade, LLC	Nippon Paper Industries
Boise Inc.	Norbord Inc.
Buckeye Technologies Inc.	Norbord Industries, Inc.
Caraustar Industries, Inc.	Packaging Corporation of America
Cascade Tissues Group	Potlatch Corporation
Clearwater Paper Corporation	Plumb Creek Timber Company, Inc.
Deltic Timber Corporation	Resolute Forest Products Inc.
Domtar Corporation	Resource Management Service
Evergreen Packaging Inc.	Rock-Tenn Company
Graphic Packaging International, Inc.	Roseburg Forest Products Co.
Green Diamond Resource	Rayonier, Inc.
Hancock Forest Management Inc.	Sappi Fine Paper North America
Hood Industries, Inc.	SCA Americas, Inc.
Interfor Pacific, Inc.	Simpson Investment Company
International Paper Company	Stimson Lumber Company
KapStone Paper and Packaging Corporation	Swanson Group, Inc.
Longview Fibre Company	SP Fiber Technologies
Louisiana-Pacific Corporation	Timber Products Company
MeadWestvaco Corporation	UPM-Kymmene, Inc.
Mendocino Forest Products Company, LLC	West Fraser Timber Co. Ltd.
NewPage Corporation	The Westervelt Company

Elements of Executive Compensation

In this section, we provide detailed information about the elements of compensation for our executive officers, including the named executive officers. See “Compensation Discussion and Analysis—Summary” for a list and summary of these compensation elements.

Base Salary

We determine the base salaries of our executive officers based on their positions and responsibilities. In doing so, we take into account the base salary ranges for comparable positions and positions with similar responsibilities as reported in the Compensation Surveys. We intend the base salaries of our executive officers to be competitive with the market average for base salaries within our peer group in order to allow us to effectively attract and retain talented executive officers.

Typically, no later than April of each year, we review and make appropriate adjustments in the base salaries of our executive officers. Effective as of April 1, 2013, we increased the base salaries of our named executive officers as follows: Mr. Paterson—from $625,000 to $643,750; Mr. Fellows—from $369,513 to $380,598; Mr. Mundy—from $351,457 to $362,000; Mr. Weinhold—from $336,362 to $346,453; and Mr. Kesser—from $290,721 to $299,442. In determining the amounts by which to increase the base salaries of our named executive officers, we evaluated each person’s position and functional responsibilities, considered the person’s performance and contributions in 2012, reviewed the person’s base salary in comparison to the base salaries of similar positions with similar functional responsibilities as shown in the Compensation Surveys, compared the person’s base salary to those of our other executive officers for internal equity purposes, and considered Verso’s financial position and our resources available for compensation purposes. We took these factors into account in developing 2013 base salaries that we believe are appropriate for our named executive officers and are competitive for executive talent.

2013 Verso Incentive Plan

The 2013 Verso Incentive Plan, or “2013 VIP,” provides for our executives and other key employees to receive an annual incentive award opportunity based on our operational and financial performance in 2013. The 2013 VIP entails the quantitative measurement of our actual performance against a series of operational and financial performance objectives established at the beginning of 2013. It also involves a qualitative assessment of the contributions of each person and his or her department or functional group to the achievement of our performance objectives. The 2013 VIP is designed to motivate the participants toward higher achievement that leads to outstanding business results for us. The 2013 VIP, which is a sub-plan of our 2012 Bonus Plan as it relates to our executive officers, is administered by the Compensation Committee.

In March 2013, the Compensation Committee approved and adopted the 2013 VIP. The 2013 VIP sets forth our performance objectives for 2013, the relative weighting of the performance objectives against each other, the threshold, target and maximum achievement levels of our performance objectives, and the funding associated with achieving the performance objectives at the various achievement levels. In establishing the performance objectives, their relative weighting, and their achievement levels, the Compensation Committee considered information provided by management concerning our operational and financial goals for 2013, with the purpose of reflecting those goals in the 2013 VIP. In establishing the funding levels, the Compensation Committee considered the other incentive compensation provided to our executive officers and senior managers, with the aim of establishing total incentive compensation that was competitive but not excessive. Taking these matters into consideration, the Compensation Committee approved the elements of the 2013 VIP as shown in the following table.

Performance Objective	Relative Weighting	Potential Achievement Levels		Funding Level
Adjusted EBITDA(1)	22.5%	Threshold:	$113 million	70%
		Target:	$151 million	100%
		Maximum:	$181 million	200%
Total Sales Volume(2)	5.0%	Threshold:	1,632,000 tons	70%
		Target:	1,674,000 tons	100%
		Maximum:	1,717,000 tons	200%
Subtotal Ops(3)	12.5%	Threshold:	$34 million	70%
		Target:	$40 million	100%
		Maximum:	$47 million	200%
Cash Flow(4)	5.0%	Threshold:	-$13 million	70%
		Target:	-$7 million	100%
		Maximum:	$1 million	200%
Credit as Percentage of Adjusted Gross Sales(5)	5.0%	Threshold:	0.4%	70%
		Target:	0.3%	100%
		Maximum:	0.2%	200%

(1)	Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization, adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities.
(2)	Total Sales Volume is the total volume, measured in tons, of the products that we sold in 2013.
(3)	Subtotal Ops is the net year-over-year change, measured in dollars, of improvements (i.e., increases in productivity and decreases in costs) in various areas of our operations that we identified for improvement in 2013.
(4)	Cash Flow is the difference between our cash balances at December 31, 2012, and December 31, 2013.

(5)	Credits as Percentage of Adjusted Gross Sales is the total dollar amount of the credits that we gave to customers for product quality issues in 2013 as a percentage of the total dollar amount of our sales in 2013.

Under the 2013 VIP, the total amount of incentive awards for all participants, or the “incentive pool,” is determined initially by adding together the dollar amounts attributable to each participant’s target-level incentive award. A participant’s target-level incentive award is the dollar equivalent of a specified percentage of the participant’s base salary. The total dollar amount resulting from this exercise represents the amount of the incentive pool at the “target” achievement level of performance, which also is referred to as the “target-level incentive pool.” If the incentive pool were to be funded at the “threshold” achievement level, the amount of the incentive pool would be equal to 70% of the target-level incentive pool. If, on the other hand, the incentive pool were to be funded at the “maximum” achievement level, the amount of the incentive pool would be equal to 200% of the target-level incentive pool. For 2013, the threshold, target and maximum funding levels of the incentive pool were approximately $6.0 million, $8.6 million and $17.2 million, respectively.

After determining the target-level incentive pool, the next step in determining the funding of the incentive pool is to consider the levels of achievement of Verso’s performance objectives. The extent to which group/ individual performance objectives are achieved does not affect the funding of the incentive pool; instead, insofar as incentive pool funding is concerned, the aggregate achievement level of the group/individual performance objectives is deemed to vary symmetrically with the aggregate achievement level of Verso’s performance objectives. After year-end, we calculate the achievement level and factor in the relative weighting of each of our performance objectives. By way of illustration, if we had achieved the Adjusted EBITDA performance objective at the threshold level of achievement, then 70% of 22.5%, or a net of 15.75%, of the target-level incentive pool would have been funded. For any performance objective that is achieved at a level between the threshold and target achievement levels or between the target and maximum achievement levels, we use linear interpolation to determine the appropriate incentive pool funding percentage attributable to such performance objective. This methodology is used to determine the incentive pool funding percentage attributable to the achievement of each of our performance objectives, and the results are added together. Next, by virtue of the 50% weighting of both Verso’s performance objectives and the group/individual performance objectives, the total incentive pool funding percentage is determined by multiplying by two the cumulative funding percentage attributable to the achievement of Verso’s performance objectives. Then, the actual amount of the incentive pool is determined by multiplying the total incentive pool funding percentage by the amount of the target-level incentive pool. Finally, the Compensation Committee may exercise its discretion to increase or decrease the amount of the incentive pool to take into account extraordinary or unforeseen events and circumstances that affected our operational and financial performance during the year.

In February 2014, the Compensation Committee, applying the methodology set forth in the 2013 VIP, funded the incentive pool at approximately $8.4 million, representing a funding percentage of approximately 82% of the target-level incentive pool. The Compensation Committee determined the funding of the incentive pool based on the following actual levels of achievement of Verso’s performance objectives as set forth in the 2013 VIP:

Performance Objective	Relative Weighting	Actual Achievement Levels	Funding Level
Adjusted EBITDA	22.5%	$130 million	83%
Total Sales Volume	5.0%	1,690,877 tons	137%
Subtotal Ops	12.5%	$36.3 million	84%
Cash Flow	5.0%	-$53 million	—
Credit as Percentage of Adjusted Gross Sales	5.0%	0.31%	97%

			82%

The amount of a participant’s incentive award under the 2013 VIP is determined by reference to his or her target-level incentive award percentage. A participant’s target-level incentive award percentage is the percentage of his or her base salary that the participant would receive as an incentive award under the 2013 VIP in the event that the incentive pool were to be funded at the target level of 100%. The target-level incentive award percentages range from 15% to 100% of a participant’s base salary at the end of the year, depending on the participant’s employment grade level with us. The target-level incentive award percentages of our named executive officers are 100% of base salary for Mr. Paterson, 80% of base salary for Mr. Fellows, and 75% of base salary for Messrs. Mundy, Weinhold and Kesser. The target-level incentive award percentages reflect our assessment of a participant’s ability, considering his or her position with us, to affect our operational and financial performance. They also take into account the other compensation to which a participant is entitled, the market average compensation for his or her position, and, in the case of Mr. Paterson, the relevant provisions of his employment agreement with us.

The amount of a participant’s incentive award under the 2013 VIP can be affected by the level of achievement of his or her group/individual performance objectives. A participant’s group/individual performance objectives, which are established at the beginning of the year in consultation with his or her supervisor, are intended to be linked to and supportive of the achievement of our performance objectives. The requirement to develop group/individual performance objectives applies to all participants in the 2013 VIP other than our chief executive officer. Accordingly, our named executive officers other than Mr. Paterson developed their group/individual performance objectives in early 2013, and Mr. Paterson reviewed and assessed their level of achievement of such objectives in early 2014. While the Compensation Committee has the discretion to make adjustments to a participant’s incentive award to take into account extraordinary or unforeseen events and circumstances, Mr. Paterson did not recommend, and the Compensation Committee did not make, any adjustments in the 2013 VIP incentive awards payable to our named executive officers. With respect to Mr. Paterson, his 2013 VIP incentive award was based solely on the level of achievement of Verso’s performance objectives.

In summary, the incentive pool for the 2013 VIP was funded at approximately $8.4 million, representing a funding percentage of approximately 82% of the target-level incentive pool, and each of our named executive officers received 2013 VIP incentive awards equal to 82% of their respective target-level incentive awards. See the “Executive Compensation—Non-Equity Incentive Plan Compensation” column of the Summary Compensation table in “Executive Compensation” for more information about the 2013 VIP incentive awards paid to our named executive officers.

2012 Bonus Plan

The 2012 Bonus Plan was authorized, approved and adopted by our board of directors on March 6, 2012, and was approved by our stockholders at our 2012 Annual Meeting of Stockholders on May 23, 2012. The 2012 Bonus Plan is designed to allow us to provide incentives for superior work by our executives, including the named executive officers, to motivate them toward higher achievement and business results, to tie their goals and interests with ours, and to enable us to attract and retain highly qualified executives. The 2012 Bonus Plan generally allows us to make bonus payments to our executives upon the attainment of performance objectives that are established by the Compensation Committee and are related to operational, financial or other metrics applicable to us. To this end, we established the 2013 VIP as a sub-plan under the 2012 Bonus Plan to provide our executives and other key employees with an annual incentive award opportunity based on our operational and financial performance in 2013. See “Compensation Discussion and Analysis—Elements of Executive Compensation—2013 Verso Incentive Plan.” The 2012 Bonus Plan provides that the Compensation Committee may require that any bonuses paid under the 2012 Bonus Plan be subject to the provisions of any claw-back policy implemented by us.

Discretionary Bonus

The Compensation Committee has the discretion to award bonuses to our executive officers, including the named executive officers, in recognition of their superior job performance and for other reasons that are not specifically provided for in the 2012 Bonus Plan and our other incentive plans and programs. On February 28, 2014, we paid a cash bonus to Mr. Mundy to recognize his superior job performance in 2013. The bonus was awarded at the discretion of the Compensation Committee and was not made pursuant to the 2012 Bonus Plan or any other incentive plan or program. See the “Bonus” column of the Summary Compensation table in “Executive Compensation” for more information about the discretionary bonus paid to Mr. Mundy.

Amended and Restated 2012 Executive Long-Term Incentive Program

The Amended and Restated 2012 Executive Long-Term Incentive Program, or “LTIP,” was adopted by the Compensation Committee on December 7, 2012. The LTIP was designed to retain our highly qualified executives, including the named executive officers, to provide an incentive for their continued superior work, and to motivate them toward even higher achievement and business results. Under the LTIP, each of our executives, other than Mr. Paterson, was eligible to receive a long-term cash retention award equal to the base salary paid or payable to the participant in 2012 and 2013. A participant’s LTIP award was subject to vesting as follows: 50% of the award, referred to as the “2012 Tranche,” would vest on December 31, 2012, if the participant was employed by us continuously during all of 2012; and 50% of the award, referred to as the “2013 Tranche,” would vest on December 31, 2013, if the participant was employed by us continuously throughout 2013. The vested portions of a participant’s LTIP award were paid as follows: 70% of the 2012 Tranche was paid on December 31, 2012; and the remaining 30% of the 2012 Tranche, plus 100% of the 2013 Tranche, were paid on January 31, 2014. See the “Bonus” column of the Summary Compensation table in “Executive Compensation” for more information about the LTIP awards of our named executive officers. In addition, see “Executive Compensation—Potential Payments upon Termination of Employment or Change in Control” for information about the provisions of the LTIP dealing with such circumstances.

Amended and Restated 2008 Incentive Award Plan

The Amended and Restated 2008 Incentive Award Plan, or the “Incentive Award Plan,” allows us to grant long-term equity incentive awards to our employees, consultants and directors. We have utilized the Incentive Award Plan to grant restricted stock and stock options to our executives and senior managers, including the named executive officers, restricted stock to our non-employee directors, and stock options to certain of our non-employee directors. The awards granted under the Incentive Award Plan may vest upon the passage of time or upon the attainment of performance goals based on objective performance criteria chosen from among those set forth in the Incentive Award Plan. The Incentive Award Plan provides that its administrator may require that any awards granted under the Incentive Award Plan be subject to the provisions of any claw-back policy implemented by us. The Incentive Award Plan is administered by the Compensation Committee or, in the case of awards granted to our non-employee directors, the board of directors.

We believe that providing our executive officers with long-term incentive compensation, whether cash-based or equity-based, serves to link their long-term compensation to our long-term financial performance and thereby encourages them to work toward achieving operational and financial performance by us that enhances value for our stockholders. We generally believe that equity-based incentive compensation, as opposed to the cash-based variety, better encourages our executive officers to consider their decisions from the perspective of our stockholders. For this reason, we consider it important to include equity-based compensation in the compensation packages of our executive officers.

In alignment with this compensation philosophy, in March 2013, we granted to our named executive officers long-term equity incentive awards consisting of restricted stock and stock options, which together accounted for a total of 266,081 shares of our common stock. In establishing the mix of restricted stock and stock options to be granted, the Compensation Committee balanced its goal of creating a strong incentive for the award recipient (restricted stock) against the benefit to us of offsetting some of the cost of the awards (stock options, which result in payment of the exercise price to us). Based on its analysis, the Compensation Committee determined that the appropriate mix of shares of common stock covered by the equity incentive awards was approximately 40%

restricted stock and 60% stock options. In determining the total numbers of shares of common stock to be covered by the equity incentive awards, the Compensation Committee considered each named executive officer’s position and responsibilities and the kind and amount of his other employment compensation. The fair value of the equity incentive awards granted in 2013 accounted for approximately 8% of our chief executive officer’s total direct compensation and approximately 5% of our other named executive officers’ total direct compensation. See “Executive Compensation—Grants of Plan-Based Awards” for more information concerning the equity incentive awards granted to our named executive officers under the Incentive Award Plan.

Retirement Benefits

We provide retirement benefits to our eligible employees, including the named executive officers, under the retirement plans and programs listed below as a means of attracting and retaining qualified employees.

•	Retirement Savings Plan, a tax-qualified, 401(k) defined contribution plan;

•	Supplemental Salary Retirement Program, a tax-qualified defined contribution program implemented under the Retirement Savings Plan;

•	Deferred Compensation Plan, a nonqualified defined contribution plan; and

•	Executive Retirement Program, a nonqualified defined contribution program implemented under the Deferred Compensation Plan.

We attempt to ensure that these retirement benefits are competitive with those provided by comparable companies as shown in the Compensation Surveys. Our contributions for 2013 on behalf of our named executive officers under the Retirement Savings Plan, the SSRP, the Deferred Compensation Plan, and the ERP are set forth in the Summary Compensation table in “Executive Compensation.”

Retirement Savings Plan. The Retirement Savings Plan is a tax-qualified, 401(k) defined contribution plan which in 2013 permitted eligible employees to defer the receipt of up to the lesser of 85% or $17,500 of their employment compensation on a pre-tax basis, or if an employee is age 50 or over, to defer up to $5,500 in additional compensation up to a limit of $23,000. Employees also may defer amounts of their employment compensation in excess of these limits on an after-tax basis. The employee deferrals of employment compensation are subject to certain limits imposed by the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code.” In addition, we make matching contributions for employees who defer a portion of their employment compensation under the Retirement Savings Plan. We match 70% of the first 4%, and 60% of the second 4%, of the employees’ deferrals. The employee deferrals under the Retirement Savings Plan are immediately and fully vested and nonforfeitable. For employees hired by us before January 1, 2009, our matching contributions under the Retirement Savings Plan are fully vested and nonforfeitable. For employees hired by us on or after January 1, 2009, our matching contributions under the Retirement Savings Plan are subject to three-year “cliff” vesting measured from the date on which an employee’s employment with us commences, such that after the employee has been continuously employed by us for three years, all of our past and future matching contributions become fully vested and nonforfeitable.

Supplemental Salary Retirement Program. The Supplemental Salary Retirement Program, or “SSRP,” is a tax-qualified defined contribution program implemented under the Retirement Savings Plan. Under the SSRP, we make an annual contribution to each eligible employee’s account under the Retirement Savings Plan. The SSRP contribution is equal to either 2.75% or 5% of an employee’s eligible compensation, which consists of the employee’s salary, bonus and cash incentive compensation paid during the immediately preceding year. The SSRP contribution percentage varies depending on the employee’s cumulative years of service with us and our predecessors. For all of our employees, the SSRP contributions are subject to three-year “cliff” vesting measured from the date on which an employee’s employment with us commences, such that after the employee has been continuously employed by us for three years, all of our past and future contributions become fully vested and nonforfeitable.

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified defined contribution plan that permits eligible employees to defer the receipt of up to 85% of their base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The Deferred Compensation Plan also permits us to make matching contributions and discretionary contributions to employees’ accounts under the plan. We match 70% of the first 4%, and 60% of the second 4%, of the employees’ deferrals under the Deferred Compensation Plan, subject to certain restrictions and limitations, including the requirement that the employee must not qualify for our matching contributions under the Retirement Savings Plan. Until they are distributed from the Deferred Compensation Plan, the employees’ deferrals, our contributions, and any earnings on the invested funds are held in a rabbi trust funded by us.

Executive Retirement Program. The Executive Retirement Program, or “ERP,” is a nonqualified defined contribution program implemented under the Deferred Compensation Plan for the benefit of our executives and selected senior managers. Under the ERP, we may make an annual discretionary contribution to each eligible employee’s account under the Deferred Compensation Plan. Our ERP contribution is equal to between 4% and 10% of an employee’s eligible compensation, depending on the employee’s employment pay grade with us. An employee’s eligible compensation consists of the employee’s base salary and target-level incentive award under the Verso Incentive Plan, in each case determined as of January 1 of the year for which our ERP contribution is made.

Insurance and Fringe Benefits

We provide group medical, dental, life and other insurance coverage for all of our eligible employees, including our named executive officers. In addition, under our executive financial counseling policy, we pay the costs of personal investment, estate planning, tax and other financial counseling services, subject to an annual cap of $6,500 or $9,500 (depending on the executive’s position with us), for our executive officers, including our named executive officers. We believe that these benefits serve as a means of attracting and retaining qualified personnel, and we attempt to ensure that they are competitive with those provided by comparable companies.

Severance Benefits

Severance Policy. We have adopted and implemented a severance policy for the benefit of our salaried employees, including the named executive officers, and specific groups of hourly employees whose employment with us is terminated under certain circumstances. The severance policy applies in the event that we terminate the employee’s employment without cause (as defined in the policy), we eliminate the employee’s position, or we take certain other specified job-related actions that effectively result in an involuntary end to the employment relationship. The principal benefit under the severance policy is a termination allowance payable in cash to the terminated employee, which is based on the employee’s years of applicable service with us and his or her annual base salary or wages in effect immediately prior to the termination of employment. The termination allowance is equal to two weeks of eligible pay for each full or partial year of applicable service, subject to a minimum of four weeks and a maximum of 52 weeks of eligible pay. We also have the discretion under the severance policy to provide a terminated employee with other benefits, including prorated and/or reduced amounts of incentive awards under our incentive plans and programs, subsidized medical and dental insurance coverage for a specified period after the termination of employment, and outplacement services appropriate for the employee’s position with us. We believe that the benefits provided under the severance policy support our compensation objective of attracting and retaining qualified employees and are competitive with similar severance benefits provided by comparable companies.

Employment Agreement with Chief Executive Officer. Our employment agreement with Mr. Paterson requires us to provide him with certain severance benefits if his employment is terminated under certain circumstances, including a termination by us without cause, by him for good reason, or due to his death or disability. The severance benefits to be provided to Mr. Paterson are intended to be in line with the types and amounts of severance benefits provided by comparable companies to their chief executive officers. See

“Executive Compensation—Potential Payments upon Termination of Employment or Change in Control—Employment Agreement with Chief Executive Officer” and “—Estimated Payments in Connection with Termination of Employment or Change in Control” for more information about the severance benefits provided under Mr. Paterson’s employment agreement.

CNC Agreements with Other Executive Officers. Our confidentiality and non-competition agreements, or “CNC agreements,” with each of our executive officers, other than our chief executive officer, require us to provide them with certain severance benefits upon the termination of their employment by either party and for any reason. The benefits to be provided under the CNC agreements are in consideration for, and are contingent upon, the compliance by the executive officers with their confidentiality and non-competition obligations under the CNC agreements. See “Executive Compensation—Potential Payments upon Termination of Employment or Change in Control—CNC Agreements with Other Executive Officers” and “—Estimated Payments in Connection with Termination of Employment or Change in Control” for more information about the severance benefits provided under the CNC agreements. As we have done in the past, we continue to evaluate the severance benefits provided under the CNC agreements in an effort to ensure that they are competitive with those provided by comparable companies to their executive officers.

Tax and Accounting Treatment of Compensation

We believe that it is in our best interests to satisfy the requirements for tax deductibility of the compensation that we provide, including the requirements of Section 162(m) of the Internal Revenue Code. However, we also believe that it is important to maintain the flexibility to provide compensation that is not tax-deductible in order to allow us to consider other factors in determining what compensation is appropriate for our management. We have structured our compensation plans and programs in a manner intended to meet the requirements of Section 162(m), but we may from time to time provide compensation that is not tax-deductible by us.

Section 409A of the Internal Revenue Code imposes significant tax and interest penalties on any executive officer who defers compensation under a plan that does not meet the requirements of Section 409A. We have structured our compensation plans and programs and individual agreements with our executive officers in a manner intended to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for certain payments to employees called “excess parachute payments,” and Section 4999 of the Internal Revenue Code imposes a nondeductible excise tax on any person who receives an excess parachute payment. Excess parachute payments are payments that exceed a threshold set forth in Section 280G and that are made in the context of a change in control. If we were to make an excess parachute payment, we would not be able to take a tax deduction for the payment, and the recipient of the payment would owe the excise tax imposed by Section 4999. Our chief executive officer’s employment agreement and our other named executive officers’ CNC agreements include provisions that reduce payments as necessary to avoid categorization as excess parachute payments.

We have adopted the fair value recognition provisions of FASB ASC Topic 718, Compensation—Stock Compensation. Under the fair value recognition provisions, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate, and we recognize compensation expense for only those shares expected to vest over the requisite service period of the award.

Risk Considerations

We use compensation, in part, to motivate and reward our executive officers and other employees for achieving performance objectives that help us achieve our overall business goals. We realize that by rewarding our executives and other employees with compensation for achieving goals, we could cause them to take actions that achieve the goals but expose us to undue risk. However, we believe that the risks that could result from our compensation plans, programs, policies and practices, including those described in this “Compensation

Discussion and Analysis,” are unlikely to have a material adverse effect on us, primarily because our compensation structure:

•	contains elements that effectively link incentive compensation to operational and financial objectives that enhance our value to stockholders;

•	includes a mix of compensation elements for our executive officers, who are best positioned to have an impact on our operational and financial performance, that is appropriately balanced between short-term and long-term incentives, such that their compensation does not encourage them to take short-term risks at the expense of long-term results;

•	provides the Compensation Committee with the discretion to decrease or eliminate cash incentive awards triggered by the achievement of short-term performance objectives under our annual incentive plan, thereby giving the Compensation Committee the ability to reduce or withhold an incentive award if it determines that inappropriate risks were taken to earn it; and

•	includes a significant portion of equity compensation, which provides our executive officers with an incentive to achieve results that enhance stockholder value and discourages them from excessive risk-taking that could reduce stockholder value.

Frequency of Advisory Votes on Executive Compensation

In 2011, our stockholders approved, on a non-binding advisory basis, holding an advisory stockholder vote on the compensation of our named executive officers once every three years. The initial advisory vote on executive compensation was held at our 2011 Annual Meeting of Stockholders. The next advisory vote on executive compensation will be held at our 2014 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the compensation of our named executive officers for their services during 2013, 2012 and 2011.

Non-Equity Incentive Plan Compensation

						Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary(2)	Restricted Bonus(3)	Stock(4)	Stock Options(5)	2013 Verso Incentive Plan	2009 Long-Term Cash Award Program	All Other Compensa- tion(6)	Total
David J. Paterson(1)	2013	$639,062	$—	$45,150	$60,450	$527,875	$—	$198,186	$1,470,723
President and Chief Executive Officer	2012	398,237	230,000	—	773,500	274,653	—	56,075	1,732,465
Lyle J. Fellows	2013	377,827	377,827	23,785	25,575	249,672	—	124,921	1,179,607
Senior Vice President of	2012	366,821	455,505	22,126	241,450	206,927	—	148,903	1,441,732
Manufacturing and Energy	2011	356,563	—	87,468	92,071	246,820	123,424	154,905	1,061,251
Robert P. Mundy	2013	359,364	384,364	21,524	22,329	222,630	—	119,682	1,129,893
Senior Vice President	2012	348,897	427,975	20,022	217,549	184,515	—	136,540	1,335,498
and Chief Financial Officer	2011	333,465	—	79,154	80,386	220,087	114,492	144,792	972,376
Michael A. Weinhold	2013	343,930	343,930	21,511	22,332	213,068	—	111,036	1,055,807
Senior Vice President of	2012	333,912	359,140	20,010	217,551	176,590	—	131,090	1,238,293
Sales, Marketing and Product Development	2011	324,574	—	79,106	80,394	210,634	119,770	107,565	922,043
Peter H. Kesser	2013	297,262	297,262	20,975	20,925	184,157	—	84,799	905,380
Senior Vice President,	2012	288,262	288,263	16,260	184,425	152,628	—	77,048	1,006,886
General Counsel and Secretary	2011	278,189	—	64,281	62,775	157,017	94,280	63,494	720,036

(1)	Mr. Paterson was elected and began service as our President and Chief Executive Officer on May 14, 2012.
(2)	Effective as of April 1, 2013, we increased the base salaries of our named executive officers as follows: Mr. Paterson—from $625,000 to $643,750; Mr. Fellows—from $369,513 to $380,598; Mr. Mundy—from $351,457 to $362,000; Mr. Weinhold—from $336,362 to $346,453; and Mr. Kesser—from $290,721 to $299,442.
(3)	On December 31, 2013, the 2013 Tranches under the LTIP vested, entitling our named executive officers, other than Mr. Paterson, to the following LTIP payments: Mr. Fellows—$377,827; Mr. Mundy—$359,364; Mr. Weinhold—$343,930; and Mr. Kesser—$297,262. In addition, on February 28, 2014, we paid a discretionary bonus of $25,000 to Mr. Mundy for his superior job performance in 2013.
(4)	On March 6, 2013, we granted the following shares of restricted stock to our named executive officers: Mr. Paterson—35,000 shares; Mr. Fellows—18,438 shares; Mr. Mundy—16,685 shares; Mr. Weinhold—16,675 shares; and Mr. Kesser—16,260 shares. The fair value of the restricted stock on the grant date, computed in accordance with FASB ASC Topic 718, was $1.29 per share, which was the closing sale price per share of common stock on the NYSE on such date.
(5)	On March 6, 2013, we granted the following stock options, at an exercise price of $1.29 per share, to our named executive officers: Mr. Paterson—65,000 shares; Mr. Fellows—27,500 shares; Mr. Mundy—24,010 shares; Mr. Weinhold—24,013 shares; and Mr. Kesser—22,500 shares. The fair value of the stock options on the grant date, computed in accordance with FASB ASC Topic 718, was $0.93 per share. Our method of valuing stock options, including our assumptions, is set forth in Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which we filed with the SEC on March 6, 2014.
(6)	The other compensation paid to or for the benefit of our named executive officers for 2013 consists of—
(a)	our matching contributions under the Retirement Savings Plan as follows: Mr. Paterson—$13,260; Mr. Fellows—$13,260; Mr. Mundy—$13,260; Mr. Weinhold—$11,431; and Mr. Kesser—$13,260;
(b)	our contributions under the SSRP as follows: Mr. Paterson—$25,127; Mr. Fellows—$33,672; Mr. Mundy—$31,148; Mr. Weinhold—$27,287; and Mr. Kesser—$12,372;

(c)	our matching contributions under the Deferred Compensation Plan as follows: Mr. Paterson—$27,815; Mr. Fellows—$6,597; Mr. Mundy—$15,641; Mr. Weinhold—$14,969; and Mr. Kesser—$9,083;
(d)	our contributions under the ERP as follows: Mr. Paterson—$125,000; Mr. Fellows—$66,512; Mr. Mundy—$49,204; Mr. Weinhold—$47,091; and Mr. Kesser—$40,701;
(e)	premiums (grossed up to cover taxes in the amounts shown in parentheses) paid on life and long-term disability insurance coverage as follows: Mr. Paterson—$5,446 ($1,538); Mr. Fellows—$3,220 ($910); Mr. Mundy—$3,064 ($865); Mr. Weinhold—$2,930 ($828); and Mr. Kesser—$2,533 ($716); and
(f)	payments under our executive financial counseling policy as follows: Mr. Paterson—$0; Mr. Fellows—$750; Mr. Mundy—$6,500; Mr. Weinhold—$6,500; and Mr. Kesser—$6,134.

Compensation of Named Executive Officers

The Summary Compensation table quantifies the value of the different forms of compensation received by our named executive officers in and for 2013, 2012 and 2011. The elements of executive compensation consist primarily of base salary, annual and long-term cash incentive awards, and long-term equity incentive awards. The named executive officers also received other compensation as set forth in the “All Other Compensation” column of the Summary Compensation table.

The Summary Compensation table should be read in conjunction with the tables and narratives below. A description of the material terms of Mr. Paterson’s employment agreement follows this paragraph. The Grants of Plan-Based Awards table sets forth information for 2013 regarding the potential cash incentive awards payable to our named executive officers under the 2013 VIP and the grants of restricted stock and stock options to our named executive officers under the Incentive Award Plan. The Outstanding Equity Incentive Awards at Fiscal Year-End table provides information about the unvested shares of restricted stock and the unexercised stock options held by our named executive officers as of December 31, 2013. The Stock Option Exercises and Restricted Stock Vested table sets forth information regarding the number and value of the shares of restricted stock granted to our named executive officers that vested in 2013. The Nonqualified Deferred Compensation table provides information about the participation by our named executive officers in 2013 in defined contribution plans and programs that provide for the deferral of compensation on a basis that is not tax-qualified. The discussion in “Potential Payments upon Termination of Employment or Change in Control” explains the potential severance benefits to which our named executive officers may be entitled upon a termination of their employment or a change in control of Verso.

Employment Agreement with Chief Executive Officer

We entered into an employment agreement with Mr. Paterson effective as of May 14, 2012. The initial term of the agreement is three years, which will automatically renew for successive one-year periods unless he or we provide notice of non-renewal. The principal components of Mr. Paterson’s compensation under the agreement are as follows:

•	a base salary currently set at $643,750, subject to further increase at the discretion of our board of directors;

•	an incentive award payable under our annual, performance-based incentive plan, with a target-level award amount equal to 100% of his base salary and a maximum award amount equal to 200% of his base salary;

•	a stock option granted on May 14, 2012, entitling him to purchase 650,000 shares of our common stock at an exercise price of $1.66 per share, the fair market value per share on the grant date, which vests in equal installments over three years and is exercisable, to the extent vested, for seven years after the grant date;

•

a conditional right to be granted a stock option entitling him to purchase an additional 200,000 shares of our common stock at an exercise price equal to the fair market value per share on the grant date, upon the consummation of any merger, acquisition or other business combination that is material to our business;

•	the right to participate in our employee benefit plans, programs and arrangements; and

•	severance benefits if his employment is terminated under certain circumstances, including a termination by us without cause, by him for good reason, or due to his death or disability.

The provisions of Mr. Paterson’s employment agreement that relate to severance benefits payable upon the termination of his employment or a change in control of Verso are described in more detail in “Executive Compensation—Potential Payments upon Termination of Employment or Change in Control.”

Grants of Plan-Based Awards

The following table sets forth information for 2013 regarding the potential cash incentive awards payable to our named executive officers under the 2013 VIP and the actual grants of equity incentive awards, consisting of restricted stock and stock options, made to our named executive officers under the Incentive Award Plan.

		Potential Awards Under Non-Equity Incentive Plan(1)			Shares of Restricted Stock	Shares Underlying Stock Options	Exercise Price of Stock Options	Grant Date Fair Value of Restricted Stock and Options(2)
Name	Grant Date	Threshold	Target	Maximum
David J. Paterson Cash incentive awards Restricted stock Stock options
	N/A	$450,625	$643,750	$1,287500
	03-06-2013				35,000			$45,150
	03-06-2013					65,000	$1.29	60,450
Lyle J. Fellows Cash incentive awards Restricted stock Stock options
	N/A	213,135	304,478	608,957
	03-06-2013				18,438			23,785
	03-06-2013					27,500	1.29	25,575
Robert P. Mundy Cash incentive awards Restricted stock Stock options
	N/A	190,050	271,500	543,000
	03-06-2013				16,685			21,524
	03-06-2013					24,010	1.29	22,329
Michael A. Weinhold Cash incentive awards Restricted stock Stock options
	N/A	181,888	259,840	519,679
	03-06-2013				16,675			21,511
	03-06-2013					24,013	1.29	22,332
Peter H. Kesser Cash incentive awards Restricted stock Stock options
	N/A	157,207	224,582	449,163
	03-06-2013				16,260			20,975
	03-06-2013					22,500	1.29	20,925

(1)	The amounts are the potential cash incentive awards payable to our named executive officers under the 2013 VIP. The actual amounts paid to the named executive officers under the 2013 VIP are reported in the “2013 Verso Incentive Plan” column of the Summary Compensation table.
(2)	The amounts are the fair values, computed in accordance with FASB ASC Topic 718, of the restricted stock and stock options on the date that they were granted to our named executive officers. Our methods of valuing the equity incentive awards are described in footnotes 4 and 5 to the Summary Compensation table.

Description of Plan-Based Awards

The material terms of the annual, performance-based cash incentive awards granted to our named executive officers under the 2013 VIP are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—2013 Verso Incentive Plan.” The material terms of the long-term cash retention awards provided to certain of our named executive officers under the LTIP are described in “Compensation Discussion and

Analysis—Elements of Executive Compensation—Amended and Restated 2012 Executive Long-Term Incentive Program.” The material terms of the long-term equity incentive awards, consisting of restricted stock and stock options, granted to our named executive officers under the Incentive Award Plan are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Amended and Restated 2008 Incentive Award Plan.”

Outstanding Equity Incentive Awards at Fiscal Year-End

The following table provides information about the unvested shares of restricted stock and the unexercised stock options held by our named executive officers as of December 31, 2013.

		Restricted Stock(1)		Stock Options(1)
	Grant Date	Unvested Shares of Restricted Stock	Market Value of Unvested Shares of Restricted Stock(2)	Shares Underlying Unexercised Stock Options		Stock Option Exercise Price	Stock Option Expiration Date
Name				Exercisable	Unexercisable
David J. Paterson	03-06-2013	35,000	$22,050		65,000	$1.29	03-06-2020
	05-14-2012			216,666	433,334	1.66	05-14-2019
Lyle J. Fellows	03-06-2013	18,438	$11,616		27,500	$1.29	03-06-2020
	07-23-2012			66,000	132,000	1.47	07-23-2019
	03-06-2012	12,292	7,744	9,166	18,334	1.20	03-06-2019
	03-02-2011	4,918	3,098	14,666	7,334	5.93	03-02-2018
	03-26-2010			16,667		3.01	03-26-2017
	09-21-2009			40,000		3.69	09-21-2016
Robert P. Mundy	03-06-2013	16,685	$10,512		24,010	$1.29	03-06-2020
	07-23-2012			59,666	119,334	1.47	07-23-2019
	03-06-2012	11,124	7,008	8,003	16,007	1.20	03-06-2019
	03-02-2011	4,450	2,804	12,804	6,404	5.93	03-02-2018
	03-26-2010			12,222		3.01	03-26-2017
	09-21-2009			37,000		3.69	09-21-2016
Michael A. Weinhold	03-06-2013	16,675	$10,505		24,013	$1.29	03-06-2020
	07-23-2012			59,666	119,334	1.47	07-23-2019
	03-06-2012	11,117	7,004	8,004	16,009	1.20	03-06-2019
	03-02-2011	4,448	2,802	12,806	6,404	5.93	03-02-2018
	03-26-2010			12,222		3.01	03-26-2017
	09-21-2009			38,000		3.69	09-21-2016
Peter H. Kesser	03-06-2013	16,260	$10,244		22,500	$1.29	03-06-2020
	07-23-2012			51,000	102,000	1.47	07-23-2019
	03-06-2012	9,034	5,691	6,250	12,500	1.20	03-06-2019
	03-02-2011	3,614	2,277	10,000	5,000	5.93	03-02-2018
	03-26-2010			8,333		3.01	03-26-2017
	09-21-2009			33,000		3.69	09-21-2016

(1)	We have granted long-term equity incentive awards, consisting of restricted stock and stock options, to our named executive officers under the Incentive Award Plan. The restricted stock and stock options vest in three equal, annual installments starting one year after their grant dates.
(2)	The market value of the unvested shares of restricted stock is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Stock Option Exercises and Restricted Stock Vested

None of our named executive officers exercised any stock options in 2013. The following table sets forth information regarding the number and value of the shares of restricted stock granted to our named executive officers that vested in 2013.

	Restricted Stock
Name	Shares that Vested in 2013	Value Realized on Vesting*
David J. Paterson	—	$—
Lyle J. Fellows	14,767	17,758
Robert P. Mundy	12,726	15,267
Michael A. Weinhold	12,720	15,260
Peter H. Kesser	9,981	11,953

*	The value of the shares of restricted stock that vested in 2013 is computed based on the closing sale price per share of our common stock on the NYSE on the applicable vesting dates.

Nonqualified Deferred Compensation

The following table provides information about the participation by our named executive officers in 2013 in defined contribution plans and programs that provide for the deferral of compensation on a basis that is not tax-qualified. The information presented relates to our named executive officers’ participation in the Deferred Compensation Plan, the ERP and, to an extent, the SSRP, the material terms of which are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Retirement Benefits.”

Name	Executive Contributions	Employer Contributions(1)	Aggregate Earnings or (Loss)(2)	Aggregate Withdrawals and Distributions	Aggregate Balance as of December 31, 2013
David J. Paterson	$42,792	$170,930	$31,527	$—	$301,779
Lyle J. Fellows	10,149	94,031	48,037	142,721	339,468
Robert P. Mundy	24,063	83,243	109,731	147,964	433,663
Michael A. Weinhold	23,030	76,597	96,163	116,355	372,796
Peter H. Kesser	13,974	55,143	73,429	—	340,617

(1)	Our contributions for 2013 are reported as compensation in the “All Other Compensation” column of the Summary Compensation table and consist of the following:
(a)	We made the following matching contributions under the Deferred Compensation Plan to the accounts of our named executive officers thereunder: Mr. Paterson—$27,815; Mr. Fellows—$6,597; Mr. Mundy—$15,641; Mr. Weinhold—$14,969; and Mr. Kesser—$9,083.
(b)	We made the following contributions under the ERP to the accounts of our named executive officers under the Deferred Compensation Plan: Mr. Paterson—$125,000; Mr. Fellows—$66,512; Mr. Mundy—$49,204; Mr. Weinhold—$47,091; and Mr. Kesser—$40,701.
(c)	To comply with contribution limits applicable to the Retirement Savings Plan, we made the following contributions under the SSRP to the accounts of our named executive officers under the Deferred Compensation Plan: Mr. Paterson—$18,115; Mr. Fellows—$20,922; Mr. Mundy—$18,398; Mr. Weinhold—$14,537; and Mr. Kesser—$5,359.
(2)	Earnings on deferred compensation are not reported as compensation in the Summary Compensation table, because they are not at above-market rates.

Potential Payments upon Termination of Employment or Change in Control

The following narrative provides information about our named executive officers’ potential benefits upon the termination of their employment or a change in control of Verso under our plans, programs, policies and agreements that were in effect in 2013.

Severance Policy

We have adopted and implemented a severance policy for the benefit of our salaried employees, including the named executive officers, and specific groups of hourly employees whose employment with us is terminated under certain circumstances. The severance policy applies when an eligible employee’s employment is terminated under the following circumstances:

•	we terminate the employee’s employment without cause as defined in the policy;

•	we eliminate the employee’s position;

•	we relocate the employee’s principal place of work to a site that is 50 or more miles farther from the employee’s residence than his or her current principal place of work and, as of the relocation date, the employee has not accepted such relocation;

•	we close the facility that is the employee’s principal place of work and, of the closing date, we have not offered the employee a suitable position at another facility; or

•	we sell the facility that is the employee’s principal place of work (or the entity that owns such facility) and, as of the sale date, the purchaser has not offered the employee a suitable position at such facility.

The principal benefit under the severance policy is a termination allowance payable in cash to the terminated employee, which is computed on the basis of the employee’s years of applicable service with us and his or her base salary or annual wages in effect immediately prior to the termination of employment. The termination allowance is equal to two weeks of eligible pay for each full or partial year of applicable service, subject to a minimum of four weeks and a maximum of 52 weeks of eligible pay. We also have the discretion under the severance policy to provide a terminated employee with other benefits, including prorated and/or reduced amounts of incentive awards under our incentive plans and programs, subsidized medical and dental insurance coverage for a specified period after the termination of employment, and outplacement services appropriate for the employee’s position with us.

Employment Agreement with Chief Executive Officer

We have an employment agreement with David J. Paterson, our President and Chief Executive Officer. The agreement provides that Mr. Paterson’s employment may be terminated by us for or without cause (as defined in the agreement), by Mr. Paterson’s resignation for or without good reason (as defined in the agreement), and due to his death or disability.

Under the agreement, if Mr. Paterson’s employment is terminated for any reason, we are required to provide him (or his estate) with the following benefits:

•	any unpaid base salary;

•	any unpaid annual bonus for any calendar year completed before the termination date;

•	any unpaid reimbursable business expense;

•	a payment in lieu of any accrued but unused vacation; and

•	any amount arising from his participation in, and any benefit provided under, our employee benefit plans, programs and arrangements.

If we terminate Mr. Paterson’s employment without cause or if he resigns for good reason, we also are required to provide him with the following benefits, subject to Mr. Paterson’s execution of our customary waiver and release of claims and to his compliance with certain post-employment covenants:

•	1.5 times his base salary, payable in 18 equal monthly installments after the termination date;

•	1.5 times his annual bonus, if any, paid or payable with respect to the calendar year immediately preceding the calendar year in which the termination date occurred, payable in 18 equal monthly installments after the termination date;

•	a prorated portion of his annual bonus for the calendar year in which the termination date occurred; and

•	continued coverage for him and his eligible dependents under our employee health and welfare plans for 18 months after the termination date.

If Mr. Paterson’s employment terminates due to his death, we also are required to provide the following benefits to his estate:

•	a lump-sum payment of his base salary; and

•	a prorated portion of his annual bonus for the calendar year in which the termination date occurred.

If we terminate Mr. Paterson’s employment due to his disability, we also are required to provide him with a prorated portion of his annual bonus for the calendar year in which the termination date occurred.

CNC Agreements with Other Executive Officers

We have confidentiality and non-competition agreements, or “CNC agreements,” with each of our executive officers other than our chief executive officer. The CNC agreements, which have substantially identical terms, require each executive officer to comply with a perpetual confidentiality covenant as well as non-competition and non-solicitation/non-hire covenants extending for 12 months after the termination of his employment for any reason.

Under each CNC agreement, if the executive officer’s employment is terminated by either party and for any reason, we are required to provide him (or his estate) with the following benefits, subject to the executive officer’s execution of our customary waiver and release of claims and to his compliance with his obligations under the CNC agreement:

•	any unpaid base salary;

•	a payment in lieu of any accrued but unused vacation;

•	any unpaid reimbursable business expense;

•	any amount arising from his participation in, and any benefit provided under, our employee benefit plans, programs and arrangements;

•	any unpaid incentive award under our annual, performance-based incentive plan for any calendar year completed on or before the termination date;

•	a prorated portion of his incentive award under our annual, performance-based incentive plan for the calendar year in which the termination date occurred;

•	a payment equal to 180% (for Mr. Fellows) or 175% (for Messrs. Mundy, Weinhold and Kesser) of his base salary, representing the sum of his base salary and his target-level incentive award under our annual, performance-based incentive plan, payable in 12 equal monthly installments;

•	subsidized medical and dental insurance coverage for him and his eligible dependents for up to two years after the termination date, grossed up to cover applicable income taxes;

•	reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date, grossed up to cover applicable income taxes; and

•	a contribution to his account under the Deferred Compensation Plan in an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Savings Plan, SSRP, Deferred Compensation Plan, and ERP that we would have made if he had remained actively employed with us for two years after the termination date.

2013 Verso Incentive Plan

The 2013 VIP, our annual, performance-based incentive plan, allowed us the discretion to pay a prorated portion of a participant’s incentive award in the event that the participant’s employment terminated during the plan year because of his or her death, disability or retirement. In such event, the participant would be entitled to receive a prorated incentive award only if it is approved by the Administration Committee constituted under the 2013 VIP.

Amended and Restated 2012 Executive Long-Term Incentive Program

Under the LTIP, our long-term executive retention program, if a participant’s employment terminated on or before December 31, 2013, by reason of his death, disability, termination without cause, or resignation for good reason, then any vested but unpaid portion of the participant’s LTIP award would be paid and any unvested portion of his LTIP award would vest and be paid. If a participant’s employment terminated on or before December 31, 2013, for any other reason, he would not be entitled to receive any unpaid portion of his LTIP award. In addition, if a participant’s employment terminated after December 31, 2013, for any reason other than cause, he would be entitled to receive any vested but unpaid portion of his LTIP award.

Vacation Policy

We have a vacation policy that, among other things, provides for a payment in lieu of any accrued but unused vacation upon the termination of an eligible employee’s employment under certain circumstances. Under the policy, we will provide vacation pay to a terminated employee if the termination of employment is (a) by the employee (referred to as a “voluntary” termination) and the employee gives us at least two weeks of prior notice, (b) by us (referred to as an “involuntary” termination) and occurs after at least six months of employment, or (c) due to the employee’s retirement, death or disability. Under such circumstances, a terminated employee is entitled to receive a payment equal to the daily equivalent of his or her base salary multiplied by the number of accrued but unused vacation days during the calendar year in which the termination date occurred. In addition, if the termination of employment is due to the employee’s retirement or death, we will provide special vacation pay to the employee or his or her estate in an amount equal to 4-12% of the employee’s year-to-date base salary, with the specific percentage being determined based on the number of weeks of vacation to which the employee was entitled under the policy.

Amended and Restated 2008 Incentive Award Plan

We have granted equity incentive awards consisting of restricted stock and stock options to our named executive officers under the Incentive Award Plan. The Incentive Award Plan, together with the grant notices and award agreements thereunder, contain provisions addressing the effects on the equity incentive awards of the termination of an executive officer’s employment with us and a change in control of Verso.

Termination of Employment. As a general rule, upon the termination of an executive officer’s employment, any unvested portion of the restricted stock and stock options will cease vesting and be forfeited. However, (a) if the executive officer’s employment is terminated by us without cause before or on the consummation of a change in control of Verso, or due to his death or disability, then a prorated percentage of any unvested portion of the restricted stock and stock options will vest based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date; and (b) if the executive officer’s employment is terminated within six months after the consummation of a change in control of Verso either by us without cause or by him by reason of an involuntary termination (a concept similar to good reason), then any unvested portion of the restricted stock and stock options will vest in full. In addition, as a general rule, any vested portion of the executive officer’s stock options may be exercised for three months after the termination of his employment. However, the exercise period will expire (a) one year after the termination date if his employment is terminated due to his death or disability, or (b) at the end of the original seven-year exercise period if his employment is terminated by reason of his retirement.

Change in Control of Verso. In the event of a change in control of Verso, unless otherwise provided by the administrator of the Incentive Award Plan in accordance with its terms, we will require that the executive officer’s restricted stock and stock options either be (a) assumed by the successor or survivor corporation or its parent or subsidiary or (b) substituted for by similar awards covering the stock of the successor or survivor corporation or its parent or subsidiary, with appropriate adjustments made to the awards.

Special Provisions for Initial Stock Option Granted to David J. Paterson. In the event of a termination of employment or change in control of Verso, the treatment of the initial stock option for 650,000 shares of common stock granted to Mr. Paterson upon the commencement of his employment with us on May 14, 2012, differs from the treatment of the restricted stock and stock options subsequently granted to him and the restricted stock and stock options granted to our other named executive officers.

As a general rule, upon the termination of Mr. Paterson’s employment, any unvested portion of his initial stock option will cease vesting and be forfeited. However, if Mr. Paterson’s employment is terminated before the consummation of a change in control of Verso either by us without cause, by him for good reason, or due to his death or disability, then a prorated percentage of any unvested portion of the stock option will vest based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. In addition, as a general rule, any vested portion of Mr. Paterson’s stock option may be exercised for three months after the termination of his employment. However, the exercise period will expire (a) on the termination date if his employment is terminated by us for cause, (b) six months after the termination date if his employment is terminated by us without cause, by him for good reason, or by reason of our non-extension of the term of his employment agreement, (c) one year after the termination date if his employment is terminated due to his death or disability, or (d) at the end of the original seven-year exercise period if his employment is terminated by reason of his retirement.

In the event of a change in control of Verso, any unvested portion of Mr. Paterson’s initial stock option will vest in full immediately before the occurrence of the change in control.

Deferral of Payment of Nonqualified Deferred Compensation due to Section 409A

Any compensation or benefit payable to a named executive officer under his employment agreement (in the case of Mr. Paterson) or CNC agreement (in the case of Messrs. Fellows, Mundy, Weinhold and Kesser), or under any policy, plan or program in which the named executive officer participates, that constitutes nonqualified deferred compensation as contemplated in Section 409A of the Internal Revenue Code (and not qualifying for any exception) will be delayed for a six-month period following the termination of the executive officer’s employment if he is deemed to be a “specified employee” within the meaning of Section 409A.

Estimated Payments in Connection with Termination of Employment or Change in Control

The first four tables in this section set forth the estimated amounts of the payments and benefits to which each of our named executive officers would have become entitled if his employment had terminated under the indicated circumstances on December 31, 2013. The fifth table in this section sets forth the estimated intrinsic value that Mr. Paterson would have received in the event of a change in control of Verso on December 31, 2013, and the estimated intrinsic values that our named executive officers would have received in the event of the termination of their employment under certain circumstances on December 31, 2013, in connection with a change in control of Verso. Due to a number of factors that affect the nature and amount of the payments and benefits provided upon these events, including the time during the year of any such event, the amount of any such payment or benefit actually provided may be different from that shown in the tables.

Termination Without Cause or Resignation for Good Reason

Name	Salary(1)	Bonus(2)	Incentive Awards(3)	Termination Allowance(4)	Retirement and Insurance Benefits(5)	Accelerated Vesting of Equity Incentive Awards(6)	Total
David J. Paterson	$965,625	$—	$939,854	$49,519	$86,823	$5,512	$2,047,333
Lyle J. Fellows	685,076	487,873	249,672	380,598	467,512	8,131	2,278,862
Robert P. Mundy	633,501	464,034	222,630	362,000	410,604	7,357	2,100,126
Michael A. Weinhold	606,292	444,104	213,068	266,502	386,728	7,353	1,924,047
Peter H. Kesser	524,024	383,741	184,157	92,136	319,108	6,402	1,509,568

(1)	The amounts are determined by reference to the base salaries of the named executive officers as follows: Mr. Paterson—1.5 times his base salary; Mr. Fellows—180% of his base salary; and Messrs. Mundy, Weinhold and Kesser—175% of their respective base salaries.
(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.
(3)	The amounts are determined by reference to the incentive awards paid and/or payable to the named executive officers under Verso’s annual, performance-based incentive plans as follows: Mr. Paterson—1.5 times his 2012 VIP award, plus his 2013 VIP award; and Messrs. Fellows, Mundy, Weinhold and Kesser—their respective 2013 VIP awards.
(4)	The amount of the termination allowance is equal to two weeks of base salary for each full or partial year of applicable service, subject to a minimum of four weeks and a maximum of 52 weeks of base salary. The named executive officers’ full and partial years of applicable service as of December 31, 2013, were as follows: Mr. Paterson—2 years; Mr. Fellows—33 years; Mr. Mundy—31 years; Mr. Weinhold—20 years; and Mr. Kesser—8 years.
(5)	For Mr. Paterson, the amount is the sum of our SSRP contribution for 2013, the cost of continued medical and dental insurance coverage for him and his eligible dependents, and the cost of outplacement services. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2013, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), the cost of life insurance conversion and coverage (grossed up to cover income taxes), and the cost of outplacement services.
(6)	The amounts are the intrinsic value to the named executive officers resulting from the accelerated vesting of a prorated percentage of any unvested portion of their equity incentive awards based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. The accelerated vesting of the equity incentive awards arises when, among other things, a named executive officer’s employment is terminated by us without cause and, in the case of the initial stock option granted to Mr. Paterson, by his resignation for good reason. The intrinsic value is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Termination due to Death

Name	Salary(1)	Bonus(2)	Incentive Awards(3)	Termination Allowance	Retirement and Insurance Benefits(4)	Accelerated Vesting of Equity Incentive Awards(5)	Total
David J. Paterson	$643,750	$—	$527,875	$—	$1,377,502	$5,512	$2,554,639
Lyle J. Fellows	685,076	487,873	249,672	—	1,154,319	8,131	2,585,071
Robert P. Mundy	633,501	464,034	222,630	—	1,080,188	7,357	2,407,710
Michael A. Weinhold	606,292	444,104	213,068	—	1,026,644	7,353	2,297,461
Peter H. Kesser	524,024	383,741	184,157	—	842,830	6,402	1,941,154

(1)	The amounts are determined by reference to the base salaries of the named executive officers as follows: Mr. Paterson—100% of his base salary; Mr. Fellows—180% of his base salary; and Messrs. Mundy, Weinhold and Kesser—175% of their respective base salaries.
(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.
(3)	The amounts are the incentive awards payable to the named executive officers under the 2013 VIP.
(4)	For Mr. Paterson, the amount is the sum of our SSRP contribution for 2013, his special vacation pay, and his life insurance proceeds. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2013, his special vacation pay, his life insurance proceeds, his lost retirement benefits, and the cost of continued medical and dental insurance coverage for his eligible dependents (grossed up to cover income taxes).
(5)	The amounts are the intrinsic value to the named executive officers resulting from the accelerated vesting of a prorated percentage of any unvested portion of their equity incentive awards based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. The accelerated vesting of the equity incentive awards arises when, among other things, a named executive officer’s employment is terminated upon his death. The intrinsic value is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Termination due to Disability

Name	Salary(1)	Bonus(2)	Incentive Awards(3)	Termination Allowance	Retirement and Insurance Benefits(4)	Accelerated Vesting of Equity Incentive Awards(5)	Total
David J. Paterson	$—	$—	$527,875	$—	$505,127	$5,512	$1,038,514
Lyle J. Fellows	685,076	487,873	249,672	—	912,512	8,131	2,343,264
Robert P. Mundy	633,501	464,034	222,630	—	855,604	7,357	2,183,126
Michael A. Weinhold	606,292	444,104	213,068	—	831,728	7,353	2,102,545
Peter H. Kesser	524,024	383,741	184,157	—	764,108	6,402	1,862,432

(1)	The amounts are determined by reference to the base salaries of the named executive officers as follows: Mr. Paterson—none; Mr. Fellows—180% of his base salary; and Messrs. Mundy, Weinhold and Kesser—175% of their respective base salaries.
(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.
(3)	The amounts are the incentive awards payable to the named executive officers under the 2013 VIP.
(4)	For Mr. Paterson, the amount is the sum of our SSRP contribution for 2013 and his disability benefits. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2013, his disability benefits, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), and the cost of life insurance conversion and coverage (grossed up to cover income taxes).
(5)	The amounts are the intrinsic value to the named executive officers resulting from the accelerated vesting of a prorated percentage of any unvested portion of their equity incentive awards based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. The accelerated vesting of the equity incentive awards arises when, among other things, a named executive officer’s employment is terminated upon his disability. The intrinsic value is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Termination due to Any Other Reason

Name	Salary(1)	Bonus	Incentive Awards(2)	Termination Allowance	Retirement and Insurance Benefits(3)	Accelerated Vesting of Equity Incentive Awards	Total
David J. Paterson	$—	$—	$527,875	$—	$25,127	$—	$53,002
Lyle J. Fellows	685,076	—	249,672	—	432,512	—	1,367,260
Robert P. Mundy	633,501	—	222,630	—	375,604	—	1,231,735
Michael A. Weinhold	606,292	—	213,068	—	351,728	—	1,171,088
Peter H. Kesser	524,024	—	184,157	—	284,108	—	992,289

(1)	The amounts are determined by reference to the base salaries of the named executive officers as follows: Mr. Paterson—none; Mr. Fellows—180% of his base salary; and Messrs. Mundy, Weinhold and Kesser—175% of their respective base salaries.
(2)	The amounts are the incentive awards payable to the named executive officers under the 2013 VIP.
(3)	For Mr. Paterson, the amount is our SSRP contribution for 2013. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2013, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), and the cost of life insurance conversion and coverage (grossed up to cover income taxes). In addition, if Mr. Fellows or Mr. Mundy had retired on December 31, 2013, he would have been entitled to receive special vacation pay under our vacation policy in the amount of $45,672 or $43,440, respectively, which is not reflected in the table.

Change in Control

Our named executive officers, with one exception, will not receive any benefit solely upon the occurrence of a change in control of Verso. The single exception is that upon a change in control the unvested portion of Mr. Paterson’s initial stock option for 650,000 shares of common stock that we granted to him upon the commencement of his employment on May 14, 2012, will vest immediately.

If, in addition to a change in control of Verso, a named executive officer’s employment with us is terminated under certain circumstances, the vesting of any unvested portion of the equity incentive awards that we have granted to him may be affected. If the executive officer’s employment is terminated by us without cause upon the consummation of the change in control, then a prorated percentage of any unvested portion of his equity incentive awards will vest based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. If the executive officer’s employment is terminated within six months after the consummation of the change in control either by us without cause or by him by reason of an involuntary termination (a concept similar to good reason), then any unvested portion of his equity incentive awards will vest in full.

The following table sets forth the intrinsic values arising from the accelerated vesting of our named executive officers’ equity incentive awards in the event of (a) a change in control of Verso occurring on December 31, 2013, (b) the termination of their employment under the circumstances described above on December 31, 2013, following a change in control of Verso that occurred within the prior six months, and (c) the termination of their employment under the circumstances described above and a change in control of Verso both occurring on December 31, 2013. The intrinsic value is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Accelerated Vesting of Equity Incentive Awards

	Accelerated Vesting of Equity Incentive Awards
Name	Change in Control of Verso On December 31, 2013	Termination of Employment Under Certain Circumstances On December 31, 2013, with Change in Control of Verso
		Within Prior Six Months	On December 31, 2013
David J. Paterson	$—	$2,050	$5,512
Lyle J. Fellows	—	22,458	8,131
Robert P. Mundy	—	20,323	7,357
Michael A. Weinhold	—	20,311	7,353
Peter H. Kesser	—	18,212	6,402

DIRECTOR COMPENSATION

Elements of Director Compensation

We pay the following annual cash compensation to our non-employee directors:

•	$55,000 to each director for serving on the board of directors;

•	$5,000 to the Chair of our Audit Committee;

•	$5,000 to the Chair of our Compensation Committee;

•	$2,000 to each director for each board of directors meeting attended in person or by telephone; and

•	$1,000 to each committee member for each committee meeting attended in person or by telephone.

We also grant to each non-employee director an annual restricted stock award with a fair market value of $20,000 on the grant date and which vests in three equal annual installments. In addition, we reimburse each non-employee director for his reasonable, out-of-pocket expenses incurred to attend meetings of the board of directors and its committees.

The compensation paid and provided to Mr. Paterson, who also is our President and Chief Executive Officer, is described in “Executive Compensation.” He is not entitled to receive any additional compensation for his service as a director of Verso.

2013 Director Compensation

The following table shows the compensation that we paid and provided to our non-employee directors for their services in 2013.

Name	Cash Fees	Restricted Stock(1)	Total
Michael E. Ducey	$76,000	$20,000	$96,000
Thomas Gutierrez	67,000	20,000	87,000
Scott M. Kleinman	72,000	20,000	92,000
David W. Oskin	71,000	20,000	91,000
Eric L. Press	63,000	20,000	83,000
L.H. Puckett, Jr.	67,000	20,000	87,000
David B. Sambur	67,000	20,000	87,000
Jordan C. Zaken(2)	63,000	20,000	83,000

(1)	On March 6, 2013, we granted to each non-employee director an equity incentive award of 15,503 shares of restricted stock, which had an aggregate value of approximately $20,000 based on the $1.29 closing sale price per share of our common stock on the NYSE on the grant date.
(2)	On March 19, 2014, Mr. Zaken resigned as a director of Verso and a member of the Compensation Committee of our board of directors. On the same date, the board of directors filled the resulting vacancies by electing Reed B. Rayman to serve as a director of Verso and a member of the Compensation Committee.

Outstanding Equity Incentive Awards at Fiscal Year-End

The following table provides information about the equity incentive awards held by our non-employee directors as of December 31, 2013.

Name	Restricted Stock	Stock Options	Partnership Units(1)
Michael E. Ducey	32,169	—	—
Thomas Gutierrez	32,169	15,200	—
Scott M. Kleinman	32,169	—	23,190
David W. Oskin	32,169	—	—
Eric L. Press	32,169	15,200	—
L.H. Puckett, Jr.	32,169	—	—
David B. Sambur	32,169	—	23,187
Jordan C. Zaken(2)	32,169	—	23,190

(1)	The units represent limited partner interests in Verso Paper Management LP, our largest stockholder, and may be exchanged for an equal number of shares of our common stock owned by Verso Paper Management LP.
(2)	On March 19, 2014, Mr. Zaken resigned as a director of Verso and a member of the Compensation Committee of our board of directors. On the same date, the board of directors filled the resulting vacancies by electing Reed B. Rayman to serve as a director of Verso and a member of the Compensation Committee.

COMPARATIVE PER SHARE DATA

The following table shows, for the year ended December 31, 2013, and the three months ended March 31, 2014, historical and pro forma equivalent per share data for NewPage common stock and historical and pro forma combined per share data for Verso common stock. The information in the table is derived from Verso’s historical consolidated financial statements included herein and NewPage’s historical consolidated financial information included herein, as well as the unaudited pro forma condensed combined financial information included elsewhere herein.

The pro forma equivalent information shows the effect of the Merger from the perspective of an owner of NewPage common stock. The information was computed by multiplying the pro forma combined net loss per share for the three months ended March 31, 2014, and the year ended December 31, 2013 and the forma combined book value per share as of March 31, 2014 by the ratio (1.97) of the total number of shares of Verso common stock to be issued as part of the Merger Consideration, which we have assumed to be 13,983,670 shares, to the number of outstanding NewPage shares as of March 31, 2014, and December 31, 2013 (7,092,477 and 7,087,239 shares, respectively). The actual number of shares of Verso common stock to be issued as part of the Merger Consideration depends on the number of outstanding shares of Verso common stock at the closing of the offering and is subject to certain adjustments. See “Merger Agreement—Merger Consideration.” These computations exclude any potential benefit to NewPage’s stockholders from receiving any amount of cash or New First Lien Notes as components of the Merger Consideration.

The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of income data are based on the assumption that the Merger was completed on January 1, 2013, and the pro forma adjustments to the balance sheet data are based on the assumption that the Merger was completed on March 31, 2014.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of Verso after the completion of the Merger.

You should read the information below together with the historical consolidated financial statements and related notes of each of Verso and NewPage and with the information under the heading “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 101.

	NewPage Common Stock		Verso Common Stock
	Historical	Pro Forma Equivalent	Historical	Pro Forma Combined
Net Income (Loss) Per Share—
Basic:
Three Months Ended March 31, 2014	$(10.01)	$(3.16)	$(1.70)	$(1.60)
Year Ended December 31, 2013	$(0.27)	$(4.42)	$(2.09)	$(2.24)
Diluted:
Three Months Ended March 31, 2014	$(10.01)	$(3.16)	$(1.70)	$(1.60)
Year Ended December 31, 2013	$(0.27)	$(4.42)	$(2.09)	$(2.24)
Book Value Per Share
March 31, 2014	$101.52	$(10.40)	$(9.51)	$(5.27)
Cash Dividends
Three Months Ended March 31, 2014	$34.35	$—	$—	$—
Year Ended December 31, 2013	$—	$—	$—	$—

MARKET PRICE AND DIVIDEND INFORMATION

Verso’s common stock is listed for trading on the New York Stock Exchange under the trading symbol “VRS.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Verso’s common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you are urged to consult publicly available sources.

	Verso Common Stock
	High	Low
YEAR ENDED DECEMBER 31, 2011
Quarter ended March 31, 2011	$6.37	$3.43
Quarter ended June 30, 2011	5.44	2.51
Quarter ended September 30, 2011	3.16	1.65
Quarter ended December 31, 2011	1.95	0.85
YEAR ENDED DECEMBER 31, 2012
Quarter ended March 31, 2012	3.36	0.91
Quarter ended June 30, 2012	2.05	1.03
Quarter ended September 30, 2012	2.38	1.16
Quarter ended December 31, 2012	1.70	0.99
YEAR ENDED DECEMBER 31, 2013
Quarter ended March 31, 2013	1.68	0.98
Quarter ended June 30, 2013	1.39	1.03
Quarter ended September 30, 2013	1.15	0.61
Quarter ended December 31, 2013	0.92	0.52
QUARTER ENDED MARCH 31, 2014	5.55	0.62
QUARTER ENDED JUNE 30, 2014	3.24	1.60

The closing sale price of Verso common stock as of July 8, 2014 was $2.72 per share.

Because there is no established trading market for shares of any class of NewPage capital stock, information with respect to the market prices of NewPage stock has been omitted.

VERSO SPECIAL MEETING

Joint Proxy and Information Statement/Prospectus

This joint proxy and information statement/prospectus is being furnished to Verso stockholders in connection with the solicitation of proxies by the Verso board of directors in connection with the special meeting of Verso stockholders.

This joint proxy and information statement/prospectus and the enclosed proxy card are first being sent to Verso stockholders on or about July 11, 2014.

Date, Time and Place of the Verso Special Meeting

The Verso special meeting will be held at 10:00 a.m., Central Time, on July 30, 2014, at Verso’s office located at 6775 Lenox Center Court, Memphis, Tennessee.

Purpose of the Verso Special Meeting

At the Verso special meeting, holders of Verso common stock as of the record date will be asked to consider and vote on the following proposals:

Proposal 1.	approve the issuance of shares of Verso common stock to the NewPage stockholders as part of the Merger Consideration pursuant to the Merger Agreement;

Proposal 2.	approve the issuance of Verso Warrants to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration;

Proposal 3.	approve the issuance of Verso Warrants to the holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration;

Proposal 4.	approve Verso’s Amended and Restated 2008 Incentive Award Plan;

Proposal 5.	approve and adopt the amendment of Verso’s Amended and Restated Certificate of Incorporation to change its corporate name to Verso Corporation effective upon the consummation of the Merger; and

Proposal 6.	approve any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting.

Record Date, Quorum and Voting

Only holders of record of Verso common stock at the close of business on July 2, 2014, which is the record date, will be entitled to notice of and to vote at the Verso special meeting. On the record date, there were 53,327,441 shares of Verso common stock outstanding and entitled to vote at the Verso special meeting that were held by 31 holders of record. Each share of Verso common stock issued and outstanding on the record date is entitled to one vote on each proposal to be voted upon at the Verso special meeting.

The quorum requirement for holding the Verso special meeting and transacting business at the Verso special meeting is the presence, in person or by proxy, of a majority of the issued and outstanding shares of Verso common stock as of the record date entitled to vote at the Verso special meeting. The shares may be present in person or represented by proxy at the Verso special meeting.

If your proxy card is properly executed and received by Verso in time to be voted at the Verso special meeting, the shares of Verso common stock represented by your proxy (including those given electronically via the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. Executed but unvoted proxies will be voted in accordance with the recommendations of the Verso board of directors.

Vote Required

Proposal 1—Approval of Issuance of Shares of Verso Common Stock as Part of Merger Consideration pursuant to Merger Agreement. The affirmative vote of the holders of a majority of the shares of Verso common stock present in person or represented by proxy and entitled to vote at the Verso special meeting is required to approve the issuance of shares of Verso common stock to the NewPage stockholders as part of the Merger Consideration pursuant to the Merger Agreement (see “The Merger Agreement—Transaction Consideration” for more details). Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal.

Proposal 2—Approval of Issuance of Verso Warrants and Shares of Verso Common Stock Issuable upon Mandatory Conversion of such Verso Warrants pursuant to Second Lien Notes Exchange Offer. The affirmative vote of the holders of a majority of the shares of Verso common stock present in person or represented by proxy and entitled to vote at the Verso special meeting is required to approve the issuance of Verso Warrants to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration (see “Description of Other Indebtedness—Exchange Offer Transactions” for more details). Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal.

Proposal 3—Approval of Issuance of Verso Warrants and Shares of Verso Common Stock Issuable upon Mandatory Conversion of such Verso Warrants pursuant to Subordinated Notes Exchange Offer. The affirmative vote of the holders of a majority of the shares of Verso common stock present in person or represented by proxy and entitled to vote at the Verso special meeting is required to approve the issuance of Verso Warrants to the holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration (see “Description of Other Indebtedness—Exchange Offer Transactions” for more details). Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal.

Proposal 4—Approval of Verso’s Amended and Restated 2008 Incentive Award Plan. The affirmative vote of the holders of a majority of the shares of Verso common stock present in person or represented by proxy and entitled to vote at the Verso special meeting is required to approve Verso’s Amended and Restated 2008 Incentive Award Plan. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal.

Proposal 5—Approval and Adoption of Amendment of Verso’s Amended and Restated Certificate of Incorporation to Change Corporate Name to Verso Corporation Effective Upon Consummation of Merger. The affirmative vote of the holders of a majority of the shares of Verso common stock present in person or represented by proxy and entitled to vote at the Verso special meeting is required to approve and adopt the amendment of Verso’s Amended and Restated Certificate of Incorporation to change its corporate name to Verso Corporation effective upon the consummation of the Merger. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal.

Proposal 6—Approval of Adjournment of Verso Special Meeting. The affirmative vote of the holders of a majority of the shares of Verso common stock present in person or represented by proxy and entitled to vote at the Verso special meeting is required to approve any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Verso stockholders or a broker non-vote will have no effect on this proposal. Abstentions from voting by any Verso stockholder will have the same effect as a vote against this proposal. In accordance with the Verso Bylaws, a vote to approve the proposal to adjourn the Verso special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Verso special meeting to approve Proposal 1 may be taken in the absence of a quorum.

Recommendation of Verso Board of Directors

The Verso board of directors unanimously recommends that the Verso stockholders vote “FOR” each of Proposals 1-6.

Verso stockholders should carefully read this joint proxy and information statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, Verso stockholders are directed to the section titled “The Merger Agreement” and to the Merger Agreement itself, which is attached as Annex A hereto.

Voting Electronically or by Telephone

If your shares of Verso common stock are registered directly in your name with Verso’s transfer agent, you are considered, with respect to those shares, the “stockholder of record,” and these proxy materials are being sent to you directly by Verso. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxies, David J. Paterson, Peter H. Kesser and Charles D. Hamlett, or to vote in person at the Verso special meeting. A proxy card has been enclosed for you to use. You may also vote on electronically via the Internet or by telephone.

If your shares of Verso common stock are held by a broker, bank or other nominee, you are considered the beneficial owner of the shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Verso special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Verso special meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares. You may also vote electronically via the Internet or by telephone.

You can ensure your shares of Verso common stock are represented at the Verso special meeting by promptly submitting your proxy electronically via the Internet or by telephone or marking, signing, dating and returning the appropriate proxy card in the envelope provided. Each valid proxy received in time will be voted at the Verso special meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted, as outlined below.

Revocability of Proxies

You may revoke a proxy or change your voting instructions at any time prior to the vote at the Verso special meeting. You may enter a new vote electronically via the Internet or by telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the Verso special meeting and voting in person. Your attendance at the Verso special meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. You may deliver written notice of revocation of a proxy to Verso’s Secretary at any time before the Verso special meeting by sending such revocation to the Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436, in time for the Secretary to receive it before the Verso special meeting.

Inspector of Election

A representative of Verso’s Law Department will tabulate the vote and act as the inspector of election at the Verso special meeting.

Attending the Verso Special Meeting

You are entitled to attend the Verso special meeting only if you are a stockholder of record of Verso or you hold your shares of Verso beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Verso special meeting.

If you are a stockholder of record of Verso and wish to attend the Verso special meeting, please so indicate on the appropriate proxy card or as prompted by the Internet or telephone voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Verso special meeting.

If a broker, bank or other nominee is the record owner of your shares of Verso common stock, you will need to have proof that you are the beneficial owner as of the record date to be admitted to the Verso special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Verso special meeting.

Voting Procedures

You may vote your shares of Verso common stock by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Verso special meeting.

Whether you vote your proxy electronically via the Internet, by telephone, by mail or in person, Verso will treat your proxy the same way. The individuals appointed as proxies will be David J. Paterson, Peter H. Kesser and Charles D. Hamlett. The shares of Verso common stock represented by valid proxies that are received in time for the Verso special meeting will be voted as specified in such proxies. Valid proxies include all properly executed, written paper proxy cards received pursuant to this solicitation that are not later revoked. Executed proxies submitted without direction pursuant to this solicitation will be voted “FOR” each of Proposals 1-6.

Proxy Solicitations

Verso is soliciting proxies for the Verso special meeting from Verso stockholders. Verso will reimburse brokers, banks, institutions and others holding common stock of Verso as nominees for their expenses in sending proxy solicitation material to the beneficial owners of such common stock of Verso and obtaining their proxies.

Stockholders should not send stock certificates or other evidence of shares in book-entry form with their proxies. A letter of transmittal and instructions for the surrender of Verso stock certificates will be mailed to Verso stockholders shortly after the completion of the Merger, if approved and completed.

If you need assistance in completing your proxy card or have questions regarding the Verso special meeting, please contact Peter H. Kesser at peter.kesser@versopaper.com (e-mail) or call (901) 369-4105.

Householding

Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this joint proxy and information statement/prospectus may have been sent to multiple stockholders in your household. Verso will promptly deliver a separate copy of either or both documents to you if you write or call Peter H. Kesser at peter.kesser@versopaper.com (e-mail) or call (901) 369-4105.

NEWPAGE STOCKHOLDERS

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of NewPage as of June 30, 2014 by:

•	each person who is known by us to beneficially own 5% or more of the NewPage common stock;

•	each member of the board of directors of NewPage;

•	each of the Executives; and

•	all directors and executive officers of NewPage.

Beneficial ownership is determined in accordance with the rules of the SEC and includes stock options that could be exercised within 60 days. To our knowledge, each of the holders listed below has sole voting and investment power as to the NewPage common stock owned unless otherwise noted.

	Number of Shares Beneficially Owned	(1)(9)	Percentage of Shares Outstanding
Oaktree Capital Management (3)	1,367,192		19.3%
Franklin Resources, Inc. (2)	1,129,180		15.9%
Centerbridge Partners (6)	1,022,092		14.4%
The Goldman Sachs Group (4)	884,740		12.5%
J.P. Morgan Asset Management (5)	699,704		9.9%
The Capital Group Companies, Inc. (7)	440,120		6.2%
Blackrock, Inc. (8)	391,140		5.5%
Jay A. Epstein	18,954		*
Glenn R. Grill	2,417		*
George F. Martin	36,516		*
David L. Santez	5,094		*
Linda M. Sheffield	2,425		*
Mark A. Angelson	—		—
Robert M. Amen	132		*
Robert J. Bass	161		*
Lisa J. Donahue	126		*
Paul E. Huck	147		*
John F. McGovern	142		*
Eric D. Muller	—		—
Directors and executive officers as a group (15 persons)	96,789		1.3%

*	Less than 1%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have beneficial ownership of the shares of common stock that the person has the right to acquire within 60 days of the date of determination, as well as the shares of common stock underlying vested restricted stock units (RSUs) and vested stock options. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, all the shares the person or persons has (have) the right to acquire within 60 days, as well as the shares of common stock underlying vested RSUs and vested stock options, are deemed outstanding, but are deemed not to be outstanding for the purpose of computing the percentage ownership of any other person or group. All numbers listed above represent sole investment and voting power unless otherwise noted.

(2)	The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403. We observed that there are two entities that operate as separate entities, each of which hold less than 10% of NewPage common stock. We have reported combined ownership in this table.
(3)	The address for Oaktree Capital Management is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.
(4)	The address for The Goldman Sachs Group is 200 West Street, New York, NY 10282.
(5)	The address for J.P. Morgan Asset Management is 500 Stanton Christiana Road, Newark, DE 19713. We observed that there are two entities that operate as separate entities, each of which hold less than 10% of NewPage Holdings common stock. We have reported combined ownership in this table.
(6)	The address for Centerbridge Partners is 375 Park Avenue, 12th Floor, New York, NY 10152.
(7)	The address for Capital Group Companies, Inc. is 11100 Santa Monica Blvd, Los Angeles, CA 90025.
(8)	The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(9)	Shares related to stock options that are exercisable or shares related to stock options or restricted stock units for which a person may acquire common stock within 60 days of June 30, 2014 are treated as “beneficially owned” and the number of shares for each person is listed below. The exercise price reflects the grant date exercise price of $108.72 and $197.80, each reduced by the Recapitalization Dividend per share amount of $34.35 which became effective February 14, 2014, in accordance with the Merger Agreement.

Individual or Group	Options Exercisable ($74.37 Exercise Price)	Options Exercisable ($163.45 Exercise Price)	Total Shares Treated as “Beneficially Owned”
Mr. Epstein	13,295	4,091	17,386
Mr. Grill	1,699	522	2,221
Mr. Martin	25,567	7,867	33,434
Mr. Santez	3,579	1,101	4,680
Ms. Sheffield	1,699	522	2,221
Directors and Executive Officers as a Group	67,316	20,712	88,028

PROPOSALS SUBMITTED TO VERSO STOCKHOLDERS

Proposal 1—Approval of Issuance of Shares of Verso Common Stock as Part of Merger Consideration Pursuant to Merger Agreement

Verso is requesting that its stockholders vote to approve the issuance of shares of Verso common stock to the NewPage stockholders as part of the Merger Consideration pursuant to the Merger Agreement (see “The Merger Agreement—Transaction Consideration” for more details).

The Verso board of directors unanimously recommends that its stockholders vote “FOR” Proposal 1.

Proposal 2—Approval of Issuance of Verso Warrants and Shares of Verso Common Stock Issuable upon Mandatory Conversion of such Verso Warrants pursuant to Second Lien Notes Exchange Offer

Verso is requesting that its stockholders vote to approve the issuance of Verso Warrants to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration (see “Description of Other Indebtedness—Exchange Offer Transactions” for more details).

The Verso board of directors unanimously recommends that its stockholders vote “FOR” Proposal 2.

Proposal 3—Approval of Issuance of Verso Warrants and Shares of Verso Common Stock Issuable upon Mandatory Conversion of such Verso Warrants pursuant to Subordinated Notes Exchange Offer

Verso is requesting that its stockholders vote to approve the issuance of Verso Warrants to the holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer, and shares of Verso common stock issuable upon the conversion of such Verso Warrants immediately prior to the consummation of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration (see “Description of Other Indebtedness—Exchange Offer Transactions” for more details).

The Verso board of directors unanimously recommends that its stockholders vote “FOR” Proposal 3.

Proposal 4—Approval of Verso’s Amended and Restated 2008 Incentive Award Plan

Verso is requesting that its stockholders vote to approve Verso’s Amended and Restated 2008 Incentive Award Plan.

Verso’s original 2008 Incentive Award Plan was approved on May 8, 2008, by Verso’s sole stockholder at the time, Verso Paper Management LP. Verso’s existing Amended and Restated 2008 Incentive Award Plan, or “Amended and Restated Plan,” was adopted on April 11, 2012. The proposed Amended and Restated Plan would increase the aggregate number of shares of Verso common stock issuable under the Amended and Restated Plan by 4,750,000 shares from 6,250,000 shares to a total of 11,000,000 shares, or approximately 8.9% of the outstanding shares of Verso common stock as of June 30, 2014. Verso’s board of directors believes that it is desirable to increase the total number of shares of common stock available under the Amended and Restated Plan in order to attract, motivate and retain employees and non-employee directors of, and consultants to, Verso, taking into account the equity incentive awards that Verso has granted to its employees in 2013 and that it plans to grant to certain executives upon the closing of the Merger and to its employees as it customarily would over the next few years.

The Amended and Restated Plan meets the qualified performance-based compensation requirements of Section 162(m) and allows Verso a tax deduction for incentive-based compensation without limitation under Section 162(m) on the amount of the compensation. One such requirement of Section 162(m) necessitates that

Verso obtains its stockholders’ approval of the Amended and Restated Plan, including the performance goals set forth in the plan. Approval of the Amended and Restated Plan by Verso’s stockholders also will constitute approval of the performance goals set forth in the plan.

Verso also is seeking its stockholders’ approval of the Amended and Restated Plan to comply with a listing rule of the NYSE that requires that material changes to any equity compensation plan of a NYSE-listed company be approved by the company’s stockholders.

If the stockholders approve the Amended and Restated Plan, it will be effective as of the date of the Verso special meeting. If they do not approve it, the Amended and Restated Plan, in its current form, will remain in effect. The Amended and Restated Plan is currently the only plan under which Verso grants equity-based compensation awards.

Plan Description

Summarized below are the material features of the Amended and Restated Plan. This summary is qualified in its entirety by the full text of the plan, which is included in Annex K to this joint proxy and information statement/prospectus.

Purpose

The purpose of the Amended and Restated Plan is to attract, retain and motivate selected employees, consultants and directors of Verso and its subsidiaries through the granting of incentive compensation awards to them, to promote and enhance Verso’s value.

Administration

The Compensation Committee, consisting of not less than two directors that qualify as “outside directors,” as that term is defined under Section 162(m), will administer the Amended and Restated Plan, pursuant to the board of directors’ delegation of authority to the Compensation Committee to administer the plan. Verso’s board of directors retains the authority to administer the plan itself or delegate administration to any other applicable committee of the board of directors. In addition, the Compensation Committee may delegate administration to one or more members of Verso’s board of directors. However, with respect to awards of stock granted to Verso’s independent directors, such awards may only be granted by Verso’s board of directors. In this description of the Amended and Restated Plan, the Compensation Committee, Verso’s board of directors, or any other director or committee of directors administering the plan is referred to as the “plan administrator.”

The plan administrator has the power to interpret the Amended and Restated Plan and adopt rules for its administration, interpretation and application consistent with the plan, including, without limitation:

•	which individuals are to be granted awards;

•	the types of awards to be granted;

•	the number of shares subject to awards; and

•	the terms and conditions of awards.

Eligibility

The plan administrator determines the basis for participation in the Amended and Restated Plan. Persons eligible for participation include Verso’s and Verso’s subsidiaries’ employees, consultants and directors. However, incentive stock options may be granted only to employees. As of the date of this joint proxy and information statement/prospectus, there are approximately 230 potential participants in the Amended and Restated Plan.

Limitation of Benefits

A participant may not receive awards exceeding 2,125,000 shares of Verso common stock per calendar year. The maximum aggregate amount of cash that may be paid in a calendar year under awards is $2 million.

Types of Awards

The plan administrator may grant to any eligible participant a variety of equity-based compensation awards and performance-based cash and equity awards. The performance-based awards available under the plan typically will have pre-established performance goals that relate to the achievement of Verso’s business objectives. Awards may include nonqualified stock options, or “NSOs,” incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code, restricted stock, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights, and performance awards (including cash bonuses, stock bonuses, and other performance or incentive awards paid in cash, stock or a combination of both), except that only Verso or Verso’s subsidiaries’ employees may be granted ISOs.

Stock Options

Stock options, including NSOs and ISOs, may be granted under the Amended and Restated Plan. No stock option will qualify as an ISO if the aggregate fair market value of the stock (determined as of the grant date) subject to all of the holder’s ISOs granted under the Amended and Restated Plan, and exercisable for the first time during any calendar year, exceeds $100,000, even if the stock option is designated as an ISO. Any stock option failing to qualify as an ISO will be deemed to be an NSO.

The plan administrator sets the per share exercise price of stock options, subject to the following conditions:

•	in the case of ISOs and NSOs, the per share exercise price of the stock option may not be less than 100% of the fair market value per share of Verso common stock on the grant date; and

•	for any persons owning (within the meaning of Section 424(d) of the Internal Revenue Code) more than 10% of the total combined voting power of all classes of Verso or any of Verso’s subsidiaries’ capital stock, the per share exercise price of the stock option may not be less than 110% of the fair market value per share of Verso common stock on the grant date.

The term of a stock option is set by the plan administrator, subject to the following conditions:

•	the term of a stock option may not be longer than ten years from its grant date; and

•	the term of an ISO granted to a person owning more than 10% of the total combined voting power of all classes of Verso capital stock may not be longer than five years from its grant date.

Upon termination of a stock option holder’s services with Verso, the plan administrator will determine if the holder may exercise his or her stock option within the period of time specified in the stock option grant, to the extent that the stock option was vested at the time of termination.

Restricted Stock

Restricted stock may be granted under the Amended and Restated Plan. A restricted stock award is the grant of shares of common stock, at the price, if any, determined by the plan administrator. Restricted stock is nontransferable and may be subject to substantial risk of forfeiture until specific conditions, which may be based on continuing service or achievement of performance goals, are met. During the period of restriction, all shares of restricted stock will be subject to the restrictions and vesting requirements established by the plan administrator. The restrictions will lapse in accordance with a schedule or other conditions determined by the plan administrator. Restricted stock may not be sold or encumbered until all restrictions lapse or are terminated.

Performance Awards

Performance-based awards may be granted under the Amended and Restated Plan in the form of cash bonus awards, stock bonus awards, and other performance or incentive awards paid in cash, stock or a combination of both. Performance awards may be payable upon the attainment of objective performance goals established by the plan administrator that relate to one or more of the following financial, operational or other criteria pertaining to Verso or any of its subsidiaries:

•	net earnings, either before or after interest, taxes, depreciation and amortization;

•	gross or net sales or revenue net income, either before or after taxes;

•	net income, either before or after taxes;

•	operating earnings or profit;

•	cash flow, including, but not limited to, operating cash flow and free cash flow;

•	return on assets;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expenses;

•	working capital;

•	earnings per share;

•	price per share of Verso common stock;

•	regulatory body approval for commercialization of a product;

•	implementation or completion of capital projects;

•	market share;

•	objective measures of productivity;

•	operating efficiency;

•	economic value-added;

•	cash flow return on capital; and

•	return on net assets.

Any of the above performance criteria may be measured in absolute terms, or as compared to any incremental increase or decrease, results of a peer group or market performance indicators or indices. The plan administrator has the discretion to specify a performance goal in any manner appropriate for the type of award granted. In addition, when the plan administrator sets a performance goal, the plan administrator may consider any criteria that it deems relevant in light of the nature of the performance goal or the assumptions made by it in setting such goal.

For awards under the Amended and Restated Plan that are intended to qualify as performance-based compensation under Section 162(m), no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m)), the plan administrator will, in writing, (1) designate one or more holders, (2) select the performance criteria applicable to the performance period, (3) establish the performance goals, and amounts of such awards which may be earned for the performance period based on the performance criteria, and (4) specify the relationship between performance criteria and the performance goals and the amounts of the awards to be earned by each employee for such performance period. After the end of the performance period, the plan administrator will certify in writing whether and the extent to which the performance goals were met.

The plan administrator may provide that one or more objectively determinable adjustments will be made to one or more of the performance goals. The adjustments may be based on any one or more of the following:

•	items relating to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by Verso during a performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of business under United States generally accepted accounting principles;

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during a performance period;

•	items relating to unusual or extraordinary corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of Verso’s core, ongoing business activities; and

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

For awards under the plan intended to qualify as performance-based compensation under Section 162(m), the adjustments will be made within the time prescribed by and otherwise in compliance with Section 162(m).

Dividend Equivalents

Dividend equivalents may be granted under the Amended and Restated Plan, except that no dividend equivalents may be payable with respect to stock options or SARs under the Amended and Restated Plan. A dividend equivalent is the right to receive the equivalent value of dividends paid on shares of stock. Dividend equivalents are credited as dividend payments as of the dates during the period between the date that the award is granted and the date that the award vests, is exercised, is distributed or expires, all as determined by the plan administrator. Dividend equivalents will be converted to cash or additional shares of stock by such formula, at such time and subject to such limitations as may be determined by the plan administrator.

Stock Payments

Stock payments may be granted under the Amended and Restated Plan. A stock payment is a payment in the form of stock or a stock option or other right to purchase stock, as part of a bonus, deferred compensation or other arrangement. The number or value of shares of any stock payment will be determined by the plan administrator and may be based on achieving one or more of the performance criteria set forth in the Amended and Restated Plan, or any other specific criteria determined by the plan administrator. Stock payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards under the Amended and Restated Plan.

Deferred Stock

Deferred stock may be granted under the Amended and Restated Plan. The number of shares of deferred stock will be determined by the plan administrator and may be based on achieving one or more of the performance criteria set forth in the Amended and Restated Plan, or other specific criteria determined by the plan administrator, in each case on a specified date or dates or over any period or periods determined by the plan administrator. Stock underlying a deferred stock award will not be issued until the award has vested pursuant to a vesting schedule or other conditions set by the plan administrator. Unless otherwise provided by the administrator, a holder of deferred stock shall have no rights as a company stockholder until the deferred stock award vests and the common stock underlying the award has been issued to the holder. Deferred stock may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Restricted Stock Units

Restricted stock units may be granted under the Amended and Restated Plan. A restricted stock unit provides for the issuance of stock at a future date upon the satisfaction of specific conditions set forth in the applicable restricted stock unit award agreement. The plan administrator will determine the terms and conditions of the restricted stock units and will specify the date or dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as the plan administrator deems appropriate, including conditions based on achieving one or more of the performance criteria set forth in the Amended and Restated Plan, or other specific criteria determined by the plan administrator. The plan administrator will specify, or permit the restricted stock unit holder to elect, the conditions and distribution dates upon which the stock underlying the restricted stock units will be issued, which distribution dates may not be earlier than the date as of which the restricted stock units vest and become nonforfeitable, and which conditions and distribution dates will be subject to compliance with Section 409A of the Code. On the distribution dates, Verso will transfer to the holder one unrestricted, fully transferable share of Verso common stock for each vested and nonforfeitable restricted stock unit.

Stock Appreciation Rights

Stock appreciation rights, or “SARs,” may be granted under the Amended and Restated Plan. An SAR entitles its holder, upon exercise of all or a portion of the SAR, to receive an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the SAR from the fair market value on the date of exercise of the SAR by the number of shares with respect to which the SAR has been exercised, subject to any limitations imposed by the plan administrator. The exercise price per share subject to an SAR will be set by the plan administrator, and, except with respect to certain substitute awards, may not be less than 100% of the fair market value on the date the SAR is granted. The plan administrator determines the period during which the right to exercise the SAR vests in the holder. No portion of an SAR which is unexercisable at the time the holder’s employment terminates will thereafter become exercisable, except as may be otherwise provided by the plan administrator. SARs may be exercised as determined by the Administrator, but in no event may an SAR have a term extending beyond the tenth anniversary of the date of grant. Payment of the SAR may be in cash, stock, or a combination of both, as determined by the plan administrator.

Payment Methods

The plan administrator will determine the methods by which payments by any award holder with respect to any awards granted under the Amended and Restated Plan may be made, including, without limitation: (1) cash or check; (2) shares of Verso common stock issuable pursuant to the award or held for such period of time as may be required by the plan administrator in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required; (3) delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of Verso common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to Verso in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to Verso upon settlement of such sale; or (4) any other form of legal consideration acceptable to the plan administrator. However, no award holder who is a member of Verso board of directors or an “executive officer” within the meaning of Section 13(k) of the Securities Exchange Act of 1934 will be permitted to make payment with respect to any awards granted under the Amended and Restated Plan, or continue any extension of credit with respect to such payment in any method that would violate the prohibitions on loans made or arranged by Verso as set forth in such Section 13(k).

Adjustment Provisions

If a stock dividend, stock split, combination, merger, consolidation or other change affects Verso common stock (other than an equity restructuring, as defined in the Amended and Restated Plan), the plan administrator may equitably adjust any one or more of:

•	the aggregate number of, and kind of, shares of Verso stock subject to the Amended and Restated Plan;

•	the number of, and kind of, shares of Verso stock subject to outstanding awards under the Amended and Restated Plan;

•	the terms and conditions of any outstanding awards, including performance targets or criteria; and

•	the grant or exercise price per share of Verso common stock for any outstanding awards under the Amended and Restated Plan.

In connection with any such transaction or event or any other unusual or nonrecurring transaction or event that affects Verso or any of its affiliates or its financial statements or those of its affiliates, or any changes in applicable law, regulations or accounting principles, to prevent a dilution or enlargement of benefits or potential benefits under the Amended and Restated Plan, facilitate such transaction, or give effect to such changes in law, regulations or accounting principles, as determined by the plan administrator, the plan administrator may provide for any one or more of the following:

•	termination of an award in exchange for an amount of cash, if any, that is equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights under the award as of the date of the transaction or event;

•	the replacement of the award with other rights or property having an aggregate value not exceeding the amount that would have been payable upon the exercise of such award or realization of the participant’s rights under the award as of the date of the transaction or event;

•	after the occurrence of the transaction, that an award cannot vest, be exercised or become payable;

•	that an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the Amended and Restated Plan or the applicable award agreement;

•	that an award will be assumed, or an equivalent award, right or other property will be substituted for it by a successor to Verso, with appropriate adjustments as to the number and kind of shares and prices; and

•	adjustment in the number and type of shares of Verso stock subject to outstanding awards and/or in the terms and conditions and criteria included in outstanding awards and awards which may be granted in the future.

In the event of an equity restructuring, as defined in the Amended and Restated Plan, the number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. Such adjustments will be nondiscretionary and final and binding on the participant and Verso. In addition, the plan administrator will make such equitable adjustments, if any, as it may in its discretion deem appropriate to reflect such equity restructuring, to the number and kind of shares that may be issued under the Amended and Restated Plan.

Any such action may be effected by the terms of the applicable award agreement or by action of the board of directors or plan administrator taken prior to the occurrence of such transaction or event.

Amendment and Termination

Verso may amend or terminate the Amended and Restated Plan at any time. Such amendment will require the stockholders’ approval if any of the following apply:

•	the amendment increases the number of shares of Verso common stock that may be issued under the Amended and Restated Plan or the maximum number of shares that may be issued to a participant under the Amended and Restated Plan in a calendar year;

•	the amendment decreases the exercise price of any outstanding stock option or stock appreciation right; and

•	Verso’s stockholders’ approval is required by applicable law, rule or regulation.

Claw-Back

The plan administrator may require that any awards granted under the Amended and Restated Plan be subject to the provisions of any compensation claw-back policy implemented by Verso.

New Plan Benefits

The plan administrator may grant awards to eligible participants on a discretionary basis. Verso has not determined all of the awards that will be granted in 2014. In 2013, Verso granted awards as indicated in the table below. These awards do not necessarily indicate the types or amounts of awards that Verso may grant in the future.

	Stock Options		Restricted Stock
Name and Position	Dollar Value	Number of Shares Subject to Stock Options	Dollar Value	Number of Shares of Restricted Stock
David J. Paterson	$1.29	65,000	$1.29	35,000
President and Chief Executive Officer
Lyle J. Fellows	$1.29	27,500	$1.29	18,438
Senior Vice President of Manufacturing and Energy
Robert P. Mundy	$1.29	24,010	$1.29	16,685
Senior Vice President and Chief Financial Officer
Michael A. Weinhold	$1.29	24,013	$1.29	16,675
Senior Vice President of Sales, Marketing and Product Development
Peter H. Kesser	$1.29	22,500	$1.29	16,260
Senior Vice President, General Counsel and Secretary
All executive officers as a group (including executive officers named above)	$1.29	195,623	$1.29	127,224
Non-executive directors as a group	$1.29	—	$1.29	124,024
All employees, excluding executive officers, as a group.	$1.29	368,819	$1.29	44,088

Equity Compensation Plan Information

The Amended and Restated Plan is currently the only plan under which Verso grants equity-based compensation and under which Verso has authorized securities for future issuance as compensation. The table below sets forth information regarding the number of shares of common stock to be issued upon the exercise of outstanding stock options granted under the plan and the shares of common stock remaining available for future issuance under the plan, as of December 31, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Stock Options	Weighted-Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan*
Equity compensation plans approved by security holders	4,433,706	$2.38	690,457
Equity compensation plans not approved by security holders	—	$—	—
Total	4,433,706	$2.38	690,457

*	Excludes securities to be issued upon exercise of outstanding stock options.

Tax Information

Section 162(m) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to its Chief Executive Officer and its three other most highly compensated officers other than its principal financial officer. However, “qualified performance-based compensation” is not subject to this $1 million limit on deduction. The Amended and Restated Plan is designed, and Verso intends to implement it, in a manner that is intended to permit Verso to grant qualified performance-based compensation under it and to satisfy the following requirements under Section 162(m): (1) performance measures will be determined by a compensation committee consisting solely of “outside” directors, as defined in Section 162(m); (2) the material terms under which compensation under the plan may be paid, including the performance goals for awards, will be approved by Verso’s stockholders; and (3) a compensation committee consisting solely of “outside” directors will certify that the performance goals and any other material award terms are satisfied before Verso pays any performance-based compensation.

Summarized below are the United States federal income tax aspects of awards that may be granted under the Amended and Restated Plan, based on existing U.S. federal income tax laws as of the date of this joint proxy and information statement/prospectus. This summary describes basic tax rules and is not intended as, and should not be relied upon, as tax guidance for participants in the plan. It does not describe the implications, if any, of a number of special tax rules, such as the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Internal Revenue Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to the tax laws could alter the tax consequences described below.

Incentive Stock Options

The grant of an incentive stock option will not be a taxable event for the participant or for Verso. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise; called here the “holding period requirement.” Verso will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of a stock option to qualify for the foregoing tax treatment, the participant generally must exercise the stock option while the participant is a Verso employee or an employee of one of Verso’s subsidiaries or, if the participant has terminated employment, no later than three months after the participant terminated employment.

If all of the foregoing requirements are met except the holding period requirement, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the stock option was exercised over the stock option’s exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Verso will generally be allowed a business expense deduction when and to the extent that the participant recognizes ordinary income, subject to the restrictions of Section 162(m).

Nonqualified Stock Options

The grant of a nonqualified stock option will not be a taxable event for the participant or Verso. Upon exercising a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified stock option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the stock option was exercised). Subject to the restrictions of Section 162(m), Verso will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock

A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make a Section 83(b) election, the fair market value of the common stock on the date that the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year that the restrictions lapse. A participant who is awarded shares that are not subject to restrictions will recognize ordinary income equal to the fair market value of the shares on the date of the award. Subject to the restrictions of Section 162(m), Verso will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights

There are no immediate tax consequences resulting from the grant of an award of stock appreciation rights. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Subject to the restrictions of Section 162(m), Verso will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Other Equity-Based Awards and Cash Awards

The taxation of other types of equity-based awards and cash awards (e.g., performance cash bonuses) will depend on the specific terms of the award. Generally, the grant of these awards will have no federal income tax consequences for the participant or Verso, but payment of the award will be taxable to a participant as ordinary income. Subject to the restrictions of Section 162(m), Verso will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Recommendation of Board of Directors

The Verso board of directors unanimously recommends that its stockholders vote “FOR” Proposal 4.

Proposal 5—Approval and Adoption of Amendment of Verso’s Amended and Restated Certificate of Incorporation to Change Corporate Name to Verso Corporation Effective Upon Consummation of Merger

Verso is requesting that its stockholders vote to approve and adopt the amendment of Verso’s Amended and Restated Certificate of Incorporation to change its corporate name to Verso Corporation effective upon the consummation of the Merger.

The Verso board of directors unanimously recommends that its stockholders vote “FOR” Proposal 5.

Proposal 6—Approval of Adjournment of Verso Special Meeting

The Verso special meeting may be adjourned to another time or place, if necessary, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes to approve Proposal 1.

If, at the Verso special meeting, the number of shares of Verso common stock present or represented and voting in favor of Proposal 1 is insufficient to approve such proposal, Verso intends to move to adjourn the Verso special meeting in order to solicit additional proxies for the approval of Proposal 1. In accordance with the Verso Bylaws, a vote to approve the proposal to adjourn the Verso special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Verso special meeting also may be taken in the absence of a quorum. Verso does not intend to call a vote on this proposal if Proposal 1 has been approved at the Verso special meeting.

Verso is requesting that its stockholders vote to approve any adjournment of the Verso special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Verso special meeting. If the Verso stockholders approve this adjournment proposal, Verso could adjourn the Verso special meeting and any adjourned session of the Verso special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Verso stockholders who have previously voted. However, the Merger Agreement contains certain restrictions on the ability of Verso to adjourn the Verso special meeting, as described under “The Merger Agreement—Verso Special Meeting.”

The Verso board of directors unanimously recommends that its stockholders vote “FOR” Proposal 6.

THE MERGER

This section of the joint proxy and information statement/prospectus describes certain material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire joint proxy and information statement/prospectus, including the full text of the Merger Agreement, which is attached as Annex A, for a more complete understanding of the Merger. In addition, important business and financial information about Verso is contained in this joint proxy and information statement/prospectus and additional information is included in the Annexes hereto. See “Where You Can Find More Information” beginning on page 415.

Effects of the Merger

Upon completion of the Merger, Merger Sub, an indirect, wholly owned subsidiary of Verso, will merge with and into NewPage. NewPage will be the Surviving Corporation in the Merger and will become an indirect, wholly owned subsidiary of Verso.

Treatment of NewPage Common Stock

Subject to certain conditions being met, between the signing of the Merger Agreement and the closing of the Merger, the NewPage Term Loan Facility was funded, and NewPage paid the Recapitalization Dividend to stockholders as a portion of the Transaction Consideration (with the remaining proceeds of the NewPage Term Loan used to refinance NewPage’s former $500 million term loan facility and a small portion was funded into escrow to satisfy at closing obligations to holders of NewPage in-the-money stock options and NewPage restricted stock units).

At the effective time of the Merger, each share of NewPage common stock issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares of NewPage and any shares of NewPage common stock owned by Verso or any subsidiary of Verso (including Merger Sub) or NewPage, and other than shares of NewPage common stock as to which dissenters’ rights have been properly exercised pursuant to the DGCL) will be cancelled and converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, the amount of aggregate Merger Consideration allocable to one share of NewPage common stock (other than the amount already paid through the pre-closing payment from the proceeds of the NewPage Term Loan Facility, as described above). See “The Merger Agreement—Transaction Consideration.”

Treatment of NewPage Stock Options and NewPage Restricted Stock Units

NewPage Stock Options

When NewPage paid the Recapitalization Dividend to its stockholders, as described in “The Merger—Treatment of NewPage Common Stock” above, it adjusted the exercise price of each outstanding option by reducing it by the amount payable in respect of one share of NewPage common stock. As of the effective time of the Merger, each outstanding option that is an “in-the-money” option (which are all outstanding options immediately prior to the effective time that had an exercise price of $108.72 as of the date of the Merger Agreement) will become fully vested and, as of the closing of the Merger, will be automatically cancelled and converted into the right of the optionholder to receive consideration equal to the difference between (i) the per share aggregate Transaction Consideration and (ii) the exercise price of such in-the-money option (determined without regard to any adjustment in respect of the Recapitalization Dividend described in the preceding sentence). In the event an optionholder executes an optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock, taking into account the cash paid in connection with the Recapitalization Dividend. In the event an optionholder does not execute the optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock at closing. Each form of consideration payable to optionholders will be reduced on a pro rata basis by amounts that are required to be withheld under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue the consideration payable to the former optionholders as soon as reasonably practicable following the closing date, subject to their execution of a stockholder consent and release. All options that are not in-the-money options will be automatically cancelled and terminated without payment as of the effective time of the Merger.

Restricted Stock Unit Awards

Each holder of NewPage restricted stock units (each, an “RSU”) that were outstanding on the date the Recapitalization Dividend was paid to NewPage stockholders, is entitled to receive a dividend equivalent equal to the amount payable in respect of one share of NewPage common stock in connection with the Recapitalization Dividend. Such dividend equivalent payable in respect of each RSU will be paid to its holder, less any amounts that are required to be withheld under applicable tax laws, on the date on which NewPage’s common stock underlying the RSU is distributed to the holder in accordance with the applicable RSU award agreement. Upon the closing of the Merger, each holder of RSUs will be entitled to receive payment of any outstanding and unpaid dividend equivalents in respect of the RSUs held by such individual.

As of the effective time of the Merger, each RSU, whether vested or unvested, will become fully vested. At the closing of the Merger, each RSU will be cancelled and automatically converted into the right of the holder of each RSU outstanding immediately prior to the effective time of the Merger to receive, promptly following the closing of the Merger, the cash consideration, note consideration and share consideration to which one share of NewPage common stock is entitled at closing, reduced on a pro rata basis by the amounts that are required to be withheld or deducted under any applicable tax laws. The surviving corporation or its subsidiaries will be required to issue such consideration to the former RSU holders subject to their execution of a stockholder consent and release.

Because certain NewPage stock options and RSUs had not vested at the time the Recapitalization Dividend was paid to NewPage stockholders, NewPage deposited an amount into escrow that is sufficient to satisfy NewPage’s obligation to the holders of such options and RSUs. In this regard, the Merger Agreement provides that in connection with the payment of the Recapitalization Dividend to NewPage stockholders, an amount reasonably determined by the NewPage board of directors which is not less than (a) the product of (i) the number of RSUs outstanding as of the record date of the Recapitalization Dividend, multiplied by (ii) the amount of the per share Recapitalization Dividend, plus (b) $3 million plus (c) the cash actually received by NewPage in respect of any exercises of NewPage stock options between the signing of the Merger Agreement and the closing of the Merger, was funded into escrow and paid to holders of in-the-money options and RSUs in connection with the closing of the Merger or, with respect to RSUs, upon the earlier settlement of the underlying RSUs.

Financing for the Merger

As described above, on January 3, 2014, in connection with the entry into the Merger Agreement, Verso entered into the Credit Agreement Amendments. Under the Credit Agreement Amendments, (a) the lenders under each of Verso’s Existing ABL Facility and Existing Cash Flow Facility consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain indebtedness in connection therewith, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets, and (c) the parties agreed to amend Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The pricing terms, maturities and commitments under Verso’s Existing ABL Facility and Verso’s Existing Cash Flow Facility remain unchanged.

On February 11, 2014, NewPage borrowed $750 million under the NewPage Term Loan Facility and refinanced its former $500 million term loan facility and replaced its former $350 million asset-based loan facility.

At the time of the closing of the Merger, Verso expects to issue $650 million in aggregate principal amount of New First Lien Notes to the current shareholders of NewPage as part of the Merger Consideration.

The issuers and guarantors of Verso’s debt securities (including the New First Lien Notes) and the borrower and guarantors of Verso’s credit facilities do not guarantee the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility, and the borrower and guarantors under the NewPage Term Loan Facility and the NewPage ABL Facility will not guarantee the obligations under Verso’s debt securities and credit facilities. As a result, following the consummation of the Merger, the holders of Verso’s debt securities (including the New First Lien Notes) will be structurally subordinated to the obligations under the NewPage Term Loan Facility and the NewPage ABL Facility to the extent of the value of the assets of the NewPage Subsidiaries. Upon the consummation of the Merger, NewPage Holdings Inc. (but not the NewPage Subsidiaries) will guarantee Verso’s debt securities (other than any remaining Old Second Lien Notes and Old Subordinated Notes) and Verso’s credit facilities.

While Verso has received commitments from lenders for the proposed facilities, there can be no assurance that Verso and NewPage will enter into such facilities.

Exchange Offer Transactions

On July 2, 2014, the Verso Issuers launched offers to exchange (a) New Second Lien Notes and Verso Warrants for any and all outstanding Old Second Lien Notes and (b) New Subordinated Notes and Verso Warrants for any and all outstanding Old Subordinated Notes.

In connection with the Exchange Offers, the Verso Issuers are also soliciting consents to amend the Old Second Lien Notes, the Old Subordinated Notes and the indentures governing the Old Second Lien Notes and the Old Subordinated Notes. The proposed amendments, which require the consent of a majority in outstanding aggregate principal amount of the Old Second Lien Notes and Old Subordinated Notes, respectively, will eliminate or waive substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and transfer of assets, and modify or eliminate certain other provisions. In addition, the consents with respect to the Old Second Lien Notes will authorize a release of the liens and security interests in the collateral securing the Old Second Lien Notes. In order to be effected, the collateral release must be consented to by the holders of at least two-thirds in outstanding aggregate principal amount of the Old Second Lien Notes.

Prior to the consummation of the Merger, (i) the New Second Lien Notes will have substantially the same terms as the Old Second Lien Notes in that the New Second Lien Notes will have their original principal amount, will bear interest at a rate of 8.75% per annum, will mature on February 1, 2019 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Second Lien Notes, and (ii) the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes in that the New Subordinated Notes will have their original principal amount, will bear interest at a rate of 11 3⁄8% per annum, will mature on August 1, 2016 and will be governed by covenants that are substantially the same as the covenants currently governing the Old Subordinated Notes. If the Merger does not occur, the New Second Lien Notes and the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Merger, (i) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Merger will hold $668.75 principal amount of New Second Lien Notes immediately following the Merger, subject to adjustment based on participation in the Second Lien Notes Exchange Offer (as described below), and the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $681.875 principal amount of New Subordinated Notes immediately following the Merger, subject to adjustment based on participation in the Subordinated Notes Exchange Offer (as described below), (ii) the maturity date of the New

Second Lien Notes will be extended to August 1, 2020 and the maturity date of the New Subordinated Notes will be extended to August 1, 2021, (iii) the New Second Lien Notes interest rate will be adjusted such that the New Second Lien Notes will bear interest from and after the date of the consummation of the Merger at a rate of 10% per annum entirely in cash plus Second Lien Notes PIK Interest, (iv) the New Subordinated Notes interest rate will be adjusted such that the New Subordinated Notes will bear interest from and after the date of the consummation of the Merger at a rate of 10% per annum entirely in cash plus Subordinated Notes PIK Interest, (v) certain other amendments to the terms of the New Second Lien Notes and New Subordinated Notes will be effected and (vi) the Verso Warrants will have been mandatorily converted into shares of Verso common stock.

The principal amount of New Second Lien Notes following the Merger per $1,000 principal amount of New Second Lien Notes prior to the Merger will be adjusted based on participation in the Second Lien Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Second Lien Notes Participating in the Second Lien Notes Exchange Offer	Principal Amount of New Second Lien Notes Following the Merger per $1,000 Principal Amount of New Second Lien Notes Prior to the Merger
75%	$593.75
80%	$608.75
85%	$623.75
90%	$638.75
95%	$653.75
100%	$668.75

If holders in the aggregate tender a percentage of Old Second Lien Notes that is not set forth in the table above, holders will receive the principal amount set forth next to the highest percentage set forth above that is below the actual amount tendered.

The principal amount of New Subordinated Notes following the Merger per $1,000 principal amount of New Subordinated Notes prior to the Merger will be adjusted based on participation in the Subordinated Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Subordinated Notes Participating in the Subordinated Notes Exchange Offer	Principal Amount of New Subordinated Notes Following the Merger per $1,000 Principal Amount of New Subordinated Notes Prior to the Merger
75%	$606.875
80%	$621.875
85%	$636.875
90%	$651.875
95%	$666.875
100%	$681.875

If holders in the aggregate tender a percentage of Old Subordinated Notes that is not set forth in the table above, holders will receive the principal amount corresponding to the closest lower percentage (e.g., if 87.5% of the Old Subordinated Notes are tendered, holders will receive the principal amount corresponding to 85%).

The Verso Warrants will be issued pursuant to the Warrant Agreement as of the date of the consummation of the Second Lien Notes Exchange Offer and the Subordinated Notes Exchange Offer. The Verso Warrants will entitle an eligible holder to acquire shares of Verso common stock representing, as of immediately after the consummation of the Merger, such holder’s pro rata portion (based on such holder’s pro rata portion of the Old Second Lien Notes or Old Subordinated Notes) of 15% or 4.774%, respectively, of the total number of outstanding shares of Verso common stock, determined on a fully diluted basis. Each Verso Warrant will be convertible into one share of Verso common stock. The Verso Warrants will be mandatorily convertible into shares of Verso common stock without payment of consideration (and will not otherwise be convertible) immediately prior to the closing of the Merger and the issuance of shares of Verso common stock as part of the Merger Consideration. No fractional shares of Verso common stock will be issued upon conversion of the Verso Warrants. If, upon conversion of the Verso Warrants, a holder would be entitled to receive a fractional interest in a share, such fractional interest will be rounded up to the nearest whole number of shares of Verso common stock to be issued to the Verso Warrant holder. If the Merger is terminated, the Verso Warrants will be void and of no value and will cease to be convertible into shares of Verso common stock.

Neither the Verso Warrants nor the shares of Verso common stock issuable in respect of such Verso Warrants have been registered under the Securities Act or any other securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The consummation of the Second Lien Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 75% in aggregate principal amount of outstanding Old Second Lien Notes.

The consummation of the Subordinated Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 75% in aggregate principal amount of outstanding Old Subordinated Notes.

It is not a condition of the Second Lien Notes Exchange Offer that the Subordinated Notes Exchange Offer is consummated, and it is not a condition of the Subordinated Notes Exchange Offer that the Second Lien Notes Exchange Offer is consummated.

Additionally, the New Second Lien Notes and the New Subordinated Notes will be subject to registration rights agreements.

Unless otherwise specified in this joint proxy and information statement/prospectus, we have assumed that all outstanding Old Second Lien Notes and all outstanding Old Subordinated Notes will be exchanged, that $396.0 million aggregate principal amount of New Second Lien Notes and $142.5 million aggregate principal amount of New Subordinated Notes will be issued in the Exchange Offer Transactions, and that approximately 16.6 million shares of Verso common stock will be issued upon the mandatory conversion of the Verso Warrants immediately prior to the closing of the Merger. Verso’s management does not believe that any changes have occurred in the terms of the Exchange Offer Transactions since the date of delivery of the opinions of Evercore Group L.L.C. or Goldman Sachs (or are anticipated to occur before the Verso stockholder meeting) such that the Exchange Offer Transactions would be consummated on terms materially less favorable to Verso than those reflected in the projected financial data prepared by management of Verso and provided to Evercore Group L.L.C. and Goldman Sachs. Accordingly, the assumption in the opinion of Evercore Group L.L.C. and the related projections prepared by Verso’s management, to the extent related to the terms of the Exchange Offers, have not been rendered invalid as a result of the terms of the Exchange Offers.

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

Background of the Merger

Prior to NewPage’s emergence from bankruptcy on December 21, 2012, Verso and representatives of Apollo, with advice from Evercore Group L.L.C., held numerous discussions with certain holders of first-lien senior secured notes of NewPage Corporation and proposed to acquire NewPage in a transaction in exchange for a combination of Verso notes, common stock and cash. In August 2012, NewPage filed a standalone plan of reorganization. In the late summer and the fall of 2012, as part of the informal second lien creditor group, representatives of Apollo and Verso submitted a mediation statement and accompanying documents to a court-appointed mediator to attempt to demonstrate the merits of a plan of reorganization for NewPage that involved a merger with Verso and the benefits that would accrue to all constituents in such a transaction. A committee of NewPage’s creditors, whose approval would have been necessary for NewPage to enter into a transaction with Verso prior to its emergence from bankruptcy, indicated that it was not willing to support the transaction then proposed by Verso.

Since its emergence from bankruptcy, NewPage’s board of directors has actively considered NewPage’s strategic alternatives, including the possibilities of an initial public offering of NewPage common stock, as contemplated by NewPage’s stockholders agreement, and a sale of NewPage. NewPage retained Sullivan & Cromwell as its outside legal advisor and Goldman Sachs as its financial advisor to assist it in this process, which included an analysis of potential counterparties, including strategic counterparties in the paper industry who might have the financial capacity and desire to acquire NewPage. This analysis identified Verso, among others, as a potential counterparty.

During January 2013, Mark Angelson, Chairman of the Board of NewPage, and Kristopher Wood, consultant to NewPage, initiated preliminary, high-level conversations with Scott Kleinman, Chairman of the Board of Verso and a partner of Apollo (which controls the controlling stockholder of Verso), and David Sambur, a member of the board of directors of Verso and a partner of Apollo, to assess whether Verso remained interested in a transaction with NewPage following NewPage’s emergence from bankruptcy and to discuss potential transactions in which Verso would acquire NewPage in exchange for a combination of Verso notes, preferred stock and common stock warrants. The parties discussed that the form of consideration that Verso could offer in any potential transaction would be subject to the constraints of Verso’s existing capital structure and, in particular, the restrictive covenants contained in the indentures for Verso’s outstanding debt securities.

In January and February of 2013, Mr. Angelson and Mr. Wood also commenced preliminary, high-level conversations with representatives of the largest stockholder of another potential transaction counterparty (“Company A”) and later with representatives of Company A directly concerning a possible transaction in which Company A would acquire NewPage. In mid-February of 2013, NewPage entered into a confidentiality and exclusivity agreement with Company A’s largest stockholder, and NewPage later entered into a confidentiality and exclusivity agreement with Company A directly, both of which restricted NewPage from pursuing a transaction with an alternative counterparty. In February and March of 2013, while their discussions were ongoing, NewPage and Company A agreed to extend the exclusivity agreement twice, with the last extension expiring in mid-April of 2013, at which time NewPage and Company A mutually determined to abandon discussions relating to a potential transaction because they were unable to agree on terms. NewPage’s board of directors received numerous updates concerning the status of NewPage’s strategic alternatives process and its discussions with Verso and Company A in the first quarter of 2013.

Following the termination of its exclusivity commitment to Company A, NewPage continued its consideration of potential strategic alternatives. In July and August 2013, Mr. Angelson and Mr. Wood had further, non-exclusive discussions with representatives of Company A’s largest stockholder regarding a potential transaction between NewPage and Company A, but the parties were unable to agree on an equity valuation of NewPage. Mr. Angelson and Mr. Wood also had additional discussions with Mr. Kleinman, Mr. Sambur and Reed Rayman, an associate at Apollo, regarding a potential transaction between NewPage and Verso. Mr. Angelson also contacted other potential counterparties to ascertain whether they would have any interest in completing a transaction with NewPage, but none of the other potential counterparties expressed a serious intent to engage in negotiations with NewPage regarding such a transaction. During the third quarter of 2013, NewPage’s board of directors received updates concerning the status of NewPage’s discussions with potential counterparties.

The valuation of the transaction between Verso and NewPage proposed by Apollo in July 2013 contemplated a total enterprise value of $1.356 billion, with merger consideration consisting of a combination of cash, Verso notes and Verso common stock. Negotiations between Mr. Angelson, Mr. Wood, Mr. Kleinman, Mr. Sambur, and Mr. Rayman resulted in multiple changes to the total potential transaction value over several weeks in July and August 2013 until the parties preliminarily agreed to proceed to negotiate other terms of a potential transaction with a total enterprise value of approximately $1.4 billion. The proposed consideration in July and August 2013 consisted of a combination of notes, common stock and cash; however, the precise amount and form of the notes, common stock and cash consideration that NewPage’s stockholders would receive varied throughout the course of negotiations until the signing as alternate structures were proposed and the parties analyzed the constraints of Verso’s existing capital structure and, in particular, the restrictive covenants contained in the indentures for Verso’s outstanding debt securities. Throughout the course of negotiations leading up to the signing date, NewPage’s board of directors, with the advice of Sullivan & Cromwell and Goldman Sachs, considered the potential value and liquidity of each form of consideration, Verso’s ability to finance the cash component of the consideration under the different structures, and the risks associated with each combination of consideration.

Additionally, in light of the fact that Verso is a highly leveraged company in an industry that is in secular decline, and that NewPage’s stockholders would be receiving debt and equity of Verso as merger consideration, NewPage insisted that Verso agree to reduce the aggregate amount and extend the maturities of its outstanding indebtedness. Verso agreed to this requirement, and it was reflected in the first draft of the Merger Agreement circulated in October 2013. To accomplish this debt reduction, Verso agreed to undertake the Exchange Offer Transactions, and the closing of the Merger was conditioned on the completion of the Exchange Offer Transactions.

On August 25, 2013, NewPage and Verso entered into a mutual confidentiality agreement.

During September 2013, Mr. Angelson, Mr. Wood, Mr. Kleinman, Mr. Sambur, Mr. Rayman, and their respective legal and financial advisors discussed various structures for a potential transaction, and NewPage and Verso began mutual due diligence in connection with a potential transaction. On September 24, 2013, NewPage’s board of directors met to, among other things, review the status of NewPage’s consideration of its strategic alternatives and the status of NewPage’s discussions with Verso and Apollo. The principal strategic alternatives that NewPage’s board of directors considered around that time were the following: continuing to operate NewPage as a private company on a stand-alone basis, both with and without a dividend recapitalization; consummating an initial public offering of NewPage’s common stock; acquiring other assets or companies and selling NewPage or portions of NewPage’s assets to other potential acquirers. In considering the possibility of an initial public offering during the summer and fall of 2013, NewPage’s board of directors, with the advice of Goldman Sachs, considered the feasibility of an initial public offering, the potential terms of such an offering, and the extent to which NewPage would be reasonably likely to be able to return capital to its stockholders over time in light of management’s projections, among other factors. NewPage’s board of directors discussed that the Merger was reasonably likely to result in a higher net present value per share and create a better opportunity for NewPage stockholders to monetize that value in the near term as compared to an initial public offering or continuing to operate as a private company on a stand-alone basis, due to (among other reasons) the potential for the combined company to realize substantial pre-tax total cost synergies. NewPage’s board of directors also discussed the difficulty of identifying potential purchasers of NewPage assets in transactions that would be tax-efficient given the secular decline of the paper manufacturing industry and the prevalence of competition from imports, among other factors. Given that no other potential counterparties appeared to be interested in acquiring NewPage in its entirety at that time, NewPage’s board of directors authorized Mr. Angelson, Mr. Wood and NewPage’s advisors to continue to pursue negotiations with Verso.

During October 2013, Mr. Angelson, Mr. Wood, Mr. Kleinman, Mr. Sambur, Mr. Rayman, and their respective legal and financial advisors continued to discuss possible alternatives and exchanged drafts of a term sheet containing the principal terms of the potential transaction. On October 4, 2013 and October 18, 2013, NewPage’s board of directors met to receive an update regarding the potential transaction with Verso. On October 24, 2013, Verso’s legal advisors sent NewPage’s legal advisors a draft of the Merger Agreement contemplating the Merger in which NewPage stockholders would receive a potential combination of cash, New First Lien Notes and Verso common stock.

During November 2013, Mr. Angelson, Mr. Wood, Mr. Kleinman, Mr. Sambur, Mr. Rayman, and their respective legal and financial advisors continued to negotiate key terms of the transaction and possible alternative transaction structures and forms of the Transaction Consideration, and exchanged comments on the draft Merger Agreement. Among other issues, Mr. Angelson, Mr. Wood, Mr. Kleinman, Mr. Sambur, Mr. Rayman, and their respective legal and financial advisors discussed the timing of the delivery of the cash portion of the Transaction Consideration, the terms of the debt financing, the terms of the indenture for the New First Lien Notes, and Verso’s ability to increase the cash component of the Merger Consideration by selling additional New First Lien Notes to the public prior to the closing of the Merger. More specifically, the parties considered whether Verso had any ability, under the terms of the indentures for its existing debt securities, to provide cash merger consideration or a form of indebtedness that would be more senior to the existing debt securities in Verso’s capital structure. Verso and NewPage also discussed potential structures in which Verso would be required to sell New First Lien Notes to third-parties for cash that would be paid as a portion of the Merger Consideration, rather than issuing New First Lien Notes to NewPage’s stockholders in the Merger. In such a structure, Verso and NewPage also discussed that the parties would only implement a “bifurcated structure” that would keep NewPage and Verso debt segregated after the Merger if Verso was unable to sell New First Lien Notes to third-parties between signing and closing due to market conditions or otherwise. NewPage and Verso also discussed the difficulty of how to assess and mutually agree when market conditions or other factors would give Verso a unilateral right to alter the mix of merger consideration to be received by NewPage’s stockholders. In addition, NewPage and Verso discussed the feasibility of structuring the transaction in a manner that would not require registration of the securities to be issued by Verso as merger consideration, and whether and to what extent NewPage’s stockholders could act by written consent without a meeting immediately after the execution of the Merger Agreement for the transaction such that NewPage would have limited, if any, ability to accept a topping bid from a third party should another potential acquirer emerge between signing and closing.

On November 10 and November 30 of 2013, NewPage’s board of directors met to receive an update regarding the status of discussions regarding the potential transaction with Verso and to review certain information concerning the proposed Transaction Consideration.

During December 2013, NewPage entered into confidentiality agreements with certain of its largest stockholders in order to disclose confidential information about the potential transaction to them for the purpose of entering into support agreements with holders of a majority of shares of NewPage common stock by which the holders would agree to support the potential transaction, and entering into an amendment to the NewPage Stockholders Agreement with holders of at least 66 2⁄3% of NewPage’s common stock to allow NewPage to enter into the Merger Agreement. Verso indicated that each of the support agreements and the amendment to NewPage’s Stockholders Agreement were preconditions to Verso’s willingness to enter into the Merger Agreement. Verso’s rationale for seeking the support agreements was to ensure that NewPage’s largest stockholders would vote or execute written consents to approve the Merger and to agree to tender any Verso Junior Notes in the Exchange Offer, thereby removing a potential source of uncertainty from the transaction. Prior to its amendment, the NewPage Stockholders Agreement required the approval of a majority of stockholders in order for NewPage to enter into the Merger Agreement. The rationale for the amendment to remove this requirement was to streamline the process around which the Merger Agreement could be signed and announced.

In December 2013, Verso and NewPage’s respective legal advisors also exchanged drafts of other transaction documents, including a draft indenture for the New First Lien Notes and draft commitment letters with respect to the NewPage Term Loan Facility. In connection with their review of the potential transaction, certain NewPage stockholders who received confidential information about the potential transaction requested certain changes to the terms of the potential transaction as preconditions for their entering into support agreements and the amendment to the NewPage Stockholders Agreement. Mr. Angelson, Mr. Wood, and NewPage’s legal and financial advisors discussed these proposed changes with representatives of these stockholders on multiple occasions in December, and representatives of certain of these stockholders also discussed their proposed changes directly with Apollo. The requested changes included: (a) requests to add an additional economic incentive for Verso to obtain necessary regulatory approvals as soon as reasonably practicable, which ultimately resulted in the inclusion in the Merger Agreement of the concept that Verso will be required to pay NewPage’s stockholders a “ticking fee” in the form of additional Verso common stock if the transaction does not close by August 31, 2014, and (b) requests to change the indenture for the New First Lien Notes to prevent certain types of restricted payments and other actions that are otherwise permitted under the indenture governing the Existing First Lien Notes, designed to enhance the security package and other rights of holders of New First Lien Notes relative to holders of other debt securities issued by Verso. These requests resulted in the indenture governing the New First Lien Notes, as compared to the indenture for the Existing First Lien Notes, placing additional restrictions on Verso’s ability to undertake transactions with affiliates and to repay junior debt, and a requirement that NewPage distribute to Verso (on whose assets holders of New First Lien Notes will have a first lien security interest) the proceeds from borrowings at NewPage (the assets of which would secure the NewPage ABL Facility and NewPage Term Loan Facility used to finance the Recapitalization Dividend), subject to certain conditions. All NewPage stockholders who signed confidentiality agreements with respect to the transaction received updates concerning the status of the transaction and revised drafts of the principal transaction agreements on multiple occasions in late December of 2013.

During November and December of 2013, in addition to the issues described above, negotiations with respect to the Merger Agreement, financing arrangements and other transaction agreements also included discussions of, and the various drafts exchanged between the parties reflected changes to, the following terms, among others:

•	the degree of conditionality under, and term of, the debt commitment letters relating to the NewPage Term Loan Facility and NewPage ABL Facility;

•	NewPage’s ability to pre-pay the NewPage Term Loan Facility at par in the event the Merger is not consummated;

•	the circumstances under which NewPage’s board of directors could effect a change of recommendation to NewPage’s stockholders in respect of the Merger;

•	the parties’ potential remedies for breaches of the Merger Agreement;

•	the circumstances under which each party would be obligated to pay the other a termination fee, and the amount and form of such termination fee;

•	the inclusion of, and scope of, the closing adjustment provision relating to certain restricted payments prior to the closing of the Merger;

•	the level of efforts required to be undertaken by the parties to secure requisite regulatory approvals in connection with the transaction; and

•	the scope of restrictions on Apollo and its affiliates’ ability to buy and sell debt or equity securities of Verso and the scope of Apollo’s and its affiliates’ obligations to support the transactions contemplated by the Merger Agreement.

On December 5, 2013, December 8, 2013, December 15, 2013, December 18, 2013, December 22, 2013 and December 29, 2013, NewPage’s board of directors met to consider the potential transaction with Verso. At these meetings, NewPage’s board of directors received updates on the status of negotiations relating to the transaction documents, presentations on the fiduciary duties of the NewPage board of directors in considering a possible business combination, presentations regarding NewPage’s due diligence investigation of Verso, presentations regarding the proposed structure of the transaction and tax implications flowing from the proposed structure and a summary of the proposed financing for the transaction. NewPage’s board of directors also received presentations and advice from Goldman Sachs with respect to the financial aspects of the potential transaction. Murray Devine also delivered to NewPage’s board of directors Murray Devine’s initial solvency report on the pro forma combined company as of the closing of the potential transaction.

On January 1, 2014, NewPage’s board of directors met with Sullivan & Cromwell and Goldman Sachs to discuss the status of the potential transaction negotiations and the associated transaction agreements. Representatives of Goldman Sachs presented the NewPage board of directors with its financial analyses of the transaction and, following such presentation, provided its oral opinion, which was subsequently confirmed by delivery of a written opinion to the effect that based upon and subject to the factors and assumptions set forth therein, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, each as defined in the Merger Agreement, taken in the aggregate, to be paid to holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Such opinion is attached as Annex B.

The NewPage board of directors then considered and discussed the factors set forth under “Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger.” After reviewing substantially final versions of the transaction documents, NewPage’s board of directors unanimously determined (with one director absent) that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of NewPage and its stockholders. NewPage’s board of directors further authorized and directed its authorized officers to enter into the Merger Agreement, subject to the execution of the amendment to the NewPage Stockholders Agreement.

Between January 1, 2014 and January 3, 2014, despite NewPage’s board of directors’ support for the potential transaction with Verso in its then current form, representatives of certain NewPage stockholders that entered into confidentiality agreements with NewPage continued on multiple occasions to seek changes to enhance the terms of the potential transaction, primarily by requesting changes to the indenture governing the New First Lien Notes that were intended to enhance the trading value of the New First Lien Notes, and representatives of certain of these stockholders also discussed their proposed changes directly with Apollo. As a result of these discussions, Verso agreed to improve the terms of the potential transaction for NewPage in certain respects, including by placing further restrictions on Verso’s ability to incur additional indebtedness by lowering applicable leverage ratios, broadening the circumstances under which NewPage would be required to dividend up to Verso the proceeds from indebtedness incurred at NewPage, and adding a covenant restricting Verso’s ability to undertake certain refinancing transactions.

On January 3, 2014, after NewPage confirmed with its stockholders that it had the requisite stockholder support necessary to enter into the Merger Agreement, NewPage and Verso’s respective legal advisors finalized the revised transaction documents, including the Merger Agreement. NewPage’s board of directors subsequently unanimously approved by written consent the Merger Agreement with Verso and recommended that NewPage stockholders approve the transaction. NewPage’s board of directors further authorized and directed its authorized officers to enter into the Merger Agreement and to execute and deliver all ancillary documents contemplated thereby. On the same day, execution copies of the revised transaction documents were also sent to certain NewPage stockholders who had entered into confidentiality agreements with NewPage. After the requisite percentage of NewPage stockholders necessary to enter into the amendment to the NewPage Stockholders Agreement released their authorized signature pages, NewPage’s authorized officers executed the amendment to the NewPage Stockholders Agreement and then executed the Merger Agreement and other transaction documents, including the support agreements with Verso and certain of NewPage’s stockholders.

At approximately 9:00 a.m. EST on January 6, 2014, NewPage and Verso issued a joint press release announcing the execution of the Merger Agreement and related documents.

Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger

At a meeting on January 1, 2014, NewPage’s board of directors determined by unanimous vote of all directors present and subsequently by unanimous written consent, dated January 3, 2014, that the Merger is in the best interests of NewPage and its stockholders. Accordingly, NewPage’s board of directors unanimously recommends that NewPage’s stockholders adopt the Merger Agreement and approve the Merger.

In reaching its decision to approve the Merger Agreement and declare it advisable, NewPage’s board of directors received advice from NewPage management and legal, financial, tax and accounting advisors and considered a number of factors. The material positive factors considered by NewPage’s board of directors include the following:

•	Benefits of the Merger Relative to Operating NewPage as a Standalone Company. NewPage’s board of directors determined that the Merger represents the most certain and best prospect for maximizing stockholder value and creating an opportunity for NewPage stockholders to monetize that value. Importantly, the Merger is expected to enable the realization of at least $175 million of pre-tax total cost synergies during the first 18 months after the closing of the Merger. These synergies will benefit the value of the New First Lien Notes and Verso common stock issued in the Merger. Among other alternatives, NewPage’s board of directors considered continuing to operate NewPage as a private company on a stand-alone basis, both with and without a dividend recapitalization, consummating an initial public offering of NewPage’s common stock, acquiring other assets or companies and selling NewPage or portions of NewPage’s assets to other potential acquirers. NewPage’s board of directors also considered the challenges of continuing to operate NewPage on a stand-alone basis under current and reasonably-foreseeable market and industry-wide conditions, including the growing business challenges that NewPage faces from competition from imports.

•	Recapitalization Dividend. The Merger Agreement provided that NewPage stockholders would receive the Recapitalization Dividend without regard to whether the Merger is completed. The Recapitalization Dividend was paid to holders of NewPage common stock prior to the date of this joint proxy and information statement/prospectus, with the remaining approximately $7 million of the cash portion of the Transaction Consideration paid into an escrow account for the benefit of holders of NewPage restricted stock units upon vesting and holders of NewPage stock options upon consummation of the Merger. When evaluating the merits of the recapitalization transaction, NewPage’s board of directors considered the fact that NewPage had been significantly deleveraged upon its emergence from bankruptcy proceedings on December 21, 2012, and that NewPage would have sufficient debt capacity to effectuate the recapitalization dividend, both on a stand-alone basis and if the Merger is completed. Although NewPage’s board of directors considered that the terms and conditions of the NewPage Term Loan Facility and NewPage ABL Facility that were to be implemented in the recapitalization transaction could be less favorable than NewPage’s then existing facilities or other facilities that NewPage may have been able to obtain if NewPage were seeking replacement facilities in the absence of the Merger Agreement, NewPage has the ability to replace the NewPage Term Loan Facility implemented in connection with the recapitalization transaction without premium or penalty within 30 calendar days of the termination of the Merger Agreement in accordance with its terms, including if more favorable financing is otherwise available. However, NewPage will still have had to pay the applicable fees, expenses and original issue discount on the new facilities, even if those facilities are replaced.

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Value of New First Lien Notes. The New First Lien Notes to be issued to NewPage stockholders in the Merger will be valued at their face value in the Merger. Even if the New First Lien Notes subsequently trade above par, Verso cannot repurchase them for one year after their issuance date unless Verso pays the holders a make-whole premium. The New First Lien Notes may be redeemed at Verso’s option prior to the first anniversary of the closing date at 100% of the principal amount thereof, plus an applicable premium based on a discounted adjusted treasury rate, and, on or after the first anniversary of the closing date, at declining redemption prices starting at 108.813% for the period from the first anniversary of the closing date through January 14, 2016, stepping down to 105.875% through January 14, 2017, 102.938% through January 14, 2018 and 100.000% from January 15, 2018 and thereafter, in each case plus accrued and unpaid interest. The New First Lien Notes will bear interest at 11.75% per annum. In addition, the indenture for the New First Lien Notes includes several terms intended to enhance the value of the New First Lien Notes including limitations on pro forma and other non-historical adjustments to Adjusted EBITDA, reductions in the amounts of debt and liens that may be incurred by Verso and its restricted subsidiaries, a requirement to maintain in effect and enforce a shared services agreement between

NewPage and Verso for two years following closing, a requirement for NewPage to dividend to Verso up to $50 million every year for two years following closing (subject to certain limitations), a requirement to distribute to Verso the proceeds of any debt incurred by or otherwise receiving credit support from NewPage or its assets (subject to certain limitations), and limitations on the ability of Verso to refinance existing or future junior debt with first lien debt or debt incurred by or otherwise receiving credit support from NewPage or its assets (subject to certain limitations).

•	Liquidity of New First Lien Notes. The New First Lien Notes offer their holders greater potential for liquidity as compared to the illiquidity and lack of marketability of NewPage’s common stock. Holders of the New First Lien Notes who wish to monetize their investment in the New First Lien Notes will have the right to demand that Verso provide marketing assistance in connection with registered or unregistered offerings of their New First Lien Notes, up to a total of four times for all holders. The New First Lien Notes will not be subject to any lock-up or other contractual restrictions on trading after the Merger is completed. NewPage’s board of directors determined that successful execution of an initial public offering of NewPage common stock faced significant challenges that could adversely affect both the offering and subsequent trading value of the shares.

•	Value and Liquidity of Verso Common Stock. It is a condition of closing the Merger that the shares of Verso common stock that will be issued in the Merger be freely tradable on the New York Stock Exchange immediately after the closing of the Merger. In addition, NewPage stockholders will be able to participate in the potential future growth of the combined company through the shares of Verso common stock they will receive in the Merger.

•	Verso Solvency. Although Verso is a highly leveraged company in an industry that is in secular decline, NewPage’s board of directors considered the risk that Verso could become insolvent a reasonable risk to take in view of the potential benefits of the transaction and the following additional considerations:

•	Verso has agreed to use commercially reasonable efforts to obtain a bridge credit facility with respect to certain non-essential assets to support its liquidity prior to the closing of the Merger;

•	Verso was required to obtain a solvency opinion with respect to the combined company on a pro forma basis no later than January 17, 2014 from Murray Devine and, prior to the execution of the Merger Agreement, Murray Devine indicated that, based on its preliminary review and assumptions, it anticipated it would be able to provide that opinion (and it subsequently did provide the opinion on January 16, 2014, a copy of which is attached as Annex E to this joint proxy and information statement/prospectus);

•	completion of the transaction is conditioned on the parties receiving a bring down solvency opinion from Murray Devine with respect to the combined company at the closing of the Merger;

•	the closing of the Merger is conditioned on the completion of the Exchange Offer Transactions, which will reduce the combined company’s overall leverage; and

•	Verso’s management’s financial projections do not indicate that Verso will become insolvent prior to or after the closing of the Merger, including when adjusted for the synergies that Verso estimates will be available from the Merger, the pro forma impact of NewPage’s management’s financial projections and the effect of the recapitalization transaction.

•	Closing Purchase Price Adjustment. The closing purchase price adjustment as a result of certain restricted payments (as described in more detail below under “The Merger Agreement—Transaction Consideration”) is limited to a select list of potential adjustments, most of which are within NewPage’s control, and the aggregate amount of the adjustment is capped at $27 million.

•

Opinion of Goldman Sachs. NewPage’s board of directors considered the financial analysis presented by representatives of Goldman Sachs, as well as the opinion of Goldman Sachs to NewPage’s board of directors that based upon and subject to the factors and assumptions set forth in such opinion, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share

Closing Share Consideration, each as defined in the Merger Agreement, taken in the aggregate to be paid per share of NewPage common stock to the holders (other than Verso and its affiliates) of the outstanding shares of NewPage common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger—Fairness Opinion of Financial Advisor to NewPage” on page 226.

•	NewPage Stockholder Support Agreements. NewPage’s stockholders who collectively owned 61% of NewPage’s common stock on January 3, 2014 entered into support agreements with respect to the Merger and agreed to execute written consents in favor of the Merger after having received and reviewed copies of all of the principal transaction agreements. The support agreements will terminate under certain circumstances if a superior proposal from a third party to acquire NewPage emerges prior to the time the NewPage stockholders are asked to provide written consents with respect to approving the Merger.

•	Terms of Merger Agreement. NewPage’s board of directors determined that the terms of the Merger Agreement, taken as a whole, are favorable to NewPage and its stockholders, including, among other terms, the absence of any holdback, earn out, post-closing purchase price adjustment or post-closing indemnification applicable to NewPage’s stockholders’ receipt of the Transaction Consideration and multiple exclusions from the definition of “material adverse effect,” making it unlikely that Verso could assert the existence of a material adverse effect giving Verso a right not to complete the Merger.

•	Due Diligence. NewPage’s due diligence review of Verso and its subsidiaries conducted by NewPage’s management and outside advisors was satisfactory.

In addition to the risks described above, NewPage’s board of directors also considered a number of other material risks, including the risks described in the section entitled “Risk Factors” beginning on page 47 and other potentially countervailing factors, including, among others, the material factors listed below:

•	Risk of Failing to Complete Merger Transactions. The Merger is subject to a number of closing conditions, including conditions relating to the Exchange Offer Transactions and the other financing transactions, and there can be no assurance that these conditions will be satisfied or waived. Pendency of the Merger is likely to distract management and employees and adversely affect business performance and the ability to capitalize on possible new opportunities.

•	Verso’s Controlling Stockholder. Verso’s existing controlling stockholder will retain control of Verso after the Merger is completed, and following the Merger, NewPage’s stockholders will be minority owners of Verso common stock and, in practice, will not have control over significant decisions of Verso and its subsidiaries.

•	Restrictions on NewPage’s Ability to Solicit or Accept Alternative Transaction Proposals. The terms of the Merger Agreement make it more difficult for NewPage to sell its business to a party other than Verso. These provisions include the general prohibition on NewPage and its advisors soliciting an acquisition proposal, and the requirement that NewPage pay Verso a termination fee if the Merger Agreement is terminated under specified circumstances.

•	Risk of Appraisal. Under the Merger Agreement, the closing of the Merger is subject to the condition that NewPage stockholders who have not voted in favor of the Merger, have properly exercised their appraisal rights under Delaware law and who have not withdrawn their request for appraisal rights, shall not hold more than 7% of NewPage’s then issued and outstanding common stock. The NewPage board of directors considered this condition in determining to recommend to its stockholders that they adopt the Merger Agreement and approve the Merger. However, NewPage’s board of directors also considered that, in such event, Verso has liquidity options available to it, such as the sale of New First Lien Notes for cash, to pay for any such appraisal claims, the payment for which likely would not be due for at least several months after the closing of the Merger due to the time customarily required to conclude an appraisal proceeding in Delaware courts.

•	Availability of Remedies. The Merger Agreement provides that money damages NewPage may seek from Verso for any breaches of the Merger Agreement and certain ancillary agreements (by Verso and certain of its affiliates that are party to such agreements) are limited to $27 million in the aggregate and available only if the corresponding breach of contract was willful and material.

•	Regulatory Approvals. The completion of the Merger is conditioned upon the receipt of certain regulatory approvals, including the expiration or termination of the applicable waiting period under the HSR Act. There can be no assurance that such expiration or termination will be obtained. In addition, the DOJ may impose conditions on the completion of the Merger. Verso is not required to agree to all such conditions if they would exceed a specified level of materiality for the combined company. If Verso does agree to such conditions, then the business and results of operations of the combined company (and the market price of the New First Lien Notes and the Verso common stock) may be adversely affected.

•	Financial Assumptions. NewPage’s board of directors considered the risk that the assumptions underlying the projections prepared by NewPage’s management may not prove to be correct. These assumptions include, among others, assumptions regarding the future costs of labor, raw materials and energy and NewPage’s ability to effectively manage or hedge against such costs, industry trends, sales, margins, interests rates, competition (including from imports) and consumer preferences.

•	Potential Adverse Effect on NewPage if the Merger is Not Completed. NewPage’s board of directors considered the restrictions on NewPage taking certain specified actions without Verso’s consent while the Merger is pending, which could be for more than a year depending on when the closing conditions are satisfied, the effect of the additional $250 million of debt that NewPage would incur in connection with its new $750 million NewPage Term Loan Facility prior to closing, and the adverse effect the announcement and pendency of the Merger could have on NewPage’s ability to retain, recruit and motivate key personnel and the impact on NewPage’s relationships with its customers and suppliers.

•	Taxable Nature of Transaction. The Merger is expected to be a taxable transaction to NewPage stockholders for U.S. federal income tax purposes. See “The Merger—Certain Material U.S. Federal Income Tax Consequences” beginning on page 257.

•	Interests of Certain Persons in the Transaction. NewPage’s management team may have interests in the Merger that are different from, or in addition to, those of NewPage’s other stockholders, based on the terms of their respective employment and severance agreements, if any, with NewPage and Verso’s agreement to indemnify each present and former director and officer of NewPage or its subsidiaries.

The above discussion of information and factors considered by NewPage’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by NewPage’s board of directors. In view of the wide variety of factors considered by NewPage’s board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, NewPage’s board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

Individual members of NewPage’s board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, NewPage’s board of directors determined that the Merger was fair to, and in the best interests of, NewPage and NewPage’s stockholders, and that NewPage should proceed with the Merger.

Fairness Opinion of Financial Advisor to NewPage

Goldman Sachs rendered its oral opinion on January 1, 2014, which was subsequently confirmed by a written opinion to NewPage’s board of directors that based upon and subject to the factors and assumptions set forth therein, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, each as defined in the Merger Agreement, taken in the aggregate (the “Per

Share Consideration”), to be paid to holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Under the terms of the Merger Agreement, the Per Share Consideration is subject to certain determinations to be made by NewPage’s board of directors and certain adjustments and increases, in each case subject to certain specified terms and conditions provided in the Merger Agreement and described in “The Merger Agreement—Transaction Consideration—Adjustment of Share Consideration,” “The Merger Agreement—Transaction Consideration—Closing Adjustment” and “The Merger Agreement—Treatment of Stock Options and Other Stock-Based Awards.” Goldman Sachs does not express any opinion with respect to any such determinations, adjustments or increases.

The full text of the written opinion of Goldman Sachs, dated January 3, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of NewPage’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of NewPage common stock should vote or act by written consent with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the disclosure statement associated with NewPage’s emergence from bankruptcy dated November 7, 2012;

•	Annual Reports on Form 10-K of NewPage for the years ended December 31, 2008, 2009 and 2010;

•	the registration statement on Form 10 of NewPage;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of NewPage;

•	Annual Reports on Form 10-K of Verso for the five years ended December 31, 2008, 2009, 2010, 2011 and 2012;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Verso;

•	a summary actuarial analysis of NewPage’s employee benefit plans relating to pension programs and other post-employment benefits prepared by an outside advisor to NewPage, as approved for Goldman Sachs’ use by NewPage, which is referred to below as the “Employee Benefit Analysis”;

•	a summary analysis of NewPage’s net operating losses prepared by the management of NewPage, as approved for Goldman Sachs’ use by NewPage, which is referred to below as the “Standalone NOL Analysis”;

•	a summary pro forma analysis of the expected net operating losses of NewPage and Verso following the Merger, prepared by the managements of NewPage and Verso, as approved for Goldman Sachs’ use by NewPage, which is referred to below as the “Pro Forma Combined NOL Analysis”;

•	certain internal financial analyses and forecasts for NewPage prepared by its management and certain analyses and forecasts for Verso pro forma for the Merger, prepared by the managements of NewPage and Verso, in each case, as approved for Goldman Sachs’ use by NewPage, which are referred to below as the “Forecasts”; and

•	certain cost savings (net of costs to achieve such savings) and operating synergies projected by the management of Verso to result from the Merger, in each case as approved for Goldman Sachs’ use by NewPage, which are referred to below as the “Synergies.”

Goldman Sachs also held discussions with members of the senior managements of NewPage and Verso regarding their assessment of the past and current business operations, financial condition and future prospects of

NewPage and Verso and the strategic rationale for, and potential benefits of, the Merger; reviewed the reported price and trading activity for shares of Verso common stock, Verso’s 11.75% Senior Secured Notes due 2019, Verso’s 11.75% Secured Notes due 2019 and Verso’s 8.75% Second Priority Senior Secured Notes due 2019; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with NewPage’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs has assumed with NewPage’s consent that the Forecasts, the Synergies, the Standalone NOL Analysis and the Pro Forma Combined NOL Analysis have been reasonably prepared and reflect the best currently available estimates and judgments of the management of NewPage. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of NewPage or Verso and, other than the Employee Benefits Analysis, it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on NewPage or Verso or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of NewPage to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to NewPage; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Verso and its affiliates) of shares of NewPage common stock, as of the date of the opinion, of the Per Share Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any other term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any other consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of NewPage; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NewPage, or class of such persons, in connection with the Merger, whether relative to the consideration to be paid to the holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Verso common stock will trade at any time or as to the impact of the Merger on the solvency or viability of NewPage or Verso or the ability of NewPage or Verso to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of NewPage’s board of directors in connection with its consideration of the Merger and its opinion does not constitute a recommendation as to how any holder of shares of NewPage common stock should vote or act by written consent with respect to such transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to NewPage’s board of directors in connection with rendering the opinion to NewPage’s board of directors described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 27, 2013 and is not necessarily indicative of current market conditions.

Analysis of Per Share Consideration

For purposes of its financial analyses, Goldman Sachs calculated a range of illustrative values of the Per Share Consideration based on the following: (i) $250 million in aggregate cash consideration to be paid to holders of shares of NewPage common stock, which would be payable to NewPage’s stockholders as a dividend prior to consummation of the Merger, a payment at closing or a combination thereof, (ii) $650 million face value of New First Lien Notes, which, based on a pro forma public trading value analysis, implies a range of values for the New First Lien Notes of $565 million to $687 million to be paid to holders of shares of NewPage common stock, (iii) upon consummation of the Merger, the ownership by the former holders of shares of NewPage common stock of 16.7% of the equity of the pro forma combined company (which, based on the closing price of shares of Verso common stock as of December 27, 2013 of $0.62 per share, as well as an illustrative discounted cash flow analysis for the pro forma combined company based on the Forecasts, taking into account the Synergies, the Pro Forma Combined NOL Analysis and the Employee Benefit Analysis, utilizing discount rates ranging from 9.0% to 11.0%, which reflect estimates of the pro forma combined company’s weighted average cost of capital, and assuming that no shareholders elect appraisal rights, implies a range of equity values for the 16.7% ownership of $7 million to $175 million) and (iv) a total number of 7,585,198 fully diluted shares of NewPage common stock, provided by management of NewPage. Based on these assumptions, Goldman Sachs calculated a range of illustrative values of the Per Share Consideration of $114.13 to $152.37.

Illustrative Discounted Cash Flow Analysis

Goldman Sachs also performed an illustrative discounted cash flow analysis on NewPage using the Forecasts. Utilizing discount rates ranging from 9.5% to 11.5%, which reflect estimates of NewPage’s weighted average cost of capital Goldman Sachs derived a range of implied enterprise values for NewPage by discounting to December 31, 2013 (i) estimates of the unlevered free cash flows, including pension cash payments, for NewPage for the years ending December 31, 2014 through December 31, 2018 based on the Forecasts, and (ii) illustrative terminal values for NewPage as of December 31, 2018 derived by applying perpetuity growth rates, ranging from -2.0% to -1.0%, which implied terminal year EBITDA multiples ranging from 3.3x to 4.3x. The implied equity values per fully diluted outstanding share of NewPage common stock were then derived by assuming (i) NewPage net debt as of December 31, 2013 of $445 million, based on the Forecasts, (ii) $39 million of tax-adjusted OPEB, which were treated as a debt-like item, and (iii) NewPage fully diluted shares, depending on options dilution, of between 7,182,940 and 7,585,198, provided by NewPage management. Based on the these assumptions, Goldman Sachs calculated a range of implied equity values per fully diluted outstanding share of NewPage common stock of $83.57 to $116.64, or $103.67 to $136.86 including the net present value of net operating losses reflected in the Standalone NOL Analysis. The net present value of net operating losses reflected in the Standalone NOL Analysis were discounted using illustrative discount rates ranging from 14.5% to 16.5%, which reflect estimates of NewPage’s cost of equity.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to NewPage’s board of directors as to the fairness from a financial point of view of the consideration to be paid to the holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results, including estimates of achievable synergies, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of NewPage, Verso, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration to be paid to the holders (other than Verso and its affiliates) of shares of NewPage common stock pursuant to the Merger Agreement was determined through arm’s length negotiations between NewPage and Verso and was approved by NewPage’s board of directors. Goldman Sachs provided advice to NewPage during these negotiations. Goldman Sachs did not, however, recommend any amount of consideration to NewPage or its board of directors or that any specific amount of consideration constituted the only appropriate amount of consideration for the Merger.

As described above, Goldman Sachs’ opinion to NewPage’s board of directors was one of a number of factors taken into consideration by NewPage’s board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of NewPage, Verso, any of their respective affiliates and third parties, including Apollo, the indirect beneficial owner of the Verso Stockholder, Franklin Resources, Inc. (“Franklin”), a significant shareholder of NewPage, and Oaktree Capital Management, L.P. (“Oaktree”), a significant shareholder of NewPage, and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the Merger for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs has acted as financial advisor to NewPage in connection with, and has participated in certain of the negotiations leading to, the Merger. Goldman Sachs expects to receive fees for its services in connection with the Merger, all of which are contingent upon consummation of such transaction, and NewPage has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. An affiliate of Goldman Sachs held a portion of NewPage’s former $350,000,000 asset-based revolving credit facility and, at the request of NewPage, an affiliate of Goldman Sachs provided a portion of the NewPage ABL Facility to NewPage Corporation in connection with which one or more affiliates of Goldman Sachs has received, and will continue to receive, customary fees. For a description of the fees payable in connection with the NewPage ABL Facility, see “Description of Other Indebtedness—NewPage ABL Facility” beginning on page 89. Goldman Sachs has provided certain investment banking services to NewPage and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger and bookrunner with respect to NewPage’s former term loan facility (aggregate principal amount $500,000,000), entered into in December 2012, and NewPage’s former asset-based revolving credit facility (aggregate principal amount $350,000,000), entered into in December 2012. During the two year period ended January 3, 2014, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to NewPage and/or its affiliates of approximately $6,000,000, excluding compensation paid or to be paid to the Investment Banking Division of Goldman Sachs pursuant to its engagement in connection with the Merger. Goldman Sachs also has provided certain investment banking services to Verso and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a dealer manager for the tender offer of the 11.5% senior secured notes due 2014 of Verso Paper Holdings LLC (“Verso Holdings”), a subsidiary of Verso, in March 2012; as joint bookrunner with respect to a public offering of Verso Holding’s 11.75% senior secured notes due 2019 (aggregate principal amount $345,000,000) in March 2012; as dealer manager for an exchange offer of Verso Holding’s second priority senior secured floating rate notes due 2014 (aggregate principal amount

$180,200,000) in May 2012; as dealer manager of an exchange offer of Verso Holding’s 11.38% senior subordinated notes due 2016 (aggregate principal amount $157,500,000) in May 2012; and as participant in Verso’s cash flow revolving facility (aggregate principal amount $50,000,000) entered into in May 2012. Goldman Sachs has also provided certain investment banking services to Apollo and its affiliates and portfolio companies from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of 23,684,211 shares of Rexnord Corp., a portfolio company of funds affiliated with Apollo, in March 2012; as financial advisor to AMC Entertainment, a former portfolio company of funds affiliated with Apollo, in connection with its sale in September 2012; as joint bookrunner with respect to the initial public offering of 29,411,764 shares of Berry Plastics Group, Inc., a portfolio company of funds affiliated with Apollo, in October 2012; as joint lead manager with respect to the initial public offering of 40,000,000 shares of Realogy Holdings Corp., a portfolio company of funds affiliated with Apollo, in October 2012; as joint bookrunner with respect to the initial public offering of 23,529,412 shares of Norwegian Cruise Line Holdings Ltd., a portfolio company of funds affiliated with Apollo, in January 2013; and as financial advisor to Metals USA Holdings Corp., a portfolio company of funds affiliated with Apollo, in connection with its sale in April 2013. Goldman Sachs has also provided certain investment banking services to Oaktree and its affiliates and portfolio companies from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as an underwriter with respect to the initial public offering of 8,840,000 shares of Oaktree Capital Group LLC, an investment advisor affiliate of Oaktree, in April 2012; as financial advisor to Cequel Communications LLC, a former portfolio company of Oaktree, in connection with its sale in November 2012; as a joint bookrunner with respect to the initial public offering of 32,857,800 shares of the Class A common stock of Taylor Morrison Inc., a portfolio company of Oaktree, in April 2013; as financial advisor to Charter Communications Inc., a portfolio company of Oaktree, with respect to the acquisition of Bresnan Broadband Holdings in July 2013; and as financial advisor to Tekni-Plex Inc., a former portfolio company of Oaktree, in connection with its sale in December 2013. Goldman Sachs may also in the future provide investment banking services to NewPage, Verso, Franklin and their respective affiliates and Apollo and Oaktree and their respective affiliates and portfolio companies for which Goldman Sachs’ Investment Banking Division may receive compensation. Affiliates of Goldman Sachs (the “GS Funds”) currently own, in the aggregate, approximately 11.3% of the outstanding shares of NewPage common stock. Eric D. Muller, a Managing Director of Goldman Sachs, is a director of NewPage. In connection with the Merger, the GS Funds have entered into, or may enter into, Amendment No. 1 to the NewPage Holdings Inc. Shareholders Agreement, a Voting Agreement (as defined in the Agreement), a Shareholder Release (as defined in the Agreement), and a Cooperation Agreement (as defined in the Agreement). Affiliates of Goldman Sachs also may have co-invested with Apollo, Oaktree and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo or Oaktree from time to time and may do so in the future.

NewPage’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 1, 2013, NewPage engaged Goldman Sachs to act as its financial advisor in connection with the evaluation of strategic opportunities available to NewPage, including a business combination with a third party. Pursuant to the terms of this engagement letter, NewPage has agreed to pay Goldman Sachs a transaction fee of approximately $12 million, all of which will become payable upon consummation of the Merger. In addition, NewPage has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Forecasts

The boards of directors of each of Verso and NewPage believe that all material information for the stockholders of each of Verso and NewPage regarding the financial analyses delivered by Goldman Sachs to the board of directors of NewPage is included in this Form S-4. Furthermore, Verso and NewPage each believes that the Forecasts are not material information for their respective stockholders and would not assist their respective stockholders in making an informed decision regarding, in the case of the Verso stockholders, approving the issuance of Verso common stock in the Merger and, in the case of the NewPage stockholders, adopting the Merger Agreement and approving the Merger.

Numerous factors and information were considered by the boards of directors of Verso and NewPage in connection with their respective reviews of the Merger. The NewPage board of directors considered multiple factors in its decision-making process that were deemed material by it, each of which is described and set forth on pages 222-226. Likewise, the Verso board of directors considered multiple factors in its decision-making process that were deemed material by it, each of which is also described and set forth on pages 232-234. Any other factors or information considered or discussed by each board of directors were not deemed material by such board of directors and disclosure regarding other factors or information would not provide any additional material information to the stockholders of Verso or NewPage.

Given the nature of the businesses of NewPage and Verso, the Forecasts prepared by each party are subject to inherent uncertainty and numerous risks (including the pricing of raw materials, mill run-rates, demand for each company’s products and the impact of adverse changes in the markets served by NewPage or Verso or in the businesses of either company) that were beyond the ability of either company to control or predict. The boards of directors also applied their respective collective understanding of the companies’ prospects based on the directors’ industry-related (if applicable) and general business experience, as well as their company-specific knowledge from having acted as directors of their respective companies for at least a year prior to the approval of the Merger, in making their respective conclusions regarding the relevance of the projections to the Merger. As a result, Verso and NewPage believe that no stockholder could consider the Forecasts, in and of themselves, material in evaluating the Merger. Furthermore, in light of the facts that (a) the paper industry is in secular decline, (b) opportunities for revenue growth in the industry are limited, (c) economic conditions within the industry have affected demand for Verso’s and NewPage’s products, and (d) each of Verso’s and NewPage’s production capacity is already published by third-party sources such as RISI along with forecasts by RISI of expected customer demand (and such RISI data is used by industry analysts and investors to build financial models and make investment decisions), we believe that stockholders have sufficient information to make their own independent assessment of each of Verso’s and NewPage’s future results of operations, cash flows and financial condition, as well as the future direction of the industry.

Recommendation of the Verso Board of Directors and Verso’s Reasons for the Merger

On December 28, 2013, after careful review and consideration, the Verso board of directors unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Verso and its stockholders.

In determining that the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Verso and its stockholders, the Verso board of directors consulted with Verso’s management and Verso’s advisors (including Evercore and Kirkland & Ellis) and considered a number of factors, including the following material factors:

•	management’s belief that a business combination with NewPage would enhance Verso’s already strong position in the coated paper industry and that the combined companies would be better positioned to compete on a global scale;

•	the combined company will have sales of approximately $4.5 billion and 11 manufacturing facilities located in six states;

•	the Merger is expected to result in at least $175 million of pre-tax total cost synergies, which are expected to be achieved during the first 18 months after completion of the Merger, and which are anticipated to be achieved through:

•	reductions in shipping rates and savings from optimizing shipping routes of the larger mill system;

•	improved utilization of manufacturing facilities and wood sources gained by coordinating the wood collection and storage operations of Verso and NewPage;

•	improved sourcing of raw materials;

•	elimination of duplicative headquarter functions; and

•	savings resulting from improving overall operations through adoption of best practices to improve how work is performed.

•	if successfully completed, the Exchange Offer Transactions could result in a significant amount of debt reduction at Verso;

•	as a result of the Merger, when compared to standalone Verso, the combined company will be substantially deleveraged with a pro forma debt-to-EBITDA ratio materially lower than Verso’s current debt-to-EBITDA ratio; and

•	Verso will be able to effectively leverage NewPage’s existing customer base and geographical reach to combat competition from electronic substitution for print and international producers.

Verso’s board of directors has determined that the Merger is in the best interests of Verso and its stockholders and has approved the Merger Agreement, the Merger, the issuance of shares of Verso common stock to be issued pursuant to the Merger and the other transactions contemplated by the Merger Agreement. In reaching its determination, Verso’s board of directors considered a number of factors, including the factors discussed above and listed below. The conclusions reached by Verso’s board of directors with respect to the following factors supported its determination that the Merger and the issuance of shares of Verso common stock pursuant to the Merger were fair to, and in the best interests of, Verso and its stockholders:

•	the judgment, advice and analysis of Verso’s management and its financial and legal advisors with respect to the potential strategic, financial and operational benefits of the transaction, including management’s favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to NewPage and its subsidiaries;

•	management’s expectations regarding the achievement of cost synergies upon consummation of the Merger;

•	the opinion and presentation of Verso’s financial advisor;

•	the results of operations and financial condition of Verso and NewPage; and

•	the terms of the Merger Agreement and the agreements related to the Merger, including the consideration to be paid by Verso and the structure of the Merger which were considered by both the board of directors and management of Verso to provide a fair and equitable basis for the transaction.

Verso’s board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the Merger, including in particular:

•	the risk that the transaction might not be completed in a timely manner or at all;

•	the potential loss of key NewPage employees critical to the ongoing success of NewPage’s business and to the successful integration of Verso’s business and NewPage’s business;

•	the general difficulties of integrating products, technologies and companies;

•	the risk that the benefits sought to be achieved by the transaction, including those outlined above, will not be achieved;

•	the effect of public announcement of the transaction on Verso’s common stock;

•	the other risks and uncertainties discussed above in the section entitled “Risk Factors”; and

•	the risk of diverting management resources from other strategic opportunities and operational matters for a period of time.

The above discussion of information and factors considered by Verso’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by Verso’s board of directors. In view of the wide variety of factors considered by Verso’s board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, Verso’s board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

Individual members of Verso’s board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, Verso’s board of directors determined that the Merger, the Merger Agreement, the issuance of shares of Verso’s common stock to be issued pursuant to the Merger and the other agreements related to the Merger were fair to, and in the best interests of, Verso and Verso’s stockholders, and that Verso should proceed with the Merger.

Opinion of Evercore Group L.L.C.

Pursuant to an engagement letter dated December 13, 2013, Verso retained Evercore to act as financial advisor to Verso and to provide a fairness opinion to Verso’s Board of Directors. On December 28, 2013, at a meeting of the Board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of December 28, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its opinion, the consideration to be paid by Verso in the Merger was fair, from a financial point of view, to Verso.

The full text of Evercore’s written opinion, dated December 28, 2013, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this joint proxy and information statement/prospectus and is incorporated by reference in its entirety into this joint proxy and information statement/prospectus. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Verso board of directors (in their capacity as such) in connection with their evaluation of whether the consideration to be paid by Verso in the Merger was fair, from a financial point of view, to Verso and did not address any other aspects or implications of the Merger. Evercore’s opinion does not constitute a recommendation to the Verso board of directors or to any other persons in respect of the Merger, including as to how any holder of shares of Verso common stock should act or vote in respect of the Merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to NewPage and Verso that Evercore deemed to be relevant;

•	met with the Chairman of the Board of NewPage and the management of Verso, and reviewed the financial prospects of both NewPage and Verso on a stand-alone and pro forma combined basis;

•	reviewed certain non-public projected financial data relating to NewPage and Verso prepared and furnished to Evercore by management of NewPage and Verso, respectively;

•	reviewed certain non-public historical and projected operating data relating to NewPage and Verso prepared and furnished to Evercore by management of NewPage and Verso, respectively;

•	reviewed certain synergies projected by management of Verso to result from the merger;

•	discussed the past and current operations, financial projections and current financial condition of NewPage and Verso with the management of Verso (including their views on the risks and uncertainties of achieving such projections);

•	compared the financial performance of NewPage and Verso with those of certain publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of NewPage and Verso and the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed the reported prices and historical trading activity of Verso’s outstanding debt securities and common stock;

•	considered the quoted share price for NewPage’s common stock;

•	reviewed a draft of the merger agreement dated December 26, 2013; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data referred to above prepared by the management of Verso, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Verso as to the future financial performance of NewPage and Verso and other matters covered by the projections. With respect to the projected financial data referred to above prepared by the management of NewPage, at Verso’s direction, Evercore did not give weight to those data, which are more optimistic than the comparable projected financial data for NewPage prepared by the management of Verso. Evercore relied, at Verso’s direction, without independent verification, upon the assessments of the projected synergies referred to above. Evercore assumed that there have been no material changes in Verso’s or NewPage’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to Evercore. Evercore expressed no view as to any projected financial data or synergies relating to Verso or NewPage or the assumptions on which such projected financial data or synergies are based. For purposes of its analysis and opinion, Evercore assumed that the value of Verso’s New First Lien Notes was equal to the face value thereof, that Exchange Offer Transactions would be consummated on terms not materially less favorable to Verso than those reflected in the projected financial data prepared by the management of Verso, that the upward adjustment in the number of shares of Verso common stock issued as part of the Merger Consideration would not be payable, and that all stock options of Verso would be out of the money for purposes of calculating the Transaction Consideration.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Verso or NewPage or the consummation of the Merger or materially reduce the benefits to Verso of the Merger. Evercore also assumed that the executed Merger Agreement did not differ in any material respect from the draft merger agreement dated December 26, 2013 reviewed by Evercore.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Verso or NewPage, nor has Evercore been furnished with any such appraisals, nor evaluated the solvency or fair value of Verso or NewPage under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to Verso, from a financial point of view, of the consideration to be paid in the Merger. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, holders of any other securities, creditors or other constituencies of Verso or NewPage, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees, or any class of such persons, whether relative to the Transaction Consideration or otherwise. Evercore assumed that any modification to the structure of the Merger would not vary in any respect material to its analysis. The opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Verso, nor does it address the underlying business decision of Verso to engage in the Merger or in the financing transactions to be effected in connection therewith. In addition, Evercore expressed no opinion at the price at which NewPage or its assets, or Verso or its assets, could be sold in the future. Evercore’s opinion noted that Evercore is not providing any legal, regulatory, accounting or tax advice to Verso, and that Evercore assumed the accuracy and completeness of assessments by Verso and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 26, 2013, and is not necessarily indicative of current market conditions.

Capitalization Structure Analysis

In its review, Evercore considered Verso’s current capital structure as well as the pro forma effect of the Merger on Verso’s capital structure and the reduction of financial leverage, based on 2013 estimated Adjusted EBITDA(1), as a result of the Merger.

Evercore calculated Verso’s Total Debt(2) / Adjusted EBITDA and Net Debt(3) / Adjusted EBITDA prior to the Merger and the pro forma combined company’s Total Debt / Adjusted EBITDA and Net Debt / Adjusted EBITDA and considered the decrease in Total Debt / Adjusted EBITDA and Net Debt / Adjusted EBITDA leverage as a result of the Merger.

(1)	Adjusted EBITDA is defined as earnings before interest and other (expense) income, taxes, depreciation, amortization, non-cash U.S. pension expense, and stock compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be used as an alternative to net income as an indicator to performance.

(2)	Total debt is defined as the sum of all long-term indebtedness as outlined in the footnotes to Verso’s financial statements and adjusted based on Evercore’s financial expertise to represent accurate indebtedness of Verso.

(3)	Net debt is defined as total debt less cash and cash equivalents.

Based on this analysis, Evercore noted that Verso’s Total Debt / Adjusted EBITDA would decrease from 7.8x on a standalone basis to 4.1x on a pro forma combined company basis, and that Net Debt / Adjusted EBITDA also would decrease from 7.8x on a standalone basis to 4.1x on a pro forma combined company basis.

Valuation Analysis:

NewPage Standalone

For purposes of its analysis, Evercore first evaluated NewPage on a standalone basis and then considered the impact of the projected synergies that Verso will receive in the Merger and evaluated NewPage as well as the benefit of the projected synergies. Evercore utilized trading multiples and discounted cash flow methodologies to perform this analysis.

Trading Multiples Analysis

Evercore calculated a range of implied equity values for NewPage’s common stock utilizing the following trading multiples:

•	Enterprise value/2013 estimated Adjusted EBITDA (“TEV/EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) divided by (2) 2013 estimated adjusted earnings before interest, taxes, depreciation and amortization.

•	Enterprise value/2014 estimated Adjusted EBITDA (“TEV/EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) divided by (2) 2014 estimated adjusted earnings before interest, taxes, depreciation and amortization.

•	Enterprise value plus unfunded pension liabilities/2013 estimated Adjusted EBITDA (“TEV + Pension/Adjusted EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) plus unfunded pension liabilities as represented on the company’s balance sheet divided by (2) 2013 estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

•	Enterprise value plus unfunded pension liabilities/2014 estimated Adjusted EBITDA (“TEV + Pension/Adjusted EBITDA”), which is defined as (1) market value of equity, plus debt and preferred stock, less cash and cash equivalents (“enterprise value”) plus unfunded pension liabilities as represented on the company’s balance sheet divided by (2) 2014 estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

For purposes of its analysis, Evercore calculated (i) the forward and historical TEV/Adjusted EBITDA multiples of Verso’s graphic paper peer companies including Domtar, Sappi, Resolute, and Boise (for which Evercore used the Boise market value of equity as of September 13, 2013, representing the equity market value prior to the announcement of Boise’s acquisition by Packaging Corporation of America), utilizing the closing price per share of each company’s common stock on December 26, 2013 and publicly available research estimates for CY2013 EBITDA and CY2014 EBITDA of each peer company. Evercore selected Verso’s graphic paper peer group based on the fact that each of the companies in the group is a publicly traded company with significant businesses in the North American coated and uncoated graphic paper markets. Evercore also considered Verso’s broader peer group, comprised of publicly traded North American companies in the tissue and industrial and consumer packaging sub-segments of the paper industry with market capitalizations above $250 million. These companies included International Paper, Rock-Tenn, MeadWestvaco, Packaging Corp. of America, KapStone Paper & Packaging, Grief Inc., Clearwater Paper, Glatfelter, Wausau Paper Corp., and Tembec Inc. Evercore concluded that, given the different growth profile and pricing characteristics represented by companies in the tissue and industrial and consumer packaging sub-segments, none of these companies’ trading multiples would be particularly instructive in valuing companies in the coated printing paper sub-segment of the paper industry that NewPage and Verso operate in. Evercore calculated Total Enterprise Value based on the par value of debt and the market value of debt. The analyses resulted in the following multiples:

Trading Multiples Analysis Using Book Value of Debt
Company	Share Price 12/26/13	Market Equity Value	Total Enterprise Value	TEV incl. Pension	TEV /Adjusted		TEV + Pension / Adjusted EBITDA
					EBITDA
					2013E	2014E	2013E	2014E
Graphic Paper
Domtar Corp	$94.46	$3,005	$3,911	$4,058	6.0x	4.4x	6.2x	4.6x
Sappi	2.93	1,527	3,758	4,268	6.7	5.7	7.6	6.5
Resolute	15.72	1,485	1,828	3,774	4.9	4.5	10.1	9.3
Boise Inc.	9.96	1,005	1,719	1,834	5.5	4.8	5.8	5.1

			Mean		5.7x	4.9x	7.4x	6.4x
			Median		5.7	4.6	6.9	5.8

Trading Multiples Analysis Using Market Value of Debt
Company	Share Price 12/26/13	Market Equity Value	Total Enterprise Value	TEV incl. Pension	TEV /Adjusted		TEV + Pension / Adjusted EBITDA
					EBITDA
					2013E	2014E	2013E	2014E
Graphic Paper
Domtar Corp	$94.46	$3,005	$3,902	$4,049	6.0x	4.4x	6.2x	4.6x
Sappi	2.93	1,527	3,708	4,218	6.6	5.6	7.5	6.4
Resolute	15.72	1,485	1,777	3,723	4.8	4.4	10.0	9.2
Boise Inc.	9.96	1,005	1,719	1,834	5.5	4.8	5.8	5.1

			Mean		5.7x	4.8x	7.4x	6.3x
			Median		5.7	4.6	6.8	5.8

Based on the results of this analysis and Evercore’s professional judgment and experience, Evercore selected a TEV/2013 Adjusted EBITDA multiple reference range of 4.5x to 5.0x and a TEV + Pension/Adjusted 2013 EBITDA multiple reference range of 5.0x to 5.5x and a TEV/2014 Adjusted EBITDA multiple reference range of 4.0x to 4.5x and a TEV + Pension/Adjusted 2014 EBITDA multiple reference range of 4.5x to 5.0x. Evercore then applied such reference ranges to the NewPage’s estimated 2013 and 2014 EBITDA. Based on this analysis, Evercore derived a range of implied equity values for NewPage on a standalone basis. Evercore also derived a range of implied equity values less pension and OPEB for NewPage on a standalone basis. The results of this analysis are represented in the following table.

Implied Equity Value Range
$742 million to $879 million

Implied Equity Value Less Pension / OPEB Range
$494 million to $631 million

Implied Equity Value Range
$653 million to $797 million

Implied Equity Value Less Pension / OPEB Range
$412 million to $555 million

Evercore compared the results of this analysis to the Transaction Consideration to be paid by the Verso pursuant to the Merger Agreement, noting that the consideration is above where NewPage would likely be valued on a trading multiple basis. For the purpose of its analysis, Evercore performed a valuation analysis of the pro forma equity of the combined company and concluded that the pro forma combined company equity less pension liabilities would have a valuation of negative $913 million to $1,310 million. Evercore assumed that all negative values would be dismissed as any new shares issued in the Merger would be fully paid. Accordingly, Evercore calculated that the shares of Verso common stock issued to NewPage stockholders as part of the Transaction Consideration would be valued at $0 to approximately $180 million. Evercore then calculated the total Transaction Consideration would be $900 million to approximately $1,080 million. For additional information see below in the section titled “Valuation Analysis: Pro Forma Combined Company.”

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of NewPage on a standalone basis, which calculates the present value of a company’s future unlevered, after-tax free cash flow based on assumptions with respect to such cash flow and assumed discount rates, in order to derive implied equity value ranges for NewPage as of December 31, 2013 based upon financial forecasts provided by Verso. Evercore calculated the projected after-tax unlevered free cash flows of NewPage for fiscal years 2014 through 2018 and determined a terminal value at the end of 2018 by applying a range of EBITDA multiples of 4.5x to 5.0x (which was based on the multiple range used in the Trading Multiples Analysis described above). Evercore then discounted to present value (utilizing a mid-year discounting convention and discounting back to December 31, 2013) the unlevered free cash flows of NewPage and the terminal value, in each case using discount rates ranging from 9.0% to 11.0%. The 9.0% to 11.0% discount rate range was chosen by Evercore based on Evercore’s professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital of NewPage implied by (i) NewPage’s cost of equity derived using CAPM methodology which included, among other things, an analysis of selected companies under the “Trading Multiples Analysis” described above and (ii) the yield on the NewPage’s outstanding term loan. Using this analysis, Evercore derived the following ranges of implied equity values and equity values less pension / OPEB for NewPage:

Discount Rate	Terminal Multiple	Implied Equity Value Range
9.0% - 11.0%	4.5x - 5.0x	$1,020 million to $1,235 million

Implied Equity Value Less Pension / OPEB Range
$984 million to $1,196 million

Evercore compared the results of this analysis to the Transaction Consideration to be paid by Verso pursuant to the Merger Agreement, noting that the consideration is within the range in which NewPage would likely be valued on a discounted cash flow basis.

Synergies

Evercore considered the financial implications of the projected cost synergies as calculated by the management of Verso. Verso estimated total annual synergies to be $175 million. The synergies are projected by Verso to ramp up over time, totaling $89 million, $173 million and $175 million in year 1, year 2 and year 3, respectively, with 100% of the benefit of the synergies to be realized by Verso. Management of Verso estimated total costs to achieve synergies to be $69 million and $11 million in year 1 and year 2, respectively, of which 2/3rds of the costs will be incurred by NewPage with the remainder incurred by Verso.

NewPage Plus Synergies

Evercore performed a valuation analysis of NewPage as well as the benefit and cost of the projected synergies that will accrue to Verso as estimated by Verso’s management.

Trading Multiples Analysis

Using the multiples from the Trading Multiple Analysis described above, Evercore derived the following range of implied equity values and equity values less pension / OPEB for NewPage:

Using the multiples from the Trading Multiple Analysis described above, Evercore derived the following range of implied equity values and equity values less pension / OPEB for NewPage:

Implied Equity Value Plus 100% Synergies Range
$1,449 million to $1,674 million

Implied Equity Value Less Pension / OPEB Plus 100% Synergies Range
$1,289 million to $1,514 million

Implied Equity Value Plus 100% Synergies Range
$1,273 million to $1,504 million

Implied Equity Value Less Pension / OPEB Plus 100% Synergies Range
$1,119 million to $1,350 million

Evercore compared the results of this analysis to the Transaction Consideration to be paid by Verso pursuant to the Merger Agreement, noting that the consideration is below where NewPage would likely be valued on a trading multiple basis including 100% of the synergies expected to be realized by Verso and projected to occur as a result of the Merger.

Discounted Cash Flow Analysis

Evercore performed the Discounted Cash Flow Analysis using the same terminal value and discount rate described above and assuming that 100% of the synergies expected to be realized by Verso and projected to occur as a result of the merger were valued at NewPage. In its analysis, Evercore took into account the costs of funding the pension throughout the projection period.

Using this analysis, Evercore derived the following range of implied equity values and equity values less pension / OPEB for NewPage:

Discount Rate	Terminal Multiple	Implied Equity Value Plus 100% Synergies Range
9.0% - 11.0%	4.5x - 5.0x	$1,727 million to $2,030 million

Implied Equity Value Less Pension / OPEB Plus 100% Synergies Range
$1,691 million to $1,991 million

Evercore compared the results of this analysis to the Transaction Consideration to be paid by Verso pursuant to the Merger Agreement, noting that the consideration is below where NewPage would likely be valued on a discounted cash flow basis including 100% of the synergies expected to be realized by Verso and projected to occur as a result of the Merger.

Valuation Analysis: Pro Forma Combined Company

As NewPage shareholders optionholders and restricted stock unitholders are to receive approximately 16.7% (subject to upward adjustment) of the pro forma combined company shares, Evercore performed an analysis of the pro forma combined company utilizing the same trading multiple and discounted cash flow methodologies described above. For the pro forma combined company Discounted Cash Flow Analysis, Evercore utilized a discount rate of 10.0% to 12.0%. The 10.0% to 12.0% discount rate range was chosen by Evercore based on Evercore’s professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital of the pro forma combined company implied by (i) the pro forma combined company’s cost of equity derived using CAPM methodology which included, among other things, an analysis of selected companies under the “Trading Multiple Analysis” described above and (ii) the yield on the pro forma combined company’s debt. Evercore valued the equity of the pro forma combined company both including and excluding Verso’s and NewPage’s unfunded pension liabilities.

Trading Multiples Analysis

Evercore calculated a range of implied equity values for the pro forma combined company’s common stock utilizing the following trading multiples:

•	Enterprise value/2014 Adjusted EBITDA

•	Enterprise value plus unfunded pension liabilities/2014 Adjusted EBITDA

•	Enterprise value /2014 Adjusted EBITDA with full run rate synergies of $175 million

•	Enterprise value plus unfunded pension liabilities/2014 Adjusted EBITDA with full run rate synergies of $175 million

Based on the results of this analysis and Evercore’s professional judgment and experience, Evercore selected a TEV/2014 Adjusted EBITDA multiple reference range of 4.0x to 4.5x and a TEV + Pension/Adjusted 2014 EBITDA multiple reference range of 4.5x to 5.0x. Evercore then applied such reference ranges to the combined pro forma company’s estimated 2014 EBITDA. Based on this analysis, Evercore derived a range of implied equity values for the combined pro forma company. Evercore also derived a range of implied equity values less pension and OPEB for the combined pro forma company. The analyses resulted in the following range of implied equity values and implied equity values including full run rate synergies of $175 million:

Implied Equity Value Range
($719) million to ($498) million

Implied Equity Value Less Pension / OPEB Range
($913) million to ($692) million

Implied Equity Value Plus $175mm Synergies Range
($19) million to $290 million

Implied Equity Value Less Pension / OPEB Plus $175mm Synergies Range
($126) million to $183 million

Evercore considered the results of this analysis when considering the value of the shares of Verso common stock to be paid as part of the Merger Consideration.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the pro forma combined company using similar methodologies as described above, in order to derive implied equity value ranges for the pro forma combined company as of December 31, 2013 based upon financial forecasts provided by Verso.

Evercore derived the following ranges of implied equity values and equity values less pension / OPEB for the pro forma combined company:

Discount Rate	Terminal Multiple	Implied Equity Value Range
10.0% - 12.0%	4.5x - 5.0x	$915 million to $1,366 million

Implied Equity Value Less Pension / OPEB Range
$864 million to $1,310 million

Evercore considered the results of this analysis when considering the value of the shares of Verso common stock to be paid as part of the Merger Consideration.

General

In connection with the review of the Merger by the Verso board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of NewPage or the pro forma combined company. No company used in the above analyses as a comparison is directly comparable to NewPage or Verso. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Verso or its advisors.

Evercore prepared these analyses solely for the purpose of providing an opinion to the Verso board of directors as to the fairness, from a financial point of view, of the Transaction Consideration to be paid by Verso. These analyses do not purport to be appraisals of NewPage or Verso or to necessarily reflect the prices at which the securities of NewPage or Verso actually may trade. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Under the terms of Evercore’s engagement, Evercore provided the Verso board of directors with financial advisory services and a financial opinion in connection with the Merger. Pursuant to the terms of its engagement letter, Verso has agreed to pay Evercore fees for its services in connection with its engagement, including an opinion fee and a success fee. Evercore was entitled to receive an opinion fee of $1,000,000 upon delivery of its fairness opinion to the Verso board of directors on December 28, 2013. As of the date of this joint proxy and information statement/prospectus, Evercore is also entitled to receive a success fee of $5,000,000 following consummation of the Merger. In the event the Merger is not consummated, Evercore will be entitled to receive a work fee of $1,000,000.

In addition, Evercore has been engaged to act as a co-dealer manager for the Exchange Offers, with expected fees and commissions as is customary in similar assignments.

Verso has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of NewPage or Verso and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Verso board of directors engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Solvency Opinion

At the request of the boards of directors of Verso and NewPage (collectively, the “Boards”) and in connection with the Merger and the related financing and other transactions (collectively, the “Transaction”), Murray, Devine & Co., Inc. (“Murray Devine”) furnished its opinion dated January 16, 2014 as to the solvency of Verso and its subsidiaries after giving effect to the Transaction (the “Opinion”). The Opinion was rendered solely for the benefit of Verso, NewPage and the Boards as additional third party support for their own due diligence procedures in connection with the Transaction and may not be relied upon by any other party.

A copy of the Opinion is attached hereto as Annex E and should be reviewed in its entirety. The following summary of the Opinion and the procedures followed in its preparation is expressly qualified by the definitions, terms, assumptions and limiting conditions contained in the Opinion.

Murray Devine presented an initial oral report analyzing the projected post-Transaction solvency of Verso and its subsidiaries based on certain information and procedures agreed to by Murray Devine and Verso to the NewPage board of directors on December 22, 2013 and to the Verso board of directors on December 28, 2013. Murray Devine subsequently issued the Opinion to each of the Verso and NewPage boards of directors on January 16, 2014.

The procedures undertaken in Murray Devine’s preparation of the Opinion were limited to the review of certain documents specified in the Opinion, interviews with management of Verso and NewPage and the preparation of the analyses outlined below. In preparing the Opinion, Murray Devine relied upon data, material, projections and other information furnished by Verso and others as well as upon information contained in publicly available reports and statements. Murray Devine relied on the accuracy and completeness of such information without independent verification. The Opinion is valid only for the pro forma capital structure assumed by the Projections immediately after giving effect to the Transaction and is not valid for any subsequent action or event not specifically referenced in the Opinion.

In the ordinary course of its business, Murray Devine includes language in all of its engagement letters, solvency opinions and fairness opinions to the effect that such solvency opinions and fairness opinions may only be relied upon by the boards of directors of Murray Devine’s client and the counterparty to such client, as applicable (in this instance, Verso and NewPage) and not such client’s shareholders. The basis for this assertion is Murray Devine’s belief that any such solvency opinion or fairness opinion, as applicable, has been prepared for, and with a view towards, such boards of directors and their deliberations and not the investment decisions of such client’s stockholders. Murray Devine is a third party advisor to Verso and its Board of Directors, which is in turn acting in a fiduciary capacity with respect to Verso’s stockholders. However, Murray Devine has no fiduciary, contractual or other obligation to Verso’s stockholders. With respect to whether or not such a disclaimer may serve as a defense against shareholder lawsuits brought against Murray Devine under applicable federal or state securities laws, Murray Devine believes that (i) any such lawsuits would need to be adjudged by a court of competent jurisdiction but that the limitation on reliance in its solvency opinion would be asserted and (ii) the availability or non-availability of such a defense would not alter the rights and responsibilities of Murray Devine under applicable federal securities law or Verso’s board of directors under applicable state law.

Cash Flow Analysis:

Murray Devine was provided with a five year consolidated financial projection model for Verso covering the fiscal years ending December 31, 2014 through 2018, including summary income statements, cash flow accounts and debt schedules prepared by the management of Verso (the “Projections”). Over the five year Projection period, the Projections assumed that net debt was to decrease from approximately $2.5 billion at the expected close of the Transaction to approximately $1.4 billion at December 31, 2018.

Murray Devine created a financial model based on the Projections and the assumptions used as the foundation for those Projections. This model was then used to analyze Verso’s ability to operate the business and repay debt based on the projected cash flows. The Murray Devine financial model broke the Projections down into quarterly periods for the testing of financial liquidity through the projection period as required to meet operating and debt obligations.

Murray Devine examined scenarios in which certain projection factors were stressed to evaluate (i) Verso’s ability to pay its debt obligations when due, and (ii) whether Verso has adequate capital to conduct its business. The sensitivity analyses were performed independently and sensitized revenue growth, EBITDA margins, a combination of both and interest rate levels.

Valuation Analysis:

Multiple of EBITDA Method

Murray Devine researched public companies that operate in similar line(s) of business as Verso. All of the selected companies operate in the paper industry. Multiples of EBITDA were calculated for these companies based on estimated 2013 and 2014 EBITDA levels. Multiples were then selected and applied to Verso’s estimated pro forma 2013 and 2014 EBITDA after giving effect to the Transaction. After adding back cash and non-operating assets and deducting debt, debt-free liabilities, and other identified contingencies, the resulting asset values exceeded liabilities of Verso post Transaction.

Discounted Free Cash Flow Method

The discounted free cash flow (“DCF”) analyses used by Murray Devine were based on the Projections provided by Verso for the fiscal years ending December 31, 2014 through 2018. In the DCF, the calculation of the cost of equity for Verso was based on the Capital Asset Pricing Model. The cost of debt and projected capital structure were based on Verso’s specific projected capital structure and interest rates. Based on the Projections and market information, Murray Devine assumed (i) a levered cost of equity ranging from 14.5% to 20.9%, (ii) a capital structure ranging from 74% debt/26% equity to 58% debt/42% equity, and (iii) a perpetuity capital structure of 50% debt/50% equity. The Projection’s pre-tax weighted average cost of debt over the Projection period ranged from approximately 10% to 11%. The after-tax cost of debt was based on an assumed effective tax rate of 35%. The weighted average cost of capital ranged from 10.4% to 10.8%. After adding back cash and non-operating assets and deducting debt, debt-free liabilities, and other identified contingencies, the resulting asset values exceeded the liabilities of Verso post Transaction.

Opinion:

Based solely upon the foregoing and subject to the assumptions and qualifications set forth in the Opinion, Murray Devine was of the opinion on and as of the date of the Opinion that, on the closing date after giving effect to the Transaction:

(a)	the fair value and present fair saleable value of the assets of Verso and its subsidiaries (on a consolidated basis) exceed their total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities);

(b)	Verso and its subsidiaries (on a consolidated basis) have the ability to pay their debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured or due in the normal or usual course of business; and

(c)	Verso and its subsidiaries (on a consolidated basis) do not have an unreasonably small amount of capital with which to conduct their business.

The Opinion does not in any way constitute a recommendation regarding the Transaction and does not address the relative merits of any alternative transactions or business strategies.

Terms of the Financial Arrangement with Murray Devine:

Pursuant to its letter agreement with Verso, Murray Devine has been paid $450,000 for its services in connection with rendering the opinion. If a bringdown solvency opinion is required in connection with closing of the Merger, Verso has agreed to pay Murray Devine an additional fee of $150,000. Verso has not paid Murray Devine any other consideration in the last two years. Verso also has agreed to reimburse Murray Devine for its out-of-pocket expenses and to indemnify and hold harmless Murray Devine and its affiliates and any person, director or any person controlling Murray Devine or its shareholders, agents and employees, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Murray Devine in rendering its opinion. Verso and Murray Devine believe that the terms of Murray Devine’s engagement are customary for opinions of this nature and they were negotiated at arm’s-length between Murray Devine and Verso with Verso’s board of directors aware of such terms.

The Verso board of directors engaged Murray Devine to deliver the Opinion and related services based on its qualifications, experience and reputation. Murray Devine regularly provides financial opinions and advisory services to many of the premier private equity, corporate, venture capital, and commercial banking institutions in the country and Murray Devine routinely participates in mergers, acquisitions, and recapitalizations in a broad array of industries.

Interests of NewPage Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of NewPage, NewPage’s shareholders should be aware that certain directors and executive officers of NewPage will have interests in the Merger that are different from, or in addition to, the interests of NewPage’s stockholders generally. These interests are described in more detail below, and with respect to the named executive officers of NewPage, are quantified below. The board of directors of NewPage was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger.

Outstanding Stock Options

NewPage has awarded stock options to acquire NewPage common stock to its executive officers under the NewPage Holdings 2012 Long-Term Incentive Plan (the “LTIP”). When NewPage paid the Recapitalization Dividend to its stockholders, as described in “Transaction Consideration—Form of Transaction Consideration” above, it adjusted the exercise price of each outstanding option by reducing it by the amount payable in respect of one share of NewPage common stock. As of the effective time of the Merger, each outstanding option that is an “in-the-money” option (which are all outstanding options immediately prior to the effective time that had an exercise price of $108.72 as of the date of the Merger Agreement) will become fully vested and, as of the closing of the Merger, will be automatically cancelled and converted into the right of the optionholder to receive consideration equal to the difference between (i) the per share aggregate Transaction Consideration and (ii) the exercise price of such in-the-money option (determined without regard to any adjustment in respect of the Recapitalization Dividend described in the preceding sentence). In the event an optionholder executes an optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock, taking into account the cash paid in connection with the Recapitalization Dividend. In the event an optionholder does not execute the optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock at closing. Each form of consideration payable to optionholders will be reduced on a pro rata basis by amounts that are required to be withheld under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue the consideration payable to the former optionholders as soon as reasonably practicable following the closing date, subject to their execution of a stockholder consent and release. All options that are not in-the-money options will be automatically cancelled and terminated without payment as of the effective time of the Merger.

The estimated values of the Transaction Consideration that NewPage’s executive officers will receive in respect of their in-the-money stock options in connection with the Merger, as described above, are quantified below. The estimated values are based on the equity award holdings of NewPage’s executive officers as of June 30, 2014, and assume that no additional stock options will be granted to, and no stock options will be exercised by, the executive officers between June 30, 2014 and the completion of the Merger. Further, the values are based on a $125.26 share price of NewPage’s common stock on January 3, 2014, the date of the first public announcement of the Merger. Since NewPage’s common stock is not publicly traded, we could not estimate the value of such stock based on a closing market price. The $125.26 share price is an estimate of the value, as of January 3, 2014, of the aggregate Transaction Consideration that one share of NewPage’s common stock will receive in the Merger, including the Recapitalization Dividend (valuing the New First Lien Notes at face value, using a ten-day volume-weighted average closing price per share as of a date that was shortly before the signing of the Merger Agreement to value the Verso common stock, and excluding the value of any ticking fee amount payable). The estimated value of each in-the-money stock option is calculated as the difference between (a) $125.26 and (b) the exercise price of the in-the-money stock option as of the date hereof, which is $108.72.

The estimated values of the Transaction Consideration that NewPage’s executive officers will receive in respect of their in-the-money stock options in connection with the Merger, as described above, are as follows: Mr. Martin, $1,691,496; Mr. Epstein, $879,581; Mr. Santez, $236,803; Mr. Grill, $112,439; Ms. Sheffield, $112,439; and the other executive officers (as a group), $1,420,869. None of NewPage’s non-employee directors holds any stock options.

Outstanding Restricted Stock Units

NewPage has awarded RSUs to its executive officers and non-employee directors under the LTIP. Each holder of RSUs that were outstanding on the date the Recapitalization Dividend was paid to NewPage stockholders, is entitled to receive a dividend equivalent in respect of each such RSU equal to the amount payable in respect of one share of NewPage common stock in connection with the Recapitalization Dividend. Such dividend equivalent payable in respect of each RSU will be paid to its holder, less any amounts that are required to be withheld under applicable tax laws, on the date on which the NewPage common stock underlying the RSU is distributed to the holder in accordance with the terms of the applicable RSU award agreement. Upon the closing of the Merger, each holder of RSUs will be entitled to receive payment of any outstanding and unpaid dividend equivalents in respect of the RSUs held by such individual.

As of the effective time of the Merger, each RSU, whether vested or unvested, will become fully vested. At the closing of the Merger, each RSU will be cancelled and automatically converted into the right of the holder of each RSU outstanding immediately prior to the effective time of the merger to receive, promptly following the closing of the Merger, the cash consideration, note consideration and share consideration to which one share of NewPage common stock is entitled at closing, reduced on a pro rata basis by the amounts that are required to be withheld or deducted under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue such consideration to the former RSU holders subject to their execution of a stockholder consent and release.

The estimated values of the Transaction Consideration that NewPage’s executive officers and non-employee directors will receive in respect of their RSUs in connection with the Merger (including amounts paid in respect of dividend equivalents), as described above, are quantified below. The estimated values are based on the equity award holdings of NewPage’s executive officers and non-employee directors as of June 30, 2014, and assume that no additional RSUs will be granted to the executive officers and non-employee directors between June 30, 2014 and the completion of the Merger. Further, the values are based on a $125.26 share price of NewPage’s common stock on January 3, 2014, the date of the first public announcement of the Merger, as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger—Outstanding Stock Options.” The estimated value of each RSU is calculated as the product of (a) $125.26 and (b) the number of shares of NewPage common stock subject to such RSU.

The estimated values of the Transaction Consideration that NewPage’s executive officers and non-employee directors will receive in respect of their RSUs in connection with the Merger (including amounts paid in respect of dividend equivalent rights), as described above, are as follows: Mr. Martin, $2,603,153; Mr. Epstein, $1,349,301; Mr. Santez, $362,252; Mr. Grill, $171,982; Ms. Sheffield, $172,984; the other executive officers (as a group), $2,186,664; and the 7 non-employee directors (as a group), $1,196,734.

Employment Agreements with Messrs. Martin, Epstein, Santez and three other executive officers

Each of Messrs. Martin, Epstein, Santez, and three other executive officers is party to an employment agreement with NewPage under which each is entitled to receive the severance payments and benefits described below if his employment is terminated by NewPage without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), subject to the executive’s execution, and non-revocation, of a general release:

•	A lump sum cash severance payment equal to two times the executive’s base salary. For Mr. Martin only, if his employment is terminated by NewPage without cause or by Mr. Martin for good reason, in each case within one year following the occurrence of a change in control of NewPage (which would include the Merger), he will be entitled to receive a lump sum cash severance payment equal to three times his base salary.

•	A prorated short-term incentive award for the calendar year in which the executive’s termination date occurs (to the extent not already paid), calculated by multiplying the short-term incentive award paid to the executive for the calendar year prior to the calendar year in which the executive’s termination date occurs by a fraction, the numerator of which is the number of days in the current calendar year through the termination date and the denominator of which is 365.

•	Continuation of medical, dental and vision benefits through the end of the month in which the executive’s termination date occurs. The executives are also able to continue coverage at the active employee rate for up to two years post-termination under their employment agreements.

•	Outplacement services for up to 12 months.

“Cause” is defined in the employment agreements and generally means the occurrence of any of the following events or actions that, in the case of items (ii) through (iv), remains uncured by the executive ten (10) business days after receipt of written notice from NewPage: (i) the executive’s conviction of a felony, (ii) the executive’s material breach of the employment agreement, (iii) the executive’s willful failure to materially perform his duties and responsibilities, (iv) the executive’s willful failure to materially comply with any lawful policy adopted by NewPage and communicated to the executive in writing, or (v) the executive’s willful misconduct in performing his material duties to NewPage.

“Good Reason” is defined in the employment agreements and generally means the occurrence of any of the following events or actions that remains uncured by NewPage ten (10) business days after receipt of written notice from the executive: (i) a reduction in the executive’s base salary or bonus target, (ii) a material failure by NewPage to pay any base salary, bonus or other compensation (including equity compensation) to the executive when due, (iii) a material adverse change in the executive’s title or a material diminution in the executive’s authority, (iv) a material reduction in the aggregate benefits to which the executive is entitled, other than any reduction related to a broader reduction in benefits by NewPage that is not limited to any particular employee or executive, (v) the assignment to the executive of any material duty materially inconsistent with the executive’s position, (vi) the relocation of the executive’s principal place of employment more than 50 miles or (vii) NewPage’s breach of the directors and officers liability insurance and indemnification provisions set forth in the employment agreement.

The employment agreements provide that in the event that the payments and benefits to be paid or provided to the executive under the employment agreement or otherwise would be subject to any excise taxes triggered under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such payments and benefits will be reduced to the extent necessary so that no payments or benefits will be subject to such excise taxes if, after such reduction, the aggregate amount of such payments and benefits would be greater on an after-tax basis than if no reduction applied and the executive received all payments and benefits and paid all taxes on such payments and benefits, including all excise taxes triggered under Section 4999 of the Code. In addition, pursuant to the employment agreements, each executive is subject to certain restrictive covenants, including a mutual non-disparagement covenant and non-competition and non-solicitation (of customers and employees) restrictions that run for two years following termination of employment for any reason.

For an estimate of the amounts payable to the named executive officers under their employment agreements in connection with a qualifying termination of employment following the Merger, as described above, see the section below entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger—Golden Parachute Compensation.” Based on compensation levels as of June 30, 2014, the estimated aggregate value of the cash severance, short-term incentive award, outplacement services and continued benefits that would be payable or provided to NewPage’s three other executive officers, as a group, under their employment agreements upon qualifying terminations of employment on June 30, 2014, is $2,734,072.

Severance Pay Plan

Mr. Grill and Ms. Sheffield participate in the NewPage Corporation Severance Pay Plan for Non-Union Employee (the “Severance Plan”). Mr. Grill and Ms. Sheffield are eligible to receive the following severance payments and benefits under the Severance Plan if they experience a qualifying termination of employment, as described in the Severance Plan, execute a general release and agree to certain non-solicitation restrictions with respect to NewPage’s employees: (i) base salary continuation for a period of 52 weeks for Mr. Grill and 104 weeks for Ms. Sheffield, (ii) pursuant to the short-term incentive plan, a prorated short-term incentive award for the year of termination (iii) outplacement services for up to six (6) months and (iv) continued health, dental, vision, employee assistance and basic life insurance benefits for up to six (6) months. A qualifying termination of employment under the Severance Plan generally includes, among other things, (x) the elimination of a participating employee’s position with NewPage, unless NewPage offers the employee a “substantially equivalent position” (as defined in the Severance Plan), (y) NewPage sells all of its business at the location where the employee works, unless the buyer offers the employee a substantially equivalent position or the employee accepts an offer of employment (whether or not a substantially equivalent position) with the buyer, or (z) the employee is discharged without “cause” (as defined in the Severance Plan).

Pursuant to a written designation, NewPage modified the base salary continuation period under the Severance Plan for Ms. Sheffield from 52 weeks to 104 weeks. The maximum base salary continuation period for other employees under the Severance Plan is 52 weeks.

For an estimate of the amounts payable to Mr. Grill and Ms. Sheffield under the Severance Plan in connection with a qualifying termination of employment following the Merger, see the section below entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Agreement with Mark A. Angelson

Mr. Angelson, Chairman of the Board of Directors of NewPage, is party to an agreement with NewPage under which NewPage is required to make a contribution to one or more charities designated by Mr. Angelson in the amount of $100,000 each month beginning in January 2013 and continuing throughout Mr. Angelson’s service as a director of NewPage. In addition, if a significant merger or other business transaction (which includes the Merger) is completed while Mr. Angelson is a director of NewPage or within six (6) months after he ceases to be a director (unless he resigns voluntarily or is discharged for “cause,” as defined in the agreement), NewPage will make an additional one-time contribution to one or more charities designated by Mr. Angelson in an amount equal to $1 million during months one through ten of Mr. Angelson’s term as a director, which contribution will increase by $100,000 per month thereafter until a cap of $2 million is reached. This one-time contribution will be payable on the closing of such transaction. Mr. Angelson will also receive a tax gross-up sufficient to offset any tax liability imposed on him as a result of the foregoing contributions. Assuming that the consummation of the Merger occurred on June 30, 2014, the amount of the one-time contribution that NewPage will be required to make to one or more charities designated by Mr. Angelson is $1,900,000. In addition, Mr. Angelson will be reimbursed for out-of-pocket expenses incurred in connection with his service as director. No other compensation or benefits are to be paid to Mr. Angelson for his service as a director or in connection with the Merger.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, NewPage’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from NewPage. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ and Fiduciary Liability Insurance” for a description of such ongoing indemnification and coverage obligations.

Payments to Verso Executive Officers Contingent Upon the Merger

The employment agreement with Verso’s chief executive officer, David J. Paterson, effective as of May 14, 2012, contains a conditional right to be granted a stock option entitling Mr. Paterson to purchase an additional 200,000 shares of Verso common stock at an exercise price equal to the fair market value per share on the grant date, immediately after closing of any merger, acquisition or other business combination that is material to Verso’s business. As a result, immediately after the closing of the Merger, Mr. Paterson will be granted a stock option under the Amended and Restated 2008 Incentive Award Plan to purchase 200,000 shares of Verso common stock with an exercise price equal to the fair market value per share on the date of the closing of the Merger.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of NewPage that is based on or otherwise relates to the Merger. The following table sets forth the amount of payments and benefits that each named executive officer of NewPage would receive in connection with the Merger that are based on or otherwise relate to the Merger, assuming the consummation of the Merger occurred on June 30, 2014, based on compensation levels as of such date and assuming the employment of the named executive officer was terminated by NewPage without “cause” or by the executive for “good reason” (as such terms are defined in the executive’s employment agreement), in each case on such date. For additional details regarding the terms and conditions of the payments and benefits quantified below, see the section above entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document. As a result of these assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash (1)	Equity (2)	Perquisites /Benefits (3)	Other (4)	Total
George F. Martin	$2,689,932	$4,294,650	$19,250	$25,000	$7,028,832
(President and Chief Executive Officer)
Jay A. Epstein	1,136,161	2,228,881	25,925	10,000	3,400,967
(Senior Vice President, Chief Financial Officer)
David L. Santez	683,914	599,055	29,291	10,000	1,322,260
(Senior Vice President, General Counsel and Secretary)
Glenn R. Grill	392,268	284,421	7,554	10,000	694,243
(Vice President Human Resources)
Linda Sheffield	641,507	285,423	6,278	10,000	943,208
(Vice President, Controller and Chief Accounting Officer)

(1)

Amount equals the sum of (i) the cash severance amount payable in a lump sum to Messrs. Martin, Epstein and Santez under the terms of their employment agreement, (ii) base salary continuation payable to

Mr. Grill and Ms. Sheffield under the Severance Plan, (iii) the prorated short-term incentive award payable to Messrs. Martin, Epstein and Santez under the terms of their employment agreement, in each case upon a qualifying termination of employment within one (1) year following the occurrence of a change in control of NewPage (which includes the Merger), as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger” and (iv) a prorated short-term incentive award payable to Mr. Grill and Ms. Sheffield pursuant to the terms of the short term incentive plan. Messrs. Martin, Epstein and Santez are entitled to receive a lump sum cash severance payment equal to two (2) times their base salary upon a qualifying termination of employment, regardless of whether the qualifying termination is in connection with a change in control under their employment agreements. Mr. Grill is entitled to receive 52 weeks of base salary continuation and Ms. Sheffield is entitled to receive 104 weeks of base salary continuation under the Severance Plan, and each is entitled to receive a prorated short-term incentive award upon a qualifying termination of employment, regardless of whether the qualifying termination is in connection with a change in control. For Mr. Martin only, if his qualifying termination of employment occurs within one (1) year following the occurrence of a change in control of NewPage (which would include the Merger), his severance multiplier will increase from two (2) times to three (3) times his base salary. The additional one (1) times base salary severance payment that Mr. Martin would be entitled to receive under his employment agreement upon a qualifying termination of employment within one (1) year following a change in control of NewPage is a “double-trigger” arrangement because it is conditioned on both the occurrence of a change in control and Mr. Martin’s termination of employment. The two (2) times base salary severance payments, base salary continuation, prorated short-term incentive award payments and the severance benefits payable to the named executive officers under their employment agreements, the short term incentive plan and the Severance Plan are not required to be quantified in the above table by Item 402(t) of Regulation S-K because such payments and benefits are triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore they are not based on and do not relate to the Merger. However, we have quantified such severance payments and benefits in the above table for purposes of completeness. The severance payments and benefits payable to Messrs. Martin, Epstein and Santez under their employment agreements are conditioned on the executive’s compliance with certain restrictive covenants, including a mutual non-disparagement covenant and non-competition and non-solicitation (of customers and employees) restrictions that run for two (2) years following a termination of employment for any reason. The severance payments and benefits payable to Mr. Grill and Ms. Sheffield under the Severance Plan are conditioned on the executive’s executing a general release and agreeing to certain non-solicitation restrictions.
(2)	Amount includes (i) the value of the Transaction Consideration that the named executive officer will receive in connection with the Merger in respect of the in-the-money stock options held by the executive as of June 30, 2014, and (ii) the value of the Transaction Consideration that the named executive officer will receive in connection with the Merger in respect of the RSUs held by the executive as of June 30, 2014 (including amounts paid in respect of dividend equivalents), in each case as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” For a description of how we estimated the value of the Transaction Consideration that each named executive officer will receive in respect of his in-the-money stock options and RSUs, see the section above entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” The cash-out of in-the-money stock options and RSUs in connection with the Merger is a “single-trigger” arrangement because it is triggered solely by the consummation of the Merger.
(3)	Amount includes the medical, dental and vision continuation benefits that the executive will be eligible to receive under the terms of their employment agreement or Severance Plan, as applicable, upon a qualifying termination of employment within one year following the occurrence of a change in control (which includes the Merger), as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” These benefits are not required to be quantified in the above table by Item 402(t) of Regulation S-K because they are triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore they are not based on and do not relate to the Merger. However, we have quantified these benefits in the above table for purposes of completeness.

(4)	Amount includes the outplacement services that the executive will be eligible to receive under the terms of their employment agreement or Severance Plan, as applicable, upon a qualifying termination of employment within one year following the occurrence of a change in control (which includes the Merger), as described above in the section entitled “The Merger—Interests of NewPage Directors and Executive Officers in the Merger.” This benefit is not required to be quantified in the above table by Item 402(t) of Regulation S-K because it is triggered solely by a termination of employment, regardless of the occurrence of a change in control, and therefore it is not based on and does not relate to the Merger. However, we have quantified this benefit in the above table for purposes of completeness.

Board of Directors and Officers of Verso after the Merger

The directors and officers of Verso prior to the effective time of the Merger will continue to be the directors and officers of Verso immediately following the Merger and will manage the combined companies following the Merger, including NewPage. In connection with the Merger, Verso has agreed to extend an offer to one of the existing members of the NewPage board of directors to serve as a director on the Verso board of directors, and the stockholders of Verso will vote on the election of such person to the Verso board of directors at the first annual meeting of stockholders of Verso with a proxy mailing date after the effective time of the Merger. See “Director Appointment Letter” below for more details.

Regulatory Approvals

Under the antitrust or competition laws of the United States, Verso and NewPage cannot complete the Merger until they file certain required notifications and report forms with the relevant antitrust or competition governmental entities and, where applicable, receive clearance (including the expiration or termination of applicable waiting periods) from such governmental entities to complete the Merger. Verso and NewPage are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the Merger other than those described below. If additional approvals, consents and filings are required to complete the Merger, Verso and NewPage intend to seek such consents and approvals and make such filings. Although Verso and NewPage believe that they will receive the required consents and approvals described below to complete the Merger, Verso and NewPage cannot give any assurance as to the timing of these consents and approvals or as to Verso’s and NewPage’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that Verso and NewPage will obtain such consents or approvals on terms and subject to conditions satisfactory to Verso and NewPage.

Verso and NewPage have filed required antitrust documents relating to the Merger under the HSR Act with the FTC and the DOJ, and have received approvals from the FERC and PSCW, in each case as described in more detail below.

HSR Act

The Merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain acquisitions may not be completed until required information has been furnished to the Antitrust Division of the DOJ and the FTC and until the waiting period has been terminated or has expired. The expiration or early termination of the HSR Act waiting period would not preclude the Antitrust Division of the DOJ or the FTC from challenging the Merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed Merger. Although the parties believe the completion of the Merger will not likely be prevented by antitrust law, the Antitrust Division of the DOJ or the FTC may take a different position. If the Merger is not completed within twelve months after the expiration or early termination of the HSR Act waiting period, Verso and NewPage will need to submit new information to the Antitrust Division of the DOJ and the FTC, and wait for the expiration or early termination of a new HSR Act waiting period before Verso and NewPage could complete the Merger.

On February 28, 2014, Verso and NewPage filed Notification and Report Forms with the DOJ and FTC. On March 31, 2014, the parties received a Request for Additional Information and Documentary Materials, referred to as a “second request,” from the DOJ regarding the Merger. The effect of the second request was to extend the waiting period imposed by the HSR Act until 30 days after each party has substantially complied with the second request, unless that period is terminated sooner by the DOJ or is extended by the agreement of the parties and the DOJ. The parties have responded to the second request and will continue to work cooperatively with the DOJ in connection with this review.

Energy Regulatory Approvals

The receipt of certain energy regulatory approvals is a condition to each of Verso’s and NewPage’s obligation to close the Merger. A condition to each party’s obligation to close the Merger (i) is the approval by FERC for Authorization under Section 203 of the Federal Power Act, pursuant to an application submitted by Consolidated Water Power Company, Escanaba Paper Company, Luke Paper Company, NewPage Energy Services LLC, Rumford Paper Company, Merger Sub, Verso and NewPage Corporation, and (ii) approval by the PSCW (a) as a takeover of a holding company under Wis. Stat. s. 196.795(3), as interpreted by Petition by NewPage Holding Corp., et al., PSCW Docket 1330- DR-101 (Final Decision, Dec. 11, 2007) and (b) as a reorganization of Consolidated Water Power Company, a public utility, under Wis. Stat. s. 196.79, as interpreted by Petition by NewPage Holding Corp., et al., PSCW Docket 1330-DR-101 (Final Decision, Dec. 11, 2007), pursuant to an application submitted by Consolidated Water Power Company, NewPage Corporation, NewPage Wisconsin System Inc., Merger Sub Inc., Verso and VPI. As of the date of this joint proxy and information statement/prospectus, the parties have received the approvals from FERC and the PSCW mentioned in the preceding sentence.

New York Stock Exchange Listing of Verso Common Stock Issued in the Merger

Pursuant to the Merger Agreement, Verso has agreed to use its reasonable best efforts to cause the shares of Verso common stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the Merger. Verso has also agreed to use its reasonable best efforts to remain in compliance with the applicable listing and maintenance requirements and corporate governance rules and regulations of the New York Stock Exchange. If the shares of Verso common stock to be issued as part of the Merger Consideration are not approved for listing on the NYSE, NewPage is not obligated to close the Merger.

Exchange of Shares of NewPage Common Stock

Verso will appoint a paying agent for the payment of the Merger Consideration in exchange for shares of NewPage common stock. Promptly after the effective time of the Merger, Verso will mail or cause the paying agent to mail to each holder of record of NewPage common stock a stockholder release, cooperation agreement and instructions for effecting the surrender of stock certificates in exchange for the payment of the Merger Consideration described above to be made to the holder of such certificates. Upon surrender or transfer of shares of NewPage common stock to the paying agent, together with a properly completed stockholder release and such other evidence as the paying agent may reasonably require, the holder of such shares will be entitled to receive the Merger Consideration for each share of NewPage common stock. The paying agent, the Surviving Corporation and Verso are entitled to deduct and withhold any applicable taxes from any Merger Consideration that would otherwise be payable.

Fractional Shares

Verso will not issue any fractional shares of Verso common stock in connection with the Merger. Instead, each holder of NewPage common stock who would otherwise be entitled to receive a fraction of a share of Verso common stock will have the aggregate amount of Verso common stock to be issued to such holder equitably adjusted (by rounding up or down to the nearest whole share, as appropriate) such that the NewPage stockholders receive only whole shares of Verso common Stock, with no adjustment in the aggregate amount of Verso common stock to be issued in the Merger.

Minimum Denomination of New First Lien Notes

No denomination of New First Lien Notes less than $2,000 will be issued in the Merger, but in lieu thereof each NewPage stockholder otherwise entitled to a lower amount of New First Lien Notes will have the aggregate amount of such New First Lien Notes to be issued to such holder equitably adjusted (by rounding up or down to the nearest whole denomination or increment, as appropriate) such that NewPage stockholders receive only New First Lien Notes in denominations of $2,000 with fully integral multiples of $1,000 in excess of $2,000, with no adjustment in the aggregate amount of New First Lien Notes to be issued in the Merger.

NewPage Stockholder Appraisal Rights

NOTICE IS HEREBY GIVEN pursuant to Section 228(e) of the DGCL that it is expected that the holders of a majority of the issued and outstanding shares of common stock, par value $0.001 per share, of NewPage will adopt the Merger Agreement between Verso, Merger Sub and NewPage. This Notice is being mailed to the persons, who were stockholders of NewPage at the close of business on the day next preceding the day on which this Notice is given. This Notice affords the notice to non-consenting stockholders required by Section 228(e) of the DGCL.

Under the DGCL, NewPage stockholders (sometimes referred to herein as “you”) are entitled to appraisal rights in connection with the Merger.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL (“Section 262”), the full text of which appears in Annex C to this joint proxy and information statement/prospectus. Unless otherwise noted, all references in Section 262 and in this summary to “NewPage stockholders” or “you” are to the record holders of shares of NewPage common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of NewPage common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Stockholders should carefully review the full text of Section 262 as well as the information discussed below. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

Under the DGCL, persons who hold shares of NewPage common stock immediately prior to the effective time of the Merger and who (i) did not submit to NewPage a written consent adopting the Merger Agreement; (ii) follow the procedures set forth in Section 262 and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their of NewPage common stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. In determining the fair value, the court shall take into account all relevant factors. The “fair value” could be greater than, less than or the same as the Merger Consideration.

Under Section 262, where a merger is approved by stockholders of a corporation through a written consent in lieu of a meeting of stockholders, then, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation. A copy of Section 262 must be included with such notice. This joint proxy and information statement/prospectus constitutes NewPage’s notice to its stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this joint proxy and information statement/prospectus as Annex C, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of NewPage common stock, NewPage believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to exercise your appraisal rights, you must within 20 days after the date of mailing of this formal notice of appraisal rights, make a written demand for appraisal of your shares of NewPage common stock which must reasonably inform NewPage of the identity of the holder of record of shares of NewPage common stock as well as the intention of such holder of record to demand appraisal of the “fair value” of the shares of NewPage common stock held by such holder. All demands for appraisal should be addressed to NewPage’s Corporate Secretary at:

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Attention: General Counsel

A holder of shares of NewPage common stock wishing to exercise appraisal rights must continuously hold such shares through the effective time of the Merger.

Only a holder of record of shares of NewPage common stock issued and outstanding immediately prior to the effective time of the Merger is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of NewPage common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. A beneficial holder of shares of NewPage common stock must have the holder of record of such shares, such as a broker, bank or other nominee, submit the required demand with respect to those shares of NewPage common stock. If you hold your shares of NewPage common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of NewPage common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of NewPage common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee, who holds shares of NewPage common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of NewPage common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of NewPage common stock as to which appraisal is sought. Where no number of shares of NewPage common stock is expressly mentioned, the demand will be presumed to cover all shares of NewPage common stock held in the name of the record owner.

Within ten days after the effective time of the Merger, the Surviving Corporation in the Merger must give written notice of the effective date of the Merger to each stockholder of the acquired corporation who has properly made a written demand for appraisal and who did not execute a written consent in favor of the adoption the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of NewPage common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the Surviving Corporation will file a petition. Accordingly, it is the obligation of the holders of NewPage common stock to initiate all necessary action to perfect their appraisal rights with respect to shares of NewPage common stock within the time prescribed in Section 262. Notwithstanding the foregoing, at any time within sixty days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the consideration specified by the Merger Agreement for that stockholder’s shares of NewPage common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the effective time of the Merger will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of NewPage common stock for which a written consent in favor of the adoption of the Merger Agreement was not submitted and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the Surviving Corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of NewPage common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.

If a petition for appraisal is timely filed by a stockholder and a copy of the petition is served upon the Surviving Corporation, then the Surviving Corporation will be obligated, within twenty days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of NewPage common stock and with whom agreements as to the value of their shares of NewPage common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of NewPage common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of NewPage common stock, the Delaware Court of Chancery will appraise the shares of NewPage common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of NewPage common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

Neither NewPage nor Verso anticipates offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of NewPage common stock is less than the per share Merger Consideration. In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of NewPage common stock entitled to appraisal. Any stockholder who has duly demanded appraisal rights in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote shares of NewPage common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of NewPage common stock, other than with respect to payments as of a record date prior to the effective time of the Merger. If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect his or her appraisal rights, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of NewPage common stock will be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration pursuant to the Merger Agreement. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the Merger Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

Accounting Treatment of the Merger

The Merger will be accounted for by Verso as a business combination under the acquisition method of accounting.

Certain Material U.S. Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences relating to (i) the receipt of Transaction Consideration by Holders (as defined below) pursuant to the Merger and (ii) the ownership and disposition by Holders (as defined below) of New First Lien Notes and Verso common stock received by them in exchange for their NewPage common stock pursuant to the Merger. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. Further, the discussion assumes that the transaction will be completed in accordance with the Merger Agreement and as further described in this joint proxy and information statement/prospectus.

This discussion addresses only beneficial owners of shares of NewPage common stock that hold such shares as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of NewPage common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of NewPage common stock that received NewPage common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of NewPage common stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a U.S. expatriate; or

•	a holder of NewPage common stock who actually or constructively owns 5% or more of the outstanding shares of NewPage common stock.

Determining the actual tax consequences of the transaction to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NewPage common stock exchanging such shares for Transaction Consideration pursuant to the Merger that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The term “non-U.S. holder” means a beneficial owner of NewPage common stock exchanging such shares for Transaction Consideration pursuant to the Merger that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. The term “Holder” means a U.S. holder or a non-U.S. holder.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds shares of NewPage common stock generally will depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its own tax advisors regarding the tax consequences of the transaction to it.

TAXATION OF THE TRANSACTION CONSIDERATION

U.S. Holders

In General. A U.S. holder who receives Merger Consideration in exchange for NewPage common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of cash received and the fair market value (as of the effective time of the Merger) of the New First Lien Notes and Verso common stock received, and (ii) the adjusted tax basis of the NewPage common stock surrendered in the Merger (which may be affected by the Recapitalization Dividend, as discussed below). The amount of tax on the gain recognized by a NewPage stockholder as a result of the Merger may exceed the amount of cash received by the stockholder in the Merger.

A U.S. holder’s tax basis in the New First Lien Notes and Verso common stock should equal their fair market value, in each case, as of the effective time of the Merger. A U.S. holder’s holding period for the New First Lien Notes and the Verso common stock should begin on the day following the effective time of the Merger.

Gains and Losses. Any gain or loss recognized by a U.S. holder with respect to NewPage common stock exchanged in the Merger generally will be capital gain or loss if such NewPage common stock is held as a capital asset at the effective time of the Merger. Such capital gain or loss generally will be long-term capital gain

(taxable at a reduced rate for certain non-corporate U.S. holders) or loss if, on the effective date of the Merger, the NewPage common stock was held by such U.S. holder for more than one year. The deductibility of capital losses is subject to limitations.

Recapitalization Dividend. The Recapitalization Dividend will constitute a dividend for U.S. federal income tax purposes to the extent of a U.S. holder’s share of NewPage’s current or accumulated earnings and profits (as determined for U.S. tax purposes). That portion (if any) of the Recapitalization Dividend which exceeds a U.S. holder’s share of NewPage’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the NewPage shares and will reduce (but not below zero) such basis. Any remaining portion of the Recapitalization Dividend received by a U.S. holder will be treated as capital gain from the sale or exchange of such shares with results for such U.S. holder similar to those described above under “—Gains and Losses”).

Any portion of the Recapitalization Dividend treated as a dividend with respect to a U.S. holder will be includible in the gross income of such U.S. holder and taxable to such U.S. holder on the day on which the Recapitalization Dividend is received by such U.S. holder. Dividends generally are taxable as ordinary income to U.S. holders. However, in the case of non-corporate U.S. holders, dividend income may be treated as “qualified dividend income” that is currently subject to U.S. federal income tax at the preferential long-term capital gain rate, provided that certain holding period and other requirements are met. In the case of corporate U.S. holders, dividend income may be eligible for the dividends-received deduction (subject to applicable limitations), provided that certain holding period and other requirements are met.

U.S. holders should consult their tax advisors regarding the availability of the preferential tax rate on dividends and the dividends-received deduction with respect to the Recapitalization Dividend.

Non-U.S. Holders

In General. Subject to the discussions below on FATCA withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on its receipt of the Merger Consideration unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	NewPage has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock.

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain U.S. source capital losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). NewPage does not believe it is, and does not currently anticipate that it will become prior to the effective time of the Merger, a USRPHC.

Recapitalization Dividend. As discussed above under “U.S. Holders—Recapitalization Dividend,” the Recapitalization Dividend will be treated as a dividend to a non-U.S. holder to the extent of such non-U.S. holder’s share of NewPage’s current or accumulated earnings and profits (as determined for U.S. tax purposes). Any amount treated as a dividend that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the non-U.S. holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

If, however, the Recapitalization Dividend is effectively connected with the conduct of a trade or business in the U.S. by a non-U.S. holder (and, if required by a tax treaty, the Recapitalization Dividend is attributable to a permanent establishment that the non-U.S. holder maintains in the United States), such amount generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend income in substantially the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise.

The portion (if any) of the Recapitalization Dividend which exceeds a non-U.S. holder’s share of NewPage’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in the NewPage shares and will reduce (but not below zero) such basis. Any remaining portion of the Recapitalization Dividend received by a non-U.S. holder will be treated as capital gain from the sale or exchange of such shares with results for such non-U.S. holder similar to those described above under “—In General”).

TAXATION OF VERSO COMMON STOCK FOLLOWING THE MERGER

U.S. Holders

Distributions. A distribution by Verso with respect to its common stock held by a U.S. holder generally will constitute a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s share of Verso’s current or accumulated earnings and profits (as determined for U.S. tax purposes). The portion (if any) of a distribution which exceeds a U.S. holder’s share of Verso’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the Verso shares and will reduce (but not below zero) such basis. Any remaining portion of a distribution received by a U.S. holder will be treated as capital gain from the sale or exchange of such shares with results for such U.S. holder similar to those described below under “—Gain on Sale or Other Disposition of Verso Common Stock”).

Any portion of a distribution treated as a dividend with respect to a U.S. holder will be includible in the gross income of such U.S. holder and taxable to such U.S. holder on the day on which the dividend is received by such U.S. holder. Dividends generally are taxable as ordinary income to U.S. holders. However, in the case of non-corporate U.S. holders, dividend income may be treated as “qualified dividend income” that is currently subject to U.S. federal income tax at the preferential long-term capital gain rate, provided that certain holding period and other requirements are met. In the case of corporate U.S. holders, dividend income may be eligible for the dividends-received deduction (subject to applicable limitations), provided that certain holding period and other requirements are met.

U.S. holders should consult their tax advisors regarding the availability of the preferential tax rate on dividends and the dividends-received deduction with respect to dividends received from Verso.

Gain on Sale or Other Disposition of Verso Common Stock. Upon the sale or other taxable disposition of Verso common stock, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on such sale or taxable disposition and the U.S. holder’s adjusted tax basis in the shares of Verso common stock sold. Any such gain or loss will be capital gain or loss if such Verso common stock is held as a capital asset at the effective time of the sale or disposition. Such capital gain or loss generally will be long-term capital gain (taxable at a reduced rate for certain non-corporate U.S. holders) or loss if the Verso common stock was held by such U.S. holder for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Distributions. As discussed above under “U.S. Holders—Distributions,” a distribution by Verso with respect to its common stock generally will be treated as a dividend to a non-U.S. holder to the extent of such non-U.S. holder’s share of Verso’s current or accumulated earnings and profits (as determined for U.S. tax purposes). Subject to the discussions below on FATCA withholding and backup withholding, any amount treated as a dividend that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the non-U.S. holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

If, however, a dividend is effectively connected with the conduct of a trade or business in the U.S. by a non-U.S. holder (and, if required by a tax treaty, the dividend is attributable to a permanent establishment that the non-U.S. holder maintains in the United States), such amount generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend income in substantially the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise.

The portion (if any) of a distribution which exceeds a non-U.S. holder’s share of Verso’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in the Verso shares and will reduce (but not below zero) such basis. Any remaining portion of a distribution received by a non-U.S. holder will be treated as capital gain from the sale or exchange of such shares with results for such non-U.S. holder similar to those described below under “—Gain on Sale or Other Disposition of Verso Common Stock”).

Gain on Sale or Other Disposition of Verso Common Stock. Subject to the discussions below on FATCA withholding and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of the non-U.S. holder’s shares of Verso common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Verso has been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock.

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain U.S. source capital losses.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Verso does not believe it is, and does not currently anticipate that it will become, a USRPHC.

TAXATION OF NEW FIRST LIEN NOTES FOLLOWING THE MERGER

Possible Alternative Treatment

The Verso Issuers may be obligated to pay amounts in excess of the stated interest or principal on the New First Lien Notes, including as described under “Description of The New First Lien Notes—Change of Control.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. The Verso Issuers intend to take the position that the foregoing contingencies are remote or incidental, and, accordingly, do not intend to treat the New First Lien Notes as contingent payment debt instruments. The Verso Issuers’ position that such contingencies are remote or incidental is binding on a Holder, unless such Holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a Holder might be required to accrue ordinary interest income on the New First Lien Notes at a rate in excess of the stated interest rate, and to treat as ordinary interest income any gain realized on the taxable disposition of a New First Lien Note. The remainder of this discussion assumes that the New First Lien Notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the New First Lien Notes.

Fungibility

The New First Lien Notes will not be fungible with the Existing First Lien Notes for U.S. federal income tax purposes.

U.S. Holders

Stated Interest. Generally, any stated interest payments on a New First Lien Note to a U.S. holder will be taxable as ordinary interest income at the time they accrue or are received, in accordance with the U.S. holder’s regular method of tax accounting for U.S. federal income tax purposes.

Original Issue Discount. The New First Lien Notes will constitute notes issued with original issue discount (“OID”) if the stated redemption price at maturity of such notes exceeds their “issue price” by more than the de minimis amount of  1⁄4 of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years from the issue date of such notes to their maturity.

For U.S. federal income tax purposes, the “issue price” of the New First Lien Notes depends on whether the New First Lien Notes or the NewPage common stock are deemed to be “publicly traded.” If the New First Lien Notes are considered to be “publicly traded” property, as defined by the Treasury regulations, the “issue price” of the New First Lien Notes will be equal to their fair market value as of the effective time of the Merger. In general, a debt instrument will be treated as traded on an established market if, at the time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property; or (c) there are one or more “indicative” quotes available from at least one broker, dealer or pricing service for property. The Verso Issuers expect that the New First Lien Notes will likely be considered “publicly traded” for these purposes and, thus, that the issue price of the New First Lien Notes will be equal to their fair market value as of the effective time of the Merger. The Verso Issuers cannot predict with certainty, however, what position the IRS may take with regard to whether the New First Lien Notes are “publicly traded.” If the New First Lien Notes are not “publicly traded” but the NewPage common stock exchanged therefor is “publicly traded,” then the “issue price” of New First Lien Notes will equal the excess of (i) the fair market value of the NewPage common stock exchanged (as of the effective time of the Merger) over (ii) the sum of cash received (excluding the payment of the Recapitalization Dividend) and the fair market value (as of the effective time of the Merger) of the Verso common stock received. If neither the New First Lien Notes nor the NewPage common stock exchanged therefor are “publicly traded,” then the “issue price” of New First Lien Notes so exchanged will equal their stated principal amount. The rules regarding the determination of issue price are complex and highly detailed, and a U.S. holder should consult its own tax advisor regarding the determination of the issue price of the New First Lien Notes.

The “stated redemption price at maturity” of a note is the total of all payments provided by the note that are not payments of “qualified stated interest.” Generally, an interest payment on a note is “qualified stated interest” if it is one of a series of stated interest payments on a note that are unconditionally payable in cash at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note.

It is not expected that the New First Lien Notes will be issued with OID. If, however, the stated redemption price of a New First Lien Note exceeds its issue price by more than a de minimis amount, U.S. holders will be required to treat such excess amount as OID, which is treated for U.S. federal income tax purposes as accruing on a constant yield to maturity basis over the term of the New First Lien Note as interest income to such U.S. holder. A U.S. holder’s adjusted tax basis in a New First Lien Note would be increased by the amount of any OID included in its gross income. In compliance with Treasury regulations, if the Verso Issuers determine that the New First Lien Notes have OID, they will provide certain information to the IRS and/or U.S. holders that is relevant to determining the amount of OID in each accrual period.

Dispositions. Generally, a sale, exchange, redemption, retirement or other taxable disposition of a New First Lien Note will result in taxable gain or loss to a U.S. holder equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to any accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed) and the U.S. holder’s adjusted tax basis in the New First Lien Note. The amount realized will equal the sum of any cash and the fair market value of any other property received on the disposition. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Interest. Subject to the discussions below on FATCA withholding and backup withholding, U.S. federal income or withholding tax will not apply to a non-U.S. holder in respect of any payment of interest on the New First Lien Notes, provided that such payment is not effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business and such non-U.S. holder:

•	does not own actually or constructively 10% or more of the total combined voting power of all classes of Verso stock;

•	is not a controlled foreign corporation that is related to Verso under the applicable provisions of the Code;

•	is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	such non-U.S. holder provides identifying information (i.e., name and address) on IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that such non-U.S. holder is not a U.S. person.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides the applicable withholding agent with a properly executed (1) applicable IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States (in which case such interest will be subject to tax as discussed below under “—Effectively Connected Interest or Gain”).

Dispositions. Subject to the discussions below on FATCA withholding and backup withholding, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note by a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax (except to the extent attributable to accrued and unpaid interest, which will be taxable as described above “—Interest”) unless (1) such gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder (in which case such gain will be subject to regular graduated U.S. tax rates as described below under “—Effectively Connected Interest or Gain”) or (2) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met (in which case such gain, net of certain U.S.-source losses, if any, will be subject to U.S. federal income tax at a flat rate of 30% (or at a reduced rate under an applicable income tax treaty)).

Effectively Connected Interest or Gain. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the New First Lien Notes or gain from the disposition of the New First Lien Notes is effectively connected with the conduct of that trade or business, such non-U.S. holder will, subject to any applicable income tax treaty, be subject to U.S. federal income tax on such interest or gain on a net income basis in generally the same manner as if such non-U.S. holder were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. Holders

Under certain circumstances, information reporting and/or backup withholding may apply to U.S. holders with respect to receipt of the Transaction Consideration, payments of dividends and proceeds from the sale or other disposition of Verso common stock received in the Merger, and payments of interest and proceeds from the sale or other disposition of New First Lien Notes received in the Merger, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability if the required information is furnished by the U.S. holder on a timely basis to the IRS.

Non-U.S. Holders

Generally, the amount of any interest or dividends paid to a non-U.S. holder and the amount of tax withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest or dividends and any withholding may also be made available to the tax authorities in the country in such non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends provided that the payor does not have knowledge or reason to know that such non-U.S. holder is a United States person, as defined under the Code, and the applicable withholding agent has received from such non-U.S. holder the applicable statement described above with respect to such payment.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale or other disposition of NewPage common stock, Verso common stock or New First Lien Notes made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the applicable statement described in the applicable section above with respect to such payment and the payor does not have knowledge or reason to know that such non-U.S. holder is a United States person or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished by the non-U.S. holder on a timely basis to the IRS.

ADDITIONAL WITHHOLDING REQUIREMENTS

In addition to withholding described above, legislation enacted in 2010, known as the Foreign Account Tax Compliance Act or “FATCA,” generally imposes a withholding tax of 30% on “withholdable payments” (as defined below) paid to certain foreign financial institutions, investment funds and other non-US persons receiving payments on behalf a Holder, unless certain diligence, reporting, withholding and certification obligations and requirements are met. The term “withholdable payment” includes any payment of interest, dividends, and the gross proceeds of a disposition of stock (including a liquidating distribution from a corporation) or debt obligation, in each case with respect to any United States investment.

The withholding under FATCA may be avoided if (i) the foreign entity is a “foreign financial institution” (as defined in this legislation) and such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) the foreign entity is not a “foreign financial institution” and makes a certification identifying its substantial U.S. owners (as defined for this purpose) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such withholding taxes, and a Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

The IRS has released Treasury regulations and administrative guidance providing that it will not apply this new withholding tax (i) to a dividend on stock or interest income on a debt obligation that is paid on or before June 30, 2014 or (ii) to gross proceeds from a disposition of stock or a debt obligation paid on or before December 31, 2016. Moreover, such Treasury regulations and administrative guidance provide that this legislation generally will not apply to a debt obligation outstanding on July 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date.

You should consult your own tax advisor regarding the implications of this legislation with respect to the Recapitalization Dividend and the Verso common stock and New First Lien Notes to be received as Merger Consideration.

The discussion of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger or the ownership and disposition of Verso common stock and New First Lien Notes received in the Merger and is not intended to be legal or tax advice to any particular NewPage stockholder. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the transaction and does not address the tax consequences of any other transaction.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached to this joint proxy and information statement/prospectus as Annex A and is incorporated by reference into this joint proxy and information statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary.

The description of the Merger Agreement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to NewPage, Verso and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders.

Effective Time; Closing Date

The effective time of the Merger will occur at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware on the closing date of the Merger or at such later time as is agreed between the parties and specified in the certificate of merger. The closing date will occur no later than the third business day after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions), or such other date as Verso and NewPage may agree.

Effect of the Merger

At the effective time of the Merger, Merger Sub will merge with and into NewPage, with NewPage continuing as the Surviving Corporation of the Merger and an indirect subsidiary of Verso. All of NewPage’s and Merger Sub’s property, rights, privileges, powers and franchises will vest in the Surviving Corporation, and all of their debts, liabilities and duties will become those of the Surviving Corporation, and the separate corporate existence of Merger Sub will cease. At the effective time of the Merger, each issued and outstanding share of common stock of NewPage, other than any shares of NewPage common stock held by NewPage stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL and any shares owned directly or indirectly by Verso, Merger Sub or any of their respective subsidiaries, will be canceled and converted automatically into the right to receive a pro rata portion of the Merger Consideration.

Transaction Consideration

Form of Transaction Consideration

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive (i) $250 million total in cash, approximately $243 million of which was paid to NewPage’s stockholders as a dividend prior to the date of this joint proxy and information statement/prospectus, from the proceeds of a new $750 million bank borrowing that was also used to refinance NewPage’s former $500 million term loan facility, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger; (ii) $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares of Verso common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement.

As of the date of the filing of this joint proxy and information statement/prospectus, the number of shares of Verso common stock to be issued according to this formula would be approximately 14.0 million shares in the aggregate, assuming a 100% participation of aggregate principal amount of Old Second Lien Notes in the Second Lien Notes Exchange Offer and a 100% participation of aggregate principal amount of Old Subordinated Notes in the Subordinated Notes Exchange Offer, and that the number of shares of Verso common stock issued as part of the Merger Consideration is not further adjusted upwards. The number of shares could change between the date of the filing of this joint proxy and information statement/prospectus and the closing of the Merger as a result of the exercise of Verso stock options that were outstanding as of the signing of the Merger Agreement (in which case the number of Verso shares outstanding would increase, and there would be an increase in the number of Verso shares issued as part of the Merger Consideration) or the repurchase by Verso of shares held by Verso management that were originally granted as equity-based compensation in accordance with the employment terms of applicable members of management (in which case the number of Verso shares outstanding would decrease, and there would be a decrease in the number of Verso shares issued as part of the Merger Consideration). The number of shares of Verso common stock to be issued to the NewPage stockholders as part of the Merger Consideration will be based on the number of shares of Verso common stock outstanding after the conversion of the Verso Warrants to be issued to the holders of Old Second Lien Notes participating in the Second Lien Notes Exchange Offer and holders of Old Subordinated Notes participating in the Subordinated Notes Exchange Offer.

Adjustment of Share Consideration

If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso’s failure to take certain actions to satisfy certain closing conditions, the amount of Verso common stock to be issued as Merger Consideration will increase in monthly increments by up to a maximum of 5% so that the total amount of Verso common stock issued in the Merger Consideration would be up to 25% of the sum of the outstanding shares of Verso common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement.

New First Lien Notes Closing Adjustment

The amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing of the Merger.

Prior to the closing of the Merger, NewPage will notify Verso of any such NewPage restricted payments. No later than three business days prior to the closing of the Merger, a nationally recognized accounting firm will deliver a certificate to NewPage and Verso with its good faith calculation of such restricted payments that occurred between September 30, 2013 and the closing of the Merger, which calculation will be final and binding upon the parties. The amount of New First Lien Notes payable to the NewPage stockholders as Merger Consideration will be reduced by the amount of such restricted payments; provided, that this amount by which the Merger Consideration is reduced, will not exceed $27 million.

NewPage restricted payments are payments by or losses to NewPage or any of its subsidiaries resulting from any of the following transactions occurring from September 30, 2013 through the closing of the Merger (other than any such payments or losses disclosed by NewPage to Verso):

•	dividends or similar distributions made, declared or paid by NewPage or any of its subsidiaries (other than between wholly owned subsidiaries of NewPage and/or NewPage) with respect to NewPage securities;

•	payments made by or on behalf of NewPage or any of its subsidiaries to or for the benefit of any NewPage stockholder, other than payments made on an arms-length basis, in amounts that are not material to NewPage and its subsidiaries and that are paid in the ordinary course of business consistent with past practice;

•	redemption, repurchase or repayment of securities of NewPage or any of its subsidiaries (other than securities owned by NewPage or a subsidiary of NewPage);

•	waiver or release of any amounts owed to NewPage or any subsidiary of NewPage by a NewPage stockholder, other than waivers or releases made on an arms-length basis in amounts that are not material to NewPage and its subsidiaries and that are made in the ordinary course of business consistent with past practice;

•	management, monitoring, supervisory or advisory fees paid by or on behalf of NewPage or any of its subsidiaries to or for the benefit of a NewPage stockholder or any NewPage stockholder’s employees, officers, advisors or consultants;

•	amounts that are paid, in the ordinary course of business, pursuant to any contract between NewPage and any of its subsidiaries, on the one hand, and any of their respective officers, directors, members, managers, partners, shareholders or affiliates, on the other hand (except for (i) employment and compensation arrangements (including benefits, travel, advances, and employee loans not in excess of $60,000 to any individual employee) and (ii) contracts entered into in the ordinary course of business, on an arm’s length basis and on terms no less favorable in the aggregate to NewPage or any of its subsidiaries than would have been available from an unaffiliated party);

•	increase in any debt of NewPage or any of its subsidiaries, to the extent owed to any NewPage stockholder other than on an arms-length basis and in amounts that are not material to NewPage and its subsidiaries and that are incurred in the ordinary course consistent with past practice;

•	bonus or discretionary payment by NewPage or any of its subsidiaries to the directors, officers or employees of NewPage or any of its subsidiaries, other than as otherwise permitted by the covenant in the Merger Agreement relating to NewPage’s operations in the period between signing and closing;

•	any increase in the compensation or other benefits payable or provided to NewPage’s and its subsidiaries’ directors or officers, or, except in the ordinary course of business consistent with past practice, any of their employees, unless otherwise permitted by the covenant in the Merger Agreement relating to NewPage’s operations in the period between signing and closing;

•	entry by NewPage or any of its subsidiaries into a guarantee or indemnification obligation with any NewPage stockholder other than in the ordinary course of business consistent with past practices and on an arms-length basis; or

•	any payments to third party advisors of NewPage or any of its subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby, to the extent such payments are in excess of the amounts set forth on a schedule to the Merger Agreement.

Treatment of Stock Options and Other Stock-Based Awards

NewPage Stock Options

When NewPage paid the Recapitalization Dividend to its stockholders, as described in “Transaction Consideration—Form of Transaction Consideration” above, it adjusted the exercise price of each outstanding option by reducing it by the amount payable in respect of one share of NewPage common stock. As of the effective time of the Merger, each outstanding option that is an “in-the-money” option (which are all outstanding options immediately prior to the effective time that had an exercise price of $108.72 as of the date of the Merger Agreement) will become fully vested and, as of the closing of the Merger, will be automatically cancelled and converted into the right of the optionholder to receive consideration equal to the difference between (i) the per share aggregate Transaction Consideration and (ii) the exercise price of such in-the-money option (determined without regard to any adjustment in respect of the Recapitalization Dividend described in the preceding sentence). In the event an optionholder executes an optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock, taking into account the cash paid in connection with the Recapitalization Dividend. In the event an optionholder does not execute the optionholder acknowledgement, the form of consideration such holder will be entitled to receive will be a combination of cash consideration, note consideration and share consideration as determined by the board of directors of NewPage based on the proportionate amount of each form of consideration payable in respect of one share of NewPage’s common stock at closing. Each form of consideration payable to optionholders will be reduced on a pro rata basis by amounts that are required to be withheld under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue the consideration payable to the former optionholders as soon as reasonably practicable following the closing date, subject to their execution of a stockholder consent and release. All options that are not in-the-money options will be automatically cancelled and terminated without payment as of the effective time of the Merger.

Restricted Stock Unit Awards

Each holder of NewPage RSUs that were outstanding on the date the Recapitalization Dividend was paid to NewPage stockholders, is entitled to receive a dividend equivalent equal to the amount payable in respect of one share of NewPage common stock in connection with the Recapitalization Dividend. Such dividend equivalent payable in respect of each RSU will be paid to its holder, less any amounts that are required to be withheld under applicable tax laws, on the date on which NewPage’s common stock underlying the RSU is distributed to the holder in accordance with the applicable RSU award agreement. Upon the closing of the Merger, each holder of RSUs will be entitled to receive payment of any outstanding and unpaid dividend equivalents in respect of the RSUs held by such individual.

As of the effective time of the Merger, each RSU, whether vested or unvested, will become fully vested. At the closing of the Merger, each RSU will be cancelled and automatically converted into the right of the holder of each RSU outstanding immediately prior to the effective time of the Merger to receive, promptly following the closing of the Merger, the cash consideration, note consideration and share consideration to which one share of NewPage common stock is entitled at closing, reduced on a pro rata basis by the amounts that are required to be withheld or deducted under any applicable tax laws. The Surviving Corporation or its subsidiaries will be required to issue such consideration to the former RSU holders subject to their execution of a stockholder consent and release.

Because certain NewPage stock options and RSUs had not vested at the time the Recapitalization Dividend was paid to NewPage stockholders, NewPage deposited an amount into escrow that is sufficient to satisfy NewPage’s obligation to the holders of such options and RSUs. In this regard, the Merger Agreement provides that in connection with the payment of the Recapitalization Dividend to NewPage stockholders, an amount reasonably determined by the NewPage board of directors which is not less than (a) the product of (i) the number of RSUs outstanding as of the record date of the Recapitalization Dividend, multiplied by (ii) the amount of the per share Recapitalization Dividend, plus (b) $3 million plus (c) the cash actually received by NewPage in respect of any exercises of NewPage stock options between the signing of the Merger Agreement and the closing of the Merger, was funded into escrow and paid to holders of in-the-money options and RSUs in connection with the closing of the Merger or, with respect to RSUs, upon the earlier settlement of the underlying RSUs.

Exchange and Payment Procedures

At the effective time of the Merger, Verso will deposit, or will cause to be deposited, with a paying agent, the aggregate Merger Consideration (other than the amount paid in the pre-closing cash payment to NewPage stockholders). Within two business days after the closing date of the Merger, the paying agent will send to each NewPage stockholder the form release agreement (the terms of which are described above), the cooperation agreement to which Verso will be obligated with respect to rights of the holders of New First Lien Notes (the terms of which are described above) and instructions for receiving payment of the Merger Consideration. Each NewPage stockholder will not be entitled to receive the portion of the Merger Consideration to which such stockholder is entitled until such stockholder delivers an executed copy of such release agreement and other customary documentation required by the paying agent, for which instructions shall be given by the paying agent in the transmittal sent by the paying agent after the closing of the Merger.

Other than interest that accrues on any New First Lien Notes, no interest will be paid or accrue on the aggregate Merger Consideration. In addition, the paying agent and NewPage will be entitled to withhold amounts required to be withheld under applicable tax laws, and any such withheld amount paid to a taxing authority will be deemed to have been paid to the NewPage stockholder with regard to whom it is withheld.

At the effective time of the Merger, NewPage’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of NewPage common stock. None of the paying agent, Verso or the Surviving Corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration deposited with the paying agent that remains undistributed for twelve months after the effective time of the Merger, will be delivered to the Surviving Corporation upon demand. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the Surviving Corporation may only look to the Surviving Corporation for the payment of the Merger Consideration.

Representations and Warranties

NewPage Representations and Warranties

NewPage makes various representations and warranties as to itself and its subsidiaries, which are subject, in some cases, to specified exceptions and qualifications. Such representations and warranties relate to, among other things:

•	proper organization, good standing and qualification to do business, and their formation and organizational documents;

•	indebtedness and capitalization, including the incentive equity securities of NewPage;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the required vote of the NewPage stockholders owning at least a majority of NewPage common stock to adopt the Merger Agreement and approve the Merger, and the adoption and recommendation by NewPage’s board of directors of the Merger Agreement;

•	the absence of violations of or conflicts with NewPage’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of NewPage entering into the Merger Agreement and consummating the Merger, and the required consents and approvals of U.S. and foreign governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	NewPage’s financial statements and compliance with the requirements of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 with respect to maintaining proper disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with the issuance of applicable permits and applicable laws, with specific references to laws related to anticorruption and trade, environmental laws, laws regulating employee benefit plans and tax laws;

•	employment and labor matters affecting NewPage and its subsidiaries, including matters relating to employee benefit plans;

•	the absence of a material adverse effect and certain other changes or events related to NewPage or its subsidiaries since December 31, 2012;

•	legal proceedings and governmental orders;

•	the accuracy of information provided by NewPage for inclusion in this joint proxy and information statement/prospectus;

•	tax matters;

•	intellectual property matters;

•	real and personal property;

•	the receipt by NewPage of a fairness opinion from Goldman, Sachs & Co.;

•	material contracts;

•	affiliate transactions;

•	the identity of the top customers and suppliers of NewPage and its subsidiaries;

•	insurance policies; and

•	the solvency of NewPage and its subsidiaries as of (i) immediately prior to the closing of the NewPage Term Loan Facility and the payment of the pre-closing cash payment to NewPage stockholders or (ii) assuming NewPage does not enter into the NewPage Term Loan Facility and pay the pre-closing cash payment, the effective time of the Merger.

Verso and Merger Sub Representations and Warranties

Verso and Merger Sub make various representations and warranties as to themselves and their subsidiaries, which are subject, in some cases, to specified exceptions and qualifications. Such representations and warranties relate to, among other things:

•	proper organization, good standing and qualification to do business, and their formation and organizational documents;

•	outstanding indebtedness and capitalization, including the incentive equity securities of Verso;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the required vote of the parent entity of Merger Sub in connection with the approval of the Merger Agreement, and the authorization by the board of directors of Verso and Merger Sub of the Merger Agreement and the transactions contemplated thereby;

•	the absence of violations of or conflicts with the governing documents of Verso and its subsidiaries, applicable law or certain agreements as a result of Verso and Merger Sub entering into the Merger Agreement and consummating the Merger, and the required consents and approvals of U.S. and foreign governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	Verso’s financial statements;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws;

•	legal proceedings and governmental orders;

•	the execution and delivery of (i) Debt Commitment Letters pursuant to which the lenders party thereto have committed to provide the NewPage Term Loan Facility and the NewPage ABL Facility and (ii) the Credit Agreement Amendments;

•	the accuracy of information provided by Verso for inclusion in this joint proxy and information statement/prospectus;

•	the solvency of Verso, the Surviving Corporation and its subsidiaries as of the effective time and immediately after the consummation of the Merger;

•	material contracts; and

•	the identity of any investment bank or other broker providing services to Verso in connection with its entering into the Merger Agreement and the transactions related thereto.

The representations and warranties of each of the parties will expire upon the effective time of the Merger.

Conduct of Business between Signing and Closing

NewPage

The Merger Agreement provides that, subject to certain exceptions, between signing and closing, NewPage and its subsidiaries will (i) conduct their business in the ordinary course of business consistent with past practice, (ii) use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers, and (iii) maintain levels of inventory and supplies that are adequate for present needs, are planned to be used, sold or distributed by NewPage or its subsidiaries in the ordinary course of business consistent with past practice, and are in usable and saleable condition in the ordinary course of business consistent with past practice. In addition, between signing and closing NewPage and its subsidiaries will not take any of the following actions without the consent of Verso:

•	(i) authorize or pay any dividends on or make any distribution with respect to outstanding shares of NewPage stock (other than between wholly-owned subsidiaries of NewPage), (ii) split, combine or reclassify any of its stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock, except upon the exercise of stock options or settlement of stock units outstanding as of the date of the Merger Agreement, or (iii) purchase, redeem or otherwise acquire any shares of NewPage’s stock or other securities of NewPage or any of NewPage’s subsidiaries;

•	adopt any amendments to NewPage’s or its subsidiaries’ organizational documents;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any securities of NewPage, other than (i) issuances of shares of common stock in respect of any exercise of NewPage stock options and settlement of any NewPage restricted stock units and (ii) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with a schedule to the Merger Agreement;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar corporate transaction or event, or enter into a letter of intent or agreement in principle with respect to any of the foregoing, other than the Merger;

•	become liable for any indebtedness except for certain limited exceptions, including, among others, the ability of NewPage to draw down under its existing contracts for indebtedness and to incur other indebtedness up to $5 million in the aggregate;

•	acquire or agree to acquire any business, or otherwise acquire or agree to acquire any properties or services, except for (i) acquisitions of raw materials, supplies, stores, equipment, machinery and other properties and services for the operation of NewPage’s business in the ordinary course of business consistent with past practices, (ii) acquisitions of properties and services reasonably related to the business of Consolidated Water Power Company not to exceed $5 million in the aggregate, and (iii) capital expenditures made in accordance with NewPage’s capital expenditure plan;

•	authorize, incur or enter into any contract obligating NewPage or any of its subsidiaries to authorize or incur capital expenditures in excess of $1 million individually or $5 million in the aggregate, other than capital expenditures made in accordance with NewPage’s capital expenditure plan;

•

(i) increase the compensation or other benefits payable or provided to NewPage’s and its subsidiaries directors or officers, or, except in the ordinary course of business consistent with past practice, any of their other employees, (ii) enter into any employment, change in control, severance or retention agreement with any director, officer or employee of NewPage except for agreements entered into with any newly-hired employees having an annual base salary and incentive compensation opportunity not to exceed $300,000 in the aggregate, (iii) establish, adopt, enter into or amend any employee benefit plan for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except in the ordinary course of business consistent with past practice and as would not result in a material increase in cost to NewPage, (iv) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to an employee having an annual base salary and incentive compensation opportunity not to exceed $300,000 in the aggregate, (v) enter into or amend any collective bargaining agreements, except as otherwise required by applicable law, or (vi) take any action to cause to accelerate the funding, payment, distribution, right to payment or distribution, or vesting of any compensation or benefits, except as permitted by the Merger Agreement;

•	enter into or make any loans or advances to any of its officers, directors, employees, agents, affiliates, consultants or certain of the NewPage stockholders (other than advances in the ordinary course of business consistent with past practices), or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons;

•	enter into any new line of business outside of the pulp, paper and packaging manufacturing industries;

•	(i) make, change or revoke any material tax election, (ii) amend any material tax return, (iii) adopt or change any material method of tax accounting or change any annual tax accounting period, (iv) settle or compromise any material tax proceeding or assessment, (v) enter into any material “closing agreement” with respect to taxes, (vi) surrender any right to claim a material refund of taxes, (vii) seek any tax ruling from any taxing authority, or (viii) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•	change financial accounting policies or procedures except as required by GAAP, SEC rule or policy or applicable law;

•	sell, lease, license, transfer, exchange, swap, mortgage (including securitize), abandon or otherwise dispose of any material portion of its material tangible or intangible non-cash properties or assets (except with respect to intellectual property), other than (i) in the ordinary course of business consistent with past practice or (ii) as disclosed in a schedule to the Merger Agreement and with a value not to exceed $5 million in the aggregate;

•	(i) amend, terminate, cancel, assign or waive any rights under, any of NewPage’s material contracts or leases in any material respect, in a manner that is adverse to NewPage and its subsidiaries taken as a whole, or that could prevent or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (ii) amend any contract for indebtedness in a manner that allows NewPage or any of its subsidiaries to incur additional indebtedness thereunder, or (iii) except in the ordinary course of business consistent with past practice, enter into any material contract or lease;

•	waive, release, assign, settle, compromise, pay or discharge any action, other than any such waiver, release, assignment, settlement, compromise, payment or discharge (i) that involves solely money damages in an amount not in excess of $1 million individually or $3 million in the aggregate, or (ii) pursuant to the terms of any contract in effect on the date of the Merger Agreement;

•	except in the ordinary course of business consistent with past practice or as required by law, agree or consent to any agreement or modifications of any existing agreements with any governmental entity that restricts or otherwise affects the operations of NewPage’s business;

•	willfully take any action which would reasonably be expected to cause a material adverse effect;

•	fail to maintain in full force and effect the material insurance policies covering NewPage and its subsidiaries and their respective material properties, assets and businesses consistent with past practices, so long as such insurance is available at commercially reasonable rates;

•	delay or postpone the payment of accounts payable or other liabilities, or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past practice;

•	except in connection with capital expenditures otherwise allowed under the Merger Agreement, (i) fail to maintain NewPage’s owned real property in a manner consistent with past practices and NewPage’s leased real property in substantially the same condition as of the date of the Merger Agreement, subject to certain exceptions, or (ii) demolish or remove any of the existing improvements except in the ordinary course of business consistent with past practice;

•	sell, lease, assign, convey, abandon, permit to lapse, or otherwise dispose of any of NewPage’s intellectual property, other than nonexclusive licenses granted in the ordinary course of business consistent with past practice;

•	take any action or omit to take any action that would reasonably be expected to constitute or result in a default under certain contracts for indebtedness; or

•	authorize, commit or agree to take any of the foregoing actions.

Verso

The Merger Agreement provides that, subject to certain exceptions, between signing and closing, Verso and its subsidiaries will conduct their business in the ordinary course of business consistent with past practice. In addition, between signing and closing Verso and its subsidiaries will not take any of the following actions without the consent of NewPage:

•	(i) authorize or pay any dividends on or make any distribution with respect to outstanding shares of Verso common stock (other than between wholly-owned subsidiaries of Verso), (ii) split, combine or reclassify any of stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock, except upon the exercise of stock options outstanding on the date of the Merger Agreement and other than grants of stock options and restricted shares of Verso made in the ordinary course of business consistent with past practice or (iii) purchase, redeem or otherwise acquire any shares of Verso’s stock or other securities of Verso or any of its subsidiaries;

•	adopt any amendments to Verso’s or its subsidiaries’ organizational documents;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar corporate transaction, other than the Merger;

•	become liable for any indebtedness except for certain limited exceptions, including, among others, the ability of Verso to draw down under its existing contracts for indebtedness and to incur other indebtedness up to $5 million in the aggregate;

•	amend or modify, or grant any waivers under, (i) the Credit Agreement Amendments, the Existing ABL Facility or the Existing Cash Flow Facility, except as required in connection with the Merger Agreement or (ii) certain notes issued by Verso;

•	acquire or agree to acquire any business, or otherwise acquire or agree to acquire any properties or services, except for (i) acquisitions of raw materials, supplies, stores, equipment, machinery and other properties and services for the operation of Verso’s business in the ordinary course of business consistent with past practices and (ii) capital expenditures made in accordance with Verso’s capital expenditure plan;

•	enter into or make any loans or advances to any of its officers, directors, employees, agents, affiliates or consultants (other than advances in the ordinary course of business consistent with past practices) in excess of $1 million in the aggregate, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons;

•	enter into any new line of business outside of the pulp, paper and packaging manufacturing industries;

•	sell, lease, license, transfer, exchange, swap, mortgage (including securitize), abandon or otherwise dispose of any material portion of its material tangible or intangible properties or assets, other than with a value that does not exceed $5 million in the aggregate;

•	willfully take any action which would reasonably be expected to cause a material adverse effect;

•	take any action that would reasonably be expected to constitute or result in a default under certain contracts for indebtedness; or

•	authorize, commit or agree to take any of the foregoing actions.

Access to Verso and NewPage Businesses between Signing and Closing

Between signing of the Merger Agreement and the closing of the Merger (or the earlier termination of the Merger Agreement), Verso and NewPage have each agreed to afford the other party’s representatives (including their third party advisors and with respect to Verso, representatives of the banks providing debt financing in the Merger) reasonable access to the personnel, properties, books and records and other documentation of Verso and NewPage, respectively. Such access need not be granted if it would disrupt operations at Verso or NewPage, respectively, or would jeopardize the attorney-client privilege of such party or violate any applicable law, contractual obligation or obligation of confidentiality of such party.

Exclusivity; Alternative Transactions

Between signing of the Merger Agreement and the closing of the Merger (or the earlier termination of the Merger Agreement), NewPage has agreed not to take, and will not permit its subsidiaries and their respective officers, directors and employees to take, and will use reasonable best efforts to cause its other representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with or provide any information to or enter into any agreement with any person or entity or facilitate any inquiries or submission of proposals for any acquisition transaction involving 25% or more of NewPage’s assets or capital stock (other than with Verso or its affiliates).

This restriction includes ceasing any existing activities, discussions or negotiations conducted prior to the date of the Merger Agreement with respect to any alternative transaction. NewPage is required to promptly (and in no event later than 48 hours after receipt) notify Verso of the receipt of any proposal for an alternative transaction (or any request for information that could reasonably be expected to result in an alternative transaction), and keep Verso informed on a prompt basis (and in any event within 48 hours of NewPage’s or its representatives’ knowledge) of any material developments with respect to such proposal for an alternative transaction.

At any time prior to receipt of the NewPage stockholder approval, if NewPage receives an unsolicited proposal for an alternative acquisition transaction involving 100% of NewPage’s assets or capital stock, the NewPage board of directors may take the following actions if it determines in good faith after consulting with NewPage’s financial advisors and legal counsel that (i) such proposal constitutes or is reasonably likely to constitute a superior proposal as compared to the Merger, in that it is (x) reasonably likely to be consummated without undue delay and if consummated (y) would result in a transaction more favorable to the NewPage stockholders from a financial point of view as compared to the Merger with Verso (which means a proposal that values the shares of NewPage common stock in excess of $825 million (minus the amount paid in the pre-closing cash payment to NewPage stockholders, if already paid), plus the time value of money attributed to the difference in the equity value proposed by such alternative transaction and $825 million (minus the amount paid in the pre-closing cash payment, if already paid), using a discount rate of 5% and taking into account the reasonably anticipated closing date of such alternative transaction and the Merger) and (ii) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law (such a proposal, a “Superior Proposal”):

•	provide information to the third party making a proposal, so long as such third party has entered into a confidentiality agreement with NewPage; and

•

engage in discussions or negotiations with such third party with respect to the proposal for an alternative transaction; provided, that NewPage will, within 48 hours, (x) notify Verso of such discussions, (y) disclose the identity of the third party who has made a proposal for an alternative transaction and make available to Verso any non-public information concerning NewPage and its subsidiaries that is provided to any such third party that was not previously made available to Verso, along with a copy of any alternative transaction proposal made in writing and the material terms and conditions of any alternative transaction proposal not made in writing, and (z) thereafter keep Verso informed of any developments with respect to the material terms of such alternative transaction.

At any time prior to the receipt of the NewPage stockholder approval, the NewPage board of directors may change its recommendation of the Merger to its stockholders that they adopt the Merger Agreement and approve the Merger if the following occurs:

•	the NewPage board of directors determines in good faith after consulting with NewPage’s financial advisors and legal counsel that (A) the failure to change its recommendation for the NewPage stockholders to adopt the Merger Agreement and approve the Merger would be inconsistent with the directors’ fiduciary duties under applicable law and (B) that a proposal for an alternative transaction constitutes a Superior Proposal, and NewPage enters into an agreement with respect to such Superior Proposal and concurrently terminates the Merger Agreement and pays Verso a termination fee; provided, that the NewPage board of directors may not change its recommendation if the change of recommendation is not made in order for NewPage to enter into a definitive written agreement with respect to such Superior Proposal (unless the change of recommendation relates to a change in material circumstances of NewPage, which first occurred after the date of the Merger Agreement and which was not reasonably foreseeable by the NewPage board of directors prior to the date of the Merger Agreement);

•	NewPage gives at least five business days’ notice to Verso prior to the NewPage board of directors changing its recommendation, and thereafter, the NewPage board of directors and NewPage’s representatives negotiate with Verso in good faith to adjust the terms of the Merger Agreement so as to obviate the need for the change of recommendation; and

•	upon the expiration of the five business day notice period to Verso and after consultation with NewPage’s financial and legal advisors and taking into account any proposed changes to the terms of the Merger Agreement by Verso, the NewPage board of directors will have determined that the failure of the NewPage board of directors to change its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Regulatory Approvals

Subject to the terms and conditions of the Merger Agreement, each party has agreed to use its reasonable best efforts (subject to and in accordance with applicable law) to take all actions and to do all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including making filings under the HSR Act and other regulatory filings with FERC, the Federal Communications Commission, the United States Nuclear Regulatory Commission, various state regulators of radiological materials and the PSCW. In addition, each party has agreed to use reasonable best efforts to resolve any objections or suits brought by any governmental entity or private third party challenging any of the transactions contemplated by the Merger Agreement as being in violation of any law. With respect to any antitrust challenge, such efforts include agreeing to the sale, divestiture, lease, license or other disposition of business in order to resolve such antitrust challenge; provided, that neither Verso nor Merger Sub is required to take any action to resolve an antitrust challenge that would not materially affect the business.

Financing Provisions

Marketing Period

The purpose of the marketing period was to provide a reasonable and appropriate period of time to market and place the debt financing and the Exchange Offers. The marketing period was the period of 20 consecutive business days that commenced on January 13, 2014. Throughout and at the end of the marketing period Verso and the lenders had access to (i) all customary financial and other information of NewPage and its subsidiaries required under the Debt Commitment Letters or as reasonably required in offering documents in connection with the debt financing and the Exchange Offers, which information was to be of the type and form customarily included in offering documents used to syndicate credit facilities and included in offering documents used in private placements of debt securities under Rule 144A of the Securities Act or in Exchange Offers (and during which period such information was to remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act) and (ii) such other information as was reasonably required in order to obtain comfort letters from NewPage’s accountants in connection with the debt financing and the Exchange Offers described below.

Verso Financing Commitments; NewPage Cooperation

Verso agreed to use reasonable best efforts to take all actions and to do all things necessary or customary to arrange and obtain the debt financing to be funded in connection with the transactions contemplated by the Merger Agreement, on the terms and conditions described in the Debt Commitment Letters, including to exercise any rights Verso may have had under the commitment letters to extend the expiration time thereof and to negotiate and agree with the lenders to further extend such expiration dates beyond the commitment periods provided for therein and to enforce Verso’s rights under the Debt Commitment Letters and Credit Agreement Amendments, including by pursuing litigation against the lenders in good faith in each case, subject to certain conditions.

Verso may not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Credit Agreement Amendments, and could not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letters, in each case, without the prior written consent of NewPage, which consent may not or could not be unreasonably withheld, provided that Verso may agree or could have agreed to such amendments, modifications and waivers provided that such action would not or would not have reasonably be expected to delay or prevent the closing of the Merger and the terms are not or would not have been, in the aggregate, materially less beneficial to Verso or NewPage than those in the Debt Commitment Letters or Credit Agreement Amendments or would not or would not have reasonably be expected to materially and adversely affect the value, rights and priorities of the New First Lien Notes, and would not have or have had the effect of reducing the aggregate amount of the debt financing or adversely affecting the ability of Verso to enforce its rights under the Debt Commitment Letters or the Credit Agreement Amendments. NewPage may not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the NewPage ABL Facility or the NewPage Term Loan Facility without the prior written consent of Verso, which consent may not be unreasonably withheld.

Verso is required to give NewPage prompt notice of, and opportunity to comment on, its knowledge of any material breach or default or termination by any party to any Credit Agreement Amendment or, in the case of any Debt Commitment letter, was required to give NewPage prompt notice of, and opportunity to comment on, its knowledge of any breach or default or termination by any party thereto. Verso was also required to keep NewPage informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing and to provide NewPage with copies of all definitive agreements related to the debt financing. In the event any portion of the debt financing were to have become unavailable on the terms and conditions contemplated in the Debt Commitment Letters or the Credit Agreement Amendments, Verso would have had to use its reasonable best efforts to arrange alternative financing for such unavailable debt financing on terms not materially less favorable (as determined in the good faith judgment of Verso) to Verso or NewPage or would not have reasonably been expected to materially and adversely affect the value, rights and priorities of the New First Lien Notes than the terms set forth in the Debt Commitment Letters and the Credit Agreement Amendments, as applicable.

NewPage agreed to, and agreed to cause its subsidiaries (and its and their respective representatives) to, use reasonable best efforts to provide all reasonable cooperation in connection with arranging the debt financing, including among other things:

•	participation in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents;

•	assisting with the preparation and negotiation of, and facilitating the execution and delivery of, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Verso and otherwise reasonably facilitating the pledging of collateral;

•	furnishing Verso and lenders, as promptly as practicable, with the financial and other pertinent information regarding NewPage as may be reasonably requested by Verso;

•	assisting in obtaining accountants’ reports and comfort letters;

•	using reasonable best efforts to assist Verso to obtain required waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which NewPage or any of its subsidiaries is a party;

•	taking all actions reasonably necessary to permit the prospective lenders involved in the debt financing to evaluate NewPage’s current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements;

•	causing NewPage’s independent accountants to cooperate with and assist Verso in preparing information packages and offering materials as the parties to the financing commitments may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participation and other matters contemplated by the commitment letters; and

•	taking all corporate actions, subject to the occurrence of the closing of the Merger, reasonably requested by Verso to permit the consummation of the debt financing and the borrowing or incurrence of all of the proceeds of the debt financing.

Exchange Offers

In accordance with the Merger Agreement, Verso has initiated a process, using its reasonable best efforts, to cause the Verso Issuers to commence the Exchange Offer Transactions, including the separate or concurrent consent solicitations to amend, eliminate or waive certain sections of the applicable indentures governing the Old Second Lien Notes and Old Subordinated Notes (the “Consent Solicitations”).

NewPage has agreed to, and has agreed to cause its subsidiaries (and its and their respective representatives) to, use reasonable best efforts to provide all reasonable cooperation required in connection with the Exchange Offers, including among other things:

•	participating in meetings, presentations, due diligence sessions and drafting sessions;

•	assisting with preparation of the documentation for the Exchange Offer Transactions, including all agreements and similar documents required in connection with the Exchange Offer Transactions, including requesting consents of accountants for use of their historical reports in any materials relating to the Exchange Offers;

•	furnishing Verso and lenders, as promptly as practicable, with the financial and other pertinent information regarding NewPage; and

•	delivering customary officer’s certificates.

On July 2, 2014, the Verso Issuers launched offers to exchange (a) New Second Lien Notes and Verso Warrants for any and all outstanding Old Second Lien Notes and (b) New Subordinated Notes and Verso Warrants for any and all outstanding Old Subordinated Notes. See “Description of Other Indebtedness—Exchange Offer Transactions.”

As of the date of this joint proxy and information statement/prospectus, Verso has not obtained the Verso Junior Noteholder Consent or consummated the Exchange Offer Transactions, and Verso may not be able to obtain the Verso Junior Noteholder Consent or consummate the Exchange Offer Transactions on the current terms or at all, in which case the Merger may not close.

Indemnification; Directors’ and Officers’ and Fiduciary Liability Insurance

The Merger Agreement provides that (i) all rights to exculpation, indemnification and expense advancement for directors and officers in NewPage’s existing organizational documents will be maintained for a period of at least six years after closing of the Merger and (ii) that Verso and NewPage will, to the fullest extent permitted by applicable laws, provide indemnification and expense advancement for indemnification to their directors and officers for a period of six years after closing.

For a period of six years after closing, Verso and NewPage will maintain the insurance policies for directors’ and officers’ liability insurance and fiduciary liability insurance currently held by NewPage with respect to matters arising on or before closing and with benefits and levels of coverage at least as favorable as those provided in NewPage’s existing policies. Alternatively, NewPage will, and Verso will cause NewPage to, use reasonable best efforts to purchase comparable insurance policies for this six year period after closing with benefits and levels of coverage at least as favorable as those provided in NewPage’s existing policies. NewPage also has the option to purchase, prior to closing, a six year “tail” policy providing substantially equivalent benefits as NewPage’s current directors’ and officers’ liability insurance and fiduciary liability insurance policies. If NewPage purchases such a tail policy, Verso will cause it to be maintained for its full term.

Employee Benefits

For a period of six months after the effective time of the Merger, Verso will cause NewPage and its subsidiaries to maintain in effect NewPage’s existing severance plans and to provide severance related payments and benefits required thereunder to any NewPage employees covered by such plans immediately prior to the effective time of the Merger.

Verso will cause NewPage and its subsidiaries to do the following with respect to any NewPage employee who first becomes eligible to participate in any new benefit plan during the two years following the closing of the Merger:

•	use commercially reasonable efforts to waive all pre-existing conditions (with respect to health coverage), exclusions and waiting periods under any new plans;

•	use commercially reasonable efforts to provide the employee with credit for any co-payments and deductibles paid by such employee or his or her eligible dependents prior to the effective time of the Merger under a group health plan in satisfying any applicable deductible or out-of-pocket requirements under any new plans; and

•	recognize all service of the employee with NewPage and its subsidiaries for vesting and eligibility purposes (but not for purposes of benefit accrual or early retirement subsidies or with respect to any equity-based plan) in any new plan.

Verso and NewPage agree to implement a retention program prior to the closing of the Merger, as described in the Merger Agreement. Verso will also cause NewPage and its subsidiaries to:

•	recognize the unions that are parties to NewPage’s collective bargaining agreements as the bargaining representatives for the employees covered by such collective bargaining agreements to the extent required by such agreements; and

•	to the extent required by such collective bargaining agreements, either (i) assume and apply to the union employees covered thereby the applicable collective bargaining agreements; or (ii) negotiate new agreements with the unions to establish the terms and conditions of employment.

Verso has retained the right to modify, amend or terminate any benefit or compensation plan, program, agreement or arrangement at any time after the effective time of the Merger, to terminate the employment of any NewPage employee after the effective time of the Merger, and the Merger Agreement specifically does not create any third-party beneficiary rights in any employee or other person with respect to any compensation, terms and conditions of employment and/or benefits.

Shareholder Litigation

NewPage has agreed to notify Verso, and keep Verso informed, of any claims brought against NewPage or its officers or directors by any NewPage stockholder relating to the Merger or the other transactions contemplated by the Merger Agreement. Verso will have the opportunity to participate in any such claim and to consult with NewPage and its legal advisors regarding the defense or settlement of any such claim, and NewPage has agreed not to settle any such claim without Verso’s consent.

Stock Exchange Listing

Verso has agreed to use its reasonable best efforts to (i) cause the shares of Verso stock to be issued to the NewPage stockholders as part of the Merger Consideration to be approved for listing on the New York Stock Exchange as soon as reasonably practicable after the closing of the Merger and (ii) remain compliant with applicable rules of the New York Stock Exchange.

Confirmation of NewPage and Verso Capitalization

One business day prior to the closing of the Merger, (i) NewPage will deliver to Verso a certificate setting forth the number of outstanding NewPage shares, the number of outstanding NewPage stock options and the number of outstanding NewPage RSUs, in each case as of the closing date and (ii) Verso will deliver to NewPage a certificate with the number of outstanding Verso shares as of immediately prior to the closing of the Merger and the number, strike prices and vesting terms for all Verso stock options as of January 3, 2014.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	receipt of the NewPage stockholder approval;

•	no law or order having been enacted or entered by any governmental authority that restrains, makes illegal or otherwise prohibits the consummation of the Merger;

•	the waiting period under the HSR Act must have expired or been earlier terminated without Verso or Merger Sub being required to take any action to resolve an antitrust challenge that would not materially affect the business;

•	approvals of FERC and the PSCW must have been obtained without Verso or Merger Sub being required to take any action to resolve a challenge by such governmental entities that would not materially affect the business;

•	the Exchange Offer Transactions and the Consent Solicitations will have been consummated or be consummated concurrently with the closing of the Merger in accordance with certain thresholds being met in connection with the Exchange Offer Transactions;

•	NewPage Corporation’s existing asset based loan facility will have been replaced with the NewPage ABL Facility as contemplated by the Debt Commitment Letters;

•	there will not have been any default or event of default under any existing Verso notes as a result of the Merger or the transactions contemplated by the Merger Agreement;

•	the number of shares of NewPage stock whose holders will have exercised dissenter’s rights will not be greater than 7%;

•	this Form S-4 will have become effective and not be the subject of any stop order;

•	prior to the payment of the Recapitalization Dividend to NewPage stockholders, Houlihan Lokey Financial Advisors, Inc. will have delivered an opinion related to solvency matters to the NewPage board of directors, and NewPage will have provided Verso with a copy of such opinion for the board of directors of Verso;

•	a nationally recognized accounting firm shall have delivered to NewPage and Verso the certificate with the calculations of the NewPage restricted payments;

•	NewPage shall have received the proceeds contemplated by the Debt Commitment Letters;

•	on or before January 17, 2014, Murray Devine will have delivered an opinion to the NewPage board of directors and the Verso board of directors that Verso (together with its subsidiaries) will be solvent as of the closing of the Merger after giving pro forma effect to the transactions contemplated by the Merger Agreement;

•	at the closing of the Merger, Murray Devine will deliver a bring down of the solvency opinion described in the previous bullet; and

•	Verso will have received the requisite approval of its stockholders for the issuance of Verso common stock as a portion of the Merger Consideration.

The obligation of NewPage to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	Verso’s representations and warranties as to proper organization, good standing and qualification, capitalization and indebtedness, corporate authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, and Verso’s use of any brokers in connection with the transactions contemplated by the Merger Agreement, will be true and correct in all respects and the other representations and warranties of Verso will be true and correct (without giving effect to any materiality qualifiers) except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by Verso and Merger Sub of their covenants and agreements required to be performed or complied with prior to the closing of the Merger;

•	since September 30, 2013, there will not have occurred a material adverse effect with respect to Verso;

•	Verso will have delivered to NewPage a certificate certifying that the conditions in the previous three bullets have been satisfied; and

•	the shares of Verso common stock to be issued as a portion of the Merger Consideration will have been approved for listing on the New York Stock Exchange.

The obligation of Verso to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	NewPage’s representations and warranties as to proper organization, good standing and qualification, capitalization and indebtedness, corporate authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, the sufficiency of the NewPage stockholder approval and the approval of the NewPage board of directors of the Merger Agreement, the lack of any material adverse effect at NewPage since December 31, 2012, NewPage’s receipt of the fairness opinion from Goldman, Sachs & Co., NewPage’s use of any brokers in connection with the transactions contemplated by the Merger Agreement, and the affiliate transactions to which NewPage is a party, will be true and correct in all respects and the other representations and warranties of NewPage will be true and correct (without giving effect to any materiality qualifiers) except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the performance, in all material respects, by NewPage of its covenants and agreements required to be performed or complied with prior to the closing of the Merger;

•	since September 30, 2013, there will not have occurred a material adverse effect with respect to NewPage;

•	NewPage will have delivered to Verso a certificate certifying that the conditions in the previous three bullets have been satisfied;

•	NewPage will have delivered to Verso an affidavit stating that NewPage is not and has not been a United States real property holding corporation; and

•	NewPage will have used the proceeds of the NewPage Term Loan Facility only in accordance with the terms of the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after NewPage stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either NewPage or Verso if (i) the closing of the Merger has not occurred on or before the End Date and (ii) the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in a manner that was a principal cause of the failure to consummate the Merger on or before the End Date; provided, that either party has the right to extend the End Date for up to two additional thirty (30) calendar day periods, if the only condition to closing that has not been satisfied or waived (other than those conditions that by their nature are satisfied at the closing of the Merger) is the expiration of the waiting period under the HSR Act;

•	by either NewPage or Verso if any court of competent jurisdiction has issued or entered a permanent injunction or a similar order has been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction has become final and non-appealable (so long as the party seeking to terminate the Merger Agreement has used reasonable best efforts as required by the Merger Agreement to prevent, oppose and remove such injunction);

•	by either NewPage or Verso if the NewPage stockholder approval is not obtained either by written consent or at a meeting of the NewPage stockholders;

•	by NewPage (provided, that NewPage is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement such that the closing condition related to the bring down of NewPage’s representations and warranties and covenant compliance is unable to be satisfied), if Verso or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in the failure of the closing condition related to the bring down of Verso’s representations and warranties and covenant compliance to be satisfied and (ii) if curable, cannot be cured prior to the earlier of the End Date or thirty (30) days following NewPage’s delivery of written notice of the breach to Verso;

•	by Verso, (i) in the event (A) of a change of recommendation by the NewPage board of directors or (B) a tender or exchange offer for NewPage common stock that would, if consummated in accordance with its terms, result in the sale of 25% or more of NewPage’s capital stock, is commenced by a person unaffiliated with Verso and, within 10 business days after the public announcement of the commencement of such tender or exchange offer, NewPage has not issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the NewPage board of directors’ recommendation that the NewPage stockholders adopt the Merger Agreement and approve the Merger and recommending that the NewPage stockholders reject such tender or exchange offer and not tender any shares of NewPage common stock into such tender or exchange offer, (ii) if NewPage has breached its obligations with respect to the non-solicitation of transactions covenant in any material respect and failed to cease such breach within two business days of being notified by Verso of such breach (such a termination as a result of the foregoing clauses (i) or (ii), an “Alternative Transaction Termination”), or (iii) so long as Verso is not then in material breach of any representation, warranty, agreement or covenant such that the closing condition related to the bring down of Verso’s representations and warranties and covenant compliance is unable to be satisfied, if NewPage has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (other than with respect to non-solicitation), which breach or failure to perform (y) would result in a failure of the closing condition related to the bring down of NewPage’s representations and warranties and covenant compliance and (z) if curable, cannot be cured by prior to the earlier of the End Date or thirty (30) days following Verso’s delivery of written notice to NewPage of such breach;

•	by NewPage, at any time prior to the NewPage stockholder approval having been obtained after NewPage shall have received a Superior Proposal, in order for NewPage to enter into a definitive agreement with respect to such Superior Proposal, so long as NewPage has complied with its obligations with respect to alternative transactions and prior to or concurrently with such termination, NewPage shall have paid a termination fee to Verso; and

•	by NewPage, after March 4, 2014 and on or prior to March 19, 2014, in the event that the Verso Junior Noteholder Consent (as defined in the Merger Agreement) has not been obtained, or the Exchange Offer Condition (as defined in the Merger Agreement) has not been satisfied, in each case by March 4, 2014.

Termination Fees

Payable by NewPage

NewPage has agreed to pay to Verso a termination fee of $27 million in cash if:

•

(i) after the signing of the Merger Agreement, any alternative transaction whereby any person or entity would own 50% or more of NewPage is made known to the NewPage board of directors, or is publicly proposed or publicly disclosed prior to the NewPage stockholder approval having been obtained (or prior to a termination of the Merger Agreement as a result of the NewPage stockholder approval not being obtained), (ii) Verso or NewPage, as applicable, terminates the Merger Agreement as a result of reaching the End Date, the NewPage stockholder approval not being obtained or the failure of the closing condition related to the bring down of NewPage’s representations and warranties and covenant compliance and (iii) concurrently with or within twelve (12) months after such termination, NewPage shall have consummated a transaction whereby any person or entity would own 50% or more of NewPage (regardless of whether the transaction is the same one referred to in clause (i) above);

•	Verso terminates the Merger Agreement through an Alternative Transaction Termination (as described in “Termination” above); or

•	NewPage terminates the Merger Agreement as a result of reaching the End Date (only if the NewPage stockholder approval has not been obtained), the NewPage stockholder approval has not been obtained or NewPage receives a Superior Proposal and enters into a definitive agreement with respect to such proposal; provided, that NewPage will be obligated to pay the termination fee as result of reaching the End Date or because it failed to obtain the NewPage stockholder approval only if, prior to such termination, the NewPage board of directors changed its recommendation that the NewPage stockholders adopt the Merger Agreement and approve the Merger.

Payable by Verso

Verso has agreed to pay to NewPage a termination fee of $27 million (half in cash and half in New First Lien Notes) if (i) the Verso Junior Noteholder Consent was not obtained, or the closing condition related to the Exchange Offer Transactions is not satisfied or waived by NewPage, in each case prior to March 4, 2014, (ii) NewPage does not terminate the Merger Agreement as a result, (iii) certain other closing conditions (e.g., stockholder approval and regulatory approvals) were satisfied, or were reasonably capable of being satisfied at the closing, (iv) the condition to closing that Murray Devine deliver a bring down of its solvency opinion is not reasonably capable of being satisfied at closing solely as a result of the failure of the closing condition related to the Exchange Offer Transactions, (v) the Merger fails to close due to the failure of Verso to consummate the Exchange Offer Transactions and (vi) and Verso or NewPage subsequently terminates the Merger Agreement as a result of reaching the End Date.

Limitation on Liability

Verso’s and Merger Sub’s aggregate liability under the Merger Agreement (together with any liability for which Verso and Merger Sub are responsible under certain ancillary agreements and together with the payment of any termination fee by Verso pursuant to the Merger Agreement) will not exceed $27 million. NewPage’s aggregate liability under the Merger Agreement (together with any liability of the NewPage stockholders who are party to Support Agreements and together with the payment of any termination fee by NewPage pursuant to the Merger Agreement) will not exceed $27 million.

Specific Performance

The Merger Agreement provides that the parties will be entitled to an injunction or injunctions, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which any such party is entitled in law or in equity. NewPage is entitled to seek specific performance of Verso’s obligations to consummate the Merger if no event shall have occurred that would cause any of Verso’s conditions to closing to be satisfied or make such conditions impossible to satisfy, Verso fails to consummate the closing of the Merger within 2 business days following the date the closing of the Merger should occur in accordance with the terms of the Merger Agreement and NewPage has irrevocably confirmed that if specific performance is granted, the closing of the Merger will occur. NewPage is also entitled to seek specific performance of Verso’s obligations to enforce the Debt Commitment Letters if certain conditions are satisfied.

Governing Law; Jurisdiction; Waiver of Jury Trial

The Merger Agreement is governed by the laws of the State of Delaware, and any action or proceeding relating to the Merger Agreement and the rights and obligations arising thereunder shall be brought in the

Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction, any state or federal court within the State of Delaware; provided, that the laws of the state of New York govern any claim brought under the Debt Commitment Letters, and state or federal courts sitting in Manhattan, New York shall have exclusive jurisdiction over any action or proceeding brought against the lenders party to the Debt Commitment Letters. Each of Verso, Merger Sub and NewPage has waived any right such party may have to a trial by jury with respect to any action arising out of the Merger Agreement and the transactions contemplated thereby.

Legal Status of Debt Financing Sources

NewPage has acknowledged and agreed that the sources of debt financing in the transactions contemplated by the Merger Agreement are acting as independent contractors for Verso and have no fiduciary, advisory or agency obligations to Verso or NewPage, and NewPage has waived, to the fullest extent permitted by law, any claims NewPage and its affiliates may have against such debt financing sources for breaches of fiduciary duty.

ANCILLARY AGREEMENTS ENTERED INTO

IN CONNECTION WITH THE MERGER AGREEMENT

NewPage Stockholders’ Support Agreements

The following describes the material provisions of the form of Support Agreement entered into by certain stockholders of NewPage, which was filed with the SEC on Form 8-K on January 6, 2014. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the form of Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. Verso and NewPage encourage you to read carefully the Support Agreement in its entirety before making any decisions.

In connection with the Merger Agreement, Verso and NewPage entered into Support Agreements with certain NewPage stockholders which collectively owned approximately 61% of NewPage’s outstanding shares of common stock on January 3, 2014, pursuant to which, and on the terms and subject to the conditions set forth therein, such stockholders have agreed to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement. Such stockholders have also agreed to vote against and withhold their consent from any transaction involving the acquisition of NewPage other than the Merger or any other action or agreement of NewPage that would likely interfere with the consummation of the Merger.

The Support Agreements contain certain other covenants, including the waiver of appraisal rights under the DGCL, prohibitions on transfers of NewPage common stock held by such stockholders (other than to transferees who agree to be bound by the terms of such stockholder’s Support Agreement) and a covenant requiring such stockholders to cease any and all communications relating to transactions involving the acquisition of NewPage other than the Merger and obligating such stockholders to notify Verso of any inquiries or proposals relating to any transaction involving NewPage other than the Merger. In addition, each stockholder who has executed a Support Agreement has covenanted to tender any and all Verso Junior Notes owned by such stockholder in the Exchange Offer Transactions and to use its reasonable best efforts to take any and all actions and will do all things necessary and advisable, in each case as requested by Verso, in furtherance of the consummation of the Exchange Offer Transactions.

The Support Agreements will terminate, with respect to each stockholder, upon the earliest to occur of the effective time of the Merger, the termination of the Merger Agreement in accordance with its terms and any amendment to the Merger Agreement that results in a non-de minimis and adverse change to the consideration payable to the NewPage stockholders.

Verso Stockholder’s Voting Agreement

The following describes the material provisions of the voting agreement entered into by Verso’s majority stockholder, which was filed with the SEC on Form 8-K on January 6, 2014. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the Verso voting agreement. This summary does not purport to be complete and may not contain all of the information about the Verso voting agreement that is important to you. Verso and NewPage encourage you to read carefully the Verso voting agreement in its entirety before making any decisions.

In connection with the Merger Agreement, the Verso Stockholder, which owns a majority of the issued and outstanding shares of Verso common stock, has entered into a voting agreement with NewPage and Verso pursuant to which, on the terms and subject to the conditions set forth therein, the Verso Stockholder has agreed to vote its shares of Verso common stock in favor of the issuance of Verso common stock as part of the Merger Consideration. The Verso voting agreement contains certain other covenants, including prohibitions on transfers of Verso common stock held by the Verso Stockholder other than to affiliates of the Verso Stockholder, or any equity holder of such affiliates, who agree to be bound by the terms of the Verso voting agreement.

The Verso voting agreement will terminate upon the earliest to occur of the approval of the Verso stockholders of the issuance of Verso common stock as part of the Merger Consideration and the termination of the Merger Agreement in accordance with its terms.

Except for specific performance, the Verso Stockholder will not liable, directly or indirectly, for any losses arising out of the voting agreement; provided, however, that Verso will be liable for any willful and material breach of the voting agreement by the Verso Stockholder, and any award for money damages arising out of voting agreement may not exceed under any circumstances $27 million in the aggregate netted against any money damages paid by Verso for damages arising out of any other agreement that any affiliate of Verso is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any termination fees paid by Verso thereunder).

Lock-Up Side Letter

The following describes the material provisions of the lock-up side letter, which is attached as Annex F to this joint proxy and information statement/prospectus and which is incorporated by reference herein. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the lock-up side letter. This summary does not purport to be complete and may not contain all of the information about the lock-up side letter that is important to you. Verso and NewPage encourage you to read carefully the lock-up side letter in its entirety before making any decisions.

In connection with the Merger Agreement, Apollo, which is the ultimate parent entity of the Verso Stockholder, has entered into a lock-up side letter with NewPage pursuant to which, on the terms and subject to the conditions set forth therein, Apollo has agreed, on behalf of itself and its affiliates, not to sell, purchase or otherwise transfer or acquire any debt or equity securities of Verso or its subsidiaries between the signing of the Merger Agreement and the closing of the Merger or termination of the Merger Agreement (other than transfers to affiliates, or any equity holder of such affiliates, who agree to be bound by the terms of the lock-up side letter).

In addition, Apollo has covenanted, on behalf of itself and its affiliates, to tender any and all Verso Junior Notes owned by Apollo and its affiliates in the Exchange Offer Transactions and to use his, her or its reasonable best efforts to take, or cause to be taken, any and all actions and will do, or cause to be done, all things necessary and advisable, in each case as requested by Verso, in furtherance of the consummation of the Exchange Offer Transactions.

The lock-up side letter will terminate upon the earliest to occur of the closing of the Merger and the termination of the Merger Agreement in accordance with its terms.

Except for specific performance, Apollo will not liable, directly or indirectly, for any losses arising out of the letter voting agreement; provided, however, that Verso will be liable for any willful and material breach of the letter voting agreement by Apollo, and any award for money damages arising out of letter voting agreement may not exceed under any circumstances $27 million in the aggregate netted against any money damages paid by Verso for damages arising out of any other agreement that any affiliate of Verso is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any termination fees paid by Verso thereunder).

Regulatory Filing Letter

The following describes the material provisions of the regulatory filing letter, which is attached as Annex G to this joint proxy and information statement/prospectus and which is incorporated by reference herein. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the regulatory filing letter. This summary does not purport to be complete and may not contain all of the information about the regulatory filing letter that is important to you. Verso and NewPage encourage you to read carefully the regulatory filing letter in its entirety before making any decisions.

In connection with the Merger Agreement, Apollo and VPI have entered into the regulatory filing letter pursuant to which, on the terms and subject to the conditions set forth therein, Apollo and VPI have agreed to make the following filings, or where appropriate join the corresponding Verso filings as a co-filing party: (1) any required filings related to the approval as a takeover of a holding company under Wis. Stat. s. 196.795(3); (2) any required filings related to the approval as a reorganization of Consolidated Water Power Company, a public utility, under Wis. Stat. s. 196.79; (3) any required filings related to the approval of the Nuclear Regulatory Commission, Maryland Department of the Environment, Radiological Health Program, Minnesota Department of Health, Radioactive Materials Unit, State of Wisconsin, Department of Health Services, Radioactive Materials Program, Maine Radiation Control Program, Division of Environmental Health, Commonwealth of Kentucky, Division of Public Health Protection & Safety, Radiation Health Branch, in each case for Consent to Indirect Change of Control with respect to Radiological Materials Licenses; (4) any required filings related to the approval of the Federal Communications Commission for the transferring of control of Federal Communications Commission-issued licenses or permits under Section 310(d) of the Communications Act of 1934, as amended, 47 U.S.C. § 310(d); (5) a Notification and Report Form (with all required submissions in connection therewith) under the HSR Act; and (6) any filings that are required to be made under any competition law similar to the HSR Act in any other jurisdiction.

In addition, Apollo and VPI have agreed to:

•	promptly provide responses to any governmental entity’s requests for additional information or documents in connection with the foregoing fillings;

•	subject to applicable law and the instructions of any governmental entity, keep the parties to the Merger Agreement apprised of the status of the foregoing filings, including promptly furnishing the parties to the Merger Agreement with copies of notices or other communications received by Apollo or VPI from any governmental entity with respect to the foregoing filings;

•	permit counsel for the parties to the Merger Agreement a reasonable opportunity to review in advance, and consider in good faith the views of the parties to the Merger Agreement in connection with, any proposed written communication to any governmental entity in connection with the foregoing filings;

•	not participate in any meeting or discussion, either in person or by telephone, with any governmental entity in connection with the foregoing filings unless they consult with the parties to the Merger Agreement in advance and, to the extent not prohibited by such governmental entity, give the parties to the Merger Agreement or their respective outside counsel the opportunity to attend and participate;

•	at the reasonable request of any party to the Merger Agreement upon reasonable advance notice, cause their representatives to participate in any meeting, discussion, hearing or deposition with or before any governmental entity to the extent related to the foregoing filings; and

•	with respect to items (1) through (2) in the second paragraph above, if required by the PSCW, Apollo and VPI shall directly enter into, or cause their subsidiaries to directly enter into, as applicable, undertakings to the PSCW that are the same as the undertakings entered into by NewPage and its affiliates to the PSCW in connection with NewPage’s acquisition of Stora Enso North America, Inc. and Consolidated Water Power Company, which undertakings are set forth in the final decision of the PSCW dated December 11, 2007.

The obligations of each of Apollo and VPI under the regulatory filing letter expire on the earlier of (i) receipt of all required approvals from the governmental entities referred to the second paragraph above; (ii) the waiver by the parties to the Merger Agreement of certain conditions set forth therein with respect to the approvals of the governmental entities set forth in the second paragraph above to the Merger; and (iii) the termination of the Merger Agreement in accordance with its terms.

Except for specific performance, Apollo and VPI are not liable, directly or indirectly, for any losses arising out of the regulatory filing letter; provided, however, that Verso will be liable for any willful and material breach of the regulatory filing letter by Apollo or VPI, and any award for money damages arising out of regulatory filing letter may not exceed under any circumstances $27 million in the aggregate netted against any money damages paid by Verso for damages arising out of any other agreement that any affiliate of Verso is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any termination fees paid by Verso thereunder).

Director Appointment Letter

The following describes the material provisions of the director appointment letter, which is attached as Annex H to this joint proxy and information statement/prospectus and which is incorporated by reference herein. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the director appointment letter. This summary does not purport to be complete and may not contain all of the information about the director appointment letter that is important to you. Verso and NewPage encourage you to read carefully the director appointment letter in its entirety before making any decisions.

In connection with the Merger Agreement, Verso, Merger Sub and NewPage have entered into the director appointment letter pursuant to which, on the terms and subject to the conditions set forth therein, Verso has agreed to, prior to the effective time of the Merger, extend an offer to one (1) member of the NewPage board of directors who is willing to serve and who has prior senior executive-level experience in the pulp, paper and packaging manufacturing industries to serve on the Verso board of directors for at least one full three-year term after the effective time of the Merger. Promptly after the effective time of the Merger, if such individual agrees to serve as a director of Verso and meets the criteria set forth in Verso’s Corporate Governance and Nominating Committee Charter, Verso has agreed to use its reasonable best efforts to cause such individual to be appointed to Verso’s board of directors and, subject to fiduciary obligations under applicable law, Verso has agreed to use its reasonable best efforts to cause such individual to be elected as a director of Verso at the first annual meeting of stockholders of Verso with a proxy mailing date after the effective time of the Merger.

Verso’s obligations under the director appointment letter will expire when the Merger Agreement is terminated in accordance with its terms.

Asset Financing Letter

The following describes the material provisions of the asset financing letter.

In connection with the Merger Agreement, Verso and NewPage have entered into the asset financing letter pursuant to which, on the terms and subject to the conditions set forth therein, Verso has agreed to use commercially reasonable efforts to, or to cause one or more of its subsidiaries to, obtain prior to March 4, 2014, a bank commitment for at least $65 million, which will be secured by certain assets that Verso believes are not essential to its businesses and are permitted by its existing debt agreements to be sold.

The asset financing letter terminates (and Verso will have no further obligations thereunder) upon the earlier to occur of (i) the closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

Cooperation Agreement

The following describes the material provisions of the form of cooperation agreement, which is attached as Annex I to this joint proxy and information statement/prospectus and which is incorporated by reference herein. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the form of cooperation agreement. This summary does not purport to be complete and may not contain all of the information about the form of cooperation agreement that is important to you. Verso and NewPage encourage you to read carefully the form of cooperation agreement in its entirety before making any decisions.

Following the closing of the Merger, Verso will be subject to cooperation agreements, pursuant to which, on the terms and subject to the conditions set forth therein, Verso has agreed with such NewPage stockholders who receive New First Lien Notes as part of the Merger Consideration, that following the request of noteholders owning at least 20% of the aggregate principal amount of New First Lien Notes, Verso will use its reasonable best efforts to provide, and will use its reasonable best efforts to cause its subsidiaries, directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives to use reasonable best efforts to provide, in connection with the sale of the New First Lien Notes, all reasonable cooperation requested by such noteholders including participating in a reasonable and customary number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with prospective investors, making available for inspection all pertinent financial and other records, pertinent corporate documents and properties of Verso, and providing all information reasonably requested by any selling noteholders or underwriters or initial purchasers (or any of their respective attorneys, accountants or consultants) in connection with an offering of New First Lien Notes (provided that the foregoing is subject in all respects to the recipients of any such information executing a customary confidentiality agreement in form and substance reasonably satisfactory to Verso), and will, as expeditiously as possible, use its reasonable best efforts to facilitate the offering, in compliance with applicable laws, of New First Lien Notes in one or more transactions, which may be exempt from the registration requirements of the Securities Act or registered under the Securities Act, at the reasonable discretion of Verso after consultation with noteholders holding at least 20% of the aggregate principal amount of New First Lien Notes, including the entry by Verso into registration rights agreements (if applicable), purchase agreements and other agreements and the obtaining of opinions, comfort letters and other closing documents, in each case consistent with Verso’s past practices in connection with prior offerings of debt securities of Verso, including, for the avoidance of doubt, indemnification provisions in favor of selling noteholders in connection with any such marketed offering on the same basis as granted to the initial purchasers or underwriters in such offering. Verso is not required to comply with more than one such request referenced above in any six-month period or more than four such requests in total during the period beginning on the closing date of the Merger and ending on the second anniversary thereof. Verso may, under certain circumstances determined in good faith by its board of directors and upon written notice to noteholders, delay or suspend such requested offerings for one or more periods not to exceed 90 days in the aggregate in any twelve-month period.

Release Agreement

The following describes the material provisions of the form of release agreement, which is attached as Annex J to this joint proxy and information statement/prospectus. The description in this section and elsewhere in this joint proxy and information statement/prospectus is qualified in its entirety by reference to the release agreement. This summary does not purport to be complete and may not contain all of the information about the release agreement that is important to you. Verso and NewPage encourage you to read carefully the release agreement in its entirety before making any decisions.

Prior to receiving their pro rata portion of the Merger Consideration, NewPage stockholders and holders of in-the-money NewPage stock options and NewPage restricted stock units will be required to deliver a release agreement whereby such person releases NewPage and Verso and their respective predecessors, successors, assigns, equityholders, directors, officers, employees, affiliates and representatives from certain claims (the “Released Claims”). If a releasing party is an entity and not a natural person, the release will also be made on behalf of such entity’s controlled affiliates and its and their equityholders, directors, managers, partners, members, officers, employees and representatives. The Released Claims do not include any rights arising out of the Merger Agreement, any unpaid salary and accrued bonuses to which the releasing party is entitled in his or her capacity as an employee, director or consultant to NewPage, rights under any employment agreement, employee welfare, incentive compensation or similar arrangement as a result of the releasing party acting as an employee, director or consultant to NewPage, claims for unreimbursed business expenses incurred on behalf of NewPage, claims for director and/or officer indemnification pursuant to the organizational documents of NewPage or any indemnification agreement or applicable law, or rights of a releasing party that arise other than from such releasing party’s capacity as a former stockholder or holder of stock options or restricted stock units of NewPage.

DESCRIPTION OF THE NEW FIRST LIEN NOTES

General

Verso Paper Holdings LLC (together with its successors in interest and each other Person that assumes the Obligations of the Company under the Notes, the “Company”) and Verso Paper Inc. (together with its successors in interest, “Finance Co.” and, together with the Company, the “Issuers”) will issue up to $650,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2019 (the “Initial Notes”) under an indenture (the “Indenture”) to be entered into by and among the Issuers, as joint and several obligors, the Note Guarantors and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”).

The Issuers may issue additional notes (“Additional Notes”) from time to time under the Indenture. Any subsequent issue of Additional Notes will be secured, equally and ratably, with the Notes. As a result, the issuance of Additional Notes has the effect of diluting the security interest of the Collateral for the then outstanding Notes. Any offering of Additional Notes will be subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” It is possible, however, that any series of such Additional Notes (i) will not be fungible with other Notes for United States federal income tax purposes, (ii) will therefore be issued under a separate CUSIP number and (iii) will not trade fungibly with other Notes. The Initial Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single series of Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of the Notes and the Additional Notes will vote as one class under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include the Initial Notes and any Additional Notes actually issued.

Finance Co. is a Wholly Owned Subsidiary of the Company that was created to be a co-issuer of securities of the Company, including the Notes. Finance Co. does not own and is not expected to own any significant assets.

The following summary of certain provisions of the Indenture, the Notes, the intercreditor agreements and the security documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA, the intercreditor agreements and the security documents. The Indenture, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Security Documents, and not this “Description of Notes,” will govern your rights as a holder of Notes. We refer you to copies of those documents, which are filed as exhibits to the Registration Statement on Form S-4. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

Terms of the Notes

The Notes will be senior obligations of the Issuers, will have the benefit of the first-priority security interest in the Notes Priority Collateral and a second-priority security interest in the ABL Priority Collateral (in each case, subject to certain exceptions, Permitted Liens and release under certain circumstances) as described under “—Security for the Notes” and will mature on January 15, 2019, provided, however, that, if, as of 45 days prior to the maturity date of our Existing Senior Subordinated Notes, more than $100.0 million of Existing Senior Subordinated Notes remain outstanding, then the notes will mature on that day. Each Note will bear interest at a rate of 11.75% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the January 1 and July 1 immediately preceding the interest payment date on January 15 and July 15 of each year.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. Notes may be issuable in denominations of less than $2,000 solely to the extent necessary to accommodate book-entry positions that have been created in denominations of less than $2,000 by a participant of the Depository Trust Company (“DTC”). No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

On or after the first anniversary of the Issue Date (the “First Call Date”), the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by the Issuers by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during periods set forth below:

Period	Redemption Price
First Call Date through January 14, 2016	108.813%
January 15, 2016 through January 14, 2017	105.875%
January 15, 2017 through January 14, 2018	102.938%
January 15, 2018 and thereafter	100.000%

In addition, prior to the First Call Date, the Issuers may redeem the Notes at their option, in whole at any time or in part, from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by the Issuers by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (and the Issuers shall notify the Trustee of any such listing), or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the requirements of the DTC, if applicable); provided, that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The Indebtedness evidenced by the Notes will be senior Indebtedness of the Issuers and will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers. The Notes will have the benefit of (i) a first-priority security interest in the Notes Priority Collateral, which will also secure the ABL Obligations of the Issuers on a second-priority basis and the First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of the Issuers on a first-priority basis, and (ii) a second-priority security interest in the ABL Priority Collateral, which will also secure the ABL Obligations of the Issuers on a first-priority basis and the First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of the Issuers on a second-priority basis, in each case subject to Permitted Liens and exceptions described under “—Security for the Notes.” The Notes will rank effectively senior to the ABL Obligations of the Issuers, to the extent of the value of the Notes Priority Collateral held by the Issuers, and effectively junior to the ABL Obligations of the Issuers, to the extent of the value of the ABL Priority Collateral held by the Issuers. The Notes will rank effectively pari passu with all First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of the Issuers, which include the Obligations under the Existing First-Lien Notes, to the extent of the value of the Notes Priority Collateral held by the Issuers. The Notes will be senior in right of payment to all existing and future Junior Indebtedness of the Issuers and effectively senior to all unsecured Indebtedness of the Issuers and to all Indebtedness of the Issuers secured by junior liens on the Collateral, to the extent of the value of the Collateral held by the Issuers.

The Indebtedness evidenced by the Note Guarantees will be senior Indebtedness of the applicable Note Guarantor and will rank pari passu in right of payment with all existing and future senior Indebtedness of such Note Guarantor. The Note Guarantee of each Note Guarantor will have the benefit of (i) a first-priority security interest in the Notes Priority Collateral, which will also secure the ABL Obligations of such Note Guarantor on a second-priority basis and the First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of such Note Guarantor on a first-priority basis, and (ii) a second-priority security interest in the ABL Priority Collateral, which will also secure the ABL Obligations of such Note Guarantor on a first-priority basis and the First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of such Note Guarantor on a second-priority basis, in each case subject to Permitted Liens and exceptions described under “—Security for the Notes.” The Note Guarantee of each Note Guarantor will rank effectively senior to the ABL Obligations of such Note Guarantor, to the extent of the value of the Notes Priority Collateral held by such Note Guarantor, and effectively junior to the ABL Obligations of such Note Guarantor, to the extent of the value of the ABL Priority Collateral held by such Note Guarantor. The Note Guarantee of each Note Guarantor will rank effectively pari passu with all First-Lien Revolving Facility Obligations and all Other First-Priority Lien Obligations of such Note Guarantor, which include the Obligations under the Existing First-Lien Notes, to the extent of the value of the Notes Priority Collateral held by such Note Guarantor. The Note Guarantee of each Note Guarantor is senior in right of payment to all existing and future Junior Indebtedness of such Note Guarantor and effectively senior to all unsecured Indebtedness of such Note Guarantor and to all Indebtedness of such Note Guarantor secured by junior Liens on the Collateral, to the extent of the value of the Collateral held by such Note Guarantor.

Because the Existing Secured Notes and the related guarantees are, and the New Second-Lien Notes and the related guarantees will be, secured by security interests ranking junior in priority to the security interests securing the Note Obligations, the First-Lien Revolving Facility Obligations, all Other First-Priority Lien Indebtedness and the ABL Obligations, such Existing Secured Notes and the related guarantees and such New Second-Lien Notes and the related guarantees will rank effectively junior to all such Obligations.

At March 31, 2014, we had:

(1)	$417.9 million of outstanding Existing First-Lien Notes;

(2)	$60.0 million outstanding under the ABL Facility (with $40.3 million letters of credit outstanding thereunder and $32.4 million available for future borrowing thereunder, based on a borrowing base of $132.7 million and a maximum availability of $150.0 million);

(3)	$38.0 million outstanding under the First-Lien Revolving Facility (with no letters of credit outstanding thereunder and $12.0 million available for borrowing thereunder);

(4)	$271.6 million of outstanding Existing Secured Notes;

(5)	$396.0 million of outstanding Existing Fixed Rate Second-Lien Notes;

(6)	$13.3 million of outstanding Existing Floating Rate Second-Lien Notes; and

(7)	$142.5 million of outstanding Existing Senior Subordinated Notes.

In addition, after giving effect to the Merger, the NewPage Entities would have had (i) $750.0 million outstanding under the New NewPage Term Loan Facility and (ii) $53.0 million outstanding under the New NewPage ABL Facility. The Indebtedness of the NewPage Entities will be structurally senior to the Notes with respect to the assets of the NewPage Entities and the NewPage Entities will not guarantee the Notes.

Although the Indenture will limit the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation will be subject to a number of significant qualifications. Under certain circumstances, the Company and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First-Priority Lien Obligations or ABL Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

A significant portion of the operations of the Company is conducted through its Subsidiaries. Unless a Subsidiary is Finance Co. or a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to obligations to creditors (including trade creditors) and preferred stock (if any) of Subsidiaries of the Company other than Finance Co. and the Note Guarantors. The Company’s Subsidiaries other than Finance Co. and the Note Guarantors have no material assets or liabilities, except that Verso Quinnesec REP LLC, an Unrestricted Subsidiary, owns restricted cash and a parcel of land at the Quinnesec mill with certain renewable energy facilities used by the mill under a long-term lease and Verso Androscoggin Power LLC, also an Unrestricted Subsidiary, owns four hydroelectric facilities associated with our Androscoggin Mill and related electricity transmission equipment.

Security for the Notes

The Note Obligations will be secured by first-priority security interests in the Notes Priority Collateral and by second-priority security interests in the ABL Priority Collateral (second in priority to the first-priority liens on the ABL Priority Collateral that secure the ABL Obligations), in each case subject to Permitted Liens. The Existing First-Lien Notes and the New First-Lien Revolving Facility are secured by security interests in both the ABL Priority Collateral and the Notes Priority Collateral that rank pari passu to the respective security interests securing the Notes Obligations. The Existing Secured Notes are, and the New Second-Lien Notes will be, secured by security interests in both the ABL Priority Collateral and the Notes Priority Collateral that rank junior to the security interests securing the Note Obligations and the ABL Obligations. The secured parties under the ABL Facility will have rights and remedies with respect to the ABL Priority Collateral that, if exercised, could adversely affect the value of the ABL Priority Collateral or the ability of the respective agents under the applicable intercreditor agreement to realize or foreclose on the ABL Priority Collateral on behalf of the First-Priority Lien Secured Parties. First-Priority Lien Secured Parties other than the holders of the Notes will have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral or the ability of the holders of the Notes to cause a realization or foreclosure on the Collateral, particularly the rights described below under “Security for the Notes—Intercreditor Agreements.”

The “Notes Priority Collateral” will consist of any and all of the following assets and properties now owned or at any time hereafter acquired by the Issuers or any of the Note Guarantors (collectively, the “Pledgors”): (a) all real property, fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries (limited to 65% of the interests of the Pledgors’ foreign subsidiaries); (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (f) all intercompany indebtedness of the Company and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (h) all proceeds of insurance policies (excluding any such proceeds that relate to ABL Priority Collateral); (i) all books and records related to the foregoing and not relating to ABL Priority Collateral; (j) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (k) all other collateral not constituting ABL Priority Collateral.

The “ABL Priority Collateral” will consist of any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors: (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all payments received from the Pledgors’ credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by the Pledgors; (f) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral) and securities entitlements and other rights with respect thereto; (g) to the extent relating to any of the items referred to in the preceding clauses (a) through (f) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (h) all books and records related to the foregoing; and (i) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral). The Collateral is pledged pursuant to the Security Documents to the Collateral Agent on behalf of all holders of First-Priority Lien Obligations on an equal and ratable basis.

The Collateral will not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) Excluded Equity; (iii) any debt securities issued to a Pledgor having, in the case of each instance of debt securities, an aggregate principal amount not in excess of $5.0 million; (iv) any securities of any of the Company’s Subsidiaries to the extent a pledge of such securities to secure any of the First-Priority Lien Obligations would require the filing of financial statements pursuant to Rule 3-16 of Regulation S-X; (v) any vehicle covered by a certificate of title or ownership; (vi) the Bucksport Co-Gen Assets; (vii) any assets acquired after the Issue Date to the extent that, and for so long as granting a security interest in such assets would violate an enforceable contractual obligation binding on such assets that existed at the time of acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with indebtedness pursuant clause (d)(1) of the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or any equivalent exception under any other agreement governing First-Priority Lien Obligations that is secured by a Permitted Lien); (viii) any letter of credit rights to the extent any Pledgor is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose; and (ix) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party to the extent that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York Uniform Commercial Code or any other applicable law (including, without limitation, the Bankruptcy Code or principles of equity), provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect (collectively, the “Excluded Property”). Except for securities of certain of our Subsidiaries that are excluded pursuant to clause (iv) above, the foregoing excluded property and assets do not secure the ABL Obligations, the First-Lien Revolving Facility Obligations or the Other First-Priority Lien Obligations, including the Obligations under the Existing First-Lien Notes. Pursuant to the Security Documents, the Issuers and the Guarantors will not be required to take steps to create or perfect security interests in certain assets, including real estate with a value below $3.0 million.

The Issuers and the Note Guarantors will be able to incur additional indebtedness in the future which could share in the Notes Priority Collateral, including Other First-Priority Lien Obligations and additional Indebtedness which would be secured by Liens ranking junior to the Liens securing the Notes. The amount of such First-Priority Lien Obligations and additional Indebtedness will be limited by the covenant set forth under “—Certain Covenants—Liens” and the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First-Priority Lien Obligations and additional Indebtedness could be significant.

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the holders of the ABL Obligations, the Notes, the First-Lien Revolving Facility Obligations and the Other First-Priority Lien Obligations. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the New First Lien Notes—It may be difficult to realize the value of the collateral securing the New First Lien Notes” and “—The value of the collateral securing the New First Lien Notes may not be sufficient to satisfy Verso’s obligations under the New First Lien Notes, the Existing First Lien Notes, the Existing ABL Facility and the Existing Cash Flow Facility. Holders of the New First Lien Notes will not have control over many decisions related to the collateral.”

After-Acquired Collateral

From and after the Issue Date if (i) property (other than Excluded Property) is acquired by an Issuer or a Note Guarantor that is not automatically subject to a perfected security interest under the Security Documents, (ii) a Restricted Subsidiary (including a newly created or newly acquired Subsidiary) becomes a Note Guarantor or (iii) assets or other property held by the Issuers or a Note Guarantor are no longer Excluded Property, then the Issuer or Note Guarantor will, as soon as practical thereafter, provide security over such assets or property (or, in the case of a new Note Guarantor, all of its assets except Excluded Property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof as required by the Indenture and the Security Documents. If the Issuer or a Note Guarantor creates any additional security interest upon any property or asset that would constitute Notes Priority Collateral to secure any other First-Priority Lien Obligations (other than securities described in clause (iv) of the definition of “Excluded Property” above), it must concurrently grant (i) a first-priority security interest (subject to Permitted Liens) upon such property as security for the Note Obligations, the First-Lien Revolving Facility Obligations and Other First-Priority Lien Obligations, and (ii) a second priority security interest upon such property as security for the ABL Obligations. The Issuers and Note Guarantors will also ensure that second-priority security interests are maintained as security for the Notes in the ABL Priority Collateral pledged to secure the ABL Obligations (other than securities described in clause (iv) of the definition of Excluded Property above). If granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent. If such third party does not consent to the granting of the required security interests after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interests.

Security Documents

The Issuers, the Note Guarantors, the trustee for the Existing First-Lien Notes and the collateral agent for the Existing First-Lien Notes entered into a security agreement, which provides for the security interests to secure the Obligations under the Existing First-Lien Notes. At the same time, the Issuers and the Note Guarantors entered into separate security agreements with each of the First-Lien Revolving Facility Collateral Agent and the ABL Facility Collateral Agent, which security agreements provide for the security interests to secure the Obligations under the New First-Lien Revolving Facility and the ABL Obligations, respectively. On the Issue Date, the Collateral Agent will enter into a joinder to the existing security agreement that provides for the security interests that secure the Obligations under the Existing First-Lien Notes, or the Issuers, the Note Guarantors, the Trustee and the Collateral Agent will enter into a new security agreement that will provide for the security interests to secure the Notes Obligations, in either case, on a pari passu basis with the security interests securing the Existing First-Lien Notes.

The Issuers and the Note Guarantors will use their commercially reasonable efforts to complete on or prior to the Issue Date all mortgage recordings and other similar actions required in connection with the perfection of such security interests as well as obtain title insurance policies, confirmatory lien subordinations and legal opinions with respect to the mortgages. For any actions not completed on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions within 90 days after the Issue Date. Accordingly, the Notes may not have the benefit of some or all of the Collateral on or after the Issue Date. Thus, at the time of issuance of the Notes, such liens would not yet be created or perfected. In addition, our leased real property will not be mortgaged, no surveys will be delivered for non-mill sites, and no updates to existing surveys will be delivered as to the mill sites. In addition, no title insurance reports or policies will be delivered to the Trustee in connection with the mortgages prior to the issuance of the Notes. There will be no independent assurance, therefore, among other things, that there are no liens other than those permitted by the Indenture encumbering such real properties. See also “Risk Factors—Risks Relating to the New First Lien Notes—Delivery of security interests in certain collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.”

Subject to the terms of the Security Documents, the Issuers and the Note Guarantors will have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Intercreditor Agreements

Senior Lien Intercreditor Agreement

The collateral agent for the Existing First-Lien Notes, on its own behalf and on behalf of the First-Priority Lien Secured Parties under the indenture governing the Existing First-Lien Notes, the First-Lien Revolving Facility Collateral Agent, on its own behalf and on behalf of the First-Priority Lien Secured Parties under the First-Lien Revolving Facility, the ABL Facility Collateral Agent, on its own behalf and on behalf of the administrative agent and lenders under the ABL Facility, the Issuers and the Note Guarantors entered into a senior lien intercreditor agreement, dated as of May 4, 2012 (as hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Senior Lien Intercreditor Agreement”) that sets forth the relative priority of the Liens securing the First-Priority Lien Obligations compared to the Liens securing the ABL Obligations. On the Issue Date, the Collateral Agent, on its own behalf and on behalf of the First-Priority Lien Secured Parties under the Indenture, will enter into a joinder to the Senior Lien Intercreditor Agreement. The Collateral Agent, the collateral agent for the Existing First-Lien Notes, the First-Lien Revolving Facility Collateral Agent and the ABL Facility Collateral Agent are referred to as the “Applicable Collateral Agents,” and the First-Priority Lien Obligations and the ABL Obligations are referred to as the “Applicable Obligations.” Although the holders of First-Priority Lien Obligations and the ABL Obligations are not parties to the Senior Lien Intercreditor Agreement, by their acceptance of the instruments evidencing such Obligations, each agrees to be bound thereby. In addition, the Senior Lien Intercreditor Agreement provides that it may be amended from time to time to add Additional First-Priority Lien Secured Parties with respect to Other First-Priority Lien Obligations to the extent permitted to be incurred under the

Indenture, the indenture governing the Existing First-Lien Notes, the First-Lien Revolving Facility and the ABL Facility and to add holders of ABL Obligations arising under any ABL Facility Documents. The Notes Obligations will constitute “Other First-Priority Lien Obligations” for purposes of the Senior Lien Intercreditor Agreement upon the Collateral Agent’s entry into the joinder described above. The Senior Lien Intercreditor Agreement allocates the benefits of any Collateral between the holders of the ABL Obligations on the one hand and the holders of the First-Priority Lien Obligations on the other hand.

The Senior Lien Intercreditor Agreement provides, among other things:

•	Lien Priority. Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing any ABL Obligations (the “ABL Liens”), the Liens securing any First-Priority Lien Obligations (the “First-Priority Liens”), or the enforceability of any such Liens or Obligations, (1) the ABL Liens on the ABL Priority Collateral will rank senior to any First-Priority Liens on the ABL Priority Collateral, and (2) the First-Priority Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral.

•	Prohibition on Contesting Liens and Obligations. No Applicable Collateral Agent or holder of any Applicable Obligation may contest or support any other person in contesting the validity or enforceability of the Liens of any other Applicable Collateral Agent or holder of any other class of Applicable Obligations.

•	Exercise of Remedies and Release of Liens with Respect to the ABL Priority Collateral. Prior to the Discharge of ABL Obligations, the ABL Facility Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of any First-Lien Collateral Agent to take limited protective measures with respect to the First-Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Facility Collateral Agent, which results in the release of the Liens of such ABL Facility Collateral Agent on such item of ABL Priority Collateral, the Liens of each other class of Applicable Obligations on such item of ABL Priority Collateral will be automatically released.

•	Exercise of Remedies and Release of Liens with Respect to the Notes Priority Collateral. Prior to the Discharge of First-Priority Lien Obligations, the Authorized First-Lien Collateral Agent (as defined below) will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Facility Collateral Agent to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon any sale of any Notes Priority Collateral in connection with any enforcement action consented to by the Authorized First-Lien Collateral Agent, which results in the release of the Liens of such Authorized First-Lien Collateral Agent on such item of Notes Priority Collateral, the Liens of each other class of Applicable Obligations on such item of Notes Priority Collateral will be automatically released.

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Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or including in respect of any Insolvency or Liquidation Proceeding, (x)(1) all proceeds of ABL Priority Collateral will first be applied to the repayment of all ABL Obligations, before being applied to any First-Priority Lien Obligations; and (2) after the Discharge of ABL Obligations, if any First-Priority Lien Obligations remain outstanding, all proceeds of ABL Priority Collateral will be applied to the repayment of any outstanding First-Priority Lien Obligations in accordance with the terms of the First-Priority Intercreditor Agreement; and (y)(1) all proceeds of Notes Priority Collateral shall be applied to First-Priority Lien Obligations in accordance with the terms of the First-Priority Intercreditor Agreement, before being applied to any ABL Obligations; (2) after the Discharge of First-Priority Lien Obligations, if any ABL Obligations remain outstanding, all proceeds of Notes Priority Collateral will be applied to the repayment of any outstanding ABL Obligations. If any holder of any Applicable Obligations or if any Applicable Collateral Agent receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Collateral Agent entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

•	Amendment and Refinancings. The ABL Obligations and the First-Priority Lien Obligations may be amended or refinanced subject to continuing rights of the holders of such refinancing Indebtedness under the Senior Lien Intercreditor Agreement.

•	Intercreditor Agent. The Senior Lien Intercreditor Agreement provides for the appointment of an intercreditor agent (the “Intercreditor Agent”) who entered into a joinder to the existing Junior Lien Intercreditor Agreement. With respect to any Collateral, the Intercreditor Agent will take direction from the Applicable Collateral Agent that is at the time entitled to enforce remedies with respect to such Collateral under the Senior Lien Intercreditor Agreement.

In addition, the Senior Lien Intercreditor Agreement provides that if the Company or any of its subsidiaries is subject to a case under the Bankruptcy Code or any other bankruptcy law:

•	(x) if the ABL Facility Collateral Agent desires to permit the use of cash collateral or to permit the Issuers or any Note Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law (“DIP Financing”) secured by a lien on ABL Priority Collateral, then the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations agree not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise permitted under the Senior Lien Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the ABL Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Liens in such ABL Priority Collateral securing the ABL Obligations; and (y) if the Authorized First-Lien Collateral Agent desires to permit the Issuers or any Note Guarantor to obtain any DIP Financing secured by a Lien on Notes Priority Collateral, then the ABL Facility Collateral Agent and the holders of ABL Obligations agree not to object to such DIP Financing or to request adequate protection (except as otherwise permitted under the Senior Lien Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on Notes Priority Collateral securing the First-Priority Lien Obligations are subordinated or pari passu with respect to such DIP Financing, will subordinate its Liens in the Notes Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the First-Priority Liens in the Notes Priority Collateral.

•	(x) in the case of ABL Priority Collateral, the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Obligations made by the ABL Facility Collateral Agent or any holder of such ABL Obligations; (ii) any lawful exercise by any holder of ABL Obligations of the right to credit bid ABL Obligations in any sale in foreclosure of ABL Priority Collateral; and (iii) any other request for judicial relief made in any court by any holder of ABL Obligations relating to the lawful enforcement of any Lien on the ABL Priority Collateral; and (y) in the case of Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First-Priority Lien Obligations made by the Authorized First-Lien Collateral Agent or any holder of such First-Priority Lien Obligations; (ii) any lawful exercise by any holder of First-Priority Lien Obligations of the right to credit bid First-Priority Lien Obligations in any sale in foreclosure of Notes Priority Collateral; and (iii) any other request for judicial relief made in any court by any holder of First-Priority Lien Obligations relating to the lawful enforcement of any Lien on the Notes Priority Collateral.

•	(x) in the case of ABL Priority Collateral, the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations will not object to (and will not otherwise contest) any order relating to a sale of ABL Priority Collateral of any Issuer or Note Guarantor for which the ABL Facility Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the ABL Liens and the First-Priority Liens will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the Senior Lien Intercreditor Agreement; and (y) in the case of Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not object to (and will not otherwise contest) any order relating to a sale of Notes Priority Collateral of any Issuer or Note Guarantor for which the Authorized First-Lien Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the ABL Liens and the First-Priority Liens will attach to the proceeds of the sale on the same basis of priority as such Liens attached to the assets being sold, in accordance with the Senior Lien Intercreditor Agreement.

•	(x) in the case of ABL Priority Collateral, the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the ABL Facility Collateral Agent; and (y) in the case of Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the Authorized First-Lien Collateral Agent.

•	In respect of the ABL Priority Collateral, the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations will not contest (or support any other person contesting) (a) any request by the ABL Facility Collateral Agent or the holders of ABL Obligations for adequate protection or (b) any objection by the ABL Facility Collateral Agent or the holders of ABL Obligations to any motion, relief, action or proceeding based on the ABL Facility Collateral Agent or the holders of ABL Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of ABL Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the Authorized First-Lien Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to ABL Priority Collateral, such Lien is subordinated to the Liens securing the ABL Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other First-Priority Liens on ABL Priority Collateral are subordinated to the Liens on ABL Priority Collateral securing the ABL Obligations under the Senior Lien Intercreditor Agreement and (ii) in the event the Authorized First-Lien Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations agree that the holders of the ABL Obligations shall also be granted a Lien on such additional collateral as security for the applicable ABL Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes ABL Priority Collateral securing the First-Priority Lien Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on ABL Priority Collateral granted to the holders of ABL Obligations as adequate protection on the same basis as the First-Priority Liens are so subordinated to the Liens securing the ABL Obligations under the Senior Lien Intercreditor Agreement.

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(x) neither the Authorized First-Lien Collateral Agent nor any other First-Priority Lien Secured Party shall oppose or seek to challenge any claim by the ABL Facility Collateral Agent or any holder of ABL Obligations for allowance of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Liens on the ABL Priority Collateral, without regard to the existence of the First-Priority Liens on the ABL Priority Collateral; and (y) neither the ABL Facility Collateral Agent nor any holder of ABL Obligations shall oppose or seek to challenge any claim by the Authorized First-Lien Collateral Agent or any other First-Priority Lien Secured Party for allowance of

First-Priority Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First-Priority Liens on the Notes Priority Collateral, without regard to the existence of the ABL Liens on the Notes Priority Collateral;

•	In respect of the Notes Priority Collateral, the ABL Facility Collateral Agent and the holders of ABL Obligations will not contest (or support any other person contesting) (a) any request by the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations for adequate protection or (b) any objection by the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations to any motion, relief, action or proceeding based on the Authorized First-Lien Collateral Agent and the holders of First-Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First-Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the ABL Facility Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to Notes Priority Collateral, such Lien is subordinated to the Liens on Notes Priority Collateral securing the First-Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other ABL Liens on Notes Priority Collateral are subordinated to the First-Priority Liens on Notes Priority Collateral under the Senior Lien Intercreditor Agreement and (ii) in the event the ABL Facility Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the ABL Facility Collateral Agent and the holders of ABL Obligations agree that the holders of the First-Priority Lien Obligations shall also be granted a Lien on such additional collateral as security for the applicable First-Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes Notes Priority Collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on Notes Priority Collateral granted to the holders of First-Priority Lien Obligations as adequate protection on the same basis as the other ABL Liens on Notes Priority Collateral are subordinated to the First-Priority Liens on Notes Priority Collateral under the Senior Lien Intercreditor Agreement; and

•	(x) until the Discharge of ABL Obligations has occurred, the Authorized First-Lien Collateral Agent, on behalf of itself and the holders of First-Priority Lien Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the ABL Liens on ABL Priority Collateral for costs or expenses of preserving or disposing of any Collateral; and (y) until the Discharge of First-Priority Lien Obligations has occurred, the ABL Facility Collateral Agent, on behalf of itself and the holders of ABL Obligations, will not assert or enforce any claim under Section 506(c) of the United States bankruptcy Code senior to or on a parity with the First-Priority Liens on Notes Priority Collateral for costs or expenses of preserving or disposing of any Collateral.

First-Priority Intercreditor Agreement

The collateral agent for the Existing First-Lien Notes, on its own behalf and on behalf of the holders of the Existing First-Lien Notes, and the First-Lien Revolving Facility Collateral Agent, on its own behalf and on behalf of the First-Priority Lien Secured Parties under the First-Lien Revolving Facility, the Issuers and the Note Guarantors entered into the senior first-priority lien intercreditor agreement, dated as of May 4, 2012 (as hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “First-Priority Intercreditor Agreement”). On the Issue Date, the Collateral Agent, on its own behalf and on behalf of the holders of the Notes under the Indenture, will enter into a joinder to the First-Priority Intercreditor Agreement. Although the holders of First-Priority Lien Obligations are not parties to the First-Priority Intercreditor Agreement, by their acceptance of the instruments evidencing such Obligations, each agrees to be bound thereby. In addition, the First-Priority Intercreditor Agreement provides that it may be amended from time to time to add Additional First-Priority Lien Secured Parties and collateral agents therefor with respect to Other First-Priority Lien Obligations to the extent permitted to be incurred under the Indenture, the indenture governing the Existing First-Lien Notes, the First-Lien Revolving Facility and the ABL Facility. The Notes Obligations will constitute “Other First-Priority Lien Obligations” for purposes of the First-Priority Intercreditor Agreement upon the Collateral Agent’s entry into the joinder described above. The First-Priority Intercreditor Agreement allocates the benefits of the Collateral among the holders of First-Priority Lien Obligations.

The First-Priority Intercreditor Agreement provides, among other things:

•	Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any liens on any Collateral in which one or more collateral agents for any Series of First-Priority Lien Obligations have perfected security interests, the security interests of each First-Lien Collateral Agent in such Collateral will rank equal in priority. Under the First-Priority Intercreditor Agreement, only the authorized First-Lien Collateral Agent (the “Authorized First-Lien Collateral Agent”) will, subject to the terms of the Senior Lien Intercreditor Agreement, have the right to exercise remedies and take enforcement actions with respect to the Collateral, and the Authorized Representatives of other Series of First-Priority Lien Obligations will have no right to take actions with respect to the Collateral (subject to the right of any such Authorized Representative of such other Series of First-Priority Lien Obligations to take limited protective measures with respect to the liens securing such First-Priority Lien Obligations and to take certain actions that would be permitted to be taken by unsecured creditors). The Authorized First-Lien Collateral Agent is initially the First-Lien Revolving Facility Collateral Agent. The First-Lien Revolving Facility Collateral Agent will remain the Authorized First-Lien Collateral Agent until such date as the principal amount of commitments outstanding under the First-Lien Revolving Facility is less than $30.0 million. Thereafter, the Authorized First-Lien Collateral Agent will be appointed by holders of a majority in aggregate outstanding principal amount of the series of First-Priority Lien Obligations that is the largest principal amount of any such series, unless the outstanding principal amount of First-Priority Lien Obligations of each other series is less than the principal amount of commitments outstanding under the First-Lien Revolving Facility, in which case the Authorized First-Lien Collateral Agent shall continue to be the First-Lien Revolving Facility Collateral Agent. The Collateral Agent, as Authorized Representative in respect of the Notes, will initially have no rights to exercise remedies or take enforcement actions under the Senior First-Priority Intercreditor Agreement (other than as described in the immediately preceding sentence).

•	Subject to the rights of the ABL Facility Collateral Agent under the Senior Lien Intercreditor Agreement, the Authorized First-Lien Collateral Agent has the sole right to act or refrain from acting with respect to the Collateral. No other collateral agent with respect to First-Priority Lien Obligations may exercise remedies or take enforcement actions with respect to the Collateral, and no Authorized Representative of any other First-Priority Lien Secured Party (other than the Authorized First-Lien Collateral Agent) may commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral.

•	Notwithstanding the equal priority of the Liens securing each Series of First-Priority Lien Obligations, the Authorized First-Lien Collateral Agent may deal with the Collateral as if the Authorized First-Lien Collateral Agent had a senior Lien on such Collateral. No other collateral agent or Authorized Representative may contest, protest or object to any foreclosure proceeding or action brought by the Authorized First-Lien Collateral Agent. Each of the First-Priority Lien Secured Parties also will agree that it will not contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First-Priority Lien Secured Parties in all or any part of the Collateral, or the provisions of the First-Priority Intercreditor Agreement.

•	With respect to any Collateral (other than the ABL Priority Collateral, and subject to the terms of the Senior Lien Collateral Agreement) in which a Lien can be perfected by the possession or control of such Collateral or of any deposit, securities or other account in which such Collateral is held, then the Authorized First-Lien Collateral Agent shall also hold or control such Collateral as gratuitous bailee and sub-agent for each other collateral agent in respect of First-Priority Lien Obligations. Subject to the rights of the Authorized First-Lien Collateral Agent and the other terms of the First-Priority Intercreditor Agreement, any such collateral agent that holds or controls Collateral as gratuitous bailee and sub-agent shall be entitled to deal with the applicable pledged or controlled Collateral as if the liens thereon of the collateral agent or First-Priority Lien Secured Parties or Series of First-Priority Lien Obligations did not exist; provided, that any proceeds arising from such pledged or controlled Collateral shall be subject to application in accordance with the terms of the First-Priority Intercreditor Agreement.

•	Subject to the terms of the Senior Lien Intercreditor Agreement, if an event of default has occurred and is continuing under the documents governing any of the First-Priority Lien Obligations and the Authorized First-Lien Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy case of any Issuer or Note Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the Authorized First-Lien Collateral Agent or any First-Priority Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First-Priority Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First-Priority Lien Obligations to the payment in full of the First-Priority Lien Obligations on a ratable basis, after payment of all amounts owing to the Authorized First-Lien Collateral Agent, all other collateral agents party to the First-Priority Intercreditor Agreement and all paying agents, agents and trustees party to the First-Priority Intercreditor Agreement.

•	Notwithstanding the foregoing, with respect to any Collateral for which a third party (other than a First-Priority Lien Secured Party or the holders of ABL Obligations) has a Lien that is junior in priority to the Lien of any Series of First-Priority Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First-Priority Lien Obligations (such third party, an “Intervening Creditor”), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of such other Series of First-Priority Lien Obligations.

•	None of the First-Priority Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Authorized First-Lien Collateral Agent, any other collateral agent party to the First-Priority Intercreditor Agreement or any other First-Priority Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the First-Priority Lien Secured Parties may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First-Priority Lien Secured Party obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the Discharge of First-Priority Lien Obligations, then it must, subject to the terms of the Senior Lien Intercreditor Agreement, hold such Collateral, proceeds or payment in trust for the other First-Priority Lien Secured Parties and promptly transfer such Collateral, proceeds or payment to the Authorized First-Lien Collateral Agent to be distributed in accordance with the First-Priority Intercreditor Agreement.

In addition, the First-Priority Intercreditor Agreement provides that if any of the Issuers or Note Guarantors is subject to a case under the Bankruptcy Code:

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If the Authorized First-Lien Collateral Agent desires to permit the use of cash collateral or to obtain any DIP Financing secured by a Lien on Collateral, then the Authorized Representatives of other Series of First-Priority Lien Obligations and the holders of each other Series of First-Priority Lien Obligations agree not to object to such use of cash collateral or DIP Financing or the Liens securing the same (the “DIP Financing Liens”) or to request adequate protection (except as otherwise permitted under the First-Priority Intercreditor Agreement) or any other relief in connection therewith (and (i) to the extent the Liens for the benefit of the Authorized First-Lien Collateral Agent are subordinated to such DIP Financing Liens, will subordinate its Liens in the Collateral to such DIP Financing Liens on the same basis as they are subordinated to the Liens for the benefit of the Authorized First-Lien Collateral Agent, and (ii) to the extent such DIP Financing liens rank pari passu with the Liens on such Collateral granted pursuant to the First-Priority Lien Security Documents, each Authorized Representative for the First-Priority Lien Obligations will, for itself and on behalf of the other First-Priority Lien Secured Parties that it represents, confirm the priorities with respect to such Collateral as set forth in the Senior First-Priority Collateral Intercreditor Agreement), in each case so long as:

(i)	the First-Priority Lien Secured Parties of each Series retain the benefit of their Liens on all such Collateral pledged to secure the DIP Financing, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Priority Lien Secured Parties (other than any Liens of the First-Priority Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case;

(ii)	the First-Priority Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Priority Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis all the other First-Priority Lien Secured Parties as set forth in the First-Priority Intercreditor Agreement;

(iii)	if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Priority Lien Obligations, such amount is applied pursuant to the First-Priority Intercreditor Agreement; and

(iv)	if any First-Priority Lien Secured Party is granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the First-Priority Intercreditor Agreement;

provided, that the First-Priority Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any asset of the Issuer or a Note Guarantor subject to Liens in favor of the First-Priority Lien Secured Parties of such Series or its representative that is not Common Collateral; and provided, further that the First-Priority Lien Secured Parties shall not object to any other First-Priority Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Lien Secured Party in connection with a DIP Financing or use of cash collateral.

The First-Priority Lien Secured Parties will acknowledge that the First-Priority Lien Obligations of any Series may, subject to the limitations set forth in the Senior Lien Intercreditor Agreement and the First-Priority Intercreditor Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First-Priority Intercreditor Agreement defining the relative rights of the First-Priority Lien Secured Parties.

First-Lien Intercreditor Agreement

The obligations under the Existing Secured Notes are secured by a second-priority security interest in all of the Collateral, which security interest ranks junior to that securing the Obligations under the Notes, the Existing First-Lien Notes and other First-Priority Lien Obligations. On May 11, 2012, the collateral agent under the indenture governing the Existing Secured Notes entered into the First-Lien Intercreditor Agreement with the trustee under the Existing First-Lien Notes and representatives of certain then-outstanding Indebtedness that provides for the relative priority of the Liens securing the obligations under the Existing Secured Notes and the

Liens securing the First-Priority Lien Obligations, as well as the time and method by which such Liens may be enforced. The First-Lien Intercreditor Agreement may be amended from time to time to add other parties holding certain designated obligations that are pari passu to the Existing Secured Notes and other First-Priority Lien Obligations. On the Issue Date, the Collateral Agent, on its own behalf and on behalf of the holders of the Notes under the Indenture, will enter into a joinder to the First-Lien Intercreditor Agreement.

The ABL Facility Collateral Agent and the First-Lien Revolving Facility Collateral Agent are also parties to the First-Lien Intercreditor Agreement. The obligations of the Issuers and the Note Guarantors under the ABL Facility, the New First-Lien Revolving Facility, the Existing First-Lien Notes and the Notes constitute Senior Priority Obligations under the First-Lien Intercreditor Agreement after giving effect to the joinder described above.

At any time at which Obligations (the “Senior Priority Obligations”) secured by Liens ranking higher in priority than those securing the Issuers’ obligations under the Existing Secured Notes are outstanding, the intercreditor agent for the parties holding Senior Priority Obligations (the “First-Lien Notes Intercreditor Agent”) will determine the time and method by which the security interests in the Collateral will be enforced. The collateral agent for the Existing Secured Notes will not be permitted to enforce the security interests even if any event of default under the indenture governing the Existing Secured Notes has occurred and any Obligations under the Existing Secured Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Obligations under the Existing Secured Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the Obligations under the Existing Secured Notes.

The First-Lien Intercreditor Agreement provides that, so long as there are Senior Priority Obligations outstanding, (1) the holders of Senior Priority Obligations may direct the First-Lien Notes Intercreditor Agent, to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of Obligations under the Existing Secured Notes, (2) the Issuers and the Note Guarantors may require the First-Lien Notes Intercreditor Agent to agree to modify the First-Lien Intercreditor Agreement, without the consent of the holders of Senior Priority Obligations or any agent in respect thereof, or of the holders of Obligations under the Existing Secured Notes or any agent in respect thereof to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the indenture governing the Existing Secured Notes and the security documents related thereto or the various documents governing the Senior Priority Obligations, and (3) in the event the collateral documents relating to the Senior Priority Obligations are amended or waived, the provisions of the such documents will automatically be amended and or waived correspondingly, without the consent of the holders of the Obligations under the Existing Secured Notes or the collateral agent for the Existing Secured Notes; provided that any such change, waiver or modification may not materially adversely affect the rights or interests of holders of the Obligations under the Existing Secured Notes and not the other secured creditors in a like or similar manner.

The First-Lien Intercreditor Agreement provides that, so long as the discharge of Senior Priority Obligations has not occurred, the Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies as a secured party, shall be applied by the First-Lien Notes Intercreditor Agent to the Senior Priority Obligations in such order as specified in the relevant documents governing such Senior Priority Obligations until the discharge of Senior Priority Obligations has occurred. Upon the discharge of Senior Priority Obligations, the First-Lien Notes Intercreditor Agent will be required to deliver promptly to the agent designated by the holders of any Indebtedness that is represented by the Existing Secured Notes or that ranks pari passu with the Existing Secured Notes (collectively, the “Pari Passu Obligations”) any Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by such agent ratably to the Pari Passu Obligations and, with respect to each class of Obligations under the Existing Secured Notes, in such order as specified in the relevant documents governing such Existing Secured Notes. Any Collateral or proceeds thereof received by either the trustee under the indenture governing the Existing Secured Notes or the collateral agent for any designated obligation that is pari passu to the Existing Secured Notes (collectively, the “Pari Passu Agent”) or any holder of Pari Passu Obligations in connection with the exercise of any right or remedy (including setoff) relating to the Collateral in contravention of the First-Lien Intercreditor Agreement prior to the discharge of Senior Priority Obligations will be required to be segregated and held in trust for the benefit of and forthwith paid over to the First-Lien Notes Intercreditor Agent (and/or its designees) for the benefit of the applicable holders of Senior Priority Obligations, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

The First-Lien Intercreditor Agreement provides that, if the Issuers or any Note Guarantor is subject to any insolvency or liquidation proceeding:

•	if the First-Lien Notes Intercreditor Agent desires to permit the use of cash collateral or to permit the Issuers or any Note Guarantor to obtain any DIP Financing, then the Pari Passu Agents and holders of the Pari Passu Obligations may not object to such use of cash collateral or DIP Financing or to request adequate protection or any other relief in connection therewith (except to the extent permitted by the First-Lien Intercreditor Agreement) and, to the extent the Liens securing the Senior Priority Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the Liens securing the Senior Priority Obligations under the First-Lien Intercreditor Agreement;

•	the Pari Passu Agents and the holders of the Pari Passu Obligations may not object to (and may not otherwise contest): (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Senior Priority Obligations made by the First-Lien Notes Intercreditor Agent or any holder of such Senior Priority Obligations, (ii) any lawful exercise by any holder of Senior Priority Obligations of the right to credit bid Senior Priority Obligations in any sale in foreclosure of collateral securing such Senior Priority Obligations; (iii) any other request for judicial relief made in any court by any holder of Senior Priority Obligations, relating to the lawful enforcement of any Lien on the collateral securing such Senior Priority Obligations; or (iv) any order relating to a sale of assets of any Issuer or Note Guarantor for which the First-Lien Notes Intercreditor Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Priority Obligations and the Pari Passu Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens attached to the assets being sold, in accordance with the First-Lien Intercreditor Agreement;

•	until the Senior Priority Obligations have been discharged, the Pari Passu Agents and the holders of Pari Passu Obligations may not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First-Lien Notes Intercreditor Agent and the requisite holders of the Senior Priority Obligations;

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none of the Pari Passu Agents or the holders of Pari Passu Obligations may contest (or support any other person contesting) (a) any request by the First-Lien Notes Intercreditor Agent or the holders of Senior Priority Obligations for adequate protection or (b) any objection by the First-Lien Notes Intercreditor Agent or the holders of Senior Priority Obligations to any motion, relief, action or proceeding based on the First-Lien Notes Intercreditor Agent or the holders of Senior Priority Obligations claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of Senior Priority Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the Pari Passu Agents and holders of Pari Passu Obligations may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Pari Passu Obligations are so subordinated to the Liens securing Senior Priority Obligations under the First-Lien Intercreditor

Agreement and (ii) in the event any Pari Passu Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Pari Passu Agent, on behalf of itself and each applicable holder of Pari Passu Obligations, agrees that the holders of Senior Priority Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Pari Passu Obligations shall be subordinated to the Liens on such collateral securing the Senior Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of Senior Priority Obligations as adequate protection on the same basis as the other Liens securing the Pari Passu Obligations are so subordinated to such Liens securing Senior Priority Obligations under the First-Lien Intercreditor Agreement; and

•	until the discharge of Senior Priority Obligations has occurred, the Pari Passu Agents and the holders of Pari Passu Obligations, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the Liens securing the Senior Priority Obligations for costs or expenses of preserving or disposing of any Collateral.

Junior Lien Intercreditor Agreement

The existing Junior Lien Intercreditor Agreement is supplemented by a joinder executed by the Intercreditor Agent. Pursuant to the terms of the Junior Lien Intercreditor Agreement, at any time at which Obligations (the “Senior Lien Obligations”) secured by Liens ranking higher in priority than those securing the Second-Priority Lien Obligations are outstanding, the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. Each Second-Priority Agent will not be permitted to enforce the security interests even if any Event of Default (as defined in any Second-Lien Notes Indenture) or other event of default under a Second-Priority Document has occurred and any Second-Priority Lien Obligations have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Second-Priority Lien Obligations or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the Second-Priority Lien Obligations. The Collateral Agent will enter into any joinders or supplements that may be required (if any) under the Junior Lien Intercreditor Agreement to establish that the Notes Obligations constitute Senior Lien Obligations thereunder.

In addition, the Junior Lien Intercreditor Agreement provides that, so long as there are Senior Lien Obligations outstanding, (1) the holders of Senior Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of Second-Priority Lien Obligations or any Second-Priority Agent, (2) the Issuers and the Note Guarantors may require the Second-Priority Agents to agree to modify the Junior Lien Intercreditor Agreement, without the consent of the holders of Senior Lien Obligations or any agent (including the Intercreditor Agent) in respect thereof, or of the holders of Second-Priority Lien Obligations or any Second-Priority Agent, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Second-Priority Documents or the various documents governing the Senior Lien Obligations; (3) in the event the collateral documents relating to the Senior Lien Obligations are amended or waived, the provisions of the Second-Lien Security Documents will automatically be amended and or waived correspondingly, without the consent of the holders of the Second-Priority Obligations or any Second-Priority Agent, provided that any such change, waiver or modification may not materially adversely affect the rights or interests of holders of the Second-Priority Obligations and not the other secured creditors in a like or similar manner.

The Junior Lien Intercreditor Agreement also provides that, so long as the discharge of Senior Lien Obligations has not occurred, the Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies as a secured party, shall be applied by the Intercreditor Agent to the Senior Lien Obligations in such order as specified in the relevant documents governing such Senior Lien Obligations until the discharge of Senior Lien Obligations has occurred. Upon the discharge of Senior Lien Obligations, the Intercreditor Agent is required to deliver promptly to the agent designated by the holders of Second-Priority Lien Obligations any Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the such agent ratably to the Second-Priority Lien Obligations and, with respect to each class of Second-Priority Lien Obligations, in such order as specified in the relevant Second-Priority Documents. Any Collateral or proceeds thereof received by any Second-Priority Agent or any holder of Second-Priority Lien Obligations in connection with the exercise of any right or remedy (including setoff) relating to the Collateral in contravention of the Junior Lien Intercreditor Agreement prior to the discharge of Senior Lien Obligations is required to be segregated and held in trust for the benefit of and forthwith paid over to the Intercreditor Agent (and/or its designees) for the benefit of the applicable holders of Senior Lien Obligations in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

In addition, the Junior Lien Intercreditor Agreement provides that, if the Issuers or any Guarantor is subject to any insolvency or liquidation proceeding:

•	if the Intercreditor Agent desires to permit the use of cash collateral or to permit the Issuers or any Note Guarantor to obtain any DIP Financing, then the Second-Priority Agents and holders of the Second-Priority Lien Obligations may not object to such use of cash collateral or DIP Financing or to request adequate protection or any other relief in connection therewith (except to the extent permitted by the Junior Lien Intercreditor Agreement) and, to the extent the Liens securing the Senior Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the Liens securing the Senior Lien Obligations under the Junior Lien Intercreditor Agreement;

•	the Second-Priority Agents and the holders of the Second-Priority Lien Obligations may not object to (and may not otherwise contest): (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Senior Lien Obligations made by the Intercreditor Agent or any holder of such Obligations, (ii) any lawful exercise by any holder of Senior Lien Obligations of the right to credit bid Senior Lien Obligations in any sale in foreclosure of collateral securing such Senior Lien Obligations; (iii) any other request for judicial relief made in any court by any holder of Senior Lien Obligations relating to the lawful enforcement of any Lien on the collateral securing such Senior Lien Obligations; or (iv) any order relating to a sale of assets of any Issuer or Guarantor for which the Intercreditor Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Lien Obligations and the Second-Priority Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Junior Lien Intercreditor Agreement;

•	until the Senior Lien Obligations have been discharged, the Second-Priority Agents and the holders of Second-Priority Lien Obligations may not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the Intercreditor Agent and the requisite majority of holders of the Senior Lien Obligations;

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none of the Second-Priority Agents or the holders of Second-Priority Lien Obligations may contest (or support any other person contesting) (a) any request by the Intercreditor Agent or the holders of Senior Lien Obligations for adequate protection or (b) any objection by the Intercreditor Agent or the holders of Senior Lien Obligations to any motion, relief, action or proceeding based on the Intercreditor Agent’s or the holders of Senior Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of Senior Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then each Second-Priority Agent (on behalf of the holders of Second-Priority Lien Obligations) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Lien Obligations are so subordinated to the Liens securing Senior Lien Obligations under the Junior Lien Intercreditor Agreement and (ii) in the event any Second-Priority Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second-Priority Agent, on behalf of the holders of Second-Priority Lien Obligations, agrees that the holders of the Senior Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second-Priority Lien Obligations shall be subordinated to the Liens on such collateral securing the Senior Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of Senior Lien Obligations as adequate protection on the same basis as the other Liens securing the Second-Priority Lien Obligations are so subordinated to such Liens securing Senior Lien Obligations under the Junior Lien Intercreditor Agreement; and

•	until the discharge of Senior Lien Obligations has occurred, the Second-Lien Notes Trustee, on behalf of itself and the holders of Second-Lien Notes, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the Senior Lien Obligations for costs or expenses of preserving or disposing of any collateral.

Release of Collateral

The Issuers and the Note Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes and Note Guarantees, at the Issuers’ sole cost and expense, under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(2)	in the case of a Note Guarantor that is released from its Note Guarantee with respect to the Notes, the release of the property and assets of such Note Guarantor; or

(3)	as described under “—Amendments and Waivers” below.

The security interests in all Collateral securing the Notes and Note Guarantees, at the Issuers’ sole cost and expense, also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

The Indenture will provide that, to the extent applicable, the Issuers will cause TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with after qualification of the Indenture pursuant to the TIA. Any certificate or opinion required by TIA Section 314(d) may be made by an officer of the Issuers except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected by the Issuers and reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuers will not be required to comply with all or any portion of TIA Section 314(d) if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of TIA Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(d) is inapplicable to released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under an indenture in the ordinary course of an Issuer’s business without requiring the Issuers to provide certificates and other documents under Section 314(d) of the TIA. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the holders of the Notes or the Trustee, the provisions of TIA Section 314(d) may be inapplicable to the release. For the avoidance of doubt, under the Indenture, the Issuers and the Note Guarantors may, among other things, without any release or consent by the holders of the Notes or the Trustee, but otherwise in compliance with the covenants of the Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Issuers’ cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuers’ business. The Issuers shall deliver to the Trustee within 30 days following the end of each six-month period (with the second such six-month period being the end of each fiscal year), an Officers’ Certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in connection with which no consent of the holders of the Notes or the Trustee was obtained pursuant to the foregoing provisions were made in the ordinary course of the Issuers’ or the respective Note Guarantor’s business and such release and the use of proceeds in connection therewith were not prohibited by the Indenture.

Note Guarantees

Each of the Company’s direct and indirect Restricted Subsidiaries (other than Finance Co.) that are wholly owned Domestic Subsidiaries on the Issue Date and guarantee Indebtedness under a Credit Agreement will jointly and severally, irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of each Note Guarantor will be secured as described under “—Ranking.” The Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Restricted Subsidiary (other than Finance Co.) that is a wholly owned Domestic Subsidiary and that Incurs or guarantees certain Indebtedness of the Company or any of the Note Guarantors (unless such Subsidiary is a Receivables Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same secured and unsubordinated basis. See “—Certain Covenants—Future Note Guarantors.”

The Notes will not be guaranteed by NewPage Investment Company LLC or any of its Subsidiaries (collectively, the “NewPage Entities”). Upon the consummation of the Merger, NewPage Holdings Inc. will become a Note Guarantor and execute a Note Guarantee in respect of the Notes.

Each Note Guarantee will be a continuing guarantee and will:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor will be automatically released upon:

(1)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is not prohibited by the Indenture, and such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, any Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company;

(2)	the Company designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; and

(3)	the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance.”

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s Notes, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem Notes as described under “—Optional Redemption.” A “Change of Control” means the occurrence of any of the following events:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(l) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company; or

(3)	individuals who on the Existing First-Lien Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on the Existing First-Lien Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes, as described under “—Optional Redemption,” the Issuers shall mail, or deliver electronically if held by DTC, a notice (a “Change of Control Offer”) to each holder of the Notes, with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The occurrence of events that would constitute a Change of Control would constitute a default under each Credit Agreement and require an offer to repurchase the Existing First-Lien Notes, the Existing Secured Notes, the New Second-Lien Notes and the New Subordinated Notes. Future Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above, shall not be read to mean “any” of the Collateral as a result of the Issuers or the relevant Subsidiary being in the “zone of insolvency.”

Under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision (as does the definition of “Change of Control” for purposes of the Indenture), a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Company’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such directors would not constitute a “Change of Control” under the Indenture that would trigger the rights of a holder of Notes to require a repurchase of the Notes pursuant to this covenant.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) until the Reversion Date, if any, the covenants specifically listed under the following captions in this “Description of Notes” section will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

The period of time between the Covenant Suspension Event and the Reversion Date (as defined below) is referred to in this description as the “Suspension Period.” During the Suspension Period, the Liens securing the Note Obligations will permanently terminate (and the Issuers or the relevant Subsidiary will not be required to reinstate such Liens even if a Reversion Date occurs).

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The Issuers will provide the Trustee with notice of each Covenant Suspension Event or Reversion Date within five Business Days of the occurrence thereof.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Existing First-Lien Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Existing First-Lien Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture will provide that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of its Restricted Subsidiaries (other than Finance Co. or a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that any Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount outstanding at any one time not to exceed:

(i)	an amount equal to the greater of (1) $200.0 million and (2) the Borrowing Base; plus

(ii)	the greater of (x) $50.0 million and (y) an amount such that, on a pro forma basis after giving effect to the incurrence of such Indebtedness (and application of the net proceeds therefrom), the Consolidated First Lien Secured Debt Ratio would be no greater than 2.375 to 1.00;

(b)	the Incurrence by the Company and the Note Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Existing First-Lien Notes issued on the Existing First-Lien Issue Date (not including any additional Existing First-Lien Notes issued after the Existing First-Lien Issue Date) and the guarantees thereof, as applicable (including the exchange notes and related guarantees thereof);

(c)	(i) Indebtedness existing on the Existing First-Lien Issue Date (after giving effect to the Transactions) (other than Indebtedness described in clauses (a) and (b)) and (ii) reserved;

(d)	(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 5.0% of Total Assets at the time of Incurrence;

(e)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Company to a Restricted Subsidiary; provided, that any such Indebtedness owed to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, that if Finance Co. or a Note Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor, such Indebtedness is subordinated in right of payment to the Notes (in the case of Finance Co.) or the Note Guarantee of such Note Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are not incurred for speculative purposes and (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; and/or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted under the Indenture in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee (or co-issuance in the case of Finance Co.) by an Issuer or a Note Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee (or co-issuance in the case of Finance Co.) of such Issuer or Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Note Guarantor’s Note Guarantee with respect to the Notes, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c)(i), (d), (n), (o), (s) and/or (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)	is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor that refinances Indebtedness of an Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

provided, further, that (A) subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of the Notes, the Second-Lien Notes or any Secured Indebtedness constituting First-Priority Lien Obligations, and (B) subclause (3) of this clause (n) will not apply to any refunding or refinancing of the Senior Subordinated Notes, to the extent such refunding or refinancing occurs within one year of the Stated Maturity thereof;

(o)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or any of its Restricted Subsidiaries, Incurred to finance an acquisition or (y) Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving pro forma effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)	Indebtedness of Foreign Subsidiaries Incurred for working capital purposes;

(u)	Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v)	Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent companies to the extent permitted under clause (b)(4) of the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item, or a portion of such item, taken by itself, of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above or such item is (or portion, taken by itself, would be) entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness or any portion thereof in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with this covenant; provided, that all Indebtedness under the First-Lien Revolving Facility or ABL Facility outstanding on the Existing First-Lien Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Existing First-Lien Issue Date until such Indebtedness is no longer outstanding. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Any Indebtedness Incurred under an ABL Facility pursuant to clause (a) of the second paragraph of this covenant shall be deemed for purposes of this covenant to have been Incurred on the date such Indebtedness was first Incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any credit facility that provides that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

For the avoidance of doubt, notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

For the avoidance of doubt, the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, and (B) Indebtedness permitted under clauses (g) or (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after August 1, 2006 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the definition of “Permitted Payments,” but excluding all other Restricted Payments that are Permitted Payments), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from July 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after August 1, 2006 from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after August 1, 2006 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after August 1, 2006 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Company or any Restricted Subsidiary after the Existing First-Lien Issue Date in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the definition of “Permitted Payments”),

(B) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company after the Existing First-Lien Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the definition of “Permitted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Company and

(A) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $20.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit the following items (“Permitted Payments”):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a)

the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company, Finance Co. or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of any Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Notes, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes;

(4)

the redemption, repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Company to finance any such redemption, repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement;

provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years, subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after August 1, 2006 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after August 1, 2006; provided, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006 and (b) to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after August 1, 2006; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after August 1, 2006;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) on or after August 1, 2006, that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(12)	(a)

with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Equity Interests of the Company (or to any direct or indirect parent of the Company or holders of Equity Interests in such parent); and

(b)	with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries;

in each case, in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Company to be a taxpaying corporation and parent of a group if it is a Flow Through Entity);

(13)	the payment of any Restricted Payments, other distributions or other amounts or the making of loans or advances by the Company, if applicable:

(a)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent;

(14)	cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or in respect of amounts owed by the Company or any direct or indirect parent of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)	Restricted Payments by the Company or any Restricted Subsidiary to allow the payment in good faith of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales;” provided, that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19)	any payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(20)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or any dividend or distribution to any direct or indirect parent of the Company to fund any repurchase, redemption or other acquisition or retirement for value of any Indebtedness of such parent (a) in an aggregate amount not to exceed 50% of so-called “black liquor” payment proceeds received after March 31, 2009, (b) in an aggregate amount not to exceed 50% of the net proceeds from the sale of Specified Non-Core Assets, and (c) in an aggregate amount not to exceed $50.0 million; provided, that in the case of clauses (a), (b) or (c), no such repurchases, redemption or other acquisitions or retirements may be made from Affiliates of the Company; provided, further, that in the case of clauses (a) or (c) on a pro forma basis after giving effect to such Restricted Payment, the Company’s Unrestricted Cash, together with committed and available borrowing capacity under its Credit Agreements, is at least $75.0 million; or

(21)	any “deemed dividend” resulting from, or in connection with, the filing of a consolidated or combined tax return by a direct or indirect parent of the Company (and not involving any cash distribution from the Company);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries, other than subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date pursuant to the Company’s existing Indebtedness, including (i) Bucksport Leasing LLC, which has no material operations, (ii) Verso Quinnesec REP LLC, which in connection with certain limited-recourse financing, is an obligor on certain related-party debt and owns restricted cash and a parcel of land at the Quinnesec mill with certain renewable energy facilities used by the mill under a long-term lease, (iii) Verso Androscoggin Power LLC, which is an obligor under a credit agreement providing for a $40 million revolving credit facility and owns four hydroelectric facilities and related electricity transmission equipment associated with our Androscoggin mill, and (iv) Verso Bucksport Power LLC, which owns a 72% undivided interest in a cogeneration power plant associated with our Bucksport mill. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries:

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Existing First-Lien Issue Date, including pursuant to a Credit Agreement and the other Senior Credit Documents and pursuant to the indentures governing the Second-Lien Notes, Senior Subordinated Notes and the guarantees thereof;

(2)	the Indenture, the Notes (and any Exchange Notes and guarantees thereof) and the Security Documents, the Existing First-Lien Notes Indenture, the Existing First-Lien Notes, the indenture governing the Existing Secured Notes, the Existing Secured Notes, the indenture governing the New Second-Lien Notes, the New Second-Lien Notes, the indenture governing the New Subordinated Notes, the New Subordinated Notes, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person or its subsidiaries, other than the Person or its subsidiaries, or the property or assets of the Person, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations or Capitalized Lease Obligations, in each case for property so acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company (i) that is Finance Co. or a Note Guarantor that is Incurred subsequent to the Existing First-Lien Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by any Restricted Subsidiary of the Company that is not a Note Guarantor subsequent to the Existing First-Lien Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” or any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received after the Existing First-Lien Issue Date pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $45.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(1)

(a) to repay Indebtedness constituting First-Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), the Notes, any Indebtedness of a Foreign Subsidiary or Pari Passu Indebtedness; provided, that if the Company or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than any First-Priority Lien Obligations), the Issuers will equally and ratably reduce Obligations under the Notes through open market purchases (provided that such purchases, are at or above 100% of the principal amount thereof) and/or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, of the pro rata principal amount of Notes or Indebtedness of a Restricted Subsidiary that is not an Issuer or a Note Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company or (b) to repay ABL Obligations, to the extent the Net Proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of the Capital Stock of a Person);

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business; and/or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided, that (x) such investment is consummated within 545 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture. Any Net Proceeds received after the Existing First-Lien Issue Date from any Asset Sale that are not applied as provided and within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing, or delivering electronically, the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company and its Restricted Subsidiaries may make an Asset Sale Offer under this covenant using Net Proceeds prior to the time any such Net Proceeds become Excess Proceeds, in which case such Net Proceeds shall be deemed to have been applied within the time frame required by this covenant.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (and the Issuers shall notify the Trustee of any such listing), or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC, if applicable); provided, that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered electronically if held by DTC, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	(a) transactions between or among the Company and/or any of its Restricted Subsidiaries and (b) any merger of the Company and any direct parent of the Company; provided, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	Reserved;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;

(5)	payments by the Company or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the Issuers’ offering circular dated May 28, 2009, or (y) approved by a majority of the Board of Directors of the Company in good faith;

(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(8)	any agreement as in effect as of the Existing First-Lien Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Existing First-Lien Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of the Acquisition Documents or any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Existing First-Lien Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Existing First-Lien Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Existing First-Lien Issue Date;

(10)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in the March 2012 Offering Circular (or in the documents incorporated by reference into the March 2012 Offering Circular) or contemplated by the Acquisition Documents;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(14)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16)	any contribution to the capital of the Company;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18)	transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries;

(20)	any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(21)	intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness (other than Permitted Liens), (ii) any Lien securing any First-Priority Lien Obligation of any Issuer or any Note Guarantor without effectively providing that the Notes or the applicable Note Guarantee, as the case may be, shall be granted, on a basis no less favorable to the holders of the Notes than that set forth under “—Security for the Notes,” a security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First-Priority Lien Obligations, except as set forth under “—Security for the Notes” or (iii) any Lien securing any ABL Obligation of any Issuer or any Note Guarantor without effectively providing that the Notes or the applicable Note Guarantee, as the case may be, shall be granted, on a basis no less favorable to the holders of the Notes than that set forth under “—Security for the Notes,” a security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such ABL Obligations, except as set forth under “—Security for the Notes;” provided, however, that if granting any of the foregoing security interests requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to such security interests for the benefit of the Trustee on behalf of the holders of the Notes; provided, further, however, that if such third party does not consent to the granting of such security interests after the use of commercially reasonable efforts, the Company will not be required to provide such security interests.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category (or portion thereof) of Permitted Liens described in clauses (1) through (28) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock of Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories (or portions thereof) of Permitted Liens described in clauses (1) through (28) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify, or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses (or portion thereof) of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses (or portion thereof).

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such

Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3)  of the definition of “Indebtedness.”

Reports and Other Information

The Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a)	the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis; and

(b)	such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent of the Company is or becomes a Note Guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Note Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Shared Services Agreement

The Indenture will provide that prior to the second anniversary of the Issue Date, the Company (x) shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any amendment to the Shared Services Agreement unless such amendment, taken as a whole, is fair to the Issuers from a financial point of view (as determined in good faith by the Board of Directors of the Company), it being understood that if the Issuers obtain a letter from an Independent Financial Advisor stating that such amendment is fair to the Issuers from a financial point of view, such requirement shall be deemed satisfied and (y) shall, and shall cause each of its Restricted Subsidiaries to, maintain in effect, and enforce its rights and comply with its material obligations under, the Shared Services Agreement.

Distributions from NewPage

The Indenture will provide that within 30 days following the end of each of the first two four full fiscal quarter periods ending after the Issue Date, the Issuers shall cause the NewPage Entities to directly or indirectly distribute to the Issuers an aggregate amount equal to the lesser of (x) $50.0 million and (y) the NewPage Available Funds for such period; provided, that this covenant shall not require the NewPage Entities to distribute any amounts to the Issuers if (1) a default or event of default (including any event that after notice or passage of time or both would constitute a default or event of default) exists under any material agreement, indenture, instrument or other document governing any of the NewPage Entities’ Indebtedness, (2) such distribution would result in a default or event of default (including any event that after notice or the passage of time or both would be a default or event of default) under, or breach an obligation under or violate, any material agreement, indenture, instrument or other document governing any of the NewPage Entities’ Indebtedness, or (3) such distribution would not be permitted under applicable law and provided, further, that for the avoidance of doubt, the provisions of this covenant shall not apply subsequent to the second period of four full fiscal quarters after the Issue Date.

Distribution of Proceeds of NewPage Indebtedness

The Indenture will provide that the Company shall cause the NewPage Asset Entities to distribute the proceeds of any third-party Indebtedness for borrowed money incurred or guaranteed by the NewPage Asset Entities or secured by a Lien on any NewPage Assets (other than NewPage Excluded Amounts) during any NewPage Applicable Period to the Issuers or any Guarantor within 30 calendar days of the end of such NewPage Applicable Period; provided, that this covenant shall not require the NewPage Asset Entities to distribute any amounts to the Issuers or any Guarantor if (1) a default or event of default (including any event that after notice or passage of time or both would constitute a default or event of default) exists under any material agreement, indenture, instrument or other document governing any of the NewPage Asset Entities’ Indebtedness, (2) such distribution would result in a default or event of default (including any event that after notice or the passage of time or both would be a default or event of default) under, or breach an obligation under or violate, any material agreement, indenture, instrument or other document governing any of the NewPage Asset Entities’ Indebtedness, or (3) such distribution would not be permitted under applicable law.

Incurrence of First-Priority Indebtedness in Exchange for Certain Obligations

The Indenture will provide that:

(a)	The Company will not, and will cause its Restricted Subsidiaries not to, (i) exchange (x) First-Priority Lien Obligations or (y) ABL Obligations for Specified Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries or (ii) redeem, repurchase, defease or otherwise acquire or retire Specified Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries with the proceeds of the issuance of (x) First-Priority Lien Obligations or (y) ABL Obligations, in each case unless after giving effect to the incurrence thereof, the Consolidated First-Lien Secured Debt Ratio (provided, that solely for the purposes of this covenant, at any time that the Consolidated First-Lien Secured Debt Ratio is calculated, it shall include any Senior Subordinated Notes outstanding at such time with a Stated Maturity no later than the date that is one year after the Stated Maturity of the Notes in the numerator of such ratio after giving effect to the transaction for which such ratio is being calculated) would be less than or equal to 2.00 to 1.00.

(b)	The Company will not, and will cause its Restricted Subsidiaries not to, (i) exchange Indebtedness with respect to which any NewPage Asset Entity is obligated in any respect or the obligations of which are secured by a Lien on any NewPage Assets for Specified Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries or (ii) redeem, repurchase, defease or otherwise acquire or retire Specified Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries with the proceeds of Indebtedness with respect to which any NewPage Asset Entity is obligated in any respect or the obligations of which are secured by a Lien on any NewPage Assets.

The limitations set forth in this covenant shall not restrict the ability of the Company or its Restricted Subsidiaries to exchange First-Priority Lien Obligations, ABL Obligations or Indebtedness with respect to which any NewPage Asset Entity is obligated in any respect or the obligations of which are secured by a Lien on any NewPage Assets for Senior Subordinated Notes or to redeem, repurchase, defease or otherwise acquire or retire Senior Subordinated Notes with the proceeds of the issuance of First-Priority Lien Obligations, ABL Obligations or Indebtedness with respect to which any NewPage Asset Entity is obligated in any respect or the obligations of which are secured by a Lien on any NewPage Assets to the extent such exchange, redemption, repurchase or defeasance occurs within one year of the Stated Maturity of such Senior Subordinated Notes.

Future Note Guarantors

The Indenture will provide that the Company will cause each Restricted Subsidiary that is a wholly owned Domestic Subsidiary and that guarantees Indebtedness of the Company or any of the Guarantors (unless such Subsidiary is Finance Co. or a Receivables Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Limitation on Business Activities of Finance Co.

The Indenture will provide that Finance Co. will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Co. by the Company and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Co. will not Incur any material liabilities or obligations other than the Note Obligations, Obligations under the Credit Agreements, Obligations under the Existing First-Lien Notes, Obligations under the Existing Secured Notes, the Second Lien Notes Obligations, its Obligations under the Senior Subordinated Notes and other Indebtedness permitted to be Incurred by Finance Co.

as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant. Finance Co. shall be a Wholly Owned Subsidiary of the Company at all times.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Company

The Indenture will provide that the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called a “Successor Company”);

(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Company (including any Successor Company thereto) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b)	the Fixed Charge Coverage Ratio for the Company (including any Successor Company thereto) and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

A Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligations under the Indenture and the Notes.

Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Finance Co.

The Indenture will provide that Finance Co. may not, directly or indirectly, consolidate, amalgamate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1)	Finance Co. is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Finance Co.) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Finance Co. or such Person, as the case may be, being herein called a “Successor Co-Issuer”);

(2)	the Successor Co-Issuer (if other than Finance Co.) expressly assumes all the obligations of Finance Co. under the Indenture, the Notes and the Security Documents pursuant to supplemental indentures;

(3)	immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(4)	the Successor Co-Issuer (if other than Finance Co.) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Guarantors

The Indenture will further provide that subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Note Guarantor, each Note Guarantor will not, and the Company will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture, such Note Guarantors’ Note Guarantee and the Security Documents pursuant to a supplemental indenture or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture and such Note Guarantor’s Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and such Note Guarantor’s Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to any Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor; provided, that at the time of each such Transfer the aggregate amount of all such Transfers since the Existing First-Lien Issue Date shall not exceed 5.0% of the consolidated assets of the Company, Finance Co. and the Note Guarantors as shown on the most recent available balance sheet of the Company and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Existing First-Lien Issue Date.

Defaults

An Event of Default will be defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Company or any of its Restricted Subsidiaries to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4)	the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(5)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6)	certain events of bankruptcy, insolvency or reorganization of the either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7)	failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(8)	any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee and such Default continues for 10 days,

(9)	unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, any Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Company, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions, or

(10)	the failure by any Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (10) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of outstanding Notes notify the Issuers of the default and the Company does not cure such default within the time specified in clause (4) and (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the

Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail, or deliver electronically if held by DTC, to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions and the provisions of the Senior Lien Intercreditor Agreement, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Note Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any Note payable in money other than that stated in such Note,

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8)	except as expressly permitted by the Indenture, modify any Note Guarantee in any manner adverse to the holders,

(9)	expressly subordinate the Notes or any Note Guarantee in right of payment to any other Indebtedness of the Issuers or any Note Guarantor, or

(10)	make any change in the provisions in the Security Documents or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents.

Without the consent of any holder, the Issuers, the Note Guarantors (as applicable) and the Trustee may amend the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Note Documents to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company or Successor Co-Issuer of the obligations of an Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture and the Security Documents when permitted or required by the Indenture or the Security Documents, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional Notes, as the case may be. In addition, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Security Documents may be amended to reflect the addition of holders of additional secured Indebtedness to the extent the grant of Liens to secure such Indebtedness is permitted by the Indenture. The Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to ABL Obligations or First-Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail, or deliver electronically if held by DTC, to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Company or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuers and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3)	the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and their obligations under the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the Notes, the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the change of control default provision and the security default provisions described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and certain provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9), or (10) under “—Defaults” or because of the failure of the Company to comply with “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel from counsel of recognized standing in respect of U.S. federal income tax matters stating that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wilmington Trust, National Association will be the Trustee under the Indenture and will be appointed by the Issuers as registrar (in such capacity, the “Registrar”) and a paying agent (in such capacity, the “Paying Agent”) with regard to the Notes.

Wilmington Trust National Association or its affiliate, Wilmington Trust Company, serves as trustee for each series of the Issuers’ existing notes and will serve as the trustee for the New Second-Lien Notes and the New Subordinated Notes. Consequently, if a default occurs with respect to the Notes, the Existing Fixed Rate Second-Lien Notes, the Existing Floating Rate Second-Lien Notes or the Senior Subordinated Notes, Wilmington Trust, National Association or Wilmington Trust Company (as applicable) may be considered to have a conflicting interest for the purposes of the TIA. In that case, the applicable trustee may be required to resign under one or more of the indentures, and would be required to appoint a successor trustee.

The Indenture will contain and the TIA contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“11.5% First-Lien Notes” means the 11.5% Senior Secured Notes due 2014 of the Issuers.

“ABL Facility” means (i) the revolving credit agreement designated by the Company as the “ABL Facility” entered into on May 4, 2012, among Verso Paper Financing Holdings LLC, the Company and each other Subsidiary of the Company from time to time designated as a “Borrower” thereunder, the lenders and agents party thereto and Citibank, N.A. (or an affiliate thereof), as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Existing First-Lien Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “ABL Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Collateral Agent” means the “Collateral Agent” (or similar entity) under the ABL Facility Documents and any successor thereto in such capacity.

“ABL Facility Documents” means the agreements and other instruments governing the ABL Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the ABL Facility or relating to ABL Obligations).

“ABL Liens” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“ABL Obligations” means the Obligations of the borrowers and other obligors (including the Issuers and the Note Guarantors) under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof.

“ABL Priority Collateral” has the meaning ascribed to such term under “Security for the Notes.”

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by the Company and certain of its Affiliates of certain assets and equity interests in certain entities, in each case related to the catalog and magazine paper business of International Paper Company, a New York corporation, pursuant to the Agreement of Purchase and Sale.

“Acquisition Documents” means the Agreement of Purchase and Sale and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Additional First-Priority Lien Secured Party” means the holders of any Other First-Priority Lien Obligations that are Incurred after the Issue Date.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	business optimization income and expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, retention, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)

the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Company and its Subsidiaries as described with particularity in the March 2012 Offering Circular (including the documents incorporated therein by reference) and as in effect on the Existing First-Lien Issue Date; plus

(6)	non-operating expenses (minus non-operating income);

less,	without duplication,

(7)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement of Purchase and Sale” means the agreement of purchase and sale, dated as of June 4, 2006, by and among International Paper Company, a New York corporation, CMP Investments LP, a Delaware limited partnership, and CMP Holdings LLC, a Delaware limited liability company, as amended, supplemented or modified from time to time.

“Applicable Accounting Standards” means, initially, GAAP; provided, however, that the Company may, upon not less than sixty (60) days’ prior written notice to the Trustee, change to IFRS; provided, however, that notwithstanding the foregoing, if the Company changes to IFRS, it may elect, in its sole discretion, to continue to utilize GAAP for the purposes of making all calculations under the Indenture that are subject to Applicable Accounting Standards and the notice to the Trustee required upon the change to IFRS shall set forth whether or not the Company intends to continue to use GAAP for purposes of making all calculations under the Indenture. In the event the Company elects to change to IFRS for purposes of making calculations under the Indenture, references in the Indenture to a standard or rule under GAAP shall be deemed to refer to the most nearly comparable standard or rule under IFRS.

“Applicable Collateral Agent” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Applicable Obligations” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuers, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at the first anniversary of the Issue Date (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through the first anniversary of the Issue Date (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of such Note.

“Asset	Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $20.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(g)	foreclosure on assets of the Company or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m)	the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property;

(n)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and

(o)	any sale of Specified Non-Core Assets.

“Authorized First-Lien Collateral Agent” has the meaning ascribed to such term under “—Intercreditor Agreements—First-Priority Intercreditor Agreement.”

“Authorized Representative” means (i) in the case of the Notes, the Collateral Agent, (ii) in the case of the Existing First-Lien Notes, the collateral agent for the Existing First-Lien Notes, (iii) in the case of the First-Lien Revolving Facility, the First-Lien Revolving Facility Collateral Agent, and (iv) in the case of any Series of Other First-Priority Lien Obligation that become subject to the First-Priority Intercreditor Agreement, the authorized representative (and any successor thereto) named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of a Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” means, as of any date, the sum of (x) 90% of the book value of the inventory of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the Unrestricted Cash of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with Applicable Accounting Standards (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and dispositions, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio).

“Bucksport Co-Gen Assets” means all right, title and interest of Verso Bucksport LLC in, to and under the Amended and Restated Co-Ownership, Operating & Mutual Sales Agreement, dated as of July 27, 1999, by and between Champion International Corporation and Bucksport Energy LLC (as the same may be amended from time to time on terms, taken as a whole, not materially adverse to the holders of Notes, in the good-faith determination of the Company), including without limitation any ownership interests as tenants in common in the property rights established pursuant thereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Standards.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(5)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(9)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10)	instruments equivalent to those referred to in clauses (1) through (9) above denominated in euros or any other foreign currency and comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Tender Offer” means the Issuers’ tender offer for the 11.5% First-Lien Notes pursuant to the Offer to Purchase, dated as of March 7, 2012.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as “Collateral Agent” under the Indenture, the Senior Lien Intercreditor Agreement, the First-Priority Intercreditor Agreement, the First-Lien Intercreditor Agreement and the Security Documents and any successor thereto in such capacity.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First-Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First-Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Consolidated First-Lien Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination that constitutes ABL Obligations or First-Priority Lien Obligations (with any Indebtedness incurred pursuant to clause (a)(ii)(y) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” deemed to be a First-Priority Lien Obligation for this purpose in connection with any measurement of the Consolidated First-Lien Secured Debt Ratio pursuant to such clause) less the Unrestricted Cash of the Company and its Restricted Subsidiaries on such date to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated First-Lien Secured Debt Ratio, in connection with the incurrence of Indebtedness to be secured by any Lien pursuant to clause (6)(C) of the definition of “Permitted Liens,” the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus

(4)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any expenses constituting transition expenses attributable to the Company becoming an independent operating company in connection with the Transactions, any severance expenses, any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments in connection with the Transactions, in each case, shall be excluded;

(2)	any increase in amortization or depreciation or any one-time non-cash charges or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after August 1, 2006 shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than Finance Co. or any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(11)	any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after August 1, 2006 related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Existing First-Lien Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established within twelve months after August 1, 2006, and that are so required to be established in accordance with Applicable Accounting Standards shall be excluded;

(14)	solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded; and

(17)	solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Company calculated in accordance with Applicable Accounting Standards and the actual Consolidated Taxes paid in cash by the Company during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with Applicable Accounting Standards, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Company, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with Applicable Accounting Standards.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of any Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of such Issuer or such Note Guarantor after August 1, 2006; provided, that:

(1)	such cash contributions have not been used to make a Restricted Payment;

(2)	if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of such Issuer or such Note Guarantor, as the case may be, the amount in excess shall be Subordinated Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes; and

(3)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) (A) the Existing Credit Agreement, (B) the ABL Facility and (C) the First-Lien Revolving Facility, in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Existing First-Lien Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not any credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“DIP Financing” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in the Senior Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement with respect to the reinstatement or continuation of any ABL Obligations under certain circumstances, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all ABL Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the ABL Facility, delivery of cash collateral or backstop letters of credit in respect thereof in a manner reasonably satisfactory to the ABL Facility Collateral Agent and issuing lenders under the ABL Facility, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the ABL Facility (as defined therein); provided, that the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of a replacement asset backed credit facility (unless in connection with such replacement all of the ABL Obligations are repaid in full in cash (and the other conditions set forth in this definition prior to the proviso are satisfied) with the proceeds of a Qualified Receivables Financing, in which case a Discharge of ABL Obligations shall be deemed to have occurred). In the event the ABL Obligations are modified and the ABL Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the ABL Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Discharge of First-Priority Lien Obligations” shall mean, except to the extent otherwise provided in the Senior Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement with respect to the reinstatement or continuation of any First-Priority Lien Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First-Priority Lien Obligations and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First-Priority Lien Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the First-Priority Lien Secured Parties under such document evidencing such Obligation; provided, that the Discharge of First-Priority Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First-Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First-Priority Lien Obligations. In the event the First-Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First-Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto));

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person; or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Existing First-Lien Issue Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means new Notes issued in an exchange offer registered under the Securities Act in respect of the Notes issued in transactions not registered under the Securities Act.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after August 1, 2006 from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Equity” means:

(1)	the issued and outstanding voting equity interests of any Foreign Subsidiary directly owned by a Pledgor, to the extent the pledge of any such equity interest would cause more than 65% of the outstanding voting equity interests of such Foreign Subsidiary to be pledged;

(2)	to the extent applicable law requires that a Subsidiary of a Pledgor issue director’ qualifying shares, such shares or nominee or other similar shares;

(3)	any equity interests of a Subsidiary to the extent that, as of the Issue Date, and for so long as, such a pledge of such equity interests would violate applicable law or an enforceable contractual obligation binding on or relating to such equity interests;

(4)	any equity interests acquired after the Issue Date in a person that is not a Subsidiary if, and to the extent that, and for so long as, a grant of a security interest in such equity interest would violate applicable law or an enforceable contractual obligation binding on or relating to such equity interests (if such obligation existed at the time of acquisition of such equity interests and was not created or made binding on such equity interests in contemplation of or in connection with the acquisition of such equity interests); and

(5)	equity interests owned by Verso Paper LLC in each of (a) Androscoggin Reservoir Company and (b) Gulf Island Oxygenation Project L.P., for so long as such interests are subject to an enforceable contractual obligation (including rights of first refusal) restricting the grant of a security interest therein.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 3, 2009, among Verso Paper Finance Holdings LLC, the Company, the other Subsidiaries of the Company party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent and the other agents and lenders party thereto.

“Existing First-Lien Issue Date” means March 21, 2012.

“Existing First-Lien Notes” means the 11.75% Senior Secured Notes due 2019 issued by the Issuers under the Existing First-Lien Notes Indenture.

“Existing First-Lien Notes Indenture” means the Indenture, dated as of March 21, 2012, among the Issuers, the Guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Existing Fixed Rate Second-Lien Notes” means the 8 3⁄4% Second Priority Senior Secured Notes due 2019 issued by the Issuers.

“Existing Floating Rate Second-Lien Notes” means the Second-Priority Senior Secured Floating Rate Notes due 2014 issued by the Issuers.

“Existing Junior Indebtedness” means, collectively, (i) the Senior Subordinated Notes outstanding on the Issue Date and (ii) the Second-Lien Notes outstanding on the Issue Date.

“Existing Secured Notes” means the 11.75% Secured Notes due 2019 issued by the Issuers.

“Existing Senior Subordinated Notes” means the 11.375% Senior Subordinated Notes due 2016 issued by the Issuers.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Lien Intercreditor Agreement” means the Intercreditor Agreement dated as of May 11, 2012, among Verso Paper Holdings LLC, Verso Paper Finance Holdings LLC, the subsidiaries of Verso Paper Holdings LLC name therein, Citibank, N.A., as intercreditor agent, Citibank, N.A., as administrative agent under the credit agreement dated as of May 4, 2012, Credit Suisse AG, Cayman Islands Branch, as administrative agent under the credit agreement dated as of May 4, 2012, Wilmington Trust, National Association, as trustee under the Existing First-Lien Notes Indenture and Wilmington Trust, National Association, as trustee and collateral agent under the indenture dated as of May 11, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“First-Lien Collateral Agent” means each of the Collateral Agent, the First-Lien Revolving Facility Collateral Agent and any other collateral agent with respect to any Other First-Priority Lien Obligation.

“First-Lien Revolving Facility” means (i) the Existing Credit Agreement as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Existing First-Lien Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “First-Lien Revolving Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time. References to the “First-Lien Revolving Facility” also refer to the “New First-Lien Revolving Facility.”

“First-Lien Revolving Facility Collateral Agent” means Credit Suisse, Cayman Islands Branch, in its capacity as “Collateral Agent” under the First-Lien Revolving Facility Documents and any successor thereto in such capacity.

“First-Lien Revolving Facility Documents” means the agreements and other instruments governing the First-Lien Revolving Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the First-Lien Revolving Facility or relating to First-Lien Revolving Facility Obligations).

“First-Lien Revolving Facility Obligations” means the Obligations of the borrowers and other obligors (including the Issuers and the Note Guarantors) under the First-Lien Revolving Facility or any of the other First-Lien Revolving Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the First-Lien Revolving Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the First-Lien Revolving Facility Documents, according to the respective terms thereof.

“First-Priority Intercreditor Agreement” has the meaning ascribed to such term under “—Intercreditor Agreements—First-Priority Intercreditor Agreement.”

“First-Priority Lien Obligations” means (a) all First-Lien Revolving Facility Obligations (to the extent such Obligations are secured by Permitted Liens ranking equally with the Liens securing the Note Obligations), (b) all Note Obligations, (c) all Other First-Priority Lien Obligations and (d) all other Obligations of the Issuers or any of their Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Obligations described in clause (a) or (c) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“First-Priority Lien Secured Parties” means (a) the holders of the First-Priority Lien Obligations and (b) any Additional First-Priority Lien Secured Parties.

“First-Priority Liens” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any such Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with Applicable Accounting Standards), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has both determined to make and made after August 1, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate (such Officers’ Certificate shall also set forth any adjustment made in connection with any previous calculation of “Adjusted EBITDA” under the Indenture which either was realized or is no longer expected to be realized and the remaining amount of adjustments permitted in accordance with the first proviso of this paragraph), to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions and the Merger) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical Financial Data” under “Summary” in the March 2012 Offering Circular to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.; provided, however, that at the time of any calculation of “Adjusted EBITDA” under the Indenture, the aggregate amount of adjustments described in clause (1) above made in connection with such calculation shall not exceed $175.0 million less the amount of any such adjustment made in connection with any previous calculation of “Adjusted EBITDA” under the Indenture which either was realized or is no longer expected to be realized; provided, further, that the aggregate amount of such adjustments in respect of the “profitability program” or any other pro forma amounts that have not yet been realized described in clause (2) above shall not exceed (w) $30.0 million in any four-quarter reference period ending on or before the end of the fourth full fiscal quarter following the Issue Date, (x) $25.0 million in any four-quarter reference period ending thereafter and on or before the end of the eighth full fiscal quarter following the Issue Date, (y) $20.0 million in any four-quarter reference period ending thereafter and on or before the end of the twelfth full fiscal quarter following the Issue Date and (z) $0 thereafter.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Standards. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period; and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants

and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on August 1, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Company to change Applicable Accounting Standards to IFRS; provided, that IFRS shall not include any provisions of such standards that would require a lease that would be classified as an operating lease under GAAP to be classified as indebtedness or a finance or capital lease.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation Incurred in the ordinary course of business, and (ii) any earn-out obligations until such obligations becomes a liability on the balance sheet of such Person in accordance with Applicable Accounting Standards), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with Applicable Accounting Standards;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, Trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include:

(1)	Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money;

(2)	deferred or prepaid revenues;

(3)	purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;

(4)	Obligations under or in respect of Qualified Receivables Financing; or

(5)	obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” shall mean, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.

“Intercreditor Agent” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by Applicable Accounting Standards to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Initial Notes are first issued.

“Junior Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its term subordinated in right of payment to the Notes and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Junior Lien Intercreditor Agreement” means the intercreditor agreement dated as of August 1, 2006 among Credit Suisse, Cayman Islands Branch, as agent under the Senior Credit Documents (as defined therein), Wilmington Trust Company, as trustee under the Second-Lien Notes, the Issuers, each guarantor thereunder and the other parties from time to time party thereto, as heretofore and hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Second-Lien Notes Indentures.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, that in no event shall an operating lease be deemed to constitute a Lien.

“March 2012 Offering Circular” means the final offering circular relating to the offering of the Existing First-Lien Notes dated March 8, 2012.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Existing

First-Lien Issue Date together with (1) any new directors whose election by such boards of directors or managers or whose nomination for election by the equityholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Existing First-Lien Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Existing First-Lien Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 3, 2014, by and among Verso Paper Corp., Verso Merger Sub Inc. and NewPage Holdings Inc., and any other agreements or instruments contemplated thereby, in each case as amended, restated, supplemented or modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with Applicable Accounting Standards and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) or any Tax Distributions resulting therefrom, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with Applicable Accounting Standards against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New First-Lien Revolving Facility” means (i) the new first priority revolving facility entered into on May 4, 2012, among the Issuers and each other Subsidiary of the Company from time to time designated a “Borrower” thereunder, the lenders and agents party thereto and Credit Suisse, as administrative agent, as may be amended restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Existing First-Lien Issue Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “New First-Lien Revolving Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“New Second-Lien Notes” means the Second Priority Adjustable Senior Secured Notes issued by the Issuers.

“New Subordinated Notes” means the Adjustable Senior Subordinated Notes issued by the Issuers.

“NewPage Applicable Period” shall mean a period of four consecutive fiscal quarters of the NewPage Entities.

“NewPage Asset Entities” shall mean, collectively, the NewPage Entities and any other Restricted Subsidiary of the Company that is not a Guarantor or an Issuer into which any material portion of the NewPage Assets have been transferred.

“NewPage Assets” shall mean the assets of the NewPage Entities as of the Issue Date.

“NewPage Available Funds” means, as of any date of determination, NewPage Excess Cash Flow for the applicable period of four full fiscal quarters following the Issue Date plus (only during the first period of four fiscal quarters following the Issue Date) amounts available for borrowing under the NewPage Entities’ asset-based revolving credit facility in effect on the Issue Date on the last day of such period.

“NewPage Entities” means, collectively, NewPage Investment Company LLC, any direct or indirect parent of NewPage Investment Company LLC (the Equity Interests of which are owned directly or indirectly by an Issuer or a Guarantor) that is not a Guarantor and any of their respective Subsidiaries.

“NewPage Excess Cash Flow” means, with respect to a NewPage Applicable Period, “Excess Cash Flow” (as defined in the NewPage Term Loan Credit Agreement) of the NewPage Entities for such NewPage Applicable Period minus (to the extent not already deducted from the foregoing) any mandatory or optional prepayments on the NewPage Entities’ term loan facility during such NewPage Applicable Period.

“NewPage Excluded Amounts” means (as determined in good faith by the Company) at the end of a NewPage Applicable Period, the sum of (i) amounts invested in real or personal assets used or useful in the business of the NewPage Entities on the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, or used for working capital of the NewPage Entities, in each case during such NewPage Applicable Period (or if not so invested or used in such NewPage Applicable Period, reasonably expected to be invested or used in subsequent NewPage Applicable Periods), (ii) amounts to be used for any mandatory or optional prepayments of the NewPage Entities’ Indebtedness during or with respect to such NewPage Applicable Period or the subsequent NewPage Applicable Period and (iii) amounts such that, when together with other sources of liquidity available to the NewPage Entities, the NewPage Entities shall have access to funds sufficient to meet the reasonably anticipated liquidity needs of the NewPage Entities.

“NewPage Term Loan Credit Agreement” means the credit agreement governing the NewPage Entities’ term loan facility in effect on the Issue Date after giving effect to the consummation of the Merger.

“Note Documents” means the Indenture, the Notes, the Note Guarantees and the Security Documents.

“Note Guarantee” means any guarantee of the Obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided, that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Note Obligations” means the Obligations of the Issuers and any other obligor under the Indenture or any of the other Note Documents, including any Note Guarantor, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Note Documents and the performance of all other Obligations of the Issuers and the Note Guarantors to the Trustee and the holders of Notes under Note Documents, according to the respective terms thereof.

“Notes Priority Collateral” has the meaning ascribed to such term under “Security for the Notes.”

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Original Credit Agreement” means the Credit Agreement dated as of August 1, 2006, among Verso Paper Finance Holdings LLC, the Company, the other Subsidiaries of the Company party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent and the other lenders and agents party thereto.

“Other First-Priority Lien Obligations” means Obligations of the Issuers and the Note Guarantors (other than Note Obligations and the First-Lien Revolving Facility Obligations) that are equally and ratably secured with the Note Obligations and are designated by the Company as “Other First-Priority Lien Obligations.” For the avoidance of doubt, the Obligations under the Existing First-Lien Notes constitute Other First-Priority Lien Obligations.

“Pari Passu Indebtedness” means:

(1)	with respect to any Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes and is secured by Liens on the Collateral with the same priority as the Liens securing the Notes; and

(2)	with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee and is secured by Liens on the Collateral with the same priority as the Liens securing the Note Guarantees.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Company and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company or any direct or indirect parent company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made (or is not required to be made) in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, August 1, 2006;

(6)	advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9)	any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made on or after August 1, 2006 pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made on or after August 1, 2006 pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18)	additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on August 1, 2006 not to exceed $20.0 million at any one time;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(20)	Investments of a Restricted Subsidiary of the Company acquired after August 1, 2006 or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after August 1, 2006 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, Liens arising out of timber cutting, hauling or sales contracts, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary, permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of such clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary), (C) Liens Incurred to secure Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is Incurred pursuant to this clause (6)(C) as designated by the Company; provided, however, that, (I) to the extent such Lien is Incurred on Collateral, such Lien is subject to the Senior Lien Intercreditor Agreement, (II) other than with respect to Liens Incurred to secure Indebtedness Incurred pursuant to clauses (a) and (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” at the time of Incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated First-Lien Secured Debt Ratio would be no greater than 2.375 to 1.00, which proviso (II) shall not apply to any Lien which is deemed to be Incurred under this clause (6)(C) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20)), and (III) with respect to Liens Incurred to secure Indebtedness (“Refinancing Secured Indebtedness”) to refinance, refund or otherwise retire for value Existing Junior Indebtedness, at the time of Incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), either (x) the Consolidated First-Lien Secured Debt Ratio would be no greater than 2.25 to 1.00 or (y) not more than $300.0 million of such Refinancing Secured Indebtedness is then outstanding, (D) Liens securing Note Obligations in respect of the Notes and Note Guarantees issued on the Issue Date and Obligations under the Existing First-Lien Notes, and (E) Liens on the Collateral securing any Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that rank junior to the Liens securing the Note Obligations pursuant to intercreditor arrangements no less favorable to holders of Notes than those contained in the Junior Lien Intercreditor Agreement;

(7)	Liens existing on the Existing First-Lien Issue Date (other than Liens described in clause (6)(C) above and Liens securing Obligations under the Existing First-Lien Notes);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9)	Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to Clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to Clause (o) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company (other than pursuant to after acquired property clauses in effect with respect to such Liens at the time of acquisition on property of the type that would have been subject to such Liens notwithstanding the occurrence of such acquisition);

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations and cash management Obligations not incurred in violation of the Indenture; provided, that with respect to Hedging Obligations and cash management Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of any Issuer or any Note Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (6)(C), (6)(D), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (6)(C), (6)(D), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(C), and for purposes of clause (1) under “—Release of Collateral” and for purposes of clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(21)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens Incurred to secure cash management services in the ordinary course of business;

(25)	other Liens in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary; and

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens Incurred satisfy clause (6)(C) above if such determination is set forth in an Officers’ Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was Incurred as permitted by clause (6)(C).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledgors” has the meaning ascribed to such term under “—Security for the Notes.”

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of one or more Receivables Subsidiaries that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiaries are made at Fair Market Value (as determined in good faith by the Company); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Second-Lien Notes or any Refinancing Indebtedness with respect to the Second-Lien Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding (x) guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings and (y) guarantees by other Receivables Subsidiaries), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company (other than another Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company (other than another Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any other Subsidiary of the Company (other than another Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c)	to which neither the Company nor any other Subsidiary of the Company (other than another Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original lenders or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” shall have correlative meanings.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second-Lien Future Indebtedness” means Indebtedness or Obligations of the Company and its Subsidiaries that is to be equally and ratably secured with the Second-Lien Notes and is so designated by the Company as “Second-Lien Future Indebtedness;” provided, however, that such Second-Lien Future Indebtedness is permitted to be so incurred in accordance with any applicable documents governing senior debt and any Second-Priority Documents, as applicable.

“Second-Lien Notes” means the (i) the Existing Floating Rate Second-Lien Notes, (ii) the Existing Fixed Rate Second-Lien Notes and (iii) the New Second-Lien Notes.

“Second-Lien Notes Collateral Documents” shall mean the Collateral Agreement, dated as of August 1, 2006, among the Company, certain other grantors and the collateral agent thereunder in respect of the Second-Lien Notes and the Second-Lien Notes Indentures, and any other document or instrument pursuant to which a Lien is granted by any grantor to secure any Second-Lien Notes Obligations or under which rights or remedies with respect to any such Lien are governed.

“Second-Lien Notes Documents” means (a) the Second-Lien Notes Indentures, the Second-Lien Notes, the Second-Lien Notes Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Second-Lien Notes Document described in clause (a) above evidencing or governing any Obligations thereunder.

“Second-Lien Notes Indentures” means, collectively, (i) the indenture governing the Existing Floating Rate Second-Lien Notes, dated as of August 1, 2006, (ii) the indenture governing the Existing Fixed Rate Second-Lien Notes, dated as of January 26, 2011 and (iii) the indenture governing the New Second-Lien Notes, in each case as each such indenture may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Second-Lien Notes Obligations” means Obligations in respect of the Second-Lien Notes or arising under the Second-Lien Note Documents or any of them, including all fees and expenses of the trustee thereunder.

“Second-Lien Notes Trustee” means the party named as trustee in each of the Second-Lien Notes Indentures until a successor replaces it and, thereafter, means the successor.

“Second-Lien Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the holders of the Second-Priority Lien Obligations, as contemplated by the Second-Priority Documents.

“Second-Priority Agents” means (a) the Second-Lien Notes Trustee and (b) the collateral agent for any Second-Lien Future Indebtedness (including the collateral agent under the Second-Lien Notes Collateral Documents).

“Second-Priority Documents” means the Second-Lien Notes Documents and any other document or instrument evidencing or governing any Second-Lien Future Indebtedness.

“Second-Priority Lien Obligations” means (a) the Second-Lien Notes Obligations and (b) all other Obligations in respect of, or arising under, the Second-Priority Documents, including all fees and expenses of the collateral agent for any Second-Lien Future Indebtedness.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Credit Documents” means the collective reference to a Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Senior Lien Intercreditor Agreement” has the meaning ascribed to such term under “—Intercreditor Agreements—Senior Lien Intercreditor Agreement.”

“Senior Lien Obligations” has the meaning ascribed to such term under “—Intercreditor Agreements—Junior Lien Intercreditor Agreement.”

“Senior Subordinated Notes” means (i) the Existing Senior Subordinated Notes and (ii) the New Subordinated Notes issued by the Issuers.

“Series” means with respect to the First-Priority Lien Secured Parties, each of (i) the secured parties under the First-Lien Revolving Facility (in their capacities as such), (ii) the holders of the Existing First-Lien Notes, the collateral agent for the Existing First-Lien Notes and the trustee for the Existing First-Lien Notes (each in their capacity as such), (iii) the holders of the Notes, the Collateral Agent and the Trustee (each in their capacity as such) and (iv) the Additional First-Lien Secured Parties that become subject to the Senior Lien Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties).

“Shared Services Agreement” means the shared services agreement to be entered into on or contemporaneously with the Issue Date between the Company and its Restricted Subsidiaries (other than the NewPage Entities) and NewPage Investment Company LLC or any of its subsidiaries, among others, in connection with the Merger, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not in violation of covenant described under “—Certain Covenants—Shared Services Agreement.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Existing First-Lien Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Indebtedness” means (i) the Existing Secured Notes, (ii) the Existing Fixed Rate Second-Lien Notes, (iii) the New Second-Lien Notes, (iv) the Senior Subordinated Notes and (v) any other Indebtedness (other than First-Priority Lien Obligations or Indebtedness of the NewPage Asset Entities) of the Company and its Restricted Subsidiaries incurred to Refinance any of such Indebtedness listed in clauses (i) through (iv) above.

“Specified Non-Core Assets” means hydro-electric dams and related assets.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”), (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsor, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Company and (iii) any other Affiliate of Apollo Management, L.P. that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company.”

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, calculated on a pro forma basis after giving effect to any acquisition or disposition of a Person or business subsequent to the date of such balance sheet and consummated substantially contemporaneously with or prior to the time of calculation.

“Transactions” refers collectively to (i) the offering of the Existing First-Lien Notes and the use of proceeds therefrom, (ii) the Cash Tender Offer and the redemption of any remaining 11.5% First-Lien Notes, (iii) entry into the New First-Lien Revolving Facility and the ABL Facility, (iv) the Acquisition and the transactions related thereto, (v) the offering of the Second-Lien Notes and the Senior Subordinated Notes and (vi) borrowings made pursuant to the Original Credit Agreement in connection with the Acquisition.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of the most recently issued United States Treasury security as displayed by Bloomberg LP (or any successor service) on screens PX1 through PX8 (or any screens that may replace such screens on such service) that has a remaining term most nearly equal to the period from such redemption date, as determined by the Issuers, to the first anniversary of the Issue Date; provided, however, that if the period from such redemption date to the first anniversary of the Issue Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)

any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject; and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the Existing First-Lien Notes Indenture will be Unrestricted Subsidiaries.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the New First Lien Notes will initially be issued in registered, global notes in global form without coupons (“Global Notes”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of The Depository Trust Company (“DTC”) or a nominee thereof.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the holders of the New First Lien Notes and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the New First Lien Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New First Lien Notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the New First Lien Notes.

Payments of the principal of, and premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of New First Lien Notes only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New First Lien Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will include legends with applicable transfer restrictions for such New First Lien Notes.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice; or

•	there shall have occurred and be continuing an event of default with respect to the New First Lien Notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the New First Lien Notes will be limited to such extent.

DESCRIPTION OF VERSO CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws. We refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been filed with the SEC.

As of June 30, 2014, there were 53,327,441 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Pursuant to our amended and restated certificate of incorporation, we are authorized to issue up to 250,000,000 shares of common stock, $.01 par value per share. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, if issued and paid for, fully paid and nonassessable. If we issue any preferred stock, the rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our preferred stock. See “—Preferred Stock.”

Preferred Stock

Pursuant to the terms of our amended and restated certificate of incorporation, we are authorized to issue up to 20,000,000 shares of preferred stock, $.01 par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of preferred stock in one or more series. Each such series of preferred stock has such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as was determined by our board of directors.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences was to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

Registration Rights Agreement

Pursuant to our Registration Rights Agreement, we agreed to register shares of our common stock owned by Verso Investments LP, the individual limited partners of Verso Management LP and their permitted transferees under the following circumstances:

•	Demand Rights. At any time upon the written request from Verso Investments LP, we will register shares of our common stock specified in such request for resale under an appropriate registration statement filed and declared effective by the SEC. We may defer a demand registration by up to 90 days if our board of directors determines it would be materially detrimental to us to file a registration statement.

•	Piggyback Rights. If at any time we file a registration statement for the purposes of making a public offering of our common stock, or register outstanding shares of our common stock for resale on behalf of any holder of our common stock, Verso Investments LP, the individual limited partners of Verso Management LP and their permitted transferees may elect to include in such registration statement any shares of common stock such person holds. The managing underwriter in the contemplated offering may exclude all or a part of the shares according to market factors pursuant to an order of priority set forth in the agreement.

Certain Corporate Anti-Takeover Provisions

Our amended and restated certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control of Verso. These provisions include:

Preferred Stock

Our board of directors has authority to issue series of preferred stock with such voting rights and other powers as the board of directors may determine, as described above.

Classified Board

Our board of directors is classified into three classes. Each director will serve a three year term and will stand for re-election once every three years.

Removal of Directors, Vacancies

Our stockholders are able to remove directors only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by a majority of our board of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would have been available to the holders of our common stock if our amended and restated certificate of incorporation had not negated cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation does not permit stockholder action without a meeting by consent except for the unanimous consent of all holders of our common stock. They also provide that special meetings of our stockholders may be called only by our board of directors or the chairman of our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting.

Delaware Takeover Statute

Our amended and restated articles of incorporation provide that we are not governed by Section 203 of the General Corporation Law of Delaware which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Registrar and Transfer Company.

Exchange Listing

Verso common stock is listed on the New York Stock Exchange under the trading symbol “VRS.”

COMPARISON OF RIGHTS OF HOLDERS OF VERSO COMMON STOCK AND NEWPAGE COMMON STOCK

The following is a summary of the material differences between the rights of holders of Verso common stock and the rights of holders of NewPage common stock, but it is not a complete description of those differences. These differences arise from the governing documents of the two companies, including the Verso Charter, the Verso Bylaws, the NewPage Charter, the NewPage Bylaws and the NewPage Stockholders Agreement. Verso and NewPage are both Delaware corporations and are governed by the DGCL. After completion of the Merger, the rights of NewPage stockholders who become Verso stockholders will be governed by the DGCL, the Verso Charter and the Verso Bylaws. Verso and NewPage urge you to read each of the Verso Charter, the Verso Bylaws, the NewPage Charter, the NewPage Bylaws and the NewPage Stockholders Agreement in their entirety. For additional information, see “Where You Can Find More Information” below.

	VERSO	NEWPAGE
Authorized Capital Stock

Verso is authorized to issue 270,000,000 shares of capital stock divided into two classes consisting of:

250,000,000 shares of common stock, par value $0.01 per share; and

20,000,000 shares of preferred stock, par value $0.01 per share.

NewPage is authorized to issue 16,100,000 shares of capital stock divided into two classes consisting of:

16,000,000 shares of common stock, par value $0.001 per share; and

100,000 shares of preferred stock, par value $0.001 per share.

Rights of Preferred Stock	The Verso Charter provides that the Verso board of directors is expressly authorized to determine the voting powers (if any), the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.	The NewPage Charter provides that the NewPage board of directors may issue shares preferred stock in one or more series and determine the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

Number of Directors	The Verso Charter provides that the number of directors shall be established by the board of directors from time to time, but in no event shall the number be fewer than three. There are currently 9 members of the board of directors of Verso. In connection with the Merger, Verso has agreed to extend an offer to one of the existing members of the NewPage board of directors to serve as a director on the Verso board of directors, and the Verso stockholders will vote on the	The NewPage By-laws provide that the board will consist of one or more directors, with the precise number of directors constituting the entire board to be fixed from time to time by resolution of the board. The NewPage Stockholders Agreement provides that each stockholder party to the NewPage Stockholders Agreement agrees to vote all of his or her shares of common stock and take all other necessary actions to ensure that the number of directors is not less than six, nor more than twelve, as

VERSO	NEWPAGE

election of such person to the Verso board of directors at the next meeting of Verso stockholders with a proxy mailing date after the Merger.	determined within that range by the board of directors. The NewPage Stockholders Agreement further provides that each stockholder shall ensure that the following individuals are elected to the board to serve as directors: (i) for so long as Centerbridge-affiliated stockholders beneficially own at least 5% of the outstanding shares of NewPage common stock, one individual designated by the Centerbridge-affiliated stockholders; (ii) for so long as Goldman Sachs-affiliated stockholders beneficially own at least 5% of the outstanding shares of NewPage common stock, one individual designated by the Goldman Sachs-affiliated stockholders; (iii) for so long as J.P. Morgan Chase-affiliated stockholders beneficially own at least 5% of the outstanding shares of NewPage common stock, one individual designated by the J.P. Morgan Chase-affiliated stockholders; (iv) for so long as Oaktree-affiliated stockholders beneficially own at least 5% of the outstanding shares of NewPage common stock, one individual designated by the Oaktree-affiliated stockholders (each such director in clauses (i) through (iv) a “Designated Director,” and the stockholders in clauses (i) through (iv), the “Designating Stockholders”); and (v) the Chief Executive Officer, provided that the Chief Executive Officer shall be employed under an employment agreement which provides that, upon any termination of such person’s employment, such executive shall, upon any request by the board, immediately resign as a director and, as applicable, from the boards of directors of NewPage’s subsidiaries and any other entity for which he or she is serving, at the request of NewPage, as a director, member, manager, trustee, or similar capacity.

	VERSO	NEWPAGE

Election of Directors	The Verso Bylaws provide that at all meetings of stockholders for election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.	The NewPage By-laws provide that directors will be elected at the annual meeting of the stockholders and the persons receiving a plurality of the votes cast will be so elected.

Cumulative Voting	The Verso Bylaws provide that each stockholder shall have one vote for each share of stock having voting power, registered in his name on Verso’s books on the record date set by the board of directors.	The NewPage Charter and By-Laws provide that each holder of common stock shall be entitled to one vote per share with respect to each outstanding share of stock held by the stockholder on the applicable record date.
Classification of Board of Directors	The Verso board of directors is divided into three classes, as nearly equal in number as possible.	The NewPage board of directors is not classified.

Term of Directorship	The Verso Bylaws provide that each director will serve a three year term.	The NewPage By-laws provide that each Director will hold office until his or her successor has been elected and qualified or until his or her earlier resignation, removal from office, or death.

Removal of Directors

The Verso Charter provides that directors may only be removed from office for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock entitled to vote in the election of directors.

The NewPage stockholders Agreement provides that if any Designating Stockholder proposes to remove the Designated Director appointed by such stockholder, the other stockholders will agree to cooperate in effecting such removal and taking any actions necessary to fill the resulting vacancy. Any Designated Director may be removed for cause by the affirmative vote or written consent of stockholders beneficially owning a majority of NewPage’s outstanding common stock. Any director (except a Designated Director) may be removed at any time, with or without cause, by the affirmative vote of or written consent of stockholders beneficially owning a majority of NewPage’s outstanding common stock. If any of the Designating Stockholders ceases to beneficially own at any time 5% of the outstanding shares of NewPage common stock, such Designating Stockholder shall promptly cause

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its respective Designated Director to resign, with the board’s vacancy to be filled by the directors remaining in office.

Board Vacancies	The Verso Charter provides that vacancies on the Verso board of directors resulting from death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term and until such director’s successor has been elected and has qualified.	The NewPage Stockholders Agreement provides that in the event a vacancy is created on the board at any time by the death, disability, retirement, resignation, or removal of a director (other than Designated Directors), such vacancy shall be filled until the election and qualification of a successor, by an individual designated by a majority of the directors remaining in office. In the event a vacancy is created on the board at any time by the death, disability, retirement, resignation, or removal of a Designated Director, the stockholder who designated such director shall have the exclusive right to fill such vacancy for so long as that stockholder is entitled to designate a director.
Director Nominations by Stockholders

The Verso Bylaws provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders only (i) pursuant to Verso’s notice of meeting or any supplement thereto, (ii) by or at the direction of the board of directors, or (iii) by any stockholder who was a stockholder of record both at the time that the required notice is delivered to the Secretary of Verso and at the time of the meeting, who is entitled to vote at the meeting, and who complies with the required notice procedures.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principle executive offices not earlier that the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding

With respect to directorships not subject to designation by Designating Stockholders, the NewPage By-laws provide that any stockholder wishing to nominate a director must give timely notice of the nomination in writing to the Secretary.

To be timely, a stockholder notice must be delivered to the Secretary at the principal executive offices no earlier than 120 days before and no later than 90 days before the first anniversary of the preceding year’s annual meeting, but if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the stockholder notice must be delivered no earlier than 120 days before the annual meeting date and no later than 10 days following the day on which public announcement of the annual meeting date is first made.

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year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Verso.

Stockholder Nominations and Proposals (Requirements for Delivery and Notice)

In addition to the advance notice requirements described above, the Verso Bylaws provide that a stockholder’s notice must set forth (i) for each person whom the stockholder proposes to nominate for election as a director (a) all information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (b) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) for any business other than nominations, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of the proposing stockholder; and (iii) for the

Other than the advance notice requirements described above, the NewPage Charter and By-laws do not contain additional requirements.

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stockholder giving the notice (a) the name and record address of such stockholder, (b) the class or series and number of Verso shares which are owned beneficially or of record by such stockholder, (c) a description of all hedging, derivative, swap, or other transactions engaged in by the proposing stockholder, or any arrangements or understandings, the effect or intent of which is to mitigate loss to, manage the risk or benefit of ownership of shares price changes for, or increase or decrease the voting power of, such proposing stockholder with respect to shares of capital stock of Verso, (d) a representation that such stockholder is a holder of record of Verso’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate such persons or business and (e) a representation as to whether the proposing stockholder intends (1) to deliver a proxy statement to the holders of at least the percentage of outstanding capital stock required to elect the nominee or approve the business or (2) otherwise to solicit proxies from stockholders in support of such nomination or proposal.

Stockholder Action by Written Consent

The Verso Charter and the Verso Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of all the outstanding stock entitled to vote thereon and is delivered to Verso by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of Verso having custody of the book in which proceedings of meetings of stockholders are recorded.

The NewPage By-laws provide that any action required or permitted to be taken by stockholders at an annual or special meeting may be taken without a meeting and without a vote, if a consent in writing setting forth the action to be taken is signed by the holders of the outstanding stock of not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote were present and voted.

In addition, the NewPage Stockholders Agreement provides that any action required or

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contemplated by the NewPage Stockholders Agreement to be taken by a majority of the stockholders may be taken by delivery of a written consent executed on behalf of one or more stockholders that beneficially own, in the aggregate, at least a majority of the shares of NewPage’s outstanding common stock.

Charter Amendments	The Verso Charter provides that any of the provisions of the Charter may be amended, altered or repealed, and other provisions authorized by the laws of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws.

The NewPage Charter provides that NewPage reserves the right to amend or repeal any provisions contained in the Charter in the manner prescribed by the laws of Delaware and all rights conferred herein upon stockholders are granted subject to this reservation.

In addition, any repeal or modification of Articles VII (limitation on director liability) or VIII (indemnification of directors and officers) of NewPage Charter shall not adversely affect any right or protection of a director existing at the time of such repeal or modification or apply in a manner adverse to a director or officer to any acts or omissions occurring prior to such repeal or modification. The NewPage Stockholders Agreement provides that the NewPage Charter shall not be amended in any manner that is inconsistent with the provisions of the NewPage Stockholders Agreement.

By-law Amendments

The Verso Charter provides

that (1) the board of directors is expressly authorized to amend or repeal the By-laws and to adopt new By-laws, without any action on the part of the stockholders, provided that no By-law adopted by the stockholders shall be amended or repealed by the board of directors if the By-law so provides and (2) the stockholders are expressly authorized to amend or repeal By-laws, whether adopted by them or otherwise, and to adopt new By-laws.

The NewPage By-laws provide that, subject to the NewPage Stockholders Agreement, the By-laws may be adopted, amended or repealed by the board or by the stockholders.

The NewPage Stockholders Agreement provides that NewPage By-laws shall not be amended in any manner that is inconsistent with the provisions of the NewPage Stockholders Agreement.

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Stockholders Agreement Amendments	N/A

The NewPage Stockholders Agreement provides that it may be modified or amended only by a writing signed by NewPage and by stockholders that beneficially own in the aggregate at least sixty-six and two-thirds percent (66 2⁄3%) of NewPage’s outstanding common stock; provided, that any modification or amendment that would reasonably be expected to disproportionately and adversely affect any stockholder in any material respect shall require the written consent of each stockholder that is so affected; provided, further, that any modification or amendment to Section 5.4 or Section 5.5 that would reasonably be expected to adversely affect the employee stockholders in any material respect shall require the written consent of employee stockholders holding a majority of the outstanding shares of common stock held by all employee stockholders.

Special Meetings of Stockholders

The Verso Charter and By-laws provide that special meetings of stockholders, for any purpose or purposes, shall be called by the board of directors or the Chairman of the board of directors, and shall not be called by any other person or persons.

The NewPage By-laws provide that special meetings of the stockholders, for any purpose or purposes, may only be called by the board or by the written request of one or more stockholders holding, in the aggregate, shares entitled to cast not less than 25% of the votes at such meeting.

Notice of Meetings of Stockholders

The Verso Bylaws provide that whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given, which notice shall state the place, in any, date and hour of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

The NewPage By-laws provide that whenever stockholders are required or permitted to take any action at an annual or special meeting, a notice of the meeting must be given that states the place (if any), date and time of the meeting. Notice of a special meeting must also include a description of the purpose or purposes for which the meeting is being called.

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Proxy	The Verso Bylaws provide that each stockholder having the right to vote may vote in person or may authorize another person to act for him by proxy, but no proxy shall be voted upon or acted upon after three years from its date, unless said instrument provides for a longer period.	The NewPage By-laws provide that each stockholder entitled to vote at a meeting may authorize another person to act for that stockholder by proxy, but no proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period.

Limitation of Personal Liability of Directors	The Verso Charter provides that the personal liability of the directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

The NewPage Charter provides that no director shall be liable to NewPage or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exculpation is not permitted under the DGCL.

Indemnification of Directors and Officers

The Verso Charter provides that, to the fullest extent permitted or required by Section 145 of the DGCL, Verso shall indemnify any and all persons to whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to request which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity which holding such office, and shall continue as to a person who has ceased to be a director, officer or employee or agent and shall inure to the benefit of heirs, executors and administrators of such person.

The NewPage Charter provides that, to the fullest extent permitted by law, NewPage shall indemnify, and advance expenses to, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of NewPage or is or was serving at the of NewPage as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, and such right to indemnification shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

DGCL Section 203 Election	The Verso Charter contains a provision pursuant to which Verso elects not to be governed by Section 203 of the DGCL.	The NewPage Charter contains a provision pursuant to which NewPage elects not to be governed by Section 203 of the DGCL.

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Vote on Business Combinations	The Verso Bylaws provide that all questions shall be decided by a majority of the votes, except where otherwise provided in the Verso Charter, the Verso Bylaws, stock exchange rules, or other laws. Neither the Verso Charter nor the Verso Bylaws provide for different voting procedures for business combinations.	The NewPage Stockholders Agreement and NewPage By-laws provide that, except as otherwise provided by Delaware law, any corporate action to be taken by a vote of the stockholders must be authorized by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter or by written consents signed by the holders of the majority outstanding stock.

INFORMATION ABOUT VERSO

Verso is a leading North American supplier of coated papers to catalog and magazine publishers. The coating process adds a smooth uniform layer in the paper, which results in superior color and print definition. As a result, coated paper is used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications, such as high-end advertising brochures, annual reports, and direct mail advertising.

Verso is one of North America’s largest producers of coated groundwood paper, which is used primarily for catalogs and magazines. Verso is also a low cost producer of coated freesheet paper, which is used primarily for annual reports, brochures, and magazine covers. Verso also produces and sells market kraft pulp, which is used to manufacture printing and writing paper grades and tissue products.

Verso operates eight paper machines at three mills located in Maine and Michigan. The mills have a combined annual production capacity of 1,305,000 tons of coated paper, 160,000 tons of ultra-lightweight specialty and uncoated papers, and 930,000 tons of kraft pulp.

Verso sells and markets its products to approximately 130 customers which comprise approximately 700 end-user accounts. Verso has long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers and paper merchants. Its relationships with its ten largest coated paper customers average more than 20 years. Verso reaches its end-users through several distribution channels, including direct sales, commercial printers, paper merchants, and brokers.

INFORMATION ABOUT NEWPAGE

Description of Business

For purposes of this section, unless context provides otherwise, references to “NewPage Holdings” refer to NewPage Holdings Inc., a Delaware corporation; references to “NewPage Investment” refer to NewPage Investment Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of NewPage Holdings; references to “NewPage” refer to NewPage Corporation, a Delaware corporation and a wholly-owned subsidiary of NewPage Investment. Unless the context provides otherwise, references in this section to “we,” “us” and “our” refer to NewPage Holdings and its direct and indirect subsidiaries.

Industry Data

Information in this joint proxy and information statement/prospectus concerning the paper and forest products industry and our relative position in the industry is based on independent industry analyses, management estimates and competitor announcements. Although we believe the third party market data is from reliable sources, we cannot guarantee the accuracy or completeness of the information and have not independently verified it. The industry data provided in this joint proxy and information statement/prospectus is derived from information obtained from the Pulp and Paper Products Council.

General

We compete in the global printing and writing paper business, producing coated papers, supercalendered papers, and other uncoated and specialty products. We also sell our excess market pulp. Most of our sales represent coated paper shipments to North American customers. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks. For the three months ended March 31, 2014 and the year ended December 31, 2013, we had net sales of $757 million and $3.1 billion, respectively.

We operate paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills, along with our distribution centers, are strategically located near major print markets, such as New York, Chicago and Minneapolis. As of December 31, 2013, our mills had total annual production capacity of approximately 3.5 million short tons of paper, including approximately 2.9 million short tons of coated paper, approximately 400,000 short tons of uncoated paper and approximately 200,000 short tons of specialty paper.

Agreement and Plan of Merger

On January 3, 2014, NewPage Holdings, Verso Paper Corp. (“Verso”), and Verso Merger Sub Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Verso Merger Sub Inc. will merge with and into NewPage Holdings (the “Merger”), with NewPage Holdings surviving the Merger as an indirect, wholly owned subsidiary of Verso. See Note 19 to the consolidated financial statements for additional information.

Creditor Protection Proceedings

NewPage and its debtor subsidiaries emerged from Chapter 11 Proceedings (as defined below) on December 21, 2012 (the “Emergence Date”). NewPage’s former direct parent and debtor affiliate, NewPage Holding Corporation (“NP Holding”) and NewPage’s former indirect parent and debtor affiliate, NewPage Group Inc. (“NP Group”), dismissed their Chapter 11 cases and did not emerge from bankruptcy on the Emergence Date.

On September 7, 2011, NP Group, NP Holding, NewPage, and the following U.S. subsidiaries: Chillicothe Paper Inc., Escanaba Paper Company, Luke Paper Company, NewPage Canadian Sales LLC, NewPage Consolidated Papers Inc., NewPage Energy Services LLC, NewPage Port Hawkesbury Holding LLC, NewPage Wisconsin System Inc., Rumford Paper Company, Upland Resources, Inc., and Wickliffe Paper Company LLC

(collectively, the “Debtors”) commenced voluntary cases (“Chapter 11 Proceedings”) under Chapter 11 of the United States Bankruptcy Code, as amended (“Chapter 11”), in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817) (“Bankruptcy Court”). Our subsidiary, Consolidated Water Power Company, was not a part of the Chapter 11 Proceedings. Separately, on September 6, 2011, our former Canadian subsidiary, NewPage Port Hawkesbury Corp. (“NPPH”), commenced proceedings seeking creditor protection under the Companies’ Creditors Arrangement Act of Canada (the “CCAA Proceedings”).

While we resolved our Chapter 11 claims by December 31, 2013, some proofs of claims remain in dispute. Disputed proofs of claims will be resolved by the Litigation Trust (defined in Note 2 to the consolidated financial statements), and any resolution of those claims should not impact us.

Basis of Presentation

During Chapter 11 Proceedings

Effective upon the commencement of the Chapter 11 Proceedings and up until emergence, NewPage applied the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“ASC 852”), in preparing its consolidated financial statements. This guidance does not change the manner in which financial statements are prepared. However, it requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, during the Chapter 11 Proceedings, NewPage: (i) recorded certain expenses, charges and credits incurred or realized that were directly associated with or resulting from the reorganization and restructuring of the business in reorganization items, net in NewPage’s Consolidated Statements of Operations; (ii) classified pre-petition obligations that could be impaired by the reorganization process in NewPage’s Consolidated Balance Sheets as liabilities subject to compromise; and (iii) ceased recording interest expense on certain of the Debtors’ pre-petition debt obligations.

We deconsolidated our NPPH subsidiary due to our loss of control over this entity upon filing for creditor protection under the CCAA Proceedings. As a result of the deconsolidation, we adopted the cost method of accounting for our investment in NPPH. Upon adoption of the cost method, we evaluated our investment in NPPH for impairment and determined that our entire investment had experienced an other-than-temporary decline in value and was fully impaired. The deconsolidation of the NPPH subsidiary resulted in an $18 million gain recorded in reorganization items, net in 2011. See Note 10 to the consolidated financial statements for additional information.

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in our becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to December 31, 2012 will not be comparable to our consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage prior to December 31, 2012. Additionally, references to periods on or after December 31, 2012 refer to the Successor and references to periods prior to December 31, 2012 refer to the Predecessor.

Organization

The following chart shows our organizational structure and ownership as of February 14, 2014. Each entity in the chart owns 100% of the equity interests of the entity appearing immediately below it.

Industry Overview

Between 2011 and 2013, demand for printing and writing papers in North America declined by about 8% or 2 million short tons while the demand for printing and writing papers declined by 10.5% or over 2.6 million short tons in Western Europe, a source of imports into North America. Over that same period, North American and Western European manufacturers closed 5 million short tons of capacity, somewhat more than the decline in apparent consumption.

Simultaneously, in other geographic areas, paper capacity and demand increased between 2011 and 2013. Demand for printing and writing grades in these areas grew by 1.4 million short tons or about 2.6% and capacity increased by 5 million short tons or about 9%.

Products

We believe that we offer the broadest coated paper product selection of any North American paper manufacturer. Our principal product is coated paper, which represented approximately 84% of our net sales for the year ended December 31, 2013. Our portfolio of paper products also includes lesser amounts of supercalendered, specialty papers, uncoated paper and market pulp. We believe our brands are some of the most recognized brands in the industry. Substantially all of our 2013 sales were within North America and approximately 90% were within the United States.

Coated Paper

We believe that we are the largest coated paper manufacturer in North America based on production capacity. As of December 31, 2013, our mills have total annual production capacity of approximately 2.9 million short tons of coated paper. Coated paper is used primarily in media and marketing applications, including corporate annual reports, high-end advertising brochures, magazines, catalogs and direct mail advertising. Coated paper consists of a pigment-based coating on the surface of the paper. The coating provides enhanced smoothness and better ink receptivity to a higher quality product.

Coated paper consists of both coated freesheet and coated groundwood, which generally differ in price and quality. The chemically-treated pulp used in freesheet produces brighter and smoother paper than the mechanical pulp used in groundwood papers. We produce coated freesheet papers for a variety of applications ranging from direct mail and specialty publications to high-end graphic arts and promotions. We also produce coated freesheet papers for coated one-side (C1S) applications, which is used primarily for label, packaging and specialty applications.

Coated groundwood papers are typically lighter and less expensive than our coated freesheet products. We produce coated groundwood paper grades for use in applications requiring lighter paper stock such as magazines, catalogs, coupons and retail inserts.

Each of the paper grades that we manufacture are produced in a variety of weights, sizes and finishes. The coating process changes the gloss, ink absorption qualities, texture and opacity of the paper to meet each customer’s performance requirements. Most of the coated paper that we manufacture is shipped in rolls, with the balance cut into sheets.

Supercalendered Paper

Supercalendered paper is uncoated paper with pigment filler passed through a supercalendering process in which alternating steel and cotton-covered rolls compress and polish the paper, giving it a gloss and smoothness similar to coated paper. Our supercalendered paper is primarily used for magazines, catalogs, advertisements, inserts and flyers.

Specialty Paper

Specialty paper consists of both coated and uncoated paper designed and produced to meet the specific packaging, printing and labeling needs of customers with diverse and specialized paper needs. Specialty papers consist of two primary product lines: technical papers and packaging papers.

Technical papers consist of face papers, thermal transfer, direct thermal base papers and release liners for use in self-adhesive labels.

Packaging papers are designed to protect, transport and identify a wide range of products. Flexible packaging papers are often used as part of a multilayer package construction, in combination with film, foil, extruded coatings, board and other materials. For example, flexible packaging papers are used in pouch, lidding, bag, product packaging and spiral can applications.

Other Products

We also produce uncoated paper and market pulp for select opportunities and to enhance our manufacturing efficiency. Uncoated paper typically is used for business forms and stationery and general printing paper. We sell uncoated paper primarily to paper merchants, business forms manufacturers and converters.

Manufacturing

We operate paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. All our paper mills are at least partially-integrated, meaning that they produce paper, pulp and energy. Most of the energy produced at these mills is for internal use. As of December 31, 2013, our mills had total annual production capacity of approximately 3.5 million short tons of paper, including approximately 2.9 million short tons of coated paper, approximately 400,000 short tons of uncoated paper and approximately 200,000 short tons of specialty paper. All of our long-lived assets are located within the United States. The following table lists the paper products produced at each of our mills, as well as each mill’s approximate annual paper capacity, as of December 31, 2013:

Mill Location	Products	Paper Capacity (short tons/year)
Biron, Wisconsin	Coated paper	370,000
Duluth, Minnesota	Supercalendered paper	270,000
Escanaba, Michigan	Coated, specialty and uncoated paper	785,000
Luke, Maryland	Coated paper	480,000
Rumford, Maine	Coated paper	565,000
Stevens Point, Wisconsin	Specialty paper	185,000
Wickliffe, Kentucky	Coated, specialty and uncoated paper	285,000
Wisconsin Rapids, Wisconsin	Coated paper	560,000

Paper machines are large, complex systems that are most efficient when operated continuously. Paper machine production and yield decline when a machine is stopped for any reason. Therefore, we organize our manufacturing processes so that our paper machines and most of our paper coaters run almost continuously throughout the year. Some of our paper machines also offer the flexibility to change the type of paper produced on the machine, which allows easier matching of production schedules and seasonal and geographic demand swings.

The first step in the production of paper is to extract pulp fibers from wood. Pulp for groundwood and supercalendered paper is produced using a mechanical or thermo-mechanical process. Pulp for freesheet paper is produced by placing wood chips that are mixed with various chemicals into digester “cooking” vessels. The pulp is then washed and bleached. To turn the pulp into paper, it is processed through a paper machine. Hardwood and softwood pulp is blended based on the desired paper characteristics.

To produce coated paper, uncoated paper is put through a coating process. Our mills have both on-machine coaters, which are integrated with the paper machines, and separate off-machine coaters. After the coating process is complete, the coated paper is slit and wound into rolls to be sold to customers. We also have converting facilities at which we convert some of these rolls into sheets.

Paper production is energy intensive. During 2013, we produced approximately 54% of our energy requirements by means of biomass-related fuels, which included black liquor, wood waste and bark. We purchased other fuels from outside suppliers in order to generate energy, including natural gas, fuel oil, steam, petroleum coke, tire-derived fuel, and coal. A portion of our electricity is also purchased from outside suppliers. The majority of our coal needs are purchased under long-term supply contracts, while the other purchased fuels are priced at current market rates. We periodically enter into fixed-priced contracts or financial hedges for a portion of our estimated future natural gas requirements.

Our indirect wholly-owned subsidiary, Consolidated Water Power Company, or CWPCo, provides electrical energy to our mills in central Wisconsin. CWPCo has a Federal Energy Regulatory Commission (“FERC”) license for 32.9 megawatts of generating capacity on 39 generators located in five hydroelectric plants on the Wisconsin River. CWPCo is a regulated public utility and also provides electricity to a small number of residential, light commercial, and light industrial customers.

Raw Materials and Suppliers

Pulp and wood fiber are the primary raw materials used in making paper. Pulp is the generic term that describes the cellulose fiber derived from wood. These fibers may be separated by mechanical, thermo-mechanical or chemical processes. The processes we use at our mills to produce pulp for freesheet paper involve removing the lignin, which binds the wood fibers, to leave cellulose fibers. We use most of our pulp production internally. We sell our excess pulp, which we refer to as market pulp, to third parties in the United States and internationally.

The primary sources of wood fiber are timber and its byproducts, such as wood chips. We are a party to various fiber supply agreements to supply our mills with hardwood, softwood, aspen pulpwood and wood chips. These agreements require the counterparty to sell to the mills, and require the mills to purchase, a designated minimum number of tons of pulpwood and wood chips. These agreements expire at various dates from March 31, 2014 to December 31, 2053. The aggregate annual purchase requirement under these agreements is approximately 2 million tons in 2014, approximately 1 million tons per year from 2015 to 2021 and approximately 150,000 tons in 2022. By 2022, all of the agreements terminate with the exception of an agreement supplying our Rumford, Maine, mill, which terminates in 2053. For all of the pulpwood agreements, we may purchase a substantial portion of any additional pulpwood harvested by the counterparty during each year. The prices to be paid under these agreements are determined by formulas based upon market prices in the relevant regions and are subject to periodic adjustments based on procedures stipulated in each agreement. The amount of timber we receive under these agreements has varied, and is expected to continue to vary, according to the price and supply of wood fiber for sale on the open market and the harvest levels the timberland owners deem appropriate in the management of the timberlands.

We seek to fulfill substantially all of our wood needs with timber that is harvested by professional loggers trained in certification programs that are designed to promote sustainable forestry. We do not knowingly accept wood from old growth forests, forests of exceptional conservation value or rainforests. We do not accept illegally harvested or stolen wood. We have formally notified our outside wood chip suppliers that we expect their wood supply will be produced by trained loggers in compliance with sustainable forestry principles. Our goal is to ensure that sustainable forestry-trained loggers are used to supply essentially all of the wood our mills require.

Chemicals used in the production of paper include latex and starch, which are used to affix coatings to paper; calcium carbonate, which brightens paper; titanium dioxide, which makes paper opaque; and other chemicals used to bleach or color paper. We purchase these chemicals from various suppliers. We believe that the loss of any one or any related group of chemical suppliers would not have a material adverse effect on our business, financial condition or results of operations.

Customers

We have long-standing relationships with many leading publishers, commercial printers, retailers and paper merchants. Our ten largest customers accounted for approximately half of our net sales for 2013.

Our key customers include Condé Nast Publications, The McGraw-Hill Companies, Meredith Corporation, Hearst Corporation, Rodale Inc. and Time Inc. in publishing; Quad/Graphics and R.R. Donnelley & Sons Company in commercial printing; Sears Holdings Corporation, Target Corporation and Williams-Sonoma, Inc. in retailing; and paper merchants Lindenmeyr, a division of Central National-Gottesman Inc., Unisource Worldwide, Inc. and xpedx, a division of International Paper Company. Key customers for specialty paper products include Avery Dennison Corporation and Fort Dearborn Company.

During 2013, xpedx and Unisource accounted for 13% and 12% of net sales. No other customer accounted for more than 10% of our 2013 net sales. On July 1, 2014, International Paper announced the completion of the xpedx spinoff and the subsequent merger between xpedx and Unisource. We are unable to predict the impact the merger may have on our business.

Sales, Marketing and Distribution

We sell our paper products primarily in the United States and Canada, using three sales channels:

•	direct sales, which consist of sales made directly to end-use customers, primarily large companies such as publishers, printers and retailers;

•	merchant sales, which consist of sales made to paper merchants and brokers, who in turn sell to end-use customers or printers;

•	specialty sales, which consist of sales made to packaging and label manufacturers.

Across the three channels of our sales network, sales professionals are compensated with a salary and bonus plan. We seek to provide value-added services that meet the unique needs of each customer. These can include specialized products or services such as logistics or inventory programs.

We also seek to enhance efficiency of customer interactions through a variety of approaches, including enabling them to interact with us online, including planning, tracking and customer data exchange.

The locations of our paper mills and distribution centers are in close proximity to several major print markets, including New York, Chicago and Minneapolis, which affords us the ability to more quickly and cost-effectively deliver our products to those markets. We have major distribution facilities located in Bedford, Pennsylvania and Sauk Village, Illinois. In total, we own one warehouse and occupy space under service agreements in approximately 65 warehouses. Paper merchants also provide warehouse and distribution systems to service the needs of commercial print customers. We use third parties to ship our products by truck and rail. In addition, we utilize integrated tracking systems that track all of our products through the distribution process. Customers can access order tracking information over the internet. Most of our products are delivered directly to printers or converters, regardless of sales channel.

Competition

The global printing and writing paper industry is highly competitive on price, product availability, quality, customer service and distribution capabilities.

Manufacturers of coated paper in North America include Appleton Coated LLC, Catalyst Paper Corporation, Kruger Inc., Resolute Forest Products Inc., Sappi Limited, UPM-Kymmene OYJ, Verso Paper Corporation, and West Linn Paper Company among others. Other manufacturers import coated paper into North America from Europe, Korea, China and Indonesia. Manufacturers of supercalendered paper in North America include Catalyst Paper Corporation, Irving Paper Ltd., Port Hawkesbury LP, Resolute Forest Products Inc., and UPM-Kymmene Corporation. Other manufacturers import supercalendered paper into North America from Europe.

Competition in the specialty paper category is diverse and highly fragmented, varying by product end use. Primary manufacturers of specialty paper products are Dunn Paper Inc., Expera Specialty Solutions, Packaging Corporation of America, Twin Rivers Paper Company Corporation, UPM-Kymmene OYJ and Verso Paper Corporation.

In September 2009, NewPage, along with two other U.S. paper producers and the United Steelworkers Union, filed antidumping and countervailing duty petitions with the U.S. Department of Commerce and the U.S. International Trade Commission alleging that manufacturers of certain coated paper in China and Indonesia were dumping their products in the United States and that these manufacturers had been subsidized by their governments in violation of U.S. trade laws. In September 2010, the U.S. Department of Commerce announced final antidumping and countervailing duty margins, and on October 22, 2010, the International Trade Commission determined by unanimous vote that imports of coated paper from China and Indonesia threaten material injury to U.S. producers and workers. As a result of these decisions, the U.S. Department of Commerce imposed duties to offset the threat of dumping and government subsidies. These duties will remain in effect through October 2015, subject to appeals and annual administrative reviews.

Information Technology Systems

We use integrated information technology systems that help us manage our product pricing, customer order processing, customer billing, raw material purchasing, inventory management, production controls and shipping management, as well as our human resources management and financial management. Our information technology systems utilize principally third-party software.

Intellectual Property

In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades. We hold foreign and domestic patents as a result of our research and product development efforts and also have the right to use certain other patents and inventions in connection with our business. We also own registered trademarks for some of our products. Although, in the aggregate, our patents and trademarks are important to our business, financial condition and results of operations, we believe that the loss of any one or any related group of intellectual property rights would not have a material adverse effect on our business, financial condition or results of operations.

Employees

As of June 30, 2014, we had approximately 5,500 employees. Approximately 70% of our employees were represented by labor unions, principally by the United Steelworkers; the International Brotherhood of Electrical Workers; the International Association of Machinists and Aerospace Workers; the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry; the Teamsters, Chauffeurs, Warehousemen and Helpers; and the Office & Professional Employees’ International Union.

We have 13 collective bargaining agreements, all of which were extended due to a master agreement with all unions effective with our emergence from bankruptcy. The first such contract is due to expire in 2016.

We have not experienced any work stoppages or employee-related problems that had a material effect on our operations over the last seven years. We consider our employee relations to be stable.

Environmental and Other Governmental Regulations

Our operations are subject to federal, state, and local environmental laws and regulations in the United States, such as the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA and regulations of the Federal Energy Regulatory Commission. Among the activities subject to environmental regulation are the emissions of air pollutants; discharges of wastewater and stormwater; generation, use, storage, treatment and disposal of, or exposure to, materials and waste; remediation of soil, surface water and ground water contamination; and liability for damages to natural resources. In addition, we are required to obtain and maintain various environmental permits and approvals in connection with our operations. Many environmental laws and regulations provide for substantial fines or penalties and criminal sanctions for failure to comply with orders and directives requiring that certain measures or actions be taken to address environmental issues.

Certain of these environmental laws, such as CERCLA and analogous state and foreign laws, provide for strict liability, and under certain circumstances joint and several liability, for investigation and remediation of releases of hazardous substances into the environment, including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by or presently or formerly under the charge, management or control of an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. Under these environmental laws, a current or previous owner or operator of real property or a party formerly or previously in charge, management or control of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up that real property and for related damages to natural resources.

We handle and dispose of wastes arising from our mill operations, including by the operation of a number of landfills. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of these mills or landfills or at other locations where we have disposed of, or arranged for the disposal of, waste. While we believe, based upon current information, that we are in substantial compliance with applicable environmental laws and regulations, we could be subject to potentially significant fines or penalties for failing to comply with environmental laws and regulations.

Compliance with environmental laws and regulations is a factor in our business and may require significant capital or operating expenditures over time as evolving environmental laws or regulations, or interpretations, or changes in our operations require us to make significant additional expenditures. The U.S. Environmental Protection Agency (“EPA”) released a final rule in December 2012, which provides for new Industrial Boiler Maximum Achievable Control Technology (or Boiler MACT) standards to regulate emissions of hazardous air pollutants. The rule imposes new emission limits for solid fuel-fired boilers. We may be required to make significant capital expenditures on emission control equipment at our mills to comply with the rule. In addition, our mills would likely incur increased operating expenses associated with compliance and operation of the new control equipment. We are working to complete an evaluation of the rule as applicable to our mills. In December 2012, the EPA issued a companion rule to the Boiler MACT rule that defines materials combusted as either fuels or waste. A unit combusting materials defined to be waste will be classified as an incinerator and will be subject to EPA rules addressing incinerators. Our units had not previously been subject to the incinerator standards. If some of the materials we currently burn are determined to be waste, capital expenditures may be incurred for new control equipment or increased operating expenses to replace these materials with higher-cost fuels.

We currently expect required capital expenditures in the aggregate of between $50 million and $75 million will be incurred from now through 2016 in advance of the 2016 compliance date for Boiler MACT. Also, we incurred $3 million of capital expenditures in 2013 to maintain compliance with current applicable environmental laws and regulations and other regulatory requirements. We expect to incur capital expenditures of approximately $3 million in 2014 in order to maintain compliance with current applicable environmental laws and regulations. We anticipate that environmental compliance will continue to require increased capital expenditures over time due to evolving environmental law, regulation and interpretations and changes in our operations.

Our operations also are subject to a variety of worker safety laws in the United States. The Occupational Safety and Health Act, U.S. Department of Labor Occupational Safety and Health Administration regulations and analogous state regulations mandate general requirements for safe workplaces for all employees. We believe that we are operating in material compliance with applicable employee health and safety laws.

Description of Property

Our corporate headquarters is located in Miamisburg, Ohio. We own the mills where we produce our paper products and own the converting facilities where we convert rolls of paper to sheets. We believe that we have sufficient capacity at our manufacturing facilities to meet our production needs for the foreseeable future. In addition, we lease space or have third-party arrangements to utilize space in approximately 65 warehouse facilities. All of our owned facilities (except those owned by CWPCo) are pledged as collateral under our debt agreements. The following table lists the purpose of each of our significant facilities, as well as whether the facility is owned or leased:

Location	Purpose	Owned or Leased/Expiration
Miamisburg, Ohio	Corporate headquarters	Leased/2019
Biron, Wisconsin	Paper mill	Owned
Duluth, Minnesota	Paper mill	Owned
Escanaba, Michigan	Paper mill	Owned
Luke, Maryland	Paper mill, warehouse and converting	Owned
Rumford, Maine	Paper mill	Owned
Stevens Point, Wisconsin	Paper mill	Owned
Wickliffe, Kentucky	Paper mill	Owned
Wisconsin Rapids, Wisconsin	Paper mill, warehouse and converting	Owned

Legal Proceedings

We are involved in various litigation and administrative proceedings that arise in the ordinary course of business. We believe the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, either individually or combined, will not have a material adverse effect on our financial condition, results of operation or liquidity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion together with our historical financial statements, including the related notes appearing elsewhere in this joint proxy and information statement/prospectus. Statements in the discussion and analysis regarding our expectations about the performance of our business and any forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Forward-Looking Statements” and “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

Company Background

We compete in the global printing and writing paper business, producing coated papers, supercalendered papers, and other uncoated and specialty products. We also sell our excess market pulp. Most of our sales represent coated paper shipments to North American customers. Coated paper is used primarily in media and marketing applications, such as high-end advertising brochures, direct mail advertising, coated labels, magazines, magazine covers and inserts, catalogs and textbooks. We operate paper mills located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin.

Agreement and Plan of Merger

For information regarding our pending merger with Verso and the Merger Agreement, see Note 19 to the consolidated financial statements.

Creditor Protection Proceedings

For information regarding the Creditor Protection Proceedings from which we emerged on December 21, 2012, see “—Creditor Protection Proceedings.”

Trends in our Business

Demand for printing and writing papers in North America is influenced by multiple factors. Demand for particular grades of coated paper is partially driven by advertising spending which in turn is impacted by macroeconomic factors. Examples include spending on catalog and promotional materials by retailers and spending on print magazine advertising. Demand is also being negatively influenced by electronic media and the means by which consumers get information.

During the three months ended March 31, 2014, North American demand for printing and writing papers declined 3.8% compared to the three months ended March 31, 2013 as reported by the Pulp and Paper Products Council or PPPC. During the same period, our paper sales volume increased by approximately 2%. We took 11,000 tons of market-related downtime during the three months ended March 31, 2014 and 4,000 tons of market-related downtime in the three months ended March 31, 2013.

Demand for printing and writing papers in North America declined 1.6% in 2013 compared with 2012, including a 4.3% reduction in coated paper. In response to the lower demand, we took 69,000 tons of market-related downtime during 2013. This compares to 34,000 tons of market-related downtime during 2012. We will consider the need for market-related downtime from time to time based on market conditions.

Available North American capacity of printing and writing papers continues to be rationalized. North American capacity was reduced by approximately 550,000 short tons in 2013 compared with 2012, of which about 420,000 short tons was coated paper capacity. Announced actions by printing and writing paper producers will remove additional capacity in 2014.

Prices for printing and writing products sold in North America have been determined by supply and demand factors (including imports), rather than directly by raw material costs or other costs of sales.

Selected Factors That Affect Our Operating Results

Net Sales

Demand for printing paper is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macroeconomic factors, such as the strength of the United States economy and import levels, that are largely out of our control. Price has historically been more variable than volume and can change substantially over relatively short time periods. Coated freesheet paper is typically purchased by customers on an as-needed basis, and generally is not bought under contracts that provide for fixed prices or minimum volume commitments. Coated groundwood and supercalendered paper grades are typically sold to customers on an as-needed basis, some of which are under contracts that provide for fixed prices and minimum volume commitments. We use substantially all of our pulp production internally and sell some excess production to external customers.

Our earnings are sensitive to price changes for our principal products, with price changes in coated paper grades having the greatest effect. Prices for paper products are a function of supply and demand and typically are not directly affected by raw material costs or other costs of sales. Consequently there is limited ability to pass through increases in costs to customers.

Cost of Sales

The principal components of our cost of sales are fiber, chemicals, energy, labor costs, maintenance and depreciation and amortization. Costs for commodities, including chemicals, wood and energy, are the most variable component of cost of sales because the prices of many of the commodities that we use can fluctuate substantially, sometimes within a relatively short period of time.

Fiber. Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities.

While we have fiber supply agreements in place that ensure a portion of our wood requirements, purchases under these agreements are typically at market rates. For the year ended December 31, 2013, we produced approximately 95% of our pulp requirements with the remainder supplied through open market purchases and supply agreements. The price of market pulp has fluctuated significantly.

Chemicals. Certain chemicals used in the papermaking process are petroleum-based and fluctuate with the price of crude oil. The price for latex, the largest component of our chemical costs, has historically been volatile. We expect the price of latex to remain volatile.

Energy. We produce a large portion of our energy requirements from burning wood waste and other byproducts of the paper manufacturing process. For the year ended December 31, 2013, we generated approximately 54% of our energy requirements from biomass-related fuels. The remaining energy we purchase from third-party suppliers consists of electricity and fuels, primarily natural gas, fuel oil and coal. We expect crude oil and energy costs to remain volatile for the foreseeable future. As prices fluctuate, we have the ability to switch between certain energy sources, within constraints, in order to minimize costs.

Our indirect wholly-owned subsidiary, CWPCo, provides electrical energy to our mills in central Wisconsin. CWPCo has a FERC license for 32.9 megawatts of generating capacity on 39 generators located in five hydroelectric plants on the Wisconsin River. CWPCo is a regulated public utility and also provides electricity to a small number of residential, light commercial and light industrial customers.

Labor costs. Labor costs include wages, salary and benefit expenses attributable to mill personnel. Mill employees at a non-managerial level are generally compensated on an hourly basis in accordance with the terms of applicable union contracts and management employees are compensated on a salaried basis. Wages, salary and benefit expenses included in cost of sales do not vary significantly over the short term. We have not experienced significant labor shortages.

Maintenance. Maintenance expense includes day-to-day maintenance, equipment repairs and larger maintenance projects, such as paper machine shutdowns for annual maintenance. Day-to-day maintenance expenses have not varied significantly from year to year. Larger maintenance projects and equipment expenses can produce year-to-year fluctuations in our maintenance expenses. Effective January 1, 2013, the Successor Company elected a new accounting policy that defers the costs for planned major maintenance and recognize the costs over the period until the next corresponding planned major shutdown. In conjunction with our annual maintenance shutdowns, we incur incremental costs that are primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of normal operations of our mills.

Depreciation and amortization. Depreciation and amortization expense for assets associated with our mill and converting operations is included in cost of sales. Depreciation expense for the Successor Company is lower as a result of the decrease in carrying value of the property, plant and equipment to reflect its fair value pursuant to fresh start accounting upon emergence from Chapter 11.

Selling, General and Administrative (SG&A) Expenses

The principal components of our SG&A expenses are wages, salaries and benefits for our sales and corporate administrative personnel, travel and entertainment expenses, advertising expenses, information technology expenses and research and development expenses. Over the last three years, we have lowered benefits costs by freezing defined benefit pension plans and reducing retiree medical benefits for salaried employees. In addition, we successfully implemented cost reduction initiatives over the last three years, including personnel reductions announced in the first quarter of 2013.

Effects of Inflation/Deflation

While price changes in certain costs, such as energy, wood and chemicals, have had a significant effect on our operating results over the past three years, changes in general inflation have had a minimal effect on our operating results in each of the last three years. We have benefited from declining prices for wood and chemicals in 2013 and the decline in natural gas prices during 2012, which declines are not expected to continue. Sales prices and volumes have historically been more strongly influenced by supply and demand factors than by inflationary or deflationary factors. Certain of our costs, including the prices of energy, wood and chemicals that we purchase, can fluctuate substantially, sometimes within a relatively short period of time, and can have a significant effect on our business, financial condition and results of operations. These costs are expected to remain volatile in 2014.

Seasonality

We are exposed to fluctuations in quarterly sales volumes and expenses due to seasonal factors common in the paper industry. Typically, the first two quarters are our slowest quarters due to lower demand for coated paper during this period. Our second half is typically our strongest sales period, reflecting an increase in sales volume as printers prepare for year-end holiday catalogs and advertising. Our accounts receivable and payable generally peak in the third quarter, while inventory generally peaks in the second quarter in anticipation of the third quarter season. Announced price increases and the general economic environment can affect historical seasonal patterns.

Critical Accounting Estimates

Our principal accounting policies are described in the Summary of Significant Accounting Policies in the notes to consolidated financial statements filed with the accompanying consolidated financial statements. The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Income taxes. We recognize deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the enacted tax laws. Furthermore, we evaluate uncertainty in our tax positions and only recognize benefits when we believe our tax position is more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We have tax filing requirements in many states and are subject to audit in these states, as well as at the federal level in both the U.S. and Canada. Tax audits by their nature are often complex and can require several years to resolve. In the preparation of our consolidated financial statements, management exercises judgments in estimating the potential exposure of unresolved tax matters. While actual results could vary, in management’s judgment we have adequately accrued the ultimate outcome of these unresolved tax matters.

We evaluate the need for a valuation allowance for deferred tax assets by assessing whether it is more likely than not that we will realize our deferred tax assets in the future. The assessment of whether or not a valuation allowance is necessary often requires significant judgment, including forecasts of future taxable income and the evaluation of tax planning initiatives. Adjustments to the valuation allowance are made to earnings in the period when the assessment is made.

The emergence from Chapter 11 was considered a change of control for purposes of Section 382 of the Internal Revenue Code. As a result, NewPage Holdings will be subject to limitations on the amount of net operating losses it is able to utilize on an annual basis.

Pension and other postretirement benefits. We provide retirement benefits for certain employees through employer- and employee-funded defined benefit plans. Benefits earned are a function of years worked and average final earnings during an employee’s pension-eligible service. Certain of the pension benefits are provided in accordance with collective bargaining agreements.

Assumptions used in the determination of defined benefit pension expense and other postretirement benefit expense, including the discount rate, the long-term expected rate of return on plan assets and increases in future medical costs, are evaluated by management, reviewed with the plans’ actuaries at least annually and updated as appropriate. Actual asset returns and medical costs that are more favorable than assumptions can have the effect of lowering future expense and cash contributions, and conversely, actual results that are less favorable than assumptions could increase future expense and cash contributions. In accordance with U.S. GAAP, actual results that differ from assumptions are accumulated and amortized over future periods and, therefore, affect expense in future periods. Unrecognized prior service cost and actuarial gains and losses in the defined benefit pension and other postretirement benefit plans subject to amortization are amortized over the average remaining service of the participants.

Assumptions used in determining defined benefit pension and other postretirement benefit expense are important in determining the costs of our plans. The expected long-term rates of return on plan assets were derived based on the capital market assumptions for each designated asset class under the respective trust’s investment policy. The capital market assumptions reflect a combination of historical performance analysis and the forward-looking return expectations of the financial markets. A 0.5 percentage-point change in the weighted-average long-term expected rate of return on plan assets would change 2014 net pension expense by approximately $6 million.

The assumed discount rates used in determining the benefit obligations were determined by reference to the yield on zero-coupon corporate bonds rated Aa or AA maturing in conjunction with the expected timing and amount of future benefit payments. A 0.5 percentage-point change in the weighted-average discount rates would change 2014 net pension expense by approximately $6 million. The effect on other postretirement benefit expense would be negligible from such changes in the weighted-average discount rates. With respect to benefit obligations, a 0.5 percentage-point decrease in the weighted-average discount rates would increase pension benefit obligations by approximately $81 million and would increase other postretirement benefit obligations by approximately $1 million, while a 0.5 percentage-point increase in the weighted-average discount rates would decrease pension benefit obligations by approximately $73 million and would decrease other postretirement benefit obligations by approximately $1 million.

Equity compensation. We use the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of other variables. These variables include the stock price, expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors (term of option).

We do not have a history of market prices for our common stock because our stock is not publicly exchange traded. As necessary, we utilize an independent appraisal to estimate the fair value of the shares of our common stock. We estimate the volatility of our common stock by considering volatility of appropriate peer companies and adjusting for factors unique to our stock, including the effect of debt leverage. We estimate the expected term of options granted by incorporating the contractual term of the options and employees’ expected exercise behaviors.

Stock based awards that will be settled in cash or otherwise require liability classification are recognized as a liability, which is re-measured at fair value as of each balance sheet date. The cumulative effect of the change in fair value is recognized in the period of the change as an adjustment to compensation cost.

Impairment of long-lived assets. Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable. If these circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. We report an asset held for sale at the lower of its carrying value or its estimated net realizable value.

Intangible assets are recognized at the time of an acquisition, based upon their fair value. Our intangible assets primarily consist of customer-related intangible assets and trademarks/trade names with finite lives. Similar to long-lived tangible assets, intangible assets with finite lives are subject to periodic impairment reviews whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As with tangible assets, considerable judgment must be exercised.

Management believes that the accounting estimates associated with determining fair value as part of an impairment analysis are critical accounting estimates because estimates and assumptions are made about our future performance and cash flows. We use a variety of methodologies to determine the fair value of these assets including discounted future cash flow models, which are consistent with the assumptions we believe hypothetical marketplace participants would use. While management uses the best information available to estimate future performance and cash flows, future adjustments to management’s projections may be necessary if economic conditions differ substantially from the assumptions used in making the estimates.

Results of Operations

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in our becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to December 31, 2012 will not be comparable to our consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. For additional information regarding the impact of the implementation of the Chapter 11 plan and the application of fresh start accounting see Note 1 to the consolidated financial statements.

The following table sets forth our historical results of operations for the years ended December 31, 2013, 2012 and 2011 and the three months ended March 31, 2014 and 2013:

	Successor						Predecessor
	Three Months Ended Mar. 31,				Year Ended December 31, 2013		Year Ended December 31,
	2014		2013				2012		2011
(in millions)	$	%	$	%	$	%	$	%	$	%
Net sales	757	100.0	756	100.0	3,054	100.0	3,131	100.0	3,502	100.0
Cost of sales	755	99.7	715	94.6	2,865	93.8	3,015	96.3	3,375	96.4
Selling, general and administrative expenses	24	3.2	41	5.4	146	4.8	139	4.4	145	4.1
Interest expense	49	6.5	11	1.4	47	1.5	26	0.9	391	11.2
Other (income) expense, net	—	—	—	—	—	—	—	—	2	0.1

Income (loss) before reorganization items and income taxes	(71)	(9.4)	(11)	(1.4)	(4)	(0.1)	(49)	(1.6)	(411)	(11.8)
Reorganization items, net	—	—	—	—	—	—	(1,288)	(41.2)	86	2.3

Income (loss) before income taxes	(71)	(9.4)	(11)	(1.4)	(4)	(0.1)	1,239	39.6	(497)	(14.1)
Income tax (benefit)	—	—	—	—	(2)	(0.1)	(19)	(0.6)	1	0.1

Net income (loss)	(71)	(9.4)	(11)	(1.4)	(2)	(0.1)	1,258	40.2	(498)	(14.2)

Supplemental Information
Adjusted EBITDA(1) (see Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA below)	$25		$61		$269		$238		$324

(1)	Does not include pro forma effects of our project cost savings program used in certain covenants under our credit facilities.

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Net sales in the three months ended March 31, 2014 were up slightly at $757 million compared to $756 million in the three months ended March 31, 2013. Net sales were primarily affected by lower paper prices ($13 million), reflecting lower industry demand, offset by higher sales volume of paper ($15 million). Paper sales volume totaled 842,000 tons and 826,000 tons in the three months ended March 31, 2014 and 2013. Average paper prices were $878 per ton and $887 per ton in the three months ended March 31, 2014 and 2013. We took 11,000 tons and 4,000 tons of market-related downtime during the three months ended March 31, 2014 and 2013.

Cost of sales in the three months ended March 31, 2014 was $755 million compared to $715 million in the three months ended March 31, 2013, an increase of $40 million, or 6%. The increase was a result of higher paper sales volume ($12 million), significantly higher input costs ($29 million) driven by extreme weather-related factors and higher maintenance expense, partially offset by lower pension expense ($4 million). Weather impacted normal operations primarily through higher energy costs, increased transportation cost driven by availability of rail and truck modes and higher wood costs including increased use of purchased market pulp and pulp transferred between mills. Maintenance expense at our mills totaled $64 million and $58 million in the three months ended March 31, 2014 and 2013. The increase was driven by the amortization of previously deferred maintenance costs in accordance with our major maintenance policy. During the three months ended March 31, 2013, we took actions to reduce personnel as part of our cost reduction initiatives and recognized a charge of $3 million for employee-related costs in cost of sales. Gross margin was 0.3% and 5.4% in the three months ended March 31, 2014 and 2013.

Selling, general and administrative expenses decreased to $24 million in the three months ended March 31, 2014 from $41 million in the three months ended March 31, 2013, primarily as a result of $7 million lower non-cash stock compensation expense, $4 million lower legal and consulting costs, including costs associated with merger activity and certain bankruptcy-related items no longer classified as reorganization items, $3 million lower employee related costs and other cost reduction initiatives. During the three months ended March 31, 2013, we recognized a charge of $1 million for employee-related costs in selling, general and administrative expense associated with our actions to reduce personnel as part of our cost reduction initiatives.

Interest expense in the three months ended March 31, 2014 was $49 million compared to $11 million in the three months ended March 31, 2013. The increase was primarily driven by the loss on the extinguishment/modification of debt ($34 million) as a result of the debt refinancing in February 2014. For future periods, we expect an increase in interest expense over prior periods because the new term loan facility has a higher principal balance and a higher interest rate than the term loan that was repaid.

Net loss was $71 million in the three months ended March 31, 2014 compared to a net loss of $11 million in the three months ended March 31, 2013. The decrease was the result of charges associated with refinancing our debt and significantly higher input costs driven by extreme weather-related factors, partially offset by lower non-cash stock compensation expense and other general and administrative expenses.

Adjusted EBITDA (before pro forma effects of project cost savings program) was $25 million in the three months ended March 31, 2014 compared to $61 million in the three months ended March 31, 2013. See “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for further information on the use of EBITDA and Adjusted EBITDA as measurement tools and a reconciliation to Net Income (Loss).

2013 Compared to 2012

Net sales in 2013 were $3,054 million compared to $3,131 million in 2012, a decrease of $77 million, or 2%. The decrease was primarily the result of lower sales volume of paper ($48 million) and lower average paper prices ($71 million), partially offset by improved mix ($39 million). Paper sales volume totaled 3,318,000 tons and 3,371,000 tons in 2013 and 2012. Average paper prices were $891 per ton and $901 per ton in 2013 and 2012. These reductions were the result of the continuing decline in demand for paper. We also took 69,000 and 34,000 tons of market-related downtime during 2013 and 2012.

Cost of sales in 2013 was $2,865 million compared to $3,015 million in 2012, a decrease of $150 million, or 5%. The decrease was a result of lower paper sales volume ($41 million), lower pension expense ($26 million), lower depreciation and maintenance expense, and other cost reduction initiatives. These reductions were partially offset by inflation ($41 million). Depreciation expense at our mills totaled $172 million and $230 million in 2013 and 2012, as a result of the decrease in carrying value of property, plant and equipment to reflect its fair value pursuant to fresh start accounting upon emergence from Chapter 11. Maintenance expense at our mills totaled $236 million and $272 million in 2013 and 2012. The lower expense in the current year is primarily the result of our adoption of a new major maintenance policy that resulted in the net deferral of $23 million of expense during 2013. During 2013, we took actions to reduce personnel as part of our cost reduction initiatives and recognized a charge of $3 million for employee-related costs in cost of sales. Gross margin was 6.2% and 3.7% in 2013 and 2012.

Selling, general and administrative expenses were $146 million in 2013 compared to $139 million in 2012, primarily as a result of $13 million higher non-cash stock compensation expense and $16 million higher legal and consulting costs, including costs associated with merger activity, certain bankruptcy-related items no longer classified as reorganization items and other items, partially offset by lower employee related incentive compensation costs of $12 million, lower pension expense of $4 million and other cost reduction initiatives. During 2013, we took actions to reduce personnel as part of our cost reduction initiatives and recognized a charge of $1 million for employee-related costs in selling, general and administrative expense.

Interest expense in 2013 was $47 million compared to $26 million in 2012, an increase of $21 million. During 2012, $63 million of post-petition First Lien Notes interest expense was reversed into income as it was re-characterized as a principal reduction. This interest was previously expensed in 2011. The year-ended 2012 also includes $53 million of non-cash interest expense from the accelerated amortization of the discount and deferred financing fees associated with the first-lien debt. The remaining difference is primarily due to the higher levels of outstanding debt in 2013 compared to 2012.

Reorganization items represent revenues, expenses, gains and losses directly related to the reorganization process under the Chapter 11 Proceedings. Reorganization items, net, in 2012 totaled a net gain of $(1,288) million and include $(2,263) million gain on extinguishment of debt, $759 million loss on fresh start revaluation, $80 million loss related to the tax impact of the Chapter 11 plan, $70 million in professional fees and $66 million in other items.

Income tax expense (benefit) in 2013 and 2012 was $(2) million and $(19) million. The benefit in 2012 reflects the reversal of a tax reserve associated with the December 2007 acquisition of Stora Enso North America. In 2013 and 2012, we recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain states as it was more likely than not that we would not realize those benefits.

Net income (loss) was $(2) million in 2013 compared to $1,258 million in 2012. The decrease was primarily the result of the reorganization items, partially offset by improved gross margin.

Adjusted EBITDA was $269 million and $238 million in 2013 and 2012. See “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for additional information on the use of EBITDA and Adjusted EBITDA as a measurement tool.

2012 Compared to 2011

Net sales in 2012 were $3,131 million compared to $3,502 million in 2011, a decrease of $371 million, or 11%. Net sales were affected primarily by lower sales volume of paper ($388 million). Volumes decreased 11% in 2012 as we sold 3,371,000 tons compared to 3,807,000 tons sold in 2011. On a reported basis, average prices increased 1% to $901 per ton in 2012 versus $891 per ton in 2011, primarily a result of improved mix. Both price and volume were impacted by the shutdown of the Port Hawkesbury mill in September 2011. Excluding the impacts of the shutdown, average paper price was down 2%, as a result of the continuing decline in demand for coated paper, and tons sold were relatively flat compared to 2011. We also took 34,000 tons of market-related downtime during 2012 and did not take any market-related downtime during 2011.

Cost of sales in 2012 was $3,015 million compared to $3,375 million in 2011, a decrease of $360 million, or 11%. The decrease was a result of lower paper sales volume ($314 million) and lower maintenance expense, primarily due to the shutdown of the Port Hawkesbury mill. Maintenance expense at our mills totaled $272 million in 2012 compared to $300 million in 2011.

Selling, general and administrative expenses decreased to $139 million in 2012 from $145 million in 2011, primarily as a result of $31 million lower legal and consulting costs, partially offset by $18 million higher employee related incentive compensation costs. As a percentage of net sales, selling, general and administrative expenses increased to 4.4% in 2012 from 4.1% in 2011.

Interest expense in 2012 was $26 million compared to $391 million in 2011, a decrease of $365 million. The decrease was primarily the result of $288 million lower interest expense associated with pre-petition debt in 2012 compared to 2011 and $27 million lower non-cash interest expense associated with pre-petition debt (both discounts and deferred financing fees). As a result of the stay of claims pursuant to the Chapter 11 Proceedings the company was not obligated to pay interest on pre-petition unsecured or under-secured debt. Also, in 2012, $63 million of post-petition First Lien Notes interest expense was reversed into income as it was re-characterized as a principal reduction. This interest was previously expensed in 2011. Offsetting these items was interest expense associated with the debtor in possession financing which was $17 million higher in 2012 compared to 2011.

Reorganization items represent revenues, expenses, gains and losses directly related to the reorganization process under the Chapter 11 Proceedings. Reorganization items, net, in 2012 totaled a net gain of $(1,288) million and include $(2,263) million gain on extinguishment of debt, $759 million loss on fresh start revaluation, $80 million loss related to the tax impact of the Chapter 11 plan, $70 million in professional fees and $66 million in other items. Reorganization items in 2011 totaled $86 million and include $28 million in charges to adjust reserves to estimated allowed claims, $22 million in debtor in possession financing costs, $21 million in professional fees, $12 million for the write-off of pre-petition debt discounts, premiums and deferred financing costs, an $18 million gain relating to the deconsolidation of NPPH and $21 million of other items.

Income tax expense (benefit) in 2012 and 2011 was $(19) million and $1 million. The benefit in 2012 reflects the reversal of a tax reserve associated with the December 2007 acquisition of Stora Enso North America. In 2012 and 2011, we recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain states as it was more likely than not that we would not realize those benefits.

Net income (loss) was $1,258 million in 2012 compared to $(498) million in 2011. The increase was primarily the result of the reorganization items and lower interest expense.

Adjusted EBITDA was $238 million and $324 million in 2012 and 2011. See “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” for additional information on the use of EBITDA and Adjusted EBITDA as a measurement tool.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA (as described in the table below) are not measures of our performance under U.S. GAAP, are not intended to represent net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance. EBITDA and Adjusted EBITDA are shown because they are bases upon which our management assesses performance and are primary components of certain covenants under our revolving credit facility. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business.

The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the years ended December 31, 2013, 2012 and 2011 and the three months ended March 31, 2014 and 2013:

	Successor			Predecessor
	Three Months Ended March 31,
(in millions)	2014	2013	2013	2012	2011
Net income (loss)	$(71)	$(11)	$(2)	$1,258	$(498)
Interest expense	49	11	47	26	391
Income tax (benefit)	—	—	(2)	(19)	1
Depreciation and amortization	46	46	184	242	243

EBITDA	24	46	227	1,507	137
Equity awards	(3)	4	14	1	(1)
(Gain) loss on disposal of assets	1	—	2	6	11
Non-cash U.S. pension expense	—	—	—	6	12
Integration and related severance costs and other charges	—	6	14	8	23
Reorganization items, net	—	—	—	(1,288)	86
Pre-petition professional fees	—	—	—	—	19
Port Hawkesbury operations	—	—	—	—	37
Post-emergence bankruptcy-related items	—	3	4	—	—
Merger related costs	2	2	8	—	—
Other	1	—	—	(2)	—

Adjusted EBITDA(1)	$25	$61	$269	$238	$324

(1)	Does not include pro forma effects of our project cost savings program used in certain covenants under our credit facilities.

Recently Issued Accounting Standards

There is no new accounting guidance issued which we have not yet adopted that is expected to materially impact our results of operations or financial position.

Liquidity and Capital Resources

On February 11, 2014, we entered into a $750 million senior secured term loan facility (“New Term Loan Facility”) and a $350 million senior secured asset-backed revolving credit facility (the “New ABL Facility”). The New Term Loan Facility was used to refinance NewPage’s former $500 million senior secured exit term loan credit facility, to fund the Recapitalization Dividend, to pay certain transaction costs and for general corporate purposes. The New ABL Facility replaced NewPage’s former $350 million revolving credit facility for general corporate purposes and will also be used to pay certain transaction costs and expenses of the Merger.

Future minimum principal payments related to the New Term Loan Facility are: $19 million in 2015, $38 million in 2016, $56 million in 2017, $75 million per year between 2018 and 2020 and $412 million in 2021.

For information regarding the Merger Agreement, the New Term Loan Facility, the New ABL Facility and the Recapitalization Dividend, see Note 19 to the consolidated financial statements.

Available Liquidity

Our principal sources of liquidity include cash generated from operating activities and availability under our New ABL Facility. The amount of borrowings and letters of credit available to NewPage under the revolving credit facility is limited to the lesser of $350 million or an amount determined pursuant to a borrowing base, as defined in the revolving credit agreement ($379 million as of March 31, 2014).

As of March 31, 2014, we had $263 million available for borrowings under the New ABL Facility after reduction for $34 million in letters of credit and $53 million in outstanding borrowings under the revolving credit facility. During the three months ended March 31, 2014, our average daily balance outstanding under our New ABL Facility was $18 million with a weighted-average interest rate of 3.14%.

Total liquidity at March 31, 2014, was $272 million, consisting of $263 million of availability under the revolving credit facility and $9 million of available cash and cash equivalents.

The New Term Loan Facility and New ABL Facility did not materially change our available liquidity or our total liquidity.

We have not experienced, and do not currently anticipate that we will experience, any limitations in our ability to access funds available under our revolving credit facility. In an effort to manage credit risk exposures under our debt and derivative instruments, we regularly monitor the credit-worthiness of the counterparties to these agreements. We believe our cash flow from operations, available borrowings under our New ABL Facility and cash and cash equivalents will be adequate to meet our liquidity needs for the next twelve months.

Employee Benefit Obligations

We made pension contributions of $41 million during 2013 to satisfy our required annual pension contributions for 2013. Based on current assumptions, we anticipate that our required pension funding contributions during 2014 will total approximately $56 million. Additionally, based on current assumptions, we estimate that our required annual pension contributions, will be approximately $50 million per year from 2015 through 2017; approximately $30 million in 2018; and approximately $15 million in 2019. We expect future contributions to be funded by cash flows from operations. The amount and timing of future required contributions to the pension trust depend on assumptions concerning future events. The most significant of these assumptions relate to the benchmark interest rate used to discount benefits to their present value, future investment performance of the pension funds and actuarial data relating to plan participants. During the Chapter 11 proceedings, all our labor unions entered into a comprehensive bargaining agreement in a continued effort to control pension costs. See Note 11 to the consolidated financial statements for additional information.

Cash Flows

Cash provided by (used for) operating activities was $(77) million during the three months ended March 31, 2014 compared to $(42) million during the three months ended March 31, 2013, primarily the result of significantly higher input costs, driven by extreme weather related factors, higher cash interest and other cash charges associated with the February 2014 debt refinancing, partially offset by a reduction in cash requirements for bankruptcy-related items. Cash used for operating activities during the three months ended March 31, 2013 includes $42 million in non-recurring bankruptcy-related payments. Investing activities during the three months ended March 31, 2014 primarily includes $14 million for capital expenditures and $7 million paid in to an escrow account (restricted cash) in connection with the Special Distribution (see Note 1 to the unaudited condensed consolidated financial statements). Financing activities during the three months ended March 31, 2014 primarily consisted of proceeds and repayment of debt and payment of financing fees associated with the debt refinancing, payment of common stock dividends as part of the Special Distribution (see Note 1 to the unaudited condensed consolidated financial statements) and borrowings and payments on the New ABL Facilities.

Cash provided by (used for) operating activities was $116 million during 2013 compared to $3 million during 2012, primarily the result of lower cash requirements for interest and other bankruptcy related activities as a result of the Chapter 11 Proceedings, as well as improved gross margins driven by cost reductions. Cash used for operating activities during 2013 includes $60 million in non-recurring bankruptcy-related payments. Cash used for operating activities during 2012 includes $69 million of non-recurring bankruptcy-related payments and a $38 million interest payment on pre-petition debt. Investing activities in 2013 include spending of $75 million for capital expenditures. Financing activities during 2013 primarily consisted of borrowings and payments on the revolving credit facility.

Cash provided by (used for) operating activities was $3 million during 2012 compared to $87 million during 2011, primarily the result of the decline in sales due to lower pricing, partially offset by lower cash requirements for interest as a result of the Chapter 11 Proceedings. Investing activities in 2012 include spending of $157 million for capital expenditures (which includes $54 million associated with the purchase of a paper machine (“PM 35”) previously under a capital lease pursuant to the Chapter 11 plan). Financing activities during 2012 include the issuance of $500 million exit financing term loan facility (proceeds of $490 million), $166 million repayment of first-lien pre-petition debt (consisting of $103 million cash payment upon emergence pursuant to the Chapter 11 plan and the reversal of $63 million in post-petition first-lien debt interest expense from 2011 that was re-characterized as a principal reduction in 2012) and $250 million repayment of the debtor in possession financing.

Capital Expenditures

Capital expenditures were $14 million in the three months ended March 31, 2014 and 2013. Approximately half of our capital expenditures in each period presented related to improvement projects, while the remaining related to maintaining the operational effectiveness of our equipment or compliance with environmental laws and regulations.

Capital expenditures were $75 million, $157 million and $77 million during 2013, 2012 and 2011. Capital expenditures in 2012 include $54 million associated with the purchase of the PM 35 capital lease pursuant to the Chapter 11 plan. Approximately half of our capital expenditures in each of the years presented related to improvement projects, while the remaining related to maintaining the operational effectiveness of our equipment or compliance with environmental laws and regulations. In 2014, we expect to spend approximately $75 million in capital expenditures. We expect to fund our capital expenditures with cash flows from operations, although working capital may be funded seasonally through our revolving credit facility.

Compliance with environmental laws and regulations is a significant factor in our business. We incurred $3 million in 2013 to maintain compliance with applicable environmental laws and regulations or to meet new regulatory requirements and we expect to incur capital expenditures of approximately $3 million in 2014 in order to maintain compliance with applicable environmental laws and regulations. Environmental compliance may require increased capital and operating expenditures over time as environmental laws or regulations, or interpretations thereof, change or the nature of our operations require us to make significant additional expenditures. We anticipate that environmental compliance will continue to require increased capital expenditures in connection with environmental laws or regulations, or interpretations, or change of the nature of operations, requiring us to make significant additional capital expenditures.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Commitments

The following table reflects our contractual commitments associated with our debt and other obligations as of December 31, 2013:

(in millions)	Total	2014	2015- 2016	2017- 2018	There- after
Contractual Obligations
Long-term debt (1)	$495	$25	$50	$420	$—
Interest expense (2)	168	37	69	62	—
Operating leases	15	4	6	4	1
Fiber supply agreements (3)	164	58	55	28	23
Purchase obligations	252	85	72	95	—
Other long-term obligations	50	—	19	12	19
Pension OPEB	270	11	19	13	227

Total	$1,414	$220	$290	$634	$270

Other Commercial Commitments
Standby letters of credit (4)	$33	$33	$—	$—	$—

Total	$33	$33	$—	$—	$—

(1)	Amounts shown represent scheduled maturities of outstanding indebtedness as of December 31, 2013 and do not take into account any acceleration of indebtedness resulting from mandatory payments required for events such as asset sales or under the excess cash flows provisions of our financing instruments. See Note 19 to the consolidated financial statements for additional information on the refinancing on February 11, 2014, of the debt reflected in this table and related interest expense.
(2)	Amounts include contractual interest payments using the interest rates as of December 31, 2013 applicable to our variable-rate debt. See Note 19 to the consolidated financial statements for additional information on the refinancing on February 11, 2014, of the debt reflected in this table and related interest expense.
(3)	The contractual commitments consist of the minimum required expenditures to be made pursuant to the fiber supply agreements.
(4)	We are required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers and certain other parties.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of March 31, 2014 and December 31, 2013, $803 million and $495 million of our debt consisted of borrowings with variable interest rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow or compliance with our debt covenants. Our debt outstanding as of March 31, 2014 and December 31, 2013 has a LIBOR floor of 1.25%. Based on our debt balance outstanding at March 31, 2014 and December 31, 2013, the potential annual increase in interest expense resulting from a 100 basis point increase in LIBOR above the floor would be $8 million and $5 million. See Note 19 to the consolidated financial statements for additional information on the debt refinancing on February 11, 2014.

LEGAL MATTERS

The validity of the shares of Verso common stock and the New First Lien Notes and the guarantees thereof issuable pursuant to the Merger will be passed upon for Verso by Kirkland & Ellis LLP.

EXPERTS

NewPage

The consolidated financial statements of NewPage Holdings Inc. (“Successor”) and NewPage Corporation (“Predecessor”) as of December 31, 2013 and 2012 (“Successor”) and for the year ended December 31, 2013 (“Successor”) and for each of the two years in the periods ended December 31, 2012 and December 31, 2011 (“Predecessor”), included in this joint proxy and information statement/prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Verso

The consolidated financial statements of Verso Paper Corp. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in this prospectus and the related consolidated financial statement schedule included elsewhere in the Registration Statement, and the effectiveness of Verso Paper Corp.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and consolidated financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Verso Holdings

The consolidated financial statements of Verso Paper Holdings LLC as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in this prospectus and the related consolidated financial statement schedule included elsewhere in the Registration Statement, and the effectiveness of Verso Paper Holdings LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and consolidated financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Verso, Verso Holdings and NewPage file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Verso or NewPage at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, information statements and other information, including those filed by Verso, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Verso through the website maintained by Verso, which is http://www.versopaper.com. You may also access the SEC filings and obtain other information about NewPage through the website maintained by NewPage, which is http://www.newpagecorp.com. The information contained on the website is not a part of or incorporated by reference into this joint proxy and information statement/prospectus.

Verso has filed with the SEC a registration statement on Form S-4 to register the shares of Verso common stock and notes to be issued pursuant to the Merger. This joint proxy and information statement/prospectus forms a part of that Form S-4 and constitutes a prospectus of Verso, in addition to being an information statement of NewPage.

You should rely only on the information contained in this joint proxy and information statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy and information statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy and information statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy and information statement/prospectus does not extend to you. This joint proxy and information statement/prospectus is dated July 11, 2014 and is based on information as of July 11, 2014 or such other date as may be noted. You should not assume that the information contained in this joint proxy and information statement/prospectus is accurate as of any other date. Neither the mailing of this joint proxy and information statement/prospectus to NewPage stockholders nor the issuance of Verso common stock or notes in the Merger create any implication to the contrary.

Information on Website

Information on Verso’s and NewPage’s websites are not part of this joint proxy and information statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy and information statement/prospectus, unless that information is also in this joint proxy and information statement/prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Management’s Report on Internal Control Over Financial Reporting	F-2
Reports of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	F-3

Audited Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-7
Consolidated Statements of Operations for the years ended December 31, 2013, 2012, and 2011	F-8
Consolidated Statements of Comprehensive Income for the years ended December 31, 2013, 2012, and 2011	F-9
Consolidated Statements of Changes in Stockholders’ Equity for Verso Paper Corp. for the years ended December 31, 2013, 2012 and 2011	F-10
Consolidated Statements of Changes in Member’s Equity for Verso Paper Holdings LLC for the years ended December 31, 2013, 2012 and 2011	F-11
Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	F-12
Notes to Consolidated Financial Statements	F-13

Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013	F-53
Unaudited Condensed Consolidated Statements of Operations for the three-month periods ended March 31, 2014 and 2013	F-54
Unaudited Condensed Consolidated Statements of Comprehensive Income for the three-month periods ended March 31, 2014 and 2013	F-55
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for Verso Paper Corp. for the three-month periods ended March 31, 2014 and 2013	F-56
Unaudited Condensed Consolidated Statements of Changes in Member’s Equity for Verso Paper Holdings, LLC for the three-month periods ended March 31, 2014 and 2013	F-57
Unaudited Condensed Consolidated Statements of Cash Flows for the three-month periods ended March 31, 2014 and 2013	F-58
Notes to Unaudited Condensed Consolidated Financial Statements	F-59

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING—VERSO PAPER CORP.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of Verso Paper Corp.’s internal control over financial reporting as of December 31, 2013, based upon the guidelines established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Verso Paper Corp.’s internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Based on the results of our evaluation, our management concluded that Verso Paper Corp.’s internal control over financial reporting was effective as of December 31, 2013. We reviewed the results of management’s assessment with our Audit Committee.

The effectiveness of Verso Paper Corp.’s internal control over financial reporting as of December 31, 2013, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their attestation report which appears below.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING—VERSO PAPER HOLDINGS LLC

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of Verso Paper Holdings LLC’s internal control over financial reporting as of December 31, 2013, based upon the guidelines established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Verso Paper Holdings LLC’s internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Based on the results of our evaluation, our management concluded that Verso Paper Holdings LLC’s internal control over financial reporting was effective as of December 31, 2013. We reviewed the results of management’s assessment with our Audit Committee.

The effectiveness of Verso Paper Holdings LLC’s internal control over financial reporting as of December 31, 2013, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their attestation report which appears below.

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of Verso Paper Corp.:

We have audited the accompanying consolidated balance sheets of Verso Paper Corp., and subsidiaries (the “Company”), a majority-owned subsidiary of Verso Paper Management LP, as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2014 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 5, 2014

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of Verso Paper Corp.:

We have audited the internal control over financial reporting of Verso Paper Corp., and subsidiaries, (the “Company”), a majority-owned subsidiary of Verso Paper Management LP, as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2013 of the Company and our report dated March 5, 2014 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 5, 2014

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Member of Verso Paper Holdings LLC:

We have audited the accompanying consolidated balance sheets of Verso Paper Holdings LLC, and subsidiaries, (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in member’s equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2014 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 5, 2014

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Member of Verso Paper Holdings LLC:

We have audited the internal control over financial reporting of Verso Paper Holdings LLC, and subsidiaries, (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2013 of the Company and our report dated March 5, 2014 expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 5, 2014

CONSOLIDATED BALANCE SHEETS

	VERSO PAPER		VERSO HOLDINGS
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2013	2012	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$11,295	$61,525	$11,240	$61,470
Accounts receivable, net	104,498	100,888	104,624	101,014
Inventories	137,687	131,467	137,687	131,467
Assets held for sale	50	24,867	50	24,867
Prepaid expenses and other assets	20,621	4,026	20,621	3,996

Total current assets	274,151	322,773	274,222	322,814

Property, plant, and equipment, net	742,946	793,031	742,946	793,031
Intangibles and other assets, net	81,455	93,127	104,760	116,432

Total assets	$1,098,552	$1,208,931	$1,121,928	$1,232,277

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$88,412	$92,079	$88,412	$92,079
Accrued liabilities	122,335	120,180	122,435	119,121
Current maturities of long-term debt	13,310	8,501	13,310	—
Liabilities related to assets held for sale	—	176	—	176

Total current liabilities	224,057	220,936	224,157	211,376

Long-term debt	1,235,167	1,248,458	1,258,472	1,187,052
Other liabilities	56,599	61,223	50,425	54,448

Total liabilities	1,515,823	1,530,617	1,533,054	1,452,876

Commitments and contingencies (Note 19)	—	—	—	—
Equity:
Preferred stock—par value $0.01 (20,000,000 shares authorized, no shares issued)	—	—	n/a	n/a
Common stock—par value $0.01 (250,000,000 shares authorized with 53,246,715 shares issued and 53,172,484 outstanding on December 31, 2013, and with 52,951,379 shares issued and 52,896,374 outstanding on December 31, 2012)	533	530	n/a	n/a
Treasury stock—at cost (74,231 shares on December 31, 2013 and 55,005 shares on December 31, 2012)	(106)	(84)	n/a	n/a
Paid-in-capital	220,960	219,158	231,489	324,562
Retained deficit	(627,223)	(516,017)	(631,180)	(519,888)
Accumulated other comprehensive loss	(11,435)	(25,273)	(11,435)	(25,273)

Total deficit	(417,271)	(321,686)	(411,126)	(220,599)

Total liabilities and equity	$1,098,552	$1,208,931	$1,121,928	$1,232,277

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	VERSO PAPER			VERSO HOLDINGS
	Year Ended December 31,			Year Ended December 31,
(Dollars in thousands, except per share amounts)	2013	2012	2011	2013	2012	2011
Net sales	$1,388,899	$1,474,612	$1,722,489	$1,388,899	$1,474,612	$1,722,489
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization, and depletion)	1,179,085	1,272,630	1,460,290	1,179,085	1,272,630	1,460,290
Depreciation, amortization, and depletion	104,730	118,178	125,295	104,730	118,178	125,295
Selling, general, and administrative expenses	73,777	74,415	78,059	73,777	74,364	78,007
Goodwill impairment	—	—	18,695	—	—	10,551
Restructuring charges	1,378	102,404	24,464	1,378	102,404	24,464

Total operating expenses	1,358,970	1,567,627	1,706,803	1,358,970	1,567,576	1,698,607

Other operating income	(3,971)	(60,594)	—	(3,971)	(60,594)	—

Operating income (loss)	33,900	(32,421)	15,686	33,900	(32,370)	23,882

Interest income	(25)	(8)	(99)	(1,539)	(1,523)	(1,614)
Interest expense	137,728	135,461	126,607	138,626	127,943	122,213
Other loss, net	7,965	7,379	26,042	7,965	7,380	25,812

Loss before income taxes	(111,768)	(175,253)	(136,864)	(111,152)	(166,170)	(122,529)
Income tax (benefit) expense	(562)	(1,424)	197	—	—	—

Net loss	$(111,206)	$(173,829)	$(137,061)	$(111,152)	$(166,170)	$(122,529)

Loss per common share
Basic	$(2.09)	$(3.29)	$(2.61)
Diluted	(2.09)	(3.29)	(2.61)

Weighted average common shares outstanding (in thousands)
Basic	53,124	52,850	52,595
Diluted	53,124	52,850	52,595

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	VERSO PAPER			VERSO HOLDINGS
	Year Ended December 31,			Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2013	2012	2011
Net loss	$(111,206)	$(173,829)	$(137,061)	$(111,152)	$(166,170)	$(122,529)
Other comprehensive income (loss):
Derivative financial instruments:
Effective portion of net unrealized losses	—	(1,305)	(5,188)	—	(1,305)	(5,188)
Reclassification from accumulated other comprehensive loss to net income (loss)	335	5,856	2,838	335	5,856	2,838
Defined benefit pension plan:
Pension liability adjustment	11,221	(4,185)	(12,079)	11,221	(4,185)	(12,079)
Amortization of net loss and prior service cost	2,282	2,960	2,002	2,282	2,960	2,002
Other	—	119	23	—	119	23

Other comprehensive income (loss)	13,838	3,385	(12,404)	13,838	3,385	(12,404)

Comprehensive loss	$(97,368)	$(170,444)	$(149,465)	$(97,314)	$(162,785)	$(134,933)

See notes to consolidated financial statements.

VERSO PAPER CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

(Dollars and shares in thousands)	Common Shares	Common Stock	Treasury Shares	Treasury Stock	Paid-in- Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance—December 31, 2010	52,467	$525	—	$—	$214,050	$(205,127)	$(16,254)	$(6,806)
Net loss	—	—	—	—	—	(137,061)	—	(137,061)
Other comprehensive loss	—	—	—	—	—	—	(12,404)	(12,404)
Common stock issued for restricted stock, net	158	1	(26)	(53)	(1)	—	—	(53)
Stock option exercise	6	—	—	—	16	—	—	16
Equity award expense	—	—	—	—	2,420	—	—	2,420

Balance—December 31, 2011	52,631	526	(26)	(53)	216,485	(342,188)	(28,658)	(153,888)
Net loss	—	—	—	—	—	(173,829)	—	(173,829)
Other comprehensive income	—	—	—	—	—	—	3,385	3,385
Common stock issued for restricted stock, net	320	4	(29)	(31)	(4)	—	—	(31)
Equity award expense	—	—	—	—	2,677	—	—	2,677

Balance—December 31, 2012	52,951	530	(55)	(84)	219,158	(516,017)	(25,273)	(321,686)
Net loss	—	—	—	—	—	(111,206)	—	(111,206)
Other comprehensive income	—	—	—	—	—	—	13,838	13,838
Common stock issued for restricted stock, net	296	3	(19)	(22)	(3)	—	—	(22)
Equity award expense	—	—	—	—	1,805	—	—	1,805

Balance—December 31, 2013	53,247	$533	(74)	$(106)	$220,960	$(627,223)	$(11,435)	$(417,271)

See notes to consolidated financial statements.

VERSO PAPER HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

(Dollars in thousands)	Paid-in- Capital	Retained Deficit	Accumulated Other Comprehensive Income(Loss)	Total Member’s Equity(Deficit)
Balance—December 31, 2010	$318,690	$(231,019)	$(16,254)	$71,417
Cash distributions	—	(88)	—	(88)
Net loss	—	(122,529)	—	(122,529)
Other comprehensive loss	—	—	(12,404)	(12,404)
Equity award expense	2,420	—	—	2,420

Balance—December 31, 2011	321,110	(353,636)	(28,658)	(61,184)
Cash distributions	—	(82)	—	(82)
Contribution from parent	776	—	—	776
Net loss	—	(166,170)	—	(166,170)
Other comprehensive income	—	—	3,385	3,385
Equity award expense	2,676	—	—	2,676

Balance—December 31, 2012	324,562	(519,888)	(25,273)	(220,599)
Cash distributions	—	(140)	—	(140)
Return of capital	(94,878)	—	—	(94,878)
Net loss	—	(111,152)	—	(111,152)
Other comprehensive income	—	—	13,838	13,838
Equity award expense	1,805	—	—	1,805

Balance—December 31, 2013	$231,489	$(631,180)	$(11,435)	$(411,126)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	VERSO PAPER			VERSO HOLDINGS
	Year Ended December 31,			Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2013	2012	2011
Cash Flows From Operating Activities:
Net loss	$(111,206)	$(173,829)	$(137,061)	$(111,152)	$(166,170)	$(122,529)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, amortization, and depletion	104,730	118,178	132,363	104,730	118,178	132,363
Restructuring charges	—	77,376	—	—	77,376	—
Loss on early extinguishment of debt, net	—	8,244	26,091	—	8,244	26,091
Amortization of debt issuance costs	5,398	5,317	5,396	5,368	4,957	5,036
Accretion of discount on long-term debt	572	1,421	4,101	572	1,421	4,101
Equity award expense	1,805	2,677	2,420	1,805	2,676	2,420
(Gain) loss on disposal of assets	(4,021)	(45,742)	323	(4,021)	(45,742)	323
Goodwill impairment	—	—	18,695	—	—	10,551
Other—net	808	(4,992)	(6,132)	808	(4,992)	(6,132)
Changes in assets and liabilities:
Accounts receivable	(3,610)	27,199	(21,078)	(3,610)	27,199	(21,201)
Inventories	(6,176)	28,269	(24,360)	(6,176)	28,269	(24,360)
Prepaid expenses and other assets	5,177	(8,969)	(787)	5,177	(8,969)	(801)
Accounts payable	(8,059)	(17,813)	(14,191)	(8,059)	(18,719)	(14,185)
Accrued liabilities	(13,150)	(5,328)	28,731	(12,904)	(12,426)	22,885

Net cash (used in) provided by operating activities	(27,732)	12,008	14,511	(27,462)	11,302	14,562

Cash Flows From Investing Activities:
Proceeds from insurance settlement	—	51,003	—	—	51,003	—
Proceeds from sale of assets	28,397	1,731	228	28,397	1,731	228
Transfers (to) from restricted cash, net	(1,492)	106	23,839	(1,492)	106	23,839
Capital expenditures	(40,660)	(59,909)	(90,272)	(40,660)	(59,909)	(90,272)

Net cash used in investing activities	(13,755)	(7,069)	(66,205)	(13,755)	(7,069)	(66,205)

Cash Flows From Financing Activities:
Borrowings on revolving credit facilities	145,000	112,500	—	145,000	112,500	—
Payments on revolving credit facilities	(145,000)	(112,500)	—	(145,000)	(112,500)	—
Proceeds from long-term debt	—	341,191	394,618	—	341,191	394,618
Debt issuance costs	(220)	(24,459)	(10,800)	(220)	(24,459)	(10,800)
Repayments of long-term debt	(8,501)	(354,984)	(389,998)	—	(354,984)	(389,998)
Return of capital	—	—	—	(8,653)	—	—
Contribution from parent	—	—	—	—	776	—
Cash distributions	—	—	—	(140)	(82)	(88)
Acquisition of treasury stock	(22)	(31)	(53)	—	—	—
Proceeds from issuance of common stock	—	—	16	—	—	—

Net cash used in financing activities	(8,743)	(38,283)	(6,217)	(9,013)	(37,558)	(6,268)

Change in cash and cash equivalents	(50,230)	(33,344)	(57,911)	(50,230)	(33,325)	(57,911)
Cash and cash equivalents at beginning of period	61,525	94,869	152,780	61,470	94,795	152,706

Cash and cash equivalents at end of period	$11,295	$61,525	$94,869	$11,240	$61,470	$94,795

Total interest paid	$129,467	$113,334	$115,651	$130,830	$114,849	$117,043
Total income taxes paid (received)	118	153	(8)

See notes to consolidated financial statements.

VERSO PAPER CORP. AND VERSO PAPER HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013 AND 2012, AND FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business—Within our organization, Verso Paper Corp. is the ultimate parent entity and the sole member of Verso Paper Finance Holdings One LLC, which is the sole member of Verso Paper Finance Holdings LLC, which is the sole member of Verso Paper Holdings LLC. As used in this report, the term “Verso Paper” refers to Verso Paper Corp.; the term “Verso Finance” refers to Verso Paper Finance Holdings LLC; the term “Verso Holdings” refers to Verso Paper Holdings LLC; and the term for any such entity includes its direct and indirect subsidiaries when referring to the entity’s consolidated financial condition or results. Unless otherwise noted, references to “Verso,” “we,” “us,” and “our” refer collectively to Verso Paper and Verso Holdings. Other than Verso Paper’s common stock transactions, Verso Finance’s debt obligation and related financing costs and interest expense, Verso Holdings’ loan to Verso Finance, and the debt obligation of Verso Holdings’ consolidated variable interest entity to Verso Finance, the assets, liabilities, income, expenses and cash flows presented for all periods represent those of Verso Holdings in all material respects. Unless otherwise noted, the information provided pertains to both Verso Paper and Verso Holdings.

We began operations on August 1, 2006, when we acquired the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.” We were formed by affiliates of Apollo Global Management, LLC, or “Apollo,” for the purpose of consummating the acquisition from International Paper, or the “Acquisition.” Verso Paper went public on May 14, 2008, with an initial public offering, or “IPO,” of 14 million shares of common stock.

We operate in the following three market segments: coated papers; hardwood market pulp; and other, consisting of specialty papers. Our core business platform is as a producer of coated freesheet and coated groundwood papers. Our products are used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications such as high-end advertising brochures, annual reports, and direct-mail advertising.

Basis of Presentation—This report contains the consolidated financial statements of Verso Paper and Verso Holdings as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012, and 2011. Variable interest entities for which Verso Paper or Verso Holdings is the primary beneficiary are also consolidated. Intercompany balances and transactions are eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or “GAAP,” requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition—Sales are net of rebates, allowances, and discounts. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership, in accordance with Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification, or “ASC,” Topic 605, Revenue Recognition. Revenue is recorded at the time of shipment for terms designated f.o.b., or “free on board,” shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred.

Shipping and Handling Costs—Shipping and handling costs, such as freight to customer destinations, are included in Cost of products sold in the accompanying consolidated statements of operations. These costs, when included in the sales price charged for our products, are recognized in Net sales.

Planned Maintenance Costs—Maintenance costs for major planned maintenance shutdowns in excess of $0.5 million are deferred over the period in which the maintenance shutdowns occur and expensed ratably over the period until the next major planned shutdown, since we believe that operations benefit throughout that period from the maintenance work performed. Other maintenance costs are expensed as incurred.

Environmental Costs and Obligations—Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are discounted to their present value when the expected cash flows are reliably determinable.

Equity Compensation—We account for equity awards in accordance with ASC Topic 718, Compensation – Stock Compensation. ASC Topic 718 requires employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at the grant date based on the fair value of the award. We use the straight-line attribution method to recognize share-based compensation over the service period of the award.

Income Taxes—Verso Paper accounts for income taxes using the liability method pursuant to ASC Topic 740, Income Taxes. Under this method, Verso Paper recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. Verso Paper records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. Verso Paper evaluates uncertain tax positions annually and considers whether the amounts recorded for income taxes are adequate to address Verso Paper’s tax risk profile. Verso Paper analyzes the potential tax liabilities of specific transactions and tax positions based on management’s judgment as to the expected outcome. Verso Holdings is a limited liability corporation and is not subject to federal income taxes. Verso Holdings accounts for its state income taxes in accordance with ASC Topic 740.

Earnings Per Share—Verso Paper computes earnings per share by dividing net income or net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income or net loss by the weighted average number of shares outstanding, after giving effect to potentially dilutive common share equivalents outstanding during the period. Potentially dilutive common share equivalents are not included in the computation of diluted earnings per share if they are anti-dilutive.

Fair Value of Financial Instruments—The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and amounts receivable from or due to related parties approximate fair value due to the short maturity of these instruments. We determine the fair value of our debt based on market information and a review of prices and terms available for similar obligations. See also Note 8, Note 11, Note 14, and Note 15 for additional information regarding the fair value of financial instruments.

Cash and Cash Equivalents—Cash and cash equivalents can include highly liquid investments with a maturity of three months or less at the date of purchase.

Inventories and Replacement Parts and Other Supplies—Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, work-in-progress, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method and are reflected in Inventories and Intangibles and other assets on the consolidated balance sheet (see also Note 3 and Note 6).

Property, Plant, and Equipment—Property, plant, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Interest costs of $1.3 million and $3.5 million were capitalized, respectively, in 2013 and 2012. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred.

Depreciation and amortization are computed using the straight-line method for all assets over the assets’ estimated useful lives. Estimated useful lives are as follows:

Years
Building	20 - 40
Machinery and equipment	10 - 20
Furniture and office equipment	3 - 10
Computer hardware	3 - 6
Leasehold improvements	Over the terms of the lease or the useful life of the improvements

Goodwill and Intangible Assets—We account for goodwill and other intangible assets in accordance with ASC Topic 350, Intangibles—Goodwill and Other. Intangible assets primarily consist of trademarks, customer-related intangible assets, and patents obtained through business acquisitions. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not amortized. Customer-related intangible assets are amortized over their estimated useful lives of approximately twenty-five years. Patents are amortized over their remaining legal lives of ten years. The impairment evaluation of the carrying amount of goodwill and other intangible assets with indefinite lives is conducted annually or more frequently if events or changes in circumstances indicate that an asset might be impaired.

Trademarks are evaluated by comparing their fair value to their carrying values. In performing our annual impairment test during the fourth quarter of 2013, we determined that the carrying value of our trademarks exceeded their fair value, and recognized an impairment charge of $1.6 million based on a projected reduction of revenues driven primarily by a decline in U.S. demand. The trademark impairment charge is included in Cost of products sold on our accompanying consolidated statement of operations for the year ended December 31, 2013.

During 2012, based on a projected reduction of revenue primarily as a result of a reduction in production capacity from the closure of the Sartell mill, we recognized a trademarks impairment charge of $3.7 million, which was included in Restructuring charges on our accompanying consolidated statements of operations.

Goodwill was evaluated at the reporting unit level and allocated to the “Coated” segment. The evaluation for goodwill impairment was performed by applying a two-step test. The first step was to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit was less than its carrying amount, goodwill was considered impaired and the loss was measured by performing step two, which involved using a hypothetical purchase price allocation to determine the implied fair value of the goodwill and comparing it to the carrying value of the goodwill. An impairment loss was recognized to the extent the implied fair value of the goodwill was less than the carrying amount of the goodwill. In 2011, Verso Paper recognized a goodwill impairment charge of $18.7 million and Verso Holdings recognized a goodwill impairment charge of $10.5 million.

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at estimated fair value, determined principally using discounted cash flows.

In 2012, based on a comprehensive assessment of the damage resulting from the fire and explosion at our former paper mill in Sartell, Minnesota, we recorded a fixed asset impairment charge of $66.5 million, which was included in Restructuring charges (see also Note 17) on our accompanying consolidated statements of operations. The impairment charge was calculated based on the excess of carrying value over the estimated fair value of the site, which was estimated based on preliminary negotiations with potential buyers received subsequent to our decision to shut down the mill.

Allowance for Doubtful Accounts—We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. We manage credit risk related to our trade accounts receivable by continually monitoring the creditworthiness of our customers to whom credit is granted in the normal course of business. Trade accounts receivable balances for sales to unaffiliated customers were approximately $100.7 million at December 31, 2013, compared to $97.0 million at December 31, 2012.

We establish our allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. Based on this assessment, an allowance is maintained that represents what is believed to be ultimately uncollectible from such customers. The allowance for doubtful accounts was approximately $0.7 million at December 31, 2013, compared to $1.0 million at December 31, 2012. Bad debt expense was $0.3 million for the year ended December 31, 2013, compared to $0.1 million for the year ended December 31, 2012 and $0.2 million for the year ended December 31, 2011.

Deferred Financing Costs—We capitalize costs incurred in connection with borrowings or establishment of credit facilities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or life of the credit facilities using the effective interest method. In the case of early debt principal repayments, we adjust the value of the corresponding deferred financing costs with a charge to interest expense, and similarly adjust the future amortization expense.

Asset Retirement Obligations—In accordance with ASC Topic 410, Asset Retirement and Environmental Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. Our asset retirement obligations under this standard relate to closure and post-closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure or possible new federal or state regulations affecting the closure.

As of December 31, 2013 and 2012, we had $0.8 million of restricted cash included in Intangibles and other assets in the accompanying consolidated balance sheet related to an asset retirement obligation in the state of Michigan. This cash deposit is required by the state and may only be used for the future closure of a landfill.

The following table presents an analysis related to our asset retirement obligations included in Other liabilities in the accompanying consolidated balance sheets:

	Year Ended December 31,
(Dollars in thousands)	2013	2012
Asset retirement obligations, January 1	$11,854	$11,233
Liabilities incurred	1,546	—
Settlement of existing liabilities	(903)	(449)
Accretion expense	887	827
Adjustment to existing liabilities	(190)	419
Liabilities related to assets held for sale	—	(176)

Asset retirement obligations	13,194	11,854

Less: Current portion	(486)	—

Non-current portion of asset retirement obligations, December 31	$12,708	$11,854

In addition to the above obligations, we may be required to remove certain materials from our facilities or to remediate them in accordance with current regulations that govern the handling of certain hazardous or potentially hazardous materials. At this time, any such obligations have an indeterminate settlement date, and we believe that adequate information does not exist to reasonably estimate any such potential obligations. Accordingly, we will record a liability for such remediation when sufficient information becomes available to estimate the obligation.

Derivative Financial Instruments—Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value. The effective portion of the changes in the fair value of derivative financial instruments that qualify and are designated as cash flow hedges are recorded in Accumulated other comprehensive loss. Changes in the fair value of derivative financial instruments that are entered into as economic hedges are recognized in current earnings. We use derivative financial instruments to manage our exposure to energy prices and interest rate risk. Effective April 1, 2012, management elected to de-designate the remaining energy swaps that had previously been designated as cash flow hedges and to discontinue hedge accounting prospectively.

Pension Benefits—Pension plans cover substantially all of our employees. The defined benefit plans are funded in conformity with the funding requirements of applicable government regulations. Prior service costs are amortized on a straight-line basis over the estimated remaining service periods of employees. Certain employees are covered by defined contribution plans. Our contributions to these plans are based on a percentage of employees’ compensation or employees’ contributions. These plans are funded on a current basis.

Accumulated Other Comprehensive Income (Loss)—The following table summarizes the changes in Accumulated other comprehensive income (loss) by balance type for the year ended December 31, 2013:

(Dollars in thousands)	Losses on Derivative Financial Instruments	Defined Benefit Pension Items	Total
Accumulated other comprehensive loss as of December 31, 2012	$(335)	$(24,938)	$(25,273)
Amounts reclassified from accumulated other comprehensive income (loss) to Cost of products sold	335	2,282	2,617
Pension liability adjustment	—	11,221	11,221

Net decrease in other comprehensive loss	335	13,503	13,838

Accumulated other comprehensive income (loss), net of tax, as of December 31, 2013	$—	$(11,435)	$(11,435)

2. RECENT ACCOUNTING DEVELOPMENTS

ASC Topic 220, Comprehensive Income. Accounting Standards Update, or “ASU,” No. 2013-02, Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income was effective for fiscal years and interim periods beginning after December 15, 2012, which for us was the first quarter of 2013. The adoption of the provisions of ASU No. 2013-02 resulted in additional disclosure of the location within the statement of operations of amounts reclassified from other comprehensive income but had no impact on our financial condition, results of operations, or cash flows.

ASC Topic 350, Intangibles—Goodwill and Other. ASU No. 2012-02, Intangibles—Goodwill and Other (Topic 350), Testing Indefinite Lived Intangible Assets for Impairment, is intended to simplify the guidance for impairment testing of indefinite-lived intangible assets other than goodwill. Under the new guidance, an entity has the option to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Entities electing to perform a qualitative assessment are no longer required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired. ASU No. 2012-02 was effective for annual and interim impairment tests performed in fiscal years beginning after September 15, 2012, which for us was March 31, 2013. The adoption of this guidance in the first quarter of 2013 did not have any impact on our consolidated financial statements.

ASC Topic 405, Obligations from Joint and Several Liability Arrangements. In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405), Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This ASU defines how entities measure obligations from joint and several liability arrangements which are fixed at the reporting date and for which no U.S. GAAP guidance exists. The guidance also requires entities to disclose the nature, amount and other information about those obligations. The ASU is effective for periods beginning after December 15, 2013. Retrospective presentation for all comparative periods presented is required and early adoption is permitted. The adoption of this amendment is not expected to have a material impact on the presentation of our consolidated financial statements.

Other new accounting pronouncements issued but not effective until after December 31, 2013, are not expected to have a significant effect on our consolidated financial statements.

3. INVENTORIES

	December 31,
(Dollars in thousands)	2013	2012
Raw materials	$25,843	$25,747
Woodyard logs	6,602	5,942
Work-in-process	14,738	17,629
Finished goods	60,919	55,909
Replacement parts and other supplies	29,585	26,240

Inventories	$137,687	$131,467

4. ASSETS HELD FOR SALE AND INSURANCE PROCEEDS

In 2012, our former paper mill in Sartell, Minnesota, was damaged by a fire and explosion. After a comprehensive assessment of the damage resulting from the fire and explosion, we announced the decision to permanently close the mill, and recorded non-cash impairment charges of $77.4 million as reflected in operating activities on our consolidated statement of cash flows for the year ended December 31, 2012.

Also in 2012, we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion and recorded insurance proceeds in excess of fire related costs and property damages incurred of $60.6 million, which were recorded in Other operating income on our consolidated statement of operations for the year ended December 31, 2012. In addition, $51.0 million of proceeds attributable to property, plant, and equipment were reflected in investing activities on our consolidated statement of cash flows for the year ended December 31, 2012. At the close of 2012, management entered into a formal plan to sell the assets of the Sartell mill as well as Verso Fiber Farm, LLC, or, “Fiber Farm,” which was created to supply fiber to the Sartell mill.

On February 28, 2013, we closed the sale of substantially all of the assets of Fiber Farm, and the related gain on sale is reflected in Other operating income in the accompanying consolidated statements of operations for the year ended December 31, 2013. In addition, the sale of substantially all of the assets at our Sartell mill closed on March 8, 2013 and the related gain is included in Other operating income in the accompanying consolidated statements of operations for the year ended December 31, 2013.

Assets and liabilities held for sale at December 31, 2013 and 2012, respectively, were comprised of the following:

	December 31,
(Dollars in thousands)	2013	2012
Property, plant, and equipment, net(1)	$—	$12,124
Reforestation(1)	50	12,743

Assets held for sale	$50	$24,867

Asset retirement obligations	$—	$176

Liabilities related to assets held for sale	$—	$176

(1)	Recorded at carrying value as the expected proceeds less costs to sell exceed carrying value.

5. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment were as follows:

	December 31,
(Dollars in thousands)	2013	2012
Land and land improvements	$30,547	$28,985
Building and leasehold improvements	154,521	153,769
Machinery, equipment, and other	1,301,368	1,278,427
Construction-in-progress	37,100	11,017

Property, plant, and equipment, gross	1,523,536	1,472,198

Accumulated depreciation	(780,590)	(679,167)

Property, plant, and equipment, net	$742,946	$793,031

Depreciation expense was $103.9 million, $117.2 million, and $130.5 million for the years ended December 31, 2013, 2012, and 2011, respectively. Property, plant, and equipment at December 31, 2013, includes $11.5 million of capital expenditures that were unpaid and included in accounts payable and accrued liabilities.

6. INTANGIBLES AND OTHER ASSETS

Intangibles and other assets consist of the following:

	VERSO PAPER		VERSO HOLDINGS
	December 31,		December 31,
(Dollars in thousands)	2013	2012	2013	2012
Amortizable intangible assets:
Customer relationships, net of accumulated amortization of $8.2 million on December 31, 2013, and $7.5 million on December 31, 2012	$5,120	$5,820	$5,120	$5,820
Patents, net of accumulated amortization of $0.9 million on December 31, 2013, and $0.7 million on December 31, 2012	296	411	296	411

Total amortizable intangible assets	5,416	6,231	5,416	6,231

Unamortizable intangible assets:
Trademarks	16,180	17,780	16,180	17,780
Other assets:
Financing costs, net of accumulated amortization of $13.6 million on December 31, 2013, and $8.2 million on December 31, 2012	28,761	33,909	28,761	33,909
Deferred major repair	16,218	17,473	16,218	17,473
Replacement parts, net	3,465	3,679	3,465	3,679
Loan to affiliate	—	—	23,305	23,305
Restricted cash	4,946	3,454	4,946	3,454
Other	6,469	10,601	6,469	10,601

Total other assets	59,859	69,116	83,164	92,421

Intangibles and other assets	$81,455	$93,127	$104,760	$116,432

Amortization expense of intangibles was $0.8 million, $0.9 million, and $1.1 million, respectively, for the years ended December 31, 2013, 2012, and 2011.

The estimated future amortization expense for intangible assets over the next five years is as follows:

(Dollars in thousands)
2014	$715
2015	615
2016	567
2017	400
2018	300

When events or circumstances so indicate, we assess the potential impairment of intangibles and other long-lived assets by comparing the expected undiscounted future cash flows to the carrying value of those assets. There was no indication to perform an interim impairment test in 2013.

For our indefinite-lived intangible assets, in performing our annual impairment test during the fourth quarter of 2013, we determined that the carrying value of our trademarks exceeded their fair value, and recognized an impairment charge of $1.6 million based on a projected reduction of revenues driven primarily by a decline in U.S. demand. The trademark impairment charge is included in Cost of products sold on our accompanying consolidated statement of operations for the year ended December 31, 2013.

During the year ended December 31, 2012, we completed a comprehensive assessment of the damage resulting from the fire and explosion at our former paper mill in Sartell, Minnesota, and announced the decision to permanently close the mill. In the third quarter of 2012, as a result of the closure, we performed an interim impairment analysis of our trademarks, which resulted in an impairment charge of $3.4 million, based on a projected reduction of revenues primarily as a result of a reduction in production capacity. Then, in performing our annual impairment test, we determined that the carrying value of our trademarks exceeded their fair value, and recognized an additional $0.3 million of impairment charge. The trademarks impairment charge is included in Restructuring charges on our accompanying consolidated statement of operations (see also Note 17).

In connection with our annual goodwill impairment review in the fourth quarter of 2011, we determined that there was an indication of impairment. As a result we completed the second step of the goodwill impairment test by comparing the fair value of the reporting unit to the fair value of its identifiable assets and liabilities to determine the implied fair value of goodwill. Based on our analysis, we determined that the carrying value of the ‘Coated’ reporting unit exceeded its fair value, and Verso Paper recognized a goodwill impairment loss of $18.7 million and Verso Holdings recognized a goodwill impairment charge of $10.5 million.

7. ACCRUED LIABILITIES

A summary of accrued liabilities is as follows:

	VERSO PAPER		VERSO HOLDINGS
	December 31,		December 31,
(Dollars in thousands)	2013	2012	2013	2012
Accrued interest	$58,852	$56,013	$58,977	$55,060
Payroll and employee benefit costs	40,054	37,721	40,054	37,721
Accrued sales rebates	11,573	11,138	11,573	11,138
Derivatives	4,959	3,909	4,959	3,909
Accrued taxes—other than income	1,456	1,584	1,431	1,478
Restructuring costs	—	5,098	—	5,098
Freight and other	5,441	4,717	5,441	4,717

Accrued liabilities	$122,335	$120,180	$122,435	$119,121

8. DEBT

A summary of long-term debt is as follows:

			December 31, 2013		December 31, 2012
(Dollars in thousands)	Original Maturity	Interest Rate	Balance	Fair Value	Balance	Fair Value
Verso Paper Holdings LLC
Revolving Credit Facilities	5/4/2017	—	$—	$—	$—	$—
11.75% Senior Secured Notes(1)	1/15/2019	11.75%	426,076	448,341	341,493	361,388
11.75% Secured Notes	1/15/2019	11.75%	271,573	206,629	271,573	198,248
8.75% Second Priority Senior Secured Notes(2)	2/1/2019	8.75%	395,018	130,363	394,871	159,960
Second Priority Senior Secured Floating Rate Notes	8/1/2014	3.99%	13,310	7,986	13,310	9,650
11.38% Senior Subordinated Notes	8/1/2016	11.38%	142,500	64,125	142,500	58,995
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC	12/29/2040	6.50%	23,305	23,305	23,305	23,305

Total debt for Verso Paper Holdings LLC			1,271,782	880,749	1,187,052	811,546

			December 31, 2013		December 31, 2012
(Dollars in thousands)	Original Maturity	Interest Rate	Balance	Fair Value	Balance	Fair Value
Verso Paper Finance Holdings LLC
Senior Unsecured Term Loan	2/1/2013	—%	—	—	93,212	91,348
Loan from Verso Paper Holdings LLC	12/29/2040	6.50%	23,305	23,305	23,305	23,305

Less current maturities of long-term debt			(13,310)	(7,986)	(8,501)	(8,331)
Less loans from affiliates			(46,610)	(46,610)	(46,610)	(46,610)

Total long-term debt for Verso Paper Corp.			$1,235,167	$849,458	$1,248,458	$871,258

(1)	Par value of $417,882 on December 31, 2013 and $345,000 on December 31, 2012.
(2)	Par value of $396,000 on December 31, 2013 and 2012.

We determine the fair value of our debt based on market information and a review of prices and terms available for similar obligations. Our debt is classified as Level 2 within the fair value hierarchy (see also Note 15).

Amounts included in interest expense related to debt and amounts of cash interest payments on debt are as follows:

	VERSO PAPER			VERSO HOLDINGS
	Year Ended December 31,			Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2013	2012	2011
Interest expense	$133,599	$133,644	$124,895	$134,527	$126,486	$120,861
Cash interest paid	129,467	113,334	115,651	130,830	114,849	117,043
Debt issuance cost amortization(1)	5,398	5,317	5,396	5,368	4,957	5,036

(1)	Amortization of debt issuance cost is included in interest expense.

Revolving Credit Facilities. In 2012, Verso Holdings entered into revolving credit facilities consisting of a $150.0 million asset-based loan facility, or “ABL Facility,” and a $50.0 million cash-flow facility, or “Cash Flow Facility.” In connection with the revolving credit facilities, debt issuance costs of approximately $9.3 million were deferred and will be amortized over the life of the credit facilities. The indebtedness under the revolving credit facilities bears interest at a floating rate based on a margin over a base rate or eurocurrency rate. Verso Holdings is required to pay commitment fees to the lenders in respect of unutilized commitments under the revolving credit facilities and other customary fees. The indebtedness under the ABL Facility and related guarantees are secured by first-priority security interests, subject to permitted liens, in substantially all of Verso Holdings’, Verso Finance’s, and the subsidiary guarantors’ inventory and accounts receivable, or “ABL Priority Collateral,” and second-priority security interests, subject to permitted liens, in substantially all of their other assets, or “Notes Priority Collateral.” The indebtedness under the Cash Flow Facility and related guarantees are secured, pari passu with the 11.75% Senior Secured Notes due 2019 and related guarantees, by first-priority security interests in the Notes Priority Collateral and second-priority security interests in the ABL Priority Collateral. The revolving credit facilities will mature on May 4, 2017, unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of any of the Second Priority Senior Secured Floating Rate Notes due 2014, or the 11.38% Senior Subordinated Notes, an aggregate principal amount in excess of $100.0 million of indebtedness under such existing second-lien notes, or subordinated notes, as applicable, is outstanding, in which case the revolving credit facilities will mature on such earlier date. On January 3, 2014, Verso Holdings entered into certain amendments to the revolving credit facilities in connection with the Merger, in which (a) the lenders under each of our revolving credit facilities consented to the Merger and the other transactions contemplated by the Merger Agreement, including the incurrence of certain additional indebtedness, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets and (c) the parties agreed to amend our revolving credit facilities to allow for certain other transactions upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The ABL Facility had no outstanding balance, $42.3 million in letters of credit issued, and $90.7 million available for future borrowing as of December 31, 2013. The Cash Flow Facility had no outstanding balance, no letters of credit issued, and $50.0 million available for future borrowing as of December 31, 2013.

11.75% Senior Secured Notes due 2019. In 2012, Verso Holdings issued $345.0 million aggregate principal amount of 11.75% Senior Secured Notes due 2019. The notes bear interest, payable semi-annually, at the rate of 11.75% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The indebtedness under the notes and related guarantees are secured, pari passu with the Cash Flow Facility and related guarantees, by first-priority security interests in the Notes Priority Collateral and second-priority security interests in the ABL Priority Collateral. The notes will mature on January 15, 2019; provided, however, that, if as of 45 days prior to the maturity dates of our 11.375% Senior Subordinated Notes due 2016, more than $100.0 million of such Senior Subordinated Notes remains outstanding, the notes will mature on that day.

In 2012, Verso Holdings used the proceeds from the issuance of the 11.75% Senior Secured Notes due 2019 to repurchase and retire the balance of its 11.5% Senior Secured Notes due 2014. Verso Holdings recognized a loss of $34.5 million, which is included in Other loss, net, on our accompanying consolidated statements of operations on the early retirement of notes, including the write-off of unamortized debt issuance costs and unamortized discounts related to the notes. Debt issuance costs of approximately $10.1 million were deferred and will be amortized over the life of the notes.

On January 31, 2013, Verso Holdings issued $72.9 million aggregate principal amount of its 11.75% Senior Secured Notes due 2019 to certain lenders holding approximately $85.8 million aggregate principal amount of Verso Finance’s Senior Unsecured Term Loans, and net accrued interest through the closing date, at an exchange rate of 85%, in exchange for the assignment to Verso Finance of its Senior Unsecured Term Loans and the cancellation of such loans. There are no longer any outstanding Senior Unsecured Term Loans. In accordance with ASC Topic 470-60, the notes were recorded at the Unsecured Term Loans value exchanged and the amount in excess of par will be amortized over the life of the notes. Debt issuance costs of $2.8 million were expensed as incurred and are recorded in Other loss, net on the accompanying consolidated statements of operations. The exchange and funding of the principal and interest payments on the Senior Unsecured Term Loans are recorded as a Return of capital on Verso Holdings’ statement of member’s equity and the exchange of $85.8 million represents a non-cash financing activity on Verso Holding’s statement of cash flows. The 11.75% Senior Secured Notes due 2019 issued in 2012 and 2013 constitute one class of securities.

11.75% Secured Notes due 2019. In 2012, Verso Holdings issued $271.6 million aggregate principal amount of 11.75% Secured Notes due 2019. The notes bear interest, payable semi-annually, at the rate of 11.75% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by security interests, subject to permitted liens, in substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets. The security interests securing the notes rank junior to those securing the obligations under the ABL Facility, the Cash Flow Facility, and the 11.75% Senior Secured Notes due 2019 and rank senior to those securing the 8.75% Second Priority Senior Secured Notes due 2019. The notes will mature on January 15, 2019.

Verso Holdings issued the notes pursuant to two separate exchange offers whereby it issued a total of $271.6 million aggregate principal amount of the notes and paid a total of $22.3 million in cash in exchange for $166.9 million aggregate principal amount of its Second Priority Senior Secured Floating Rate Notes due 2014

and for $157.5 million aggregate principal amount of the 11.38% Senior Subordinated Notes due 2016. Verso Holdings recognized a total gain of $26.3 million, net of the write-off of unamortized debt issuance costs, from the exchanges, which is included in Other loss, net on our accompanying consolidated statements of operations. Debt issuance costs of approximately $5.4 million were deferred and will be amortized over the life of the notes.

8.75% Second Priority Senior Secured Notes due 2019. In 2011, Verso Holdings issued $396.0 million aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2019. The notes bear interest, payable semi-annually, at the rate of 8.75% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The notes and related guarantees are secured by second priority liens, subject to permitted liens, on substantially all of Verso Holdings’ and the guarantors’ tangible and intangible assets, excluding securities of Verso Holdings’ affiliates. The notes mature on February 1, 2019.

Second Priority Senior Secured Floating Rate Notes due 2014. In 2006, Verso Holdings issued $250.0 million aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2014. As of December 31, 2013, Verso Holdings had repurchased and retired a total of $236.7 million aggregate principal amount of the notes. As of May 8, 2012, the Second Priority Senior Secured Floating Rate Notes due 2014 are no longer secured by any collateral. The notes bear interest, payable quarterly, at a rate equal to LIBOR plus 3.75% per year. As of December 31, 2013, the interest rate on the notes was 3.99% per year. The notes mature on August 1, 2014. The balance of the Second Priority Senior Secured Floating Rate Notes is included in Current maturities of long-term debt on the accompanying consolidated balance sheets.

11.38% Senior Subordinated Notes due 2016. In 2006, Verso Holdings issued $300 million aggregate principal amount of 11.38% Senior Subordinated Notes due 2016. As of December 31, 2013, Verso Holdings had repurchased and retired a total of $157.5 million aggregate principal amount of the notes. The notes bear interest, payable semi-annually, at the rate of 11.38% per year. The notes mature on August 1, 2016.

In January 2014, Verso Holdings commenced offers to exchange new Second Priority Adjustable Senior Secured Notes and new Adjustable Senior Subordinated Notes for any and all of its outstanding 8.75% Second Priority Senior Secured Notes due 2019 and 11.38% Senior Subordinated Notes due 2016, respectively. On February 27, 2014, the minimum tender conditions for the exchange offers had not been satisfied, and the exchange offers and consent solicitations expired by their terms without Verso Holdings accepting any of its outstanding 8.75% Second Priority Senior Secured Notes due 2019 and 11.38% Senior Subordinated Notes due 2016 for exchange.

Loan from Verso Paper Finance Holdings LLC/ Verso Paper Holdings LLC. In 2010, Verso Quinnesec REP LLC, an indirect, wholly owned subsidiary of Verso Holdings, entered into a financing transaction with Chase NMTC Verso Investment Fund, LLC, or the “Investment Fund,” a consolidated variable interest entity. Under this arrangement, Verso Holdings loaned $23.3 million to Verso Finance at an interest rate of 6.5% per year and with a maturity of December 29, 2040, and Verso Finance, in turn, loaned the funds on similar terms to the Investment Fund. The Investment Fund then contributed the loan proceeds to certain community development entities, which, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at our mill in Quinnesec, Michigan.

The payments required under the debt listed above during the years following December 31, 2013, are set forth below:

(Dollars in thousands)	VERSO PAPER	VERSO HOLDINGS
2014	$13,310	$13,310
2015	—	—
2016	142,500	142,500
2017	—	—
2018	—	—
2019 and thereafter	1,085,455	1,108,760

Total debt	$1,241,265	$1,264,570

At December 31, 2013, we were in compliance with the covenants in our debt agreements.

9. OTHER LIABILITIES

Other liabilities consist of the following:

	VERSO PAPER		VERSO HOLDINGS
	December 31,		December 31,
(Dollars in thousands)	2013	2012	2013	2012
Pension benefit obligation	$25,231	$30,416	$25,231	$30,416
Asset retirement obligations	12,708	11,854	12,708	11,854
Non-controlling interests	7,923	7,923	7,923	7,923
Deferred income taxes	6,174	6,774	—	—
Deferred compensation	3,495	3,396	3,495	3,396
Derivatives	—	225	—	225
Other	1,068	635	1,068	634

Other liabilities	$56,599	$61,223	$50,425	$54,448

10. EARNINGS PER SHARE

The following table provides a reconciliation of basic and diluted loss per common share of Verso Paper:

	VERSO PAPER
	Year Ended December 31,
(In thousands, except per share amounts)	2013	2012	2011
Net income (loss) available to common shareholders	$(111,206)	$(173,829)	$(137,061)
Weighted average common stock outstanding	52,583	52,365	52,207
Weighted average restricted stock	541	485	388

Weighted average common shares outstanding—basic	53,124	52,850	52,595
Dilutive shares from stock options	—	—	—

Weighted average common shares outstanding—diluted	53,124	52,850	52,595
Basic loss per share	$(2.09)	$(3.29)	$(2.61)
Diluted loss per share	$(2.09)	$(3.29)	$(2.61)

In accordance with ASC Topic 260, Earnings Per Share, unvested restricted stock awards issued by Verso Paper contain nonforfeitable rights to dividends and qualify as participating securities. No dividends have been declared or paid in 2013, 2012, or 2011.

For 2013, 4,344,628 weighted average potentially dilutive shares from stock options with a weighted average exercise price per share of $2.40 were excluded from the diluted earnings per share calculation due to the antidilutive effect such shares would have on net loss per common share. For 2012, 3,033,282 weighted average potentially dilutive shares from stock options with a weighted average exercise price per share of $2.85 were excluded from the diluted earnings per share calculation due to the antidilutive effect such shares would have on net loss per common share. For 2011, 1,728,127 weighted average potentially dilutive shares from stock options with a weighted average exercise price per share of $3.83 were excluded from the diluted earnings per share calculation due to the antidilutive effect such shares would have on net loss per common share.

11. RETIREMENT PLANS

Defined Benefit Plan

We maintain defined benefit pension plans that provide retirement benefits for certain current hourly employees at the Androscoggin and Bucksport mills, and former hourly employees at the Sartell mill who were hired prior to July 1, 2004. Employees hired after June 30, 2004, who are not eligible to participate in the pension plans receive an additional company contribution to their accounts under our 401(k) savings plan (see “Other Benefits” discussion below). The pension plans provide defined benefits based on years of credited service times a specified flat dollar benefit rate.

During 2012, a curtailment loss of $1.5 million was recognized in Restructuring charges on the consolidated statements of operations due to a reduction in headcount associated with the closure of the former Sartell mill. The curtailment loss included $0.6 million of amortization of prior service cost and a net actuarial loss of $0.9 million.

During 2011, a curtailment loss of $1.9 million was recognized in Restructuring charges on the consolidated statements of operations due to a reduction in headcount associated with the paper machine shutdowns. The curtailment loss included $0.4 million of amortization of prior service cost and a net actuarial loss of $1.5 million.

The following table summarizes the components of net periodic pension cost for the years ended December 31, 2013, 2012, and 2011:

	Year Ended December 31,
(Dollars in thousands)	2013	2012	2011
Components of net periodic pension cost:
Service cost	$6,613	$7,082	$6,694
Interest cost	3,115	2,876	2,521
Expected return on plan assets	(3,303)	(2,791)	(2,234)
Amortization of actuarial loss	1,631	1,648	393
Amortization of prior service cost	651	740	1,176
Curtailment	—	1,517	1,921

Net periodic pension cost	$8,707	$11,072	$10,471

The following table provides detail on prior service cost and net actuarial loss recognized in Accumulated other comprehensive loss at December 31, 2013 and 2012:

(Dollars in thousands)	2013	2012
Amounts recognized in Accumulated other comprehensive loss:
Prior service cost	$1,923	$2,574
Net actuarial loss	9,512	22,364

The estimated net actuarial loss and prior service cost that will be amortized from Accumulated other comprehensive loss into net periodic pension cost during 2014 is $0.2 million and $0.7 million, respectively. We expect no plan assets to be returned to the company in 2014.

We make contributions that are sufficient to fully fund our actuarially determined costs, generally equal to the minimum amounts required by the Employee Retirement Income Security Act, or “ERISA.” In 2012, legislation titled Moving Ahead for Progress in the 21st Century, or “MAP-21,” was enacted and had the effect of spreading the expected funding requirements over a longer period of time. After the enactment of MAP-21, our required contribution to the pension plan during 2013, was reduced to $0.4 million for the 2012 plan year and $0 for the 2013 plan year. As such, we made contributions of $0.4 million in 2013, $10.7 million in 2012, and $9.6 million in 2011, respectively, to the pension plans. In 2014, we expect to make cash contributions of approximately $10.7 million to the pension plans, including additional contributions required as a result of the closure of the Sartell mill.

The following table sets forth a reconciliation of the plans’ benefit obligation, plan assets and funded status at December 31, 2013 and 2012:

	Year Ended December 31,
(Dollars in thousands)	2013	2012
Change in Projected Benefit Obligation:
Benefit obligation at beginning of period	$81,944	$67,686
Service cost	6,613	7,082
Interest cost	3,115	2,876
Actuarial (gain) loss	(10,472)	4,915
Benefits paid	(2,499)	(1,560)
Curtailment	—	945

Benefit obligation on December 31	$78,701	$81,944

Change in Plan Assets:
Plan assets at fair value, beginning of fiscal year	$51,528	$38,883
Actual net return on plan assets	4,052	3,520
Employer contributions	389	10,685
Benefits paid	(2,499)	(1,560)

Plan assets at fair value, end of fiscal year	$53,470	$51,528

Unfunded projected benefit obligation recognized in other liabilities on the consolidated balance sheets	$(25,231)	$(30,416)

The accumulated benefit obligation at December 31, 2013 and 2012, is $78.7 million and $81.9 million, respectively.

The following table summarizes expected future pension benefit payments:

(Dollars in thousands)
2014	$2,331
2015	2,561
2016	2,829
2017	3,165
2018	3,592
2019-2023	25,849

We evaluate our actuarial assumptions annually as of December 31 (the measurement date) and consider changes in these long-term factors based upon market conditions and the requirements of ASC Topic 715. These assumptions are used to calculate benefit obligations as of December 31 of the current year, and pension expense to be recorded for the following year. The discount rate assumption reflects the yield on a portfolio of high quality fixed-income instruments that have a similar duration to the plans’ liabilities. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the plans’ liabilities.

The actuarial assumptions used in the defined benefit pension plans were as follows:

	2013	2012	2011
Weighted average assumptions used to determine benefit obligations as of December 31:
Discount rate	4.75%	3.80%	4.30%
Rate of compensation increase	N/A	N/A	N/A
Weighted average assumptions used to determine net periodic pension cost for the fiscal year:
Discount rate	3.84	4.30	5.40
Rate of compensation increase	N/A	N/A	N/A
Expected long-term return on plan assets	6.50	6.50	6.50

The following table provides the pension plans’ asset allocation on December 31, 2013 and 2012:

	Allocation of Plan Assets
	2013 Targeted Allocation	Allocation on December 31, 2013	2012 Targeted Allocation	Allocation on December 31, 2012
Other securities:	60%		70% - 80%
Money market funds		— %		1%
Fixed income funds		48%		66%
Other funds		10%		1%
Equity securities:	40%		20% - 30%
Domestic equity funds—large cap		24%		22%
Domestic equity funds—small cap		12%		5%
International equity funds		6%		5%

ASC Topic 820 provides a common definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities (see Note 15—Fair Value of Financial Instruments for more detail). The following table sets forth by level, within the fair value hierarchy, the pension plans’ assets at fair value as of December 31, 2013 and 2012.

(Dollars in thousands)	Total	Level 1	Level 2	Level 3
December 31, 2013
Fixed income funds	$25,764	$25,764	$—	$—
Domestic equity funds—large cap	13,086	13,086	—	—
Domestic equity funds—small cap	6,214	6,214	—	—
International equity funds	3,167	3,167	—	—
Money market funds	—	—	—	—
Other funds	5,239	5,239	—	—

Total assets at fair value	$53,470	$53,470	$—	$—

December 31, 2012
Fixed income funds	$34,021	$34,021	$—	$—
Domestic equity funds—large cap	11,346	—	11,346	—
Domestic equity funds—small cap	2,693	2,693	—	—
International equity funds	2,331	1,164	1,167	—
Money market funds	632	632	—	—
Other funds	505	505	—	—

Total assets at fair value	$51,528	$39,015	$12,513	$—

Our primary investment objective is to ensure, over the long-term life of the pension plans, an adequate pool of sufficiently liquid assets to support the benefit obligations. In meeting this objective, the pension plans seek to achieve a high level of investment return through long-term stock and bond investment strategies, consistent with a prudent level of portfolio risk. Any volatility in investment performance compared to investment objectives should be explainable in terms of general economic and market conditions. Our targeted pension fund asset allocation was updated during the third quarter of 2013. The expected return on plan assets assumption for 2014 will be 6.50 percent. The expected long-term rate of return on plan assets reflects the weighted-average expected long-term rates of return for the broad categories of investments currently held in the plans (adjusted for expected changes), based on historical rates of return for each broad category, as well as factors that may constrain or enhance returns in the broad categories in the future. The expected long-term rate of return on plan assets is adjusted when there are fundamental changes in expected returns in one or more broad asset categories and when the weighted-average mix of assets in the plans changes significantly.

Defined Contribution Plan

We sponsor a defined contribution plan to provide salaried, Quinnesec hourly, and certain Bucksport hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement.

As determined by the provisions of the plan, we contribute annually a percentage of employee earnings. The percentage is based on age and years of credited service for employees who were hired prior to July 1, 2004 and a fixed percentage of earnings to employees who were hired after June 30, 2004. Expense under this plan was $4.8 million, $5.6 million, and $7.6 million for the years ended December 31, 2013, 2012, and 2011 respectively.

Other Benefits

We sponsor a 401(k) plan to provide salaried and hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement. Employee contributions may be made on a before-tax or after-tax basis to the plan. Employer matching contributions under the plan were $6.7 million, $7.2 million, and $8.6 million for the years ended December 31, 2013, 2012, and 2011, respectively.

12. EQUITY AWARDS

The Verso Paper Corp. 2008 Incentive Award Plan, as amended, or the “Incentive Plan,” authorizes the issuance of stock awards covering up to 6,250,000 shares of our common stock. Under the Incentive Plan, stock awards may be granted to employees, consultants, and directors upon approval by the board of directors.

We have issued non-qualified stock options to certain non-employee directors that vest upon grant and expire 10 years from the date of grant. We also have issued time-based non-qualified stock options to officers and management employees in 2013, 2012, and 2011. The time-based options vest one to three years from the date of grant and expire seven years from the date of grant. In 2009, we issued performance-based non-qualified stock options to an officer and management. The performance-based options vested one to three years from the date of grant based on the achievement of certain performance criteria tied to Verso Paper’s calculation of Adjusted EBITDA and expire seven years from the date of grant. In March 2011, we revised the performance criteria for certain unvested performance-based stock options. The incremental increase of $0.1 million in the fair value of the modified options was recognized over the remaining service period.

A summary of stock option plan activity (including the performance-based options) for the years ended December 31, 2013, 2012, and 2011 is provided below:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
December 31, 2010(1)	1,388,746	$3.36	$2.05

Options granted	430,855	5.63	4.13
Forfeited	(32,295)	3.97	2.68
Exercised	(5,807)	2.88	2.00

December 31, 2011	1,781,499	3.90	2.59

Options granted	2,193,701	1.46	1.07
Forfeited	(90,007)	3.48	2.52

December 31, 2012	3,885,193	2.53	1.73

Options granted	564,442	1.29	0.93
Forfeited	(15,929)	1.53	1.09

December 31, 2013(2)	4,433,706	$2.38	$1.63	4.6

Options exercisable on December 31, 2013(2)	2,304,798	$3.03		3.8	$—
Options expected to vest as of December 31, 2013	2,128,908	1.68			—

(1)	On December 31, 2010, there were an additional 19,094 of performance-based options for which the performance period had not begun. These options were classified as liability awards and had a weighted average fair values of $2.40 at December 31, 2010.
(2)	On December 31, 2013, options outstanding had exercise prices ranging from $0.71 to $5.93 and options exercisable had exercise prices ranging from $0.71 to $5.93.

We used the Black-Scholes option pricing model to estimate the fair value of stock options granted in 2013, 2012, and 2011, with the following assumptions:

	2013	2012	2011
Expected weighted-average life of options granted	4.5 years	3.0 - 5.0 years	3.0 - 5.0 years
Range of volatility rates based on historical industry volatility	100.52%	94.39% - 102.22%	90.65%
Range of risk-free interest rates	0.81%	.57% - .83%	1.18% - 2.16%
Expected dividend yield	—	—	—

Based on our limited exercise history, we use the simplified method of calculating expected lives of options granted per ASC Topic 718-10-S99. Expected volatility is estimated using historical industry volatility blended with Verso Paper’s historical volatility. The dividend yield is assumed to be zero since we have no current plans to declare dividends. The risk-free interest rates are based on the market yield of U.S. Treasury securities.

On December 31, 2013, there was $1.5 million of unrecognized compensation cost related to stock options which is expected to be recognized over a weighted-average period of approximately 1.6 years. There were no option exercises in 2013 or 2012, and the total intrinsic value of options exercised in 2011 was immaterial to Verso Paper’s consolidated financial statements. Cash received and tax benefits realized from options exercised during 2011 were also immaterial to Verso Paper’s consolidated financial statements.

In 2013, Verso Paper issued 295,336 restricted stock awards to its executives, directors, and certain senior managers with a weighted-average grant date fair value of $1.29 per share, based on the closing market price of our common stock on the date of grant. Verso Paper also issued 320,414 and 158,057 restricted stock awards to its executives and senior management in 2012 and 2011, respectively. The 2012 and 2011, restricted stock awards had weighted average grant date fair values of $1.20 and $5.70, respectively, which was equal to the closing market price of our common stock on the date of grant. The restrictions lapse in equal annual installments on each of the first three anniversaries of the date of grant. As of December 31, 2013, there was $0.4 million of unrecognized compensation cost related to restricted stock awards which is expected to be recognized over a weighted-average period of approximately 1.8 years. The restrictions on these shares automatically lapse in the event of a change of control as defined in the Incentive Plan.

Simultaneously with the consummation of the IPO, the limited partnership agreement of Verso Paper’s parent, Verso Paper Management LP, or the “Partnership,” was amended to, among other things; change its equity structure from multiple classes of units representing limited partner interests in the Partnership to a single class of units representing such interests. The conversion from the prior multiple-class unit structure, or the “Legacy Units,” to a new single class of units in the Partnership was designed to correlate the equity structure of the Partnership with the post-IPO equity structure of Verso Paper.

Certain members of our management were granted Legacy Class B Units, which vested over a five-year period at the rate of 20% per year on each anniversary of the grant date. As of December 31, 2013, all Legacy Class B Units were vested.

Equity award expense for the years ended December 31, 2013, 2012 and 2011, respectively, was $1.8 million, $2.7 million, and $2.4 million.

13. BUCKSPORT ENERGY ASSET INVESTMENT

We have a joint ownership interest with Bucksport Energy LLC, an unrelated third party, in a cogeneration power plant producing steam and electricity. The plant was built in 2000 and is located at and supports our mill in Bucksport, Maine. Each co-owner owns an undivided proportional share of the plant’s assets, and we account for this investment under the proportional consolidation method. We own 28% of the steam and electricity produced by the plant. We may purchase our remaining electrical needs from the plant at market rates. We are obligated to purchase the remaining 72% of the steam output from the plant at fuel cost plus a contractually fixed fee per unit of steam. Power generation and operating expenses are divided on the same basis as ownership, and are reflected in Cost of products sold in our accompanying consolidated statements of operations.

Balances included in the balance sheet at December 31, 2013 and 2012, related to this investment are as follows:

	December 31,
(Dollars in thousands)	2013	2012
Other receivables	$281	$413
Other assets(1)	214	220

Property, plant, and equipment	$10,692	$10,697
Accumulated depreciation	(4,668)	(3,971)

Net property, plant, and equipment	$6,024	$6,726

Current liabilities	$(83)	$(159)

(1)	Represents primarily restricted cash which may be used only to fund the ongoing energy operations of this investment.

In addition to the ownership interest, we are required to maintain an account for our portion of expected major maintenance activities of the plant. As of December 31, 2013 and 2012, there was $2.3 million and $0.7 million of restricted cash included in Intangibles and other assets in the accompanying consolidated balance sheets related to the maintenance account.

14. DERIVATIVE INSTRUMENTS AND HEDGES

In the normal course of business, we utilize derivatives contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with GAAP. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. We manage credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices. We manage market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

Derivative instruments are recorded on the balance sheet as other assets or other liabilities measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For a cash flow hedge accounted for under ASC Topic 815, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in Accumulated other comprehensive loss and are subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. For hedges that are entered into as economic hedges, but not accounted for under ASC Topic 815, changes in the fair value of the derivative instrument are recorded in Cost of products sold in the current period. Cash flows from derivative contracts are reported as operating activities on the consolidated statements of cash flows.

We enter into fixed-price energy swaps as hedges designed to mitigate the risk of changes in commodity and delivery prices for future forecasted purchase commitments. These fixed-price swaps involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. Historically, we designated our energy hedging relationships as cash flow hedges under ASC Topic 815 with net gains or losses attributable to effective hedging recorded in Accumulated other comprehensive loss and any ineffectiveness recognized in Cost of products sold.

One of the requirements that must be evaluated when determining whether a contract qualifies for hedge accounting treatment is whether or not the contract is deemed effective. A contract is deemed effective if the change in the fair value of the derivative contract offsets, within a specified range, the change in the anticipated cash flows of the hedged transaction. The effectiveness of a hedging relationship must be tested at inception and quarterly thereafter. If the relationship fails this test at any time, hedge accounting treatment must be discontinued prospectively. The requirements necessary to apply hedge accounting are complex and must be documented at the inception as well as throughout the term of the contract. If we fail to accurately document these requirements, the contract is not eligible for hedge accounting treatment. The accompanying financial statements reflect the discontinuation of hedge accounting for certain contracts that failed to qualify for hedge accounting during the first quarter of 2012. Additionally, effective April 1, 2012, management elected to de-designate the remaining energy swaps that had previously been designated as cash flow hedges and to discontinue hedge accounting prospectively. As a result, all gains and losses from changes in the fair value of our derivative contracts subsequent to March 31, 2012, are recognized immediately in Cost of products sold. Prior to March 31, 2012, to the extent the hedge was effective, the change in fair value was deferred through Accumulated other comprehensive loss. In 2011, we also de-designated certain energy-related cash flow hedges which ceased to achieve high correlation. The amount recorded in Accumulated other comprehensive loss at the time a contract is de-designated is reclassified into Cost of products sold when the forecasted transaction occurs, or sooner if management determines that the forecasted transaction is probable of not occurring. Energy swaps continue to be utilized as economic hedges designed to mitigate the risk of changes in commodity and delivery prices for future energy purchase commitments.

The following table presents information about the volume and fair value amounts of our derivative instruments:

	December 31, 2013		December 31, 2012
(Dollars in thousands)	MMBTUs	Fair Value Assets/ (Liabilities)	MMBTUs	Fair Value Assets/ (Liabilities)
Derivative contracts not currently designated as hedging instruments
Fixed price energy swaps
Notional amount	6,652,070		6,194,726
Prepaid expenses and other assets		$15,505		$20
Intangibles and other assets, net		—		29
Accrued liabilities		(4,959)		(3,909)
Other liabilities		—		(225)

The following tables present information about the effect of our derivative instruments on Accumulated other comprehensive income and the consolidated statements of operations:

	Loss Recognized in Accumulated OCI			Loss Reclassified from Accumulated OCI
	Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2013	2012	2011
Derivative contracts designated as hedging instruments
Fixed price energy swaps	$—	$(1,365)	$(5,188)	$—	$(283)	$(2,838)
Derivative contracts not currently designated as hedging instruments
Fixed price energy swaps				$(335)	$(5,573)	$—

Loss reclassified from Accumulated OCI to earnings is included in Cost of products sold.

	Gain (Loss) Recognized on Derivatives
	Year Ended December 31,
(Dollars in thousands)	2013	2012	2011
Derivative contracts designated as hedging instruments
Fixed price energy swaps	$—	$(50)	$(1,189)
Derivative contracts not currently designated as hedging instruments
Fixed price energy swaps	$16,117	$(2,973)	$(8,643)

Gain (loss) recognized on derivatives is included in Cost of products sold.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

We use fair value measurements for the initial recording of certain assets and liabilities, periodic remeasurement of certain assets and liabilities, and disclosures. Fair value is generally defined as the exit price at which an asset or liability could be exchanged in a current transaction between willing, unrelated parties, other than in a forced or liquidation sale.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•	Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumption about the inputs used in pricing the asset or liability at the measurement date.

The following table summarizes the balances of assets and liabilities measured at fair value on a recurring basis:

(Dollars in thousands)	Total	Level 1	Level 2	Level 3
December 31, 2013
Assets:
Deferred compensation assets	$3,495	$3,495	$—	$—
Commodity swaps	15,505	—	15,505	—
Liabilities:
Commodity swaps	$4,959	$—	$4,959	$—

December 31, 2012
Assets:
Deferred compensation assets	$3,396	$3,396	$—	$—
Commodity swaps	49	—	49	—
Liabilities:
Commodity swaps	$4,134	$—	$4,134	$—

Fair values are based on observable market data.

16. RELATED PARTY TRANSACTIONS

Management Agreement—In connection with the acquisition of our business from International Paper Company on August 1, 2006, we entered into a management agreement with certain affiliates of Apollo Management, L.P., or “Apollo,” relating to the provision of certain financial and strategic advisory services and consulting services, which will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if we decide to engage someone to fill such role. In the event that we are not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition or financing or any similar transaction, we have agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Distributions to Verso Finance—On January 31, 2013, Verso Holdings exchanged $85.8 million of the outstanding principal and accrued interest on the Senior Unsecured Term Loans for $72.9 million of 11.75% Senior Secured Notes due 2019. The principal and interest of the Senior Unsecured Term Loans remaining after the exchange was funded through cash payments by Verso Holdings. These transactions are reflected as a $94.9 million Return of capital in Verso Holdings’ statement of member’s equity.

Verso Quinnesec Renewable Energy Project—In 2010, Verso Quinnesec REP LLC, an indirect, wholly owned subsidiary of Verso Holdings, entered into a financing transaction with Chase NMTC Verso Investment Fund, LLC, or the “Investment Fund,” a consolidated variable interest entity (see Note 20 – New Market Tax Credit Entities). Under this arrangement, Verso Holdings loaned $23.3 million to Verso Finance at an interest rate of 6.5% per year and with a maturity of December 29, 2040, and Verso Finance, in turn, loaned the funds on similar terms to the Investment Fund. The Investment Fund then contributed the loan proceeds to certain community development entities, which, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at our mill in Quinnesec, Michigan. As of both December 31, 2013, and 2012, Verso Holdings had a $23.3 million long-term receivable due from Verso Finance, representing these funds and accrued interest receivable of $0.1 million, while the Investment Fund had an outstanding loan of $23.3 million due to Verso Finance and accrued interest payable of $0.1 million. In addition, for each of the years ended December 31, 2013, 2012, and 2011, Verso Holdings recognized interest income from Verso Finance of $1.5 million and the Investment Fund recognized interest expense to Verso Finance of $1.5 million.

Verso Paper—Verso Holdings has made distributions to pay expenses on behalf of Verso Paper. Distributions were $0.1 million for 2013, and negligible for 2012, and 2011. In 2012, Verso Paper forgave $0.8 million of advances made during prior years to Verso Holdings which was treated as a capital contribution from a parent.

17. RESTRUCTURING CHARGES

In the third quarter of 2012, we completed a comprehensive assessment of the damage resulting from the fire and explosion at the former paper mill in Sartell, Minnesota, and announced the decision to permanently close the mill. In 2011, we permanently shut down a paper machine at our mill in Bucksport, Maine, and two paper machines at the former Sartell mill.

The following table details the charges incurred related primarily to the mill closure in 2012 and paper machine shutdowns in 2011 as included in Restructuring charges on our accompanying consolidated statements of operations:

	Year Ended December 31,			Cumulative Incurred
(Dollars in thousands)	2013	2012	2011
Property and equipment	$—	$66,521	$7,068	$73,589
Severance and benefit costs	688	19,373	15,004	35,065
Write-off of spare parts and inventory	—	6,934	2,278	9,212
Trademark impairment	—	3,693	—	3,693
Write-off of purchase obligations and commitments	(594)	2,420	—	1,826
Other miscellaneous costs	1,284	3,463	114	4,861

Total restructuring charges	$1,378	$102,404	$24,464	$128,246

The following details the changes in our associated restructuring reserve liabilities during the years ended December 31, 2013 and 2012 which are included in Accrued liabilities on our consolidated balance sheets:

	Year Ended December 31,
(Dollars in thousands)	2013	2012
Beginning balance of reserve	$5,098	$10,763
Severance and benefit costs	196	15,500
Severance and benefit payments	(3,678)	(22,230)
Purchase obligations	—	2,488
Payments on purchase obligations	(561)	(1,355)
Severance and benefit reserve adjustments	(461)	—
Purchase obligation reserve adjustments	(594)	(68)

Ending balance of reserve	$—	$5,098

Severance and benefit costs incurred in excess of severance and benefits costs accrued in 2013 consist primarily of $0.5 million of salaries and benefit costs for employees continuing to provide services, which were expensed as incurred. In 2012, severance and benefit costs incurred in excess of severance and benefits costs accrued were primarily the result of $2.5 million of pension and workers compensation expense and $1.3 million of salaries and benefit costs for employees continuing to provide services, which were expensed as incurred.

18. INCOME TAXES

The following is a summary of the components of the (benefit) provision for income taxes for Verso Paper:

	Year Ended December 31,
(Dollars in thousands)	2013	2012	2011
Current tax provision (benefit):
U.S. federal	$—	$—	$—
U.S. state and local	38	(96)	281

	38	(96)	281
Deferred tax (benefit) provision:
U.S. federal	(120,029)	(58,563)	(40,038)
U.S. state and local	(12,621)	(6,486)	(7,047)

	(132,650)	(65,049)	(47,085)
Valuation allowance	132,050	63,721	47,001

Income tax (benefit) provision	$(562)	$(1,424)	$197

A reconciliation of income tax expense using the statutory federal income tax rate compared with actual income tax expense follows:

	Year Ended December 31,
(Dollars in thousands)	2013	2012	2011
Tax at Statutory U.S. Rate of 34%	$(38,001)	$(59,586)	$(46,456)
Increase resulting from:
Acquisition transaction costs	1,756	—	—
Meals and entertainment	173	197	169
Nondeductible lobbying expenses	80	46	38
Disallowed compensation	—	680	—
Goodwill impairment	—	—	6,356
Equity award expense	—	—	55
Other disallowed expenses	4	36	1

Net permanent differences	2,013	959	6,619

Valuation allowance	132,050	63,721	47,001
Benefit from change in prior tax position	(93,039)	—	—
State income taxes (benefit)	(3,740)	(6,550)	(6,861)
Return to provision	155	32	(106)

Total income tax provision	$(562)	$(1,424)	$197

The following is a summary of the significant components of our deferred tax position:

	Year Ended December 31,
(Dollars in thousands)	2013	2012
Deferred tax assets:
Net operating loss and credit carryforwards	$417,536	$272,575
Payment-in-kind interest	10,211	11,082
Pension	9,606	11,403
Compensation reserves	8,348	6,755
Inventory reserves	7,546	7,103
Inventory capitalization	2,885	2,492
Unrealized hedge losses	—	1,559
Bad debt reserves	841	900
Other	2,046	1,665

Gross deferred tax assets	459,019	315,534
Less: valuation allowance	(323,335)	(195,695)

Deferred tax assets, net of allowance	135,684	119,839

Deferred tax liabilities:
Property, plant, and equipment	$(100,507)	$(84,241)
Cancellation of debt income deferral	(21,878)	(26,127)
Intangible assets	(8,241)	(9,148)
Deferred repair charges	(6,188)	(6,657)
Unrealized hedge income	(4,046)	—
Prepaid expenses	(998)	(440)

Total deferred tax liabilities	(141,858)	(126,613)

Net deferred tax liabilities	$(6,174)	$(6,774)

The valuation allowance for deferred tax assets as of December 31, 2013, 2012, and 2011 was $323.3 million, $195.7 million, and $132.1 million, respectively. The increase in the valuation allowance in 2013 of $127.6 million is primarily attributable to additional federal and state net operating loss carryforwards for alternative fuel credits taken as taxable income in 2009 and 2010 that have now been deemed nontaxable. The increase in the valuation allowance in 2012 of $63.6 million was primarily attributable to additional federal and state losses incurred during 2012. It is less than more likely than not Verso Paper will realize these carryforward benefits in the future.

Income tax benefits related to the pension prior service liability have been credited to other comprehensive income. The benefits have been reduced by a valuation allowance of $6.7 million.

Verso Paper’s policy is to record interest paid with respect to income taxes as interest expense or interest income, respectively, in the consolidated statements of operations.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on our lack of historical earnings, management believes it is more likely than not that Verso Paper will not realize the benefits of those deductible differences.

Verso Paper has federal net operating loss carryforwards totaling approximately $1,112.2 million on December 31, 2013, which begin to expire for the tax year 2025.

Verso Paper has state net operating loss carryforwards totaling approximately $703.6 million on December 31, 2013, which begin to expire for the tax year 2014.

Verso Paper is subject to various federal, state, and local income tax audits for the tax years ended December 31, 2010 through 2013. As of the current date, there are no ongoing federal or state income tax audits.

19. COMMITMENTS AND CONTINGENCIES

Operating Leases—We have entered into operating lease agreements, which expire at various dates through 2022, related to certain machinery and equipment used in our manufacturing process. Rental expense under operating leases amounted to $9.8 million, $9.2 million, and $7.7 million for the years ended December 31, 2013, 2012, and 2011, respectively.

The following table, as of December 31, 2013, represents the future minimum rental payments due under non-cancelable operating leases that have initial or remaining lease terms in excess of one year:

(Dollars in thousands)
2014	$5,259
2015	2,674
2016	973
2017	414
2018	162
Thereafter	226

Total	$9,708

Purchase obligations—We have entered into unconditional purchase obligations in the ordinary course of business for the purchase of certain raw materials, energy, and services. The following table, as of December 31, 2013, summarizes our unconditional purchase obligations.

(Dollars in thousands)
2014	$85,475
2015	44,669
2016	38,613
2017	38,935
2018	37,643
Thereafter	129,685

Total	$375,020

Severance Arrangements—Under our severance policy, and subject to certain terms and conditions, if the employment of a salaried employee or an hourly employee at the Quinnesec mill is terminated under specified circumstances, the employee is eligible to receive a termination allowance based on the employee’s applicable service and eligible pay. The termination allowance is equal to two weeks of eligible pay for each full or partial year of applicable service, and in any event is not less than four weeks of eligible pay and not more than 52 weeks of eligible pay. We also may elect to provide the employee with other severance benefits such as prorated and/or reduced incentive awards under our incentive plans and programs, subsidized continuation medical and dental insurance coverage, and outplacement services. Our executive officers are also entitled to receive additional severance benefits under their contracts with us in the event of the termination of their employment under certain circumstances.

Expera Specialty Solutions, LLC (formerly named Thilmany, LLC)—We are a party to a long-term supply agreement with Expera Specialty Solutions, LLC (formerly named Thilmany, LLC), or “Expera,” for the manufacture of specialty paper products on paper machine no. 5 at our Androscoggin mill in Jay, Maine. The agreement, which expires on June 1, 2017, requires Expera to pay us a variable charge for the paper purchased and a fixed charge for the availability of the paper machine. We are responsible for the machine’s routine maintenance, and Expera is responsible for any capital expenditures specific to the machine. Expera has the right to terminate the agreement if certain events occur.

General Litigation—We are involved from time to time in legal proceedings incidental to the conduct of our business. We do not believe that any liability that may result from these proceedings will have a material adverse effect on our financial statements.

20. NEW MARKET TAX CREDIT ENTITIES

In 2010, we entered into a financing transaction with Chase Community Equity, LLC, or “Chase,” related to a $43 million renewable energy project at our mill in Quinnesec, Michigan, in which Chase made a capital contribution and Verso Finance made a loan to Chase NMTC Verso Investment Fund, LLC, or the “Investment Fund,” under a qualified New Markets Tax Credit, or “NMTC,” program, was provided for in the Community Renewal Tax Relief Act of 2000.

In connection with the financing, Verso Holdings loaned $23.3 million to Verso Finance at an interest rate of 6.5% per year and with a maturity of December 29, 2040, and Verso Finance, in turn, loaned the funds on similar terms to the Investment Fund. The Investment Fund then contributed the loan proceeds to certain CDEs, which, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC, our indirect, wholly owned subsidiary. The proceeds of the loans from the CDEs (including loans representing the capital contribution made by Chase, net of syndication fees) were used to partially fund the renewable energy project.

By virtue of its contribution, Chase is entitled to substantially all of the benefits derived from the NMTCs. This transaction includes a put/call provision whereby we may be obligated or entitled to repurchase Chase’s interest. We believe that Chase will exercise the put option in December 2017 at the end of the recapture period. The value attributed to the put/call is de minimis. The NMTC is subject to 100% recapture for a period of 7 years as provided in the Internal Revenue Code. We are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in projected tax benefits not being realized and, therefore, could require us to indemnify Chase for any loss or recapture of NMTCs related to the financing until such time as our obligation to deliver tax benefits is relieved. We do not anticipate any credit recaptures will be required in connection with this arrangement.

We have determined that the Investment Fund is a variable interest entity, or “VIE,” of which we are the primary beneficiary and have consolidated it in accordance with the accounting standard for consolidation. Chase’s contribution, net of syndication fees, is included in Other liabilities in the accompanying consolidated balance sheets. Direct costs incurred in structuring the financing arrangement are deferred and will be recognized as expense over the term of the loans. Incremental costs to maintain the structure during the compliance period are recognized as incurred.

The following table summarizes the impact of the VIE consolidated by Verso Holdings as of December 31, 2013 and 2012:

	VERSO PAPER		VERSO HOLDINGS
	December 31,		December 31,
(Dollars in thousands)	2013	2012	2013	2012
Current assets	$15	$24	$15	$24
Non-current assets	85	85	23,390	23,390

Total assets	$100	$109	$23,405	$23,414

Current liabilities	15	23	141	149
Long-term debt	—	—	23,305	23,305
Other non-current liabilities	7,923	7,923	7,923	7,923

Total liabilities	$7,938	$7,946	$31,369	$31,377

Amounts presented in the consolidated balance sheets and the table above are adjusted for intercompany eliminations.

The asset held by Verso Holdings represents its investment in the loan to Verso Finance, which is eliminated in consolidation in the accompanying consolidated balance sheet of Verso Paper. The liability of Verso Holdings represents the loan issued by the Investment Fund to Verso Finance, which is also eliminated in consolidation in the accompanying consolidated balance sheet of Verso Paper.

21. INFORMATION BY INDUSTRY SEGMENT

Our reporting segments correspond to the following three market segments in which we operate: coated papers, including coated groundwood and coated freesheet; hardwood market pulp; and other, consisting of specialty papers. We operate primarily in one geographic segment, North America. Our products are used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications such as high-end advertising brochures, annual reports, and direct-mail advertising. Our assets are utilized across segments in our integrated mill system and are not identified by segment or reviewed by management on a segment basis.

The following table summarizes the industry segments for the years ended December 31, 2013, 2012, and 2011:

	VERSO PAPER			VERSO HOLDINGS
	Year Ended December 31,			Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2013	2012	2011
Net Sales:
Coated papers	$1,062,555	$1,177,050	$1,418,817	$1,062,555	$1,177,050	$1,418,817
Hardwood market pulp	156,099	140,816	150,111	156,099	140,816	150,111
Other	170,245	156,746	153,561	170,245	156,746	153,561

Total	$1,388,899	$1,474,612	$1,722,489	$1,388,899	$1,474,612	$1,722,489

Operating Income (Loss):
Coated papers(1)	$14,546	$(26,166)	$(4,726)	$14,546	$(26,115)	$3,470
Hardwood market pulp	21,540	9,215	33,357	21,540	9,215	33,357
Other	(2,186)	(15,470)	(12,945)	(2,186)	(15,470)	(12,945)

Total	$33,900	$(32,421)	$15,686	$33,900	$(32,370)	$23,882

Depreciation, Amortization, and Depletion:
Coated papers	$77,976	$90,740	$98,370	$77,976	$90,740	$98,370
Hardwood market pulp	18,125	18,000	17,249	18,125	18,000	17,249
Other	8,629	9,438	9,676	8,629	9,438	9,676

Total	$104,730	$118,178	$125,295	$104,730	$118,178	$125,295

Capital Spending:
Coated papers	$33,595	$57,807	$65,227	$33,595	$57,807	$65,227
Hardwood market pulp(2)	5,752	(325)	23,695	5,752	(325)	23,695
Other	1,313	2,427	1,350	1,313	2,427	1,350

Total	$40,660	$59,909	$90,272	$40,660	$59,909	$90,272

(1)	Included here is the effect of $102.4 million in Restructuring charges, offset by $60.6 million in Other operating income, recognized in 2012, which is entirely attributable to the coated papers segment.
(2)	Included here is the effect, attributable to the pulp segment, of a $14.7 million cash inflow received in 2012 from governmental grants associated with a renewable energy project at our mill in Quinnesec, Michigan, due to spending in 2011.

22. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Presented below are Verso Holdings’ consolidating balance sheets, statements of operations, statements of comprehensive income, and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. The consolidating financial statements have been prepared from Verso Holdings’ financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate Verso Holdings’ subsidiaries that guaranteed the obligations under the debt securities described below are reflected in the Eliminations column.

Verso Holdings, or the “Parent Issuer,” and its direct, 100% owned subsidiary, Verso Paper Inc., or the “Subsidiary Issuer,” are the issuers of 11.75% Senior Secured Notes due 2019, the 11.75% Secured Notes due 2019, the 8.75% Second Priority Senior Secured Notes due 2019, the Second Priority Senior Secured Floating Rate Notes due 2014, and the 11.38% Senior Subordinated Notes due 2016, or collectively, the “Notes.” The Notes are jointly and severally guaranteed on a full and unconditional basis by the Parent Issuer’s direct and indirect, 100% owned subsidiaries, excluding the Subsidiary Issuer, Bucksport Leasing LLC, and Verso Quinnesec REP LLC, or collectively, the “Guarantor Subsidiaries.” Chase NMTC Verso Investment Fund, LLC, a consolidated VIE of Verso Holdings, is a “Non-Guarantor Affiliate.”

Verso Paper Holdings LLC

Condensed Consolidating Balance Sheet

December 31, 2013

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$—	$11,230	$—	$10	$—	$11,240
Accounts receivable, net	—	—	104,624	—	—	—	104,624
Inventories	—	—	137,687	—	—	—	137,687
Assets held for sale	—	—	50	—	—	—	50
Prepaid expenses and other assets	—	—	20,616	—	5	—	20,621

Current assets	—	—	274,207	—	15	—	274,222
Property, plant, and equipment, net	—	—	724,063	19,171	—	(288)	742,946
Intercompany/affiliate receivable	1,335,323	—	1,393	—	31,153	(1,367,869)	—
Investment in subsidiaries	(439,125)	—	(12,124)	—	—	451,249	—
Intangibles and other assets, net(1)	—	—	103,424	1,251	85	—	104,760

Total assets	$896,198	$—	$1,090,963	$20,422	$31,253	$(916,908)	$1,121,928

LIABILITIES AND MEMBER’S EQUITY
Accounts payable	$—	$—	$88,397	$7	$15	$(7)	$88,412
Accrued liabilities	58,847	—	63,462	—	126	—	122,435
Current maturities of long-term debt	13,310	—	—	—	—	—	13,310

Current liabilities	72,157	—	151,859	7	141	(7)	224,157
Intercompany/affiliate payable	—	—	1,335,323	32,539	—	(1,367,862)	—
Long-term debt(2)	1,235,167	—	—	—	23,305	—	1,258,472
Other liabilities	—	—	42,502	—	8,087	(164)	50,425
Member’s (deficit) equity	(411,126)	—	(438,721)	(12,124)	(280)	451,125	(411,126)

Total liabilities and equity	$896,198	$—	$1,090,963	$20,422	$31,253	$(916,908)	$1,121,928

(1)	Intangibles and other assets, net of Guarantor Subsidiaries includes $23.3 million of a long-term note receivable from Verso Finance.
(2)	Long-term debt of Non-Guarantor Affiliate is payable to Verso Finance.

Verso Paper Holdings LLC

Condensed Consolidating Balance Sheet

December 31, 2012

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$—	$61,453	$—	$17	$—	$61,470
Accounts receivable, net	—	—	101,014	—	—	—	101,014
Inventories	—	—	131,467	—	—	—	131,467
Assets held for sale	—	—	24,867	—	—	—	24,867
Prepaid expenses and other assets	—	—	3,989	—	7	—	3,996

Current assets	—	—	322,790	—	24	—	322,814
Property, plant, and equipment, net	—	—	773,074	20,246	—	(289)	793,031
Intercompany/affiliate receivable	1,251,788	—	1,401	—	31,153	(1,284,342)	—
Investment in subsidiaries	(253,714)	—	(11,183)	—	—	264,897	—
Intangibles and other assets, net(1)	—	—	115,222	1,125	85	—	116,432

Total assets	$998,074	$—	$1,201,304	$21,371	$31,262	$(1,019,734)	$1,232,277

LIABILITIES AND MEMBER’S EQUITY
Accounts payable	$—	$—	$92,056	$7	$23	$(7)	$92,079
Accrued liabilities	54,926	—	64,069	—	126	—	119,121
Liabilities related to assets held for sale	—	—	176	—	—	—	176

Current liabilities	54,926	—	156,301	7	149	(7)	211,376
Intercompany/affiliate payable	—	—	1,251,788	32,547	—	(1,284,335)	—
Long-term debt(2)	1,163,747	—	—	—	23,305	—	1,187,052
Other liabilities	—	—	46,525	—	8,032	(109)	54,448
Member’s (deficit) equity	(220,599)	—	(253,310)	(11,183)	(224)	264,717	(220,599)

Total liabilities and equity	$998,074	$—	$1,201,304	$21,371	$31,262	$(1,019,734)	$1,232,277

(1)	Intangibles and other assets, net of Guarantor Subsidiaries includes $23.3 million of a long-term note receivable from Verso Finance.
(2)	Long-term debt of Non-Guarantor Affiliate is payable to Verso Finance.

Verso Paper Holdings LLC

Condensed Consolidating Statements of Operations and Comprehensive Income

Year Ended December 31, 2013

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net sales	$—	$—	$1,388,899	$—	$—	$—	$1,388,899
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	1,179,085	—	—	—	1,179,085
Depreciation, amortization, and depletion	—	—	103,655	1,075	55	(55)	104,730
Selling, general, and administrative expenses	—	—	75,452	(1,707)	32	—	73,777
Restructuring charges	—	—	1,378	—	—	—	1,378
Other operating income	—	—	(3,971)	—	—	—	(3,971)
Interest income	(138,298)	—	(1,539)	—	(1,546)	139,844	(1,539)
Interest expense	138,298	—	137,083	1,574	1,515	(139,844)	138,626
Other loss, net	2,800	—	5,165	—	—	—	7,965
Equity in net loss of subsidiaries	(108,352)	—	—	—	—	108,352	—

Net loss	$(111,152)	$—	$(107,409)	$(942)	$(56)	$108,407	$(111,152)
Other comprehensive income	13,838	—	13,838	—	—	(13,838)	13,838

Comprehensive loss	$(97,314)	$—	$(93,571)	$(942)	$(56)	$94,569	$(97,314)

Verso Paper Holdings LLC

Condensed Consolidating Statements of Operations and Comprehensive Income

Year Ended December 31, 2012

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net sales	$—	$—	$1,474,612	$—	$—	$—	$1,474,612
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	1,272,630	—	—	—	1,272,630
Depreciation, amortization, and depletion	—	—	117,014	1,164	55	(55)	118,178
Selling, general, and administrative expenses	—	—	76,039	(1,707)	32	—	74,364
Restructuring charges	—	—	102,404	—	—	—	102,404
Other operating income	—	—	(60,594)	—	—	—	(60,594)
Interest income	(129,801)	—	(1,523)	—	(1,546)	131,347	(1,523)
Interest expense	129,801	—	126,399	1,575	1,515	(131,347)	127,943
Other loss, net	8,244	—	(864)	—	—	—	7,380
Equity in net loss of subsidiaries	(157,926)	—	—	—	—	157,926	—

Net loss	$(166,170)	$—	$(156,893)	$(1,032)	$(56)	$157,981	$(166,170)
Other comprehensive income	3,385	—	3,385	—	—	(3,385)	3,385

Comprehensive loss	$(162,785)	$—	$(153,508)	$(1,032)	$(56)	$154,596	$(162,785)

Verso Paper Holdings LLC

Condensed Consolidating Statements of Operations and Comprehensive Income

Year Ended December 31, 2011

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net sales	$—	$—	$1,722,489	$—	$—	$—	$1,722,489
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	1,460,290	—	—	—	1,460,290
Depreciation, amortization, and depletion	—	—	125,121	174	55	(55)	125,295
Selling, general, and administrative expenses	—	—	78,038	(156)	125	—	78,007
Goodwill impairment	—	—	10,551	—	—	—	10,551
Restructuring charges	—	—	24,464	—	—	—	24,464
Interest income	(124,366)	—	(1,560)	(54)	(1,546)	125,912	(1,614)
Interest expense	124,366	—	121,883	361	1,515	(125,912)	122,213
Other loss (income), net	26,091	—	(279)	—	—	—	25,812
Equity in net loss of subsidiaries	$(96,438)	$—	$—	$—	$—	$96,438	$—

Net loss	(122,529)	—	(96,019)	(325)	(149)	96,493	(122,529)
Other comprehensive loss	(12,404)	—	(12,404)	—	—	12,404	(12,404)

Comprehensive loss	$(134,933)	$—	$(108,423)	$(325)	$(149)	$108,897	$(134,933)

Verso Paper Holdings LLC

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2013

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net cash used in operating activities	$—	$—	$(27,609)	$154	$(7)	$—	$(27,462)

Cash flows from investing activities:
Proceeds from sale of assets	—	—	28,397	—	—	—	28,397
Transfers (to) from restricted cash	—	—	(1,338)	(154)	—	—	(1,492)
Return of investment in subsidiaries	140	—	(140)	—	—	—	—
Capital expenditures	—	—	(40,660)	—	—	—	(40,660)

Net cash provided by (used in) investing activities	140	—	(13,741)	(154)	—	—	(13,755)

Cash flows from financing activities:
Borrowings on revolving credit facilities	145,000	—	—	—	—	—	145,000
Payments on revolving credit facilities	(145,000)	—	—	—	—	—	(145,000)
Return of capital	(8,653)	—	—	—	—	—	(8,653)
Debt issuance costs	(220)	—	—	—	—	—	(220)
Cash distributions	(140)	—	—	—	—	—	(140)
Repayment of advances to subsidiaries	8,653	—	(8,653)	—	—	—	—
Advances from subsidiaries	220	—	(220)	—	—	—	—

Net cash used in financing activities	(140)	—	(8,873)	—	—	—	(9,013)

Change in cash and cash equivalents	—	—	(50,223)	—	(7)	—	(50,230)
Cash and cash equivalents at beginning of period	—	—	61,453	—	17	—	61,470

Cash and cash equivalents at end of period	$—	$—	$11,230	$—	$10	$—	$11,240

Verso Paper Holdings LLC

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2012

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$9,449	$1,909	$(56)	$—	$11,302

Cash flows from investing activities:
Proceeds from insurance settlement	—	—	51,003	—	—	—	51,003
Proceeds from sale of assets	—	—	1,731	—	—	—	1,731
Transfers (to) from restricted cash	—	—	184	(78)	—	—	106
Return of investment in subsidiaries	(694)	—	694	—	—	—	—
Capital expenditures	—	—	(68,585)	8,676	—	—	(59,909)

Net cash (used in) provided by investing activities	(694)	—	(14,973)	8,598	—	—	(7,069)

Cash flows from financing activities:
Borrowings on revolving credit facilities	112,500	—	—	—	—	—	112,500
Payments on revolving credit facilities	(112,500)	—	—	—	—	—	(112,500)
Proceeds from long-term debt	341,191	—	—	—	—	—	341,191
Repayments of long-term debt	(354,984)	—	—	—	—	—	(354,984)
Debt issuance costs	(24,459)	—	—	—	—	—	(24,459)
Contribution from parent	776	—	—	—	—	—	776
Cash distributions	(82)	—	10,507	(10,507)	—	—	(82)
Repayment of advances to subsidiaries	354,984	—	(354,984)	—	—	—	—
Advances to subsidiaries	(316,732)	—	316,732	—	—	—	—

Net cash provided by (used in) financing activities	694	—	(27,745)	(10,507)	—	—	(37,558)

Change in cash and cash equivalents	—	—	(33,269)	—	(56)	—	(33,325)
Cash and cash equivalents at beginning of period	—	—	94,722	—	73	—	94,795

Cash and cash equivalents at end of period	$—	$—	$61,453	$—	$17	$—	$61,470

Verso Paper Holdings LLC

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2011

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$18,815	$(4,322)	$69	$—	$14,562

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	—	228	—	—	—	228
Transfers (to) from restricted cash	—	—	(975)	24,814	—	—	23,839
Capital expenditures	—	—	(69,866)	(20,406)	—	—	(90,272)
Return of investment in subsidiaries	88	—	(88)	—	—	—	—

Net cash provided by (used in) investing activities	88	—	(70,701)	4,408	—	—	(66,205)

Cash flows from financing activities:
Proceeds from long-term debt	394,618	—	—	—	—	—	394,618
Repayments of long-term debt	(389,998)	—	—	—	—	—	(389,998)
Debt issuance costs	(10,715)	—	1	(86)	—	—	(10,800)
Cash distributions	(88)	—	—	—	—	—	(88)
Repayment of advances to subsidiaries	389,998	—	(389,998)	—	—	—	—
Advances to subsidiaries	(383,903)	—	383,903	—	—	—	—

Net cash used in financing activities	(88)	—	(6,094)	(86)	—	—	(6,268)

Change in cash and cash equivalents	—	—	(57,980)	—	69	—	(57,911)
Cash and cash equivalents at beginning of period	—	—	152,702	—	4	—	152,706

Cash and cash equivalents at end of period	$—	$—	$94,722	$—	$73	$—	$94,795

23. QUARTERLY DATA

Verso Paper’s quarterly financial data (unaudited) is as follows:

	VERSO PAPER CORP.
	2013				2012
(Dollars in millions, except per share amounts)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Summary Statement of Operations Data:
Net sales	$350.4	$374.9	$330.4	$333.2	$361.0	$373.0	$365.3	$375.3
Gross margin(1)	62.8	69.1	36.5	41.4	50.8	71.1	42.1	38.0
Cost of products sold	313.7	332.1	320.2	317.8	337.1	330.0	355.0	368.7
Selling, general, and administrative expenses	17.8	18.0	19.2	18.8	18.2	17.5	19.9	18.8
Restructuring charges(2)	0.1	0.1	0.2	1.0	5.4	97.0	(0.1)	0.1
Other operating income(3)	—	—	(0.7)	(3.3)	(60.6)	—	—	—
Interest expense	34.3	34.4	34.4	34.7	36.8	33.2	33.3	32.1
Other loss (income), net	5.1	0.1	0.1	2.6	(0.1)	—	(22.1)	29.6
Income tax (benefit) expense	(0.6)	—	—	—	(1.3)	—	—	(0.1)
Net (loss) income	(20.0)	(9.8)	(43.0)	(38.4)	25.5	(104.7)	(20.7)	(73.9)
Share Data (4):
(Loss) earnings per share:
Basic	$(0.38)	$(0.18)	$(0.81)	$(0.72)	$0.48	$(1.98)	$(0.39)	$(1.40)
Diluted	(0.38)	(0.18)	(0.81)	(0.72)	0.48	(1.98)	(0.39)	(1.40)
Weighted average shares of common stock outstanding (thousands):
Basic	53,172	53,172	53,172	52,976	52,896	52,907	52,908	52,686
Diluted	53,172	53,172	53,172	52,976	52,913	52,907	52,908	52,686
Closing price per share:
High	$0.85	$1.13	$1.29	$1.65	$1.67	$2.00	$1.80	$2.50
Low	0.54	0.62	1.03	0.98	1.01	1.17	1.08	0.97
Period-end	0.63	0.76	1.15	1.32	1.07	1.60	1.18	1.88

(1)	Gross margin represents net sales less cost of products sold, excluding depreciation, amortization, and depletion.
(2)	Represents costs primarily associated with the closure of the former Sartell mill in 2012.
(3)	Represents gain on sale of the former Sartell mill and Fiber Farm LLC in 2013 and gain on insurance settlement resulting from the fire at the former Sartell mill in 2012.
(4)	No dividends were declared or paid in any of the periods presented.

24. SUBSEQUENT EVENT

On January 3, 2014, Verso Paper, Verso Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verso Paper, or “Merger Sub,” and NewPage Holdings Inc., a Delaware corporation, or “NewPage,” entered into an Agreement and Plan of Merger, or the “Merger Agreement,” pursuant to which Merger Sub will merge with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement, or the “Merger,” with NewPage surviving the Merger as an indirect, wholly owned subsidiary of Verso.

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive (i) $250 million total in cash, approximately $243 million of which has been paid to NewPage’s stockholders as a dividend from the proceeds of the NewPage Term Loan Facility, plus the cash actually received by NewPage in respect of any exercises of NewPage stock options between the date of the Merger Agreement and the closing of the Merger; (ii) $650 million aggregate principal amount of New First Lien Notes (valued at face value) to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares of Verso common stock as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement. The amount of New First Lien Notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing of the Merger. If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso’s failure to take certain actions to satisfy certain closing conditions, the amount of Verso common stock to be issued as Merger Consideration will increase in monthly increments by up to 5% so that the total amount of Verso common stock issued in the Merger Consideration would be up to 25% of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the Merger Agreement.

On January 13, 2014, in accordance with the terms of the Merger Agreement, Verso Holdings and its direct, wholly owned subsidiary, Verso Paper Inc., or collectively the “Issuers,” commenced offers to exchange their new Second Priority Adjustable Senior Secured Notes and new Adjustable Senior Subordinated Notes for any and all of the Issuers’ outstanding 8.75% Second Priority Senior Secured Notes due 2019, or the “Old Second Lien Notes” and 11.38% Senior Subordinated Notes due 2016, or the “Old Subordinated Notes,” respectively. The minimum tender conditions for the exchange offers were not satisfied, and the exchange offers and consent solicitations expired by their terms on February 27, 2014, without the Issuers accepting any of the Old Second Lien Notes or Old Subordinated Notes for exchange. We have notified NewPage of our failure to consummate the exchange offers and are exploring all options.

On February 28, 2014, Verso Bucksport Power LLC, an indirect, wholly owned subsidiary of Verso Paper, purchased from Bucksport Energy LLC for nominal consideration its 72% undivided interest in the cogeneration power plant located at our Bucksport mill. Following the transaction, Verso Paper owns, through two of our subsidiaries, the entire ownership interest in the cogeneration power plant.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	VERSO PAPER		VERSO HOLDINGS
(Dollars in thousands, except per share amounts)	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$4,242	$11,295	$4,242	$11,240
Accounts receivable, net	93,972	104,498	94,097	104,624
Inventories	154,849	137,687	154,849	137,687
Assets held for sale	—	50	—	50
Prepaid expenses and other assets	12,579	20,621	12,579	20,621

Total current assets	265,642	274,151	265,767	274,222

Property, plant, and equipment, net	722,063	742,946	722,063	742,946
Intangibles and other assets, net	75,094	81,455	98,399	104,760

Total assets	$1,062,799	$1,098,552	$1,086,229	$1,121,928

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$95,718	$88,412	$95,718	$88,412
Accrued liabilities	73,004	122,335	73,095	122,435
Current maturities of long-term debt	13,310	13,310	13,310	13,310

Total current liabilities	182,032	224,057	182,123	224,157

Long-term debt	1,332,858	1,235,167	1,356,163	1,258,472
Other liabilities	55,158	56,599	48,985	50,425

Total liabilities	1,570,048	1,515,823	1,587,271	1,533,054

Commitments and contingencies (Note 13)	—	—	—	—
Equity:
Preferred stock—par value $0.01 (20,000,000 shares authorized, no shares issued)	—	—	n/a	n/a
Common stock—par value $0.01 (250,000,000 shares authorized with 53,271,772 shares issued and 53,173,708 outstanding on March 31, 2014, and with 53,246,715 shares issued and 53,172,484 outstanding on December 31, 2013	533	533	n/a	n/a
Treasury stock—at cost (98,064 shares on March 31, 2014 and 74,231 shares on December 31, 2013)	(164)	(106)	n/a	n/a
Paid-in-capital	221,437	220,960	231,961	231,489
Retained deficit	(717,833)	(627,223)	(721,781)	(631,180)
Accumulated other comprehensive loss	(11,222)	(11,435)	(11,222)	(11,435)

Total deficit	(507,249)	(417,271)	(501,042)	(411,126)

Total liabilities and equity	$1,062,799	$1,098,552	$1,086,229	$1,121,928

See notes to unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	VERSO PAPER		VERSO HOLDINGS
	Three Months Ended March 31,		Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013
Net sales	$299,113	$333,220	$299,113	$333,220
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	302,377	291,859	302,377	291,859
Depreciation, amortization, and depletion	25,683	25,980	25,683	25,980
Selling, general, and administrative expenses	17,592	18,796	17,592	18,796
Restructuring charges	—	1,016	—	1,016

Total operating expenses	345,652	337,651	345,652	337,651

Other operating income	—	(3,285)	—	(3,285)

Operating loss	(46,539)	(1,146)	(46,539)	(1,146)

Interest income	—	(9)	(379)	(388)
Interest expense	34,477	34,660	34,856	34,439
Other loss, net	9,585	2,572	9,585	2,572

Loss before income taxes	(90,601)	(38,369)	(90,601)	(37,769)
Income tax expense	9	9	—	—

Net loss	$(90,610)	$(38,378)	$(90,601)	$(37,769)

Loss per common share
Basic	$(1.70)	$(0.72)
Diluted	(1.70)	(0.72)

Weighted average common shares outstanding (in thousands)
Basic	53,188	52,976
Diluted	53,188	52,976

See notes to unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	VERSO PAPER		VERSO HOLDINGS
	Three Months Ended March 31,		Three Months Ended March 31,
(Dollars in thousands)	2014	2013	2014	2013
Net loss	$(90,610)	$(38,378)	$(90,601)	$(37,769)
Other comprehensive income (loss):
Derivative financial instruments:
Reclassification of accumulated other comprehensive loss to net loss	—	144	—	144
Defined benefit pension plan amortization of net loss and prior service cost	213	573	213	573

Other comprehensive income	213	717	213	717

Comprehensive loss	$(90,397)	$(37,661)	$(90,388)	$(37,052)

See notes to unaudited condensed consolidated financial statements.

VERSO PAPER CORP.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(Dollars and shares in thousands)	Common Shares	Common Stock	Treasury Shares	Treasury Stock	Paid-in- Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance—December 31, 2012	52,951	$530	(55)	$(84)	$219,158	$(516,017)	$(25,273)	$(321,686)
Net loss	—	—	—	—	—	(38,378)	—	(38,378)
Other comprehensive income	—	—	—	—	—	—	717	717
Common stock issued for restricted stock, net	296	3	(19)	(22)	(3)	—	—	(22)
Equity award expense	—	—	—	—	449	—	—	449

Balance—March 31, 2013	53,247	$533	(74)	$(106)	$219,604	$(554,395)	$(24,556)	$(358,920)

Balance—December 31, 2013	53,247	$533	(74)	$(106)	$220,960	$(627,223)	$(11,435)	$(417,271)
Net loss	—	—	—	—	—	(90,610)	—	(90,610)
Other comprehensive income	—	—	—	—	—	—	213	213
Treasury shares acquired	—	—	(24)	(58)	—	—	—	(58)
Stock option exercise	25	—	—	—	85	—	—	85
Equity award expense	—	—	—	—	392	—	—	392

Balance—March 31, 2014	53,272	$533	(98)	$(164)	$221,437	$(717,833)	$(11,222)	$(507,249)

See notes to unaudited condensed consolidated financial statements.

VERSO PAPER HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(Dollars in thousands)	Paid-in- Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Member’s Equity (Deficit)
Balance—December 31, 2012	$324,562	$(519,888)	$(25,273)	$(220,599)
Cash distributions	—	(23)	—	(23)
Return of capital	(94,878)	—	—	(94,878)
Net loss	—	(37,769)	—	(37,769)
Other comprehensive income	—	—	717	717
Equity award expense	449	—	—	449

Balance—March 31, 2013	$230,133	$(557,680)	$(24,556)	$(352,103)

Balance—December 31, 2013	$231,489	$(631,180)	$(11,435)	$(411,126)
Contribution from parent	80	—	—	80
Net loss	—	(90,601)	—	(90,601)
Other comprehensive income	—	—	213	213
Equity award expense	392	—	—	392

Balance—March 31, 2014	$231,961	$(721,781)	$(11,222)	$(501,042)

See notes to unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	VERSO PAPER		VERSO HOLDINGS
	Three Months Ended March 31,		Three Months Ended March 31,
(Dollars in thousands)	2014	2013	2014	2013
Cash Flows From Operating Activities:
Net loss	$(90,610)	$(38,378)	$(90,601)	$(37,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization, and depletion	25,683	25,980	25,683	25,980
Amortization of debt issuance costs	1,394	1,372	1,394	1,342
Accretion of discount on long-term debt	155	139	155	139
Loss (gain) on disposal of assets	209	(3,258)	209	(3,258)
Equity award expense	392	449	392	449
Other—net	12,830	(3,239)	12,830	(3,239)
Changes in assets and liabilities:
Accounts receivable	10,527	2,236	10,527	2,236
Inventories	(17,171)	(28,813)	(17,171)	(28,813)
Prepaid expenses and other assets	(2,466)	(699)	(2,466)	(681)
Accounts payable	9,963	1,220	9,963	1,220
Accrued liabilities	(47,190)	(40,257)	(47,197)	(40,701)

Net cash used in operating activities	(96,284)	(83,248)	(96,282)	(83,095)

Cash Flows From Investing Activities:
Proceeds from sale of assets	316	27,640	316	27,640
Transfers from (to) restricted cash, net	2,334	(158)	2,334	(158)
Capital expenditures	(16,466)	(8,192)	(16,466)	(8,192)
Other investing activities	5,020	13,653	5,020	13,653

Net cash (used in) provided by investing activities	(8,796)	32,943	(8,796)	32,943

Cash Flows From Financing Activities:
Borrowings on revolving credit facilities	135,000	50,000	135,000	50,000
Payments on revolving credit facilities	(37,000)	(40,000)	(37,000)	(40,000)
Repayments of long-term debt	—	(8,501)	—	—
Return of capital	—	—	—	(8,653)
Contribution from parent	—	—	80	—
Cash distributions	—	—	—	(23)
Acquisition of treasury stock	(58)	(22)	—	—
Proceeds from issuance of common stock	85	—	—	—

Net cash provided by financing activities	98,027	1,477	98,080	1,324

Change in cash and cash equivalents	(7,053)	(48,828)	(6,998)	(48,828)
Cash and cash equivalents at beginning of period	11,295	61,525	11,240	61,470

Cash and cash equivalents at end of period	$4,242	$12,697	$4,242	$12,642

See notes to unaudited condensed consolidated financial statements.

VERSO PAPER CORP. AND VERSO PAPER HOLDINGS LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2014, AND DECEMBER 31, 2013, AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013

1. BACKGROUND AND BASIS OF PRESENTATION

Within our organization, Verso Paper Corp. is the ultimate parent entity and the sole member of Verso Paper Finance Holdings One LLC, which is the sole member of Verso Paper Finance Holdings LLC, which is the sole member of Verso Paper Holdings LLC. As used in this report, the term “Verso Paper” refers to Verso Paper Corp.; the term “Verso Finance” refers to Verso Paper Finance Holdings LLC; the term “Verso Holdings” refers to Verso Paper Holdings LLC; and the term for any such entity includes its direct and indirect subsidiaries when referring to the entity’s consolidated financial condition or results. Unless otherwise noted, references to “Verso,” “we,” “us,” and “our” refer collectively to Verso Paper and Verso Holdings. Other than Verso Paper’s common stock transactions, Verso Finance’s debt obligation and related financing costs and interest expense, Verso Holdings’ loan to Verso Finance, and the debt obligation of Verso Holdings’ consolidated variable interest entity to Verso Finance, the assets, liabilities, income, expenses and cash flows presented for all periods represent those of Verso Holdings in all material respects. Unless otherwise noted, the information provided pertains to both Verso Paper and Verso Holdings.

We operate in the following three market segments: coated papers; hardwood market pulp; and other, consisting of specialty papers. Our core business platform is as a producer of coated freesheet and coated groundwood papers. Our products are used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications such as high-end advertising brochures, annual reports, and direct-mail advertising.

This report contains the unaudited condensed consolidated financial statements of Verso Paper and Verso Holdings as of March 31, 2014, and for the three-month periods ended March 31, 2014 and 2013 . The December 31, 2013, condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required annually by accounting principles generally accepted in the United States of America, or “GAAP.” In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments that are necessary for the fair presentation of Verso Paper’s and Verso Holdings’ respective financial conditions, results of operations, and cash flows for the interim periods presented. Except as disclosed in the notes to the unaudited condensed consolidated financial statements, such adjustments are of a normal, recurring nature. Variable interest entities for which Verso Paper or Verso Holdings is the primary beneficiary are consolidated. Intercompany balances and transactions are eliminated in consolidation. The results of operations and cash flows for the interim periods presented may not necessarily be indicative of full-year results. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and notes thereto of Verso Paper and Verso Holdings contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2013.

2. RECENT ACCOUNTING DEVELOPMENTS

ASC Topic 405, Obligations from Joint and Several Liability Arrangements. In February 2013, the FASB issued Accounting Standards Update, or “ASU,” 2013-04, Liabilities (Topic 405), Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This ASU defines how entities measure obligations from joint and several liability arrangements which are fixed at the reporting date and for which no U.S. GAAP guidance exists. The guidance also requires entities to disclose the nature, amount and other information about those obligations. The ASU is effective for periods beginning after December 15, 2013. Retrospective presentation for all comparative periods presented is required. The adoption of this amendment in the first quarter of 2014, did not have a material impact on the presentation of our consolidated financial statements.

Other new accounting pronouncements issued but not effective until after March 31, 2014, are not expected to have a significant effect on our consolidated financial statements.

3. SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

Earnings Per Share—Verso Paper computes earnings per share by dividing net income or net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income or net loss by the weighted average number of shares outstanding, after giving effect to potentially dilutive common share equivalents outstanding during the period. Potentially dilutive common share equivalents are not included in the computation of diluted earnings per share if they are anti-dilutive.

The following table provides a reconciliation of basic and diluted loss per common share of Verso Paper:

	VERSO PAPER
	Three Months Ended March 31,
(In thousands, except per share data)	2014	2013
Net loss available to common shareholders	$(90,610)	$(38,378)
Weighted average common stock outstanding	52,677	52,492
Weighted average restricted stock	511	484

Weighted average common shares outstanding—basic	53,188	52,976
Dilutive shares from stock options	—	—

Weighted average common shares outstanding—diluted	53,188	52,976
Basic loss per share	$(1.70)	$(0.72)
Diluted loss per share	$(1.70)	$(0.72)

In accordance with ASC Topic 260, Earnings Per Share, unvested restricted stock awards issued by Verso Paper contain nonforfeitable rights to dividends and qualify as participating securities. No dividends have been declared or paid in 2014 or 2013.

For the three-month periods ended March 31, 2014 and 2013, respectively, 4,411,431 and 4,048,253 weighted average potentially dilutive shares from stock options with weighted average exercise prices per share of $2.37 and $2.48, respectively, were excluded from the diluted earnings per share calculation due to the antidilutive effect such shares would have on net loss per common share.

Inventories and Replacement Parts and Other Supplies—Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, woodyard logs, work-in-progress, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method and are reflected in Inventories and Intangibles and other assets on the accompanying condensed consolidated balance sheets (see also Note 5).

Inventories by major category include the following:

(Dollars in thousands)	March 31, 2014	December 31, 2013
Raw materials	$32,661	$25,843
Woodyard logs	12,375	6,602
Work-in-process	21,238	14,738
Finished goods	59,260	60,919
Replacement parts and other supplies	29,315	29,585

Inventories	$154,849	$137,687

Asset Retirement Obligations—In accordance with ASC Topic 410, Asset Retirement and Environmental Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. Our asset retirement obligations under this standard relate to closure and post-closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure or possible new federal or state regulations affecting the closure. The reduction in the liability for the three months ended March 31, 2014, was primarily the result of revisions to the estimated closure dates of the landfills due to lower than expected usage.

On March 31, 2014, and December 31, 2013, we had $0.8 million of restricted cash included in Intangibles and other assets in the accompanying condensed consolidated balance sheet related to an asset retirement obligation in the state of Michigan. This cash deposit is required by the state and may only be used for the future closure of a landfill.

The following table presents an analysis related to our asset retirement obligations which are included in Other liabilities in the accompanying condensed consolidated balance sheets:

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013
Asset retirement obligations, January 1	$13,194	$11,854
Accretion expense	173	206
Settlement of existing liabilities	(23)	(61)
Adjustment to existing liabilities	(3,485)	—

Asset retirement obligations	9,859	11,999

Less: Current portion	(465)	(1,800)

Non-current portion of asset retirement obligations, March 31	$9,394	$10,199

In addition to the above obligations, we may be required to remove certain materials from our facilities or to remediate them in accordance with current regulations that govern the handling of certain hazardous or potentially hazardous materials. At this time, any such obligations have an indeterminate settlement date, and we believe that adequate information does not exist to reasonably estimate any such potential obligations. Accordingly, we will record a liability for such remediation when sufficient information becomes available to estimate the obligation.

Property, Plant, and Equipment—Property, plant, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Other investing activities in our condensed consolidated statement of cash flows for the three months ended March 31, 2013 represented $13.7 million received from governmental grants associated with a renewable energy project at our mill in Bucksport, Maine, which were used to offset our capital expenditures on the project.

Interest costs of $0.6 million were capitalized for the three months ended March 31, 2014. Negligible interest costs were capitalized for the three months ended March 31, 2013.

Depreciation is computed using the straight-line method over the assets’ estimated useful lives. Depreciation expense was $25.5 million and $25.8 million for the three-month periods ended March 31, 2014 and 2013, respectively.

Accumulated Other Comprehensive Income (Loss)—The following tables summarize the changes in Accumulated other comprehensive income (loss) by balance type for the three months ended March 31, 2014 and 2013:

(Dollars in thousands)	Defined Benefit Pension Items	Total
Accumulated other comprehensive loss as of December 31, 2013	$(11,435)	$(11,435)
Amounts reclassified from Accumulated other comprehensive income (loss) to Cost of products sold	213	213

Net decrease in other comprehensive loss	213	213

Accumulated other comprehensive income (loss), net of tax, as of March 31, 2014	$(11,222)	$(11,222)

(Dollars in thousands)	Losses on Derivative Financial Instruments	Defined Benefit Pension Items	Total
Accumulated other comprehensive loss as of December 31, 2012	$(335)	$(24,938)	$(25,273)
Amounts reclassified from Accumulated other comprehensive income (loss) to Cost of products sold	144	573	717

Net decrease in other comprehensive loss	144	573	717

Accumulated other comprehensive income (loss), net of tax, as of March 31, 2013	$(191)	$(24,365)	$(24,556)

4. ACQUISITIONS AND DISPOSITIONS

On May 28, 2012, our paper mill in Sartell, Minnesota, was damaged by a fire and explosion. As a result of the damages from the fire, management made the decision to permanently close the mill and entered into a formal plan to sell the Sartell mill and related assets during 2012. Management also made the decision to sell the assets of Verso Fiber Farm LLC, or, “Fiber Farm,” which was originally created to supply fiber to the Sartell mill. On February 28, 2013, we closed the sale of substantially all of the assets of the Fiber Farm, and the related gain on sale is reflected in Other operating income in the accompanying condensed consolidated statements of operations for the three months ended March 31, 2013. In addition, the sale of substantially all of the assets at our Sartell mill closed on March 8, 2013 and the related gain is included in Other operating income in the accompanying condensed consolidated statements of operations for the three months ended March 31, 2013.

On January 3, 2014, Verso Paper, Verso Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verso Paper, or “Merger Sub,” and NewPage Holdings Inc., a Delaware corporation, or “NewPage,” entered into an Agreement and Plan of Merger, or the “Merger Agreement,” pursuant to which Merger Sub will merge with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement, with NewPage surviving the merger as an indirect, wholly owned subsidiary of Verso. The consummation of the NewPage acquisition is subject to the satisfaction of certain conditions and is expected to close in the second half of 2014. Verso has incurred transaction costs of $9.6 million related to the NewPage acquisition which are included in Other loss, net in the accompanying condensed consolidated statements of operations for the three months ended March 31, 2014.

On February 28, 2014, Verso Bucksport Power LLC, an indirect, wholly owned subsidiary of Verso Paper, purchased from Bucksport Energy LLC for nominal consideration its 72% undivided interest in the cogeneration power plant located at our Bucksport mill. Following the transaction, Verso Paper owns, through two of our subsidiaries, the entire ownership interest in the cogeneration power plant. The acquisition was recorded as a step acquisition at the preliminary fair value of the cogeneration power plant in accordance with ASC 805, Business Combinations. The fair value of the cogeneration power plant is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. Although management believes that the preliminary fair value is reasonable, there can be no assurance that finalization of the fair value determination will not result in material changes.

5. INTANGIBLES AND OTHER ASSETS

Intangibles and other assets consist of the following:

	VERSO PAPER		VERSO HOLDINGS
(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
Amortizable intangible assets:
Customer relationships, net of accumulated amortization of $8.3 million on March 31, 2014, and $8.2 million on December 31, 2013	$4,970	$5,120	$4,970	$5,120
Patents, net of accumulated amortization of $0.9 million on March 31, 2014, and on December 31, 2013	268	296	268	296

Total amortizable intangible assets	5,238	5,416	5,238	5,416

Unamortizable intangible assets:
Trademarks	16,180	16,180	16,180	16,180
Other assets:
Financing costs, net of accumulated amortization of $15.0 million on March 31, 2014, and $13.6 million on December 31, 2013	27,368	28,761	27,368	28,761
Deferred major repair	12,254	16,218	12,254	16,218
Replacement parts, net	3,282	3,465	3,282	3,465
Loan to affiliate	—	—	23,305	23,305
Restricted cash	2,612	4,946	2,612	4,946
Other	8,160	6,469	8,160	6,469

Total other assets	53,676	59,859	76,981	83,164

Intangibles and other assets	$75,094	$81,455	$98,399	$104,760

Amortization expense of intangibles was $0.2 million for each of the three-month periods ended March 31, 2014 and 2013, respectively.

The estimated future amortization expense for intangible assets over the next five years is as follows:

(Dollars in thousands)
2014	$536
2015	615
2016	567
2017	400
2018	300

6. DEBT

A summary of long-term debt is as follows:

		March 31, 2014			December 31, 2013
(Dollars in thousands)	Original Maturity	Interest Rate	Balance	Fair Value	Balance	Fair Value
Verso Paper Holdings LLC
Revolving Credit Facilities	5/4/2017	3.46%	$98,000	$98,000	$—	$—
11.75% Senior Secured Notes(1)	1/15/2019	11.75%	425,727	457,163	426,076	448,341
11.75% Secured Notes	1/15/2019	11.75%	271,573	252,590	271,573	206,629
8.75% Second Priority Senior Secured Notes(2)	2/1/2019	8.75%	395,058	212,335	395,018	130,363
Second Priority Senior Secured Floating Rate Notes	8/1/2014	3.99%	13,310	9,084	13,310	7,986
11.38% Senior Subordinated Notes	8/1/2016	11.38%	142,500	86,754	142,500	64,125
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC	12/29/2040	6.50%	23,305	23,305	23,305	23,305

Total debt for Verso Paper Holdings LLC			$1,369,473	$1,139,231	$1,271,782	$880,749

Verso Paper Finance Holdings LLC
Loan from Verso Paper Holdings LLC	12/29/2040	6.50%	23,305	23,305	23,305	23,305

Less current maturities of long-term debt			(13,310)	(9,084)	(13,310)	(7,986)
Less loans from affiliates			(46,610)	(46,610)	(46,610)	(46,610)

Total long-term debt for Verso Paper Corp.			$1,332,858	$1,106,842	$1,235,167	$849,458

(1)	Par value of $417,882 on March 31, 2014 and December 31, 2013.
(2)	Par value of $396,000 on March 31, 2014 and December 31, 2013.

We determine the fair value of our long-term debt based on market information and a review of prices and terms available for similar obligations. Our debt is classified as Level 2 within the fair value hierarchy (see also Note 9).

Amounts included in interest expense related to long-term debt and amounts of cash interest payments on long-term debt are as follows:

	VERSO PAPER		VERSO HOLDINGS
	Three Months Ended March 31,		Three Months Ended March 31,
(Dollars in thousands)	2014	2013	2014	2013
Interest expense	$33,652	$33,331	$34,031	$33,140
Cash interest paid	66,271	62,496	66,650	62,723
Debt issuance cost amortization(1)	1,394	1,372	1,394	1,342

(1)	Amortization of debt issuance cost is included in interest expense.

Revolving Credit Facilities. Verso Holdings’ $150.0 million asset-based loan facility, or “ABL Facility,” had $60.0 million outstanding, $40.3 million in letters of credit issued, and $32.4 million available for future borrowing as of March 31, 2014. Verso Holdings’ $50.0 million cash-flow facility, or “Cash Flow Facility,” had $38.0 million outstanding balance, no letters of credit issued, and $12.0 million available for future borrowing as of March 31, 2014. The indebtedness under the revolving credit facilities bears interest at a floating rate based on a margin over a base rate or eurocurrency rate. As of March 31, 2014, the weighted-average interest rate on outstanding advances was 3.46%. Verso Holdings is required to pay a commitment fee to the lenders in respect of the unutilized commitments under the revolving credit facilities and other customary fees. The indebtedness under the ABL Facility and related guarantees are secured by first-priority security interests, subject to permitted liens, in substantially all of Verso Holdings’, Verso Finance’s, and the subsidiary guarantors’ inventory and accounts receivable, or “ABL Priority Collateral,” and second-priority security interests, subject to permitted liens, in substantially all of their other assets, or “Notes Priority Collateral.” The indebtedness under the Cash Flow Facility and related guarantees are secured, pari passu with the 11.75% Senior Secured Notes due 2019 and related guarantees, by first-priority security interests in the Notes Priority Collateral and second-priority security interests in the ABL Priority Collateral. The revolving credit facilities will mature on May 4, 2017, unless, on any of the dates that is 91 days prior to the earliest scheduled maturity of any of the Second Priority Senior Secured Floating Rate Notes due 2014, or the 11.38% Senior Subordinated Notes, an aggregate principal amount in excess of $100.0 million of indebtedness under such existing second-lien notes, or subordinated notes, as applicable, is outstanding, in which case the revolving credit facilities will mature on such earlier date. On January 3, 2014, Verso Holdings entered into certain amendments to the revolving credit facilities in connection with the NewPage acquisition, in which (a) the lenders under each of our revolving credit facilities consented to the NewPage acquisition and the other transactions contemplated by the Merger Agreement, including the incurrence of certain additional indebtedness, (b) the lenders consented to amendments to allow the sale and/or financing of certain non-core assets and (c) the parties agreed to amend our revolving credit facilities to allow for certain other transactions upon the consummation of the NewPage acquisition and the other transactions contemplated by the Merger Agreement.

11.75% Senior Secured Notes due 2019. In 2012, Verso Holdings issued $345.0 million aggregate principal amount of 11.75% Senior Secured Notes due 2019. The notes bear interest, payable semi-annually, at the rate of 11.75% per year. The notes are guaranteed jointly and severally by each of Verso Holdings’ subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Holdings and the guarantors, respectively. The indebtedness under the notes and related guarantees are secured, pari passu with the Cash Flow Facility and related guarantees, by first-priority security interests in the Notes Priority Collateral and second-priority security interests in the ABL Priority Collateral. The notes will mature on January 15, 2019; provided, however, that, if as of 45 days prior to the maturity dates of our 11.375% Senior Subordinated Notes due 2016, more than $100.0 million of such Senior Subordinated Notes remains outstanding, the notes will mature on that day.

In 2013, Verso Holdings issued $72.9 million aggregate principal amount of its 11.75% Senior Secured Notes due 2019 to certain lenders holding approximately $85.8 million aggregate principal amount of Verso Finance’s Senior Unsecured Term Loans, and net accrued interest through the closing date, at an exchange rate of 85%, in exchange for the assignment to Verso Finance of its Senior Unsecured Term Loans and the cancellation of such loans. There are no longer any outstanding Senior Unsecured Term Loans. In accordance with ASC Topic 470-60, the notes were recorded at the Unsecured Term Loans value exchanged and the amount in excess of par will be amortized over the life of the notes. Debt issuance costs of $2.8 million were expensed as incurred and are recorded in Other loss, net on the accompanying condensed consolidated statements of operations. The exchange and funding of the principal and interest payments on the Senior Unsecured Term Loans are recorded as a Return of capital on Verso Holdings’ statement of member’s equity and the exchange of $85.8 million represents a non-cash financing activity on Verso Holding’s statement of cash flows.

As of March 31, 2014, we were in compliance with the covenants in our debt agreements.

7. RETIREMENT PLANS

We maintain defined benefit pension plans that provide retirement benefits for certain current hourly employees at the Androscoggin and Bucksport mills, and former hourly employees of the Sartell mill. The pension plans provide defined benefits based on years of credited service times a specified flat dollar benefit rate.

The following table summarizes the components of net periodic benefit cost for the three-month periods ended March 31, 2014 and 2013:

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013
Components of net periodic benefit cost:
Service cost	$1,437	$1,653
Interest cost	920	770
Expected return on plan assets	(905)	(826)
Amortization of actuarial loss	50	410
Amortization of prior service cost	163	163

Net periodic benefit cost	$1,665	$2,170

The estimated net actuarial loss and prior service cost that are amortized from Accumulated other comprehensive loss and into net periodic pension cost are classified into Cost of products sold on our accompanying condensed consolidated statement of operations.

We make contributions that are sufficient to fully fund our actuarially determined costs, generally equal to the minimum amounts required by the Employee Retirement Income Security Act, or “ERISA.” We made no contributions to the pension plans for the three-month periods ended March 31, 2014 and March 31, 2013. In 2014, we expect to make cash contributions of approximately $10.7 million to the pension plans, including additional contributions required as a result of the closure of the former Sartell mill.

8. DERIVATIVE INSTRUMENTS AND HEDGES

In the normal course of business, we utilize derivative contracts as part of our risk management strategy to manage our exposure to market fluctuations in energy prices. These instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet in accordance with GAAP. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. We manage credit risk by entering into financial instrument transactions only through approved counterparties. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in commodity prices. We manage market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken.

Derivative instruments are recorded on the balance sheet as other assets or other liabilities measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For a cash flow hedge accounted for under ASC Topic 815, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in Accumulated other comprehensive loss and are subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. For hedges that are entered into as economic hedges, but not accounted for under ASC Topic 815, changes in the fair value of the derivative instrument are recorded in Cost of products sold in the current period. Cash flows from derivative contracts are reported as operating activities on the consolidated statements of cash flows.

We enter into fixed-price energy swaps as hedges designed to mitigate the risk of changes in commodity and delivery prices for forecasted future purchase commitments. These fixed-price swaps involve the exchange of net cash settlements, based on changes in the price of the underlying commodity index compared to the fixed price offering, at specified intervals without the exchange of any underlying principal. Historically, we designated our energy hedging relationships as cash flow hedges under ASC Topic 815 with net gains or losses attributable to effective hedging recorded in Accumulated other comprehensive loss and any ineffectiveness recognized in Cost of products sold.

Effective April 1, 2012, management elected to de-designate the remaining energy swaps that had previously been designated as cash flow hedges and to discontinue hedge accounting prospectively. As a result, all gains and losses from changes in the fair value of our derivative contracts subsequent to March 31, 2012, are recognized immediately in Cost of products sold. Prior to March 31, 2012, to the extent the hedge was effective, the change in fair value was deferred through Accumulated other comprehensive loss. The amount in Accumulated other comprehensive loss at the time a contract is de-designated is reclassified into Cost of products sold when the contract settles, or sooner if management determines that the forecasted transaction is probable of not occurring. Energy swaps continue to be utilized as economic hedges designed to mitigate the risk of changes in commodity and delivery prices for future energy purchase commitments.

The following table presents information about the volume and fair value amounts of our derivative instruments:

	March 31, 2014		December 31, 2013
(Dollars in thousands)	MMBTUs	Fair Value Assets/ (Liabilities)	MMBTUs	Fair Value Assets/ (Liabilities)
Derivative contracts not currently designated as hedging instruments
Fixed price energy swaps
Notional amount	4,491,753		6,652,070
Prepaid expenses and other assets		$2,533		$15,505
Accrued liabilities		(3,705)		(4,959)

The following tables present information about the effect of our derivative instruments on Accumulated other comprehensive loss and the consolidated statements of operations:

	Loss Reclassified from Accumulated OCI		Gain Recognized on Derivatives
	Three Months Ended March 31,

(Dollars in thousands)	2014	2013	2014	2013

Derivative contracts not currently designated as hedging instruments
Fixed price energy swaps	$—	$(144)	$12,502	$2,153

Loss reclassified from Accumulated OCI to earnings and gain recognized on derivatives is included in Cost of products sold.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

We use fair value measurements for the initial recording of certain assets and liabilities, periodic remeasurement of certain assets and liabilities, and disclosures. Fair value is generally defined as the exit price at which an asset or liability could be exchanged in a current transaction between willing, unrelated parties, other than in a forced or liquidation sale.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•	Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumption about the inputs used in pricing the asset or liability at the measurement date.

The following table summarizes the balances of assets and liabilities measured at fair value on a recurring basis:

(Dollars in thousands)	Total	Level 1	Level 2	Level 3
March 31, 2014
Assets:
Deferred compensation assets	$3,917	$3,917	$—	$—
Commodity swaps	2,533	—	2,533	—
Liabilities:
Commodity swaps	$3,705	$—	$3,705	$—

December 31, 2013
Assets:
Commodity swaps	$15,505	$—	$15,505	$—
Deferred compensation assets	3,495	3,495	—	—
Liabilities:
Commodity swaps	$4,959	$—	$4,959	$—

Fair values are based on observable market data.

10. RELATED PARTY TRANSACTIONS

Management Agreement—In connection with the acquisition of our business from International Paper Company on August 1, 2006, we entered into a management agreement with certain affiliates of Apollo Management, L.P., or “Apollo,” relating to the provision of certain financial and strategic advisory services and consulting services, which will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if we decide to engage someone to fill such role. In the event that we are not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition or financing or any similar transaction, we have agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Distributions to Verso Finance—On January 31, 2013, Verso Holdings exchanged $85.8 million of the outstanding principal and accrued interest on the Senior Unsecured Term Loans for $72.9 million of 11.75% Senior Secured Notes due 2019. The principal and interest of the Senior Unsecured Term Loans remaining after the exchange was funded through cash payments by Verso Holdings. These transactions are reflected as a $94.9 million return of capital in Verso Holdings’ statement of member’s equity.

Verso Quinnesec Renewable Energy Project—On December 29, 2010, Verso Quinnesec REP LLC, an indirect, wholly owned subsidiary of Verso Holdings, entered into a financing transaction with Chase NMTC Verso Investment Fund, LLC, or the “Investment Fund,” a consolidated variable interest entity (see Note 12 – New Market Tax Credit Entities). Under this arrangement, Verso Holdings loaned $23.3 million to Verso Finance at an interest rate of 6.5% per year and with a maturity of December 29, 2040, and Verso Finance, in turn, loaned the funds on similar terms to the Investment Fund. The Investment Fund then contributed the loan proceeds to certain community development entities, which, in turn, loaned the funds on similar terms to Verso Quinnesec REP LLC as partial financing for the renewable energy project at our mill in Quinnesec, Michigan. As of both March 31, 2014, and December 31, 2013, Verso Holdings had a $23.3 million long-term receivable due from Verso Finance, representing these funds and accrued interest receivable of $0.1 million, while the Investment Fund had an outstanding loan of $23.3 million due to Verso Finance and accrued interest payable of $0.1 million. In addition, for both the three-month periods ended March 31, 2014 and 2013, Verso Holdings recognized interest income from Verso Finance of $0.4 million and the Investment Fund recognized interest expense to Verso Finance of $0.4 million.

11. RESTRUCTURING CHARGES

In 2012, we permanently closed our mill in Sartell, Minnesota, and in 2011, we permanently shut down a paper machine at our mill in Bucksport, Maine, and two paper machines at the Sartell mill. The following table details the charges incurred related primarily to the mill closure in 2012 and paper machine shutdowns in 2011 as included in Restructuring charges on our accompanying condensed consolidated statements of operations:

	Three Months Ended March 31,	Cumulative Incurred
(Dollars in thousands)	2013
Property and equipment	$—	$73,589
Severance and benefit costs	639	35,065
Write-off of spare parts and inventory	—	9,212
Trademark impairment	—	3,693
Write-off of purchase obligations and commitments	(594)	1,826
Other miscellaneous costs	971	4,861

Total restructuring costs	$1,016	$128,246

There were no restructuring costs incurred during the three months ended March 31, 2014, and there was no remaining restructuring reserve liability as of March 31, 2014.

12. NEW MARKET TAX CREDIT ENTITIES

In December 2010, we entered into a financing transaction with Chase Community Equity, LLC, or “Chase,” related to a $43.0 million renewable energy project at our mill in Quinnesec, Michigan, in which Chase made a capital contribution and Verso Finance made a loan to Chase NMTC Verso Investment Fund, LLC, or the “Investment Fund,” under a qualified New Markets Tax Credit, or “NMTC,” program, provided for in the Community Renewal Tax Relief Act of 2000. By virtue of its contribution, Chase is entitled to substantially all of the benefits derived from the NMTCs.

This transaction also includes a put/call provision whereby we may be obligated or entitled to repurchase Chase’s interest. We believe that Chase will exercise the put option in December 2017 at the end of the recapture period. The value attributed to the put/call is de minimis. The NMTC is subject to 100% recapture for a period of 7 years as provided in the Internal Revenue Code. We are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in projected tax benefits not being realized and, therefore, could require us to indemnify Chase for any loss or recapture of NMTCs related to the financing until such time as our obligation to deliver tax benefits is relieved. We do not anticipate any credit recaptures will be required in connection with this arrangement.

We have determined that the Investment Fund is a variable interest entity, or “VIE,” of which we are the primary beneficiary, and have consolidated it in accordance with the accounting standard for consolidation. Chase’s contribution, net of syndication fees, is included in Other liabilities in the accompanying condensed consolidated balance sheets. Direct costs incurred in structuring the financing arrangement are deferred and will be recognized as expense over the term of the loans. Incremental costs to maintain the structure during the compliance period are recognized as incurred.The following table summarizes the impact of the VIE consolidated by Verso Holdings as of March 31, 2014, and December 31, 2013:

	VERSO PAPER		VERSO HOLDINGS
(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
Current assets	$15	$15	$15	$15
Non-current assets	85	85	23,390	23,390

Total assets	$100	$100	$23,405	$23,405

Current liabilities	15	15	141	141
Long-term debt	—	—	23,305	23,305
Other non-current liabilities	7,923	7,923	7,923	7,923

Total liabilities	$7,938	$7,938	$31,369	$31,369

Amounts presented in the condensed consolidated balance sheets and the table above are adjusted for intercompany eliminations.

13. COMMITMENTS AND CONTINGENCIES

Expera Specialty Solutions, LLC—We are a party to a long-term supply agreement with Expera Specialty Solutions, LLC, or “Expera,” for the manufacture of specialty paper products on paper machine no. 5 at our Androscoggin mill in Jay, Maine. The agreement, which expires on June 1, 2017, requires Expera to pay us a variable charge for the paper purchased and a fixed charge for the availability of the paper machine. We are responsible for the machine’s routine maintenance, and Expera is responsible for any capital expenditures specific to the machine. Expera has the right to terminate the agreement if certain events occur.

General Litigation—We are involved from time to time in legal proceedings incidental to the conduct of our business. We do not believe that any liability that may result from these proceedings will have a material adverse effect on our financial statements.

14. INFORMATION BY INDUSTRY SEGMENT

Our reporting segments correspond to the following three market segments in which we operate: coated papers, including coated groundwood and coated freesheet; hardwood market pulp; and other, consisting of specialty papers. We operate primarily in one geographic segment, North America. Our products are used primarily in media and marketing applications, including catalogs, magazines, and commercial printing applications such as high-end advertising brochures, annual reports, and direct-mail advertising. Our assets are utilized across segments in our integrated mill system and are not identified by segment or reviewed by management on a segment basis.

The following table summarizes the industry segment data for the three-month periods ended March 31, 2014 and 2013:

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013
Net Sales:
Coated papers	$218,262	$250,516
Hardwood market pulp	36,220	37,229
Other	44,631	45,475

Total	$299,113	$333,220

Operating Income (Loss):
Coated papers	$(44,101)	$(3,954)
Hardwood market pulp	3,929	2,698
Other	(6,367)	110

Total	$(46,539)	$(1,146)

Depreciation, Amortization, and Depletion:
Coated papers	$18,840	$19,223
Hardwood market pulp	4,406	4,482
Other	2,437	2,275

Total	$25,683	$25,980

Capital Spending:
Coated papers(1)	$13,299	$(5,997)
Hardwood market pulp	2,961	266
Other	206	270

Total	$16,466	$(5,461)

(1)	In 2013, capital spending attributable to the coated papers segment included the effect of a $13.7 million cash inflow from governmental grants associated with a renewable energy project of at our mill in Bucksport, Maine.

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Presented below are Verso Holdings’ consolidating balance sheets, statements of operations, statements of comprehensive income, and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. The consolidating financial statements have been prepared from Verso Holdings’ financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate Verso Holdings’ subsidiaries that guaranteed the obligations under the debt securities described below are reflected in the Eliminations column.

Verso Holdings, or the “Parent Issuer,” and its direct, 100% owned subsidiary, Verso Paper Inc., or the “Subsidiary Issuer,” are the issuers of the 11.75% Senior Secured Notes due 2019, the 11.75% Secured Notes due 2019, the 8.75% Second Priority Senior Secured Notes due 2019, the Second Priority Senior Secured Floating Rate Notes due 2014, and the 11.38% Senior Subordinated Notes due 2016, or collectively, the “Notes.” In accordance with ASU 2013-04 related to joint and several liability arrangements, the Notes have been recorded by the Parent Issuer as it is the intent of the issuers for the Parent Issuer to settle the obligation. The Notes are jointly and severally guaranteed on a full and unconditional basis by the Parent Issuer’s direct and indirect, 100% owned subsidiaries, excluding the Subsidiary Issuer, Bucksport Leasing LLC, and Verso Quinnesec REP LLC, or collectively, the “Guarantor Subsidiaries.” Chase NMTC Verso Investment Fund, LLC, a consolidated VIE of Verso Holdings, is a “Non-Guarantor Affiliate.”

Verso Paper Holdings LLC

Condensed Consolidating Balance Sheet

March 31, 2014

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$—	$4,232	$—	$10	$—	$4,242
Accounts receivable, net	—	—	94,097	—	—	—	94,097
Inventories	—	—	154,849	—	—	—	154,849
Assets held for sale	—	—	—	—	—	—	—
Prepaid expenses and other assets	—	—	12,574	—	5	—	12,579

Current assets	—	—	265,752	—	15	—	265,767
Property, plant, and equipment, net	—	—	703,448	18,903	—	(288)	722,063
Intercompany/affiliate receivable	1,398,752	—	1,434	—	31,153	(1,431,339)	—
Intangibles and other assets, net(1)	—	—	97,077	1,237	85	—	98,399

Total assets	$1,398,752	$—	$1,067,711	$20,140	$31,253	$(1,431,627)	$1,086,229

LIABILITIES AND MEMBER’S EQUITY
Accounts payable	$—	$—	$95,703	$—	$15	$—	$95,718
Accrued liabilities	25,971	—	46,998	—	126	—	73,095
Current maturities of long-term debt	13,310	—	—	—	—	—	13,310

Current liabilities	39,281	—	142,701	—	141	—	182,123
Intercompany/affiliate payable	—	—	1,398,752	32,587	—	(1,431,339)	—
Investment in subsidiaries	527,655	—	12,447	—	—	(540,102)	—
Long-term debt(2)	1,332,858	—	—	—	23,305	—	1,356,163
Other liabilities	—	—	41,062	—	8,101	(178)	48,985
Member’s (deficit) equity	(501,042)	—	(527,251)	(12,447)	(294)	539,992	(501,042)

Total liabilities and equity	$1,398,752	$—	$1,067,711	$20,140	$31,253	$(1,431,627)	$1,086,229

(1)	Intangibles and other assets, net of Guarantor Subsidiaries include $23.3 million of a long-term note receivable from Verso Finance.
(2)	Long-term debt of Non-Guarantor Affiliate is payable to Verso Finance.

Verso Paper Holdings LLC

Condensed Consolidating Balance Sheet

December 31, 2013

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$—	$11,230	$—	$10	$—	$11,240
Accounts receivable, net	—	—	104,624	—	—	—	104,624
Inventories	—	—	137,687	—	—	—	137,687
Assets held for sale	—	—	50	—	—	—	50
Prepaid expenses and other assets	—	—	20,616	—	5	—	20,621

Current assets	—	—	274,207	—	15	—	274,222
Property, plant, and equipment, net	—	—	724,063	19,171	—	(288)	742,946
Intercompany/affiliate receivable	1,335,323	—	1,393	—	31,153	(1,367,869)	—
Intangibles and other assets, net(1)	—	—	103,424	1,251	85	—	104,760

Total assets	$1,335,323	$—	$1,103,087	$20,422	$31,253	$(1,368,157)	$1,121,928

LIABILITIES AND MEMBER’S EQUITY
Accounts payable	$—	$—	$88,397	$—	$15	$—	$88,412
Accrued liabilities	58,847	—	63,462	—	126	—	122,435
Current maturities of long-term debt	13,310	—	—	—	—	—	13,310

Current liabilities	72,157	—	151,859	—	141	—	224,157
Intercompany/affiliate payable	—	—	1,335,323	32,546	—	(1,367,869)	—
Investment in subsidiaries(3)	439,125	—	12,124	—	—	(451,249)	—
Long-term debt(2)	1,235,167	—	—	—	23,305	—	1,258,472
Other liabilities	—	—	42,502	—	8,087	(164)	50,425
Member’s (deficit) equity	(411,126)	—	(438,721)	(12,124)	(280)	451,125	(411,126)

Total liabilities and equity	$1,335,323	$—	$1,103,087	$20,422	$31,253	$(1,368,157)	$1,121,928

(1)	Intangibles and other assets, net of Guarantor Subsidiaries include $23.3 million of a long-term note receivable from Verso Finance.
(2)	Long-term debt of Non-Guarantor Affiliate is payable to Verso Finance.
(3)	Investment in subsidiaries has been corrected to reflect presentation as a liability in conformity with March 31, 2014 presentation.

Verso Paper Holdings LLC

Condensed Consolidating Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2014

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net sales	$—	$—	$299,113	$—	$—	$—	$299,113
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	302,377	—	—	—	302,377
Depreciation, amortization, and depletion	—	—	25,415	268	14	(14)	25,683
Selling, general, and administrative expenses	—	—	17,923	(339)	8	—	17,592
Restructuring charges	—	—	—	—	—	—	—
Interest income	(35,029)	—	(379)	—	(387)	35,416	(379)
Interest expense	35,029	—	34,470	394	379	(35,416)	34,856
Other loss, net	—	—	9,585	—	—	—	9,585
Equity in net loss of subsidiaries	(90,601)	—	—	—	—	90,601	—

Net loss	$(90,601)	$—	$(90,278)	$(323)	$(14)	$90,615	$(90,601)
Other comprehensive income	213	—	213	—	—	(213)	213

Comprehensive loss	$(90,388)	$—	$(90,065)	$(323)	$(14)	$90,402	$(90,388)

Verso Paper Holdings LLC

Condensed Consolidating Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2013

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net sales	$—	$—	$333,220	$—	$—	$—	$333,220
Cost of products sold (exclusive of depreciation, amortization, and depletion)	—	—	291,859	—	—	—	291,859
Depreciation, amortization, and depletion	—	—	25,711	269	14	(14)	25,980
Selling, general, and administrative expenses	—	—	19,196	(408)	8	—	18,796
Restructuring charges	—	—	1,016	—	—	—	1,016
Other operating income	—	—	(3,285)				(3,285)
Interest income	(34,078)	—	(388)	—	(387)	34,465	(388)
Interest expense	34,078	—	34,053	394	379	(34,465)	34,439
Other loss, net	2,572	—	—	—	—	—	2,572
Equity in net loss of subsidiaries	(37,769)	—	—	—	—	37,769	—

Net loss	$(40,341)	$—	$(34,942)	$(255)	$(14)	$37,783	$(37,769)
Other comprehensive income	717	—	717	—	—	(717)	717

Comprehensive loss	$(39,624)	$—	$(34,225)	$(255)	$(14)	$37,066	$(37,052)

Verso Paper Holdings LLC

Condensed Consolidating Statements of Cash Flows

Three Months Ended March 31, 2014

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net cash used in operating activities	$—	$—	$(96,275)	$(7)	$—	$—	$(96,282)

Cash flows from investing activities:
Proceeds from sale of assets	—	—	316	—	—	—	316
Transfers from restricted cash	—	—	2,327	7	—	—	2,334
Capital expenditures	—	—	(16,466)	—	—	—	(16,466)
Other investing activities	—	—	5,020	—	—	—	5,020
Advances to subsidiaries	(135,080)	—	—	—	—	135,080	—
Payments from subsidiaries	37,000	—	—	—	—	(37,000)	—

Net cash used in investing activities	(98,080)	—	(8,803)	7	—	98,080	(8,796)

Cash flows from financing activities:
Borrowings on revolving credit facilities	135,000	—	—	—	—	—	135,000
Payments on revolving credit facilities	(37,000)	—	—	—	—	—	(37,000)
Contribution from Verso Paper	80	—	—	—	—	—	80
Advances from parent	—	—	135,080	—	—	(135,080)	—
Payments to parent	—	—	(37,000)	—	—	37,000	—

Net cash provided by financing activities	98,080	—	98,080	—	—	(98,080)	98,080

Change in cash and cash equivalents	—	—	(6,998)	—	—	—	(6,998)
Cash and cash equivalents at beginning of period	—	—	11,230	—	10	—	11,240

Cash and cash equivalents at end of period	$—	$—	$4,232	$—	$10	$—	$4,242

Verso Paper Holdings LLC

Condensed Consolidating Statements of Cash Flows

Three Months Ended March 31, 2013

(Dollars in thousands)	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Non- Guarantor Affiliate	Eliminations	Consolidated
Net cash used in operating activities	$—	$—	$(83,121)	$26	$—	$—	$(83,095)

Cash flows from investing activities:
Proceeds from sale of assets	—	—	27,640	—	—	—	27,640
Transfers to restricted cash	—	—	(132)	(26)	—	—	(158)
Capital expenditures	—	—	(8,192)	—	—	—	(8,192)
Other investing activities	—	—	13,653	—	—	—	13,653
Return of capital to parent	8,653	—	—	—	—	(8,653)	—
Advances to subsidiaries	(50,000)	—	—	—	—	50,000	—
Payments from subsidiaries	40,023	—	—	—	—	(40,023)	—

Net cash provided by investing activities	(1,324)	—	32,969	(26)	—	1,324	32,943

Cash flows from financing activities:
Borrowings on revolving credit facilities	50,000	—	—	—	—	—	50,000
Payments on revolving credit facilities	(40,000)	—	—	—	—	—	(40,000)
Return of capital	(8,653)	—	—	—	—	—	(8,653)
Cash distributions	(23)	—	—	—	—	—	(23)
Return of capital to parent		—	(8,653)	—	—	8,653	—
Advances from parent		—	50,000	—	—	(50,000)	—
Payments to parent	—	—	(40,023)	—	—	40,023	—

Net cash (used in) provided by financing activities	1,324	—	1,324	—	—	(1,324)	1,324

Change in cash and cash equivalents	—	—	(48,828)	—	—	—	(48,828)
Cash and cash equivalents at beginning of period	—	—	61,453	—	17	—	61,470

Cash and cash equivalents at end of period	$—	$—	$12,625	$—	$17	$—	$12,642

Advances to and payments from subsidiaries amounts have been corrected to be presented in investing activities in conformity with March 31, 2014 presentation.

16. SUBSEQUENT EVENT

On May 5, 2014, acting through our wholly owned subsidiary, Verso Androscoggin Power LLC, or “VAP,” we entered into a credit agreement providing for a $40 million revolving credit facility with Barclays Bank PLC and Credit Suisse AG, Cayman Islands Branch. Subject to the closing of the credit facility, borrowings thereunder will be used (a) to provide cash dividends and other cash distributions to VAP’s sole member, Verso

Maine Power Holdings LLC, or “VMPH,” and our other subsidiaries, (b) for ongoing working capital for VAP, and (c) for other general corporate purposes. Borrowings under the credit facility will bear interest at a rate equal to an applicable margin plus, at the option of VAP, either (a) a base rate determined by reference to the highest of the U.S. federal funds rate plus 0.5% the prime rate of the administrative agent, and the adjusted LIBOR for a one-month interest period plus 1.00%, or (b) a eurocurrency rate, or “LIBOR,” determined by reference to the cost of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. As of May 5, 2014, the applicable margin for advances under the credit facility is 2.00% for base rate advances and 3.00% for LIBOR advances. On and after November 5, 2014, the applicable margin for advances under the credit facility will be 3.00% for base rate advances and 4.00% for LIBOR advances. The credit facility will mature on the earliest to occur of (a) May 5, 2015, (b) the date that is 30 days after the consummation of our pending acquisition of NewPage, and (c) the date that is 60 days after the termination of the Verso-NewPage merger agreement or the abandonment of the NewPage acquisition; however, upon written notice by VAP to the administrative agent, VAP may request that the commitments under the credit facility be converted to extend the maturity date for consenting lenders. The debt outstanding under the credit facility will be secured by substantially all of VAP’s assets, which consist principally of four hydroelectric facilities associated with our Androscoggin mill and related electricity transmission equipment. VMPH will guarantee the payment of the debt outstanding under the credit facility, and its guaranty will be secured by a pledge of its equity interest in VAP.

Subsequent to the issuance of Verso’s and Verso Holdings’ Form 10-K for the year ended December 31, 2013, management identified disclosure errors in Note 22, Condensed Consolidating Financial Information. The Company has corrected the guarantor information in its Form 10-Q for the period ended March 31, 2014 by presenting “Investment in subsidiaries” as a liability in the Condensed Consolidating Balance Sheet, and presenting “Advances to and payments from subsidiaries” in the Parent Issuer column as investing activities in the Condensed Consolidating Statement of Cash Flows. While the Form 10-K for the year ended December 31, 2013, was not materially misstated, management also has provided corrected disclosures as of December 31, 2013 within its Form 10-Q for the period ended March 31, 2014, that is included herein.

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Verso Paper Corp.:

We have audited the consolidated financial statements of Verso Paper Corp. and subsidiaries (the “Company”), a majority-owned subsidiary of Verso Paper Management LP, as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and the Company’s internal control over financial reporting as of December 31, 2013, and have issued our reports thereon dated March 5, 2014; such consolidated financial statements and reports are included elsewhere in the Form 10-K. Our audits also included the consolidated financial statement schedule of the Company listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 5, 2014

REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Member of Verso Paper Holdings LLC:

We have audited the consolidated financial statements of Verso Paper Holdings LLC and subsidiaries, (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and the Company’s internal control over financial reporting as of December 31, 2013, and have issued our reports thereon dated March 5, 2014; such consolidated financial statements and reports are included elsewhere in the Form 10-K. Our audits also included the consolidated financial statement schedule of the Company listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 5, 2014

Schedule II – Valuation Accounts

Verso Paper Corp. and Verso Paper Holdings LLC

For the Years Ended December 31, 2013, 2012, and 2011

(Dollars in thousands)	Balance at Beginning of Period	Charged to Cost and Expenses	Charge-off Against Allowances	Balance at End of Period
Allowance for uncollectible accounts included in Accounts receivable on the consolidated balance sheets
Year Ended December 31, 2011	$785	$156	$(33)	$908

Year Ended December 31, 2012	$908	$98	$—	$1,006

Year Ended December 31, 2013	$1,006	$263	$(526)	$743

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

VERSO PAPER CORP.,

VERSO MERGER SUB INC.,

and

NEWPAGE HOLDINGS INC.

Dated as of January 3, 2014

A-i

A-ii

Schedules

Schedule 1.1	Principal Stockholders
Schedule 5.12(d)	NewPage EBITDA Build and Synergy Detail
Schedule 6.1(b)	Jurisdictions
Schedule 6.1(e)	Exchange Offer and Consent Solicitations
Schedule 10.1	Non-Required Effect

Exhibits

Exhibit A	Form of Support Agreement
Exhibit B	Form of Parent Affiliate Side Letter
Exhibit C	Form of Lock-Up Side Letter
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Asset Financing Side Letter
Exhibit F	Form of Director Side Letter
Exhibit G	Form of Indenture Side Letter
Exhibit H	Surviving Corporation Certificate of Incorporation
Exhibit I	Surviving Corporation Bylaws
Exhibit J	Waterfall Schedule
Exhibit K	Form of Stockholder Release
Exhibit L	Form of Cooperation Agreement
Exhibit M	Form of New Indenture

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of January 3, 2014 (this “Agreement”), by and among VERSO PAPER CORP., a Delaware corporation (“Parent”), VERSO MERGER SUB INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”) and NEWPAGE HOLDINGS INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (c) recommended the adoption and approval of this Agreement by the stockholders of the Company in accordance with the Company Organizational Documents and the DGCL;

WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, each of the Board of Directors and the sole stockholder of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as consideration for Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company and Parent have entered into a Support Agreement (the “Support Agreement”), in the form attached hereto as Exhibit A, with each of the Company’s stockholders set forth on Schedule 1.1 hereto (the “Principal Stockholders”), pursuant to which, among other things, such Principal Stockholders have agreed, on the terms and subject to the conditions set forth therein, to vote such Principal Stockholders’ shares of Company Common Stock or execute a written consent in favor of the adoption and approval of this Agreement and to the extent such Principal Stockholders are also holders of the relevant Indebtedness issued under the Indentures, to tender such Indebtedness in the Exchange Offers and to support the Exchange Offers in accordance with their terms;

WHEREAS, concurrently with the execution and delivery of this Agreement, the controlling stockholder of Parent and/or one or more of its Affiliates has executed and delivered letter agreements in favor of Parent and the Company in the form attached hereto as Exhibit B (the “Parent Affiliate Side Letter”), Exhibit C (the “Lock-Up Side Letter”) and Exhibit D (the “Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company have executed and delivered letter agreements in the form attached as Exhibit E (the “Asset Financing Side Letter”), Exhibit F (the “Director Side Letter”) and Exhibit G (the “Indenture Side Letter” and, together with the Parent Affiliate Side Letter, Voting Agreement, the Lock-Up Side Letter, the Asset Financing Side Letter and the Director Side Letter, the “Side Letters”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (as in effect from time to time, the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the DGCL as the surviving entity in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form attached hereto as Exhibit H, until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be amended so as to read in their entirety in the form attached hereto as Exhibit I, until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Shares. Subject to Section 2.1(d) and Section 2.1(f), each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”, and all such shares collectively, the “Shares”), other than any Excluded Shares and Dissenting Shares, will be canceled and extinguished and be converted automatically into the right to receive a portion of the Aggregate Closing Merger Consideration equal to (i) the Per Share Closing Cash Consideration, (ii) the Per Share Closing Note Consideration and (iii) the Per Share Closing Share Consideration, each as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule attached hereto as Exhibit J (the “Waterfall Schedule”). In the event that any holder of In-the-Money Options does not deliver an Optionholder Acknowledgement, the Company’s Board of Directors will use its reasonable discretion in allocating the Aggregate Closing Merger Consideration among the holders of Shares, Company RSUs and In-the-Money Options based on the methodologies set forth on the Waterfall Schedule in order to reflect any holder of In-the-Money Options not delivering an Optionholder Acknowledgement.

(b) Cancellation of Excluded Shares. Each Share that is owned directly or indirectly by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Effective Time (collectively, “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all of the capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock shall have the aggregate amount of Parent Common Stock to be issued to such holder in respect of any Share Consideration equitably adjusted (by rounding up or down to the nearest whole share, as appropriate) such that the holders of Shares receive only whole shares of Parent Common Stock, with no adjustment in the aggregate amount of Share Consideration.

(e) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing (and who have certified thereto to the Company) and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL, and who have not withdrawn their request for appraisal rights (the “Dissenting Shares”) will not be converted into the right to receive the consideration payable pursuant to Section 2.1(a), and holders of such Dissenting Shares will be entitled instead to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the consideration payable pursuant to Section 2.1(a), without any interest thereon, the Surviving Corporation shall remain liable for payment of the consideration payable pursuant to Section 2.1(a), and shall promptly pay such consideration to the Paying Agent for payment to the holders thereof pursuant to Section 2.2(b). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to control all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

(f) Minimum Denomination of Notes. No denomination of Verso First Lien Notes less than $2,000 with fully integral multiples of $1,000 in excess of $2,000 shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a lower amount of Verso First Lien Notes shall have the aggregate amount of such Verso First Lien Notes to be issued to such holder in respect of any Note Consideration equitably adjusted (by rounding up or down to the nearest whole denomination or increment, as appropriate) such that the holders of Shares receive only Verso First Lien Notes in denominations of $2,000 with fully integral multiples of $1,000 in excess of $2,000, with no adjustment in the aggregate amount of Note Consideration.

Section 2.2 Exchange and Payment.

(a) Paying Agent. Concurrently with the Closing, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and shall be reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of the Shares (other than the Excluded Shares and Dissenting Shares) (each, a “Former Holder”), consideration (whether in the form of cash, Verso First Lien Notes and/or shares of Parent Common Stock) sufficient to pay the Aggregate Closing Merger Consideration which is payable in respect of Shares pursuant to Section 2.1(a) (such consideration being hereinafter referred to as the “Exchange Fund”), and immediately prior to the Closing, the Company shall provide the Paying Agent with the stock ledger of the Company.

(b) Payment Procedures.

(i) The Paying Agent shall make available at the Closing and, as soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, shall mail or transmit electronically to each Former Holder, (A) a shareholder consent and release (the “Stockholder Release”), in the form attached hereto as Exhibit K, (B) a cooperation agreement (the “Cooperation Agreement”), in the form attached hereto as Exhibit L, and (C) instructions for obtaining the portion of the Aggregate Closing Merger Consideration to which such Former Holder is entitled pursuant to Section 2.1(a) less any applicable withholding Taxes.

(ii) Upon delivery of the Stockholder Release, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the Former Holder shall be entitled to receive in exchange therefor the portion of the Aggregate Closing Merger Consideration payable in respect of such Shares pursuant to Section 2.1(a), plus any interest or other payments made after the Closing in respect of any Verso First Lien Notes and any dividends or other distributions paid with respect to any shares of Parent Common Stock, in each case included in the Aggregate Closing Merger Consideration, and interest shall accrue on any Verso First Lien Notes included in the Aggregate Closing Merger Consideration in accordance with the terms thereof. Except as provided in the foregoing sentence, no interest will be paid or accrued on the Aggregate Closing Merger Consideration.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Shares on the stock transfer books of the Surviving Corporation.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the Former Holders for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any Former Holders who have not executed and delivered the documentation required pursuant to Section 2.1(b) shall thereafter look only to the Surviving Corporation for payment of their portion of the Aggregate Closing Merger Consideration pursuant to Section 2.1(a) less any applicable withholding Taxes, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Former Holder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by Former Holders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

Section 2.3 Treatment of Stock Options and Other Stock-Based Awards.

(a) Upon payment by the Company of the Recapitalization Dividend, the Company shall adjust each option to purchase a share of Company Common Stock (each, a “Company Stock Option”) by reducing the exercise price of each such Company Stock Option by the amount payable in respect of one Share in connection with the payment of the Recapitalization Dividend, as determined by the Company in its sole discretion. Each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and that is an In-the-Money Option shall, as of the Effective Time, become fully vested. At the Closing, each In-the-Money Option shall be cancelled and converted automatically into the right of the holder thereof to receive, subject to the holder’s execution and delivery to the Company of an acknowledgment in the form reasonably satisfactory to the Company and Parent (the “Optionholder Acknowledgement”): (i) an amount of cash equal to the product of the Option Spread Value and the Total Cash Percentage (the “Recapitalization Option Cash Consideration”), (ii) an amount of Verso First Lien Notes (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) equal to the product of the Option Spread Value and the Total Note Percentage (the “Recapitalization Option Note Consideration”), and (iii) a number of shares of Parent Common Stock (valued at the Parent Trading Price) equal to the product of the Option Spread Value and the Total Share Percentage (the “Recapitalization Option Share Consideration”), in each case as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule; provided that the Recapitalization Option Cash Consideration, the Recapitalization Option Note Consideration and the Recapitalization Option Share Consideration shall each be reduced on a Relative Recapitalization Option Pro Rata Basis by the Option Withholding Amount. Notwithstanding the foregoing, if a holder of In-the-Money Options does not deliver an Optionholder Acknowledgement to the Company, then each In-the-Money Option held by such holder shall be cancelled and converted automatically into the right of such holder to receive (x) an amount of cash equal to the product of the

Option Spread Value and the Option Cash Consideration Percentage (the “Option Cash Consideration”), (y) an amount of Verso First Lien Notes (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) equal to the product of the Option Spread Value and the Option Note Consideration Percentage (the “Option Note Consideration”), and (z) a number of shares of Parent Common Stock (valued at Parent Trading Price) equal to the product of the Option Spread Value and the Option Share Consideration Percentage (the “Option Share Consideration”), each as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule; provided that the Option Cash Consideration, the Option Note Consideration and the Option Share Consideration shall each be reduced on a Relative Option Pro Rata Basis by the Option Withholding Amount. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay or issue, as the case may be, to the former holders of In-the-Money Options the consideration described in this Section 2.3(a) on or as soon as reasonably practicable following the Closing Date through the Company’s payroll system; provided that the recipients thereof shall be required, as a condition of receiving such consideration, to execute a Stockholder Release. All Company Stock Options that are Out-of-the-Money Options shall automatically be canceled and terminated as of the Effective Time without payment and shall be of no further force or effect. As of the Effective Time, all Company Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the payments, if any, specified in this Section 2.3(a). The Company shall deliver written notice to each holder of a Company Stock Option informing such holder of the effect of the Merger on the Company Stock Options (which notice, for the avoidance of doubt, may be included as part of the Optionholder Acknowledgements contemplated by this Section 2.3(a), as determined by the Company in its sole discretion).

(b) Each holder of restricted stock units that correspond to shares of Company Common Stock (each, a “Company RSU”) shall be entitled to receive, in respect of each Company RSU held by such holder, a dividend equivalent equal to the Per Share Recapitalization Dividend in connection with the Company’s payment of the Recapitalization Dividend (the “Dividend Equivalent”), less all such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law, in accordance with the award agreement pursuant to which the Company RSU was granted (the “RSU Award Agreement”). As provided in the applicable RSU Award Agreement and provided it has not previously been forfeited in accordance with its terms, the Dividend Equivalent in respect of each Company RSU shall be paid in cash to the holder thereof, less all such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law, on the date on which the Company Common Stock underlying the Company RSU is distributed to the holder in accordance with the applicable RSU Award Agreement or on or promptly following the Closing Date pursuant to the Company’s payroll system if the underlying Company RSU vests pursuant to the next sentence. Each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested. At the Closing, each Company RSU shall be cancelled and converted automatically into the right of the holder thereof to receive on or promptly following the Closing Date through the Company’s payroll system (i) the Per Share Closing Cash Consideration, (ii) the Per Share Closing Note Consideration and (iii) the Per Share Closing Share Consideration, each as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule; provided that the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration, and the Per Share Closing Share Consideration payable in respect of each Company RSU shall each be reduced on a Relative RSU Pro Rata Basis by the RSU Withholding Amount and provided further that the recipients thereof shall be required, as a condition of receiving such consideration, to execute a Stockholder Release. As of the Effective Time, all Company RSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the payments specified in this Section 2.3(b) and any unpaid portion of the Dividend Equivalent in respect of each Company RSU held by the holder immediately prior to the Effective Time, which unpaid portion (if any) shall become payable to the holder as of the Effective Time. The Company shall deliver written notice to each holder of a Company RSU informing such holder of the effect of the Merger on the Company RSUs (which notice, for the avoidance of doubt, may be included as part of the Optionholder Acknowledgements contemplated by Section 2.3(a), as determined by the Company in its sole discretion). In the event that the immediate payment of the consideration contemplated above in respect of the Company RSUs would cause an impermissible acceleration event under Section 409A of the Code, such consideration shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c) At or prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any administering committee) shall adopt such resolutions that are necessary for the treatment of the Company Stock Options and Company RSUs pursuant to this Section 2.3.

(d) The conversions and payments in respect of the Company Stock Options and Company RSUs pursuant to this Section 2.3 are intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be interpreted in such a manner. To the extent that any conversions or payments to made under this Section 2.3 could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments shall be deferred if deferral will make such payments compliant under Section 409A, or such payments shall be restructured, to the extent possible, in a manner, determined by the Company in its sole discretion, that does not cause such an accelerated or additional tax.

Section 2.4 Escrow. On the Pre-Closing Funding Date, the Company shall deposit the Equity Award Carveout Amount into an escrow account (the “Escrow Account”) to be established and maintained by the Paying Agent until the Closing and the payment of the Aggregate Closing Merger Consideration hereunder pursuant to an escrow agreement to be mutually and reasonably agreed to by the Company and Parent (the “Escrow Agreement”), and entered into on the Pre-Closing Funding Date by the Company, Parent and the Paying Agent. In addition, on the Pre-Closing Funding Date, the Company shall deposit the aggregate amount received by the Company from the exercise of Company Stock Options from and after the date hereof, and shall, from time to time, deposit additional amounts received from the exercise of Company Stock Options into the Escrow Account. A portion of the funds deposited in the Escrow Account shall be released to the Company from time to time to pay any Dividend Equivalent that becomes payable to a holder of a Company RSU that vests from time to time in accordance with its terms, and the remainder of such funds shall be released to the Company immediately prior to the Closing for purposes of making the payments contemplated by Section 2.1(a), Section 2.3(a) and Section 2.3(b).

Section 2.5 Aggregate Consideration.

(a) Notwithstanding anything herein to the contrary in no event will the aggregate consideration payable pursuant to this Article II to holders of Shares, Company RSUs and Company Stock Options be more than (or less than) (i) cash equal to the Equity Award Carveout Amount plus any cash payments from the exercise of Company Stock Options received by the Company between the date hereof and Closing and less any Dividend Equivalents paid in respect of Company RSUs between the date hereof and Closing Date (but not including any Dividend Equivalents paid on Company RSUs that vest as of the Effective Time), (ii) the Note Consideration and (iii) the Share Consideration.

(b) On the date that is two (2) Business Days prior to Closing, the Company will deliver to Parent an updated Waterfall Schedule containing calculations of (i) the Per Share Closing Cash Consideration, (ii) the Per Share Closing Note Consideration, (iii) the Per Share Closing Share Consideration, (iv) the aggregate dollar amount of Dividend Equivalents that will be paid at Closing, (v) the Recapitalization Option Cash Consideration, (vi) the Recapitalization Option Note Consideration, (vii) the Recapitalization Option Share Consideration and, if any Optionholder does not deliver an Optionholder Acknowledgement to the Company, (vii) the Option Cash Consideration, the Option Note Consideration and the Option Share Consideration. The Company shall also deliver to Parent confirmation that the aggregate amounts payable at Closing pursuant to this Article II to the holders of Shares, Company RSUs and Company Stock Options equals the consideration referenced in Section 2.5(a), and in the event the Company is unable to deliver such confirmation, the Company shall reasonably adjust the calculations referenced in the prior sentence in order to allow it to deliver such confirmation to Parent.

(c) The Company acknowledges and agrees that the Company is solely responsible for the calculation of the consideration referred to in this Article II, and that Parent shall have no responsibility or liability for any such calculation, other than to pay the amounts provided by the Company in Section 2.5(b) (which shall be no greater than the aggregate consideration referenced in Section 2.5(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents, including through incorporation by reference therein (excluding any disclosures set forth in any “risk factor” section and any section containing forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature, it also being understood that any matter disclosed in such filing shall not be deemed disclosed for purposes of Section 3.1 (Qualification, Organization, Etc.), Section 3.2 (Capital Stock), Section 3.3 (Corporate Authority Relative to this Agreement; No Violation), Section 3.19 (Finders or Brokers) or Section 3.21 (Required Vote), which matters shall be specifically disclosed in Section 3.1, Section 3.2, Section 3.3, Section 3.19 or Section 3.21 of the Company Disclosure Schedule), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with and immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where the relevance of such disclosure as an exception to such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Etc.

(a) Each of the Company and each of its Subsidiaries is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (ii) is qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of each of clauses (i) and (ii) where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company Organizational Documents.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 16,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). No shares of Company Common Stock are represented by certificates. As of the date of this Agreement, (i) 7,063,671 shares of Company Common Stock were issued and outstanding, (ii) 517,137 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of Company Stock Options and 96,316 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of Company RSUs, (iii) 16,329 shares of Company Common Stock were authorized for issuance by the Company to holders of Allowed First Lien Notes Claims (as defined in the Plan) under section 6.5(c) of the Plan and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, and proxies, other than in the Company Stockholders Agreement, any voting agreement or any similar instrument.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, such Subsidiary’s jurisdiction of organization and the authorized, issued and outstanding capital stock or other equity securities of such Subsidiary. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by the Company free and clear of any Liens other than Permitted Liens.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of (i) each outstanding Company Stock Option, the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Stock Plan pursuant to which such Company Stock Option was granted and (ii) each outstanding Company RSU, the number of shares of Company Common Stock underlying such Company RSU, the applicable grant date thereof and the applicable Company Stock Plan pursuant to which such Company RSU was granted. The Company Stock Plans, and awards thereunder, set forth on Section 3.2(c) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted stock units, restricted stock awards, stock appreciation rights or other compensatory equity-based awards or profit participation or similar rights are outstanding.

(d) Except as set forth in Section 3.2(a) and in Section 3.2(b) and Section 3.2(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding shares of capital stock or other equity securities, or outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests. The Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company.

(e) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 3.2(e) of the Company Disclosure Schedule sets forth a true and complete schedule of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement and the amounts outstanding relating to such Indebtedness as of the dates set forth therein; provided that for purposes of this Section 3.2(e), the definition of Indebtedness shall not include clauses (e), (f), (g) and (h) (but clause (h) shall only be excluded to the extent it relates to clause (e), (f) or (g) of the definition of Indebtedness) thereof to the extent not material.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and, except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has unanimously determined that it is in the best interest of the Company and its stockholders, and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby and resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the transactions contemplated hereby in accordance with the Company Organizational Documents and the DGCL (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Securities Act of 1933, as amended (the “Securities Act”), (iv) the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, other than such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices or filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c) The execution and delivery by the Company of this Agreement do not, and except as described in Section 3.3(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith in appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which does not and would not reasonably be expected to materially impair the continued use of any Company Owned Real Property or Company Leased Real Property as currently operated, (D) incurred in connection with the Debt Financing or any amendment of the NewPage ABL Loan prior to the Closing Date to permit the New NewPage Term Loan Facility and the Recapitalization Dividend or (E) all other Liens the creation or existence of which, in each case, would not be reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (each of the foregoing, a “Permitted Lien”), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Company Stockholders Agreement or (iii) assuming the receipt of all consents, approvals, waivers, clearances and authorizations and the making of notices, filings and submissions described in Section 3.3(b) or in Schedule 3.3(b), conflict with or violate any applicable Laws, other than, in the case of the foregoing clauses (i) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(d) Prior to the execution of this Agreement, the Company Stockholders Agreement was amended and the Company provided Parent with a copy of such amendment.

Section 3.4 Reports and Financial Statements.

(a) The Company’s registration statement on Form 10 became effective on July 31, 2013. The Company and each of its Subsidiaries has filed or furnished all items required to be filed or furnished prior to the date hereof by it with the SEC since July 30, 2013. As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 3.6 No Undisclosed Liabilities. There are no liabilities of the Company and its Subsidiaries (whether or not of a nature required to be reflected on a balance sheet prepared in accordance with GAAP), other than liabilities (a) set forth in Section 3.6 of the Company Disclosure Schedule, (b) incurred since December 31, 2012, in the ordinary course of business consistent with past practices, (c) as reflected, reserved for or disclosed in the most recent balance sheet of the Company included in the Company SEC Documents, (d) incurred in connection with the transactions expressly contemplated by this Agreement or (e) that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.7 Compliance with Law; Permits.

(a) (i) The Company and each of its Subsidiaries are, and have at all times since December 21, 2012, been, in compliance in all material respects with and are not, and have at all times since December 21, 2012, not been, in material default under or in material violation of any applicable Law and (ii) neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication since December 21, 2012, from any Governmental Entity regarding any actual or possible material violation of, or failure to comply with, any Law.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any Contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permits, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is, and each of its Subsidiaries is, in compliance with the terms and requirements of the Company Permits, and no investigation or review by any Governmental Entity with respect to any violation or non-compliance with a Company Permit is pending, or the Company’s knowledge, threatened, except for any such noncompliance or investigation or review that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) None of the Company or any of its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives acting on their behalf, has in the past five (5) years, directly or indirectly, made or authorized any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided any benefit, to any Covered Party, (i) for the purpose of (A) influencing any act or decision of that person, (B) inducing that person to omit to do any act in violation of a lawful duty, (C) securing any improper advantage, or (D) inducing that person to use his or her influence with a Governmental Entity or public international organization, (1) to affect or influence any act or decision of any Governmental Entity or public international organization, or (2) to assist the Company or any of its Subsidiaries in obtaining or retaining business, or directing business to any person, whether or not lawful, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(d) The Company and its Subsidiaries are in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any other applicable Law of similar effect, including all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UK Bribery Act 2010 (collectively with the FCPA, “Anti-Corruption Laws”), and in the past five (5) years none of them has taken any action which would cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law in any material respect.

(e) To the knowledge of the Company, no portion of any payments paid by Parent hereunder will be used to fund payments in connection with securing government approvals or as a payment, gift, promise to give, or authorization of the giving of anything of value to any government official, political party or official thereof or any candidate for foreign political office for purposes of (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage; or inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

(f) The term “government official” used in this Section 3.7 means any officer or employee of a foreign government or any department, agency, or instrumentality thereof, including government owned or controlled companies, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(g) Except as set forth on Section 3.7(g) of the Company Disclosure Schedule:

(i) The Company and its Subsidiaries are in compliance with all applicable Customs & International Trade Laws in all material respects, and the Company and its Subsidiaries have not committed any material violation of the Customs & International Trade Laws, and there are no material unresolved questions or claims concerning any liability of the Company or any Subsidiary with respect to any such Laws.

(ii) Without limiting the foregoing, neither the Company nor any Subsidiary has, since December 21, 2012, received any notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws.

(iii) Neither the Company nor any Subsidiary has, since December 21, 2012, received any written notice that any products or materials imported by the Company nor any Subsidiary, or on behalf of the Company or such Subsidiary where the Company or such Subsidiary is the importer of record, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States government.

(iv) Neither the Company nor any Subsidiary, nor any officer or director of the Company or, to the knowledge of the Company, any agent acting on behalf of the Company: (a) has been or is designated, or is owned or controlled by anyone designated, on OFAC’s List of Specially Designated Nationals and Blocked Persons, Commerce’s Denied Persons List, the Commerce Entity List, the U.S. Department of State’s (“State Department”) Debarred List or similar “prohibited party” lists of any U.S. Governmental Entity, (b) has participated in any transaction involving such a designated person or entity, or any country that is the target of comprehensive economic sanctions administered by OFAC (currently, Cuba, Iran, Syria and Sudan), (c) has knowingly exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable U.S. export control or economic sanctions laws, regulations or orders administered by OFAC, Commerce or State Department, or (d) participated in any export, re-export or transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

(v) Since December 21, 2012, the Company has been in compliance in all material respects and has complied with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign laws and regulations relating to anti-money laundering and similar matters.

(vi) The Company utilizes effective controls procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable anti-money laundering laws and regulations will be prevented, detected and deterred in all material respects.

(vii) Neither the Company nor any Subsidiary is aware of any actual or threatened (in writing) civil or criminal investigation, audit or any other inquiry, or otherwise is aware of any allegation involving or otherwise relating to any alleged or actual violation of anti-money laundering laws or regulations by the Company or any Subsidiary.

(h) For the purposes of this Agreement, “Customs & International Trade Laws” shall mean any domestic Law, statute, order of a Governmental Entity, regulation, rule, permit, license, directive, ruling, order, decree, ordinance, award, or other decision or requirement, including any amendments, having the force or effect of Law, of any arbitrator, court, government or government agency or instrumentality or other Governmental Entity, concerning the importation, exportation, reexportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by the United States Office of Foreign Assets Control (“OFAC”); orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

Section 3.8 Environmental Laws and Regulations. (i) No material notice, notification, demand, report, request for information, citation, summons, complaint or Order has been received, no material penalty has been assessed, and no material investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary of the Company arising out of any material violation of or material liability under any Environmental Law, (ii) the Company and its Subsidiaries are and have been during the past three (3) years in compliance in all material respects with all Environmental Laws (which compliance includes possession of all permits, licenses, or other authorizations required under Environmental Laws for the conduct of their business as presently conducted and compliance in all material respects with the terms and conditions thereof and timely applications for renewal of the same), (iii) neither the Company nor any of its Subsidiaries has in the past three (3) years treated, stored, handled, transported or disposed of, arranged for or permitted the treatment, storage, handling, transportation or disposal of, or released or exposed any Person to, any Hazardous Materials, or owned or operated its business or any property or facility in a manner that has given rise to any liabilities (contingent or otherwise) or material investigatory, corrective or remedial obligations pursuant to Environmental Laws, (iv) the Company and its Subsidiaries are not party or otherwise subject to any Order, judgment or decree that imposes any material obligations or material liability (contingent or otherwise) under any Environmental Law, (v) the Company and its Subsidiaries have furnished to Parent all material environmental audits, reports and other environmental assessments relating to the Company’s, its Subsidiaries’, or their Affiliates’ (excluding, for the avoidance of doubt, the Principal Stockholders) or predecessors’, past or current properties, facilities or operations that have been prepared in the last three years and which are in their possession or under the Company’s reasonable control, and (vi) the Company and its Subsidiaries have disclosed to Parent all financial assurances required under Environmental Laws.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries (which shall include, without limitation, any Contract that provides for employment or engagement of any Person on a full-time, part-time or consulting basis providing for fixed and/or variable compensation in the aggregate in excess of $200,000 per annum and any Contract providing for severance, retention, change in control or similar payments (each such Contract, a “Material Benefits Contract”)) or with respect to which the Company or any of its Subsidiaries has any material liability, whether current or contingent (collectively, without regard to materiality and whether or not listed on Section 3.9(a) of the Company Disclosure Schedule, the “Company Benefit Plans”). Prior to the date hereof, the Company has provided to Parent a true, correct and complete copy of each Material Benefits Contract.

(b) The Company has made available to Parent correct and complete copies of all Company Benefit Plans and all amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, with respect to each Company Benefit Plan: (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination or opinion letter received regarding the tax-qualified status, (iii) the most recent financial statements, (iv) the Form 5500 Annual Report (including all schedules and the audit report) for the most recent plan year, (v) the current summary plan description, and (vi) the actuarial valuation reports for the most recent plan year.

(c) Each Company Benefit Plan has been maintained, funded and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. The Company and its Subsidiaries have timely made all material contributions, distributions, reimbursements and payments required by or due under the terms of each Company Benefit Plan and applicable Law. With respect to each Company Benefit Plan, there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty (as determined under ERISA), or transaction that could subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or may rely upon a favorable opinion letter from the Internal Revenue Service, as to the qualified status of such Company Benefit Plan, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such qualified status. Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability (whether current or contingent) with respect to any plan, program or arrangement that provides post-termination or retiree health or life insurance benefits to any Person, except as required by COBRA (or any similar state Law) for which the covered individual pays the full cost of coverage. The Company, its Subsidiaries and their ERISA Affiliates have for the past three (3) years complied in all material respects and are in compliance in all material respects with the requirements of COBRA (and any similar state law). Each Material Benefits Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect and enforceable against the Company or the Subsidiary of the Company which is party thereto in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) With respect to each Company Benefit Plan (other than a multiemployer plan as defined in Section 3(37) of ERISA) that is subject to Title IV of ERISA (a “Title IV Plan”), (i) the minimum funding standard has been satisfied and all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (ii) all amounts due to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA have been timely paid; (iii) no notice of intent to terminate any Title IV Plan has been filed, nor has any amendment been adopted to treat any Title IV Plan as terminated; (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to treat any Title IV Plan as terminated; (v) to the knowledge of the Company, no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (vi) no event has occurred or circumstance exists that may result in a liability under or with respect to Section 4062(e) or 4069 of ERISA; (vii) no reportable event (as defined in Section 4043 of ERISA and in the regulations issued thereunder) has occurred (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA); and (viii) no Title IV Plan is considered to be in “at risk” status under Section 430 of the Code.

(e) Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintains, contributes to, has any obligation to contribute to, or has any liability under or with respect to any (i) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA), and none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has or has had any obligation or liability as a consequence of being considered a single employer under Section 414 of the Code with any other Person. None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates has incurred within the past six (6) years or reasonably expects to incur, nor do any of them have any obligation to pay, any withdrawal liability within the meaning of Section 4201 of ERISA.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) except as expressly provided in this Agreement, accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, consultant or officer or under any Company Benefit Plan or otherwise.

(g) Each Company Stock Option was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. No director, officer, employee or service provider of the Company or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(h) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, director or other individual service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, either alone or in combination with another event, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(i) There are no pending or, to the Company’s knowledge, threatened Actions or claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or with respect to any Company Benefit Plan (other than routine claims for benefits).

(j) Neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent or known or unknown, with respect to any misclassification of any person as an independent contractor rather than as an employee, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan. Since December 21, 2012, each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

Section 3.10 Absence of Certain Changes or Events. (a) Since December 31, 2012, until the date of this Agreement, (i) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices, and (ii) there has not been a Company Material Adverse Effect; and (b) since December 31, 2012, until the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in Section 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (xiii), (xiv), (xv), (xvii), (xxiii) or (xxiv) solely as it relates to Section 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (xiii), (xiv), (xv), (xii) and (xviii).

Section 3.11 Investigations: Litigation. There is no Action currently pending or, to the knowledge of the Company, threatened before any Governmental Entity or by any private party by or against the Company or any of its Subsidiaries or otherwise relating to the business, properties or assets, or against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or any of its Subsidiaries, that would be material to the Company and its Subsidiaries taken as a whole, or would be reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 3.12 Information Supplied. None of the information provided by the Company for inclusion in the proxy statement for the meeting of the holders of Parent Common Stock for the purpose of obtaining the Parent Stockholder Approval (including any amendment or supplements, the “Proxy Statement”) or for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock and Verso First Lien Notes, as applicable, in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 3.13 Tax Matters. Except as would not reasonably be expected to be material on an item by item basis:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes due and payable (whether or not shown on any Tax Return), (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements for all Taxes not yet due and payable, (iv) any Tax holiday claimed by the Company or any of its Subsidiaries in any jurisdiction is currently effective and will not be adversely affected by the transactions contemplated by this Agreement, and (v) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the Internal Revenue Service or entered into any “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local, or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any currently effective waiver or other agreement extending the statute of limitations in respect of Taxes.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor, to the knowledge of the Company, has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. Neither the Company nor any Subsidiary has received in writing from any federal, state, local or foreign taxing authority any, and to the knowledge of the Company, none of the following is threatened in writing: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries is currently or has ever been subject to any adjustment imposed under Code Section 482 (or any similar provision of state, local, or foreign Tax Law).

(c) Neither the Company nor any of its Subsidiaries is obligated by any Contract to indemnify any other Person (other than the Company and its Subsidiaries) with respect to Taxes (other than Contracts or other arrangements that are not primarily related to Taxes entered into in the ordinary course of business). Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any Person (other than as a result of being a member of the consolidated, affiliated or unitary tax group of the Company).

(d) The Company and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (including pursuant to Sections 1441, 1442, 3102, and 3402 of the Code and any other applicable provision of state, local, or foreign Law), and all applicable forms required with respect thereto have been properly completed and timely filed.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any prepaid amounts received prior to the Closing, (iv) any installment sale or open transaction disposition made prior to the Closing, (v) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing or (vi) any election under Section 108(i) of the Code.

(h) The Company has made available to Parent or its legal or accounting representative copies of all Tax Returns for the Company and each of its Subsidiaries filed for all periods within the past three (3) years.

(i) No Subsidiary of the Company that is a non-U.S. Subsidiary (i) is a “passive foreign investment company” within the meaning of Section 1297; (ii) will recognize a material amount of “subpart F income” as defined in Section 952 of the Code during any taxable period that includes the Closing Date; or (iii) has investments in “United States property” within the meaning of Section 956 of the Code during any taxable period that includes the Closing Date.

(j) Neither the Company nor any Subsidiary is (A) subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, or (ii) the overall foreign loss provisions of Section 904(f) of the Code, (B) a party to a gain recognition agreement under Section 367 of the Code or (C) subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business. Section 3.13(j) of the Company Disclosure Schedule accurately lists all jurisdictions in which the Company and its Subsidiaries are required to file Tax Returns.

(k) An election under Section 382(l)(5)(H) of the Code and Treasury Regulation 1.382-9(i) not to apply the provisions of Section 382(l)(5) of the Code to the ownership change occurring pursuant to the plan of reorganization confirmed by the bankruptcy court on December 14, 2012, has been made by the Company on its federal income tax return for the 2012 taxable year.

(l) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, escheat, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, estimated or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.14 Employment and Labor Matters.

(a) (i) Except a set forth on Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association, (ii) there are no pending or, to the knowledge of the Company, threatened, strikes, work stoppages, slowdowns, pickets, lockouts, or other material labor disputes or disruptions against or affecting the Company or any of its Subsidiaries or involving any their employees, and no such disputes have occurred within the past three (3) years, (iii) to the knowledge of the Company, there is no ongoing or threatened union organizing or decertification activity with respect to employees of the Company or any of its Subsidiaries, and no such activities have occurred within the past three (3) years, (iv) there is no unfair labor practice charge or complaint, material labor grievance, or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (v) with respect to the transactions contemplated by this Agreement, any notice required by Law or collective bargaining agreement to any employees or any employee representative has been or prior to the Closing will be given and all material bargaining obligations have been or prior to the Closing will be satisfied.

(b) Except for such matters which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and have been since December 21, 2012, in compliance with all applicable Laws and Contracts, including provisions thereof respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Except with respect to (i) ongoing disputes of a routine nature or involving immaterial amounts and (ii) accrued amounts to be paid in the ordinary course of business consistent with past practices, each of the Company and its Subsidiaries has paid in full to its employees, individual independent contractors, and other individual service providers all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such persons. Since December 21, 2012, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that could implicate the Worker Adjustment and Retraining Notification Act of 1998, as amended, or any similar Law (collectively, the “WARN Act”).

Section 3.15 Intellectual Property.

(a) Section 3.15 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following owned by the Company or any of its Subsidiaries in any jurisdiction in the world: (i) registered trademarks and service marks and applications for registration of the same; (ii) registered copyrights and applications for copyright registrations; (iii) issued patents and pending patent applications; and (iv) internet domain name registrations (collectively, the “Scheduled Intellectual Property”). The Company or one of its Subsidiaries owns all of the Intellectual Property identified or required to be identified in Section 3.15 of the Company Disclosure Schedule free and clear of all Liens (other than Permitted Liens and nonexclusive licenses granted in the ordinary course of business consistent with past practice).

(b) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, either the Company or a Subsidiary of the Company owns or otherwise possesses sufficient rights to use all Company Intellectual Property. The Company and its Subsidiaries have taken all necessary actions to maintain all of the Scheduled Intellectual Property owned by it or them, and no expiration or loss of any Scheduled Intellectual Property is pending or reasonably foreseeable (other than (i) pursuant to prosecution of applications in the ordinary course or (ii) expiration of any patent at the conclusion of its statutory term). Immediately after the Closing, all Company Intellectual Property that is material to the conduct of the business of the Company or its Subsidiaries shall be owned or available for use by the Company and its Subsidiaries on terms and conditions substantially similar to which the same was owned or used by the Company and its Subsidiaries immediately prior to the Closing. There are no pending or, to the knowledge of the Company, threatened claims (including unsolicited offers or demands to license third party Intellectual Property) by any Person alleging infringement, misappropriation, dilution or violation by the Company or any of its Subsidiaries of any third party Intellectual Property, and no such claim has been asserted against the Company or any of its Subsidiaries in the last three (3) years. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or violate, and has not in the last three (3) years, infringed, misappropriated, diluted or violated any Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of any Intellectual Property owned by the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person is infringing, misappropriating, diluting, or violating, and no Person has in the three (3) years prior to the date hereof, infringed, misappropriated, diluted, or violated any Intellectual Property owned by the Company or any of its Subsidiaries.

(c) The Company’s and its Subsidiaries’ computer firmware, hardware, databases, software (whether general or special purpose) and other information technology infrastructure used by the Company and its Subsidiaries in the conduct of their businesses (collectively, the “Company IT Systems”) are in good operating condition and repair (subject only to the provision of usual and customary maintenance) and are sufficient for the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted, and there have been no material failures, outages or unavailability of any of the foregoing in the last three (3) years. The Company and its Subsidiaries have business continuity and disaster recovery plans in place that are reasonably sufficient to minimize and mitigate the occurrence, duration and effect of any unavailability of the Company IT Systems.

(d) For purposes of this Section 3.15, the term “knowledge” shall not require the Company to conduct, have conducted, obtain or have obtained any non-infringement, inventorship, invalidity, freedom-to-operate or any other opinions of counsel or any external searches regarding registered Intellectual Property, including any ownership, validity, non-infringement or competitive intelligence searches.

Section 3.16 Real Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth the owner, street address, town or city, county, state, acreage and description of each Owned Real Property owned by the Company or any Subsidiary as of the date of this Agreement (such property collectively, the “Company Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) either the Company or a Subsidiary of the Company has marketable and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no leases, subleases, licenses, or other rights or agreements to use or occupy the Company Owned Real Property or a portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth the lessor, street address, town or city, county, state, acreage (or square footage for an office site), and description (for any site other than an office site) of each Leased Real Property leased by the Company or any Subsidiary (the “Company Leased Real Property”), and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). The Company has made available to Parent a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Lease under which the Company or any of its Subsidiaries uses or occupies any of the Company Leased Real Property (the “Company Real Property Leases”) is valid, binding and in full force and effect, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (B) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subleasing, licensing or otherwise granting any Person the right to use or occupy a portion of any Company Leased Real Property, and (iii) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under a Company Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, free and clear of all Liens, except for Permitted Liens. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Real Property Lease, except such proceeding which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company Owned Real Property identified in Section 3.16(a) of the Company Disclosure Schedule and the Company Leased Real Property identified in Section 3.16(b) of the Company Disclosure Schedule comprise all of the material real property used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(d) All of the Company Owned Real Property and the Company Leased Real Property are in material compliance with all applicable building, zoning and other land use laws, and all insurance requirements affecting real property (collectively, the “Real Property Laws”), and the current use and occupancy of the Company Owned Real Property and the Company Leased Real Property do not violate any Real Property Laws in any material respects. Neither the Company nor any Subsidiary has received notice of any material violation of any Real Property Law.

Section 3.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Closing Cash Consideration, the Per Share Closing Note Consideration and the Per Share Closing Share Consideration, taken in the aggregate, to be paid per Share, is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.

Section 3.18 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the Company Real Property Leases and as set forth on Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement:

(i) any joint venture, co-development, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ii) any Contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or operate in a geographical area that would be binding on Parent or any of its Subsidiaries after the Closing;

(iii) any Contract that is an indenture, credit or loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing Indebtedness for borrowed money, deferred payment or the imposition of any Lien other than Permitted Liens (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000 (each, a “Company Indebtedness Contract”);

(iv) any Contract pursuant to which the Company or any of its Subsidiaries (A) is granted rights in any third-party Intellectual Property (excluding any commercially available, unmodified off-the-shelf software licensed for annual aggregate license fees of less than $250,000) or (B) has granted to any Person any licenses or rights under any Company Intellectual Property owned by the Company or any of its Subsidiaries (excluding nonexclusive license grants in the ordinary course of business consistent with past practice);

(v) any settlement, conciliation or similar agreement (x) with any Person that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement;

(vi) any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person that would be binding on Parent or any of its Subsidiaries after the Closing;

(vii) any Contract that (A) relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person other than the Company or any of its Subsidiaries for aggregate consideration in excess of $3,000,000 or pursuant to which the Company or any of its Subsidiaries has continuing material “earn out” or other similar material contingent payment obligations outstanding; or (B) gives any Person the right to acquire any assets of the Company or its Subsidiaries (or any interests therein) after the date hereof with a total consideration of more than $3,000,000;

(viii) any Contract that provides for aggregate payments by or to the Company and/or its Subsidiaries in excess of $7,500,000 in any 12-month period, other than any such Contracts that may be cancelled, terminated or withdrawn upon notice of ninety (90) days or less without material liability or continuing obligation on the part of the Company or any of its Subsidiaries;

(ix) any Contract that obligates the Company or its Subsidiaries to conduct business on an exclusive basis with any Person or that contains “most favored nation” or similar covenants, in each case other than any such Contracts that may be cancelled, terminated or withdrawn upon notice of ninety (90) days or less without material liability or continuing obligation on the part of the Company or any of its Subsidiaries;

(x) any Contract containing continuing indemnification rights or obligations (other than those indemnification obligations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole); or

(xi) any Contract with a Governmental Entity that is material to the Company and its Subsidiaries taken as a whole.

All of the Contracts of the types referred to in this Section 3.18(a) are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect and enforceable against the Company or the Subsidiary of the Company which is party thereto in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. As of the date of this Agreement, the Company has provided to Parent true and complete copies of all Company Material Contracts.

Section 3.19 Finders or Brokers. Except for Goldman, Sachs & Co. and the Persons identified in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.20 Interested Party Transactions. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors, members, managers, partners, shareholders or Affiliates, on the other hand (except for (i) employment and compensation arrangements (including benefits, travel advances, and employee loans not in excess of $60,000 to any individual current employee) and (ii) Contracts entered into in the ordinary course of business, on an arm’s-length basis and on terms no less favorable in the aggregate to the Company or its Subsidiary, as applicable, than would have been available from an unaffiliated party) in each case, in the ordinary course of business) (each, an “Interested Party Transaction”), and to the Company’s knowledge no such Person has any material interest in any material property or asset used by the Company or any Subsidiary of the Company.

Section 3.21 Required Vote. The Company Stockholder Approval is the only vote of holders of securities of the Company that is required to approve this Agreement, the Merger and the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL, to the extent applicable. To the Company’s knowledge, no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby.

Section 3.22 Customers and Suppliers. The Company has provided Parent, on a restricted basis in accordance with the Confidentiality Agreement, a complete and accurate list as of September 30, 2013, of (i) the ten (10) largest customers of the Company and its Subsidiaries taken as a whole and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries taken as a whole. To the Company’s knowledge, none of such customers or suppliers has provided written notice to the Company or any of its Subsidiaries, as applicable, of its intention to terminate or curtail its relationship or dealings with the Company or any of its Subsidiaries, as applicable, whether pursuant to a non-renewal or termination of any Contract or otherwise and whether as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.23 Insurance. Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of the insurance policies currently maintained by, or for the benefit of, the Company and its Subsidiaries, including historic, occurrence-based policies in force. Such policies are in full force and effect. As of the date of this Agreement, no notice of cancellation or non-renewal with respect, or disallowance of any claim under, any such policy has been received by the Company or its Subsidiaries and, to the Company’s knowledge, there is no threatened cancellation, non-renewal, material disallowance or reduction in coverage or material claim with respect to any such policies.

Section 3.24 Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable title to, or valid leasehold interests in or licenses for, all tangible personal property used in the business of the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Liens), and such property is in good working order and condition, ordinary wear and tear excepted. The assets owned, leased or licensed by the Company and its Subsidiaries, other than any Intellectual Property or Company IT Systems (the sufficiency of which is addressed in Section 3.15), are sufficient in all material respects for the conduct of their business as presently conducted.

Section 3.25 Solvency. Assuming the satisfaction of the conditions to the Company’s obligation to consummate the Merger, the Company and each of its Subsidiaries, taken as a whole, will not, (a) immediately prior to the closing of the New NewPage Term Loan Facility and the payment of the Recapitalization Dividend and (b) immediately prior to the Effective Time (assuming that the Company did not enter into the New NewPage Term Loan Facility and pay the Recapitalization Dividend): (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 3.26 No Additional Representations. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Without limiting the generality of the foregoing, no representation or warranty is made by the Company or any other Person with respect to any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents, including by incorporation by reference therein (excluding any disclosures set forth in any “risk factor” section and any section containing forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature, it also being understood that any matter disclosed in such filing shall not be deemed disclosed for purposes of Section 4.1 (Qualification, Organization, Etc.), Section 4.2 (Capital Stock), Section 4.3 (Corporate Authority Relative to this Agreement; No Violation), or Section 4.12 (Finders or Brokers), which matters shall be specifically disclosed in Section 4.1, Section 4.2, Section 4.3, or Section 4.12 of the Parent Disclosure Schedule), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or as disclosed in the disclosure schedule delivered by Parent to the Company in connection with and immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Etc.

(a) Each of Parent and each of its Subsidiaries is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business, and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of each of clauses (i) and (ii) where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(b) Parent has made available to the Company prior to the date of this Agreement true and complete copies of the Parent Organizational Documents.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (“Parent Preferred Stock”). As of the date of this Agreement, (i) 53,172,484 shares of Parent Common Stock were issued and outstanding, including 1,118,021 shares of Parent Common Stock granted as restricted stock pursuant to the 2008 Amended and Restated Incentive Award Plan of Parent (the “Parent Stock Plan”), (ii) 4,435,039 shares of Parent Common Stock were issuable upon the exercise of stock options granted pursuant to the Parent Stock Plan (each, a “Parent Option”), and (iii) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, proxies and any voting agreement or similar instrument.

(b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a true and complete list of each Subsidiary of Parent, such Subsidiary’s jurisdiction of organization and the authorized, issued and outstanding capital stock or other equity securities of such Subsidiary. Each of the outstanding shares of capital stock or other equity securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by Parent free and clear of any Liens other than Permitted Liens.

(c) Except as set forth in Section 4.2(a) and in Section 4.2(b) and Section 4.2(c) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no outstanding shares of capital stock or other equity securities, or outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(d) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Section 4.2(d)

of the Parent Disclosure Schedule sets forth a true and complete schedule of all Indebtedness of Parent and its Subsidiaries as of the date of this Agreement and the amounts outstanding relating to such Indebtedness as of the dates set forth therein; provided that for purposes of this Section 4.2(d), the definition of Indebtedness shall not include clauses (e), (f), (g) and (h) (but clause (h) shall only be excluded to the extent it relates to clause (e), (f) or (g) of the definition of Indebtedness) thereof to the extent not material.

(e) The authorized and issued capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable. The issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by an indirect, wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any Person other than Parent and its Subsidiaries may acquire any equity security of Merger Sub.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of shares of Parent Common Stock or Verso First Lien Notes) have been duly and validly authorized by the Board of Directors of Parent, the Board of Directors of Merger Sub, and the sole stockholder of Merger Sub, as applicable, and, except for the Parent Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby in accordance with the Parent Organizational Documents and the DGCL. As of the date hereof, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the sole stockholder of Merger Sub have unanimously determined that it is in the best interest of Parent and its stockholders and Merger Sub and its stockholder, as applicable, and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) any other applicable antitrust, competition, foreign investment, or trade regulation Laws and (vii) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, other than such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices or filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and except as described in Section 4.3(c) of the Parent Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens, other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries,

(ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or (iii) conflict with or violate any applicable Laws, other than, in the case of the foregoing clauses (i) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

Section 4.4 Reports and Financial Statements.

(a) Parent has filed or furnished all items required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2012. As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 No Undisclosed Liabilities. There are no liabilities of Parent or any of its Subsidiaries other than Merger Sub (whether or not of a nature required to be reflected on a balance sheet prepared in accordance with GAAP), other than the liabilities (a) set forth in Section 4.5 of the Parent Disclosure Schedule, (b) incurred since December 31, 2012, in the ordinary course of business consistent with past practices, (c) as reflected, reserved for or disclosed in the most recent consolidated balance sheet of Parent and its Subsidiaries included in the Parent SEC Documents, (d) incurred in connection with the transactions expressly contemplated by this Agreement or (e) that, individually or in the aggregate, have not been and would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. There are no liabilities of Merger Sub (whether or not of a nature required to be reflected on a balance sheet prepared in accordance with GAAP), other than the liabilities (y) incurred in connection with the transactions expressly contemplated by this Agreement or (z) set forth in Section 4.5 of the Parent Disclosure Schedule.

Section 4.6 Compliance. Except as set forth on Section 4.6 of the Parent Disclosure Schedule, (i) Parent and each of its Subsidiaries are, and have at all times since January 1, 2012, been, in compliance in all material respects with and are not, and have at all times since January 1, 2012, not been, in material default under or in material violation of any applicable Law and (ii) neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication since January 1, 2012, from any Governmental Entity regarding any actual or possible material violation of, or failure to comply with, any Law.

Section 4.7 Investigations; Litigation. Except as set forth on Section 4.7 of the Parent Disclosure Schedule, there is no Action currently pending or, to the knowledge of Parent, threatened before any Governmental Entity or by any private party by or against Parent or Merger Sub or any of their respective Subsidiaries or otherwise relating to the business, properties or assets, or against any officer, director, controlling stockholder or employee of Parent or Merger Sub or any of their respective Subsidiaries in connection with such officer’s, director’s, controlling stockholder’s or employee’s relationship with, or actions taken on behalf of, Parent or Merger Sub or any of their respective Subsidiaries, that would be material to Parent and its Subsidiaries taken as a whole, or would be reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 4.8 Debt Financing.

(a) Verso Paper Holdings has received and accepted (i) one or more executed commitment letters, dated as of the date of this Agreement (as may be amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.12(a), the “Debt Commitment Letters”), from the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth in the Debt Commitment Letters and establish a new Company term loan facility (the “New NewPage Term Loan Facility”) and a new Company asset-based loan facility (the “New NewPage ABL Facility”) as set forth therein, and Parent has made available to the Company, concurrently with the execution and delivery of this Agreement, true and complete copies of the Debt Commitment Letters substantially in the form previously reviewed by the Company and (ii) executed amendments, dated as of the date of this Agreement (the “Existing Credit Agreement Amendments”) of the Verso ABL Facility and the Verso Cash Flow Facility, from the requisite lenders party thereto (collectively, the “Existing Lenders”), pursuant to which the Existing Lenders have agreed to permit the transactions contemplated by this Agreement pursuant to the applicable documentation in connection therewith, and Parent has made available to the Company, concurrently with the execution and delivery of this Agreement, true and complete copies of the Existing Credit Agreement Amendments substantially in the form previously reviewed by the Company. Except for any fee letters (the “Fee Letters”) relating to fees with respect to the Debt Financing (a complete copy of which has been provided to the Company), as of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters.

(b) Assuming satisfaction of the conditions set forth in Article VI, (i) Parent does not have knowledge, as of the date of this Agreement, that either Verso Paper Holdings or Merger Sub will be unable to satisfy on a timely basis all material terms and conditions to be satisfied by either Verso Paper Holdings or Merger Sub in any of the Debt Commitment Letters at the time it is required to consummate the Closing hereunder, and (ii) Parent does not have knowledge, as of the date of this Agreement, that any of the Lenders will not be able to perform their respective funding obligations under the Debt Commitment Letters in accordance with their respective terms and conditions.

(c) As of the date of this Agreement, the Debt Commitment Letters and the Existing Credit Agreement Amendments are valid, binding and in full force and effect and enforceable in accordance with their terms against Verso Paper Holdings, and to Parent’s knowledge, the other parties thereto, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Debt Commitment Letters and the Existing Credit Agreement Amendments. Parent or its Subsidiaries has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letters, Fee Letters and the Existing Credit Agreement Amendments on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, (i) none of the Debt Commitment Letters, Fee Letters or the Existing Credit Agreement Amendments has been amended, restated, supplemented or otherwise modified, or compliance with any of the terms thereof waived, (ii) no such amendment, restatement, supplement, modification or waiver is contemplated and (iii) none of the respective commitments under the Debt Commitment Letters or the Existing Credit Agreement Amendments has been withdrawn, terminated or rescinded in any respect.

Section 4.9 Information Supplied. None of the information provided by Parent for inclusion or incorporation by reference in the Prospectus/Information Statement or the Prospectus/Proxy Statement, as applicable, will, at the time such Prospectus/Information Statement or Prospectus/Proxy Statement is filed with the SEC and when first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 4.10 Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger and after giving effect to the Recapitalization Dividend, the Merger and the other transactions contemplated by this Agreement (including the Debt Financing, any alternative financing, and all fees, expenses and other amounts required to be paid in connection with this Agreement and the Debt Financing on or before the Closing Date), (b) any other repayment or refinancing of Indebtedness contemplated in this Agreement or the definitive agreements relating to the Debt Financing, (c) the accuracy of the representations and warranties of the Company set forth in Article III in all material respects, (d) the performance by the Company of its obligations under Section 5.1, (e) any estimates, projections or forecasts of the Company have been prepared in good faith based upon assumptions that were reasonable as of the date of this Agreement and continue to be reasonable, (f) payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Debt Financing and any alternative financing), (g) the Required Information fairly presents, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby (subject to normal year end adjustments), and (h) payment of all related fees and expenses, each of Parent, the Surviving Corporation and its Subsidiaries, taken as a whole, will not, as of the Effective Time and immediately after consummation of the Merger and the other transactions contemplated by this Agreement (including the Recapitalization Dividend, the Debt Financing and any alternative financing) (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.11 Material Contracts.

(a) Except as set forth on Section 4.11(a) of the Parent Disclosure Schedule, neither Parent, Merger Sub, nor any of their respective Subsidiaries is a party to or bound by, as of the date of this Agreement:

(i) any Contract that is an indenture, credit or loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing (or amending the terms of any other Contract providing for or securing) Indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000 (a “Parent Indebtedness Contract”); or

(ii) any Contract that gives any Person the right to acquire any assets of Parent or its Subsidiaries (or any interests therein), other than products manufactured by Parent or its Subsidiaries in the ordinary course of business consistent with past practices, after the date hereof with a total consideration of more than $3,000,000.

All of the Contracts of the types referred to in this Section 4.11(a) are referred to herein as “Parent Material Contracts”. As of the date of this Agreement, Parent has provided to the Company true and complete copies of all Parent Material Contracts.

(b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect and enforceable against Parent or the Subsidiary of Parent which is party thereto in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.12 Finders or Brokers. Except for Evercore Group L.L.C. and Murray Devine, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.
Section 4.13 Required Vote. The Parent Stockholder Approval is required for the issuance by Parent of the Share Consideration as contemplated by this Agreement, and no other vote of holders of securities of Parent is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.14 No Additional Representations. Except for the representations and warranties contained in this Article IV, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates. Without limiting the generality of the foregoing, no representation or warranty is made by Parent, Merger Sub nor any other Person with respect to any financial projection, forecast, estimate, budget or prospect information relating to Parent or Merger Sub or any of their Subsidiaries or their respective businesses.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or permitted by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that (x) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practices, (y) the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers, and (z) the Company shall, and shall cause its Subsidiaries to, maintain levels of inventory and supplies that are adequate for present needs, are planned to be used, sold or distributed by the Company or its Subsidiaries, as applicable, in the ordinary course of business consistent with past practices, and are in usable and saleable condition in the ordinary course of business consistent with past practices.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from and after the date hereof and prior to the Effective Time or the Termination Date, if any, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned except with respect to the actions set forth in Sections 5.1(b)(i), (ii)(x), (iii), (iv), (v), (vi), (viii), (x), or (xxiv) (but with respect to (A) clause (xxiv), only as it relates to Sections 5.1(b)(i), (ii)(x), (iii), (iv), (v), (vi), (viii), and (x)) which shall not be so qualified, and (B) clause (viii), only as it relates to actions relating to employees other than those hired to replace an employee whose employment terminates for any reason after the date hereof; provided that such replacement employee is given the same or a similar title and job function as such terminated employee), except as set forth on Section 5.1(b) of the Company Disclosure Schedule or except as may be required by applicable Law, the Company shall not, and shall cause its Subsidiaries not to:

(i) (A) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries (other than between wholly-owned Subsidiaries of the Company)), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units that are outstanding as of the date hereof in accordance with their present terms, or as required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries which are set forth on Section 3.9(a) of the Company Disclosure Schedule, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities;

(ii) (x) adopt any amendments to the Company Organizational Documents or bylaws or similar applicable charter documents or (y) permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

(iii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options (or other equity-based incentive compensation that represent the right) to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option (or accelerate the vesting or distribution of any equity-based incentive compensation) under any existing equity compensation plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options, equity based compensation awards or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company RSUs set forth on Section 3.2(c) of the Company Disclosure Schedule, and (B) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.1(b)(iii) of the Company Disclosure Schedule;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar corporate transaction or event, or enter into a letter of intent or agreement in principle with respect to any of the foregoing, other than the Merger;

(v) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise) except for (A) Indebtedness incurred in the ordinary course of business consistent with past practices and not to exceed $5,000,000 in the aggregate, (B) guarantees incurred in compliance with this Section 5.1 by the Company of Indebtedness of its Subsidiaries, (C) interest rate swaps on customary commercial terms consistent with past practice and with aggregate liabilities not to exceed $5,000,000, and (D) Indebtedness available to be drawn down under the Company’s existing Contracts for Indebtedness that have been made available to Parent prior to the date of this Agreement; provided that if the Trigger Date shall have occurred, the Company and its Subsidiaries shall be permitted to incur the Indebtedness contemplated by Section 5.20;

(vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets, except for (A) acquisitions of raw materials, supplies, stores, equipment, machinery and other properties and services for the operation of the Company’s business in the ordinary course of business consistent with past practices, (B) acquisitions of properties and services reasonably related to the business of Consolidated Water Power Company not to exceed $5,000,000 in the aggregate, and (C) capital expenditures made in accordance with the Company’s capital expenditure plan set forth in Section 5.1(b) of the Company Disclosure Schedule;

(vii) authorize, incur or enter into any Contract obligating the Company or any of its Subsidiaries to authorize or incur capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than capital expenditures made in accordance with the capital expenditure plan set forth in Section 5.1(b) of the Company Disclosure Schedule;

(viii) (A) increase the compensation or other benefits payable or provided to the Company’s and its Subsidiaries directors or officers, or, except in the ordinary course of business consistent with past practice, any of their other employees, (B) enter into any employment, change in control, severance or retention agreement with any director, officer or employee of the Company except for agreements entered into with any newly-hired employees having an annual base salary and incentive compensation opportunity not to exceed $300,000 in the aggregate, (C) establish, adopt, enter into or amend any Benefit Plan for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except in the ordinary course of business consistent with past practice and as would not result in a material increase in cost to the Company, (D) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to an employee having an annual base salary and incentive compensation opportunity not to exceed $300,000 in the aggregate, (E) enter into or amend any collective bargaining agreements, except as otherwise required by applicable Law, or (F) take any action to cause to accelerate the funding, payment, distribution, right to payment or distribution, or vesting of any compensation or benefits, except as permitted by this Agreement;

(ix) enter into or make any loans or advances to any of its officers, directors, employees, agents, Affiliates, Principal Stockholders or consultants (other than advances in the ordinary course of business consistent with past practices), or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons;

(x) enter into any new line of business outside of the pulp, paper and packaging manufacturing industries;

(xi) (A) make, change or revoke any material Tax election, (B) amend any material Tax Return, (C) adopt or change any material method of Tax accounting or change any annual Tax accounting period, (D) settle or compromise any material Tax proceeding or assessment, (E) enter into any material “closing agreement” within the meaning of Code Section 7121 (or any predecessor provision or similar provision of state, local or foreign law) with respect to Taxes, (F) surrender any right to claim a material refund of Taxes, (G) seek any Tax ruling from any taxing authority, or (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xii) change financial accounting policies or procedures except as required by GAAP, SEC rule or policy or applicable Law;

(xiii) sell, lease, license, transfer, exchange, swap, mortgage (including securitizations), abandon or otherwise dispose of any material portion of its material tangible or intangible non-cash properties or assets (except with respect to Intellectual Property, which shall be governed by Section 5.1(b)(xxii)), including the capital stock of its Subsidiaries, other than with a value that does not exceed $5,000,000 in the aggregate;

(xiv) (A) amend, terminate, cancel, assign or waive any rights under, any Company Material Contract or material Lease, in any material respect, in a manner that is adverse to the Company and its Subsidiaries, taken as a whole, or that could prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement, (B) amend any Company Indebtedness Contract in a manner that allows the Company or any of its Subsidiaries to incur additional Indebtedness thereunder, or (C) except in the ordinary course of business consistent with past practice, enter into any Contract that if existing on the date of this Agreement would be a Company Material Contract or a material Lease;

(xv) waive, release, assign, settle, compromise, pay or discharge any Action, other than any such waiver, release, assignment, settlement, compromise, payment or discharge (A) that involves solely money damages in an amount not in excess of $1,000,000 individually or $3,000,000 in the aggregate, or

(B) pursuant to the terms of any Contract in effect on the date hereof (copies of which have been made available to Parent prior to the date hereof);

(xvi) except in the ordinary course of business consistent with past practice, agree or consent to any agreement or modifications of any existing agreements with any Governmental Entity that restricts or otherwise affects the operations of its business, except as required by applicable Laws;

(xvii) willfully take any action which would reasonably be expected to cause a Company Material Adverse Effect;

(xviii) fail to maintain in full force and effect the material insurance policies covering the Company and its Subsidiaries and their respective material properties, assets and businesses consistent with past practices, so long as such insurance is available at commercially reasonable rates;

(xix) delay or postpone the payment of accounts payable or other liabilities, or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past practice;

(xx) except in connection with capital expenditures made in accordance with this Section 5.1, (A) fail to maintain the Company Owned Real Property in a manner consistent with past practices and the Company Leased Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, other than such failures that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or (B) demolish or remove any of the existing improvements except in the ordinary course of business consistent with past practice;

(xxi) incur or permit, authorize or allow the incurrence of any Company Payments to the extent such Company Payments are otherwise permitted under this Section 5.1 but are estimated by the Company in its sole discretion acting good faith to exceed $27,000,000 in the aggregate;

(xxii) sell, lease, assign, convey, abandon, permit to lapse, or otherwise dispose of any Company Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business consistent with past practice;

(xxiii) take any action or omit to take any action that would reasonably be expected to constitute or result in an “Event of Default”, a “Default” or similar event under any agreement evidencing Indebtedness constituting all or a portion of the NewPage Existing Debt or the Debt Financing; or

(xxiv) authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Conduct of Business by Parent.

(a) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or permitted by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practices.

(b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that from and after the date hereof and prior to the Effective Time or the Termination Date, if any, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), except as set forth on Section 5.2(b) of the Parent Disclosure Schedule or except as required by applicable Law, Parent shall not, and shall cause its Subsidiaries not to:

(i) (A) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries (other than between wholly-owned Subsidiaries of Parent or with respect to equity-based compensation to employees or directors)), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Parent Options that are outstanding as of the date hereof in accordance with their present terms and other than grants of Parent Options and restricted shares of Parent Common Stock made pursuant to the Parent Stock Plan in the ordinary course of business consistent with past practices, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than with respect to equity-based compensation);

(ii) (x) adopt any amendments to the Parent Organizational Documents or bylaws or similar applicable charter documents or (y) permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents, in each case that are adverse to Parent’s stockholders;

(iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar corporate transaction or event, or enter into a letter of intent or agreement in principle with respect to any of the foregoing, other than the Merger;

(iv) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except for (A) Indebtedness incurred in the ordinary course of business consistent with past practices and not to exceed $5,000,000 in the aggregate, (B) guarantees incurred in compliance with this Section 5.2 by Parent of Indebtedness of its Subsidiaries, (C) interest rate swaps on customary commercial terms consistent with past practice and with aggregate liabilities not to exceed $5,000,000, and (D) Indebtedness available to be drawn down under the Parent Indebtedness Contracts;

(v) amend or modify, or grant any waivers under, (A) the Existing Credit Agreement Amendments, the Verso ABL Facility or the Verso Cash Flow Facility, except to the extent required in connection with the Merger, this Agreement and the transactions contemplated hereby, or (B) the Verso First Lien Notes or the Verso 1.5 Lien Notes;

(vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets, except for (A) acquisitions of raw materials, supplies, stores, equipment, machinery and other properties and services for the operation of Parent’s business in the ordinary course of business consistent with past practices and (B) capital expenditures made in the ordinary course of business and in accordance with Parent’s annual capital expenditure plan;

(vii) enter into or make any loans or advances to any of its officers, directors, employees, agents, Affiliates or consultants (other than advances in the ordinary course of business consistent with past practices) in excess of $1,000,000 in the aggregate, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons;

(viii) enter into any new line of business outside of the pulp, paper and packaging manufacturing industries;

(ix) sell, lease, license, transfer, exchange, swap, mortgage (including securitizations), abandon or otherwise dispose of any material portion of its material tangible or intangible non-cash properties or assets, including the capital stock of its Subsidiaries, other than with a value that does not exceed $5,000,000 in the aggregate;

(x) willfully take any action which would reasonably be expected to cause a Parent Material Adverse Effect;

(xi) take any action that would reasonably be expected to constitute or result in an “Event of Default”, a “Default” or similar event under any Parent Indebtedness Contract; or

(xii) authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 Investigation.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford the other party and (i) the officers, directors and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) of such other party, and the Company shall afford Parent’s financing sources (including the Debt Financing Sources)and their Representatives, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ business, personnel, properties, Contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws, and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent and the Debt Financing Sources may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be; provided, however, that no access or information pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made or deemed made by such party or any of its Subsidiaries in this Agreement. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, or if such party determines in good faith, after consultation with legal counsel, that such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, Order or binding agreement entered into prior to the date of this Agreement, or any obligation of confidentiality owing to a third party.

(b) The parties agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be, to the extent covered by the definition, deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of August 25, 2013, as amended, between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

Section 5.4 Exclusive Dealing.

(a) From and after the date hereof until the earlier of the Effective Time or the Termination Date, if any, the Company shall not take, and shall not permit any of its Subsidiaries, and its and their respective officers, directors or employees to take, and shall use its reasonable best efforts to cause its Representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person or facilitate, any inquiries or submission of proposals or offers from any Person (other than Parent, Merger Sub and/or their respective Affiliates) concerning any Alternative Transaction. The Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Subsidiary of the Company or any Representative of the Company or its Subsidiaries with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any Alternative Transaction and request from each Person that has executed a confidentiality agreement with the Company in connection with an Alternative Transaction the prompt return or destruction of all confidential information previously furnished to such Person or its representatives and terminate access by each such Person and its representatives to any online or other data rooms containing any information in respect of the Company or any of its Subsidiaries. In addition, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any such Person from any state takeover statute or similarly restrictive provisions of the Company Organizational Documents, or except with respect to Parent and its Affiliates, grant any waiver or release under, or terminate, amend or otherwise modify any standstill, confidentiality or similar agreement with respect to any equity or debt securities of the Company or any of its Subsidiaries, or otherwise take any action that would render the provisions thereof ineffective. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to a definitive agreement regarding a transaction and, except as provided in such definitive agreement, is unable to provide any information related to the Company or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction for as long as such definitive agreement remains in effect. Except as expressly permitted by this Section 5.4, in no event shall the Company endorse, recommend, make a public statement or support in any manner any Alternative Transaction, other than the transactions contemplated by this Agreement.

(b) Except as permitted by this Section 5.4, until the Effective Time or the Termination Date, the Company (x) shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) effect any Change of Recommendation, or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other agreement relating to or providing for any Alternative Transaction (except for confidentiality agreements permitted under Section 5.4(c)); and (y) shall promptly notify Parent (but in no case later than 48 hours after receipt) of the receipt of any proposal for any Alternative Transaction or any inquiry, offer or request for information with respect to, or that could reasonably be expected to result in, an Alternative Transaction, or any discussions or negotiations sought to be initiated or continued with the Company, any of its Subsidiaries or any of their Representatives concerning an Alternative Transaction, indicating, in each case, the identity of the Person or group making such Alternative Transaction proposal, inquiry, offer or request for information and a copy of any Alternative Transaction proposal, inquiry, offer or request made in writing and the material terms and conditions of an Alternative Transaction proposal, inquiry, offer or request not made in writing, and thereafter shall keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight (48) hours of the Company’s or its representatives’ knowledge of any such event), of any material developments or modifications to the terms of any such Alternative Transaction proposal, inquiry, offer or request (including copies of any documents) and the status thereof.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt by the Company of the Company Stockholder Approval, if the Company receives an unsolicited bona fide proposal for an Alternative Transaction (provided that the Company has complied in all material respects with this Section 5.4), the Board of Directors of the Company may take the following actions if it determines in good faith, after consultation with the Company’s nationally recognized financial advisors and outside legal counsel, (x) based on the information then available that such Alternative Transaction constitutes or is reasonably likely to constitute a Superior Proposal and (y) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law:

(i) furnish information to the third party making such proposal, if, and only if, prior to so furnishing such information, such third party has entered into a confidentiality agreement with the Company having terms at least as restrictive in all respects on such third party as the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of a proposal for an Alternative Transaction); provided, that (i) if the third party making such proposal for an Alternative Transaction is a competitor of the Company or any of its Subsidiaries, the Company shall not provide any competitively sensitive non-public information to such Person in connection with any actions permitted by this Section 5.4 other than in accordance with “clean team” or other similar procedures reasonably designed to limit any materially adverse effect on the Company or any of its Subsidiaries of the sharing of such information and (ii) if such third party is not a competitor of the Company, the confidentiality agreement need not include restrictions to provide for such procedures; and

(ii) engage in discussions or negotiations with such third party with respect to the proposal for an Alternative Transaction; provided, however, that the Company shall promptly (and in any event within forty-eight (48) hours) (x) notify Parent upon the commencement of such discussions or negotiations, (y) disclose the identity of such third party who has made a proposal for an Alternative Transaction and make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such third party that was not previously made available to Parent, along with a copy of any Alternative Transaction proposal made in writing and the material terms and conditions of any Alternative Transaction proposal not made in writing, and (z) thereafter keep Parent informed in reasonable detail of any developments or modifications to the material terms of any such Alternative Transaction proposal, inquiry, offer or request (including copies of any documents) and the status thereof.

(d) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to the earlier of the date the Company Stockholder Approval is received or the date on which this Agreement is terminated in accordance with its terms, the Board of Directors of the Company may make a Change of Recommendation if, but only if:

(i) the Board of Directors of the Company determines in good faith, after consultation with the Company’s nationally recognized financial advisors and its outside legal counsel, that the failure of the Board of Directors of the Company to effect such Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that no Change of Recommendation may be made relating to an Alternative Transaction proposal unless the Board of Directors of the Company shall have determined in good faith, after consultation with the Company’s financial advisors and its outside legal counsel, that a proposal for an Alternative Transaction constitutes a Superior Proposal and that concurrently with such Change of Recommendation, the Board of Directors of the Company authorizes and approves the Company to, and the Company enters into a definitive written agreement with respect to such Superior Proposal and terminates this Agreement pursuant to Section 7.1(g); provided further that no Change of Recommendation may be made if the Change of Recommendation is not made to enter into a definitive written agreement with respect to a Superior Proposal, unless the Change of Recommendation directly addresses an Intervening Event;

(ii) the Company shall have given written notice (the “Change of Recommendation Notice”) to Parent at least five (5) Business Days (the “Notice Period”) prior to effecting such Change of Recommendation that the Company’s Board of Directors has resolved to effect a Change of Recommendation and, if such Change of Recommendation relates to a Superior Proposal, that the Board of Directors has resolved to terminate this Agreement, enter into a definitive written agreement with respect to Superior Proposal and terminate this Agreement pursuant to Section 7.1(g), (A) describing in detail the reasons for such Change of Recommendation, and (B) in the case of Change of Recommendation related to a Superior Proposal, to the extent not previously provided to Parent, attaching a copy of all information required to be provided by this Section 5.4;

(iii) during the Notice Period, the Board of Directors of the Company shall, and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (if Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement in such a manner that obviates the need for a Change of Recommendation, and

(iv) upon the expiration of the Notice Period, the Board of Directors of the Company, after consultation with the Company’s nationally recognized financial advisors and outside legal counsel, shall have determined in good faith, after taking into account any proposed revisions by Parent to the terms and conditions of this Agreement and any other information provided by Parent in response to the Change of Recommendation Notice, that (x) in the case of an Intervening Event, the failure of the Board of Directors of the Company to effect such Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in the case of a Superior Proposal, the failure of the Board of Directors of the Company to effect such Change of Recommendation and terminate this Agreement in accordance with Section 7.1(g) would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall deliver a new Change of Recommendation Notice to Parent in accordance with clause (ii) above in connection with any change to the facts and circumstances specified in such Change of Recommendation Notice or any material amendment to any Alternative Transaction proposal (including any increase in the consideration payable pursuant thereto in response to any adjustments to the terms and conditions of this Agreement made by Parent) and shall comply again with the requirements of clauses (ii) and (iii) above, except that the Notice Period shall be two (2) Business Days instead of five (5); provided, further, that the Company may not terminate this Agreement in accordance with Section 7.1(g) (regarding Superior Proposals) during any Notice Period.

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), (ii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder (which in no event shall be deemed a Change of Recommendation) or (iii) making any other disclosure to its stockholders if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that in any event the Board of Directors of the Company shall not effect a Change of Recommendation except in accordance with Section 5.4(d).

(f) The approval of the Company’s Board of Directors for purposes of causing any Takeover Laws to be inapplicable to the Merger and the other transactions contemplated by this Agreement shall be irrevocable and unconditional to the fullest extent permitted by Law and no Change of Recommendation or other action shall change such approval.

(g) The Company agrees that any breach of this Section 5.4 (i) by any Main Representative of the Company or any of its Subsidiaries or any director of the Company or any of its Subsidiaries, or (ii) by any officer or employee of the Company or any of its Subsidiaries, any director of any of its Subsidiaries, or any Other Representative of the Company or any of its Subsidiaries who is acting with the express permission or instruction of the Company or such Subsidiary, shall be deemed to be a breach of this Section 5.4 by the Company for all purposes of this Agreement.

(h) As used in this Agreement:

(i) “Change of Recommendation” shall mean any action or resolution by the Board of Directors of the Company to (A) withdraw, qualify, withhold, amend or modify in any manner meaningfully adverse to Parent, the Company Recommendation, or in each case propose to the holders of Shares to do so, (B) fail to include the Company Recommendation in any materials distributed the holders of Shares in connection with this Agreement, or (C) fail to reaffirm the Company Recommendation publicly or to the holders of Shares within two (2) Business Days following a request by Parent; provided that Parent shall only be entitled to make three (3) such requests. Any disclosure by the Company or its Board of Directors or any committee thereof to the holders of Shares relating to any determination or other action by the Board of Directors of the Company or any committee thereof with respect to any Alternative Transaction other than a “stop, look and listen” statement of the type contemplated by Rule 14d-9(f) and Rule 14e-2(a) promulgated under the Exchange Act shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly reaffirms its Company Recommendation in such disclosure.

(ii) “Superior Proposal” shall mean a bona fide written proposal for an Alternative Transaction, made by any Person (other than Parent and its Affiliates) and which did not arise from a material breach of the Company’s obligations under this Section 5.4, that the Board of Directors of the Company determines in good faith, after consultation with the Company’s nationally recognized financial advisor and outside legal counsel, (x) is reasonably likely to be consummated in accordance with its terms and conditions without undue delay, and if consummated (y) would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (which for purposes of this Agreement shall mean a proposal which values all of the Shares in excess of $825,000,000 (minus the amount of the Recapitalization Dividend, if already paid to the Company’s stockholders) plus the time value attributed to the difference in the equity value proposed by such Alternative Transaction and $825,000,000 (minus the amount of the Recapitalization Dividend, if already paid to the Company’s stockholders), using a discount rate of 5%, taking into account the reasonably anticipated closing date of each transaction). For purposes of the definition of “Superior Proposal,” each reference to “25%” in the definition of “Alternative Transaction” shall be replaced with “100%”.

(iii) “Intervening Event” shall mean a material development or change in material circumstances, which development or change first occurred or arose after the date of this Agreement and the existence and consequences of which development or change were not known by, or were not reasonably foreseeable to, the Board of Directors of the Company on or prior to the date of this Agreement, and which development or change in material circumstances do not relate to (A) developments or changes in the industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries, changes in paper pricing or commodity pricing, (B) the timing of any regulatory approvals required by this Agreement, (C) any Alternative Transaction or an inquiry, proposal or offer that could reasonably be expected to lead to any Alternative Transaction, or the consequences thereof, (D) changes in general economic or political conditions or the securities, credit or financial markets in general, (E) any acts of terrorism or war, (F) changes in GAAP or the interpretation thereof or (G) the fact that the Company exceeds internal or published projections.

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare and file with the SEC (A) a prospectus and information statement (the “Prospectus/Information Statement”) or (B) in the event that the Company does not receive written consents from its stockholders sufficient to obtain the Company Stockholder Approval in accordance with Section 5.5(c), a prospectus and proxy statement relating to the Company Stockholders Meeting (the “Prospectus/Proxy Statement”) and (ii) Parent shall prepare and file with the SEC the Proxy Statement and the Form S-4 (which may be made as a single filing). Parent and the Company each shall use reasonable best efforts to have the Proxy Statement, Form S-4, the Prospectus/Information Statement or Prospectus/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Proxy Statement, Form S-4, the Prospectus/Information Statement or Prospectus/Proxy Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action reasonably required to be taken under any applicable Law in connection with the issuance and reservation of shares of Parent Common Stock and/or Verso First Lien Notes in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Parent and the Company shall provide each other and their respective Representatives a reasonable opportunity to review and comment on the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement and Form S-4, as applicable, and shall consider in good faith any comments proposed by the other party for inclusion in the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement and Form S-4, as applicable. Parent will advise the Company in a reasonably prompt manner after it receives written notice of the time when the Form S-4 has become effective under the Securities Act or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock and/or Verso First Lien Notes issuable in connection with the Merger for offering or sale in any jurisdiction, or any written request by the SEC for amendment of the Form S-4. Parent or the Company, as applicable, will advise the other party in a reasonably prompt matter of the receipt of any comments with respect to the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement or the Form S-4 and responses thereto or requests by the SEC for additional information, and will provide the other party in a reasonably prompt manner with copies of any written communication from the SEC or any state securities commission. Each of the parties, after consultation with the other party (and including comments reasonably proposed by such party), will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement or Form S-4, as applicable. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Prospectus/Information Statement, Prospectus/Proxy Statement, Proxy Statement or the Form S-4, as applicable, so that on the date the Prospectus/Information Statement or the Prospectus/Proxy Statement, as applicable, is mailed to stockholders of the Company, the Proxy Statement is mailed to stockholders of Parent, or the Form S-4 becomes effective under the Securities Act, it would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the discovering party shall notify the other party in a reasonably prompt manner and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or Parent, as applicable.

(b) Subject to applicable Law, the Company shall use reasonable best efforts to cause the Prospectus/Information Statement or Prospectus/Proxy Statement, as applicable, and the Form S-4, to be disseminated to the holders of Company Common Stock as promptly as practicable, and, in any event, not later than one (1) Business Day with respect to the Principal Stockholders, following confirmation from the SEC or its staff that it will not comment on, or that it has no additional comments on, the Prospectus/Information Statement or Prospectus/Proxy Statement, as applicable, or the Form S-4, and the expiration of any waiting period with respect to, the Form S-4, and, if necessary in order to comply with applicable securities Laws, after the Prospectus/Information Statement or Prospectus/Proxy Statement, as applicable, shall have been so disseminated, promptly circulate an amended Prospectus/Information Statement or Prospectus/Proxy Statement, as applicable, and, if required in connection therewith, re-solicit proxies.

(c) The Company shall take all actions necessary, proper or advisable in accordance with applicable Laws and the Company Organizational Documents (including Section 2.11 of the Company’s bylaws) to seek the written consent to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the holders of Company Common Stock holding at least a majority of the issued and outstanding shares of Company Common Stock by a date that is no later than the later of (i) five (5) Business Days after the date the Form S-4 becomes effective and (ii) the date that is forty-five (45) days after the date of this Agreement (the “Stockholder Approval Deadline”). The Company will, except in the case of a Change of Recommendation, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts in accordance with applicable Law to obtain from its stockholders written consents in favor of the adoption of this Agreement and to take all other lawful action necessary, proper or advisable to seek to secure the vote or consent of its stockholders required by the Company Organizational Documents and applicable Laws to obtain such approvals.

(d) In the event that the Company does not receive effective written consents from its stockholders sufficient to obtain the Company Stockholder Approval in accordance with Section 5.5(c) on or prior to the Stockholder Approval Deadline, subject to the fiduciary obligations under applicable Law, the Company shall take, in accordance with applicable Law and the Company Organizational Documents, all action necessary to convene a meeting of holders of Company Common Stock (the “Company Stockholders Meeting”) as promptly as practicable after the Form S-4 is declared effective to consider and vote upon the adoption of this Agreement and to cause such vote to be taken. Subject to Section 5.4 of this Agreement, the Board of Directors of the Company shall recommend, and take all lawful action to solicit, such adoption.

(e) The Company’s obligations pursuant to Section 5.5(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction.

(f) Subject to applicable Law, Parent shall use reasonable best efforts to cause the Proxy Statement and Form S-4 to be disseminated to the holders of Parent Common Stock as promptly as practicable, following confirmation from the SEC or its staff that it will not comment on, or that it has no additional comments on, the Proxy Statement and Form S-4, and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement and Form S-4 shall have been so disseminated, promptly circulate an amended Proxy Statement and Form S-4, and, if required in connection therewith, re-solicit proxies.

(g) Parent shall take, in accordance with applicable Law and the Parent Organizational Documents, all action necessary to convene a meeting of the holders of Parent Common Stock as promptly as practicable after the Proxy Statement and Form S-4 are declared effective to consider and vote upon the adoption of this Agreement and to cause such vote to be taken. The Board of Directors of Parent shall recommend, and take all lawful action to solicit, such adoption.

Section 5.6 Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause their respective Subsidiaries to take, promptly all actions, and to do, or cause to be done (with respect to their respective Subsidiaries), promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including appealing any adverse decisions with respect thereto, and (iv) the execution and delivery of any additional documents and instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable, and in any event, unless otherwise agreed by the parties, within fifteen (15) Business Days after the date hereof, make, or cause their respective Subsidiaries to make, their respective filings and thereafter make, or cause to be made (with respect to their respective Subsidiaries), any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making, or causing to be made, all such filings and responses to requests for additional information and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause their respective Subsidiaries to take, all other actions and do, or cause to be done (with respect to their respective Subsidiaries), all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable Law and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Affiliates, from any third party or Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party or the other party’s outside counsel the opportunity to attend and participate.

(c) Without limiting any of its other obligations hereunder, Parent and the Company shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction (including multinational or supernational), or any other Person may assert under applicable Law with respect to the transactions contemplated hereby in order to assure satisfaction of the conditions to the Merger and the other transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger, in each case so as to enable the Merger and the other transactions contemplated hereby to occur no later than the End Date (any such action, a “Settlement Action”), including by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture, lease, license or other disposition of such assets, businesses, services, products, product lines, licenses or other operations or interests therein of

Parent or the Company (or any of their respective Subsidiaries) or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products, product lines, licenses or other operations or interests therein of Parent or the Company (or any of their respective Subsidiaries), (y) the creation or termination of relationships, ventures, contractual rights, transition services or obligations of the Company or Parent or their respective Subsidiaries and (z) any other actions that after the Closing would limit the freedom of action of Parent, the Company or any of their respective Subsidiaries with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s or the Surviving Corporation’s) assets, businesses, services, products, product lines, licenses or other operations or interests therein, in each case as may be required under or in connection with any applicable Laws in order to obtain all consents from any Governmental Entity to the transactions contemplated hereby (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger by the End Date; provided that, notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall be required to take, or cause their respective Subsidiaries to take, any Settlement Action that, individually or in the aggregate, would reasonably be expected to have a Non-Required Effect after the Effective Time on Parent and its Subsidiaries and the Company and its Subsidiaries, taken as a whole (any action having the effect described above being referred to herein as a “Non-Required Remedy”). Neither party shall, without the other party’s prior written consent, commit to any extension of any waiting period under any Law, withdraw any filing or agree not to consummate the Merger. If requested by Parent, the Company shall take any action or make any agreement required by any Governmental Entity under any applicable Law; provided that any such action or agreement is conditioned on the consummation of the Merger and would not result in a the imposition of any Non-Required Remedy. With respect to any proposed Settlement Action, neither party shall take any action or make any agreement required by any Governmental Entity under any applicable Law without the written consent of the other party.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other person is instituted (or threatened to be instituted) challenging any of the transactions contemplated hereby as violative of any Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby. Subject to the terms of this Agreement, Parent, after consultation with the Company and giving reasonable consideration to the Company’s views, shall be entitled to direct the defense against any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Merger or regulatory filings under applicable Law and shall use reasonable best efforts to do so. Nothing in this Agreement shall restrict Parent from (if it so chooses) opposing by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company, in each case, to the extent doing so would not and would not reasonably be expected to prevent the Closing from occurring by the End Date.

Section 5.7 Takeover Statute. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company, Parent and Merger Sub will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity.

Section 5.9 Indemnification and Insurance.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect as of the date hereof or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers copies of which have been provided to Parent prior to the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent the Company was permitted by applicable Law (including, for the avoidance of doubt, Section 145 of the DGCL), provide indemnification to its directors and officers, indemnify and hold harmless (and advance funds in respect of each of the foregoing, subject to the undertaking described below) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party following receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Person was not entitled to indemnification under this Section 5.9), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, charge, action, suit, litigation, proceeding, audit or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer or director in any entity if such service was at the request or for the benefit of the Company), and whether asserted or claimed prior to, at or after the Effective Time. For the avoidance of doubt, nothing contained herein shall require Parent or the Surviving Corporation to indemnify any Indemnified Parties to the extent such indemnification would not be permitted to be provided by the Company under the DGCL (including, for the avoidance of doubt, Section 145 of the DGCL). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action. Any Indemnified Party wishing to claim indemnification under this Section 5.9(b) with respect to any Action shall notify Parent of such Action promptly after becoming aware thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices Parent.

(c) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. In no event shall the Company, Parent or the Surviving Corporation, as applicable, be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof (the “Base Amount”) in respect of such “tail” policy or other coverage required to be obtained pursuant to this Section 5.9, and if the cost of such policy or coverage would otherwise exceed the Base Amount, the Company, Parent or the Surviving Corporation, as applicable, shall purchase as much coverage as reasonably practicable for the Base Amount.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the continuing or surviving corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s or its Subsidiaries’ operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.11 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as soon as reasonably practicable following the Closing Date. Parent shall use its reasonable best efforts to remain in compliance with the applicable listing or maintenance requirements and corporate governance rules and regulations of the NYSE.

Section 5.12 Financing.

(a) Parent shall use its reasonable best efforts, taking into account, with respect to the Debt Financing contemplated by the Debt Commitment Letters, the expected timing of the Trigger Date, the Expiration Dates, the Marketing Period and, with respect of the New NewPage Term Loan Facility, the provisions of Section 5.20(d), in respect of each of the facilities contemplated by the Debt Commitment Letters, to take or cause to be taken, all actions to do, or cause to be done, all things necessary or customary to arrange and obtain the Debt Financing, on the terms and conditions (including the flex provisions) described in the Debt Commitment Letters and any Fee Letter, to the extent applicable, including using reasonable best efforts (i) to maintain in effect the Debt Commitment Letters and the Existing Credit Agreement Amendments in accordance with the terms and subject to the conditions thereof until the consummation of the transactions contemplated hereby, (ii) to negotiate and/or enter into the Definitive Debt Financing Documents on or prior to the expiration of the applicable Debt Commitment Letter(s) (each such date, an “Expiration Date”) on the terms specifically set forth in the term sheets and the other exhibits attached to the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters), the proviso in the second to last sentence of Section 15 of the Debt Commitment Letters and any upfront, arrangement or agency fees specifically set forth in the Fee Letters, or with the prior written consent of the Company, which consent may not be unreasonably withheld, on terms that are in the good faith judgment of Parent in the aggregate not materially less favorable to each of Parent and the Company than the terms specifically set forth in the term sheets and other exhibits attached to the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters), the proviso in the second to last sentence of Section 15 of the Debt Commitment Letters and any upfront, arrangement or agency fees specifically set forth in the Fee Letters, (iii) to satisfy (or if deemed reasonably advisable by Parent, obtain the waiver of) on a timely basis all conditions applicable to Parent in the Debt Financing that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish the information required under this Section 5.12) as set forth in the Debt Commitment Letters and the Existing Credit Agreement Amendments, and to comply with all of its material obligations pursuant to the Debt Commitment Letters and the Existing Credit Agreement Amendments, (iv) to cause the funding of the Debt Financing required to consummate the transactions contemplated by this Agreement, (v) to exercise any rights Parent may have under the Debt Commitment Letters to extend the Expiration Dates in accordance with the terms of the Debt Commitment Letters and to negotiate and agree with the Lenders to further extend such Expiration Dates beyond the commitment periods provided for therein (to the extent specified in Section 5.20(d)), and (vi) to enforce its rights under the Debt Commitment Letters and/or the Existing Credit Agreement Amendments, including by pursuing litigation against the lenders in good faith; provided, however, solely with respect to this clause (vi), that the Trigger Date shall have occurred and all of the conditions to the Lenders’ obligations under the Debt Commitment Letters to the funding of the New NewPage Term Loan Facility or the New NewPage ABL Facility, as applicable, have been satisfied or waived.

(b) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letters, the Fee Letters or the Existing Credit Agreement Amendments without the prior written consent of the Company, which consent may not be unreasonably withheld; provided, however, that notwithstanding anything to the contrary herein, Parent may from time to time without the Company’s consent enter into discussions regarding, and may amend, replace, supplement or otherwise modify, or waive any of its rights under the Existing Credit Agreement Amendments and/or enter into other arrangements, amendments and agreements of the Debt Commitment Letters or the Fee Letters relating to the Debt Financing, so long as such action would not reasonably be expected to delay or prevent the New NewPage Term Loan Facility Closing Date or the Closing, and the terms (with respect to terms that are specifically set forth in the term sheets and other exhibits attached to the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters), the proviso in the second to last sentence of Section 15 of the Debt Commitment Letters and any upfront, arrangement or agency fees specifically set forth in the Fee Letters) are not, in the aggregate, materially less beneficial to Parent or the Company than those set forth in the Debt Commitment Letters, the Fee Letters and Existing Credit Agreement Amendments as in effect on the date of this Agreement or would not reasonably be expected to materially and adversely affect the value, rights and priorities of the Verso First Lien Notes, and would not have the effect of (I) reducing or being reasonably expected to reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing, unless the financing is increased by such amount), or (II) adversely affect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters, the Existing Credit Agreement Amendments or any Fee Letter or, if definitive agreements are executed prior to the Closing Date, the ability of the Company or any other borrower under such definitive agreements related to the Debt Commitment Letters to enforce its rights against the other parties to such definitive agreements or Parent’s ability to timely consummate the transactions contemplated by this Agreement. Parent shall provide the Company with reasonable advance notice of any such amendment, replacement, waiver, modification or agreement. The Company shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Definitive Debt Financing Documents without the prior written consent of Parent, which consent may not be unreasonably withheld. The Company shall provide Parent with reasonable advance notice of any such amendment, replacement, waiver, modification or agreement. For purposes of this Agreement, references to “Debt Commitment Letters”, “Fee Letters”, “Existing Credit Agreement Amendments” and the “Definitive Debt Financing Documents” shall include such documents as permitted to be amended, modified or replaced by this Section 5.12. None of Parent or any of its Subsidiaries existing as of the date hereof (including Merger Sub or its successor) may guarantee any Debt Commitment Letters, Definitive Debt Financing Documents or alternative financing obtained in substitution therefor, but for purposes of clarity, such prohibition shall not apply to the Company or any of its Subsidiaries existing as of the date hereof.

(c) Without limiting the generality of Section 5.12(a) and Section 5.12(b), at any time prior to the Closing Date, Parent shall give the Company prompt notice of, and the opportunity to comment on, (A) its knowledge of any material breach or default or termination by any party to any Existing Credit Agreement Amendment or, in the case of any Debt Commitment Letter or Fee Letter, any breach or default or termination by any party thereto or (B) the receipt of any written notice or other written communication from any Person with respect to any material breach, default, termination or repudiation by any party to any Existing Credit Agreement Amendment or, in the case of any Debt Commitment Letter or Fee Letter, any breach, default, termination or repudiation by any party thereto. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of material developments in its efforts to arrange the Debt Financing and substantially concurrently therewith provide copies of all final or substantially final Definitive Debt Financing Documents provided to the lenders to the Company. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters) and the Existing Credit Agreement Amendments and such portion is reasonably required to fund the Aggregate Closing Merger Consideration, the Repayment Amount and/or (if applicable in accordance with Section 5.20) the Recapitalization Dividend, Parent shall promptly notify the Company in writing and shall use its reasonable best efforts to obtain substitute financing for such portion as promptly as reasonably practicable following the occurrence of such event with terms and conditions not materially less favorable (as determined in the good faith judgment of Parent) to Parent, the Company and to the holders of the Verso First Lien Notes than the terms and conditions set forth in the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters), the Fee Letters and the Existing Credit Agreement Amendments. Parent shall deliver to the Company true and complete copies of all contracts or other arrangements pursuant to which any such alternative financing source shall have committed to provide any portion of the Debt Financing. Any alternative financing secured by Parent shall be deemed to be part of the Debt Financing for purposes of this Agreement. The Company shall give Parent prompt notice: (A) of its knowledge of any material breach or default or termination by any party to any Definitive Debt Financing Documents, or (B) of the receipt of any written notice or other written communication from any Person with respect to any material breach, default, termination or repudiation by any party to any Definitive Debt Financing Documents.

(d) At and prior to the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries, directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives to use reasonable best efforts to provide, in connection with the arrangement of the Debt Financing and the issuance and registration of the Note Consideration, all reasonable cooperation requested by Parent or Merger Sub, as applicable, including (i) execution of customary authorization letters with respect to Offering Documents, participating in a reasonable and customary number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with prospective lenders, investors and rating agencies and assisting Parent in obtaining ratings as contemplated by the Debt Commitment Letters or as otherwise reasonably necessary for the Debt Financing (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and representatives, with appropriate seniority and expertise, of the Company and its external auditors and advisors), (ii) assisting with the preparation of Offering Documents required in connection with the Debt Financing solely to the extent relating to the Company’s historical financial statements and other information and operations), and requesting any consents of accountants for use of their historical reports in any materials relating to the Debt Financing (including the execution and delivery of customary representation letters in connection with bank information memoranda relating to the Company’s historical financial statements and other information and reviewing and commenting on Parent’s draft of a business description and “Management’s Discussion and Analysis” of the Company’s (but not the Surviving Corporation’s) financial statements to be included in offering documents contemplated by the Debt Financing), (iii) preparing and furnishing to Parent and the Lenders as promptly as practicable all Required

Information to assist in preparation of the Offering Documents, (iv) providing monthly financial statements within thirty (30) days of the end of each month prior to the Closing Date and providing annual financial statements within seventy five (75) days of the end of fiscal years ending December 31, 2013 and December 31, 2014 with respect to the Company’s year-end financial results for such periods, in all cases prepared in accordance with GAAP applied on a consistent basis and that fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and their cash flows (subject to normal year-end audit adjustments and the lack of footnote disclosures), (v) informing Parent if the Company shall have knowledge of any facts that would likely require the restatement of its financial statements, (vi) assisting in obtaining customary accountant’s reports and comfort letters, field exams, surveys, engineering reports, collateral audits and appraisals (including providing reasonable access at reasonable times to Parent, the Lenders or any lenders in connection with the Debt Financing and their respective agents to all Company-Owned Real Property for such purposes) and title insurance, and to permit and/or facilitate environmental and other inspections, title information, and other documentation and items related to the Debt Financing, as reasonably requested by Parent, (vii) causing the Company’s independent public accountants to provide all reasonable cooperation and assistance to the extent reasonably requested by Parent (including any permission as may be required from the Company’s independent public accountants in connection with the use of the Required Information), (viii) to the extent reasonably requested by Parent, assisting with the preparation and negotiation of, and facilitating the execution and delivery of, any pledge and security documents, guarantees, loan agreements, indentures, purchase agreements, and other definitive financing documents, legal opinions and officer’s certificates as may be requested by Parent (including delivering a certificate of the Chief Financial Officer of the Company (or at Parent’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letters), (ix) taking customary and commercially reasonable actions necessary to (A) permit the prospective Lenders involved in the Debt Financing, upon reasonable advance notice at reasonable times, to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable and (B) assisting Parent to establish or maintain, effective as of the Closing Date, bank and other accounts and blocked account agreements and lock box arrangements, in each case in connection with the Debt Financing, (x) using reasonable best efforts to assist Parent to obtain required waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any of its Subsidiaries is a party and to arrange discussions among Parent, the Lenders and any lenders in connection with the Debt Financing with other parties to such material leases, encumbrances and contracts as of the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable, (xi) taking all legally permissible corporate actions, subject to the occurrence of the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds of the Debt Financing to be made available to Parent on the Closing Date on the New NewPage Term Loan Facility Closing Date, as applicable, to consummate the transactions contemplated by this Agreement, (xii) providing customary payoff letters (including a payoff letter for the NewPage Existing Debt acceptable to Parent and executed by the holders of the NewPage Existing Debt), Lien terminations and instruments of discharge to be delivered at the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, to allow for the payoff, discharge and termination in full on the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable, of all Indebtedness and Liens under the NewPage Existing Debt, (xiii) furnishing Parent and the Lenders with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent that such documentation and information has been reasonably requested at least eight (8) days prior to the anticipated Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable, and (xiv) facilitating the execution and delivery of the definitive agreements related to the Debt Financing on the terms contemplated by the Debt Commitment Letters (after giving effect to the “market flex” in the Fee Letters) or as otherwise reasonably necessary in connection with the Debt Financing; provided that, prior to the Closing Date, none of the Company or any of its Affiliates shall be required to pay any commitment or other fee, incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Debt Financing, other than as required pursuant any Definitive Debt Financing Documents entered into in respect of the New NewPage Term Loan Facility and the New NewPage ABL Facility prior to the Closing Date; provided, further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. The Company will use its reasonable best efforts to update the Required Information on a prompt basis and provide such updates to Parent as may be necessary such that (i) such Required Information is Compliant at all times, and (ii) such Required Information, as updated, meets the applicable requirements set forth in the definition of “Required Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company under this Section 5.12(d) at any reasonable time, and from time to time and on multiple occasions, between the date hereof and the Closing Date or the New NewPage Term Loan Facility Closing Date, as applicable. In addition, the Company agrees that, upon Parent’s reasonable request, it will supplement the Required Information so that Parent may most effectively access the financing markets. All non-public or otherwise confidential information regarding the Company obtained by Parent or its officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Agreement. If, in connection with a marketing effort for the Debt Financing, Parent requests the Company to file a current report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company, which Parent reasonably determines to include in a customary bank information memorandum or other Offering Documents for such Debt Financing, then, with the Company’s consent, which consent may not be unreasonably withheld and provided that the Company’s consent shall not be required with respect to information appearing on Schedule 5.12(d) to this Agreement, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such current report on Form 8-K. Parent shall promptly, upon request by the Company, indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.12(d) and any information used in connection therewith (other than information relating to the Company or its Subsidiaries provided to Parent in writing by the Company expressly for use therewith)), in each case, other than to the extent that such losses, damages, claims, costs or expenses arise from the bad faith, gross negligence or willful misconduct of, with respect to any material breach of this Agreement or with respect to any material misstatement or omission in any information provided hereunder in writing by the Company or any of its Affiliates expressly for use in connection with the Debt Financing, and other than in the event that either (x) the New NewPage Term Loan Facility is funded or (y) the New NewPage ABL Facility shall have been entered into, in which in each such case such indemnification obligation will terminate and will be of no further force and effect solely with respect to the New NewPage Term Loan Facility and/or the New NewPage ABL Facility, as applicable. Except as set forth in the previous sentence, this indemnification shall survive termination of this Agreement. The Company hereby consents to the use of the Company’s logos and trademarks solely in connection with the Debt Financing in a form and manner mutually agreed with the Company; provided, however, that such logos and trademarks are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. The Board of Directors of the Company and officers of the Company, and the board of directors and officers of any Subsidiary of the Company prior to the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, shall not be required, prior to the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, to adopt resolutions approving the agreements, documents and instruments in connection with the Debt Financing or pursuant to which any portion of the Debt Financing is obtained or execute any of such agreements, documents or instruments, and no Subsidiary shall be required to execute, prior to the Closing or the New NewPage Term Loan Facility Closing Date, as applicable, any documents contemplated by the Debt Financing (in each case, other than any authorization or representation letters described in clause (i) above).

(e) Once the Company shall in good faith believe that it has delivered the Required Information pursuant to Section 5.12(d), it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery). Parent shall be entitled, for a period of three (3) Business Days following Parent’s receipt of such notice, to deliver a written notice to the Company to the effect that Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information (stating with reasonable specificity, to the extent known by Parent, which Required Information the Company has not delivered). If Parent fails to deliver such notice that the Company has not completed delivery of the Required Information within such three (3) Business Day period, the Company shall be deemed to have delivered the Required Information at the end of such three (3) Business Day period. Notwithstanding the foregoing, nothing set forth in this Section 5.12(e) shall relieve the Company of its obligations under Section 5.12(d) to update, supplement and refresh the Required Information on a current basis. In furtherance of the foregoing, if at any time or from time to time, Parent reasonably believes that it requires additional information for purposes of marketing and syndicating and completing the Debt Financing, and the Company is required to provide such information pursuant to Section 5.12(d), the Company shall provide such information, and the Company’s delivery of the Required Information shall not be deemed to be complete until such additional information has been delivered.

(f) At the Closing, Parent shall enter into an indenture (the “New Indenture”) for the issuance of new 11.75% Senior Secured Notes due 2019 (the “Verso First Lien Notes”) to the holders of Company Common Stock, In-the-Money Options and Company RSUs substantially in the form attached hereto as Exhibit M.

Section 5.13 Verso Junior Noteholder Consent. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to cause the requisite amount of holders of the Verso Junior Notes to enter into support agreements and/or provide such holders’ written consent to the Exchange Offers, the Consent Solicitations and the other transactions contemplated hereby so that the Exchange Offers, the Consent Solicitations and the other transactions contemplated hereby will not result in a breach of or default under the Indentures.

Section 5.14 Verso Junior Notes.

(a) Provided that the Company has provided Parent with the notice described in Section 5.12(e) that it has delivered to Parent the Required Information, Parent shall not have delivered the notice described under Section 5.12(e) alleging that the Company has not delivered the Required Information, and the period of time specified in Section 5.12(e) following delivery of the Company’s notice that it has delivered the Required Information shall have elapsed, then on or about January 13, 2014, subject to Parent’s reasonable good faith determination that such commencement is commercially advisable at such time due to prevailing market conditions, or otherwise as soon as reasonably practicable thereafter, Parent shall use its reasonable best efforts to cause Verso Paper Holdings to commence offers to exchange securities of Verso Paper Holdings or its Subsidiaries, as applicable, for the Verso Junior Notes in an amount sufficient to satisfy the conditions set forth in Section 6.1(e), and separate or concurrent consent solicitations (the “Consent Solicitations”) to amend, eliminate or waive certain sections of the applicable Indentures in order to permit the transactions contemplated by this Agreement pursuant to the applicable documentation in connection therewith, including the offer to exchange, consent solicitation statement, related letters of transmittal and consent, supplemental indentures and other related documents (the “Exchange Offer Documents”), with respect to all of the outstanding aggregate principal amount of (i) the Verso 8.75% Second Priority Senior Secured Notes due 2019 issued pursuant to that certain Indenture dated as of January 26, 2011, as supplemented, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee (the “Verso 8.75% Second Lien Notes”), (ii) at Parent’s option, the Second Priority Senior Secured Floating Rate Notes due 2014 issued pursuant to that certain Indenture dated as of August 1, 2006, as supplemented, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee (the “Verso Floating Rate Second Lien Notes”, and together with the Verso 8.75% Second Lien Notes, the “Verso Second Lien Notes”), and (iii) the 11 3/8% Senior Subordinated Notes due 2016 issued pursuant to that certain Indenture dated as of August 1, 2006, as supplemented, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust Company, as Trustee (the “Verso Senior Subordinated Notes” and, collectively with the Verso Second Lien Notes, and any notes received in exchange for the Verso Senior Subordinated Notes and the Verso Second Lien Notes in connection with the Exchange Offer, the “Verso Junior Notes”, and the

“Indentures”, as applicable), in each case on such terms and conditions, including pricing terms, determined by Parent in its sole discretion (but in any event consistent with Schedule 6.1(e) hereof), to be consummated prior to or at the Effective Time (collectively, including the Consent Solicitations, the “Exchange Offers”). Parent shall use its reasonable best efforts to make a public announcement regarding the Exchange Offers, containing such information as determined in its sole discretion, on or promptly following the date hereof.

(b) At and prior to the Closing, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries, officers, employees, and use reasonable best efforts to cause its representatives and advisors (including legal and accounting advisors) to use reasonable best efforts to provide, in connection with the Exchange Offers, all reasonable cooperation requested by Parent or Merger Sub, including (i) having the Company designate members of senior management of the Company to participate in a reasonable and customary number of meetings, drafting sessions, presentations and due diligence sessions; (ii) assisting with the preparation of Exchange Offer Documents, exchange agent agreements, solicitation agent agreements and similar documents required in connection with the Exchange Offers, including requesting any consents of accountants for use of their historical reports in any materials relating to the Exchange Offers; (iii) preparing and furnishing to Parent, Merger Sub and the exchange agents, solicitation agents and the trustees as promptly as practicable, but in any event prior to the date that is twenty-five (25) Business Days prior to the consummation of the Exchange Offers, all Required Information applicable to the Exchange Offers, and ensure that all such Required Information meets the definition of Required Information during such twenty-five (25) Business Day period; (iv) agreeing to deliver such officer’s certificates, as are reasonable and customary and as are, in the good faith determination of the persons executing such officer’s certificates, accurate; (v) taking all legally permissible corporate actions, subject to the occurrence of the Closing Date, reasonably requested by Parent or Merger Sub that are necessary or customary to permit the consummation of the Exchange Offers, and (vi) facilitating the execution and delivery of the definitive agreements related to the Exchange Offers; provided that, prior to the Closing Date, none of the Company or any of its Affiliates shall be required to pay any commitment or other fee, incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Exchange Offers; provided, further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Parent shall promptly, upon request by the Company, indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Exchange Offers (including any action taken in accordance with this Section 5.14(b)) and any information used in connection therewith (other than information relating to the Company or its Subsidiaries provided to Parent in writing by the Company expressly for use therewith), in each case, other than to the extent that such losses, damages, claims, costs or expenses arise from the bad faith, gross negligence or willful misconduct of the Company or its Affiliates, with respect to any material breach of this Agreement of or with respect to any material misstatement or omission in any information provided hereunder in writing by the Company or any of its Affiliates expressly for use in connection with the Exchange Offers. This indemnification shall survive termination of this Agreement. The Board of Directors and officers of the Company and any of its Subsidiaries shall not be required, prior to the Closing, to adopt resolutions approving the agreements, documents and instruments in connection with the Exchange Offers or execute any of such agreements, documents or instruments, and no Subsidiary shall be required to execute, prior to the Closing, any documents contemplated by the Exchange Offers.

(c) In connection with the Exchange Offers, upon exchange of the Verso Second Lien Notes and Verso Senior Subordinated Notes sufficient to satisfy the condition set forth in Section 6.1(e) and receipt of the necessary consents required to amend the Indentures, Parent will cause Merger Sub or the Surviving Corporation or their respective Subsidiaries to consummate the Exchange Offers and to enter into supplemental indentures reflecting the amendments to the applicable Indentures approved by the holders of such notes and will use its reasonable best efforts to cause the trustees of the applicable Indentures to promptly enter into such supplemental indentures at or prior to the Closing.

Section 5.15 Shareholder Litigation. The Company shall (a) promptly advise Parent of any proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (b) keep Parent reasonably informed regarding any such Shareholder Litigation, (c) give Parent the opportunity to participate in any such Shareholder Litigation and to consult with the Company and its legal counsel regarding the defense or settlement thereof, and (d) not settle any such Shareholder Litigation without Parent’s prior written consent.

Section 5.16 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

Section 5.17 Employee Matters.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the date that is the six (6) month anniversary thereof (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation and/or its applicable Subsidiaries to provide, to each employee of the Company and its Subsidiaries at the Effective Time who continues to be employed by Parent or its Subsidiaries immediately after the Effective Time (the “Continuing Employees”), severance benefits pursuant to, and in accordance with the terms of the Escanaba Paper Company, Luke Paper Company, NewPage Wisconsin System Inc., Rumford Paper Company and Wickliffe Paper Company LLC Severance Pay Plan for Non-Union Employees, effective September 2, 2011, and the NewPage Corporation Severance Pay Plan for Non-Union Employees, effective September 2, 2011, as applicable, to the extent such Continuing Employees were covered by such plans immediately prior to the Effective Time.

(b) With respect to any benefit plans in which any Continuing Employees first become eligible to participate during the two (2) year period following the Effective Time and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), Parent shall, or shall cause its Subsidiaries to (i) for the plan year in which participation in the New Plans occurs, use commercially reasonable efforts to waive all pre-existing conditions (with respect to health coverage), exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan in which the Continuing Employees participated immediately prior to the Effective Time; (ii) for the plan year in which participation in the New Plans occurs, use commercially reasonable efforts to provide each Continuing Employee credit for any co-payments and deductibles paid by each such Continuing Employee and his or her eligible dependents prior to the Effective Time under a Company Benefit Plan that is a group health plan (to the extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such Continuing Employee participates after the Effective Time for the same plan year; and (iii) recognize all service of the Continuing Employees with the Company and its Subsidiaries for vesting and eligibility purposes (but not for purposes of benefit accrual or early retirement subsidies or with respect to any equity-based plan) in any New Plan in which such Continuing Employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan (to the extent such service was recognized for the same purpose under the corresponding Company Benefit Plan); provided that the foregoing shall not apply under any defined benefit pension plans or to the extent it would result in duplication of benefits for the same period of service.

(c) Parent and the Company agree to implement the retention program described in Section 5.17(c) of the Company Disclosure Schedule.

(d) Parent agrees to cause the Surviving Corporation and/or its applicable Subsidiaries to recognize the unions that are parties to the collective bargaining agreements set forth in Section 3.14(a) of the Company Disclosure Schedule as the bargaining representatives for the employees covered by such collective bargaining agreements to the extent required by the terms of such agreements. Parent further agrees, to the extent required by the terms of such agreements, to cause the Surviving Corporation and/or its applicable Subsidiaries to either (i) assume and apply to the employees covered thereby (collectively, the “Union Employees”) the applicable collective bargaining agreements listed in Section 3.14(a) of the Company Disclosure Schedule; or (ii) negotiate new agreements with the unions that are parties to such collective bargaining agreements establishing the terms and conditions of employment to be effective with respect to the employees covered thereby. To the extent required by any collective bargaining agreement listed in Section 3.14(a) of the Company Disclosure Schedule, Parent further agrees to provide in writing to the Company reasonable assurances that it has complied with the requirements set forth in the preceding sentence.

(e) Nothing in this Agreement, express or implied, is intended to or shall be construed to (i) establish, modify, or amend any particular Company Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement, (ii) alter, limit or prevent Parent from modifying, amending or terminating any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by the Surviving Corporation, Parent or any of their respective Affiliates or, after the Effective Time, any Company Benefit Plan, (iii) prevent Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof or any other Person, with respect to any compensation, terms and conditions of employment and/or benefits of any nature or kind whatsoever. Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub, nor any of their respective Affiliates, shall be obligated, from and after the Closing, to provide any benefits, severance or compensation to the Company’s employees other than as expressly set forth in this Section 5.17.

Section 5.18 Cooperation with Solvency Opinion. Each of Parent and the Company shall use its respective reasonable best efforts, for purposes of assisting (i) Murray Devine with respect to the Initial MD Solvency Opinion and the MD Bring-Down Solvency Opinion, and (ii) the Person providing the Company Recapitalization Solvency Opinion referenced in Section 6.1(j), with respect to the Company Recapitalization Solvency Opinion, in each case, with respect to the rendering of such opinions, to (a) make available their respective officers, agents and other Representatives on a reasonable basis and upon reasonable notice, during normal business hours and subject to applicable Laws relating to the exchange of information and (b) provide or make available during normal business hours such information and documents concerning the business, properties, Contracts, assets and liabilities of the Company and Parent and each of their respective Subsidiaries, as applicable, and, in the case of Parent, the Debt Financing, as may reasonably be requested by Murray Devine or the Person providing the Company Recapitalization Solvency Opinion referenced in Section 6.1(j), as applicable. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access or disclose any such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, or if such party determines in good faith, after consultation with legal counsel, that such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, Order or binding agreement entered into prior to the date of this Agreement, or any obligation of confidentiality owing to a third party. In no event shall Parent, on the one hand, or the Company, on the other hand, be deemed to be in breach of this Section 5.18 for purposes of Section 6.2(b) or Section 6.3(b) unless such breach is willful and material.

Section 5.19 Confirmation of Capitalization.

(a) On the Business Day immediately prior to the Closing Date, the Company shall deliver to Parent a certificate executed by an executive officer of the Company (the “Company Share Statement”) setting forth, as of the Closing Date, true and accurate calculations of (i) the outstanding shares of Company Common Stock, (ii) the outstanding Company Stock Options, segregated as to In-the-Money Options and Out-of-the-Money Options, and (iii) the outstanding Company RSUs. Parent shall be entitled to rely exclusively, without independent verification or investigation, upon the figures set forth in the Company Share Statement and the underlying calculations in connection with the transactions contemplated hereby.

(b) On the Business Day immediately prior to the Closing Date, Parent shall deliver to the Company a certificate executed by an executive officer of Parent (the “Parent Share Statement”) setting forth, as of the Closing Date, a true and accurate calculation of the aggregate number of shares of Parent Common Stock issued and outstanding as of immediately prior to the Closing, as well as the number, strike price and vesting terms for all Parent Options outstanding as of the date of this Agreement. The Company shall be entitled to rely exclusively, without independent verification or investigation, upon the calculation of the Parent Common Stock set forth in the Parent Share Statement and the underlying calculation in connection with the transactions contemplated hereby.

Section 5.20 Recapitalization Dividend.

(a) Provided that the Company has provided Parent with the notice described in Section 5.12(e) that it has delivered to Parent the Required Information, Parent shall not have delivered the notice described under Section 5.12(e) alleging that the Company has not delivered the Required Information, and the period of time specified in Section 5.12(e) following delivery of the Company’s notice that it has delivered the Required Information shall have elapsed, then on or about January 13, 2014, subject to Parent’s reasonable good faith determination that such commencement is commercially advisable at such time due to prevailing market conditions, or otherwise as soon as reasonably practicable thereafter, Parent shall use its reasonable best efforts to cause Verso Paper Holdings to commence the marketing of the New NewPage Term Loan Facility.

(b) Subject to Section 5.20(d), if at any time following the date of this Agreement (v) the condition set forth in Section 6.1(j) has been satisfied, (w) the Debt Commitment Letters are in effect and the conditions to funding thereunder have been satisfied, (x) the Marketing Period in respect of the New NewPage Term Loan Facility shall have ended, (y) the NewPage ABL Loan Facility shall have been amended or replaced so as to allow the incurrence of the New NewPage Term Loan Facility and (z) (A) the Verso Junior Noteholder Consent shall have been obtained or (B) the Verso Junior Noteholder Consent has not been obtained prior to sixty (60) days after the date of this Agreement and the Company has either (I) waived its right to terminate this Agreement pursuant to Section 7.1(h), or (II) the time period set forth in Section 7.1(h) has expired without the Company terminating this Agreement pursuant to Section 7.1(h), (the date on which the conditions set forth in clauses (v), (w), (x), (y) and (z) have first been satisfied, the “Trigger Date”), then (a) the Company shall be entitled, at any time following the Trigger Date so long as such Marketing Period shall not have re-started, to deliver a written notice to Parent that the Company has determined to pay the Recapitalization Dividend or (b) the Parent shall be entitled, at any time following the Trigger Date to deliver a written notice to Company that Parent intends to consummate the funding of the New NewPage Term Loan Facility (the notice referred to in (a) or (b), a “Pre-Closing Funding Notice”). Promptly upon receipt of such Pre-Closing Funding Notice, Parent and the Company shall be required to use their reasonable best efforts to consummate the funding of the New NewPage Term Loan Facility as soon as reasonably practical, and in no event after the date which is five (5) Business Days following the Trigger Date (the “Pre-Closing Funding Date”), subject to clause (c) below.

(c) The Company hereby covenants and agrees that, upon receipt by the Company of the proceeds of the New NewPage Term Loan Facility, the Company shall, as promptly as reasonably practicable following such receipt (and in any event on or prior to the Closing Date), use such proceeds to pay the Repayment Amount, to pay to the holders of Shares a one-time dividend equal to $250,000,000 less the Equity Award Carveout Amount (the “Recapitalization Dividend”). The costs of the issuance of the New NewPage Term Loan Facility and the New NewPage ABL Facility if funded shall be paid by the Company.

(d) At any time following the Trigger Date but prior to the Pre-Closing Funding Date, the Company may deliver a written notice (the “Extension Notice”) to Parent requesting that Parent use its reasonable best efforts to extend the Expiration Date in the Debt Commitment Letters; provided that the Company shall only be entitled to make such request if the Company’s Board of Directors has reasonably determined, after consultation with its outside legal and financial advisors, that the terms and conditions set forth in the Definitive Debt Financing Documents are less favorable, as of the date of the Extension Notice, than as would reasonably be likely to be negotiated were the Expiration Date with respect thereto extended pursuant to this sentence. Upon receipt of an Extension Notice, Parent shall use its reasonable best efforts, for a period of fifteen (15) days, to extend the Expiration Dates in the Debt Commitment Letters. If Parent shall have successfully extended the Expiration Date in the Debt Commitment Letters, Parent shall continue to comply with its obligations set forth in Section 5.12(a) for a commercially reasonable period of time thereafter, at which point, subject to the Marketing Period (if restarted) having ended and the other conditions to the Trigger Date having been satisfied (and continuing to be satisfied), either Parent or the Company may deliver a Pre-Closing Funding Notice. If the Expiration Dates are unable to be extended, then Parent and the Company shall be required to use reasonable best efforts to consummate the funding of the New NewPage Term Loan Facility as soon as reasonably practicable and in no event later than the date that Parent determines that the Expiration Dates are unable to be extended.

(e) The Company acknowledges and agrees that Parent’s sole obligation under this Section 5.20 upon the occurrence of the Trigger Date shall be to use reasonable best efforts to consummate the funding of New NewPage Term Loan Facility on or prior to the Pre-Closing Funding Date, and in the event that such funding does not occur on or prior to the Pre-Closing Funding Date, the Company’s sole and exclusive remedies for the failure of such funding to occur shall be as set forth in Section 7.3 and Section 9.5(c).

(f) The Company further acknowledges that (x) any up-front fees and other amounts payable to the Lenders in accordance with the Fee Letter or the Definitive Debt Financing Documents in respect of the New NewPage Term Loan Facility shall be paid out of the proceeds of the New NewPage Term Loan Facility on the Pre-Closing Funding Date and (y) as between Parent and the Company, Parent or its Subsidiaries shall have no obligation to pay any of such costs, fees or expenses on or prior to the Closing Date.

(g) The Company further acknowledges that (x) any up-front fees and other amounts payable to the Lenders in accordance with any Fee Letter or the Definitive Debt Financing Documents in respect of the New NewPage ABL Facility shall be paid by the Company (whether or not out of the proceeds of the New NewPage ABL Facility) if such New NewPage ABL Facility is entered into prior to the Closing Date on the Pre-Closing Funding Date and (y) as between Parent and the Company, Parent or its Subsidiaries shall have no obligation to pay any of such costs, fees or expenses on or prior to the Closing Date.

(h) The Company further covenants and acknowledges that (i) the syndication assistance provisions of this Agreement, including the provisions of Section 5.12 shall continue to apply to the New NewPage Term Loan Facility after the Pre-Closing Funding Date, (ii) the Definitive Debt Financing Documents shall contain customary post-closing syndication assistance provisions applicable to the Company in accordance with the Debt Commitment Letters and (iii) the Company shall use its reasonable best efforts to comply with any such syndication assistance provisions in accordance with the terms of this Agreement and the Definitive Debt Financing Documents.

Section 5.21 Section 16 Matters. Prior to the Effective Times, Parent and the Company shall take all such steps in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and interpretive guidance of the SEC to cause any dispositions of Shares (including derivative securities with respect to Shares) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and Parent or will become subject to such reporting requirements with respect to Parent as a result of the transactions contemplated hereby, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.22 Share Consideration Adjustment.

(a) If (i) Parent has not consummated the Closing on or prior to August 31, 2014, (ii) but for the occurrence of any Share Consideration Adjustment Triggers (as defined below) that occur on or after August 31, 2014, the Closing would have been reasonably likely to have occurred on the date that any such Share Consideration Adjustment Trigger has first occurred (the “Adjustment Trigger Date”), (iii) as of such Adjustment Trigger Date, the conditions set forth in Section 6.3 shall have then been satisfied (other than those other conditions that, by their nature, are to be satisfied by action taken at the Closing, subject to the Company confirming in good faith that it reasonably believes that such other conditions are reasonably capable of being satisfied at the Closing), and (iv) the Company has confirmed in an irrevocable written notice delivered to Parent on the Adjustment Trigger Date that but for the occurrence of any of the Share Consideration Adjustment Triggers, the Company is ready, willing and able to effectuate the Closing (the date upon which each of the conditions set forth in clauses (i), (ii), (iii) and (iv) have been satisfied, the (“Share Consideration Adjustment Date”), then the Share Consideration Percentage shall be increased by 0.5% for each full calendar month that elapses prior to the Closing and following the Share Consideration Adjustment Date; provided, that if either party exercises its right to extend the End Date pursuant to Section 7.1(b), the percentage set forth in the definition of Share Consideration shall be increased by 1.5% for each full calendar month that elapses during any such extension (0.5% or 1.5%, as applicable, the “Monthly Percentage Increase”); provided, further, that in the event the Share Consideration Adjustment Date or the Closing occurs during a calendar month (as opposed to at the beginning or at the end of a calendar month, as applicable), the increase to the Share Consideration Percentage for such calendar month shall equal the applicable Monthly Percentage Increase, multiplied by a fraction, (x) in the case of the calendar month in which the Share Consideration Adjustment Date occurs, the numerator of which is the number of days in such calendar month following (but not including) the Share Consideration Adjustment Date until and including the last day of such calendar month, and the denominator of which is the total number of days in such calendar month, and (y) in the case of the calendar month in which the Closing occurs, the numerator of which is the number of days that have elapsed in such calendar month through and including the Closing Date, and the denominator of which is the total number of days in such calendar month. As an illustrative example, if the Share Consideration Adjustment Date occurs on September 15, 2014, and the Closing subsequently occurs on November 15, 2014, the Share Consideration Percentage will increase by an aggregate of 1.00% (0.5% for October, and 50% (15 of 30 days elapsed) of the Monthly Percentage Increase (or 0.25%) for each of September and November).

(b) In the event that the conditions set forth in clauses (i) through (iv) of the first sentence of Section 5.22(a) have been satisfied, the parties acknowledge and agree that the sole and exclusive consequence under this Agreement relating to the failure of Parent to effectuate the Closing on or prior to the Share Consideration Adjustment Date shall be the adjustment to the Share Consideration Percentage set forth in Section 5.22(a).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties (to the extent waiver is allowed by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction (including, for the avoidance of doubt, the jurisdictions set forth on Schedule 6.1(b)) which restrains, makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction (including, for the avoidance of doubt, the jurisdictions set forth on Schedule 6.1(b)) that, in any case, prohibits or makes illegal or otherwise restrains the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) Any applicable waiting period under the HSR Act (and any extensions thereof) relating to the Merger shall have expired or been earlier terminated without the imposition of a Non-Required Remedy.

(d) The authorizations, approvals, consents and other actions with respect to the Merger and the other transactions contemplated hereby of the U.S. federal, state or local Governmental Entities listed on Section 6.1(d) of the Company Disclosure Schedule shall have been obtained without the imposition of a Non-Required Remedy.

(e) The Exchange Offers and the Consent Solicitations shall have been consummated or be consummated concurrently with the Closing in accordance with Schedule 6.1(e) hereto.

(f) The NewPage ABL Loan shall have been replaced with the asset based loan facility contemplated by the Debt Commitment Letters.

(g) No Default or Event of Default (as such terms are defined in the applicable indentures) shall have occurred under any Existing Verso First Lien Notes, any Verso 1.5 Lien Notes, any Verso Second Lien Notes and any Verso Senior Subordinated Notes as a result of the Merger or the transactions contemplated by this Agreement.

(h) The Dissenting Shares shall not be in excess of 7% of the Shares.

(i) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(j) Prior to the payment of the Recapitalization Dividend, Houlihan Lokey Financial Advisors, Inc. shall have delivered the Company Recapitalization Solvency Opinion to the Company’s Board of Directors and the Company shall provide Parent with a copy of such opinion (which the Board of Directors of Parent shall be entitled to rely upon).

(k) The Accounting Firm shall have delivered to the Company and Parent the Adjustment Statement setting forth its good faith calculation of Company Payments (if any).

(l) The Company shall have received the proceeds contemplated by the Debt Commitment Letters.

(m) On or before January 17, 2014, Murray Devine shall have provided to the Boards of Directors of the Company and Parent a written opinion with respect to certain solvency matters (as set forth in the engagement letter with Parent as in effect on the date of this Agreement) relating to Parent and its Subsidiaries, taken as whole, as of the Closing, immediately after giving pro forma effect to the transactions contemplated by this Agreement, including the Debt Financing, the payment of the Aggregate Closing Merger Consideration, any other repayment or refinancing of Indebtedness contemplated in this Agreement or the Debt Commitment Letters, distribution and payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses (the “Initial MD Solvency Opinion”).

(n) At the Closing, Murray Devine shall have delivered a bring-down of the Initial MD Solvency Opinion, for the Company’s and Parent’s respective Boards of Directors (the “MD Bring-Down Solvency Opinion”).

(o) The Parent Stockholder Approval shall have been obtained if the Parent Common Stock is then listed on the NYSE.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company at or prior to the Effective Time of, the following conditions:

(a) (i) The Parent Fundamental Representations shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (ii) the other representations and warranties of Parent set forth in Article IV shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Parent Material Adverse Effect” or similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality,” “in all material respects,” “Parent Material Adverse Effect” or similar qualifiers contained in such representations and warranties), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Since September 30, 2013, there shall not have occurred a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate executed by an authorized officer of Parent certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent (to the extent such waiver is allowed by applicable Law) at or prior to the Effective Time of, the following conditions:

(a) (i) The Company Fundamental Representations shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (ii) the other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers contained in such representations and warranties), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Since September 30, 2013, there shall not have occurred a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate executed by an authorized officer of the Company certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) Parent shall have received from the Company an affidavit, signed under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h), together with evidence reasonably satisfactory to Parent that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulation §1.897-2(h)(2).

(f) The Company shall have used the proceeds of the New NewPage Term Loan Facility only in accordance with Section 5.20(b).

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused primarily by such party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on December 31, 2014 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in a manner that shall have been a principal cause of the failure to consummate the Merger on or before such date; provided, however, that the End Date may be extended by either party for up to two additional thirty (30) calendar day periods (all such extensions not to exceed sixty (60) calendar days in the aggregate), if the only condition set forth in Article VI that has not been satisfied or waived (other than those conditions that by their nature are satisfied at the Closing) is the condition set forth in Section 6.1(c);

(c) by either the Company or Parent if any court of competent jurisdiction (including, for the avoidance of doubt, the jurisdictions set forth on Schedule 6.1(b)) shall have issued or entered a permanent injunction or a similar order shall have been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such reasonable best efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

(d) by either the Company or Parent if the condition set forth in Section 6.1(a) shall have not been obtained at the Company Stockholders Meeting; provided that such termination right shall only be applicable if such condition has not already been satisfied;

(e) by the Company (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are unable to be satisfied), if Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) if curable, cannot be cured prior to the earlier of the End Date or thirty (30) days following the Company’s delivery of written notice of such breach to Parent);

(f) by Parent, (i)(A) in the event of a Change of Recommendation or (B) a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute an Alternative Transaction is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such tender or exchange offer, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Recommendation and recommending that the Company’s stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer, (ii) the Company shall have breached its obligations under Section 5.4 in any material respect and failed to cease such breach within two (2) Business Days of being notified by Parent of such breach, or (iii) (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant such that the conditions set forth in Section 6.2(a) or 6.2(b) are unable to be satisfied) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than Section 5.4), which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (y) if curable, cannot be cured by prior to the earlier of the End Date or thirty (30) days following Parent’s delivery of written notice to the Company of such breach;

(g) by the Company, at any time prior to the Company Stockholder Approval having been obtained (i) after the Company shall have received a Superior Proposal, in order for the Company to enter into a merger agreement, acquisition agreement, purchase agreement or other similar definitive agreement with respect to such Superior Proposal, in each case to the extent permitted, and subject to the terms of, Section 5.4, (ii) the Company has complied with its obligations under Section 5.4 in all material respects, and (iii) prior to or concurrent with such termination, the Company shall have paid the Termination Fee to Parent pursuant to Section 7.3 (it being understood any purported termination of this Agreement pursuant to this Section 7.1(g) shall be null and void if the Company shall not have paid the Termination Fee prior to or concurrent with such termination);

(h) by the Company, at any time after the date that is sixty (60) days following the date of this Agreement and on or prior to 5:00 pm (New York City time) on the date that is seventy-five (75) days following the date of this Agreement, only in the event that the Verso Junior Noteholder Consent has not been obtained, or the condition set forth in Section 6.1(e) has not been satisfied, in each case, on or prior to the date that is sixty (60) days following the date of this Agreement; provided that such termination right shall only be applicable if the New NewPage Term Loan Facility shall not have been funded in an amount sufficient to pay the Repayment Amount and the Recapitalization Dividend on or prior to such time; and

(i) by the Company, at any time after January 17, 2014 and on or prior to 5:00 pm (New York City time) on January 21, 2014, only in the event that the condition set forth in Section 6.1(m) has not been satisfied prior to such termination.

Section 7.2 Notice of Termination; Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries, Affiliates or representatives; provided, that, notwithstanding the foregoing: (a) no such termination shall relieve any party of its obligation to pay the Termination Fee or the Parent Termination Fee, if, as and when required pursuant to Section 7.3; (b) subject to the limitations set forth in Section 7.3, no such termination shall relieve any party for liability for such party’s willful and material breach of this Agreement prior to its termination or for fraud; (c)(i) the obligations under the Confidentiality Agreement, and (ii) the provisions of Section 5.3(b), Section 5.12(e) (regarding Parent’s indemnification of the Company in connection with the Debt Financing), Section 5.14(b) (regarding Parent’s indemnification of the Company in connection with the Exchange Offers), this Section 7.2, Section 7.3, Section 9.2, Section 9.3, Section 9.4, Section 9.6, Section 9.7, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.12, Section 9.13 and Section 9.14 will survive the termination of this Agreement.

Section 7.3 Termination Fee.

(a) Any provision in this Agreement to the contrary notwithstanding, if

(i) (A) after the date of this Agreement, any bona fide Alternative Transaction (substituting fifty percent (50%) for the twenty-five (25)% threshold set forth in the definition of “Alternative Transaction”) (a “Qualifying Transaction”) is made known to the Board of Directors of the Company, publicly proposed or publicly disclosed prior to the Company Stockholder Approval having been obtained (or prior to the termination of this Agreement pursuant to Section 7.1(d)), (B) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(f)(iii) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have consummated the Qualifying Transaction (regardless of whether such Qualifying Transaction is the same one referred to in clause (A) above);

(ii) Parent shall have terminated this Agreement pursuant to Section 7.1(f)(i) or Section 7.1(f)(ii); or

(iii) the Company shall have terminated this Agreement pursuant to Section 7.1(b) (only if the condition set forth in Section 6.1(a) has not been satisfied), Section 7.1(d) or Section 7.1(g); provided, that the Company shall be obligated to pay the Termination Fee in connection with a termination pursuant to Section 7.1(b) or Section 7.1(d), only if prior to such termination the Company’s Board of Directors shall have effected a Change of Recommendation;

then in any such event the Company shall pay to Parent (or one or more of its designees) a fee of $27,000,000 in cash (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon such consummation of the Qualifying Transaction, in the case of clause (ii) above, within two (2) Business Days of such termination or, in the case of clause (iii) above, prior to or concurrently with the termination by the Company pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g), as applicable; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) If (A) the Verso Junior Noteholder Consent was not obtained, or the condition set forth in Section 6.1(e) was not satisfied or waived by the Company, in each case, prior to the date that is sixty (60) days following the date of this Agreement, (B) the Company did not terminate this Agreement pursuant to Section 7.1(h), (C) the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(h), Section 6.1(i), and Section 6.1(j) shall be satisfied, or shall have been waived, as of the date this Agreement is terminated pursuant to Section 7.1(b), (D) the conditions set forth in Section 6.1(f), Section 6.1(l) and Section 6.3 shall be satisfied, or shall have been waived, or reasonably capable of being satisfied at the Closing, (E) the conditions set forth in Section 6.1(g) and Section 6.1(o) shall be satisfied, or shall have been waived, or reasonably capable of being satisfied at the Closing; provided, that the failure of either such condition to be satisfied must not be primarily due to the material breach of any provision of this Agreement by Parent or any of its Affiliates, (F) the condition set forth in Section 6.1(n) shall not be reasonably capable of being satisfied at the Closing solely as a result of the failure of the condition set forth in Section 6.1(e) to be satisfied on or prior to the date this Agreement is terminated pursuant to Section 7.1(b) (provided, that Parent shall be entitled, and have the burden, to prove that the failure of the condition in Section 6.1(n) to be reasonably capable of being satisfied at the Closing is not solely as a result of the failure of the condition set forth in Section 6.1(e) to be satisfied on or prior to the date this Agreement is terminated pursuant to Section 7.1(b)), (G) the Merger fails to close due to the failure of Parent to satisfy the condition set forth in Section 6.1(e), and (H) Parent or the Company subsequently terminates this Agreement in accordance with Section 7.1(b), then Parent shall pay to the Company (or one or more of its designees) a fee of $27,000,000 half of which shall be paid in cash by wire transfer of immediately available funds to an account designated by the Company within two (2) Business Days of such termination and half of which shall be paid in a principal amount of new Verso First Lien Notes (accompanied by customary registration rights) issued to the Company as soon as reasonably practicable after the date on which the Parent Termination Fee becomes due and payable (the “Parent Termination Fee”) (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(c) Notwithstanding anything to the contrary in this Agreement or the Side Letters, if Parent or Merger Sub or the Company fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief against Parent, Merger Sub or the Company, as applicable, if and solely to the extent permitted by Section 9.5, (y) the termination of this Agreement pursuant to Article VII and receipt of payment of the Parent Termination Fee from Parent or the Termination Fee from the Company (as applicable) when and if payable, or (z) termination of this Agreement pursuant to Article VII hereof and ability to seek money damages (to the extent money damages can be proven) from the Company, for the Company’s willful and material breach of this Agreement, or Parent or Merger Sub, as applicable, for such Parent’s or Merger Sub’s willful and material breach of this Agreement, subject in all respects to the limitations set forth in Section 7.3(e), shall be the sole and exclusive remedies (whether at Law, in equity, in Contract, in tort or otherwise) of the parties hereto and any other Person against any of the Company, Parent, Merger Sub, the Lenders, any Debt Financing Source or any other financing source of Parent or any of its Subsidiaries, and any of their respective former, current or future, direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns (each a “Non-Recourse Person” and together, the “Non-Recourse Persons”) for any breach, liability, cost, expense, loss or damage suffered as a result thereof or in connection therewith or related thereto. The parties acknowledge and agree that no party hereto shall be entitled to money damages for any breach hereof or of the

Side Letters in the event that such party has previously been paid the Termination Fee or Parent Termination Fee, as applicable.

(d) Except for the obligations of any Person party to a confidentiality agreement with the Company or Parent or any Person party to an agreement with respect to obligations arising on or after the Closing and for the obligations of any Lender, any Debt Financing Source or other financing source that is a party to the Definitive Debt Financing Documents, none of the Non-Recourse Persons will have any liability or obligation to the Company or any of its Subsidiaries (or any other Person) relating to or arising out of this Agreement or the Debt Commitment Letters, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in Contract, in tort or otherwise, except in each case for (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief against Parent, Merger Sub or the Company, as applicable, if and solely to the extent permitted by Section 9.5 or the Side Letters, (y) the termination of this Agreement pursuant to Article VII, and receipt of payment of the Parent Termination Fee from Parent or the Termination Fee from the Company, as applicable, when and if payable, or (z) termination of this Agreement pursuant to Article VII hereof and the ability to seek money damages (in each case, to the extent money damages can be proven) against Company, for the Company’s willful and material breach of this Agreement, or Parent or Merger Sub, for Parent’s or Merger Subs’ willful and material breach of this Agreement, subject in all respects to the limitations set forth Section 7.3(e). Without limiting the right of the Company to seek specific performance of Parent’s rights under the Debt Commitment Letters (if and to the extent permitted thereunder following an order of specific performance pursuant to Section 9.5), the Company acknowledges and agrees that none of the Lenders or Parent’s Debt Financing Sources shall have any liability or obligation to the Company or its Subsidiaries (or any other Person) if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under their respective Debt Commitment Letters (excluding, for the avoidance of doubt, the Company Definitive Debt Financing Documents). None of the Non-Recourse Persons shall have any liability to the Company, its stockholders or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby or the failure of such transactions to be consummated, in each case, other than with respect to the Lenders, the Debt Financing Sources or other financing source that are a party to the Definitive Debt Financing Documents.

(e) Parent’s and Merger Sub’s aggregate liability under this Agreement, together with any liability for which Parent and Merger Sub are responsible as a result of any breach of the Side Letters, together with any payment of the Parent Termination Fee, shall not exceed under any circumstances $27,000,000 in the aggregate (the “Maximum Liability Amount”). Following termination of this Agreement, assuming the Parent Termination Fee is not due and payable and/or has been paid, Parent shall be responsible for paying any money damages, if any, arising from and payable to the extent due to any willful and material breach by any Affiliate of Parent that is a party to the Parent Affiliate Side Letter or the Lock-Up Side Letter; provided that Parent shall have no liability if such breach is not willful and material. The Company’s aggregate liability under this Agreement, together with any liability of the Principal Stockholders under the Support Agreements to Parent and its Affiliates and any payment of the Company Termination Fee shall not exceed under any circumstances the Maximum Liability Amount; provided, however, that the Company and the Principal Stockholders shall have no liability for any breach of the Support Agreements that is not willful and material.

(f) Each party acknowledges that the agreements contained in Sections 7.3, 9.6 and 9.13 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. The parties acknowledge that the Termination Fee and the Parent Termination Fee, as applicable, shall not constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the Company and Parent, as applicable, in the circumstances in which the Termination Fee and the Parent Termination Fee are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

ARTICLE VIII

CLOSING ADJUSTMENT

Section 8.1 Closing Adjustment.

(a) Prior to the Closing, the Company shall promptly upon discovery notify Parent of any payment, transaction, commitment or agreement by the Company or its Subsidiaries that has occurred after the Adjustment Measurement Date which constitutes or could reasonably constitute Company Payments.

(b) No less than three (3) Business Days prior to the Closing, Deloitte & Touche (the “Accounting Firm”) shall deliver a certificate (the “Adjustment Statement”) to each of the Company and Parent, certifying Deloitte’s good faith calculation of Company Payments that have occurred (and those that are reasonably anticipated to occur from and after the Adjustment Measurement Date to the Closing), together with all supporting documentation of the calculations set forth in the Adjustment Statement. The Adjustment Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with GAAP applied on a basis consistent with past practice in respect to the Company. Prior to the time that the Adjustment Statement is delivered to the Company and Parent, the Company, Parent and their Representatives shall have a reasonable opportunity to review and provide comments on the draft calculations of Company Payments to the Accounting Firm. The Accounting Firm’s sole authority will be to prepare the Adjustment Statement and the calculations of Company Payments (if any) set forth therein. The fees, costs and expenses of the Accounting Firm shall be paid by the Company.

(c) From the date of this Agreement through the delivery of the Adjustment Statement, the Company shall provide the Accounting Firm with reasonable access during normal business hours to the Company’s and its Subsidiaries (i) business, personnel, properties, Contracts, commitments, books and records, (ii) officers, directors and employees, and (iii) Representatives. The Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties.

(d) The amounts of any Company Payments as determined by the Accounting Firm pursuant to this Section 8.1 shall be final, conclusive and binding upon the parties hereto. The Note Consideration payable hereunder shall be reduced on a dollar-for-dollar basis by the amount (the “Adjustment Amount”) of any Company Payments set forth in the Adjustment Statement delivered by the Accounting Firm; provided, however, that in no event shall the Adjustment Amount exceed $27,000,000.

(e) For purposes of this Section 8.1, the term “Company Payments” means payments by or losses to the Company or its Subsidiaries resulting from any of the following that have occurred from and after September 30, 2013 (the “Adjustment Measurement Date”) through the Closing, other than those described on Section 8.1(e) of the Company Disclosure Schedule:

(i) dividend, return of capital or other distribution of profits or assets, or other payment or obligation for payment, made, declared or paid by the Company or any of its Subsidiaries (other than between wholly owned Subsidiaries of the Company and/or the Company) with respect to any of the Company’s securities;

(ii) payments made by or on behalf of the Company or any of its Subsidiaries to or for the benefit of any stockholder of the Company, other than payments made on an arms-length basis, in amounts that are not material to the Company and its Subsidiaries, taken as a whole and that are paid in the ordinary course of business consistent with past practice;

(iii) redemption, repurchase or repayment of securities of the Company or any Subsidiaries of the Company, other than securities owned by the Company or a Subsidiary of the Company;

(iv) waiver or release of any amounts owed to the Company or any Subsidiary of the Company by a stockholder of the Company, other than waivers or releases made on an arms-length basis in amounts that are not material to the Company and its Subsidiaries, taken as a whole, that are made in the ordinary course of business consistent with past practice;

(v) management, monitoring, advisory, supervisory or other fee, bonus or payment of similar nature paid by or on behalf of the Company or any of its Subsidiaries to or for the benefit of a stockholder of the Company or any of such stockholders’ employees, officers, advisors or consultants;

(vi) Interested Party Transactions;

(vii) increase in any Indebtedness of the Company or any of its Subsidiaries to the extent owed to any stockholder of the Company other than on an arms-length basis and in amounts that are not material to the Company and its Subsidiaries, taken as a whole, that are incurred in the ordinary course consistent with past practice;

(viii) any payment, or obligation therefor, of any bonus or discretionary payment by any the Company or any of its Subsidiaries to the directors, officers or employees of the Company or any of its Subsidiaries, other than as otherwise permitted by Section 5.1(b);

(ix) increase the compensation or other benefits payable or provided to the Company’s and its Subsidiaries’ directors or officers, or, except in the ordinary course of business consistent with past practice, any of their other employees, unless otherwise permitted by Section 5.1(b);

(x) entry by the Company or any of its Subsidiaries into a guarantee or indemnification obligation with any stockholder of the Company other than in the ordinary course of business consistent with past practices and on an arms-length basis;

(xi) any payment to financial advisors or brokers, or legal, accounting, tax or other advisors or consultants of the Company or any of its Subsidiaries in connection with this Agreement and transactions contemplated by this Agreement (other than the reasonable and documented fees and expenses payable to legal advisors or such additional advisors and consultants retained by such legal advisors which are, in the Company’s good faith judgment, reasonably necessary to engage in order for the Company or its Subsidiaries to comply with their obligations, or enforce their rights, in each case, pursuant to this Agreement, the Side Letters, the Support Agreements or the transactions contemplated by this Agreement) in excess of the amounts set forth on Section 8.1(e) of the Company Disclosure Schedule; or

(xii) without duplication of any of the foregoing, any commitment or agreement by the Company or any of its Subsidiaries to do any of the foregoing in this Section 8.1(e).

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time, and other than those contained in Section 5.9 (regarding indemnification and insurance) and Section 5.12(c) (regarding Parent’s indemnification of the Company in connection with the Debt Financing).

Section 9.2 Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed under, and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided that to the extent a claim is brought under the Debt Commitment Letters, the Laws of the State of New York shall apply (but, for the avoidance of doubt, the Laws of the State of Delaware shall apply in all cases with respect to the definition, interpretation of the meaning and application of Company Material Adverse Effect (or other similar event) and whether a Company Material Adverse Effect has occurred). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Notwithstanding anything else in this Section 9.4 or elsewhere in this Agreement, the parties hereto agree that New York State or United States federal courts sitting in the borough of Manhattan, New York City (and any New York State or United States Federal court from which appeal therefrom may validly be taken) shall have exclusive jurisdiction over the parties in and over any such Action, arbitration, claim or proceeding brought against any financing source under the Debt Commitment Letters (including each Lender) or any of their respective Affiliates in connection with this Agreement, any Debt Commitment Letters or the transactions contemplated hereby or thereby, or the failure of such transactions to be consummated, and nothing in this Section 9.4 or elsewhere in this Agreement shall be construed to provide otherwise.

Section 9.5 Specific Enforcement; Remedies.

(a) Subject in all respects to Section 7.3, the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to the limitations set forth in Section 9.5(b) and Section 9.5(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without proof of damages or otherwise in the Chosen Courts in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to consummate the Merger and pay the consideration contemplated by Article II only in the event that each of the following conditions has been satisfied: (i) no change, effect, event, development, fact, condition, circumstance or occurrence shall have occurred or exist that would cause or would reasonably be expected to cause any of the conditions set forth in Section 6.1 and Section 6.3 to fail to be satisfied or that would make any of such conditions impossible to satisfy, (ii) Parent shall have failed to complete the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.2, and (iii) the Company has confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted, then the Closing will occur.

(c) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to enforce the Debt Commitment Letters if each of the following conditions has been satisfied: (i) no change, effect, event, development, fact, condition, circumstance or occurrence shall have occurred or exist that would cause or would reasonably be expected to cause the condition set forth in Section 6.1(l) to fail to be satisfied or that would make such condition impossible to satisfy, (ii) the condition set forth in Section 6.1(l) has not been satisfied or waived on or prior the date which (x) in the case of the New NewPage Term Loan Facility, is two (2) Business Days following the Pre-Closing Funding Date and (y) in the case of the New NewPage ABL Facility, is two (2) Business Days following the agreed funding date thereof between Parent and the Company, (iii) the Company has confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted, then the proceeds of the term loan contemplated by the Debt Commitment Letters will be used in the manner set forth in Section 5.20(b) to satisfy the condition set forth in Section 6.1(l), and (iv) (x) with respect to the New NewPage Term Loan Facility, all of the conditions precedent relating to the consummation of the New NewPage Term Loan Facility in the Debt Commitment Letters and (y) with respect to the New NewPage ABL Facility, all of the conditions precedent relating to the consummation of the New NewPage ABL Facility in the Debt Commitment Letters (in each of clauses (x) and (y), other, other than any conditions that are solely within the control of Parent and Merger Sub or the Lenders to satisfy (so long as no change, effect, event, development, fact, condition, circumstance or occurrence shall have occurred or exist that would cause any of such conditions to fail to be satisfied or that would make any of such conditions impossible to satisfy)).

Section 9.6 No Personal Liability. Without limiting the rights of the Company or its Affiliates under, and to the extent provided in, this Agreement or any Side Letter, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to money damages of the Company and its Affiliates, any of the Parent Parties or Debt Financing Sources through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either Parent or any other Parent Party, by the enforcement of any assessment or of by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of Parent and Merger Sub or their Affiliates under, and to the extent provided in, this Agreement, any Support Agreement, or any Side Letter, Parent and Merger Sub acknowledge and agree that they have no right of recovery against, and no personal liability shall attach to, in each case with respect to money damages of Parent and Merger Sub and their Affiliates, any of the Company Parties through the Company or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either the Company or any other Company Party, by the enforcement of any assessment or of by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

Section 9.7 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent or Merger Sub and, after the Closing, to the Surviving Corporation:

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Telecopy: (901) 369-4228

Attention: David J. Paterson and Peter H. Kesser

with copies to (which shall not constitute notice):

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

Telecopy: (212) 515-3288

Attention: Scott Kleinman and General Counsel

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telecopy: (212) 446-6460

Attention: Taurie M. Zeitzer and Joshua Kogan

To the Company:

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Telecopy: (937) 242-9324

Attention: General Counsel

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Telecopy: (212) 558-3588

Attention: Joseph Frumkin and Melissa Sawyer

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all the other parties; provided that (i) Parent may collaterally assign its rights under this Agreement as security for Indebtedness and related obligations of Parent to the extent required by the Parent Indebtedness Contracts in effect as of the date of this Agreement and (ii) Parent may, without the prior written consent of the other parties, assign any of its rights hereunder to any Affiliate; provided that no such assignment shall relieve Parent of any of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Parent Disclosure Schedule, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company; provided, further, that the provisions of Sections 7.3, 9.4, 9.11, 9.13, 9.15 and 9.17 (and the related definitions in the Agreement used herein) shall not be amended, modified, supplemented or waived without the consent of the Lenders or Debt Financing Sources. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer any rights, claims, Actions or remedies upon any Person other than the Company, Parent and Merger Sub (and their respective successors and, in the case of Parent or Merger Sub, their permitted assigns), except for (a) the rights of the Company’s stockholders to receive a portion of the Aggregate Closing Merger Consideration at the Effective Time pursuant to the terms and conditions of this Agreement, (b) the right of the holders of Company Stock Options and Company RSUs to receive the payments with respect thereto required by Section 2.3 following the Effective Time, (c) the rights of the Indemnified Parties pursuant to Section 5.9, (d) any rights, claims, Actions or remedies of the Former Board with respect to Parent and its Subsidiaries pursuant to Section 9.16, and (e) the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Sections 7.3, 9.4, 9.11, 9.13, 9.15 and 9.17. In addition to the foregoing, the Lenders shall be third party beneficiaries of the provisions of Sections 7.2, 7.3, 9.4, 9.5, 9.15, 9.13 and 9.17 applicable to such Persons. Notwithstanding anything else in this Section 9.13 or elsewhere in this Agreement, none of the Persons referenced in this Section 9.13 (other than the Debt Financing Sources pursuant to clause (e) of this Section 9.13) shall be conferred any rights or remedies hereunder unless and until the Effective Time occurs.

Section 9.14 Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “including” and “such as” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (f) the word “will” shall be construed to have the same meaning as the word “shall”; (g) the word “or” shall not be exclusive; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to the phrase “as of the date hereof” or any similar term or phrase shall mean as of the date of this Agreement; (j) unless a contrary intent is apparent, any Contract, instrument or Law defined or referred to herein or in any Contract, instrument or Law that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein; (k) the phrase “Non-Required Effect” in Section 5.6 shall have the meaning set forth in Schedule 10.1; (l) all references to a Person are also to its permitted successors and assigns; (m) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified; and (n) except as otherwise set forth in this Agreement, any accounting terms shall be given their definition under GAAP.

Section 9.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES)). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.15. (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES).

Section 9.16 Waiver.

(a) It is acknowledged by each of the parties that the Company has retained Sullivan & Cromwell LLP (“S&C”) to act as its counsel in connection with the transactions contemplated hereby and that S&C has not acted as counsel for any other party in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Parent and the Company agree, on their own behalf and on behalf of their respective Affiliates and Representatives (including the Company and its Subsidiaries following the Closing), that, following the Closing, and notwithstanding any current or prior representation of the Company or any of its Subsidiaries by S&C, S&C may serve as counsel to any Former Holder, and any of their respective Affiliates in connection with any matters either existing on the date hereof or arising in the future related to this Agreement and the transactions contemplated by this Agreement, including any dispute arising out of or relating to this Agreement and the transactions contemplated by this Agreement. Parent, on behalf of itself and its Affiliates and Representatives (including the Company and its Subsidiaries after the Closing) hereby (a) consents to S&C’s representation of any Former Holder, and the Company (prior to the Closing) and any of their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated by this Agreement, (b) waives any claim it has or may have that S&C has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Company or any of its Subsidiaries prior to the Closing and (c) agrees that, in the event that a dispute arises between Parent and/or the Company or any of its Subsidiaries (after the Closing) or any of their respective Affiliates on the one hand, and any Former Holder, and the Company and/or their respective Affiliates (prior to the Closing) on the other hand, S&C may represent any Former Holder, and the Company (prior to the Closing) and any of their respective and/or their respective Affiliates in such dispute even though the interests of any Former Holder, and the Company (prior to the Closing) and any of their respective and their respective Affiliates may be directly adverse to Parent or the Company or any of its Subsidiaries (after the Closing) or any of their respective Affiliates and notwithstanding that S&C may have represented the Company or any Subsidiary of the Company in a matter substantially related to such dispute.

(b) Parent further agrees that, as to all communications among S&C, the Company, any Subsidiary of the Company, any Former Holder or any of their respective Affiliates and Representatives prior to the Closing in connection with the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence attaching as a result of S&C’s representation of the Company, any Subsidiary of the Company, any Former Holder or any of their respective Affiliates and Representatives related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect, and belong, to the extent such privilege exists, to the individuals that comprised the Board of Directors of the Company prior to Closing (the “Former Board”) and may be controlled by the Former Board, and will not, with respect to such privileged communications, pass to or be claimed by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between any of the Company or its Subsidiaries and S&C in connection with the transactions contemplated hereby are hereby assigned and transferred to the Former Board, (ii) except as required or compelled by applicable Law or any Governmental Entity and as set forth in Section 9.16(c), (A) the Company and its Subsidiaries hereby release all of its rights and interests to and in such communications and related materials and (B) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 9.16. Parent and the Company each hereby acknowledge that each of them have had the opportunity to consult with counsel with respect to the matters set forth in this Section 9.16.

(c) Notwithstanding Section 9.16(b), in the event that a dispute arises between Parent, the Company or any Subsidiary of the Company, on the one hand, and a third party or any Governmental Entity on the other hand, after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by or with S&C; provided, that notwithstanding the assertion of such attorney-client privilege, in the event that Parent or any of its Subsidiaries (x) are legally compelled, pursuant to a subpoena, court order or civil investigative demand or other demand or process of a Governmental Entity or (y) determines based on the advice of outside counsel that it is required to by applicable Law or stock exchange rules to disclose any privileged communications or materials which are the subject of this Section 9.16 (each, a “Disclosure Requirement”), Parent and its Subsidiaries may disclose such privileged communications, and will use their respective reasonable best efforts to seek an appropriate protective order or other remedy and consult with the Former Board with respect to taking steps to resist or narrow the scope of such request or legal process and the Former Board shall provide such cooperation as Parent or its Subsidiaries shall request at the Former Board’s sole cost and expense. In any such event, Parent and its Subsidiaries will furnish only that portion of the privileged communications and materials that are the subject of this Section 9.16 which Parent is advised by counsel are legally required to be disclosed pursuant to a Disclosure Requirement.

(d) This Section 9.16 is for the benefit of the Former Board and such Persons are intended third-party beneficiaries of this Section 9.16. This Section 9.16 shall be irrevocable, and no term of this Section 9.16 may be amended, waived or modified, without the prior written consent of the Former Board.

Section 9.17 Debt Financing Sources. The Company and its Affiliates acknowledge and agree that (a) each Debt Financing Source will act as an independent contractor for the Parent and no fiduciary, advisory or agency relationship between the Debt Financing Sources, on the one hand, and the Parent or the Company, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Agreement and the Debt Financing, irrespective of whether the Debt Financing Sources have advised or are advising the Parent or the Company on other matters, (b) each Debt Financing Source is acting solely as a principal and not as an agent of the Parent under the Debt Commitment Letter and the Debt Financing Sources, on the one hand, and the Parent, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do Parent or the Company rely on, any fiduciary duty on the part of the Debt Financing Sources, (c) the Parent and the Company are capable of evaluating and understanding, and Parent and the Company understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the Debt Financing, (d) Parent and the Company have been advised that the Debt Financing Sources are engaged in a broad range of transactions that may involve interests that differ from the Parent’s or the Company’s interests and that the Debt Financing Sources do not have any obligation to disclose such interests and transactions to the Parent or the Company by virtue of any fiduciary, advisory or agency relationship and (e) the Company and its Affiliates waive, to the fullest extent permitted by law, any claims the Company and its Affiliates may have against the Debt Financing Sources for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Debt Financing Sources shall not have any liability (whether direct or indirect) to the Company and its Affiliates in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including the Company’s stockholders, employees or creditors. The Company and its Affiliates further acknowledge and agree that the Debt Commitment Letter is not intended to confer any benefits upon, or create any rights in favor of, any person (including the Company) other than the parties thereto.

ARTICLE X

DEFINITIONS

Section 10.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

“Accounting Firm” has the meaning set forth in Section 8.1(b).

“Action” has the meaning set forth in Section 5.9(b).

“Adjustment Amount” has the meaning set forth in Section 8.1(d).

“Adjustment Measurement Date” has the meaning set forth in Section 8.1(e).

“Adjustment Statement” has the meaning set forth in Section 8.1(b).

“Adjustment Trigger Date” has the meaning set forth in Section 5.22(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

“Aggregate Closing Merger Consideration” shall mean (i) an amount in cash equal to (A) the Equity Award Carveout Amount plus (B) the cash actually received by the Company in respect of any exercises of Company Stock Options between the date hereof and Closing minus (C) the aggregate amount actually paid to former holders of Company RSUs in respect of the Dividend Equivalents described in Section 2.3(b) hereof that have vested after payment of Recapitalization Dividend and prior to the Closing (but not including Dividend Equivalents paid on Company RSUs that vest as of the Effective Time); (ii) the Note Consideration; and (iii) the Share Consideration. For the avoidance of doubt, the Dividend Equivalents payable on Company RSUs that vest at the Effective Time shall be included in the Aggregate Closing Merger Consideration.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means any (i) any merger, consolidation, reorganization, business combination or other similar transaction involving the Company (or any of its Subsidiaries) which would result in any Person beneficially owning 25% or more of the outstanding equity interests of the Company or any successor thereto or parent entity thereof; (ii) any sale, lease, license, exchange, transfer, other disposition or joint venture of assets (including equity interests in Subsidiaries) or businesses that constitute or represent 25% or more of the net revenues, net income, cash flows or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 25% or more of any class of equity interests, or securities or other interests convertible into or exchangeable for equity interests of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons becoming the beneficial owner of 25% or more of any class of equity interests of the Company or (v) any combination of the foregoing, in the case of any of clauses (i) through (iv), whether in one transaction or a series or related transactions and whether directly or indirectly, other than any transaction with Parent, Merger Sub or any of their respective Affiliates.

“Anti-Corruption Laws” has the meaning set forth in Section 3.7(d).

“Asset Financing Side Letter” has the meaning set forth in the Recitals.

“Base Amount” has the meaning set forth in Section 5.9(c).

“Benefit Plan” means each plan, program, policy, agreement or arrangement providing for compensation, retirement, severance, deferred compensation, fringe, equity or equity-based compensation, medical, disability, welfare, bonus, retention, change in control or incentive benefits or any other benefits or compensation of any kind, in each case whether written or unwritten, funded or unfunded, and including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed.

“Cash Consideration” means (i) $250,000,000 plus (ii) the cash actually received by the Company in respect of any exercises of Company Stock Options between the date hereof and Closing Date.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change of Recommendation” has the meaning set forth in Section 5.4(h)(i).

“Change of Recommendation Notice” has the meaning set forth in Section 5.4(d)(ii).

“Chosen Courts” has the meaning set forth in Section 9.4.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code and Part VI of Subtitle B of Title I of ERISA, and the regulations issued thereunder.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commerce” has the meaning set forth in Section 3.7(h).

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.3(b).

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Disclosure Schedule” has the meaning set forth in the introduction to Article III.

“Company Fundamental Representations” means each of the representations and warranties of the Company in Section 3.1 (Qualification, Organization, Etc.), Section 3.2 (Capital Stock), Section 3.3 (Corporate Authority Relative to this Agreement; No Violation) with respect to subsection (a) only, Section 3.10 (Absence of Certain Changes or Events) with respect to subsection (a)(ii) only, Section 3.17 (Opinion of Financial Advisor), Section 3.19 (Finders or Brokers), Section 3.20 (Interested Party Transactions) and Section 3.21 (Required Vote).

“Company Indebtedness Contract” has this meaning set forth in Section 3.18(a)(iii).

“Company Intellectual Property” means all Intellectual Property used by the Company and its Subsidiaries in their respective businesses as currently conducted.

“Company IT Systems” has the meaning set forth in Section 3.15(c).

“Company Leased Real Property” has the meaning set forth in Section 3.16(b).

“Company Material Adverse Effect” means a fact, condition, occurrence, circumstance, event, change, development or effect that, individually or in the aggregate, (a) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but for purposes of this clause (a) below shall not include events or effects resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, (ii) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries, changes in paper pricing or commodity pricing, (iii) any acts of terrorism or war, (iv) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (v) changes in GAAP or the interpretation thereof, (vi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or effect underlying such failure has or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); or (vii) any adverse change attributable to the announcement or consummation of this Agreement or the transactions contemplated hereby, including any adverse change in, or loss of, any customer, distributor, supplier, licensor, employee or similar relationships, including as a result of the identity of Parent; provided that, with respect to clauses (i) through (v), such facts, circumstances, events, changes or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate, or (b) prevents or would reasonably be expected to prevent the Company’s ability to perform its obligations under this Agreement and consummate the Merger in accordance with the terms hereof.

“Company Material Contracts” has the meaning set forth in Section 3.18(a).

“Company Organizational Documents” means the certificate of incorporation and bylaws or equivalent formation and organizational documents of the Company and its Subsidiaries.

“Company Owned Real Property” has the meaning set forth in Section 3.16(a).

“Company Parties” means the Company and its Affiliates and their respective stockholders, officers, directors, managers, employees, agents, advisors, partners, Representatives, successors and assigns.

“Company Payments” has the meaning set forth in Section 8.1(e).

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Real Property Leases” has the meaning set forth in Section 3.16(b).

“Company Recapitalization Solvency Opinion” means a written opinion with respect to certain solvency matters (as set forth in the engagement letter with the Company as in effect on the date of this Agreement) relating to the Company, immediately after giving pro forma effect to the transactions contemplated by the Recapitalization Dividend.

“Company Recommendation” has the meaning set forth in Section 3.3(a).

“Company RSU” has the meaning set forth in Section 2.3(b).

“Company SEC Documents” means (i) the Company’s registration statement on Form 10, as amended, and (ii) all other forms, statements, reports and documents filed or furnished since July 30, 2013, and prior to the date of this Agreement, including any amendments thereto.

“Company Share Statement” has the meaning set forth in Section 5.19(a).

“Company Stock Option” has the meaning set forth in Section 2.3(a).

“Company Stock Plans” means the NewPage Holdings Inc. 2012 Long-Term Incentive Plan.

“Company Stockholders Agreement” means that certain Stockholders Agreement, dated as of December 21, 2012, by and among the Company and each of the Stockholders party thereto, as amended or modified in accordance with its terms.

“Company Stockholder Approval” means the written consent of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger and the other transactions contemplated hereby, pursuant to the Company Organizational Documents and applicable Law.

“Company Stockholders Meeting” has the meaning set forth in Section 5.5(d).

“Compliant” means, with respect to the Required Information, that such Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature), taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances.

“Confidentiality Agreement” has the meaning set forth in Section 5.3(b).

“Consent Solicitations” has the meaning set forth in Section 5.14(a).

“Continuation Period” has the meaning set forth in Section 5.17(a).

“Continuing Employees” has the meaning set forth in Section 5.17(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, concession, franchise, license, or other legally binding commitment, arrangement or undertaking, in each case whether written or oral.

“control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Cooperation Agreement” has the meaning set forth in Section 2.2(b)(i).

“Covered Party” means any (i) official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of: (A) any Governmental Entity; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any Governmental Entity, public international organization or any department or agency thereof or (ii) any political party or party official or candidate for political office.

“Customs & International Trade Laws” has the meaning set forth in Section 3.7(h).

“Debt Commitment Letters” has the meaning set forth in Section 4.8(a).

“Debt Financing” means, as applicable, (A) the provision by the Lenders of the amounts set forth in the Debt Commitment Letters which shall be sufficient to pay the Repayment Amount and the Recapitalization Dividend and (B) the replacement (on or before the Closing Date) of the NewPage ABL Loan in an aggregate committed principal amount not to exceed the aggregate committed principal amount of the NewPage ABL Loan as in effect on the date of this Agreement (and, without limitation, the use of the proceeds therefrom to repay all amounts owed under such loans or facilities).

“Debt Financing Sources” means the Lenders and their Affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing; provided that none of Parent, Merger Sub, Apollo Global Management, LLC nor any of their respective Affiliates shall be deemed Debt Financing Sources for purposes of this Agreement.

“Default” has the meaning set forth in Section 5.2(b).

“Definitive Debt Financing Documents” means definitive agreements related to the Debt Financing.

“DGCL” has the meaning set forth in Section 1.1.

“Director Side Letter” has the meaning set forth in the Recitals.

“Disclosure Requirement” has the meaning set forth in Section 9.16(c).

“Dissenting Shares” has the meaning set forth in Section 2.1(e).

“Dividend Equivalent” has the meaning set forth in Section 2.3(b).

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” means any Law, Order or any binding agreement issued or entered by or with any Governmental Entity concerning worker health and safety and public health and safety as they each relate to exposure to any Hazardous Materials, pollution, or the protection of the environment as in effect on or prior to the date of this Agreement.

“Equity Award Carveout Amount” shall mean an amount reasonably determined by the Board of Directors of the Company which shall not be less than the sum of (i) the RSU Carveout Amount and (ii) the Option Carveout Amount.

“Escrow Agreement” has the meaning set forth in Section 2.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any Person or trade or business (whether or not incorporated) which is or could be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.4.

“Event of Default” has the meaning set forth in Section 5.2(b).

“Exchange Act” has the meaning set forth in Section 3.3(b).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Offers” has the meaning set forth in Section 5.14(a).

“Exchange Offer Documents” has the meaning set forth in Section 5.14(a).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Existing Credit Agreement Amendments” has the meaning set forth in Section 4.8(a).

“Existing Lenders” has the meaning set forth in Section 4.8(a).

“Existing Verso First Lien Notes” means those 11.75% Senior Secured Notes due 2019 issued pursuant to that certain Indenture dated as of March 21, 2012, as supplemented, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust, National Association, as Trustee.

“Expiration Date” has the meaning set forth in Section 5.12(a).

“Extension Notice” has the meaning set forth in Section 5.20(d).

“FCPA” has the meaning set forth in Section 3.7(d).

“Fee Letters” has the meaning set forth in Section 4.8(a).

“Form S-4” has the meaning set forth in Section 3.12.

“Former Board” has the meaning set forth in Section 9.16(b).

“Former Holder” has the meaning set forth in Section 2.2(a).

“GAAP” means generally accepted accounting principles in the United States.

“government official” has the meaning set forth in Section 3.7(f).

“Governmental Entity” means any United States or foreign governmental or regulatory agency, commission, court, body, authority or other legislative, judicial or executive entity.

“Hazardous Materials” means any substance, waste, or material which is regulated by or may give rise to standards of conduct or liability pursuant to Environmental Laws, including petroleum compounds, asbestos and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money; (b) obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities; (d) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items, whether through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss; (e) all obligations for the deferred purchase price of property or services (including any “earn-outs”) with respect to which such Person or any of its Subsidiaries is liable, contingent or otherwise, as obligor or otherwise, (f) all obligations of such Person and its Subsidiaries as lessee or lessees under leases that are required to be recorded as capital leases in accordance with GAAP, (g) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which such Person or any of its Subsidiaries is party, and (h) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing, including with respect to the Company and its Subsidiaries, the principal, interest and fees owing under the NewPage Existing Debt.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Indentures” has the meaning set forth in Section 5.14(a).

“Initial MD Solvency Opinion” has the meaning set forth in Section 6.1(m).

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations or applications for the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) registered and unregistered copyrights and copyrightable works (including software); (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, and extensions thereof; (iv) trade secrets and confidential business information (including, to the extent such items qualify as trade secrets under applicable Law, research and development, know-how, data, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications); and (v) any other intellectual property or proprietary rights.

“Interested Party Transaction” has the meaning set forth in Section 3.20.

“Intervening Event” has the meaning set forth in Section 5.4(h)(iii).

“In-the-Money Options” means the Company Stock Options that are listed as Tranche 1 Options as set forth on Schedule 3.2(c) to the Company Disclosure Schedule (which are all the Company Stock Options with a strike price of $108.72 as of the date hereof), provided that to the extent the aggregate value of the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and the Share Consideration (valued at Parent Trading Price) at Closing exceeds $1.2 billion, if reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, then the In-the-Money Options shall mean all outstanding Company Stock Options.

“knowledge” means (i) with respect to Parent, the actual knowledge following due inquiry of the individuals listed in Section 10.1A of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge following due inquiry of the individuals listed on Section 10.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, code, ordinance or agency requirement of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property that are material to the business of the Company and its Subsidiaries, taken as a whole.

“Leases” means all leases, subleases licenses concessions or other agreements (written or oral) pursuant to which a party holds any Leased Real Property.

“Lenders” has the meaning set forth in Section 4.8(a).

“Lien” has the meaning set forth in Section 3.3(c).

“Lock-Up Side Letter” has the meaning set forth in the Recitals.

“Main Representative” means any of Sullivan and Cromwell LLP, the Persons identified in Section 3.19 and the Persons identified in Section 3.19 of the Company Disclosure Schedule.

“Marketing Period” means, with respect to a facility comprising part of the Debt Financing, the first period of twenty (20) consecutive Business Days after the date hereof throughout and at the end of which Parent shall have (and the lenders providing such facility shall have) access to the Required Information; provided, that (i) such period may only commence on or after January 13, 2014, (ii) such period shall not include any day from and including May 24, 2014 through and including May 26, 2014, June 28, 2014 through and including July 6,

2014, and (iii) such period shall end on or prior to August 15, 2014 or commence after September 2, 2014. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive Business Day period described above if the facility is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or, to the Company’s knowledge, any such restatement is under active consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced, or informed Parent, that it has concluded no such restatement is required, (B) the applicable independent accountants of the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements of the Company for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to Parent, (C) the financial statements included in the Required Information that are available to Parent on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case, the Marketing Period shall not be deemed to commence unless and until, at the earliest, receipt by Parent of updated Required Information that would be required under of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period or (D) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant. For the avoidance of doubt, the Marketing Period shall not be deemed to begin prior to January 13, 2014.

“Material Benefits Contract” has the meaning set forth in Section 3.9(a).

“Maximum Liability Amount” has the meaning set forth in Section 7.3(e).

“MD Bring-Down Solvency Opinion” has the meaning set forth in Section 6.1(n).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Monthly Percentage Increase” has the meaning set forth in Section 5.22(a).

“New Indenture” has the meaning set forth in Section 5.12(f).

“NewPage ABL Loan” means the Indebtedness evidenced by that certain Credit Agreement (including any fees payable in respect thereof), dated as of December 21, 2012, among NewPage Corporation, NewPage Investment Company LLC, the Subsidiaries party thereto, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and each of the other parties thereto, as may be amended, restated or supplemented from time to time.

“NewPage Existing Debt” means the NewPage ABL Loan and the NewPage Term Loan.

“NewPage Term Loan” means the Indebtedness evidenced by that certain Credit and Guaranty Agreement, dated as of December 21, 2012, among NewPage Corporation, NewPage Investment Company LLC, the Subsidiaries party thereto, Goldman Sachs Lending Partners LLC, Barclays Bank PLC, J.P. Morgan Securities LLC and each of the other parties thereto, as may be amended, restated or supplemented from time to time.

“New NewPage ABL Facility” has the meaning set forth in Section 4.8(a).

“New NewPage Term Loan Facility” has the meaning set forth in Section 4.8(a).

“New NewPage Term Loan Facility Closing Date” means, with respect to the New NewPage Term Loan Facility only, the date on which definitive agreements related to the New NewPage Term Loan Facility contemplated by the Debt Commitment Letters are entered into, which date shall be the Pre-Closing Funding Date, if the Company elects to pay the Recapitalization Dividend in accordance with Section 5.20.

“New Plans” has the meaning set forth in Section 5.17(b).

“Non-Recourse Person(s)” has the meaning set forth in Section 7.3(c).

“Non-Required Remedy” has the meaning set forth in Section 5.6(c).

“Note Consideration” means (i) $650,000,000 in face value of Verso First Lien Notes, minus (ii) the Adjustment Amount (if any).

“Notice Period” has the meaning set forth in Section 5.4(d)(ii).

“NYSE” means the New York Stock Exchange.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning set forth in Section 3.7(h).

“Offering Documents” means customary offering and syndication documents and materials, including prospectuses, private placement memoranda, offering circulars, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, required in connection with the Debt Financing, and providing reasonable and customary authorization letters to the Lenders authorizing the distribution of information to prospective lenders and containing customary information.

“Option Carveout Amount” means an amount equal to $3,000,000.

“Option Cash Consideration” has the meaning set forth in Section 2.3(a).

“Option Cash Consideration Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Per Share Closing Cash Consideration by (ii) the Per Share Aggregate Consideration.

“Option Note Consideration” has the meaning set forth in Section 2.3(a).

“Option Note Consideration Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Per Share Closing Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) by (ii) the Per Share Aggregate Consideration.

“Option Share Consideration” has the meaning set forth in Section 2.3(a).

“Option Share Consideration Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Per

Share Closing Share Consideration (valued at the Parent Trading Price) by (ii) the Per Share Aggregate Consideration.

“Option Spread Value” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, with respect to each In-the-Money Option, an amount equal to (i) the Per Share Aggregate Consideration, minus (ii) the aggregate exercise price of such In-the-Money Option, determined without regard to any reduction in exercise price in respect of the Recapitalization Dividend contemplated by Section 2.3(a).

“Option Withholding Amount” means all such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment or issuance of any consideration payable with respect to an In-the-Money Option.

“Optionholder Acknowledgement” has the meaning set forth in Section 2.3(a).

“Order” means any writ, judgment, decree, injunction, decision, order, determination or award issued, or otherwise put into effect by or under the authority of any Governmental Entity.

“Other Representative” means all of the Company’s and its Subsidiaries’ Representatives other than the Main Representatives.

“Out-of-the-Money Options” means Company Stock Options that are not In-the-Money Options.

“Owned Real Property” means all land, together with all buildings, structures improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliate Side Letter” has the meaning set forth in the Recitals.

“Parent Approvals” has the meaning set forth in Section 4.3(b).

“Parent Common Stock” means the shares of common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedules” has the meaning set forth in Article IV.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 4.1 (Qualification, Organization, Subsidiaries, Etc.), Section 4.2 (Capital Stock), Section 4.3 (Corporate Authority Relative to this Agreement; No Violation) (with respect to subsection (a) only) and Section 4.12 (Finders or Brokers).

“Parent Indebtedness Contract” has the meaning set forth in Section 4.11(a)(i).

“Parent Material Adverse Effect” means a fact, condition, occurrence, circumstance, event, change, development or effect that, individually or in the aggregate, (a) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, but for purposes of this clause (a) below shall not include events or effects resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, (ii) general changes or developments in the industries in which Parent and its Subsidiaries operate, including general changes in Law or regulation across such industries, changes in paper pricing or commodity pricing, (iii) any acts of terrorism or war, (iv) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (v) changes in GAAP or the interpretation thereof, or (vi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or effect underlying such failure has or may reasonably be expected to result in, or contribute to, a Parent Material Adverse Effect); or (vii) any adverse change attributable to the announcement or consummation of this Agreement or the transactions contemplated hereby, including any adverse change in, or loss of, any customer, distributor, supplier, licensor, employee or similar relationships, including as a result of the identity of the Company; provided that, with respect to clauses (i) through (v), such facts, circumstances, events, changes or effects shall be taken into account to the extent they disproportionately adversely affect Parent and its Subsidiaries taken as a whole, compared to other companies operating in the industries in which Parent and its Subsidiaries operate, or (b) prevents or would reasonably be expected to prevent Parent’s ability to perform its obligations under this Agreement and consummate the Merger in accordance with the terms hereof.

“Parent Material Contracts” has the meaning set forth in Section 4.11(a).

“Parent Option” has the meaning set forth in Section 4.2(a).

“Parent Organizational Documents” means the certificate of incorporation and bylaws or equivalent formation and organizational documents of Parent and its Subsidiaries.

“Parent Parties” means Parent and its Affiliates and their respective members, stockholders, officers, directors, managers, employees, agents, advisors, partners, Representatives, successors and assigns.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent SEC Documents” means the forms, statements, reports and documents filed or furnished since January 1, 2012, and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto.

“Parent Share Statement” has the meaning set forth in Section 5.19(b).

“Parent Stock Plan” has the meaning set forth in Section 4.2(a)

“Parent Stockholder Approval” means the affirmative vote in favor of the issuance by Parent of the Share Consideration as contemplated by this Agreement by a majority of the shares of Parent Common Stock present in person or represented by proxy at a meeting of the holders of Parent Common Stock and entitled to vote thereon in accordance with the Parent Organizational Documents and applicable Law.

“Parent Termination Fee” has the meaning set forth in Section 7.3(b).

“Parent Trading Price” means the volume-weighted average price per share of Parent Common Stock for the ten (10) consecutive trading days ending on the second-to-last full trading day prior to the Closing Date.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” has the meaning set forth in Section 3.3(c).

“Per Share Aggregate Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the quotient of (A) the sum of (i) the Cash Consideration, (ii) the aggregate per share exercise prices for all In-the-Money Options outstanding as of the Closing Date, determined without regard to any reduction in exercise price in respect of the Recapitalization Dividend contemplated by Section 2.3(a), (iii) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and (iv) the Share Consideration (valued at the Parent Trading Price) divided by (B) the sum of (i) all the Shares, plus (ii) all shares of Company Common Stock issuable upon the exercise of In-the-Money Options, plus (iii) all shares of Company Common Stock underlying Company RSUs.

“Per Share Closing Cash Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the difference between the Per Share Total Cash Consideration minus the Per Share Recapitalization Dividend.

“Per Share Closing Note Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the product of (a) Per Share Aggregate Consideration times (b) the Total Note Percentage.

“Per Share Closing Share Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the product of (a) Per Share Aggregate Consideration times (b) the Total Share Percentage.

“Per Share Recapitalization Dividend” means an amount equal to the actual cash dividend declared by the Company on one Share in connection with the Recapitalization Dividend, For the avoidance of doubt, the Per Share Recapitalization Dividend shall equal the quotient, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, of (i) the Recapitalization Dividend divided by (ii) (A) the number of shares of Company Common Stock outstanding on the record date of the Recapitalization Dividend plus (B) all shares of Company Common Stock underlying Company RSUs.

“Per Share Total Cash Consideration” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the product of (a) Per Share Aggregate Consideration times (b) Total Cash Percentage.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Plan” means the Debtors’ Modified Fourth Amended Joint Chapter 11 Plan confirmed by, and attached as Exhibit A to the, Confirmation Order, including all exhibits, attachments, annexes, and supplements attached and related thereto, whether or not filed contemporaneously therewith.

“Pre-Closing Funding Date” has the meaning set forth in Section 5.20(b).

“Pre-Closing Funding Notice” has the meaning set forth in Section 5.20(b).

“Principal Stockholders” has the meaning set forth in the Recitals.

“Prospectus/Information Statement” has the meaning set forth in Section 5.5(a).

“Prospectus/Proxy Statement” has the meaning set forth in Section 5.5(a).

“Proxy Statement” has the meaning set forth in Section 3.12.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a)(i).

“Real Property Laws” has the meaning set forth in Section 3.16(d).

“Recapitalization Dividend” has the meaning set forth in Section 5.20(c).

“Recapitalization Option Cash Consideration” has the meaning set forth in Section 2.3(a).

“Recapitalization Option Note Consideration” has the meaning set forth in Section 2.3(a).

“Recapitalization Option Share Consideration” has the meaning set forth in Section 2.3(a).

“Relative Option Pro Rata Basis” means a method of reduction such that the relative values of the Option Cash Consideration to the Option Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) to the Option Share Consideration (valued at the Parent Trading Price) payable in respect of an In-the-Money Option are substantially equal both before and after such reduction.

“Relative Recapitalization Option Pro Rata Basis” means a method of reduction such that the relative values of the Recapitalization Option Cash Consideration to the Recapitalization Option Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) to the Recapitalization Option Share Consideration (valued at the Parent Trading Price) payable in respect of an In-the-Money Option are substantially equal both before and after such reduction.

“Relative RSU Pro Rata Basis” means a method of reduction such that the relative values of the Per Share Closing Cash Consideration to the Per Share Closing Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) to the Per Share Closing Share Consideration (valued at the Parent Trading Price) payable in respect of a Company RSU are substantially equal both before and after such reduction.

“Repayment Amount” means all amounts owed under and in connection with the termination of the NewPage Term Loan as of the Pre-Closing Funding Date.

“Representatives” has the meaning set forth in Section 5.3(a).

“Required Information” means (i) all customary financial and other information of the Company and its Subsidiaries that is required under the Debt Commitment Letters (as in effect on the date of this Agreement) or as reasonably required in an offering memorandum in connection with the Debt Financing and the Exchange Offers (and as reasonably requested by Parent), including financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act (including any financial statements required by Regulation S-X Rule 3-10 but not any financial statements required by Rule 3-16), and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and customarily in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act or in Exchange Offers, to consummate the offerings or placements of, or Exchange Offers in respect of, any debt securities, in each case assuming that such syndication of credit facilities and offering(s) or Exchange Offers of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made, (ii) such other financial or other information as otherwise reasonably required in connection with the Debt Financing or Exchange Offers or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants (which “comfort” letters such accountants shall have confirmed they are prepared to issue at the times contemplated by the terms of the Debt Financing and the Exchange Offers subject to the completion by such accountants of customary procedures relating thereto), in connection with the Debt Financing and the Exchange Offers and (iii) that all of the foregoing Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature) shall be Compliant; provided that in no event shall “Required

Information” include pro forma financial statements or information, it being understood, however, that Parent shall be entitled to such information as shall be reasonably required in respect of the Company and its Subsidiaries such that Parent shall be able to prepare pro forma financial statements and other information using the Required Information.

“RSU Award Agreement” has the meaning set forth in Section 2.3(b).

“RSU Carveout Amount” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, the product of (i) the number of Company RSUs outstanding as of the record date of the Recapitalization Dividend multiplied by (ii) Per Share Recapitalization Dividend.

“RSU Withholding Amount” means all such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment or issuance of any consideration payable with respect to Company RSUs.

“S&C” has the meaning set forth in Section 9.16(a).

“Scheduled Intellectual Property” has the meaning set forth in Section 3.15(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.3(b).

“Settlement Action” has the meaning set forth in Section 5.6(c).

“Share(s)” has the meaning set forth in Section 2.1(a).

“Share Consideration” means the Share Consideration Percentage, multiplied by the sum of (i) the total issued and outstanding shares of Parent Common Stock as of immediately prior to the Closing plus (ii) all Parent Options that, as of the date this Agreement are (A) vested and (B) have an exercise price that is less than the volume-weighted average price per share price of Parent Common Stock for the ten (10) consecutive trading days ending on the second-to-last full trading day prior to the date of this Agreement.

“Share Consideration Adjustment Date” has the meaning set forth in Section 5.22(a).

“Share Consideration Adjustment Trigger” means the occurrence of any one or more of the following events, but only if at the time of such occurrence, the Company is then in compliance with its obligations and covenants under this Agreement in all material respects: (i) any failure by Parent to comply with its obligations under Section 5.6(a) or Section 5.6(b) of this Agreement, or failure of Parent’s Affiliate that is a party to the Parent Affiliate Side Letter to comply with its obligations and covenants thereunder, in any material respect; (ii) any failure by Parent to agree to (or to take) a Settlement Action that would not be a Non-Required Remedy if agreeing to (or taking) such a Settlement Action would, based on the mutual agreement of the Company’s and Parent’s outside counsel, be reasonably likely to result in the satisfaction of the conditions set forth in Section 6.1(b) (to the extent that any injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction or Law referenced thereunder is directly related to the expiration of the waiting period under the HSR Act with respect to the Merger) or Section 6.1(c); it being understood that Parent’s agreeing to or taking any such Settlement Action, to the extent reasonably necessary to avoid an increase in the Share Consideration Percentage pursuant to Section 5.22 of this Agreement shall not be deemed a breach of this Agreement (including Section 5.6(d)); or (iii) any failure of any of the conditions set forth in Sections 6.1(f), 6.1(g), 6.1(i) (solely if Parent is not in compliance in all material respects with its obligations and covenants set forth in Section 5.5), 6.1(n), 6.2(b) or 6.2(c) if all of the other conditions set forth Sections 6.1 and 6.2 have then been satisfied (other than those other conditions that, by their nature, are to be satisfied by action taken at the Closing, subject to Parent confirming in good faith that it reasonably believes that such other conditions are reasonably capable of being satisfied at the Closing).

“Share Consideration Percentage” means 20%, as such percentage may be increased pursuant to Section 5.22(a); provided, that the Share Consideration Percentage shall not exceed 25%.

“Shareholder Litigation” has the meaning set forth in Section 5.15.

“Stockholder Release” has the meaning set forth in Section 2.2(b)(i).

“Side Letters” has the meaning set forth in the Recitals.

“State Department” has the meaning set forth in Section 3.7(g)(iv).

“Stockholder Approval Deadline” has the meaning set forth in Section 5.5(c).

“Subsidiaries” means any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.4(h)(ii).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations.

“Tax Return” has the meaning set forth in Section 3.13(l).

“Taxes” has the meaning set forth in Section 3.13(l).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Title IV Plan” has the meaning set forth in Section 3.9(d).

“Total Cash Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Cash Consideration by (ii) the sum of (x) the Cash Consideration, (y) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and (z) the Share Consideration (valued at the Parent Trading Price).

“Total Note Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) by (ii) the sum of (x) the Cash Consideration, (y) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and (z) the Share Consideration (valued at the Parent Trading Price).

“Total Share Percentage” means, as reasonably determined by the Company’s Board of Directors based on the Waterfall Schedule, a percentage equal to the quotient obtained by dividing (i) the Share Consideration (valued at the Parent Trading Price) by (ii) the sum of (x) the Cash Consideration, (y) the Note Consideration (valued at fair market value as determined by the Company’s Board of Directors in its sole discretion after taking into account the trading price of the Existing Verso First Lien Notes) and (z) the Share Consideration (valued at the Parent Trading Price).

“Trigger Date” has the meaning set forth in Section 5.20(a).

“Union Employees” has the meaning set forth in Section 5.17(d).

“Verso 1.5 Lien Notes” means the 11.75% Secured Notes due 2019 issued pursuant to that certain Indenture dated as of May 11, 2012, among Verso Paper Holdings, Verso Paper Inc., the Guarantors named therein, and Wilmington Trust, National Association, as Trustee.

“Verso 8.75% Second Lien Notes” has the meaning set forth in Section 5.14(a).

“Verso ABL Facility” means the Indebtedness evidenced by that certain Credit Agreement dated as of May 4, 2012, among Verso Paper Finance Holdings LLC, Verso Paper Holdings, the Subsidiaries party thereto, the Lenders party thereto, Citibank, N.A., as Administrative Agent, and Citigroup Global Markets Inc., Barclays Bank PLC and Credit Suisse Securities (USA) LLC, as Co-Syndication Agents, Joint Bookrunners and Joint Lead Arrangers, as may be amended, restated or supplemented from time to time.

“Verso Cash Flow Facility” means the Indebtedness evidenced by that certain Credit Agreement dated as of May 4, 2012, among Verso Paper Finance Holdings LLC, Verso Paper Holdings, the Subsidiaries party thereto, the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and Citigroup Global Markets Inc., Barclays Bank PLC and Credit Suisse Securities (USA) LLC, as Co-Syndication Agents, Joint Bookrunners and Joint Lead Arrangers, as may be amended, restated or supplemented from time to time.

“Verso First Lien Notes” has the meaning set forth in Section 5.12(f).

“Verso Junior Noteholder Consent” means the written consent or affirmative vote of (i) at least a majority of the holders of the Verso 8.75% Second Lien Notes and (ii) at least a majority of the holders of the Verso Senior Subordinated Notes, in each case in favor of amendments necessary for the adoption of the Agreement and the transactions contemplated by this Agreement and the Exchange Offer.

“Verso Junior Notes” has the meaning set forth in Section 5.14(a).

“Verso Paper Holdings” means Verso Paper Holdings LLC, a Delaware limited liability company and indirect, wholly owned Subsidiary of Parent.

“Verso Second Lien Notes” has the meaning set forth in Section 5.14(a).

“Verso Senior Subordinated Notes” has the meaning set forth in Section 5.14(a).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.14(b).

“Waterfall Schedule” has the meaning set forth in Section 2.1(a).

*            *                 *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VERSO PAPER CORP.

By:	/s/ David Paterson
Name:	David Paterson
Title:	President and Chief Executive Officer

VERSO MERGER SUB INC.

By:	/s/ David Paterson
Name:	David Paterson
Title:	President and Chief Executive Officer

NEWPAGE HOLDINGS INC.

By:	/s/ Mark Angelson
Name:	Mark Angelson
Title:	Chairman

ANNEX B

200 West Street | New York, New York 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 3, 2014

Board of Directors

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Ladies and Gentlemen:

Attached is our opinion letter, dated January 3, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Verso Paper Corp. (“Verso”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of NewPage Holdings Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 3, 2014, by and among Verso, Verso Merger Sub Inc., an indirect wholly owned subsidiary of Verso, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Securities and Investment Services Provided by Goldman, Sachs & Co.

200 West Street | New York, New York 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 3, 2014

Board of Directors

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Verso Paper Corp. (“Verso”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of NewPage Holdings Inc. (the “Company”) of the Per Share Closing Cash Consideration (as defined in the Agreement (as defined below)), the Per Share Closing Note Consideration (as defined in the Agreement) and the Per Share Closing Share Consideration (as defined in the Agreement), taken in the aggregate, to be paid per Share (collectively, the “Consideration”) to such holders pursuant to the Agreement and Plan of Merger, dated as of January 3, 2014 (the “Agreement”), by and among Verso, Verso Merger Sub Inc., an indirect wholly owned subsidiary of Verso, and the Company. The Consideration is subject to certain discretionary determinations to be made by the Board of Directors of the Company pursuant to Section 2.1 of the Agreement, as to which we express no opinion. The Consideration is subject to adjustments pursuant to Section 8.1 of the Agreement, as to which adjustments we express no opinion. Pursuant to Section 5.22 of the Agreement, the holders (other than Verso and its affiliates) of Shares may be paid additional consideration in certain circumstances, as to which we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Verso, any of their respective affiliates and third parties, including Apollo Global Management, LLC (“Apollo”), the indirect beneficial owner of a significant shareholder of Verso, Franklin Resources, Inc. (“Franklin”), a significant shareholder of the Company, and Oaktree Capital Management, L.P. (“Oaktree”), a significant shareholder of the Company, and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

NewPage Holdings Inc.

January 3, 2014

Page Three

to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger and bookrunner with respect to the Company’s term loan facility ($500,000,000 aggregate principal amount), entered into in December 2012, and the Company’s asset-based revolving credit facility ($350,000,000 aggregate principal amount), entered into in December 2012. We also have provided certain investment banking services to Verso and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a dealer manager for the tender offer of the 11.5% senior secured notes due 2014 of Verso Paper Holdings LLC (“Verso Holdings”), a subsidiary of Verso, in March 2012; as joint bookrunner with respect to a public offering of Verso Holding’s 11.75% senior secured notes due 2019 (aggregate principal amount $345,000,000) in March 2012; as dealer manager for an exchange offer of Verso Holding’s second priority senior secured floating rate notes due 2014 ($180,200,000 aggregate principal amount) in May 2012; as dealer manager of an exchange offer of Verso Holding’s 11.38% senior subordinated notes due 2016 ($157,500,000 aggregate principal amount) in May 2012; and as participant in Verso’s cash flow revolving facility (aggregate principal amount $50,000,000) entered into in May 2012. We have also provided certain investment banking services to Apollo and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of 23,684,211 shares of Rexnord Corp., a portfolio company of funds affiliated with Apollo, in March 2012; as financial advisor to AMC Entertainment, a former portfolio company of funds affiliated with Apollo, in connection with its sale in September 2012; as joint bookrunner with respect to the initial public offering of 29,411,764 shares of Berry Plastics Group, Inc., a portfolio company of funds affiliated with Apollo, in October 2012; as joint lead manager with respect to the initial public offering of 40,000,000 shares of Realogy Holdings Corp., a portfolio company of funds affiliated with Apollo, in October 2012; as joint bookrunner with respect to the initial public offering of 23,529,412 shares of Norwegian Cruise Line Holdings Ltd., a portfolio company of funds affiliated with Apollo, in January 2013; and as financial advisor to Metals USA Holdings Corp., a portfolio company of funds affiliated with Apollo, in connection with its sale in April 2013. We have also provided certain investment banking services to Oaktree and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as an underwriter with respect to the initial public offering of 8,840,000 shares of Oaktree Capital Group LLC, an investment advisor affiliate of Oaktree, in April 2012; as financial advisor to Cequel Communications LLC, a former portfolio company of Oaktree, in connection with its sale in November 2012; as a joint bookrunner with respect to the initial public offering of 32,857,800 shares of the Class A common stock of Taylor Morrison Inc., a portfolio company of Oaktree, in April 2013; as financial advisor to Charter Communications Inc., a portfolio company of Oaktree, with respect to the acquisition of Bresnan Broadband Holdings in July 2013; and as financial advisor to Tekni-Plex Inc., a former portfolio company of Oaktree, in connection with its sale in December 2013. We may also in the future provide investment banking services to the Company, Verso, Franklin and their respective affiliates and Apollo and Oaktree and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. (the “GS Funds”) currently own, in the aggregate, approximately 11.3% of the outstanding Shares. Eric D. Muller, a Managing Director of Goldman, Sachs & Co., is a director of the Company. In connection with the Transactions, the GS Funds have entered into, or may enter into, Amendment No. 1 to the NewPage Holdings Inc. Shareholders Agreement, a Voting Agreement (as defined in the Agreement), a Shareholder Release (as defined in the Agreement), and a Cooperation Agreement (as defined in the Agreement). Affiliates of Goldman, Sachs & Co. also may have co-invested with Apollo, Oaktree and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo or Oaktree from time to time and may do so in the future.

Board of Directors

NewPage Holdings Inc.

January 3, 2014

Page Four

In connection with this opinion, we have reviewed, among other things, the Agreement; the disclosure statement associated with the Company’s emergence from bankruptcy dated November 7, 2012; Annual Reports on Form 10-K of the Company for the years ended December 31, 2008, 2009 and 2010; the registration statement on Form 10 of the Company; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; Annual Reports on Form 10-K of Verso for the years ended December 31, 2008, 2009, 2010, 2011 and 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Verso; a summary actuarial analysis of the Company’s employee benefit plans relating to pension programs and other post-employment benefits prepared by an outside advisor to the Company (the “Employee Benefit Analysis”), a summary analysis of the Company’s net operating losses prepared by the management of the Company (the “Standalone NOL Analysis”) and a summary pro forma analysis of the expected net operating losses of the Company and Verso following the Transaction, prepared by the managements of the Company and Verso (the “Pro Forma Combined NOL Analysis”), in each case, as approved for our use by the Company; certain internal financial analyses and forecasts for the Company prepared by its management and certain analyses and forecasts for Verso pro forma for the Transaction, prepared by the managements of the Company and Verso, in each case, as approved for our use by the Company (the “Forecasts”); and certain cost savings (net of costs to achieve such savings) and operating synergies projected by the management of Verso to result from the Transaction, in each case as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company and Verso regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Verso and the strategic rationale for, and potential benefits of, the Transaction; reviewed the reported price and trading activity for shares of Verso Common Stock, Verso’s 11.75% Senior Secured Notes due 2019, Verso’s 11.75% Secured Notes due 2019 and Verso’s 8.75% Second Priority Senior Secured Notes due 2019; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies, the Standalone NOL Analysis and the Pro Forma Combined NOL Analysis have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Verso and, other than the Employee Benefit Analysis, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Verso or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Verso and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in

Board of Directors

NewPage Holdings Inc.

January 3, 2014

Page Five

connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Verso and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Verso Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Verso or the ability of the Company or Verso to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or act by written consent with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Verso and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights. (8 Del. Code § 262)

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or Exchange Offer Transactions contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or Exchange Offer Transactions contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

December 28, 2013

The Board of Directors of

Verso Paper Corp.

6775 Lenox Center

Court Suite 400

Memphis, TN 38115

Members of the Board of Directors:

We understand that Verso Paper Corp. (“Verso”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with NewPage Holdings Inc. (the “Company”) and Verso Merger Sub Inc. (“Merger Sub”), pursuant to which (i) the Company will pay to the holders of the outstanding common stock of the Company a dividend in the aggregate amount of $250 million minus certain amounts in respect of dividend equivalent rights of holders of restricted stock units of the Company and adjustments to, or payments to holders of, stock options of the Company as a result of such dividend and (ii) Verso will acquire 100% of the outstanding common stock of the Company by means of a merger of Merger Sub with and into the Company (the “Merger”) in exchange for consideration (the “Consideration”) equal to $650 million in principal amount of Verso first lien notes (“Verso Notes”) plus common stock of Verso representing 20% of (x) the outstanding common stock of Verso as of immediately prior to the Merger plus (y) the number of shares of common stock of Verso into which vested in-the-money stock options of Verso may be converted as of the execution of the Agreement, subject to a share consideration adjustment (the “Share Consideration Adjustment”) of common stock of Verso representing up to an additional 5% of the common stock of Verso, calculated as set forth above, payable if the Closing occurs after August 31, 2014 under the circumstances set forth in the Agreement (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms used herein and not defined have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, as of the date hereof, the Consideration to be paid by Verso in the Merger is fair, from a financial point of view, to Verso.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Verso that we deemed to be relevant;

(ii)	met with the management of Verso and the Chairman of the Board of the Company, and reviewed the financial prospects of both the Company and Verso on a stand-alone and pro forma combined basis;

(iii)	reviewed certain non-public projected financial data relating to the Company and Verso prepared and furnished to us by management of the Company and Verso, respectively;

(iv)	reviewed certain non-public historical and projected operating data relating to the Company and Verso prepared and furnished to us by management of the Company and Verso, respectively;

(v)	reviewed certain synergies projected by Verso management to result from the Transaction;

The Board of Directors of Verso Paper Corp.

December 28, 2013

(vi)	discussed the past and current operations, financial projections and current financial condition of the Company and Verso with the management of Verso (including their views on the risks and uncertainties of achieving such projections);

(vii)	compared the financial performance of the Company and Verso with those of certain publicly traded companies that we deemed relevant;

(viii)	compared the financial performance of the Company and Verso and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(ix)	reviewed the reported prices and historical trading activity of Verso’s outstanding debt securities and common stock;

(x)	considered the quoted share price for the Company’s common stock;

(xi)	reviewed a draft of the Agreement dated December 26, 2013; and

(xii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data referred to above prepared by the management of Verso, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Verso as to the future financial performance of the Company and Verso and other matters covered by the projections. With respect to the projected financial data referred to above prepared by the management of the Company, at your direction, we have not given weight to those data, which are more optimistic than the comparable projected financial data for the Company prepared by the management of Verso. We have relied, at your direction, without independent verification, upon the assessments of the projected synergies referred to above. We have assumed that there have been no material changes in the Company’s or Verso’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to us. We express no view as to any projected financial data or synergies relating to the Company or Verso or the assumptions on which such projected financial data or synergies are based. For purposes of our analysis and opinion, we have assumed that the value of the Verso Notes is equal to the face value thereof, that the Verso debt exchange offer to be effected in connection with the Transaction (the “Exchange Offer”) will be consummated on terms not materially less favorable to Verso than those reflected in the projected financial data prepared by the management of Verso, that no Share Consideration Adjustment will be payable, and that all stock options of Verso are out of the money for purposes of calculating the Consideration.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or Verso or the consummation of the Transaction or materially reduce the benefits to Verso of the Transaction. We have also assumed that the

The Board of Directors of Verso Paper Corp.

December 28, 2013

executed Agreement will not differ in any material respect from the draft Agreement dated December 26, 2013 reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company or Verso, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or Verso under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to Verso, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, holders of any other securities, creditors or other constituencies of the Company or Verso, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to Verso, nor does it address the underlying business decision of Verso to engage in the Transaction or in die financing transactions to be effected in connection therewith. In addition, we express no opinion at the price at which the Company or its assets could be sold in the future. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction. We are not legal, regulatory, accounting or tax experts, are not providing any legal, regulatory, accounting or tax advice to Verso, and have assumed the accuracy and completeness of assessments by Verso and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. We will also receive a fee upon consummation of the Merger. Verso has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, Evercore Group L.L.C. and its affiliates provided financial advisory services to Verso and have received the reimbursement of expenses in connection with the rendering of these services. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. Additionally, we will serve as Dealer Manager with respect to the Exchange Offer, for which we will receive a fee. We may provide financial or other services to Verso or the Company in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Verso, the Company and/or their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

The Board of Directors of Verso Paper Corp.

December 28, 2013

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Verso in the Merger is fair, from a financial point of view, to Verso.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ David Y. Ying
David Y. Ying
Senior Managing Director

ANNEX E

January 16, 2014

Boards of Directors

  Verso Paper Corp.

  NewPage Holdings Inc.

Ladies and Gentlemen:

Murray, Devine & Co., Inc. (“Murray Devine”) is furnishing this opinion at the request of Verso Paper Corp. (the “Company”) and NewPage Holdings Inc. (“NewPage”) and their respective Boards of Directors (collectively, the “Boards”) in connection with the Company’s proposed acquisition of NewPage and the related financing (the “Transaction”) as described in the Project Renaissance Presentation to NewPage Board of Directors dated November 25, 2013 (the “Presentation”). The Transaction was entered into pursuant to the Agreement and Plan of Merger by and among Verso Paper Corp., Verso Merger Sub Inc. and NewPage Holdings Inc., dated January 3, 2014 (the “Merger Agreement”). This opinion is the “Solvency Opinion” referred to in the engagement letter between the Company, NewPage and Murray Devine dated December 13, 2013.

This opinion is being rendered solely for the benefit of the Company, NewPage and the Boards, is to be used by them only as additional third party support for their own due diligence procedures and may not be relied upon by or distributed to any other party; provided, however, that the Company, NewPage and the Boards may share non-reliance information copies of this opinion with their respective accountants and other outside advisors to the extent required for their engagement in connection with the Transaction.

Transaction Assumptions

On January 6th, 2014, the Company and NewPage announced that they entered into a definitive agreement under which the Company will acquire NewPage. Under the terms of the Transaction NewPage’s equity holders will receive total cash and debt consideration of $900 million, consisting of $250 million in cash, most of which will be paid to NewPage stockholders as a special dividend prior to closing and the remainder paid at closing, and $650 million of new Verso first lien notes (the “First Lien Notes”) to be issued at closing. NewPage’s equity holders also will receive shares of the Company’s common stock representing approximately 20% of the outstanding shares of the Company immediately prior to closing.

The Commitment Letter dated January 3, 2014 (the “Commitment Letter”) for the $750 million Senior Secured Term Loan Facility (the “Term Loan Facility”) and the $350 million Senior Secured Asset-Based Revolving Facility (the “Revolving Facility” and together with the Term Loan Facility, the “New Credit Facilities”) is among Verso Paper Holdings LLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Barclays and UBS AG, Stamford Branch. The Term Loan Facility will be used to pay the cash portion of the merger consideration and to refinance NewPage Corporation’s, an indirect wholly-owned subsidiary of NewPage, existing $500 million term loan prior to closing and the proceeds from the Revolving Facility will be used to fund the refinancing of the existing NewPage Corporation ABL Facility, to provide working capital and for general corporate purposes, to pay fees and expenses related to the Transaction, provided that the amount of loans and

Boards of Directors of

Verso Paper Corp.

NewPage Holdings Inc.

January 16, 2014

letters of credit incurred under the Revolving Facility shall not exceed $150 million. NewPage Corporation will be the borrower under the New Credit Facilities. With respect to the New Credit Facilities, unless defined herein all terms are defined in the Commitment Letter.

The final maturity of the Term Loan Facility will be seven years and will be payable commencing on the first quarter after the eighteen month anniversary of the Term Loan Facility closing based on quarterly installments in an aggregate annual amount of 5% of the original principal amount with the balance payable on the maturity date of the facility. It will also be subject to certain voluntary and mandatory prepayments. Interest will be at the option of the Borrower at Adjusted LIBOR plus 7.0% or ABR plus 6.0%.

The final maturity of the Revolving Facility will be five years from the ABL Facility Closing Date. It will also be subject to certain voluntary and mandatory prepayments. Interest will be at the option of the Borrower at Adjusted LIBOR plus 2.0% or ABR plus 1.0%. The Applicable Margin is subject to Changes in the Applicable Margin as outlined in the Commitment Letter. The New Credit Facilities will be guaranteed and secured as outlined in the Commitment Letter.

The First Lien Notes will be issued under that certain indenture among Verso Paper Holding LLC and Verso Paper Inc. as Issuers, and the Guarantors named therein with Wilmington Trust National Association, as Trustee which is yet to be dated (the “Indenture”). The First Lien Notes will bear interest at the rate of 11.75% and will be paid semi-annually on each January 15th and July 15th of each year and will be due 2019. They may be redeemed prior to maturity based on stated redemption prices in the Indenture.

On May 4, 2012, Verso Paper Holdings LLC entered into new revolving credit facilities consisting of a $150.0 million asset based loan facility and a $50.0 million cash-flow facility. The revolving credit facilities were used to repay the outstanding indebtedness under a prior $200.0 million revolving credit facility and is used to provide ongoing working capital and for other general corporate purposes. The indebtedness under the revolving credit facilities bears interest at a floating rate based on a margin over a base rate or euro-currency rate. The indebtedness under the asset based loan facility and related guarantees are secured by first-priority security interests, subject to permitted liens, in substantially all of Verso Paper Holdings LLC’s, Verso Paper Finance Holdings LLC’s, and the subsidiary guarantors’ inventory and accounts receivable, and second-priority security interests, subject to permitted liens, in substantially all of their other assets. The indebtedness under the cash flow facility and related guarantees are secured, pari passu with the 11.75% senior secured notes due 2019 and related guarantees, by first priority security interests in certain collateral. The revolving credit facilities will mature on May 4, 2017, with certain exceptions.

On March 21, 2012, Verso Paper Holdings LLC issued $345.0 million aggregate principal amount of 11.75% Senior Secured Notes due 2019. The notes bear interest, payable semi-annually, at the rate of 11.75% per year. The notes are guaranteed jointly and severally by each of Verso Paper Holdings LLC’s subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Paper Holdings LLC and the guarantors, respectively. The indebtedness under the notes and related guarantees are secured, pari passu with the previously described cash flow facility and related guarantees, by first-priority security interests in certain collateral. The notes will mature on January 15, 2019, provided, however, that, if as of 45 days prior to the maturity dates of the 11.375% senior subordinated Notes due 2016, more than $100 million of such senior subordinated notes remains outstanding, the notes will mature on that day.

Boards of Directors of

Verso Paper Corp.

NewPage Holdings Inc.

January 16, 2014

On May 11, 2012, Verso Paper Holdings LLC issued $271.6 million aggregate principal amount of 11.75% Secured Notes due 2019. The notes bear interest, payable semi-annually, at the rate of 11.75% per year. The notes are guaranteed jointly and severally by each of Verso Paper Holdings LLC’s subsidiaries, subject to certain exceptions, and the notes and guarantees are senior secured obligations of Verso Paper Holdings LLC and the guarantors, respectively. The notes and related guarantees are secured by security interests, subject to permitted liens, in substantially all of Verso Paper Holdings LLC’s and the guarantors’ tangible and intangible assets. The security interests securing the notes rank junior to those securing the obligations under the previously describer asset based loan, cash flow facility, and the 11.75% Senior Secured Notes due 2019. The notes will mature on January 15, 2019.

In connection with the Transaction two of the Company’s wholly owned subsidiaries, Verso Paper Holdings LLC and Verso Paper Inc., will commence offers to exchange new Second Priority Adjustable Senior Secured Notes (the “New Second Lien Notes”) and new Adjustable Senior Subordinated Notes (the “New Subordinated Notes”) for any and all of their outstanding 8.75% Second Priority Secured Notes due 2019 (the “Old Second Lien Notes”) and 11 3/8% Senior Subordinated Notes due 2016 (the “Old Subordinated Notes”) (collectively the “Debt Exchange”).

Prior to the consummation of the Transaction, the New Second Lien Notes will have substantially the same terms as he Old Second Lien Notes: the New Second Lien Notes will have their original principal amount of $396 million, will bear interest at 8.75% per annum, will mature on February 1, 2019, and will be governed by covenants that are substantially the same as the covenants governing the Old Second Lien Notes. If the Transaction does not occur, the New Second Lien Notes will retain their original principal amount and these same terms. Upon the consummation of the Transaction, (a) the principal amount of the outstanding New Second Lien Notes will be adjusted such that a holder of $1,000 principal amount of New Second Lien Notes immediately prior to the Transaction will hold $470 principal amount of New Second Lien Notes immediately following the Transaction, (b) the maturity date of the New Second Lien Notes will be extended to August 1, 2021, (c) the interest rate will be adjusted such that the New Second Lien Notes will bear interest at the rate of 10% per annum from and after the date of the consummation of the Transaction, (d) the optional redemption provisions will be amended, and (e) the New Second Lien Notes will thereafter be governed by different covenants.

Prior to the consummation of the Transaction, the New Subordinated Notes will have substantially the same terms as the Old Subordinated Notes: the New Subordinated Notes will have their original principal amount of $142.5 million, will bear interest at 11 3⁄8% per annum, will mature on August 1, 2016, and will be governed by covenants that are substantially the same as the covenants governing the Old Subordinated Notes. If the Transaction does not occur, the New Subordinated Notes will retain their original principal amount and these same terms.

Upon the consummation of the Transaction, (a) the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $570 principal amount of New Subordinated Notes immediately following the Merger, (b) the maturity date of the New Subordinated notes will be extended to August 1, 2022, (c) the interest rate will be adjusted such that the New Subordinated Notes will bear interest at the rate of 11.5% per annum from and after the date of the consummation of the Merger, (d) the optional redemption provisions will be amended, and (e) the New Subordinated Notes will thereafter be governed by different covenants.

Boards of Directors of

Verso Paper Corp.

NewPage Holdings Inc.

January 16, 2014

The New Second Lien Notes and the New Subordinated Notes will be guaranteed by the wholly owned domestic restricted subsidiaries of Verso Paper Holdings LLC that guarantee its credit facilities. After the Transaction, the New Second Lien Notes and the New Subordinated Notes also will be guaranteed by NewPage but not its subsidiaries.

We have been provided with an estimated Pro Forma Closing Balance Sheet of the Company (the “Pro Forma Balance Sheet”) which has been prepared by management of the Company. The Pro Forma Balance Sheet indicates that the Company’s capitalization after giving effect to the Transaction and related financings, will be comprised of $484.5 million of current liabilities, $2,675.0 million of long-term debt, other long-term liabilities of $614.7 million and stockholders’ deficit of $341.6 million. Management of the Company has informed us that the foregoing amounts were determined in accordance with generally accepted accounting principles (“GAAP”) and do not necessarily reflect fair market value. Management of the Company has represented that the capitalization indicated on the Pro Forma Balance Sheet will not be materially different than the Company’s capitalization on the expected closing date after giving effect to the Transaction.

Definitions, Analyses and Procedures

Murray Devine has been requested to provide its opinion stating whether on the closing date of the Transaction (the “Closing Date”) after giving effect to the Transaction:

a)	the fair value and present fair saleable value of the assets of the Company and its subsidiaries (on a consolidated basis) exceed their total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities);

b)	the Company and its subsidiaries (on a consolidated basis) have the ability to pay their debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured or due in the normal or usual course of business; and

c)	the Company and its subsidiaries (on a consolidated basis) do not have an unreasonably small amount of capital with which to conduct their business as a going concern.

As used in this opinion, the following words and phrases have the following meanings:

“fair value” – The total amount at which the assets of the Company and its subsidiaries, on a consolidated basis, would likely sell as part of a going concern and for continued use as part of a going concern, within a commercially reasonable period of time, between one or more willing buyers and a willing seller with neither party being under any compulsion to buy or sell and with all parties having reasonable knowledge of all facts.

“present fair saleable value” – The price that could be obtained for the assets of the Company and its subsidiaries, on a consolidated basis, by an independent willing seller from an independent willing buyer with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

“assets of the Company” – All assets of the Company and its subsidiaries on a consolidated basis. Such assets shall include all current assets, all fixed assets such as property, plant and equipment and all intangible assets including contracts, tradenames, trademarks, databases, mailing lists, backlog, licenses, patents and other intangible assets including those in the nature of goodwill and going concern value.

Boards of Directors of

Verso Paper Corp.

NewPage Holdings Inc.

January 16, 2014

“liabilities (including contingent, subordinated, unmatured and unliquidated liabilities)” – These include (i) the pro forma debts and liabilities of the Company and its subsidiaries on a consolidated basis, including all fees, expenses and the principal amount of indebtedness incurred in connection with the Transaction and the amount of indebtedness outstanding immediately after the Transaction and (ii) the Company’s and its subsidiaries’ (on a consolidated basis) estimated amount of reasonably anticipated liabilities that may result from contingencies, which liabilities may or may not meet the criteria for accrual under FASB Accounting Standards Codification Topic 450, Contingencies (“ASC 450”) and, therefore, may not be included in liabilities under GAAP, including a) threatened or pending litigation, asserted claims and assessments, guarantees, and other contingent liabilities such as employee benefit plan liabilities relating to retiree benefits identified to us by responsible officers of the Company, and b) contingent liabilities relating to environmental matters identified to us by responsible officers of the Company.

The procedures we have undertaken in the preparation of this opinion have consisted solely of the following:

1.	Review of the Presentation.

2.	Review of the Merger Agreement.

3.	Review of the Verso/NewPage 5-Year Model Base Case Projections/Bifurcated Case/Synergies of $175 million as provided by Apollo Global Management comprised of income statements and balance sheet and cash flow information prepared on a pro forma basis for the Transaction by management of the Company (the “Projections”) and communications with officials of the Company responsible for financial and accounting matters regarding the Projections and the assumptions on which the Projections are based.

4.	Review of the Verso & NewPage – Summary of Certain Debt Covenants PWRW&G LLP Draft 9/26/13.

5.	Review of the NewPage – Preliminary Environmental, Health and Safety Due Diligence Review (consolidated findings) dated November 8, 2013 prepared by O’Melveny & Meyers LLP.

6.	Review of the Project Napa Preliminary Due Diligence Key Issues List prepared by Kirkland & Ellis LLP Draft November 20, 2013.

7.	Review of the Project Napa Due Diligence report prepared by PriceWaterhouseCoopers draft November 19, 2013.

8.	Review of the IBISWorld Industry report 32212 Paper Mills in the U.S. report dated October 2013, and related statistics in IBISWorld’s Coated and Laminated Paper Manufacturing in the U.S. and Paper Mills in the U.S.

9.	Review of the Commitment Letter dated January 3, 2014, for the $750,000,000 Senior Secured Term Loan Facility and the $350,000,000 Senior Secured Asset-Based Revolving Facility to be entered into in connection with the Transaction (the “Commitment Letter”).

10.	Review of the Fee Letter dated January 3, 2014, for the $750,000,000 Senior Secured Term Loan Facility and the $350,000,000 Senior Secured Asset-Based Revolving Facility.

11.	Review of the Verso Paper Holdings LLC and Verso Paper Inc. as Issuers, and the Guarantors named therein 11.75% Senior Secured Notes due 2019 Indenture draft dated December 18, 2013, Wilmington Trust, National Association, as Trustee (the “Indenture”).

Boards of Directors of

Verso Paper Corp.

NewPage Holdings Inc.

January 16, 2014

12.	Review of the bridge facility letter dated draft of December 20, 2013, regarding the proposed sale by Vail Paper Corp. of the Bucksport Power Island and the Androscoggin Hydro Facilities.

13.	Review of the press release issued by the Company on the Transaction dated January 6, 2014.

14.	Review of the press release issued by the Company on the Debt Exchange dated January 6, 2014.

15.	Review of the NewPage third quarter earnings release dated November 7, 2013.

16.	Review of the NewPage Form 10-Q for the quarterly period ended September 30, 2013.

17.	Review of the NewPage Q3 2013 Earnings presentation dated November 8, 2013.

18.	Review of the Company’s Form 10-K for the period ended December 31, 2012.

19.	Review of the Company’s fourth quarter and year-end 2012 results press release dated March 7, 2013.

20.	Review of the Company’s Form 10-Q for the period ended September 30, 2013.

21.	Review of the Company’s third quarter 2013 press release dated November 7, 2013.

22.	Review of trading prices of the Company’s and NewPage’s traded debt.

23.	Communications with officers of the Company and NewPage who have responsibility for financial and accounting matters regarding:

a)	whether they were aware of any material liabilities or loss contingencies that are required to be accrued or disclosed by ASC 450 or that would be material to the Company and NewPage and their subsidiaries on a consolidated basis whether or not required to be disclosed under ASC 450, or any unasserted claims or assessments that their legal counsel has advised them are probable of assertion and must be disclosed in accordance with ASC 450, and

b)	whether they were aware of any events or conditions that, as of the date thereof, would cause the Company and NewPage and their subsidiaries, on a consolidated basis after giving effect to the consummation of the Transaction and related financings, not to be solvent.

24.	Interviews with individuals responsible for the management of the Company and NewPage for the purpose of reviewing their operations and reviewing such operations in terms of their past operating results, markets served and their ability to attain operating results consistent with the Projections.

25.	Interviews with the management of the Company and New Page to discuss their assertions concerning contingent liabilities that are not recorded in the historical financial statements or the Projections.

26.	Interviews with individuals responsible for the legal affairs of the Company and NewPage regarding any litigation to which the Company and NewPage or their subsidiaries are currently a party and any claims or causes of action which may be probable of legal assertion against them which would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and NewPage and their subsidiaries, on a consolidated basis. We further discussed whether the Company and NewPage or any of their subsidiaries are currently involved in, or are expected to be involved in, any investigation or enforcement action by any governmental body which may result in the imposition of any sanctions,

Boards of Directors of

Verso Paper Corp.

NewPage Holdings Inc.

January 16, 2014

fines or penalties, the effect of which could have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and NewPage and their subsidiaries on a consolidated basis.

27.	Preparation of a valuation of the Company and its subsidiaries based on the foregoing information using current standards of valuation including the comparable market multiple, comparable market sales and discounted free cash flow approaches as a going concern after giving effect to the Transaction and related financings.

Other than the foregoing specified procedures, we have not made any independent investigation in our preparation of this opinion.

Assumptions, Limitations and Conclusion

This opinion is a financial opinion only and is expressly qualified by the scope of the procedures outlined in the Definitions, Analyses and Procedures section above. We make no representations regarding questions of law and expressly disclaim that it be construed in any way as a legal opinion. Without limiting the foregoing, we have assumed good title to the assets of the Company and NewPage, and have made no inspection of those assets for the purpose of determining the value of such assets or any other purpose.

This opinion is delivered to each recipient subject to the understanding that the obligations of Murray Devine in connection with this opinion and the Transaction are solely corporate obligations and no officer, director, employee, agent, shareholder or controlling person of Murray Devine shall be subjected to any personal liability whatsoever in connection with this opinion.

In preparing this opinion, we have relied upon data, material, projections and other information furnished to us orally and in writing by the Company and others as well as upon information contained in publicly available reports and statements. We do not assume responsibility for the accuracy of such data, material, projections and other information and we have relied upon it without independent verification. Specifically with regard to the Projections and the other forward looking information contained in the Presentation, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company of the future operating and financial performance of the Company and its subsidiaries on a consolidated basis after giving effect to the Transaction. We have further assumed that there has been no material adverse change in the assets, financial condition, business or prospects of the Company or NewPage (together with their respective subsidiaries on a consolidated basis) since the date of the financial information contained in the Presentation.

This opinion is based on business, financial, economic, market and other conditions as in effect on, and the information made available to us by or on behalf of the Company as of the date hereof. We have no obligation to update or revise this opinion for any events or developments occurring subsequent to the date hereof. This opinion is also delivered with the explicit understanding that it is based on current standards of valuation and assessment and that standards of valuation and assessment may change in the future. We disclaim any responsibility for any impact any such changes may have on the valuation or assessment of the Company described in this opinion. Except as contemplated by the financial information in the Presentation and

Boards of Directors of

Verso Paper Corp.

NewPage Holdings Inc.

January 16, 2014

Projections, and assuming the NewPage debt is refinanced in accordance with the Commitment Letter (including the flex terms thereof), assuming Verso issues the First Lien Notes, and assuming the Debt Exchange is successfully executed, future events which may change the current or projected value of the Company have not been factored into the analysis used in our preparation of this opinion.

We call to your attention that management of the Company has prepared Projections that do not reflect the repayment of the Company’s borrowings when due. Management believes that the amounts due at the time the borrowings are required to be redeemed will be repaid through a new financing, merger, sale of assets, cash from operations and/or sale of the Company’s common equity or other securities. In rendering this opinion we have assumed that all amounts then outstanding will be repaid by the Company at the time of maturity through a new financing, merger, sale of assets, cash from operations and/or sale of the Company’s common equity or other securities. We offer no opinion as to the ability of the Company to pay such amounts or otherwise raise funds in a timely manner or that the proceeds therefrom will be sufficient to make all such payments when due.

Based solely upon the foregoing and subject to the limitations and qualifications set forth in this letter, we are of the opinion that on the closing date after giving effect to the Transaction:

a)	the fair value and present fair saleable value of the assets of the Company and its subsidiaries (on a consolidated basis) exceed their total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities);

b)	the Company and its subsidiaries (on a consolidated basis) have the ability to pay their debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured or due in the normal or usual course of business; and

c)	the Company and its subsidiaries (on a consolidated basis) do not have an unreasonably small amount of capital with which to conduct their business as a going concern.

Very truly yours,

MURRAY, DEVINE & CO., INC.

ANNEX F

EXECUTION COPY

LOCK-UP SIDE LETTER

THIS LOCK-UP SIDE LETTER (this “Agreement”) is made and entered into as of January 3, 2014, by and between Apollo Global Management, LLC (“Apollo”) and NewPage Holdings Inc. (“NewPage”), a Delaware corporation. Each capitalized term used but not otherwise defined herein has the respective meaning ascribed to such term in the Agreement and Plan of Merger, dated as of the date hereof, by and among Verso Paper Corp., a Delaware corporation, Verso Merger Sub Inc., a Delaware corporation, and NewPage (the “Merger Agreement”).

In connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, each of the parties hereto hereby agrees as follows:

1. Apollo hereby acknowledges and agrees that, beginning on the date hereof and ending on the earlier of (x) termination of the Merger Agreement or (y) the Closing, (i) without the consent of NewPage, it shall not, and it shall cause its Affiliates (Apollo and each such Affiliate, a “Securityholder”) not to, (A) sell, offer to sell, purchase, offer to purchase, contract or agree to purchase or sell, hypothecate, transfer, pledge, grant any option to purchase, or otherwise purchase or dispose of or agree to purchase or dispose of, directly or indirectly, any portion of Verso First Lien Notes, Verso 1.5 Lien Notes, Verso Junior Notes, Parent Common Stock or any other debt or equity securities of Verso Paper Corp. or any of its Subsidiaries (collectively, the “Securities”), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Securities, whether any such transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B), and (ii) it shall, and shall cause the other Securityholders, in each case of Apollo and the other Securityholders to the extent such Persons own Securities, to, (X) tender any and all Verso Junior Notes owned by such Securityholder in the Exchange Offers, (Y) provide consent to the transactions contemplated by the Consent Solicitations and (Z) use reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, all things necessary and advisable, in each case as requested by NewPage, in furtherance of the consummation of the Exchange Offers and Consent Solicitations.

2. Notwithstanding the provisions of paragraph 1, above, any Securityholder may transfer any or all of its Securities:

(a)	to an Affiliate of such Securityholder; or

(b)	to any partner, stockholder, or member of such Securityholder.

provided, however, that, in the case of the foregoing clauses (a) through (b), any such permitted transferee that is not an Affiliate of Apollo becomes bound by the transfer restrictions, obligation to tender, and forfeiture provisions contained herein by executing a joinder to this Agreement, a form of which is attached hereto as Annex A.

3. Following the earlier of (i) the termination of the Merger Agreement and (ii) the Closing, each Securityholder may sell Securities.

4. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions

F-1

contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

5. No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party’s respective successors, heirs, personal representatives and assigns.

6. This Agreement shall terminate and be of no further force and effect upon the earliest of (i) the termination of the Merger Agreement and (ii) the Closing.

7. Except for specific performance, the Securityholders shall not be liable, directly or indirectly, for any losses arising out of this Agreement; provided, however, that Parent shall be liable for any willful and material breach of this Agreement by the Securityholder(s), and any award for money damages arising out of this Agreement shall not exceed under any circumstances $27,000,000 in the aggregate netted against any money damages paid by Parent for damages arising out of any other agreement that any Affiliate of Parent is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any Parent Termination Fee).

8. The provisions of Sections 9.3, 9.4, 9.5, 9.8, 9.11, 9.12 and 9.14 of the Merger Agreement shall apply, mutatis mutandis, to this Agreement, and, together with Section 7.3(e), are hereby expressly incorporated by reference with the same force and effect as if set forth herein.

9. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To the Company:

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Attention: General Counsel

Facsimile: (937) 242-9329

with copies to (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Telecopy: (212) 558-3588

Attention: Joseph Frumkin and Melissa Sawyer

To Apollo:

Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Telecopy: (212) 515-3288

Attention: Scott Kleinman and General Counsel

F-2

with copies to (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Taurie M. Zeitzer

    Joshua Kogan

Facsimile: (212) 446-6460

E-mail: taurie.zeitzer@kirkland.com

joshua.kogan@kirkland.com

* * * * *

F-3

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

APOLLO GLOBAL MANAGEMENT, LLC

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Vice President

NEWPAGE HOLDINGS INC.

By:	/s/ Mark Angelson
Name:	Mark Angelson
Title:	Chairman

F-4

Annex A

Securityholder Joinder Agreement

Pursuant to the Lock-Up Side Letter, dated as of January 3, 2014, by and among each the parties thereto (as the same may be amended or modified from time to time, the “Lock-Up Side Letter”), the undersigned hereby agrees to be bound by the terms, conditions and other provisions of the Lock-Up Side Letter,. Execution and delivery of this Securityholder Joinder Agreement by the undersigned shall also constitute execution and delivery by it of the Lock-Up Side Letter, without further action of any party.

This is the joinder referred to in the Lock-Up Side Letter. Capitalized terms used but not defined in this Securityholder Joinder Agreement shall have the meanings assigned to them in the Lock-Up Side Letter,.

This Securityholder Joinder Agreement shall be construed and enforced in accordance with and governed by the law of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. This Securityholder Joinder Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Securityholder Joinder Agreement as of the date written below.

By:
Name:
Title:
Address:

Facsimile:
Email:

Date:

F-5

ANNEX G

Execution Version

January 3, 2014

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Verso Paper Corp.

Verso Merger Sub Inc.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Re:	Agreement and Plan of Merger by and among Verso Paper Corp. (“Parent”), Verso Merger Sub Inc. (“Merger Sub”) and NewPage Holdings Inc. (the “Company”), dated as of the date hereof (the “Merger Agreement”)

As a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, Verso Paper Investments LP and Apollo Global Management, LLC (each, only to the extent applicable to such party with respect to the relevant Apollo Filings that such party is required to file under applicable Law, the “Verso Stockholders”) hereby agree to:

(i) make the following filings, or where appropriate join the corresponding Parent filings as a co-filing party, (the “Apollo Filings”) on or prior to such date that Parent is required to make its corresponding filings in connection with the transactions contemplated by the Merger Agreement: (1) any required filings related to the approval as a takeover of a holding company under Wis. Stat. s. 196.795(3); (2) any required filings related to the approval as a reorganization of Consolidated Water Power Company, a public utility, under Wis. Stat. s. 196.79; (3) any required filings related to the approval of the Nuclear Regulatory Commission, Maryland Department of the Environment, Radiological Health Program, Minnesota Department of Health, Radioactive Materials Unit, State of Wisconsin, Department of Health Services, Radioactive Materials Program, Maine Radiation Control Program, Division of Environmental Health, Commonwealth of Kentucky, Division of Public Health Protection & Safety, Radiation Health Branch, in each case for Consent to Indirect Change of Control with respect to Radiological Materials Licenses; (4) any required filings related to the approval of the Federal Communications Commission for the transferring of control of Federal Communications Commission-issued licenses or permits under Section 310(d) of the Communications Act of 1934, as amended, 47 U.S.C. § 310(d); (5) a Notification and Report Form (with all required submissions in connection therewith) under the HSR Act; and (6) any filings that are required to be made under any competition law similar to the HSR Act in any other jurisdiction;

(ii) promptly provide responses to any Governmental Entity’s requests for additional information or documents in connection with the Apollo Filings;

(iii) subject to applicable Law and the instructions of any Governmental Entity, keep the parties to the Merger Agreement apprised of the status of the Apollo Filings, including promptly furnishing the parties to the Merger Agreement with copies of notices or other communications received by such Verso Stockholder or any Person who manages or controls a Verso Stockholder from any Governmental Entity with respect to the Apollo Filings;

(iv) permit counsel for the parties to the Merger Agreement a reasonable opportunity to review in advance, and consider in good faith the views of the parties to the Merger Agreement in connection with, any proposed written communication to any Governmental Entity in connection with the Apollo Filings;

(v) not participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Apollo Filings unless it consults with the parties to the Merger

Agreement in advance and, to the extent not prohibited by such Governmental Entity, gives the parties to the Merger Agreement or their respective outside counsel the opportunity to attend and participate;

(vi) at the reasonable request of either party to the Merger Agreement upon reasonable advance notice, cause its Representatives to participate in any meeting, discussion, hearing or deposition with or before any Governmental Entity to the extent related to the Apollo Filings; and

(vii) with respect to items (1) through (2) of the definition of Apollo Filings, if required by an applicable Wisconsin Governmental Entity, the Verso Stockholders shall directly enter into, or cause their Subsidiaries to directly enter into, as applicable, undertakings to such Wisconsin Governmental Entity that are the same as the undertakings entered into by the Company and its Affiliates to such Wisconsin Governmental Entity in connection with the Company’s acquisition of Stora Enso North America, Inc. and Consolidated Water Power Company, which undertakings are set forth in the final decision of the Public Service Commission of Wisconsin dated December 11, 2007, which decision is set forth on Exhibit A.

The obligations of each of the Verso Stockholders under this letter agreement shall expire on the earlier of (i) receipt of all required approvals from the Governmental Entities referred to in paragraph (i); (ii) the waiver by the parties to the Merger Agreement of the conditions set forth in Section 6.1(c) and Section 6.1(d) with respect to the approvals of the Governmental Entities set forth in paragraph (i) of this letter agreement; and (iii) the termination of the Merger Agreement in accordance with its terms.

The terms and provisions of Sections 9.3, 9.4, 9.5, 9.8, 9.9, 9.12, 9.13 and 9.15 of the Merger Agreement shall apply, mutatis mutandis, to this Agreement, and, together with Section 7.3(e), are hereby expressly incorporated by reference with the same force and effect as if set forth herein.

Except for specific performance, the Verso Stockholders shall not be liable, directly or indirectly, for any losses arising out of this Agreement; provided, however, that Parent shall be liable for any willful and material breach of this letter agreement by the Verso Stockholders, and any award for money damages arising out of this letter agreement shall not exceed under any circumstances $27,000,000 in the aggregate netted against any money damages paid by Parent for damages arising out of any other agreement that any Affiliate of Parent is a party to in connection with the transactions contemplated by the Merger Agreement, or the Merger Agreement (together with any Parent Termination Fee).

Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Signatures are on the following pages.

VERSO PAPER INVESTMENTS LP

By:	Verso Paper Investments Management LLC
Its:	General Partner

By:	/s/ Scott Kleinman

Name:	Scott Kleinman
Title:	President

APOLLO GLOBAL MANAGEMENT, LLC

By:	/s/ Laurie Medley

Name:	Laurie Medley
Title:	Vice President

ACCEPTED AND AGREED TO:

VERSO PAPER CORP.

By:	/s/ David Paterson

Name:	David Paterson
Title:	President and Chief Executive Officer

VERSO MERGER SUB INC.

By:	/s/ David Paterson

Name:	David Paterson
Title:	President and Chief Executive Officer

NEWPAGE HOLDINGS INC.

By:	/s/ Mark Angelson

Name:	Mark Angelson
Title:	Chairman

Exhibit A

See attached.

ANNEX H

Execution Copy

January 3, 2014

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, OH 45342

Verso Paper Corp.

Verso Merger Sub Inc.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115-4436

Re:	Agreement and Plan of Merger by and among Verso Paper Corp. (“Parent”), Verso Merger Sub Inc. (“Merger Sub”) and NewPage Holdings Inc. (the “Company”), dated as of January 3, 2014 (the “Merger Agreement”)

Ladies and Gentlemen:

As a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, Parent shall, prior to the Effective Time, extend an offer to one (1) member of the Board of Directors of the Company who is willing to serve and who has prior senior executive-level experience in the pulp, paper and packaging manufacturing industries to serve on Parent’s Board of Directors for at least one full three-year term after the Effective Time. Promptly after the Effective Time, if such individual agrees to serve as a director of Parent and meets the criteria set forth in Parent’s Corporate Governance and Nominating Committee Charter, Parent shall use its reasonable best efforts to cause such individual to be appointed to Parent’s Board of Directors and, subject to fiduciary obligations under applicable law, Parent shall use its reasonable best efforts to cause such individual to be elected as a director of Parent at the first annual meeting of stockholders of Parent with a proxy mailing date after the Effective Time.

The obligations of Parent under this letter agreement shall expire upon the termination of the Merger Agreement in accordance with its terms.

The terms and provisions of Section 9.4 and Section 9.5(a) of the Merger Agreement are hereby expressly incorporated by reference with the same force and effect as if set forth herein. Except for specific performance, Parent shall have no liability hereunder for breach of this letter agreement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Signatures are on the following page.

H-1

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

VERSO PAPER CORP.

By:	/s/ David Paterson

Name: Title:	David Paterson President and Chief Executive Officer

NEWPAGE HOLDINGS INC.

By:	/s/ Mark Angelson

Name: Title:	Mark Angelson Chairman

H-2

ANNEX I

FORM OF COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of                     , by and among Verso Paper Corp., a Delaware corporation (“Parent”), and each of the entities or individuals that has executed an instrument signifying its agreement to be bound by the terms and conditions of this Agreement (each such entity and individual, a “Noteholder”) substantially in the form of Annex A hereto (the “Joinder”) on or after the date hereof. Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Agreement and Plan of Merger, dated as of January 3, 2014, by and among Parent, Verso Merger Sub Inc., a Delaware corporation, and NewPage Holdings Inc., a Delaware corporation (the “Merger Agreement”).

In connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, each of the parties hereto hereby agrees as follows:

1. During the period beginning on the Closing Date and ending on the date that is twenty four (24) months following the Closing Date (the “Demand Rights Period”), upon the request of Noteholders holding at least 20% of the aggregate principal amount of Verso First Lien Notes constituting Note Consideration (a “Noteholder Demand”), Parent shall use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Subsidiaries, directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives to use reasonable best efforts to provide, in connection with the sale of the Verso First Lien Notes constituting Note Consideration, all reasonable cooperation requested by such Noteholders, including participating in a reasonable and customary number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with prospective investors, making available for inspection all pertinent financial and other records, pertinent corporate documents and properties of Parent, and providing all information reasonably requested by any selling Noteholders or underwriters or initial purchasers (or any of their respective attorneys, accountants or consultants) in connection with an offering under this Section 1 (provided that the foregoing is subject in all respects to the recipients of any such information executing a customary confidentiality agreement in form and substance reasonably satisfactory to Parent), and will, as expeditiously as possible, use its reasonable best efforts to facilitate the offering, in compliance with applicable laws, of Verso First Lien Notes constituting Note Consideration in one or more transactions, which may be exempt from the registration requirements of the Securities Act or registered under the Securities Act, at the reasonable discretion of Parent after consultation with Noteholders holding at least 20% of the aggregate principal amount of Verso First Lien Notes constituting Note Consideration, including the entry by Parent into registration rights agreements (if applicable), purchase agreements and other agreements and the obtaining of opinions, comfort letters and other closing documents, in each case consistent with Parent’s past practices in connection with prior offerings of debt securities of Parent, including, for the avoidance of doubt, indemnification provisions in favor of selling Noteholders in connection with any such marketed offering on the same basis as granted to the initial purchasers or underwriters in such offering; provided, however, that Parent shall not be required to comply with more than one Noteholder Demand in any six-month period or more than four Noteholder Demands in total during the Demand Rights Period. Upon receipt of a Noteholder Demand, Parent will promptly give written notice of such Noteholder Demand to all other Noteholders, who shall be entitled to participate (on a pro rata basis in accordance with the aggregate principal amount of Verso First Lien Notes constituting Note Consideration owned by such Noteholders) in the offering that is subject to such Noteholder Demand, provided such Noteholders so request in writing to Parent within ten (10) days following the delivery of such notice. Each Noteholder participating in any offering shall be required to deliver all information and documents reasonably requested by Parent or the underwriters or initial purchasers to facilitate the offering. Any Verso First Lien Notes constituting Note Consideration requested to be included in such Noteholder Demand shall be included in such offering; provided, however, that if, in the judgment of the managing underwriter(s) or initial purchaser(s) of the offering, all such Verso First Lien Notes constituting Note

Consideration requested to be included cannot be so included, the Verso First Lien Notes constituting Note Consideration of each Noteholder delivering a Noteholder Demand or requesting to participate will be included in such offering, as nearly as practicable, pro rata in accordance with the aggregate principal amount of Verso First Lien Notes constituting Note Consideration owned by such Noteholder. Noteholders holding at least 20% of the aggregate principal amount of Verso First Lien Notes constituting Note Consideration will have the right to select the managing underwriters or initial purchasers for any offering pursuant to this Section 1, subject to Parent’s approval which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Parent makes no representation and has no liability in respect of the price at which such Verso First Lien Notes constituting Note Consideration are sold in such offering. The parties hereto agree that irreparable damage would occur if this Section 1 were not performed in accordance with the terms hereof and that the parties shall be entitled to apply to any court of law or equity of competent jurisdiction for an injunction or injunctions to prevent breaches of this Section 1 or to enforce specifically the performance of the terms and provisions hereof without proof of damages or otherwise in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

2. Parent covenants that it will file the reports required to be filed by it under the Exchange Act (or, if Parent is not required to file such reports, it will, upon the request of any Noteholder, make publicly available such information).

3. Parent represents and warrants that it is not a party to, and agrees that it will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Noteholders in this Agreement; provided that nothing set forth in this Agreement shall limit Parent’s or any of its Subsidiaries’ ability to comply with any applicable law, consummate an offering of securities, exchange offer or financing or comply with any registration rights agreement or other documents entered into in connection therewith (and, for the avoidance of doubt, this Agreement shall not entitle the Noteholders to include any Verso First Lien Notes in any registration statement filed by Parent or any of its Subsidiaries pursuant to any agreement existing on the date of this Agreement).

4. Parent will pay any and all expenses incident to its performance of this Agreement, including but not limited to (a) all SEC registration and filing fees, (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of one counsel for the underwriters in connection with blue sky qualifications of the Verso First Lien Notes), (c) all printing, messenger and delivery expenses, and (d) the reasonable fees and disbursements of counsel for Parent and of its independent public accountants, including the expenses of any “cold comfort” letters required by or incident to such performance and compliance; provided that, for the avoidance of doubt, the foregoing shall not include (x) the fees and disbursements of counsel to the Noteholders, and (y) any discounts, commissions, fees and disbursements of underwriters or initial purchasers customarily paid by the issuers of securities in similar transactions.

5. Notwithstanding any provision of this Agreement to the contrary, if the board of directors of Parent determines in good faith that any offering of Verso First Lien Notes or use of any registration statement, prospectus, offering memorandum or other document in connection therewith (i) would reasonably be expected to materially impede, delay, interfere with or otherwise materially adversely affect any material financing, offering, acquisition, merger, corporate reorganization or other significant transaction involving Parent or any of its Subsidiaries or (ii) after the advice of counsel, would require disclosure of non-public material information regarding Parent or any of its Subsidiaries that Parent has a bona fide business purpose for preserving as confidential (in Parent’s good faith judgment) and is not otherwise required to be disclosed under applicable law, the disclosure of which would reasonably be expected to have a material adverse effect on Parent or any of its Subsidiaries, Parent shall be entitled to suspend, for one or more periods not to exceed 90 days (in the aggregate) in any twelve-month period, any offering and/or the use of any registration statement, prospectus, offering memorandum or other offering document; provided that, prior to any suspension pursuant to this Section 5, Parent provides the Noteholders with written notice of such delay.

6. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

7. No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party’s respective successors, heirs, personal representatives and assigns.

8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that· would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9 (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES)).

10. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, or by electronic or facsimile transmission, to the address or facsimile number indicated on the books and records of Parent or such other address as a party shall subsequently provide and shall be deemed to have been delivered when (i) delivered personally to the recipient, (ii) telecopied or sent by email or facsimile to the recipient or (iii) one business day after being sent to the recipient by express mail or similar private courier service.

11. Notwithstanding anything to the contrary herein, nothing herein shall in any way limit any Noteholder or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

* * * * *

Annex A

Noteholder Joinder Agreement

Pursuant to the Cooperation Agreement, dated as of —, 2014 (as the same may be amended or modified from time to time, the “Cooperation Agreement”), the undersigned hereby agrees that the undersigned hereby becomes bound by the terms, conditions and other provisions of the Cooperation Agreement. Execution and delivery of this Noteholder Joinder Agreement by the undersigned shall also constitute execution and delivery by it of the Cooperation Agreement, without further action of any party.

This is the Noteholder Joinder Agreement referred to in the Cooperation Agreement. Capitalized terms used but not defined in this Noteholder Joinder Agreement shall have the meanings assigned to them in the Cooperation Agreement.

This Noteholder Joinder Agreement shall be construed and enforced in accordance with and governed by the law of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. This Noteholder Joinder Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Noteholder Joinder Agreement as of the date written below.

By:
Name:
Title:
Address:

Facsimile:
Email:

Date:

ANNEX J

FORM OF SHAREHOLDER RELEASE

This RELEASE AGREEMENT (this “Agreement”), is by and among Verso Paper Corp., a Delaware corporation (“Parent”) and each former stockholder, option holder or RSU holder of NewPage Holdings Inc., a Delaware corporation (the “Company”), that has executed an instrument signifying its agreement to be bound by the terms and conditions of this Agreement (each such Person, a “Joining Equityholder”) substantially in the form of Annex A hereto (the “Equityholder Joinder Agreement”) on or after the date hereof.

WHEREAS, Parent, Verso Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, and the Company entered into an Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), dated as of January 3, 2014, providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation of the merger and an indirect wholly owned subsidiary of Parent; and

WHEREAS, as a condition to a former stockholder, option holder or RSU holder of the Company receiving the merger consideration pursuant to the Merger Agreement, such former stockholder, option holder or RSU holder is required to enter into this Agreement and become a Joining Equityholder.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Effectiveness. This Agreement is dated as of the date listed on the signature page of Parent and is effective and enforceable against any Joining Equityholder from and after the time such Joining Equityholder executes the Equityholder Joinder Agreement.

SECTION 2. Representations and Warranties of each Joining Equityholder. Each Joining Equityholder hereby represents and warrants to Parent, as of the date hereof as follows only as to itself: If such Joining Equityholder is not a natural person, such Joining Equityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution and delivery by such Joining Equityholder of the Equityholder Joinder Agreement and the performance of its obligations under this Agreement and compliance with the terms hereof have been duly authorized by all necessary action on the part of such Joining Equityholder, its governing body, members and shareholders, as applicable. Such Joining Equityholder has all requisite power and authority to execute the Equityholder Joinder Agreement and to consummate the transactions contemplated by this Agreement. Such Joining Equityholder has duly executed and delivered the Equityholder Joinder Agreement, and, assuming due authorization, execution and delivery by Parent of this Agreement, this Agreement constitutes the valid and binding obligation of such Joining Equityholder, enforceable against such Joining Equityholder in accordance with its terms, except that such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and (B) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Any Person executing the Equityholder Joinder Agreement on behalf of such Joining Equityholder has full power and authority to execute and deliver the Equityholder Joinder Agreement on behalf of such Joining Equityholder and to thereby bind such Joining Equityholder. The execution, delivery and performance of the Equityholder Joinder Agreement or this Agreement by such Joining Equityholder do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of such Joining Equityholder under, any organizational document of such Joining Equityholder (if such Joining Equityholder is not a natural person), any provision of any Contract to which such Joining Equityholder is a party, or any Order or any Law applicable to the Joining Equityholder or the properties or assets of the Joining Equityholder. No consent, approval, order or authorization (collectively, “Consent”) of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to such Joining Equityholder in connection with the execution, delivery and performance of the Equityholder Joinder Agreement or this Agreement.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to each of the Joining Equityholders as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of the Equityholder Joinder Agreement by such Joining Equityholder, this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent by such Joining Equityholder in accordance with its terms, except that such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and (B) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent under, the organizational documents of Parent, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or any provision of any Order or any Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement.

SECTION 4. Release by the Joining Equityholder.

(a) Release. Subject to the receipt by each Joining Equityholder of the consideration to which such Joining Equityholder is entitled pursuant to the Merger Agreement, such Joining Equityholder, on behalf of itself (if such Joining Equityholder is not a natural person), himself or herself and such Joining Equityholder’s successors and assigns and, if such Joining Equityholder is not a natural person, it and its controlled Affiliates’ respective equityholders, directors, managers, partners, members, officers, employees and representatives (collectively, the “Releasing Parties”), does hereby unconditionally and irrevocably release and discharge each of the Company, Parent and the Surviving Corporation and their respective predecessors, successors, joint ventures, assigns, equityholders, directors, officers, employees, Affiliates and representatives in their capacities as such (collectively, the “Released Parties”), from any and all losses, liabilities, obligations, claims, debts, accounts, covenants, contracts and judgments of every kind, in connection with any transaction or occurrence arising up to and including the Effective Time, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including without limitation any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties (collectively, the “Released Claims”). Each such Joining Equityholder hereby irrevocably agrees to, and will cause its Releasing Parties to, refrain from, directly or indirectly, asserting any claim or demand or any proceeding against any Released Party based upon any Released Claim. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the (i) rights of such Releasing Parties with respect to the liabilities or obligations of Parent or the Surviving Corporation or their respective Subsidiaries arising out of the Merger Agreement or any other agreements to which such Joining Equityholder is a party or third-party beneficiary in connection with the transactions contemplated by the Merger Agreement, (ii) any unpaid salary and accrued bonus to which such Joining Equityholder may be entitled for any period ending on or prior to the Closing in his or her capacity as an employee or director of or consultant to the Company (prior to the Closing) or the Surviving Corporation or any of their respective Subsidiaries, (iii) rights which may exist or hereafter accrue under any employment agreement, employee welfare, incentive compensation, or other similar plan or arrangements as a result of being a director or employee of Company (prior to the Closing) or the Surviving Corporation or any of their respective Subsidiaries, (iv) claims for unreimbursed business expenses incurred on behalf of the Company (prior to the Closing) or the Surviving Corporation or any of their respective Subsidiaries, relating to the period prior to the Closing, (v) claims of such Joining Equityholder for director and/or officer indemnification that are pursuant to the certificate of incorporation of the Company (prior to the Closing) or the Surviving Corporation or any of their respective Subsidiaries, any indemnification agreement or applicable Law or (vi) rights of such Releasing Parties that arise otherwise than from such Releasing Parties’ capacity as a former stockholder, option holder or RSU holder of the Company, as applicable.

(b) Covenant Not to Sue. Each Joining Equityholder irrevocably covenants that such Joining Equityholder will not, and will cause its Releasing Parties not to, directly or indirectly, sue, commence any proceeding against, or make any demand upon any of the Released Parties in respect of any of the Released Claims released and discharged pursuant to Section 4(a) above.

(c) Indemnification. This Agreement may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any Claim is brought or maintained by any of the Releasing Parties against any of the Released Parties in violation of this Agreement, the Releasing Parties will be fully responsible for all costs and expenses, including reasonable attorneys’ fees incurred by any of the Released Parties in defending the same.

(d) Complete Release. Each Releasing Party hereby warrants and represents that there are no additional Persons affiliated with such Releasing Party that are necessary to effectuate the release and discharge contemplated herein. Each Releasing Party hereby warrants, represents, and agrees that such Releasing Party has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person whatsoever any Released Claim released herein. Each Releasing Party hereby warrants, represents, and agrees to indemnify, defend, and hold harmless any of the Released Parties from any such assignment, subrogation, or transfer of Released Claims.

(e) Knowledge and Investigation of Release. Each Releasing Party has made such investigation of the facts pertaining to this Agreement, and all of the matters pertaining thereto, as such Releasing Party deems necessary. In entering into this Agreement, each Releasing Party assumes the risk of any misrepresentation, concealment, or mistake. Should any of the Releasing Parties subsequently discover that any fact that such Releasing Party relied upon in entering into this Agreement was untrue, or that any fact was concealed from such Releasing Party, or that such Releasing Party’s understanding of the facts or of the law was incorrect, such Releasing Party will not be entitled to any relief in connection therewith with respect to this Agreement and the release made herein. Without limiting the generality of the foregoing, each Releasing Party surrenders any alleged rights or claims to set aside or rescind the releases made in this Agreement on any ground. This Agreement is intended to be and is final and binding upon each Releasing Party.

(f) Newly Discovered Facts or Claims. Each Releasing Party is aware that such Releasing Party may hereafter discover Released Claims or facts in addition to or different from those such Releasing Party now knows or believes to be true with respect to the matters related herein. Nevertheless, it is such Releasing Party’s intention to fully, finally, and forever settle and release all such matters, and all Released Claims relative thereto, which now exist or heretofore have existed between such Releasing Party, on the one hand, and any of the Released Parties, on the other hand. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different Released Claims or facts related thereto.

SECTION 5. Third-Party Beneficiaries. The provisions of this Agreement are intended for the benefit of the Released Parties. Each of Parent and the Stockholders hereby expressly agrees that the Released Parties may enforce any and all rights derived herein by suit, either in equity or at law, for specific performance of any agreement contained in this Agreement or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

SECTION 6. General Provisions.

(a) Amendments. This Agreement may be amended or modified as to the rights and obligations of any Joining Equityholder by a written agreement executed and delivered by the Parent and such Joining Equityholder. Such amendment will not affect the rights and obligations of any other Joining Equityholder under this Agreement. This Agreement may not be modified or amended except as provided in this Section 6(a) and any amendment by any party hereto effected in a manner which does not comply with this Section 6(a) shall be void.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (provided that any notice received by email or facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent:

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, TN

Attention: David J. Paterson and Peter H. Kesser

Facsimile: (901) 369-4228

with copies to (which shall not constitute notice):

Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Scott Kleinman and General Counsel

Facsimile: (212) 515-3288

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Taurie M. Zeitzer

                      Joshua Kogan

Facsimile: (212) 446-6460

E-mail: taurie.zeitzer@kirkland.com

                joshua.kogan@kirkland.com

To Stockholder:

To the address and contact information listed on each Equityholder Joinder Agreement.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(c) Other Definitional and Interpretative Provisions. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party to this Agreement, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party hereto. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “including” and “such as” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (f) the word “will” shall be construed to have the same meaning as the word “shall”; (g) the word “or” shall not be exclusive; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) unless a contrary intent is apparent, any Contract, instrument or Law defined or referred to herein or in any Contract, instrument or Law that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein; and (j) references to a Person are also to its permitted successors and assigns.

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Chosen Courts. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.

(g) Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof. This Agreement shall not be assigned by any Joining Equityholder (whether by operation of Law or otherwise) without the prior written consent of Parent.

(h) Parties in Interest. This Agreement shall be binding upon and, inure solely to the benefit of each party hereto and the Released Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(i) Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(j) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6(j).

(k) Expenses. Subject to Section 4(c), all fees, costs and expenses incurred in connection with this Agreement are to be paid by the party incurring such fees, costs and expenses.

Signatures are on the following pages

Annex A

Equityholder Joinder Agreement

Pursuant to the Release Agreement, dated as of —, 2014 (as the same may be amended or modified from time to time, the “Release Agreement”), the undersigned hereby agrees that, as a condition to receiving consideration under the Merger Agreement, the undersigned hereby becomes bound by the terms, conditions and other provisions of the Release Agreement. Execution and delivery of this Equityholder Joinder Agreement by the undersigned shall also constitute execution and delivery by it of the Release Agreement, without further action of any party.

This is the Equityholder Joinder Agreement referred to in the Release Agreement. Capitalized terms used but not defined in this Equityholder Joinder Agreement shall have the meanings assigned to them in the Release Agreement.

This Equityholder Joinder Agreement shall be construed and enforced in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Equityholder Joinder Agreement as of the date written below.

By:
Name:
Title:
Address:

Facsimile:
Email:

Date:

ANNEX K

VERSO PAPER CORP.

AMENDED AND RESTATED

2008 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

Verso Paper Corp., a Delaware corporation (the “Company”), adopted the 2008 Incentive Award Plan on May 8, 2008, for the benefit of its eligible employees, consultants and directors. The 2008 Incentive Award Plan was amended on December 31, 2008, and was further amended and restated on April 11, 2012. To further the purposes of the 2008 Incentive Award Plan, as amended and restated, and to further amend it in certain respects, this Amended and Restated 2008 Incentive Award Plan (the “Plan”) is hereby adopted on June     , 2014. The Plan constitutes a complete amendment, restatement and continuation of the 2008 Incentive Award Plan, as amended and restated.

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.3 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.4 “Award Limit” shall mean with respect to Awards that shall be payable in shares of Common Stock or in cash, as the case may be, the respective limit set forth in Section 3.3

2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.6(a) or Section 2.6(c) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.6(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1.

2.9 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.10 “Company” shall mean Verso Paper Corp., a Delaware corporation.

2.11 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.12 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.13 “Deferred Stock” shall mean a right to receive Common Stock awarded under Section 9.4.

2.14 “Director” shall mean a member of the Board, as constituted from time to time.

2.15 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 9.2.

2.16 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.17 “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.18 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.19 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.20 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.22 “Fair Market Value” shall mean, as of any given date, the value of a share of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established stock exchange or national market system , but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith

2.23 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.24 “Holder” shall mean a person who has been granted an Award.

2.25 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.26 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.27 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.28 “Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall be Non-Qualified Stock Options.

2.29 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 9.1.

2.30 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.31 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expenses, (xiv) working capital, (xv) earnings per share, (xvi) price per share of Common Stock, (xvii) regulatory body approval for commercialization of a product, (xviii) implementation or completion of critical projects, (xix) market share, (xx) objective measures of productivity, (xxi) operating efficiency, (xxii) economic value-added, (xxiii) cash flow return on capital, and (xxiv) return on net assets, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”); (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.32 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable.

2.33 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

2.34 “Plan” shall mean this Amended and Restated 2008 Incentive Award Plan, as it may be amended or restated from time to time.

2.35 “Public Trading Date” shall mean the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.36 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.37 “Restricted Stock Units” shall mean the right to receive Common Stock awarded under Section 9.5.

2.38 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.39 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10.

2.40 “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

2.41 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.42 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.43 “Termination of Service” shall mean,

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Sections 3.1(b) and 13.2, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan is —.

(b) To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of shares to the Holder, then any shares of Common Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award (other than an Option) shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such shares are returned to the Company will again be available for Awards. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one Eligible Individual during any calendar year shall be 2,125,000 and the maximum aggregate amount of cash that may be paid during any calendar year with respect to one or more Awards payable in cash shall be $2,000,000; provided, however, that the foregoing limitations shall not apply prior to the Public Trading Date and, following the Public Trading Date, the foregoing limitations shall not apply until the earliest of: (a) the first material modification of the Plan (including any increase in the number of shares reserved for issuance under the Plan in accordance with Section 3.1); (b) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (c) the expiration of the Plan; (d) the first meeting of stockholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; or (e) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign stock exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

4.6 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO

QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1 Purpose. The Committee, in its sole discretion, may determine whether an Award is to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of GAAP.

5.2 Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3 Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, and any performance or incentive Awards described in Article 9 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 7 or 8 to one or more Eligible Individuals and which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Holders, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

5.5 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Furthermore, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

6.3 Option Exercise Price. The exercise price per share of Common Stock subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4 Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.

6.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided that the excess of (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company over (y) the aggregate exercise price of such shares.

6.7 Substitution of Stock Appreciation Rights. The Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

7.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.

7.3 Notification Regarding Disposition. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within

(a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2 Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 8.3.

8.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Award Agreement The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or Disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

8.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,

DEFERRED STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS

9.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Administrator.

(b) Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5. Additionally, any such bonuses paid to any Eligible Individual shall be subject to the Award Limit.

9.2 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the

Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or other conditions or criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued to the Holder.

9.5 Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Administrator determines,. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each vested and nonforfeitable Restricted Stock Unit.

9.6 Term. The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.7 Exercise or Purchase Price. The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable law.

9.8 Exercise upon Termination of Service. A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or Disability or any other specified Termination of Service.

ARTICLE 10.

AWARD OF STOCK APPRECIATION RIGHTS

10.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Share Value on the date of exercise of the Stock Appreciation Right by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Share Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided that the excess of (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company over (y) the aggregate exercise price of such shares.

10.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

10.4 Payment. Payment of the amounts determined under Section 10.2(c) and 10.3(b) above shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation, (a) cash or check; (b) shares of Common Stock (including, in the case of payment of the exercise price of an Award, shares of Common Stock issuable pursuant to the exercise of the Award) or shares of Common Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case having a Fair Market Value on the date of delivery equal to the aggregate payments required; (c) delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or (d) any other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3 Transferability of Awards.

(a) Except as otherwise provided in Section 11.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 11.3(b), “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

(c) Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder’s death.

11.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Common Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Administrator may place legends on any Common Stock certificate or book entry to reference restrictions applicable to the Common Stock.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional shares of Common Stock shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing shares of Common Stock issued in connection with any Award and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5 Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written instrument, that:

(a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of an Award, or upon the receipt or resale of any Common Stock underlying an Award, shall be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (A) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (B) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or (C) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b) all Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of an Award or upon the receipt or resale of any Common Stock underlying an Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6 Prohibition on Repricing. Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, subject to Section 13.2, no Award shall be canceled and replaced with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 13.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 12.

ADMINISTRATION

12.1 Administrator. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Common Stock are traded); provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full

Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.10. Any such grant or award under the Plan need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

12.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4 Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Holder;

(c) Determine the number of Awards to be granted and the number of shares of Common Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6 Delegation of Authority. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (ii) decrease the exercise price of any outstanding Option or Stock Appreciation Right granted under the Plan. Except as provided in Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after April 11, 2022.

13.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit).

(d) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(h) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

13.4 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

13.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6 Effect of Plan Upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

13.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

13.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator reserves the right to (without any obligation to do so or to indemnify any Holder for failure to do so) adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

13.11 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.12 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

13.13 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

Annex L

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VERSO PAPER CORP.

Verso Paper Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Verso Paper Corp.

SECOND: The original Certificate of Incorporation of the Corporation, then named CMP One Corp., was filed with the Secretary of State of Delaware on June 6, 2006. An Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), then named Verso Paper Corp., was filed with the Secretary of State of Delaware on May 12, 2008.

THIRD: Article First of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST: The name of the corporation is Verso Corporation (the “Corporation”).

FOURTH: The amendment of the Certificate of Incorporation effected hereby was duly approved and adopted by the board of directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Peter H. Kesser, its Secretary, on                 , 2014.

VERSO PAPER CORP.

By:
Peter H. Kesser
Secretary

ANNEX M

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of NewPage Corporation:

In our opinion, the accompanying consolidated statements of operations, comprehensive income (loss), equity (deficit), and cash flows for the years ended December 31, 2012 and 2011 present fairly, in all material respects, the results of operations and cash flows of NewPage Corporation and its subsidiaries (“Predecessor Company” or “NewPage”), for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, NewPage Corporation and certain of its U.S. subsidiaries each filed a voluntary petition on September 7, 2011 with the United States Bankruptcy Court for the district of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NewPage Corporation and certain of its U.S. subsidiaries’ Chapter 11 plan was substantially consummated on December 21, 2012 and NewPage Corporation and certain of its U.S. subsidiaries emerged from bankruptcy. In connection with its emergence from bankruptcy, NewPage adopted fresh start accounting.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cincinnati, Ohio

March 29, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholders of NewPage Holdings Inc.:

In our opinion, the accompanying consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income (loss), equity (deficit), and cash flows for the year ended December 31, 2013 present fairly, in all material respects, the financial position of NewPage Holdings Inc. and its subsidiaries (“Successor Company” or “NewPage Holdings”) at December 31, 2013 and 2012, and the results of their operations and their cash flows for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the United States Bankruptcy Court for the district of Delaware confirmed NewPage Corporation and certain of its U.S. Subsidiaries’ Chapter 11 plan on December 21, 2012. Confirmation of the Chapter 11 plan resulted in the discharge of claims as described in the Chapter 11 plan against NewPage Corporation and certain of its U.S. subsidiaries that arose before September 7, 2011 and terminated all rights and interests of equity security holders as provided for in the Chapter 11 plan. The Chapter 11 plan was substantially consummated on December 21, 2012 and NewPage Corporation and certain of its U.S. subsidiaries emerged from bankruptcy. In connection with its emergence from bankruptcy, the Successor Company adopted fresh start accounting as of December 31, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cincinnati, Ohio

February 26, 2014

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

Dollars in millions, except per share amounts

	Successor
	2013	2012
ASSETS
Cash and cash equivalents	$83	$43
Accounts receivable, net of allowance for doubtful accounts of $1 and $0	204	220
Inventories (Note 4)	520	472
Other current assets	25	41

Total current assets	832	776
Property, plant and equipment, net (Note 5)	1,208	1,314
Other assets	135	124

TOTAL ASSETS	$2,175	$2,214

LIABILITIES AND EQUITY
Accounts payable	$168	$193
Other current liabilities (Note 8)	177	137
Current maturities of long-term debt (Note 9)	—	5

Total current liabilities	345	335
Long-term debt (Note 9)	487	485
Other long-term obligations	308	581
Commitments and contingencies (Note 13)
EQUITY
Preferred stock, 100,000 shares authorized, $0.001 per share par value	—	—
Common stock, 16,000,000 shares authorized, 7,093,924 shares issued and 7,087,239 outstanding, $0.001 per share par value	—	—
Treasury stock, 6,685 shares on December 31, 2013, at cost	—	—
Additional paid-in capital	814	813
Accumulated deficit	(2)	—
Accumulated other comprehensive income (loss)	223	—

Total equity	1,035	813

TOTAL LIABILITIES AND EQUITY	$2,175	$2,214

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Dollars in millions, except per share amounts for Successor in dollars

	Successor	Predecessor
	2013	2012	2011
Net sales	$3,054	$3,131	$3,502
Cost of sales	2,865	3,015	3,375
Selling, general and administrative expenses	146	139	145
Interest expense (Note 9)	47	26	391
Other (income) expense, net	—	—	2

Income (loss) before reorganization items and income taxes	(4)	(49)	(411)
Reorganization items, net (Note 2)	—	(1,288)	86

Income (loss) before income taxes	(4)	1,239	(497)
Income tax (benefit)	(2)	(19)	1

Net income (loss)	$(2)	$1,258	$(498)

Net income (loss) per share:
Basic and diluted	$(0.27)	$12.58	$(4.98)

Weighted average common shares outstanding:
Basic and diluted	7,080,218	100	100

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Dollars in millions

	Successor	Predecessor
	2013	2012	2011
Net income (loss)	$(2)	$1,258	$(498)
Other comprehensive income (loss), net of tax:
Defined-benefit postretirement plans:
Change in net actuarial gains (losses)	222	(92)	(73)
Change in net prior service (cost) credit	—	18	(27)
Deconsolidation of Canadian subsidiary (Note 10)	—	—	74
Cash-flow hedges:
Change in unrealized gains (losses)	1	—	—
Reclassification adjustment to net income (loss)	—	—	2
Foreign currency translation adjustment	—	—	(5)

Other comprehensive income (loss), net of tax	223	(74)	(29)

Comprehensive income (loss)	$221	$1,184	$(527)

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEAR ENDED DECEMBER 31, 2013

Dollars in millions

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
December 31, 2012 (Successor)	7,080,000	$—	—	$—	$813	$—	$—	$813
Net income (loss)						(2)		(2)
Other comprehensive income (loss)							223	223
Common stock issued for restricted stock, net	13,924	—	(6,685)	—	1			1

December 31, 2013 (Successor)	7,093,924	$—	(6,685)	$—	$814	$(2)	$223	$1,035

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEAR ENDED DECEMBER 31, 2012

Dollars in millions

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income(Loss)
	Shares	Amount				Total
Balance at December 31, 2011 (Predecessor)	100	$—	$812	$(1,676)	$(321)	$(1,185)
Net income (loss)				1,258		1,258
Other comprehensive income (loss)					(74)	(74)
Equity awards (Note 14)			1			1
Cancellation of Predecessor Company common stock	(100)	—
Elimination of Predecessor Company additional paid-in capital, accumulated deficit and accumulated other comprehensive income (loss)			(813)	418	395	—

Balance at December 31, 2012 (Predecessor)	—	$—	$—	$—	$—	$—

Issuance of Successor Company common stock	7,080,000	$—	$813	$—	$—	$813

Balance at December 31, 2012 (Successor)	7,080,000	$—	$813	$—	$—	$813

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2011

Dollars in millions

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income(Loss)
	Shares	Amount				Total
Balance at December 31, 2010 (Predecessor)	100	$—	$813	$(1,178)	$(292)	$(657)
Net income (loss)				(498)		(498)
Other comprehensive income (loss)					(29)	(29)
Equity awards (Note 14)			(1)			(1)

Balance at December 31, 2011 (Predecessor)	100	$—	$812	$(1,676)	$(321)	$(1,185)

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Dollars in millions

	Successor	Predecessor
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2)	$1,258	$(498)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	184	242	243
Non-cash interest expense	6	65	94
(Gain) loss on disposal of assets	2	6	11
Deferred income taxes	(2)	(1)	1
U.S. pension expense	3	33	22
U.S. pension funding	(41)	(27)	(10)
Equity award expense (Note 14)	14	1	(1)
Non-cash reorganization items, net	—	(1,408)	38
Debtor in possession financing costs	—	4	22
Settlement payment to Port Hawkesbury (Note 10)	—	—	(25)
Payment of settlement cash and litigation trust funding	—	(32)	—
Change in operating assets and liabilities:
Accounts receivable	16	17	34
Inventories	(48)	(28)	22
Other operating assets	(12)	17	(28)
Accounts payable	(25)	(6)	92
Accrued expenses and other obligations	21	(138)	70

Net cash provided by (used for) operating activities	116	3	87
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(75)	(157)	(77)
Proceeds from sales of assets	1	—	11
Restricted cash	—	12	(12)
Proceeds from sale of investment shares	4	—	—
Other investing activities	—	—	(16)

Net cash provided by (used for) investing activities	(70)	(145)	(94)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	490	—
Payment of financing costs	(1)	(27)	(1)
Repayments of long-term debt	(5)	(166)	—
Borrowings on revolving credit facility	405	—	812
Payments on revolving credit facility	(405)	—	(904)
Proceeds from debtor in possession financing	—	379	285
Repayments of debtor in possession financing	—	(629)	(38)
Debtor in possession financing costs	—	(4)	(22)
Acquisition of treasury stock	—	—	—
Proceeds from NSPI for Port Hawkesbury biomass project	—	—	7

Net cash provided by (used for) financing activities	(6)	43	139
Effect of exchange rate changes on cash and cash equivalents	—	—	2

Net increase (decrease) in cash and cash equivalents	40	(99)	134
Cash and cash equivalents at beginning of period	43	142	8

Cash and cash equivalents at end of period (2013 and 2012 Successor, 2011 Predecessor)	$83	$43	$142

SUPPLEMENTAL INFORMATION
Cash paid for interest	$40	$69	$188

See notes to consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Dollars in millions, except per share amounts

1.	ORGANIZATION AND BASIS OF PRESENTATION

NewPage Holdings Inc. (“NewPage Holdings”) is a holding company that owns all of the outstanding capital stock of NewPage Investment Company LLC (“NewPage Investment”), which is a holding company that owns all of the outstanding capital stock of NewPage Corporation (“NewPage”). NewPage and its subsidiaries are engaged in manufacturing, marketing and distributing printing papers used primarily for commercial printing, magazines, catalogs, textbooks and labels. Our products include coated, uncoated, supercalendered and specialty papers and market pulp. Our products are manufactured at multiple mills in the United States and are supported by multiple distribution and converting locations. We operate within one operating segment. The consolidated financial statements include the accounts of NewPage Holdings and all entities it controls. All intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no significant effect on our consolidated financial statements.

Unless the context provides otherwise, the terms “we,” “our” and “us” refer to NewPage Holdings and its consolidated subsidiaries, including NewPage Investment and NewPage.

Basis of Presentation

Effective upon the commencement of the Chapter 11 Proceedings (defined in Note 2) and up until emergence, NewPage applied the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“ASC 852”), in preparing its consolidated financial statements. This guidance does not change the manner in which financial statements are prepared. However, it requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, during the Chapter 11 Proceedings, NewPage: (i) recorded certain expenses, charges and credits incurred or realized that were directly associated with or resulting from the reorganization and restructuring of the business in Reorganization items, net in NewPage’s Consolidated Statements of Operations; (ii) classified pre-petition obligations that could be impaired by the reorganization process in NewPage’s Consolidated Balance Sheets as liabilities subject to compromise; and (iii) ceased recording interest expense on certain of the Debtors’ (defined in Note 2) pre-petition debt obligations.

We deconsolidated our NPPH (defined in Note 2) subsidiary due to our loss of control over this entity upon filing for creditor protection under the CCAA Proceedings (defined in Note 2). As a result of the deconsolidation, we adopted the cost method of accounting for our investment in NPPH. Upon adoption of the cost method, we evaluated our investment in NPPH for impairment and determined that our entire investment had experienced an other-than-temporary decline in value and was fully impaired. The deconsolidation of the NPPH subsidiary resulted in an $18 gain recorded in reorganization items, net in 2011. See Note 10.

As further discussed in Note 2, on December 21, 2012, we emerged from Chapter 11 Proceedings. In accordance with ASC 852, fresh start accounting was required upon our emergence from the Chapter 11 Proceedings, which we applied effective December 31, 2012 (the “Convenience Date”). As such, the application of fresh start accounting was reflected in our Consolidated Balance Sheet as of December 31, 2012 and fresh start adjustments related thereto were included in our Consolidated Statement of Operations for the year ended December 31, 2012.

The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in our becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to December 31, 2012 will not be comparable to our consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to “Successor” or “Successor Company” refer to NewPage Holdings on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to “Predecessor” or “Predecessor Company” refer to NewPage prior to December 31, 2012. Additionally, references to periods on or after December 31, 2012 refer to the Successor and references to periods prior to December 31, 2012 refer to the Predecessor.

Agreement and Plan of Merger

On January 3, 2014, NewPage Holdings, Verso Paper Corp., (“Verso”), and Verso Merger Sub Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”). See Note 19 for additional information.

Revision Adjustment

A revision adjustment totaling $14 has been made to amounts in our Consolidated Balance Sheet to correct the classification error of our short-term and long-term portion of accrued liabilities associated with our other postretirement benefits obligation in the Consolidated Balance Sheet as of December 31, 2012. The effect of the revision was to reclassify $14 from Other long-term obligations to Other current liabilities. This error had no effect on Net income (loss) or Net cash provided by (used for) operating activities.

2.	Creditor Protection Proceedings

Emergence from Creditor Protection Proceedings

NewPage and its debtor subsidiaries emerged from Chapter 11 Proceedings (defined below) on December 21, 2012 (the “Emergence Date”). NewPage’s former direct parent and debtor affiliate, NewPage Holding Corporation (“NP Holding”) and NewPage’s former indirect parent and debtor affiliate, NewPage Group Inc. (“NP Group”), dismissed their Chapter 11 cases and did not emerge on the Emergence Date.

On September 7, 2011, NP Group, NP Holding, NewPage, and the following U.S. subsidiaries: Chillicothe Paper Inc., Escanaba Paper Company, Luke Paper Company, NewPage Canadian Sales LLC, NewPage Consolidated Papers Inc., NewPage Energy Services LLC, NewPage Port Hawkesbury Holding LLC, NewPage Wisconsin System Inc., Rumford Paper Company, Upland Resources, Inc., and Wickliffe Paper Company LLC (collectively, the “Debtors”) commenced voluntary cases (“Chapter 11 Proceedings”) under Chapter 11 of the United States Bankruptcy Code, as amended (“Chapter 11”), in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817) (“Bankruptcy Court”). Our subsidiary, Consolidated Water Power Company, was not a part of the Chapter 11 Proceedings. Separately, on September 6, 2011, our former Canadian subsidiary, NewPage Port Hawkesbury Corp. (“NPPH”), commenced proceedings seeking creditor protection under the Companies’ Creditors Arrangement Act of Canada (the “CCAA Proceedings”).

In connection with the CCAA Proceedings, NPPH was placed under the jurisdiction of the Canadian court and a court-appointed monitor. On September 25, 2012, the NPPH plan of compromise and arrangement was sanctioned by the Canadian court. Pursuant to the NPPH plan, NPPH was sold on September 28, 2012, and the monitor delivered C$31 to the Bank of New York Mellon, as collateral trustee under the collateral trust agreement dated May 2, 2005, to be held in trust for the benefit of the holders of NewPage’s first-lien notes, second-lien notes and subordinated notes. Upon emergence from Chapter 11, the collateral trustee distributed the funds in accordance with the collateral trust agreement and the subordinated notes indenture, the Chapter 11 plan and an order of the Bankruptcy Court in the Chapter 11 Proceedings.

Upon implementation of the Chapter 11 plan, the Debtors were reorganized through the consummation of several transactions pursuant to which, among other things:

•	each of the Debtors’ operations were continued in substantially the same form;

•	all allowed pre-petition and post-petition secured claims (other than holders of First Lien Notes Claims, defined below), administrative expense claims and priority claims were paid in full in cash, including accrued interest, if applicable, and all pre-petition and post-petition debtor in possession credit facilities were terminated;

•	holders of allowed claims (“First Lien Notes Claims” or “First Lien Noteholders”) arising from the Debtors’ pre-petition 11.375% Senior Secured Notes (“First Lien Notes”) received on account of their claims their pro rata share of (i) common stock issued by NewPage Holdings and (ii) $103 cash;

•	a litigation trust (“Litigation Trust”) was formed for the purpose of administering the Litigation Trust assets and distributions, and evaluating and prosecuting objections to disputed general unsecured claims and pursuing other litigation claims, pursuant to the Chapter 11 plan;

•	holders of pre-petition unsecured claims (other than qualified trade creditors, described below) and undersecured claims received their pro rata share of a cash payment of $30 made to the Litigation Trust by the Debtors upon emergence and beneficial interests in the Litigation Trust which included, among other items, $40 of cash related to the Stora Enso settlement;

•	the purchase of a paper machine located at the Stevens Point mill (“PM 35”), previously under a capital lease, pursuant to the Stora Enso settlement, for a total purchase price of $54, consisting of $40 in cash paid to the Litigation Trust and $14 in cash paid to Stora Enso;

•	holders of general unsecured claims that elected to become qualified trade creditors by agreeing to provide favorable credit terms to us received a cash recovery of 15% of their allowed claim, payable over two years;

•	all equity interests in NewPage and its former parent entities, NP Holding and NP Group existing immediately prior to the Emergence Date, including common stock, were discharged, canceled, released and extinguished;

•	NewPage Investment issued one unit, representing sole ownership, to NewPage Holdings. NewPage issued 100 shares of common stock to NewPage Investment;

•	NewPage Holdings issued an aggregate of 7,080,000 shares of NewPage Holdings common stock, par value $0.001 per share, to the distribution agent for the benefit of the First Lien Noteholders;

•	the 2012 Long-Term Incentive Plan became effective and awards representing 371,310 shares of NewPage Holdings common stock (315,614 stock options and 55,696 restricted stock units) were granted out of a total of 786,667 shares reserved for issuance under the Long-Term Incentive Plan;

•	various previously existing employee benefit plans, including pension and other post-employment benefit plans were reinstated with certain modifications;

•	the Debtors’ assets were retained by, and were reinvested in, us; and

•	we entered into a $500 senior secured exit term loan credit facility and a $350 revolving credit facility.

While we resolved our Chapter 11 claims by December 31, 2013, some proofs of claims remained in dispute. Disputed proofs of claims will be resolved by the Litigation Trust, and any resolution of those claims should not impact us.

Events prior to emergence from Chapter 11 Proceedings

During the Chapter 11 Proceedings, the Debtors remained in possession of their U.S. assets and properties and operated their U.S. business and managed their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Chapter 11. In general, the Debtors were authorized to operate as ongoing businesses, but could not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

Subject to certain exceptions under Chapter 11, the Debtors’ filings automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors and their respective property to recover, collect or secure a claim arising prior to the filing of the Chapter 11 Proceedings. Chapter 11 gave the Debtors the ability to reject certain contracts, subject to Bankruptcy Court oversight. The Debtors engaged in a review of their respective various agreements and rejected a number of unfavorable agreements and leases, including leases of real estate and equipment. The creditors affected by these actions were given the opportunity to file proofs of claims in the Chapter 11 Proceedings.

Reorganization items, net

ASC 852 requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees and other expenses directly related to the reorganization process under the Chapter 11 Proceedings.

Reorganization items, net consist of:

	Predecessor
	Year Ended December 31,
	2012	2011
Professional fees(1)	$70	$21
Debtor in possession financing costs(2)	4	22
Write-off of debt discounts, premiums and issuance costs(3)	—	12
Provision for rejected executory contracts	31	4
Gain on deconsolidation of Canadian subsidiary(4)	—	(18)
Loss due to changes in pension plans pursuant to the Chapter 11 plan	25	—
Loss related to tax impact of the Chapter 11 plan	80	—
Gain on extinguishment of debt	(2,263)	—
Loss on fresh start revaluation	759	—
Adjustment to PM35 assets pursuant to Stora Enso settlement	16	—
Other(5)	(10)	45

	$(1,288)	$86

(1)	Professional fees directly related to the Chapter 11 Proceedings, ongoing monitoring and establishment of a reorganization plan, including legal, accounting and other professional fees and including certain professional fees incurred by our creditors in connection with the Chapter 11 Proceedings, as required by the Bankruptcy Court.
(2)	Debtor in possession financing costs incurred during 2011 and 2012 in connection with entering into the debtor in possession credit agreement.
(3)	Write-off of debt discounts, premiums and deferred financing fees associated with our pre-petition second-lien debt, subordinated debt, and unsecured debt.
(4)	Represents the gain on deconsolidation of our former Canadian subsidiary. See Note 10 for additional information.
(5)	Primarily associated with adjustments of reserves to estimated allowed claims.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates and assumptions

The preparation of these consolidated financial statements required management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fresh start accounting

As discussed in Note 1, we applied fresh start accounting as of the December 31, 2012 Convenience Date. Under fresh start accounting, the reorganization value, as derived from the enterprise value established in the Chapter 11 plan, was allocated to our assets and liabilities based on their fair values (except for deferred income taxes and pension and OPEB projected benefit obligations) in accordance with ASC 805, with the excess of reorganization value over the net asset value recorded as goodwill. The amount of deferred income taxes recorded was determined in accordance with ASC 740. The amount of pension and OPEB projected benefit obligations recorded was determined in accordance with ASC 715. Therefore, all assets and liabilities reflected in the Consolidated Balance Sheet of the Successor Company were recorded at fair value or, for deferred income taxes and pension and OPEB projected benefit obligations, in accordance with the respective accounting policy described below.

Cash equivalents

Highly liquid securities with an original maturity of three months or less are considered to be cash equivalents.

Foreign currency translation

The statements of operations of our former Canadian entity, prior to its deconsolidation (see Note 10 for additional information), whose functional currency was the Canadian dollar, are translated into U.S. dollars using the average exchange rates for the period and the balance sheets are translated using the exchange rates at the reporting date. Exchange rate differences arising from the translation of the net investments in foreign entities are recorded as a component of accumulated other comprehensive income (loss).

Concentration of credit risk

We are potentially subject to concentrations of credit risk related to our accounts receivable. The majority of accounts receivable are with paper merchants, printers and publishers. We limit our credit risk by performing ongoing credit evaluations and, when deemed necessary, by requiring accelerated payment terms, letters of credit, guarantees or collateral. For the year ended December 31, 2013, sales to our largest two customers were 13% and 12% of net sales. For the year ended December 31, 2012 sales to our largest two customers were 14% and 12% of net sales. For the year ended December 31, 2011, sales to our largest two customers were 16% and 12% of net sales. Accounts receivable at December 31, 2013, relating to our largest two customers, were 15% and 10% of accounts receivable, net. Accounts receivable at December 31, 2012, relating to our two largest customers, were 12% and 10% of accounts receivable, net. Our ten largest customers accounted for approximately 52%, 52% and 54% of our net sales for the years ended December 31, 2013, 2012 and 2011.

On July 1, 2014, International Paper announced the completion of the xpedx spinoff and the subsequent merger between xpedx and Unisource. We are unable to predict the impact the merger may have on our business.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all raw materials and finished goods. Cost of all other inventories, mainly stores and supplies inventories, is determined by the average cost and first-in, first-out methods.

Amortizable intangible assets

Amortizable intangible assets, which consist primarily of trademarks/trade names and customer relationships, are stated at fair value as of December 31, 2012, as a result of the application of fresh start accounting and are stated at cost less accumulated amortization for periods subsequent to December 31, 2012.

Trademarks/trade names and customer relationships are amortized on a straight-line basis with lives of 10 years and are evaluated periodically for potential impairment if events or circumstances indicate a possible inability to recover their carrying amounts.

Goodwill

We review the carrying value of goodwill for impairment in the fourth quarter of each year or more frequently, if an event or circumstance occurs that triggers such an interim review. The evaluation for goodwill impairment is performed by applying a two-step test. The first step is to compare the reporting unit’s fair value with its respective carrying value, including goodwill. If a reporting unit’s fair value exceeds its carrying value, no impairment loss is recognized. If a reporting unit’s carrying value exceeds its fair value, an impairment charge is recorded equal to the difference between the carrying value of the reporting unit’s goodwill and the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit as of Emergence Date was the implied fair value of goodwill.

Property, plant and equipment

As a result of our adoption of fresh start accounting on the Emergence Date, property, plant and equipment was stated at fair value with useful lives generally ranging from 1 to 40 years. For newer assets, owned assets are recorded at cost. Costs of renewals and betterments of properties are capitalized. The cost of plant and equipment is depreciated utilizing the straight-line method over the estimated useful lives of the assets, which range from 20 to 40 years for buildings, 5 to 30 years for machinery and equipment and 10 years for land improvements.

Maintenance Cost

Predecessor Company

Costs of maintenance and repairs are charged to expense using the direct-expensing method, whereby costs are recorded in the statement of operations in the same period that they are incurred.

Successor Company

Maintenance costs for planned major maintenance shutdowns are deferred over the period in which the maintenance shutdowns occur and expensed ratably over the period until the next planned major shutdown, as we believe that operations benefit throughout that period from the maintenance work performed. Other maintenance costs are expensed as incurred.

Impairment of long-lived assets, other than goodwill

We periodically evaluate whether current events or circumstances indicate that the carrying value of our long-lived assets to be held and used may not be recoverable. If these circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. We report an asset held for sale at the lower of its carrying value or its estimated net realizable value.

Derivative financial instruments

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with natural gas price fluctuations. We do not hold or issue derivative financial instruments for trading purposes. We regularly monitor the credit-worthiness of the counterparties to our derivative instruments in order to manage our credit risk exposures under these agreements. Our risk of loss in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered significant by management. These derivative instruments are measured at fair value and are classified as other assets or other long-term obligations on our Consolidated Balance Sheets depending on the fair value of the instrument. For a derivative designated as a cash-flow hedge, the effective portion of the change in the fair value of the derivative is recorded in Accumulated other comprehensive income (loss) and is recognized in the Consolidated Statements of Operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges and derivative financial instruments not designated as hedges are recognized immediately in earnings.

Fair value of financial instruments

The fair value of debt is based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt of similar terms and maturities which are level 2 inputs in the fair value hierarchy. We measure the fair values of interest rate swaps using observable interest-rate yield curves for comparable assets and liabilities at commonly quoted intervals. We measure the fair values of foreign currency forward contracts based on current quoted market prices for similar contracts. We measure the fair values of natural gas contracts based on natural gas futures contracts priced on the New York Mercantile Exchange (“NYMEX”).

Environmental

Environmental expenditures that increase useful lives of assets are capitalized, while other environmental expenditures are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

Landfills and other asset retirement obligations

We evaluate obligations associated with the retirement of tangible long-lived assets, primarily costs related to the closure and post-closure monitoring of our owned landfills, and record a liability when incurred. Subsequent to initial measurement, we recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

Pension and other postretirement benefits

We maintain various defined benefit pension and other postretirement benefit plans in the United States. The plans are generally funded through payments to pension funds.

Defined benefit pension and other postretirement benefit expense is recorded on a full accrual basis, as opposed to a cash-paid basis, and is reflected in the Consolidated Statements of Operations over the expected working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating defined benefit pension and other postretirement benefit expense are reviewed and updated periodically to the extent that local market economic conditions and demographics change. Actual results that differ from assumptions are accumulated and amortized over future periods and, therefore, affect expense in future periods. Unrecognized prior service cost and actuarial gains and losses are amortized over the average remaining service of the participants.

Revenue recognition

We recognize revenue at the point when title and the risk of ownership passes to the customer. Substantially all of our revenues are generated through product sales, and shipping terms generally indicate when title and the risk of ownership have passed. Revenue is recognized at the time of shipment for sales where shipping terms transfer title and risk of loss at the shipping point. For sales where shipping terms transfer title and risk of loss at the destination point, revenue is recognized when the goods are received by the customer. For sales made under consignment programs, revenue is recognized in accordance with the terms of the contract. We provide allowances for estimated returns and other customer credits, such as discounts and volume rebates, when the revenue is recognized based on historical experience. Sales of byproducts produced during the manufacturing process are recognized as a reduction of cost of sales. We do not recognize sales taxes collected from customers as revenue; rather we record revenue on a net basis in our statements of operations.

International sales

We had net sales to customers outside of the United States of $290, $221 and $255 for the years ended December 31, 2013, 2012 and 2011. We have no material long-lived assets outside of the United States.

Income taxes

Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the enacted tax rates in effect for the years the differences are expected to reverse. We evaluate the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that we will realize the deferred tax assets in the future. We recognize all income tax-related interest expense and statutory penalties imposed by taxing authorities as income tax expense.

Equity compensation

We use the graded vesting attribution method for recognizing stock compensation cost whereby the cost for a stock award is determined on a straight-line basis over the service period for each separate vesting portion of the award as if the award was multiple awards. Stock based awards that will be settled in cash or otherwise require liability classification are recognized as a liability, which is re-measured at fair value as of each balance sheet date. The cumulative effect of the change in fair value is recognized in the period of the change as an adjustment to compensation cost.

Reorganization items, net

ASC 852 requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees and other expenses directly related to the reorganization process under the Chapter 11 Proceedings. See Note 2 for additional information.

Earnings per share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. In computing diluted net income (loss) per common share, incremental shares issuable upon the assumed exercise of stock options are added to the weighted-average number of common shares outstanding, if dilutive. For the year ended December 31, 2013, 22,162 weighted average potentially dilutive shares from outstanding restricted stock units were excluded from the diluted earnings per share calculation due to the anti-dilutive effect such shares would have on net loss per common share. There were no dilutive or anti-dilutive securities impacting the earnings per share calculation during 2012 and 2011.

4.	INVENTORIES

Inventories as of December 31, 2013 and 2012 consist of:

	Successor
	2013	2012
Finished and in-process goods	$343	$301
Raw materials	86	98
Stores and supplies	91	73

	$520	$472

Approximately 82% and 84% of inventories at December 31, 2013 and 2012 are valued using the LIFO method. If inventories had been valued at current costs, they would have been valued at $489 at December 31, 2013. Our inventory was revalued at the Emergence Date and that valuation became the new LIFO book basis for accounting purposes at December 31, 2012.

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2013 and 2012 consist of:

	Successor
	2013	2012
Land and land improvements	$65	$65
Buildings	163	156
Machinery and other	1,106	1,056
Construction in progress	47	37

	1,381	1,314
Less: accumulated depreciation and amortization	(173)	—

	$1,208	$1,314

Our property, plant and equipment was revalued at the Emergence Date and that valuation became the new book basis for accounting purposes at December 31, 2012.

6.	INTANGIBLE ASSETS

Goodwill

On the Emergence Date, $10 of goodwill was recorded in connection with the adoption of fresh start accounting representing the excess of reorganization value over the fair value of identifiable net assets. See Note 3 for our policy on review of goodwill carrying value for impairment. No impairment was recorded in 2013.

Amortizable intangible assets

Amortizable intangible assets, net as of December 31, 2013 and 2012 were comprised of the following:

	Successor
	2013			2012
	Gross Carrying value	Accumulated Amortization	Net	Gross Carrying value	Accumulated Amortization	Net
Customer Relationships	$45	$4	$41	$45	$—	$45
Trademarks/Trade Names	25	3	22	25	—	25

	$70	$7	$63	$70	$—	$70

In connection with the adoption of fresh start accounting on the Emergence Date, intangible assets and related accumulated amortization of the Predecessor Company were eliminated. Intangible assets of the Successor Company were identified and valued at their fair value. The life over which our intangible assets will be amortized is 10 years. Amortization expense for 2013, 2012 and 2011 was $7, $6 and $5. We estimate that the amortization expense will be approximately $7 per year for each of the next five years. Actual amounts of amortization expense may differ from the estimated amounts due to changes in the carrying amount of those assets as a result of potential impairments, impairment charges of intangible assets, intangible asset additions, accelerated amortization of intangible assets, acquisitions and other factors.

7.	FINANCIAL INSTRUMENTS

Derivative Financial Instruments

Natural Gas

In order to hedge the future cost of natural gas consumed at our mills, we engage in financial hedging of future gas purchase prices, designated as cash flow hedges. We hedge with natural gas swap agreements that are priced based on NYMEX natural gas futures contracts. We measure the fair values of our natural gas contracts based on natural gas futures contracts priced on the NYMEX. As of December 31, 2013 we were party to natural gas swap agreements for notional amounts aggregating 7,860,000 MMBTU’s or approximately $32 of planned natural gas purchases over the next two years. These natural gas swap agreements expire through September 2015 and represent approximately 50% of our total planned natural gas consumption over the term of the agreements.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

As of December 31, 2013 and 2012, our financial assets and liabilities measured on a recurring basis consisted of natural gas financial hedge contracts. The fair values (level 2) and carrying amounts of these contracts are not material to our financial statements for the periods presented.

Assets and Liabilities Not Carried at Fair Value

The fair value of debt is based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt of similar terms and maturities, which are level 2 inputs in the fair value hierarchy. Our exit financing term loan facility was recorded at face value less original issue discount, which represented fair value upon issuance at the Emergence Date. Details of our debt are as follows:

	Successor
	December 31, 2013		December 31, 2012
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Debt:
Floating rate senior secured term loan	$508	$487	$503	$490
Revolving credit facility	—	—	—	—

	$508	$487	$503	$490

Other Fair Value Disclosures

See Note 11 for fair value information of pension plan assets. At December 31, 2013 and 2012, the carrying amounts of all other assets and liabilities that qualify as financial instruments approximated their fair value.

8.	OTHER CURRENT LIABILITIES

Other current liabilities as of December 31, 2013 and 2012 consist of:

	Successor
	2013	2012
Payroll and employee benefit costs	$105	$85
Other	72	52

	$177	$137

9.	LONG-TERM DEBT

The balances of long-term debt as of December 31, 2013 and 2012 are as follows:

	Successor
	2013	2012
Floating rate senior secured term loan (LIBOR plus 6.50%)	$487	$490
Revolving credit facility	—	—

	487	490
Less: current portion of long-term debt	—	(5)

Long-term debt	$487	$485

New Financing

On February 11, 2014, we entered into a $750 senior secured term loan facility led by Credit Suisse Securities (USA) LLC and a $350 senior secured asset-backed revolving credit facility led by Barclays Bank PLC. See Note 19 for additional information.

As a result of this refinancing, $25 in principal payments on the exit financing term loan that were due in the next 12 months from December 31, 2013, were reclassified to long-term as of December 31, 2013.

Exit Financing (Successor)

On December 21, 2012, NewPage and each of its material, wholly-owned U.S. subsidiaries entered into a credit and guaranty agreement for a $500 term loan facility (“Term Loan”) led by Goldman Sachs Lending Partners LLC and a credit agreement for a $350 revolving credit facility (“Revolver”) led by J.P. Morgan Securities LLC. Substantially all of NewPage’s material assets are pledged as collateral for the Term Loan and Revolver and both facilities are guaranteed by NewPage Investments Company LLC and each of its direct U.S. subsidiaries.

$500 Senior Secured Exit Term Loan Credit Facility due 2018

The Term Loan, with a maturity date of December 21, 2018, was with Goldman Sachs Lending Partners LLC, as syndication agent, Barclays Bank PLC, as administrative agent and collateral agent, and J.P. Morgan Securities LLC, as documentation agent. All three of these parties were joint lead arrangers and joint bookrunners.

Borrowings under the Term Loan bore interest at a rate equal to, at NewPage’s option, the base rate or the Eurodollar rate, in each case plus an applicable margin. The base rate under the Term Loan equaled the greater of (i) the U.S. prime rate, (ii) the federal funds effective rate plus 0.5% or, (iii) the adjusted Eurodollar rate plus 1%. The applicable margin for base rate loans was 5.5% and the applicable margin for Eurodollar loans was 6.5%. The Eurodollar rate was subject to a floor of 1.25%.

The interest in effect for the Term Loan at December 31, 2013 was 7.75%.

Scheduled principal payments on the Term Loan were due quarterly and began on March 31, 2013. Quarterly installments due were $1.25 for each quarter ending in 2013 and $6.25 for each quarter ending in 2014 through 2018 with the final principal payment and remaining balance due on December 21, 2018. The Term Loan included a requirement to prepay the Term Loan annually by an aggregate amount equal to 75% of the consolidated excess cash flow for the year ending December 31, 2013 and 50% of such consolidated excess cash flow for each fiscal year thereafter. The payment was due no later than 120 days after the end of the fiscal year. If NewPage’s net leverage ratio as of the last day of such fiscal year was equal to or below 1.50:1.00, but greater than 1.00:1.00, then the payment amount was reduced to 25% of consolidated excess cash flow and if equal to or below 1.00:1.00 then no payment was required. Any payments so made from excess cash flow reduce the scheduled principal payments on the Term Loan.

At December 31, 2013, future minimum principal payments of debt related to the Term Loan were: $25 in each of 2014, 2015, 2016 and 2017; and $395 in 2018. See Note 19 for additional information on the refinancing of the Term Loan on February 11, 2014.

NewPage was able to voluntarily repay amounts against the Term Loan in whole or in part, at any time. Prepayments in 2014 and 2015 were subject to 2% and 1% premiums. NewPage was required to make repayments against the Term Loan anytime it had proceeds from asset sales or insurance/condemnation proceeds unless NewPage invested such proceeds in long-term assets for the business within one year of an asset sale. NewPage was also required to make repayments against the Term Loan from any proceeds from the issuance of debt or in the event that consolidated excess cash flow existed at the end of any fiscal year. Any payments made under the excess cash flow sweep reduced the scheduled principal payments on the Term Loan.

$350 Revolving Credit Agreement

The Revolver was with certain lenders and J.P. Morgan Chase Bank, N.A., as administrative agent and co-collateral agent along with Wells Fargo Bank, N.A., co-collateral agent.

The Revolver, with a maturity date of December 21, 2017, provided for an asset-based, revolving credit facility with an aggregate lender commitment of up to $350 at any time outstanding, subject to borrowing base availability, including $30 swingline sub-facility and a $200 letter of credit sub-facility.

As of December 31, 2013, we had $317 available for borrowings after reduction for $33 in letters of credit. As of December 31, 2013, there were no borrowings outstanding on the revolving credit facility.
The Revolver availability under the facility was subject to a borrowing base, which at any time was equal to: the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of 75% of eligible inventory of NewPage or 85% of the net orderly liquidation value of eligible inventory of NewPage, minus reserves established by the co-collateral agents.

Borrowings under the Revolver bore interest at a rate equal to, at NewPage’s option, the base rate or the Eurodollar rate, in each case plus an applicable margin. The base rate under the Revolver equaled the greater of: (i) the U.S. prime rate, (ii) the federal funds rate plus 0.5%, or (iii) the Eurodollar rate for a one month interest period plus 1.0%. The initial applicable margin was 1.00% with respect to the base rate borrowings and 2.00% with respect to the Eurodollar borrowings. The applicable margin was subject, in each case, to monthly pricing adjustments based on the average monthly excess availability under the Revolver, with such adjustments commencing after the end of the second full fiscal quarter following the Emergence Date.

In addition to paying interest on the outstanding borrowings under the Revolver, NewPage was required to pay a fee in respect of committed but unutilized commitments equal to 0.375% per annum. NewPage was also required to pay a fee on the outstanding letters of credit under the Revolver at a rate equal to the applicable margin in respect of Eurodollar borrowings, plus a fronting fee of 0.125% per annum on the average daily amount of the outstanding letters of credit.

NewPage was able to voluntarily repay amounts against the Revolver in whole or in part, at any time without premium or penalty. NewPage was required to make repayments against the Revolver anytime it had outstanding loans under the Revolver that exceeded the maximum availability then in effect. NewPage was also required to use net proceeds from certain significant asset sales to repay outstanding Revolver loans, but could re-borrow following such prepayments if the conditions to borrowing were met.

The Term Loan and Revolver contained customary covenants for asset-based credit agreements of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) requirements to pay all taxes imposed, properly maintain all assets and properties and maintain appropriate insurance for the assets, properties and businesses of NewPage; (iii) restrictions on the existence or incurrence and repayment of indebtedness, including restrictions on incurrence of any sale and lease back transactions or incurrence of capital leases in excess of $50 in aggregate; (iv) restrictions on the existence or incurrence of liens; (v) restrictions on making certain restricted payments; (vi) restrictions on making certain investments; (vii) restrictions on certain mergers, consolidations and asset dispositions; (viii) restrictions on transactions with affiliates; (ix) restrictions on modifications to material indebtedness; and (x) requirements related to maximum net leverage ratios and a minimum fixed charge coverage ratio. Subject to customary grace periods and notice requirements, the Term Loan and Revolver also contained customary events of default.

Interest Expense

As a result of the stay of claims pursuant to the Chapter 11 Proceedings we were not obligated to pay interest on pre-petition unsecured or under-secured debt. We did continue to make interest payments on the First-Lien Notes. However, in 2012, $63 of post-petition First-Lien Notes interest expense was reversed into income as it was re-characterized as a principal reduction. This interest was previously expensed in 2011. While in Chapter 11, we did not accrue or pay interest or make debt service payments on the other unsecured or under-secured debt which has resulted in a reduction of our cash outflow related to debt service of approximately $321 in 2012 and $38 from the bankruptcy filing on September 7, 2011 through December 31, 2011.

10.	PORT HAWKESBURY SUBSIDIARY

Deconsolidation

On September 6, 2011, NPPH brought a motion before the Supreme Court of Nova Scotia to commence proceedings to seek creditor protection under the CCAA. Initial orders were issued by the Supreme Court of Nova Scotia on September 9, 2011 commencing the CCAA Proceedings and approving a settlement and transition agreement transferring certain current assets to NewPage against a settlement payment of $25 and in exchange for being relieved of all liability associated with NPPH. In connection with the CCAA Proceedings, NPPH was placed under the jurisdiction of the Canadian court and the court-appointed Monitor, Ernst & Young (“Monitor”). On September 16, 2011, production ceased at NPPH.

As a result of the CCAA Proceedings and the approval of the settlement and transition agreement, we deconsolidated our NPPH subsidiary effective September 6, 2011, due to our loss of control over this entity. As a result of the deconsolidation, we adopted the cost method of accounting for our investment in NPPH. Upon adoption of the cost method, we evaluated our investment in NPPH for impairment and determined that our entire investment had experienced an other-than-temporary decline in value and was fully impaired. As a result of the de-recognition of the assets and liabilities, combined with the settlement payment and fair value of the remaining equity interest, the deconsolidation of the NPPH subsidiary resulted in an $18 gain recorded in Reorganization items, net.

On September 25, 2012, the NPPH plan of compromise and arrangement (“NPPH Plan”) was sanctioned by the Canadian court. Pursuant to the NPPH Plan, NPPH was sold on September 28, 2012 and the Monitor delivered C$31 to the Bank of New York Mellon, as “Collateral Trustee” under the collateral trust agreement dated May 2, 2005, which was held in trust for and later distributed directly to the First Lien Noteholders on the Effective Date of our Chapter 11 plan.

11.	RETIREMENT AND OTHER POSTRETIREMENT BENEFITS

We provide retirement benefits for certain employees. In the U.S., pension benefits are provided through employer-funded qualified and non-qualified (unfunded) defined benefit plans and are a function of either years worked multiplied by a flat monetary benefit, or years worked multiplied by the highest five year’s average earnings out of the last ten years of an employee’s pension-eligible service. Effective January 1, 2009, the existing defined benefit plan was frozen for U.S. salaried employees and was replaced with a cash balance plan. Effective December 31, 2010, benefit accruals to the cash balance pension plan were also frozen. Accrued benefits will continue to earn annual interest credits, but participants will no longer earn cash balance benefit credits. Effective September 1, 2011, we terminated a non-qualified defined benefit pension plan in the United States. Effective March 31, 2013 the defined benefit plan for hourly employees was frozen to new entrants and benefit accruals were frozen for a designated population. Over the next few years, the remaining population will continue receiving service accruals toward their pension benefits but will no longer be receiving multiplier increases.

During 2011, workers at our Central Wisconsin, Escanaba and Rumford mills ratified collective bargaining agreements with various unions, resulting in an adjustment to increase the benefit liability in the U.S. pension plans by $36 with an offset to accumulated other comprehensive income (loss) and an adjustment to reduce the benefit liability in the U.S. other postretirement benefit plans by $19 with an offset to accumulated other comprehensive income (loss), from a change in participant eligibility requirements.

As a result of the Chapter 11 filing, our underfunded pension and other postretirement benefit obligations for our U.S. plans were reclassified from other long-term obligations to liabilities subject to compromise in our Consolidated Balance Sheets as of December 31, 2011. Also, during the Chapter 11 proceedings, all of our labor unions entered into a comprehensive bargaining agreement freezing the union pension plan to new entrants as of March 31, 2013, emphasizing the defined contribution plan for the delivery of retirement benefits. Under the terms of the agreement, all negotiated future pension multiplier increases will be honored. After the last increase goes into effect for each union, covered employees will then receive additional employer contributions to their accounts within NewPage Holdings’ defined contribution plan. Long-service employees over a certain age were given the option of staying in the current pension plan arrangement or moving to the new defined contribution approach.

In Canada, prior to the deconsolidation of our Canadian subsidiary described in Note 10, pension benefits were provided through employer- and employee-funded defined benefit plans and benefits were a function of years worked and average final earnings during an employee’s pension-eligible service. Certain of the pension benefits were provided in accordance with collective bargaining agreements. Where pre-funding was required, independent actuaries determined the employer contributions necessary to meet the future obligations of the plans and such plan assets were held in trust for the plans.

We also provide other retirement and post-employment benefits for certain employees, which may include healthcare benefits for certain retirees prior to their reaching age 65, healthcare benefits for certain retirees on and after their reaching age 65, long-term disability benefits, continued group life insurance and extended health and dental benefits. These benefits are provided through various employer- and/or employee-funded postretirement benefit plans. We generally fund the employer portion of these other postretirement benefits on a pay-as-you-go basis. For certain U.S. postretirement healthcare plans, employer contributions toward the annual healthcare premium equivalent for retirees are limited to a specific monetary value or percentage. In these cases, the remainder of the premium equivalent is the responsibility of the retiree. Certain of the other postretirement benefits are provided in accordance with collective bargaining agreements.

We also sponsor defined contribution plans for certain U.S. employees. Employees may elect to contribute a percentage of their salary on a pre-tax basis, subject to regulatory limitations, into an account with an independent trustee which can then be invested in a variety of investment options at the employee’s discretion. We may also contribute to the employee’s account depending upon the requirements of the plan. For certain employees, these employer contributions may be in the form of a specified percentage of each employee’s total compensation or in the form of discretionary profit-sharing that may vary depending on the achievement of certain company objectives. Certain of the U.S. defined contribution benefits are provided in accordance with collective bargaining agreements. During the years ended December 31, 2013, 2012 and 2011, we incurred expenses of $25, $19 and $16 for employer contributions to these defined contribution plans.

The following tables set forth the changes in the benefit obligation relating to defined benefit pension and other postretirement benefits and fair value of plan assets during the year and also the funded status of our defined benefit pension and other postretirement benefit plans showing the amounts recognized in our Consolidated Balance Sheets as of December 31, 2013 and 2012. The tables below also reflect the effects on the Canadian pension and other postretirement benefit plans resulting from the deconsolidation of our Canadian subsidiary (see Note 10).

	Successor	Predecessor
	Pension Plans
	U.S. Plans
	2013	2012
Benefit obligation at beginning of period	$1,495	$1,320
Service cost	14	17
Interest cost	61	65
Plan participant contributions	—	—
Benefits paid	(89)	(60)
Plan amendments	—	3
Foreign currency exchange rate changes	—	—
Actuarial (gains) losses	(159)	163
Application of fresh start accounting	—	(13)

Benefit obligation at end of period (2012: Successor)	1,322	1,495
Fair value of plan assets at beginning of period	1,029	943
Actual return on plan assets	131	119
Plan participant contributions	—	—
Employer contributions	41	27
Benefits paid	(89)	(60)
Foreign currency exchange rate changes	—	—

Fair value of plan assets at end of period (2012: Successor)	1,112	1,029

Funded status at end of period (2012: Successor)	$(210)	$(466)

Included in the balance sheet (2012: Successor)
Other long-term obligations	$(210)	$(466)

Total liability	$(210)	$(466)

Weighted-average assumptions:
Discount rate	5.0%	4.2%

	Successor	Predecessor
	Other Postretirement Plans
	U.S. Plans
	2013	2012
Benefit obligation at beginning of period	$74	$94
Service cost	1	2
Interest cost	2	4
Benefits paid	(13)	(12)
Plan amendments	—	(8)
Actuarial (gains) losses	(4)	(6)

Benefit obligation at end of period (2012: Successor)	60	74
Fair value of plan assets at beginning of period	—	—
Employer contributions	13	12
Benefits paid	(13)	(12)

Fair value of plan assets at end of period (2012: Successor)	—	—

Funded status at end of period (2012: Successor)	$(60)	$(74)

Included in the balance sheet (2012: Successor)
Other current liabilities	$(11)	$(14)
Other long-term obligations	(49)	(60)

Total net asset (liability)	$(60)	$(74)

Weighted-average assumptions:
Discount rate	4.2%	3.4%

The assumed discount rates used in determining the benefit obligations were determined by reference to the yield of a settlement portfolio from a universe of high quality bonds across the full maturity spectrum generally rated at Aa maturing in conjunction with the expected timing and amount of future benefit payments.

As a result of our application of fresh start accounting, there were no amounts in accumulated other comprehensive income (loss) before tax as of December 31, 2012. The amounts in accumulated other comprehensive income (loss) before tax that had not been recognized as components of net periodic defined benefit pension and other postretirement benefit cost as of December 31, 2013 is as follows:

	Successor
	2013
	Pension Plans	Other Post- retirement Plans	Total
Unrecognized net actuarial gains (losses)	$219	$4	$223
Net prior service (cost) credit	—	—	—

Total accumulated other comprehensive income (loss)	$219	$4	$223

The components of other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) are as follows:

	Successor
	2013
	Pension Plans	Other Post- retirement Plans	Total
	U.S.	U.S.
Net actuarial gains (losses)	$219	$4	$223

Total recognized in other comprehensive income (loss)	$219	$4	$223

	Predecessor
	2012
	Pension Plans	Other Post- retirement Plans	Total
	U.S.	U.S.
Net actuarial gains (losses)	$(115)	$6	$(109)
Amortization of net actuarial gains (losses)	18	—	18
Net prior service (cost) credit	(3)	8	5
Amortization of net prior service credit	4	(15)	(11)
Net prior service (cost) credit due to curtailment	24	—	24
Application of fresh start accounting	425	(75)	350

Total recognized in other comprehensive income (loss)	$353	$(76)	$277

	Predecessor
	2011
	Pension Plans		Other Post- retirement Plans
	U.S.	Canada	U.S.	Canada	Total
Net actuarial gains (losses)	$(72)	$(7)	$(5)	$(1)	$(85)
Amortization of net actuarial gains (losses)	10	2	—	—	12
Net prior service (cost) credit	(35)	—	19	—	(16)
Amortization of net prior service credit	3	1	(13)	—	(9)
Foreign currency exchange rate changes	—	(2)	—	—	(2)
Deconsolidation of Canadian subsidiary	—	82	—	(8)	74

Total recognized in other comprehensive income (loss)	$(94)	$76	$1	$(9)	$(26)

The net actuarial gains for the U.S. defined benefit pension plans and the U.S. other postretirement benefit plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year is $8 and zero.

Total accumulated benefit obligation (“ABO”) as of December 31, 2013 and 2012 was $1,322 and $1,495 for all U.S. defined benefit pension plans.

The following shows the ABO, the projected benefit obligation (“PBO”) and the fair value of plan assets as of December 31, 2013 and 2012 for defined benefit pension plans where the ABO and PBO exceed the fair value of plan assets:

	Successor
	2013	2012
ABO	$1,322	$1,495
PBO	1,322	1,495
Fair value of assets	1,112	1,029

Plan Assets

The Investment Policy Committee (“IPC”), in consultation with our actuarial consultants, investment managers and investment consultant, has developed a diversified investment management program for the pension trusts that efficiently maximizes return and minimizes risk over the longer term, based on risk return and correlation assumptions established by the investment consultant. Funds are allocated among the trusts’ investment managers within asset allocation target ranges. The IPC believes that a strategic long-term asset allocation plan implemented in a consistent and disciplined manner will be the major determinate of investment performance. We believe the trusts have adequate liquidity to meet current and short-term obligations.

Additionally, the strategy attempts to match long-term obligations with a long-duration bond strategy within the fixed income allocation. The IPC reviews the investment policy statements at least once per year. In addition, the portfolios are reviewed at least quarterly to determine their deviation from target weightings and are rebalanced as necessary.

The long-term strategic allocation target ranges for investments of the pension plans are as follows:

Cash and cash equivalents	0% to 5%
Equity securities	30% to 80%
Debt securities	20% to 40%
Real estate	0% to 10%
Other, including alternative investments	0% to 15%

The expected role of equity investments is to invest in well-diversified portfolios of domestic and international securities. The expected role of debt investments is to invest in well-diversified portfolios of debt instruments such that the average weighted duration does not exceed the duration of the Barclays Capital Aggregate Bond Index by more than approximately two years.

The expected long-term rates of return on plan assets were derived based on the capital market assumptions for each designated asset class under the respective trust’s investment policy. The capital market assumptions reflect a combination of historical performance analysis and the forward-looking return expectations of the financial markets.

The returns on these assets have generally matched the broader market. We are monitoring the effects of the market declines on our minimum pension funding requirements and pension expense for future periods.

The fair values of plan assets at December 31, 2013, by asset classification are as follows:

	Successor
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Registered investment companies (“RICs”) (1):
Global equity	$63	$63	$—	$—
Emerging markets equity	57	57	—	—

	120	120	—	—

Corporate debt (2):
Aaa to A-	25	—	25	—
Baa+ to Ba-	28	—	28	—

	53	—	53	—

Common/collective trusts (1):
Short term	3	—	3	—
U.S. equity	406	—	406	—
Global equity	56	—	56	—
International equity ex-U.S.	134	—	134	—
Long bond	116	—	116	—
Treasuries	46	—	46	—

	761	—	761	—

Government securities - other (3):
Aaa to A-	11	—	11	—
Baa+ to Baa-	2	—	2	—

	13	—	13	—

Other types of investments:
Government securities - U.S. (3)	54	—	54	—
Hedge funds multi-strategy (4)	60	—	—	60
Common stock - real estate (5)	33	33	—	—
Partnership/joint venture interests (6)	17	—	—	17
Cash and cash equivalents	1	1	—	—

	165	34	54	77

Total	$1,112	$154	$881	$77

The fair values of plan assets at December 31, 2012, by asset classification are as follows:

	Successor
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Registered investment companies (“RICs”) (1):
Global equity	$52	$52	$—	$—
Emerging markets equity	42	42	—	—

	94	94	—	—

Corporate debt (2):
Aaa to A-	28	—	28	—
Baa+ to Ba-	25	—	25	—

	53	—	53	—

Common/collective trusts (1):
Short term	2	—	2	—
U.S. equity	346	—	346	—
Global equity	50	—	50	—
International equity ex-U.S.	109	—	109	—
Long bond	127	—	127	—
Treasuries	50	—	50	—

	684	—	684	—

Government securities - other (3):
Aaa to A-	14	—	14	—
Baa+ to Baa-	3	—	3	—

	17	—	17	—

Other types of investments:
Government securities - U.S. (3)	53	—	53	—
Hedge funds multi-strategy (4)	68	—	—	68
Common stock - real estate (5)	42	42	—	—
Partnership/joint venture interests (6)	17	—	—	17
Cash and cash equivalents	1	1	—	—

	181	43	53	85

Total	$1,029	$137	$807	$85

(1)	Common/collective trusts and registered investment companies are valued using a Net Asset Value (“NAV”) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares or units outstanding. The fair value of the underlying securities within the fund, which are generally traded on an active market, are valued at the closing price reported on the active market on which those individual securities are traded.
(2)	Corporate debt is valued primarily based on observable market quotations for similar bonds at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flows approach using current yields on similar instruments of issuers with similar credit ratings.
(3)	Government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar securities, the security is valued under a discounted cash flow approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

(4)	Hedge funds are private investment vehicles valued using a NAV provided by the manager of each fund. A variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value the investments.
(5)	Common stocks are valued based on quoted market prices at the closing price as reported on the active market on which the individual securities are traded.
(6)	Partnership/joint ventures are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments.

The following is a reconciliation of the beginning and ending balances of the fair value measurements using significant unobservable inputs for Level 3 assets for the U.S. pension plans as of December 31, 2013.

	Successor
	Total	Common/ collective trusts and RICs	Partnership/ joint venture interests	Hedge funds	Government securities
Balance at December 31, 2012	$85	$—	$17	$68	$—
Realized gains (losses)	10	—	—	10	—
Unrealized gains (losses)	—	—	—	—	—
Purchases (sales)	(18)	—	—	(18)	—
Transfers in (out) of Level 3	—	—	—	—	—

Balance at December 31, 2013	$77	$—	$17	$60	$—

The following is additional information regarding Level 3 investments, held at December 31, 2013 that calculate net asset value per share (or its equivalent):

	Successor
	Fair Value	Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Multi-strategy hedge fund (a)	$33	$—	Quarterly	30 days
Debt securities hedge fund (b)	27	—	Semi- annually	90 days
Private equity (c)	17	9	N/A	N/A

	$77	$9

The following is a reconciliation of the beginning and ending balances of the fair value measurements using significant unobservable inputs for Level 3 assets for the U.S. pension plans as of December 31, 2012:

	Total	Common/ collective trusts and RICs	Partnership/ joint venture interests	Hedge funds	Government securities
Balance at December 31, 2011 (Predecessor)	$77	$—	$15	$62	$—
Realized gains (losses)	2	—	2	—	—
Unrealized gains (losses)	6	—	—	6	—
Purchases (sales)	—	—	—	—	—
Transfers in (out) of Level 3	—	—	—	—	—

Balance at December 31, 2012 (Successor)	$85	$—	$17	$68	$—

The following is additional information regarding Level 3 investments, held at December 31, 2012 that calculate net asset value per share (or its equivalent):

	Successor
	Fair Value	Unfunded Commitments	Redemption Frequency	Redemption Notice Period
Multi-strategy hedge fund (a)	$29	$—	Quarterly	30 days
Debt securities hedge fund (b)	39	—	Semi- annually	90 days
Private equity (c)	17	10	N/A	N/A

	$85	$10

(a)	The funds invest in equities, equity-related instruments, fixed income and other debt-related instruments, real estate and other tangible assets, cash and cash equivalents, options, futures, swaps and other derivatives. The fund utilizes leverage in its investment program and includes both long and short positions. The fund’s investment objective is to generate consistent, absolute returns with low volatility.
(b)	The fund’s objective is to achieve superior risk-adjusted total returns by investing primarily in public and private non-investment grade and nonrated debt securities. Securities and other instruments acquired by the Fund may include all types of debt obligations consisting primarily of public and private non-investment grade and nonrated debt, convertible bonds, preferred stock, bank debt, middle market loans and notes, trade claims, liquidating trusts, assignments, options swaps and any other securities with fixed-income characteristics, including, without limitation, debentures, notes deferred interest, pay-in-kind or zero coupon bonds, mortgages and mortgage-backed securities, collateralized mortgage obligations, other real-estate related instruments. The fund may also acquire common or preferred stock, warrants to purchase common or preferred stock, and any other equity interests.
(c)	This category consists of several private equity funds some of which invest in other limited partnerships which make equity-oriented investments in young, growing or emerging companies or entities. Additionally, the funds can invest in limited partnerships or other pooled investment vehicles which, in turn, make investments in management buy-in, management buy-out, leveraged buy-out, mezzanine, special situation and recapitalization transactions or other partnerships either directly or purchased in the secondary market, as well as investments in mezzanine, distressed and venture debt. These funds invest in a wide range of industries primarily in the United States. These investments cannot be redeemed. Instead, distributions are received when the underlying assets of the funds are liquidated.

A summary of the components of net periodic costs for the years ended December 31, 2013 and 2012, is as follows:

Pension Plans	Successor	Predecessor
	U.S. Plans	U.S. Plans		Canadian Plans
	2013	2012	2011	2011
Service cost	$14	$17	15	3
Interest cost	61	65	65	14
Amortization of net loss	—	18	10	2
Amortization of net prior service cost (credit)	—	4	3	1
Curtailment	—	24	—	—
Expected return on plan assets	(72)	(71)	(71)	(15)

Net periodic cost (income)	$3	$57	$22	$5

Weighted-average assumptions:
Discount rate	4.1%	5.0%	5.4%	5.4%
Long-term expected rate of return on plan assets	7.1%	7.5%	7.5%	7.0%
Rate of compensation increase for compensation-based plans	N/A	N/A	N/A	3.0%

Other Postretirement Plans	Successor	Predecessor
	U.S. Plans	U.S. Plans		Canadian Plans
	2013	2012	2011	2011
Service cost	$1	$2	2	—
Interest cost	2	4	5	1
Amortization of net prior service cost (credit)	—	(15)	(13)	—

Net periodic cost (income)	$3	$(9)	$(6)	$1

Weighted-average assumptions:
Discount rate	3.4%	4.4%	4.5%	4.8%
Weighted-average healthcare cost trend rate	8.0%	8.0%	8.5%	N/A

The annual rate of increase in healthcare costs in the U.S. is assumed to decline ratably each year until reaching 5% in 2018.

A one-percentage-point change in assumed retiree healthcare costs trend rates would have the following effects at December 31, 2013 (Successor):

	Increase	Decrease
Effect on total service and interest cost components	$—	$—
Effect on accumulated postretirement benefit obligation	—	—

Estimated future benefit payments for the plans for each of the next five years and for the five years thereafter are expected to be paid as follows (Successor):

	Pension Plans	Other Postretirement Plans
2014	$72	$12
2015	75	10
2016	78	9
2017	82	7
2018	85	6
2019 through 2023	460	16

Expected employer contributions to be paid during the next year are as follows (Successor):

	Pension Plans	Other Postretirement Plans
Expected payments during 2014	$56	$12

12.	INCOME TAXES

The principal current and noncurrent deferred tax assets and liabilities as of December 31, 2013 and 2012 are as follows.

	Successor
	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$296	$261
Compensation-related costs	233	259
Intangible assets	5	(4)
Tax credits	108	106
Other accruals and reserves	15	1

Total deferred tax assets	657	623
Valuation allowance	(334)	(300)

Net deferred tax assets	323	323
Deferred tax liabilities:
Property, plant and equipment	(318)	(331)
Inventory	(4)	8
Other	(2)	(1)

Total deferred tax liabilities	(324)	(324)

Net deferred tax liability	$(1)	$(1)

We have not recognized certain tax benefits because of the uncertainty of realizing the entire value of the tax position taken on our income tax returns upon review by the taxing authorities. These uncertain tax benefits will be included as an adjustment to income tax expense upon the expiration of the statutes of limitations or upon resolution with the taxing authorities. We do not expect the amount of unrecognized tax benefits to change significantly within the next 12 months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2010 (Predecessor)	$100
Reversals—expiration of statutes of limitations	(8)

Balance at December 31, 2011 (Predecessor)	92
Reversals—expiration of statutes of limitations	(31)
Attribute reduction related to bankruptcy	(3)

Balance at December 31, 2012 (Successor)	58
Settlements	(54)
Additions based on tax positions related to the current year	1

Balance at December 31, 2013 (Successor)	$5

The balance of unrecognized tax benefits including interest and penalties was $5 and $58 at December 31, 2013 and 2012.

The significant components of the income tax provision (benefit) are as follows:

	Successor	Predecessor
	Year Ended December 31,	Years Ended December 31,
	2013	2012	2011
Deferred income tax expense (benefit):
U.S. federal	$(63)	$588	$(229)
State and local	28	64	(37)
Foreign	—	—	341

Total deferred income tax expense (benefit)	(35)	652	75
Valuation allowance	34	(671)	(74)
Allocation to other comprehensive income	(1)	—	—

Income tax (benefit)	$(2)	$(19)	$1

The following table summarizes the major differences between the actual income tax provision (benefit) attributable to income (loss) before income taxes and taxes computed at the U.S. federal statutory rate:

	Successor	Predecessor
	Year Ended December 31,	Years Ended December 31,
	2013	2012	2011
Income tax expense/(benefit) computed at the U.S. federal statutory rate of 35%	$(1)	$434	$(174)
State and local income taxes, net of federal benefit	31	105	(38)
Permanent differences	(8)	(462)	49
Tax credits	(3)	—	(95)
Valuation allowance	34	(671)	267
Allocation to other comprehensive income	(1)	—	—
Uncertain tax positions	(54)	(44)	(8)
Chapter 11 plan	—	619	—

Income tax (benefit)	$(2)	$(19)	$1

Effective tax rate	52.0%	1.5%	(0.2)%

Permanent differences of $(8) in 2013 relate primarily to provision to return adjustments associated with the Chapter 11 Proceedings in 2012. Permanent differences of $(462) in 2012 relate primarily to bankruptcy reorganization costs.

The increase in the 2013 effective tax rate is attributable to a small tax benefit being realized in a year with near breakeven income.

We file income tax returns in the United States for federal and various state jurisdictions. As of December 31, 2013, periods beginning in 2010 are still open for examination by various taxing authorities; however, taxing authorities have the ability to adjust net operating loss carryforwards from years prior to 2010.

The federal net operating loss carryforward at December 31, 2013 was $788 and expires between 2021 and 2033. The emergence from Chapter 11 is considered a change of control for purposes of Section 382 of the Internal Revenue Code. As a result, we have limitations on the amount of net operating losses we are able to utilize on an annual basis. We have recorded a valuation allowance against our net deferred income tax benefits as it is unlikely that we will realize those benefits. For purposes of allocating the income tax benefit to income (loss) before taxes, amounts of other comprehensive income result in income tax expense recorded in other comprehensive income and the offsetting amount as an allocation to tax benefit from operations. For the year ended December 31, 2013, we have allocated $(1) tax expense to other comprehensive income (loss) as a result of our reported loss in continuing operations while reporting a gain in other comprehensive income. The amount of the tax allocated to other comprehensive income is based on the amount of the loss before tax on continuing operations at an effective tax rate of 38%.

The tax credit carryforwards, which relate primarily to federal energy credits, begin to expire in fiscal 2016.

In 2012, adjustments have been recorded totaling $49 increasing the deferred tax liability for property, plant and equipment and decreasing the valuation allowance to correctly reflect the tax values of equipment associated with the December 2007 acquisition of Stora Enso North America.

The tax benefit for 2012 reflects $(17) tax benefit related to a reversal of a tax reserve associated with the December 2007 acquisition of Stora Enso North America.

Income tax-related interest expense and statutory penalties imposed by taxing authorities are recognized as income tax expense (benefit). The total amount of tax related interest and penalties in the Consolidated Balance Sheets was zero at December 31, 2013 and 2012. The amount of expense (benefit) for interest and penalties included in the Consolidated Statements of Operations was zero, $(10) and $1 for the years ended December 31, 2013, 2012 and 2011.

A reconciliation of the valuation allowance on deferred tax assets is as follows:

Balance at December 31, 2010 (Predecessor)	$1,045
Current year activity	(74)

Balance at December 31, 2011 (Predecessor)	971
Current year activity	(671)

Balance at December 31, 2012 (Successor)	300
Current year activity	34

Balance at December 31, 2013 (Successor)	$334

The $(74) of activity in 2011 reflects $(341) related to the deconsolidation of the Canadian subsidiary.

The Internal Revenue Service finalized regulations on September 13, 2013 related to capitalization of repair and maintenance costs. These regulations became effective January 1, 2014 and are expected to result in an increase in deferred tax assets offset by a valuation allowance and an increase in future taxable income. The adoption of these regulations is not expected to have a material effect on our consolidated financial position, results of operations and cash flows.

13.	COMMITMENTS AND CONTINGENCIES

Contingencies

We are involved in various litigation and administrative proceedings that arise in the ordinary course of business. We believe the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, either individually or combined, will not have a material adverse effect on our financial condition, results of operation or liquidity.

Commitments

We are party to fiber supply agreements that entitle us to purchase minimum volumes of wood at market prices for periods through 2022, with renewal periods at our option. We are required to purchase minimum levels and have optional volumes that we can purchase under some of the agreements. The agreements include a limitation of damages under which our maximum potential damages for default are based on a price per ton of wood not delivered, and excuse performance if the failure is the result of a force majeure event that would have prevented either party from performing its obligations. The aggregate maximum amount of potential damages declines from approximately $20 per year in 2014 through 2022 and totals an aggregate of $72 for all periods. These contracts are assignable by either party with mutual consent.

We have provided letters of credit to various environmental agencies as a means of providing financial assurance with regard to environmental liabilities. We also provided letters of credit or other financial assurance obligations to fulfill supplier financial assurance requirements. As of December 31, 2013, we had $33 in outstanding letters of credit. Payment would only be required under these letters of credit if we defaulted on commitments made under these arrangements.

We are a party to a service agreement whereby we purchase information technology services through December 31, 2017, necessary to support our operations, at specified monthly base prices. The base price for services under this agreement is approximately $10 annually and can be terminated with early termination payments that decline over time.

14.	EQUITY

Successor Company

NewPage Holdings is authorized under its certificate of incorporation, which was amended and restated on the Emergence Date, to issue up to 16,100,000 shares of capital stock, consisting of: (i) 16,000,000 shares of common stock, par value $0.001 per share, and (ii) 100,000 shares of preferred stock, par value $0.001 per share. There is no established public trading market for NewPage Holdings’ common or preferred stock and we have never paid or declared a cash dividend on the common stock other than the Special Distribution (defined in Note 19) in February 2014 associated with the Merger Agreement. See Note 19 for additional information.

Preferred Stock

As of December 31, 2013 and 2012, no preferred shares were issued and outstanding.

Common Stock

On the Emergence Date and pursuant to the Chapter 11 plan, we issued an aggregate of 7,080,000 shares of common stock and reserved 786,667 shares of common stock for future issuance under the NewPage Holdings 2012 Long-Term Incentive Plan, as amended (“2012 LTIP”). In 2013, 13,924 restricted stock units vested resulting in the issuance of 13,924 shares of common stock to settle the awards. Concurrently with this issuance, we purchased 6,685 of the shares as treasury shares to fund tax withholdings for the recipients. We expect to purchase shares as treasury shares to fund tax withholdings for recipients upon vesting of awards in future periods.

Stock-based Compensation

Upon emergence from the Chapter 11 Proceedings, NewPage Holdings had 786,667 shares of common stock reserved for future issuance under the 2012 LTIP. Grants under the 2012 LTIP could include stock options, stock appreciation rights, restricted stock awards, restricted stock units and other equity-based awards. On the Emergence Date, awards were granted to certain employees in the form of 315,614 stock options and 55,696 restricted stock units. In 2013, awards were granted to certain employees and directors of NewPage Holdings in the form of 219,301 stock options and 43,758 restricted stock units. These awards meet liability classification requirements and will be re-measured at fair value as of each balance sheet date with the cumulative effect of changes in fair value recognized in the period of change as an adjustment to compensation cost. The stock options and restricted stock units have a term of 7 years from the grant date and vest over a four-year period from the grant date (25% on each anniversary of the grant date). Included in selling, general and administrative expenses for the year ended December 31, 2013 is equity award expense of $14.

The following table summarizes stock option activity in the 2012 LTIP:

	Options Outstanding	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2012	315,614	$129.68
Granted	219,301	129.68
Exercised	—	—
Forfeited	(8,889)	129.67
Expired	—	—

Outstanding at December 31, 2013	526,026	129.68

Exercisable at December 31, 2013	78,906	129.68

The weighted average remaining contractual life for options outstanding and for options exercisable as of December 31, 2013, was approximately 6 years. As of December 31, 2013, the aggregate intrinsic value of options outstanding was $2 and for options exercisable was zero.

The weighted average grant date fair value of stock options granted in 2013 and 2012 was $10 and $15. For purposes of determining compensation expense, the grant date fair value per share of the stock options under the 2012 LTIP was estimated using the Black-Scholes option pricing model which requires the use of various assumptions including the expected life of the option, expected dividend rate, expected volatility and risk-free rate.

Key assumptions used on the grant dates for determining the fair value of the stock options granted in 2013 and 2012 were as follows:

	Year Ended December 31,
	2013	2012
Weighted-average grant date fair value of options granted	$46.01	$45.97
Weighted-average grant date assumptions used for grants:
Expected volatility	55%	55%
Risk-free interest rate	0.73%	0.75%
Expected life of option (in years)	4.75	4.75
Dividend rate	0.0%	0.0%

The 4.75-year expected life (estimated period of time outstanding) of stock options granted in 2013 and 2012 was estimated using the “simplified method” which utilizes the midpoint between the vesting dates and the end of the contractual term. This method is utilized due to the lack of historical exercise behavior of the participants in the 2012 LTIP. For all stock options granted during 2013 and 2012, no dividends are expected to be paid over the term of the stock options, other than the Special Distribution in February 2014 associated with the Merger Agreement, which resulted in a corresponding reduction in the exercise price of all outstanding stock options (see Note 19 for additional information). The expected volatility rate for all stock options granted during 2013 and 2012 is based on the historical volatilities of appropriate peer companies. The risk-free interest rate is specific to the date of the grant using the yield on the 5-year U.S. Treasury bonds. The key weighted-average assumptions used in our December 31, 2013 fair value re-measurement of stock options outstanding under liability classification were: expected volatility of 43%; risk-free interest rate of 1.20%; expected life of options of 3.8 years; and dividend rate of 0.0%. The weighted-average fair value of the stock options outstanding as of December 31, 2013 was $35.77.

Our Convenience Date for emergence from Chapter 11 proceedings is December 31, 2012 resulting in no compensation cost recognized in 2012 related to the stock options awarded in 2012. Compensation cost of $9 was recognized in 2013 related to the stock option awards. As of December 31, 2013 and 2012, unrecognized compensation cost for outstanding stock options is $9 and $15 which is expected to be recognized over a weighted average of 3 and 4 years.

The following table summarizes restricted stock units activity in the 2012 LTIP:

	Restricted Stock Units Outstanding	Weighted Average Grant Date Fair Value Per Share
Non-vested at December 31, 2012	55,696	$108.72
Granted	43,758	108.72
Vested	(13,924)	108.72
Forfeited	(1,569)	108.72

Non-vested at December 31, 2013	83,961	108.72

The grant date fair value per share of the restricted stock units granted in 2013 and 2012 is equal to the fair value per share of NewPage Holdings’ common stock. The restricted stock units granted in 2013 and 2012 have a weighted average grant date fair value of $5 and $6. Compensation cost of $5 was recognized in 2013 related to the restricted stock units. Our Convenience Date for emergence from Chapter 11 proceedings was December 31, 2012 resulting in no compensation cost recognized in 2012 related to the restricted stock units awarded upon emergence. The total fair value of the restricted stock units that vested was $1. As of December 31, 2013 and 2012, unrecognized compensation cost for non-vested restricted stock units is $6 and $6 which is expected to be recognized over a weighted average period of 3 and 4 years.

Predecessor Company

NewPage had 100 shares of common stock, par value $0.01, issued and outstanding as of December 31, 2011. As of the Emergence Date and pursuant to the Chapter 11 plan, each share of the Predecessor Company’s common stock outstanding immediately before the Emergence Date was canceled.

NewPage Group, the former indirect parent of the Predecessor Company

NewPage Group had 400,000,000 shares authorized, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. There was no established public trading market for the common or preferred stock of NewPage Group and the entity has never paid or declared a cash dividend on the common stock.

Prior Stock-based Compensation of NewPage Group

Included in selling, general and administrative expenses for the year ended December 31, 2012, is equity award expense of $1 representing normal 2012 expense as well as accelerated expense resulting from the cancellation of the unvested stock options outstanding as of the Emergence Date. Included in selling, general and administrative expenses for the year ended December 31, 2011, is equity award expense of $1 and an adjustment to equity award expense of $(2) associated with the forfeiture of unvested stock options during 2011.

15.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

In connection with the application of fresh start accounting, accumulated other comprehensive income (loss) was eliminated at December 31, 2012. Accumulated other comprehensive income (loss) in 2013 includes adjustments of $222, net of tax benefit of $1, relating to net actuarial gains on our defined benefit plans (see Note 11 for additional information). The components of accumulated other comprehensive income (loss), net of tax, as of December 31, 2013 and 2012 are as follows:

	Successor
	2013	2012
Unrecognized gain (loss) on defined benefit plans	$222	$—
Unrealized gain (loss) on cash flow hedges	1	—

	$223	$—

16.	LEASE OBLIGATIONS

We lease certain buildings, transportation equipment and office equipment under operating leases with terms of one to 10 years. Rental expense for the years ended December 31, 2013, 2012 and 2011 was $21, $18 and $20.

As of December 31, 2013, future minimum non-cancelable operating lease payments are as follows:

Operating Leases
2014	$4
2015	3
2016	3
2017	2
2018	2
Thereafter	1

Total minimum lease payments	$15

17.	RELATED PARTY TRANSACTIONS

Successor Company

The Goldman Sachs Group (which, together with its affiliates, we refer to collectively as Goldman Sachs), a shareholder of NewPage Holdings, was the syndication agent and joint lead arranger and joint bookrunner for our Term Loan and our Revolver established as part of our exit financing. Since emergence from Chapter 11, Goldman Sachs has also held a board position on the NewPage Holdings board of directors. We incurred interest expense of $39 in 2013 in relation to the Term Loan. We paid financing fees of $9 to Goldman Sachs in 2012 in relation to establishing the Term Loan and Revolver. A portion of the interest and financing fees were allocated to the various lenders of the Term Loan. See Note 9.

Goldman Sachs has acted as financial advisor to us in connection with the Merger (defined in Note 19). Pursuant to the terms of its engagement letter, we have agreed to pay Goldman Sachs a transaction fee of approximately $12, all of which will become payable upon consummation of the Merger, and to reimburse Goldman Sachs’ expenses arising, and to indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain other investment banking services to us and our affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including in connection with the establishment of the credit facilities described above. In connection with the Merger, Goldman Sachs has also entered into an amendment to NewPage Holdings’ stockholders agreement, which is described in greater detail in Note 19.

J.P. Morgan Asset Management, a shareholder of NewPage Holdings, was the administrative agent, co-collateral agent and joint lead arranger and joint bookrunner for our Revolver established as part of our exit financing and served in those capacities with respect to our debtor in possession credit agreement established as part of our debtor in possession financing during Chapter 11. We paid financing fees to J.P. Morgan of $2 and $8 in 2013 and 2012 relating to our Revolver and $4 in 2012 related to our debtor in possession credit agreement. A portion of the financing and revolver fees were allocated to the various lenders of the revolver and debtor in possession credit agreement. See Note 9.

Upon payoff of the Term Loan and establishment of the new financing, which is described in Note 19, Goldman Sachs, J.P. Morgan Asset Management, Franklin Resources, Inc. and Blackrock, all shareholders of NewPage Holdings, each received $14, $16, $30 and $14, respectively, representing their portion of the outstanding loan. Additionally, Goldman Sachs is participating as a lender in our new $350 senior secured asset-

backed revolving credit facility and Centerbridge, also a shareholder of NewPage Holdings, is participating as a lender in our new $750 senior secured term loan facility.

We believe that the terms of the above transactions and agreements were materially consistent with those terms that would have been obtained in an arrangement with unaffiliated third parties.

Predecessor Company

Funds and/or managed accounts affiliated with Cerberus owned a majority of the equity interests of NP Group. Cerberus retained consultants that specialized in operations management and support and who provided Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus made the services of these consultants available to Cerberus portfolio companies, including NewPage. We believe that the terms of these consulting arrangements were materially consistent with those terms that would have been obtained in an arrangement with an unaffiliated third party. Activity related to Cerberus’ monitoring of their equity investment, such as non-independent director fees and expenses, were not charged to NP Group. We had commercial arrangements with other entities that were owned or controlled by Cerberus.

We were a party to various purchase and sale agreements with a subsidiary of Stora Enso, a 20% shareholder of the Predecessor Company. We believed that these transactions were on arms’-length terms and were not material to our results of operations or financial position. Stora Enso was also a guarantor related to our capital lease obligation.

18.	RECENTLY ISSUED ACCOUNTING STANDARDS

There is no new accounting guidance issued which we have not yet adopted that is expected to materially impact our results of operations or financial position.

19.	SUBSEQUENT EVENTS (unaudited)

Agreement and Plan of Merger

On January 3, 2014, NewPage Holdings, Verso Paper Corp., (“Verso”), and Verso Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verso (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NewPage Holdings on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with NewPage Holdings surviving the Merger as an indirect, wholly owned subsidiary of Verso.

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage Holdings will receive (i) approximately $250 total in cash as a special distribution (“Special Distribution”), approximately $243 of which was paid to the stockholders of record on February 14, 2014, with the remaining $7 paid into an escrow account for the benefit of the holders of NewPage Holdings restricted stock units and stock options, from the proceeds of a new $750 bank borrowing that also refinanced NewPage Holdings’ former $500 term loan facility; (ii) $650 aggregate principal amount of new Verso 11.75% first lien notes to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares of Verso common stock as of immediately prior to closing of the Merger and the shares, if any, underlying vested, in-the-money stock options as of the signing of the agreement (collectively, the “Merger Consideration”). The amount of Verso first lien notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 in value, if NewPage Holdings makes certain restricted payments between September 30, 2013 and the closing. If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso’s failure to take certain actions to satisfy closing conditions, the amount of Verso common stock to be issued as Merger Consideration will increase in monthly increments by up to 5% so that the total amount of Verso common stock issued in the Merger Consideration would be up to 25% of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the agreement.

Upon the closing of the Merger, each share of NewPage Holdings common stock outstanding immediately prior to the closing (other than shares owned directly or indirectly by Verso or Merger Sub or any of their respective subsidiaries, and NewPage Holdings stockholders, if any, who effectively exercise appraisal rights under Delaware law) will be canceled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration.

Additionally, upon payment of the Special Distribution, NewPage Holdings adjusted all outstanding stock options by reducing the exercise price of each stock option by the amount of the per share Special Distribution and each restricted stock unit will receive a dividend equivalent right, which will entitle its holder to receive a cash payment equal to the per share Special Distribution, payable when the underlying unit vests. Upon the closing of the Merger, (a) each outstanding NewPage Holdings stock option that is an “in-the-money option” will vest and will be canceled and converted into the right to receive an amount equal to (i) the sum of the cash portion of the Merger Consideration (including the prior Special Distribution), Verso first lien notes and Verso common stock that NewPage Holdings’ stockholders are entitled to receive in the Merger in respect of one share of NewPage Holdings’ common stock (including the prior Special Distribution), minus (ii) the aggregate exercise price (without regard to any adjustment in respect of the Special Distribution) of such in-the-money option, and each stock option that is not an in-the-money option will be canceled without consideration upon the closing of the Merger, and (b) each holder of NewPage Holdings restricted stock units will receive an amount of cash, Verso first lien notes and Verso common stock in respect of each NewPage Holdings restricted stock unit held by such individual in the same proportion as a NewPage Holdings’ stockholder will receive such forms of consideration in respect of one share of NewPage Holdings common stock at the closing (not including amounts paid prior to closing as a dividend equivalent) and will also be entitled to receive payment of any outstanding and unpaid dividend equivalent rights in respect of each NewPage Holdings restricted stock unit held by such individual.

The Merger Agreement contains customary representations and warranties made by each party. In addition, the Merger Agreement contains customary covenants, including covenants (a) prohibiting NewPage Holdings from soliciting or initiating discussions with third parties regarding competing transactions, and placing certain restrictions on its ability to respond to such proposals, subject to a “fiduciary-out” provision that allows NewPage Holdings, under certain limited circumstances and in compliance with certain procedures, to provide information to and participate in discussions or negotiations with a third party with respect to an alternative acquisition proposal if the board of directors determines such proposal constitutes or is reasonably likely to constitute a “Superior Proposal” and the failure to take such action would be inconsistent with the board’s fiduciary duties, (b) prohibiting the parties from taking certain actions with respect to such parties’ businesses between signing and closing, (c) requiring each party to take certain actions to obtain applicable regulatory approvals to the Merger, (d) regarding Verso’s efforts to obtain debt financing for the transactions contemplated by the Merger Agreement and NewPage Holdings’ cooperation with respect thereto, and (e) relating to Verso’s efforts to consummate a consent and exchange offer with respect to its existing fixed-rate second lien notes and senior subordinated notes (the consummation of the exchange offers being subject to certain conditions including, among others, the tender of a certain percentage of the aggregate outstanding principal amount of existing fixed-rate second lien notes and the aggregate outstanding principal amount of senior subordinated notes).

Each of the boards of directors of Verso and NewPage Holdings has (a) determined that it is in the best interests of NewPage Holdings or Verso and their respective stockholders (as the case may be), and declared it advisable to enter into the Merger Agreement and consummate the transactions contemplated thereby, and (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby. In addition, the board of directors of NewPage Holdings has recommended the adoption and approval of the Merger Agreement by its stockholders in accordance with its organizational documents and the applicable provisions of the General Corporation Law of the State of Delaware.

The consummation of the transactions contemplated by the Merger Agreement is subject to (a) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of NewPage Holdings and (b) the approval of the issuance of Verso common stock that forms a component of the Merger Consideration by the affirmative vote of the holders of at least a majority of the shares of Verso common stock at a meeting called for such purpose. Concurrently with the execution and delivery of the Merger Agreement, (a) certain NewPage Holdings stockholders owning in the aggregate 61% of the outstanding shares of NewPage Holdings common stock entered into support agreements with NewPage Holdings and Verso (each a “Support Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, such stockholders have agreed to vote their shares of NewPage Holdings common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement, and (b) a certain Verso stockholder owning in the aggregate approximately 68% of the outstanding shares of Verso common stock entered into a voting agreement with NewPage Holdings and Verso (the “Voting Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, such stockholder has agreed to vote its shares of Verso common stock in favor of the issuance of Verso common stock that forms a component of the Merger Consideration.

The consummation of the Merger is subject to additional conditions, including (a) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (b) the approval by the Public Service Commission of Wisconsin as a takeover of a holding company under Wis. Stat. s. 196.795(3), (c) the Form S-4 becoming effective with respect to the Verso common stock and Verso first lien notes that form components of the Merger Consideration, (d) the receipt of a solvency opinion, (e) the consummation of exchange offers and consent solicitations with respect to Verso’s existing fixed-rate second lien notes and senior subordinated notes, and (f) appraisal rights having been exercised with respect to no more than 7% of the shares.

The Merger Agreement contains termination rights for both NewPage Holdings and Verso. Upon termination of the Merger Agreement in certain circumstances, (a) Verso may be obligated to pay a fee of $27 (50% in cash and 50% in newly issued first lien notes), and (b) NewPage Holdings may be obligated to pay Verso a termination fee of $27 in cash. Under certain circumstances, NewPage Holdings will be obligated to pay Verso the termination fee if, during the 12-month period following termination of the Merger Agreement, NewPage Holdings consummates an alternative transaction.

Either party may seek specific performance to compel the other party to comply with its obligations under the Merger Agreement. Either party may seek money damages from the other party, but only up to an aggregate amount of $27 (which will be netted against any termination fees paid) and only if (a) the Merger Agreement has been terminated and (b) the other party’s breach of the Merger Agreement was willful and material. The cap on the amount of money damages also applies to any breach of certain ancillary agreements entered into in connection with the Merger Agreement.

The Merger Agreement is intended to provide investors and stockholders with information regarding its terms and conditions. It is not intended to provide any financial, business, operational or other factual information about Verso, Merger Sub or NewPage Holdings. The representations, warranties and covenants contained in the Merger Agreement were made only for its purposes, were made as of specific dates, and were made solely for the benefit of the parties to the Merger, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in NewPage Holdings’ public disclosures. Moreover, the descriptions of the Merger Agreement and the other agreements described above do not purport to describe all of the terms of such agreements.

Amendment No. 1 to the Stockholders Agreement

On January 3, 2014, NewPage Holdings and certain stockholders that beneficially own in the aggregate approximately 69% of the outstanding shares of NewPage Holdings common stock held by all stockholders, entered into Amendment No. 1 (the “Amendment”) to the Stockholders Agreement, dated as of December 21, 2012 (the “Stockholders Agreement”). Under the Amendment, all of the terms and conditions of the Stockholders Agreement continue in full force and effect, except the following:

•	Section 2.5(a)(iii) was amended to permit NewPage Holdings to enter into the Merger Agreement, without having first obtained the affirmative vote or written consent of stockholders who beneficially own a majority of the outstanding share of NewPage Holdings common stock held by all stockholders.

•	Section 7.1(a) was amended to provide that the date on which NewPage Holdings is required to file, and thereafter use its best efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 for the registration and sale of shares of NewPage Holdings common stock pursuant to an underwritten primary or secondary public offering that results in a qualified public offering, was amended to be the date that is twelve (12) months after the date of termination, if any, of the Merger Agreement.

•	Section 8.1 of the Stockholders Agreement was amended to provide that the Stockholders Agreement will automatically terminate at the effective time of the Merger.

Other Agreements

Apollo Global Management LLC (which, together with its affiliates, we refer to collectively as Verso’s controlling stockholder) entered into (i) a voting agreement with NewPage Holdings and Verso agreeing to vote its shares in Verso in favor of the issuance of Verso common stock as part of the merger consideration, and (ii) a side letter with NewPage Holdings agreeing not to sell, purchase or otherwise transfer or acquire any debt or equity securities of Verso between the signing and closing of the Merger, or the termination of the Merger Agreement. Verso’s controlling stockholder has also agreed to provide consents relating to Verso’s exchange offers and consent solicitations with respect to Verso’s existing fixed-rate second lien notes and senior subordinated notes it owns. Verso’s controlling stockholder has also agreed to make certain filings and take certain actions with respect to obtaining certain regulatory approvals in connection with the Merger.

Verso will be subject to a cooperation agreement which will require Verso to assist with marketing the new Verso first lien notes issued as Merger Consideration.

Subject to certain conditions, Verso has agreed to use commercially reasonable efforts to, or to cause one or more of its subsidiaries to, obtain a bank commitment for at least $65, which will be secured by certain assets that Verso believes are not essential to its businesses and are permitted by its existing debt agreements to be sold.

Verso has agreed to extend an offer to one member of the board of directors of NewPage Holdings who is willing to serve and who has prior senior executive-level experience in the pulp, paper and packaging manufacturing industries to serve on Verso’s board of directors for at least one full three-year term after closing. If such individual agrees to serve as a director of Verso, Verso has agreed to use its reasonable best efforts to cause such individual to be appointed to Verso’s board of directors and to cause such individual to be elected as a director of Verso at the first annual meeting of stockholders of Verso after the closing.

The foregoing descriptions of the Merger Agreement, the Amendment, the Support Agreements and the Voting Agreement are qualified in their entirety by the full text of such agreements or form of such agreements, as applicable, copies of which are included as exhibits to the Current Report on Form 8-K filed with the SEC on January 6, 2014.

New Financing

On February 11, 2014, NewPage Corporation (the “Borrower”), a wholly-owned subsidiary of NewPage Holdings, entered into a $750 senior secured term loan facility (the “Term Loan Facility” or “New Term Loan Facility”) and a $350 senior secured asset-backed revolving credit facility (the “ABL Facility” or “New ABL Facility”). The Term Loan Facility was used to refinance the indebtedness under the Borrower’s former $500 senior secured exit term loan credit facility, to fund the Special Distribution, to pay certain transaction costs and for general corporate purposes.

The ABL Facility was used to replace the Borrower’s former $350 revolving credit facility for general corporate purposes and to pay certain transaction costs and expenses of the pending merger between NewPage Holdings and Verso, but no amounts were drawn under the ABL Facility on the closing date other than certain letters of credit.

The Term Loan Facility matures on February 11, 2021 and the ABL Facility matures on February 11, 2019. The Term Loan Facility requires no amortization payments until the eighteen month anniversary of the closing date, and will thereafter require quarterly amortization payments, in an amount equal to (1) 1.25% per quarter until the three year anniversary of the closing date, (2) 1.875% per quarter until the four year anniversary of the closing date, and (3) 2.50% per quarter until the maturity date, with the balance due on the maturity date.

Availability under the Term Loan Facility and the ABL Facility is subject to customary borrowing conditions. The ABL Facility includes a $200 sublimit for letters of credit and a $30 sub-limit for swingline loans. On February 11, 2014, the Borrower had approximately $316 available for additional borrowings under the ABL Facility, subject to borrowing base limitations, as reduced by outstanding letters of credit.

Amounts drawn under the Term Loan Facility bear annual interest at either the LIBOR rate plus a margin of 8.25% or at a base rate plus a margin of 7.25%. Amounts drawn under the ABL Facility bear annual interest at either the LIBOR rate plus a margin of 1.75% to 2.25% or at a base rate plus a margin of 0.75% to 1.25%. The interest rate margins on the ABL Facility are subject to adjustments based on the average availability of the ABL Facility. The initial margins for borrowings under the ABL Facility are 2.00% in the case of LIBOR rate loans and 1.00% in the case of base rate loans. The commitment fee payable on the unused portion of the ABL Facility equals 0.375% or 0.50% based on the average availability of the ABL Facility. The Borrower has also agreed to pay customary letter of credit fees.

The Borrower has the right to prepay loans under the Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR rate loans, subject, however, to a prepayment premium for optional prepayments of the Term Loan Facility with a new or replacement term loan facility with an “effective” interest rate less than that applicable to the Term Loan Facility equal to (1) 3.00% if prepaid prior to the first anniversary of the closing date, (2) 2.00% if prepaid on or after the first anniversary of the closing date and prior to the second anniversary of the closing date and (3) 1.00% if prepaid on or after the second anniversary of the closing date and prior to the third anniversary of the closing date. However, if the Merger Agreement is terminated in accordance with its terms, the Term Loan Facility may be prepaid with no premium or penalty within 30 days. Loans under the ABL Facility may be prepaid at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR rate loans.

The Term Loan Facility is subject to mandatory prepayments in amounts equal to (1) 100% of the net cash proceeds of indebtedness by the Borrower or any of its subsidiary Guarantors (as defined below) (other than indebtedness permitted under the Term Loan Facility), (2) 100% of the net cash proceeds of any nonordinary course sale or other disposition of assets by the Borrower or any of its subsidiary Guarantors (including as a result of casualty or condemnation) (with customary exceptions, thresholds, and reinvestment rights of up to 12 months or 18 months if contractually committed to within 12 months), and (3) 75% of “excess cash flow” for each fiscal year beginning with the fiscal year ending December 31, 2015, subject to possible step-downs based on total net first lien leverage ratio thresholds.

The Term Loan Facility and the ABL Facility are fully and unconditionally guaranteed on a joint and several basis by all of the Borrower’s existing and future direct and indirect wholly owned material domestic restricted subsidiaries, subject to certain exceptions, and by NewPage Investment, the Borrower’s direct parent (collectively, the “Guarantors”). Amounts outstanding under the ABL Facility and Term Loan Facility are secured by substantially all of the assets of the Borrower and the Guarantors, subject to certain exceptions. The security interest with respect to the ABL Facility will consist of a first-priority lien with respect to most inventory, accounts receivable, bank accounts, and certain other assets of the Borrower and the Guarantors (the “ABL Priority Collateral”) and a second-priority lien with respect to all other collateral (the “Term Loan Priority Collateral”). The security interest with respect to the Term Loan Facility will consist of a first-priority lien with respect to the Term Loan Priority Collateral and a second-priority lien with respect to the ABL Priority Collateral.

The Term Loan Facility requires the Borrower to maintain a maximum total net leverage ratio on the last day of any fiscal quarter when loans are outstanding under the Term Loan Facility. The initial maximum total net leverage ratio threshold shall be 4.10 to 1.00 through the fiscal quarter ending September 30, 2014, stepping down every year thereafter to a maximum total net leverage ratio threshold of 3.50 to 1.00 for the fiscal quarter ending December 31, 2019 and thereafter. Under the ABL Facility, the Borrower is subject to a springing minimum fixed charge coverage ratio of 1.00 to 1.00 at any time when excess availability is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of commitments at such time or (b) $20.

The Term Loan Facility and the ABL Facility contain certain additional covenants that, among other things, and subject to certain exceptions, restrict the Borrower’s and its restricted subsidiaries’ ability to incur additional debt or liens, pay dividends, repurchase common stock, prepay other indebtedness, sell, transfer, lease, or dispose of assets and make investments in or merge with another company. The Term Loan Facility and the ABL Facility also contain covenants applicable to NewPage Investment that, among other things, and subject to certain exceptions, limit NewPage Investment’s ability to incur additional debt or liens and require NewPage Investment to continue to directly own 100% of the equity interests of the Borrower. The Term Loan Facility and the ABL Facility provide for customary events of default, including a cross-event of default provision in respect of any other existing debt instruments having an aggregate principal amount exceeding $50, subject to applicable threshold, notice and grace period provisions. If an event of default occurs, the lenders under the Term Loan Facility or the ABL Facility, as applicable, are entitled to accelerate the advances made thereunder and exercise rights against the collateral. The Term Loan Facility and the ABL Facility expressly permit the transactions contemplated by the Merger Agreement.

Special Distribution

The boards of directors of NewPage Holdings, NewPage Investment and the Borrower, in unanimous resolutions dated as of February 7, 2014, authorized and declared the Special Distribution. The record date was February 14, 2014, the third business day following the closing date of the Term Loan Facility. The Special Distribution was contemplated under the Merger Agreement.

20.	SELECTED QUARTERLY INFORMATION (UNAUDITED)

	Successor	Predecessor
In millions, except per share amounts for Successor	2013	2012
Net sales:
First	$756	$760
Second	720	759
Third	780	803
Fourth	798	809

Year	$3,054	$3,131

Gross profit:
First	$41	$37
Second	34	31
Third	65	25
Fourth	49	23

Year	$189	$116

Net income (loss)(1):
First	$(11)	$(123)
Second	(13)	84
Third	21	(47)
Fourth	1	1,344

Year	$(2)	$1,258

Net income (loss) per share, basic (2):
First	$(1.50)	$(1.23)
Second	(1.84)	0.84
Third	2.91	(0.47)
Fourth	0.16	13.44
Net income (loss) per share, diluted (2):
First	$(1.50)	$(1.23)
Second	(1.84)	0.84
Third	2.90	(0.47)
Fourth	0.16	13.44

(1)	2012 results include bankruptcy related charges of $32 in the first quarter. The second quarter of 2012 results include bankruptcy related charges of $15 and interest benefit related to the First-Lien Notes of $114 ($51 of interest accrued and expensed in the first quarter that was reversed in the second quarter as a result of management’s election not to continue paying interest on the First-Lien Notes and $63 of post-petition First-Lien Notes interest accrued and expensed in 2011 that was re-characterized as a principal reduction. Third quarter 2012 results include a reduction in interest expense of $85 due to bankruptcy related changes in debt. Fourth quarter 2012 results include bankruptcy related benefits of $1,362 and reduction in interest expense of $102 due to bankruptcy related changes in debt.
(2)	Successor per share amounts in dollars. Predecessor per share amounts in millions.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

MARCH 31, 2014 AND DECEMBER 31, 2013

Dollars in millions, except per share amounts

	Mar. 31, 2014	Dec. 31, 2013
ASSETS
Cash and cash equivalents	$9	$83
Restricted cash (Note 1)	7	—
Accounts receivable, net	230	204
Inventories (Note 3)	541	520
Other current assets	19	25

Total current assets	806	832
Property, plant and equipment, net of accumulated depreciation of $216 as of March 31, 2014 and $173 as of December 31, 2013	1,177	1,208
Other assets	142	135

TOTAL ASSETS	$2,125	$2,175

LIABILITIES AND EQUITY
Accounts payable	$184	$168
Other current liabilities	137	177
Current maturities of long-term debt (Note 4)	35	—

Total current liabilities	356	345
Long-term debt (Note 4)	750	487
Other long-term obligations	299	308
Commitments and contingencies (Note 8)
EQUITY
Preferred stock, 100,000 shares authorized, $0.001 per share par value	—	—
Common stock, par value $0.001 (16,000,000 shares authorized with 7,104,079 shares issued and 7,092,477 outstanding on March 31, 2014, and with 7,093,924 shares issued and 7,087,239 outstanding on December 31, 2013)	—	—
Treasury stock, at cost (11,602 shares on March 31, 2014 and 6,685 shares on December 31, 2013)	(1)	—
Additional paid-in capital	572	814
Accumulated deficit	(73)	(2)
Accumulated other comprehensive income (loss)	222	223

Total equity	720	1,035

TOTAL LIABILITIES AND EQUITY	$2,125	$2,175

See notes to unaudited condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

THREE MONTHS ENDED MARCH 31, 2014 AND 2013

Dollars in millions, except per share amounts

	Three Months Ended Mar. 31,
	2014	2013
Net sales	$757	$756
Cost of sales	755	715
Selling, general and administrative expenses	24	41
Interest expense (Note 4)	49	11

Income (loss) before income taxes	(71)	(11)
Income tax (benefit)	—	—

Net income (loss)	$(71)	$(11)

Net income (loss) per share:
Basic and Diluted	$(10.01)	$(1.50)

Weighted average common shares outstanding:
Basic and Diluted	7,089,485	7,080,000

Cash dividends paid per common share	$34.35	$—

See notes to unaudited condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (unaudited)

THREE MONTHS ENDED MARCH 31, 2014 AND 2013

Dollars in millions

	Three Months Ended Mar. 31,
	2014	2013
Net income (loss)	$(71)	$(11)
Other comprehensive income (loss), net of tax:
Defined-benefit postretirement plans:
Change in net actuarial gains (losses)	(2)	—
Cash-flow hedges:
Change in unrealized gains (losses)	3	—
Reclassification adjustment to net income (loss)	(2)	—

Other comprehensive income (loss), net of tax	(1)	—

Comprehensive income (loss)	$(72)	$(11)

See notes to unaudited condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY (unaudited)

THREE MONTHS ENDED MARCH 31, 2014

Dollars in millions

	Common Stock		Treasury Stock		Add- itional Paid-in Capital	Accum- ulated Deficit	Accum- ulated Other Compre- hensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2013	7,093,924	$—	(6,685)	$—	$814	$(2)	$223	$1,035
Net income (loss)						(71)		(71)
Common stock issued for restricted stock, net	10,155	—	(4,917)	(1)	1			—
Common stock dividends (Note 1)					(243)			(243)
Other comprehensive income (loss)							(1)	(1)

Balance at March 31, 2014	7,104,079	$—	(11,602)	$(1)	$572	$(73)	$222	$720

See notes to unaudited condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

THREE MONTHS ENDED MARCH 31, 2014 AND 2013

Dollars in millions

	Three Months Ended Mar. 31, 2014	Three Months Ended Mar. 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(71)	$(11)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	46	46
Non-cash interest expense	1	2
Non-cash loss on extinguishment/modification of debt (Note 4)	23	—
(Gain) loss on disposal of assets	1	—
Pension expense (income)	(3)	1
Pension funding	(5)	(4)
Equity award expense (income) (Note 5)	(3)	4
Deferred income taxes	1	—
Change in operating assets and liabilities:
Accounts receivable	(26)	(15)
Inventories	(21)	(49)
Other operating assets	6	15
Accounts payable	16	(23)
Accrued expenses and other obligations	(42)	(8)

Net cash provided by (used for) operating activities	(77)	(42)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(14)	(14)
Proceeds from sales of assets	1	—
Restricted cash	(7)	—

Net cash provided by (used for) investing activities	(20)	(14)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(26)	(1)
Proceeds from issuance of long-term debt	735	—
Repayments of long-term debt	(495)	(1)
Common stock cash dividends paid (Note 5)	(243)	—
Acquisition of treasury stock	(1)	—
Borrowings on revolving credit facility	126	38
Payments on revolving credit facility	(73)	(14)

Net cash provided by (used for) financing activities	23	22
Net increase (decrease) in cash and cash equivalents	(74)	(34)
Cash and cash equivalents at beginning of period	83	43

Cash and cash equivalents at end of period	$9	$9

See notes to unaudited condensed consolidated financial statements.

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Dollars in millions, except per share amounts

1.	ORGANIZATION AND BASIS OF PRESENTATION

NewPage Holdings Inc. (“NewPage Holdings”) is a holding company that owns all of the outstanding capital stock of NewPage Investment Company LLC (“NewPage Investment”), which is a holding company that owns all of the outstanding capital stock of NewPage Corporation (“NewPage”). NewPage and its subsidiaries are engaged in manufacturing, marketing and distributing printing papers used primarily for commercial printing, magazines, catalogs, textbooks and labels. Our products include coated, uncoated, supercalendered and specialty papers and market pulp. Our products are manufactured at multiple mills in the United States and are supported by multiple distribution and converting locations. We operate within one operating segment. The interim condensed consolidated financial statements include the accounts of NewPage Holdings and all entities it controls. All intercompany transactions and balances have been eliminated. Unless the context provides otherwise, the terms “we,” “our” and “us” refer to NewPage Holdings and its consolidated subsidiaries.

These interim condensed consolidated financial statements have not been audited. However, in the opinion of management, these financial statements include all normal recurring adjustments necessary for a fair statement in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in annual financial statements presented in accordance with U.S. GAAP have been condensed or omitted. The results of operations and cash flows for the interim periods presented are not necessarily indicative of the results to be expected for the full year. The December 31, 2013 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The accompanying financial statements should be read in conjunction with the annual financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2013.

Agreement and Plan of Merger

On January 3, 2014, NewPage Holdings, Verso Paper Corp., (“Verso”), and Verso Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verso (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NewPage Holdings on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with NewPage Holdings surviving the Merger as an indirect, wholly owned subsidiary of Verso.

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage Holdings will receive (i) approximately $250 total in cash as a special distribution (“Special Distribution”), approximately $243 of which was paid as a common stock dividend to the stockholders of record on February 14, 2014, with the remaining $7 paid into an escrow account (restricted cash) for the benefit of the holders of NewPage Holdings restricted stock units and stock options, from the proceeds of a new $750 bank borrowing that also refinanced NewPage Holdings’ former $500 term loan facility; (ii) $650 aggregate principal amount of new Verso 11.75% first lien notes to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares of Verso common stock as of immediately prior to closing of the Merger and the shares, if any, underlying vested, in-the-money stock options as of the signing of the agreement.

2.	FINANCIAL INSTRUMENTS

Derivative Financial Instruments

We periodically use derivative financial instruments as part of our overall strategy to manage exposure to market risks associated with natural gas price fluctuations. We do not hold or issue derivative financial instruments for trading purposes. We regularly monitor the credit-worthiness of the counterparties to our derivative instruments in order to manage our credit risk exposures under these agreements. Our risk of loss, if any, in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered material. These derivative instruments are measured at fair value and are classified as other assets or other liabilities on our condensed consolidated balance sheets depending on the fair value of the instrument.

For a derivative designated as a cash-flow hedge, the effective portion of the change in the fair value of the derivative is recorded in Accumulated other comprehensive income (loss) and is recognized in the Consolidated Statements of Operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges and derivative financial instruments not designated as hedges are recognized immediately in earnings.

Natural Gas

In order to hedge the future cost of natural gas consumed at our mills, we engage in financial hedging of future gas purchase prices. We hedge with natural gas swap agreements that are priced based on New York Mercantile Exchange (“NYMEX”) natural gas futures contracts. We measure the fair values of our natural gas contracts based on natural gas futures contracts priced on the NYMEX. As of March 31, 2014, we were party to natural gas swap agreements for notional amounts aggregating to 6,150,000 MMBTUs, or approximately $25 of planned natural gas purchases over the next two years. These natural gas swap agreements expire through September 2015 and represent approximately 45% of our total planned natural gas consumption over the term of the agreements.

3.	INVENTORIES

Inventories as of March 31, 2014 and December 31, 2013 consist of:

	Mar. 31, 2014	Dec. 31, 2013
Finished and in-process goods	$334	$343
Raw materials	114	86
Stores and supplies	93	91

	$541	$520

Approximately 83% and 82% of inventories at March 31, 2014 and December 31, 2013 are valued using the LIFO method. If inventories had been valued at current costs, they would have been valued at $529 and $489 at March 31, 2014 and December 31, 2013.

4.	LONG-TERM DEBT

Long-term debt as of March 31, 2014 and December 31, 2013 is as follows:

	Mar. 31, 2014	Dec. 31, 2013
Floating rate senior secured term loan (LIBOR plus 8.25%)	$732	$—
Floating rate senior secured exit term loan (LIBOR plus 6.50%)	—	487
Revolving credit facility	53	—

Total long-term debt, including current portion	785	487
Less: Current portion of long-term debt	35	—

Long-term debt	$750	$487

In connection with the debt refinancing on February 11, 2014, we recognized a loss on extinguishment/modification of debt totaling $34 recorded in interest expense. This amount includes the write-off of $4 of unamortized debt issuance cost on the former revolving credit facility and charges associated with the former term loan facility consisting of an $8 prepayment penalty, the write-off of $12 of unamortized debt issuance cost, the write-off of $7 of unamortized discount and $3 of fees paid in connection with the refinancing.

5.	EQUITY

We sponsor a long-term incentive plan to provide for the granting of stock-based compensation to certain directors, officers and other key employees. Outstanding grants become exercisable over a four-year service period and have a term of 7 years from the grant date. The awards meet liability classification requirements as a result of planned tax withholdings in excess of minimum statutory levels. These awards are re-measured at fair value as of each balance sheet date with the cumulative effect of changes in fair value recognized in the period of change as an adjustment to compensation expense.

Upon payment of the Special Distribution (See Note 1), all outstanding stock options were modified to reduce the exercise price of each stock option by the amount of the per share Special Distribution ($34.35 per share) and each restricted stock unit received a dividend equivalent right, which entitles its holder to receive a cash payment equal to the per share Special Distribution, payable when the underlying unit vests.

The key weighted-average assumptions used in our March 31, 2014 fair value re-measurement of stock options outstanding under liability classification were: expected volatility of 39%; risk-free interest rate ranging from 1.09% to 1.16%; a weighted average expected life of options of 3.6 years; and dividend rate of 0.0%. The weighted-average fair value of the stock options outstanding as of March 31, 2014 was $21.74. As of March 31, 2014, we had unrecognized compensation expense of $5 related to non-vested options and $3 related to non-vested restricted stock units, each of which is expected to be recognized over a weighted average period of 3 years. Total compensation expense (income) for all stock-based awards in the three months ended March 31, 2014 and 2013 was $(3) and $4.

6.	RETIREMENT AND OTHER POSTRETIREMENT BENEFITS

A summary of the components of net periodic costs in the three months ended March 31, 2014 and 2013 is as follows:

Pension Plans

	Three Months Ended Mar. 31, 2014	Three Months Ended Mar. 31, 2013
Service cost	$3	$4
Interest cost	16	15
Expected return on plan assets	(20)	(18)
Amortization of net actuarial (gains) losses	(2)	—

Net periodic cost (income)	$(3)	$1

Other Postretirement Plans

	Three Months Ended Mar. 31, 2014	Three Months Ended Mar. 31, 2013
Service cost	$—	$—
Interest cost	1	1

Net periodic cost (income)	$1	$1

7.	INCOME TAXES

In the three months ended March 31, 2014 and 2013, we recorded a valuation allowance against our net deferred income tax benefit for federal income taxes and for certain states as it was more likely than not that we would not realize those benefits.

8.	COMMITMENTS AND CONTINGENCIES

We are involved in various litigation and administrative proceedings that arise in the ordinary course of business. We believe the expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of the combined, will not have a material adverse effect on our financial condition, results of operations or liquidity.